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INDEX TO MADRIGAL FINANCIAL STATEMENTS
Contents

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.          )

Filed by the Registrant ☒
Filed by a Party other than the Registrant ☐
Check the appropriate box:
☒	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material under §240.14a-12

SYNTA PHARMACEUTICALS CORP.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
Payment of Filing Fee (Check the appropriate box):
☐	No fee required.
☒	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
	(1)	Title of each class of securities to which transaction applies: Common Stock, par value $0.0001 per share ("Common Stock"), of Synta Pharmaceuticals Corp. ("Synta")
(2)	Aggregate number of securities to which transaction applies:
253,878,117 shares of the Common Stock of Synta to be issued pursuant to that Agreement and Plan of Merger and Reorganization, or Merger Agreement, dated as of April 13, 2016, by and among Synta Pharmaceuticals Corp., Saffron Merger Sub, Inc. and Madrigal Pharmaceuticals, Inc., based on the assumptions discussed in this proxy statement.
(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
Calculated solely for the purpose of determining the filing fee. The maximum aggregate value was determined based upon the product of (i) 253,878,117 shares of Synta's Common Stock (determined before applying any adjustments for the reverse split contemplated by the Merger Agreement) and (ii) $0.374 per share (value of one share of Common Stock of Synta, based on the average of high and low prices of Synta's Common Stock as reported on The NASDAQ Global Market on May 18, 2016). In accordance with Section 14(g) of the Securities Exchange Act of 1934, as amended, the filing fee was determined by multiplying the amount calculated in the preceding sentence by 0.0001007.
	(4)	Proposed maximum aggregate value of transaction: $94,950,416
	(5)	Total fee paid: $9,561.51
☐	Fee paid previously with preliminary materials.
☐
Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
	(1)	Amount Previously Paid:
	(2)	Form, Schedule or Registration Statement No.:
	(3)	Filing Party:
	(4)	Date Filed:

May [•], 2016

        To the Stockholders of Synta Pharmaceuticals Corp.:

        You are cordially invited to attend the annual meeting of the stockholders of Synta Pharmaceuticals Corp., a Delaware corporation, which we refer to as "we", "Synta", or the "Company", which will be held at [•], local time, on [•], 2016, at the offices of Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C., One Financial Center, Boston, MA 02111, or the Annual Meeting, unless postponed or adjourned to a later date. This is an important meeting that affects your investment in Synta.

        On April 13, 2016, Synta and Madrigal Pharmaceuticals, Inc., or Madrigal, entered into an Agreement and Plan of Merger and Reorganization, or the Merger Agreement, pursuant to which a wholly-owned subsidiary of Synta will merge with and into Madrigal, with Madrigal surviving as a wholly-owned subsidiary of Synta, which we refer to as the "merger." The merger has been approved by the boards of directors of both companies and the stockholders of Madrigal and is expected to close in the third quarter of 2016, subject to approval of the stockholders of Synta, Synta having a minimum net cash amount of at least $28.5 million, as well as other customary closing conditions.

        At the effective time of the merger, each share of Madrigal common stock outstanding immediately prior to the effective time of the merger will be converted into the right to receive 5.5740 shares of Synta common stock, subject to adjustment to account for a proposed reverse stock split to be implemented prior to the closing of the merger, which is described in the accompanying proxy statement. Synta stockholders will continue to own and hold their existing shares of Synta common stock. Immediately following the effective time of the merger, the post-closing ownership of the shares outstanding will be approximately 36% held by Synta's current equityholders and 64% held by Madrigal's current securityholders, excluding equity compensation to be awarded immediately following the closing of the merger.

        Effective as of the closing of the merger, (i) the officers of the combined company will include Paul A. Friedman, M.D., Chief Executive Officer and Chairman of the board of directors; Rebecca Taub, M.D., Chief Medical Officer, Executive Vice President, Research & Development and Director; and Marc R. Schneebaum, Chief Financial Officer and (ii) the combined company's board directors will be Paul A. Friedman, M.D., who will be the Chairman of the board of directors of the combined company; Fred Craves, Ph.D., who will be the lead director and who currently is the founder and a managing director of Bay City Capital; Rebecca Taub, M.D.; Keith R. Gollust, the current Chairman of the board of directors of Synta; a director mutually designated by Synta and Madrigal who meets the Securities and Exchange Commission, or SEC, and NASDAQ independence requirements; and two additional Madrigal designees meeting the SEC and NASDAQ independence requirements. The resignations from Synta's board of directors of each of Bruce Kovner, Donald W. Kufe, M.D., Scott Morenstein, William S. Reardon, C.P.A., Chen Schor, and Robert N. Wilson will be effective as of the effective time of the merger. Following the merger, the headquarters of Synta will be located at 500 Office Center Drive, Suite 400, Fort Washington, PA 19034, Madrigal's current headquarters.

        Shares of Synta common stock are currently listed on The NASDAQ Global Market under the symbol "SNTA." Prior to completion of the merger, the parties intend to file an initial listing application with NASDAQ relating to the combined company, pursuant to NASDAQ's "change of control" rules. After completion of the merger, Synta will be renamed "Madrigal Pharmaceuticals, Inc." and expects to trade on The NASDAQ Global Market or The NASDAQ Capital Market under the symbol "MDGL." On May 18, 2016, the last trading day before the date of this proxy statement, the closing sale price of Synta common stock was $0.3605 per share.

        As part of the Annual Meeting, Synta will be seeking the stockholder approvals necessary to complete the merger and related matters. At the Annual Meeting, Synta will ask its stockholders to, among other things:

  1.
  approve the Agreement and Plan of Merger and Reorganization, dated as of April 13, 2016, by and among Synta, Saffron Merger Sub, Inc., or Saffron Merger Sub, and Madrigal, a copy of which is attached as Annex A to the accompanying proxy statement, and the issuance of shares of Synta common stock to Madrigal stockholders by virtue of the merger contemplated by the Merger Agreement;

  2.
  approve a certificate of amendment to Synta's restated certificate of incorporation effecting a reverse stock split of Synta common stock, at a ratio ranging from 1-for-20 to 1-for-35, which is referred to herein as the reverse stock split, in the form attached as Annex C to the accompanying proxy statement;

  3.
  approve an amendment to the 2015 Stock Plan to increase the total number of shares of Synta common stock currently available for issuance under the 2015 Stock Plan by 40,000,000 shares, prior to giving effect to the proposed reverse stock split, in the form attached as Annex D to the accompanying proxy statement;

  4.
  elect one Class III director to Synta's board of directors for a term of three years (provided, however, that, if the merger is completed, the board of directors will be reconstituted as provided in the Merger Agreement);

  5.
  approve, on an advisory basis, the compensation of Synta's named executive officers;

  6.
  approve, on an advisory basis, the golden parachute compensation that may be paid or become payable to Synta's named executive officers as a result of the merger;

  7.
  ratify the appointment of Ernst & Young LLP as Synta's independent registered public accounting firm for the fiscal year ending December 31, 2016;

  8.
  consider and vote on a proposal to adjourn the Annual Meeting, if necessary, to solicit additional proxies, in the event that there are not sufficient votes at the time of the Annual Meeting to approve the items under 1, 2 and 3 above; and

  9.
  consider such other business as may properly come before the stockholders at the Annual Meeting or any adjournment or postponement thereof.

        Certain Synta stockholders who, in the aggregate, own approximately 18.2% of the outstanding shares of Synta common stock, are parties to voting agreements with Synta and Madrigal whereby such stockholders agreed to vote in favor of the issuance of Synta common stock in the merger as contemplated by the Merger Agreement. The stockholders of Madrigal have approved the merger. In addition, all securityholders of Madrigal are parties to lock-up agreements, whereby such securityholders agreed not to, except in limited circumstances, sell or transfer, or engage in swap or similar transactions with respect to Madrigal securities, including, as applicable, shares of Synta common stock to be received in the merger, from April 13, 2016, the date the lock-up agreements were executed, until 180 days after the closing date of the merger.

        After careful consideration, by unanimous approval of all directors participating in the vote, Synta's board of directors has determined that the merger is fair to, and in the best interests of, Synta and its stockholders, has approved the Merger Agreement, the merger, the issuance of shares of Synta common stock to Madrigal's stockholders pursuant to the terms of the Merger Agreement, the change of control of Synta, and the other actions contemplated by the Merger Agreement, and has determined to recommend that the Synta stockholders vote to approve the same. Accordingly, the members of Synta's board of directors unanimously recommend that Synta's stockholders vote "FOR" each of Proposal Nos. 1 through 8 described above.

        Your vote is very important, regardless of the number of shares you own. Whether or not you expect to attend the Annual Meeting in person, please complete, date, sign and promptly return the accompanying proxy card in the enclosed postage paid envelope to ensure that your shares will be represented and voted at the Annual Meeting.

        More information about Synta, Madrigal and the proposed transaction is contained in this proxy statement. Synta urges you to read the accompanying proxy statement carefully and in its entirety. IN PARTICULAR, YOU SHOULD CAREFULLY CONSIDER THE MATTERS DISCUSSED UNDER "RISK FACTORS" BEGINNING ON PAGE 26.

        Synta is excited about the opportunities the merger brings to its stockholders. Thank you for your consideration and continued support.

                      Chen Schor
                      President and Chief Executive Officer
                      Synta Pharmaceuticals Corp.

        Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this proxy statement. Any representation to the contrary is a criminal offense.

        The accompanying proxy statement is dated [•], 2016, and is first being mailed to Synta stockholders on or about [•], 2016

Synta Pharmaceuticals Corp. 125 Hartwell Avenue Lexington, MA 02421 Tel: (781) 274-8200 Fax: (781) 274-8228 www.syntapharma.com

NOTICE OF 2016 ANNUAL MEETING OF SYNTA STOCKHOLDERS
TO BE HELD ON [•], 2016

Time:	[•]
Date:	[•], 2016
Place:	The offices of Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C. One Financial Center, Boston, MA 02111
Purposes:	1.
To approve the Agreement and Plan of Merger and Reorganization, or the Merger Agreement, dated as of April 13, 2016, by and among Synta Pharmaceuticals Corp,, or Synta, Saffron Merger Sub Inc., and Madrigal Pharmaceuticals, Inc., or Madrigal, a copy of which is attached as Annex A to the accompanying proxy statement, and the issuance of shares of Synta common stock to Madrigal stockholders by virtue of the merger contemplated by the Merger Agreement;
2.
To approve a certificate of amendment to Synta's restated certificate of incorporation to effect a reverse stock split of Synta's issued and outstanding shares of common stock, in the form attached as Annex C to the accompanying proxy statement, pursuant to which any whole number of outstanding shares between and including twenty (20) and thirty-five (35), such whole number to be determined by the Synta board of directors, would be combined and reclassified into one share of Synta common stock;
3.
To approve an amendment to the 2015 Stock Plan to increase the total number of shares of Synta common stock currently available for issuance under the 2015 Stock Plan by 40,000,000 shares, prior to giving effect to the proposed reverse stock split, in the form attached as Annex D to the accompanying proxy statement;
4.
To elect one Class III director to Synta's board of directors for a term of three years (provided, however, that if the merger is completed, the board of directors will be reconstituted as provided in the Merger Agreement);
5.
To approve, on an advisory basis, the compensation of Synta's named executive officers as disclosed in the accompanying proxy statement, pursuant to the compensation disclosure rules of the Securities and Exchange Commission;
	6.	To approve, on an advisory basis, the golden parachute compensation that may be paid or become payable to Synta's named executive officers as disclosed in the accompanying proxy statement;
	7.	To ratify the appointment of Ernst & Young LLP as Synta's independent registered public accounting firm for the fiscal year ending December 31, 2016;
8.
To consider and vote on a proposal to adjourn the Annual Meeting, if necessary, to solicit additional proxies, in the event that there are not sufficient votes at the time of the Annual Meeting to approve Proposal Nos. 1, 2 and 3; and
	9.	To consider any other business that is properly brought before the meeting and any adjournments or postponements thereof.

Record Date:	The board of directors has fixed the close of business on [•], 2016 as the record date for determining stockholders entitled to notice of and to vote at the meeting. Only holders of record of shares of Synta common stock at the close of business on the record date are entitled to notice of, and to vote at, the Annual Meeting. At the close of business on the record date, Synta had [•] shares of common stock outstanding and entitled to vote.

        Even if you plan to attend the Annual Meeting in person, Synta requests that you please sign and return the enclosed proxy to ensure that your shares will be represented at the Annual Meeting if you are unable to attend. You may change or revoke your proxy at any time before it is voted at the meeting.

        THE SYNTA BOARD OF DIRECTORS HAS DETERMINED AND BELIEVES THAT EACH OF THE PROPOSALS OUTLINED ABOVE IS ADVISABLE TO, AND IN THE BEST INTERESTS OF, SYNTA AND ITS STOCKHOLDERS AND HAS APPROVED EACH PROPOSAL. THE SYNTA BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT SYNTA STOCKHOLDERS VOTE "FOR" EACH PROPOSAL.

By Order of the Synta Board of Directors,
Wendy E. Rieder, Esq. Senior Vice President, General Counsel and Secretary Lexington, Massachusetts [•], 2016

i

v

SYNTA PHARMACEUTICALS CORP.
PROXY STATEMENT FOR 2016 ANNUAL MEETING OF STOCKHOLDERS

ABOUT THIS DOCUMENT

        Synta Pharmaceuticals Corp., which we refer to herein as the "Company," "Synta," "we," "our," or "us," is providing these proxy materials in connection with the solicitation by our board of directors of proxies to be voted at our annual meeting of stockholders to be held at [•], local time, on [•], [•], 2016, at the offices of Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C., One Financial Center, Boston, MA 02111, or at any adjournment or postponement thereof, or Annual Meeting. This proxy statement and the enclosed proxy card will be mailed to each stockholder entitled to notice of, and to vote at, the Annual Meeting commencing on or about [•], 2016.

        You should rely only on the information contained in or incorporated by reference into this proxy statement. No one has been authorized to provide you with information that is different from that contained in or incorporated by reference into this proxy statement. This proxy statement is dated [•], 2016. You should not assume that the information contained in this proxy statement is accurate as of any other date, nor should you assume that the information incorporated by reference into this proxy statement is accurate as of any date other than the date of such incorporated document. The mailing of this proxy statement to our stockholders will not create any implication to the contrary.

        Except where specifically noted, the following information and all other information contained in this proxy statement does not give effect to the proposed reverse stock split described in Proposal No. 2, beginning on page 155 in this proxy statement.

        This proxy statement does not constitute an offer to sell, or a solicitation of an offer to buy, any securities, or the solicitation of a proxy, in any jurisdiction in which or from any person to whom it is unlawful to make any such offer or solicitation in such jurisdiction.

 REFERENCES TO ADDITIONAL INFORMATION

        This proxy statement incorporates important business and financial information about Synta that is not included in or delivered with this document. You may obtain this information without charge through the Securities and Exchange Commission (the "SEC") website (www.sec.gov) or upon your written or oral request by contacting the Wendy E. Rieder, Senior Vice President, General Counsel of Synta Pharmaceuticals Corp., 125 Hartwell Avenue, Lexington, MA 02421 or by calling (781) 274-8200.

        You may also request information from The Proxy Advisory Group, LLC, Synta's proxy solicitor, at the following address and telephone number:

The Proxy Advisory Group, LLC
Shareholders Call Toll Free: (888) 337-7699, or 888-33PROXY

        For additional details about where you can find information about Synta, please see the section entitled "Where You Can Find More Information" in this proxy statement.

QUESTIONS AND ANSWERS ABOUT THE MERGER

        Except where specifically noted, the following information and all other information contained in this proxy statement does not give effect to the proposed reverse stock split described in Proposal No. 2, beginning on page 155 of this proxy statement.

        The following section provides answers to frequently asked questions about the merger. This section, however, provides only summary information. Please refer to the more detailed information contained elsewhere in this proxy statement and the annexes to and the documents referred to or incorporated by references in this proxy statement.

Q.
Why am I receiving this proxy statement?

A:
You are receiving this proxy statement because you have been identified as a stockholder of Synta as of the record date for the 2016 annual meeting of stockholders, or the Annual Meeting. You are being asked to vote at the Annual Meeting to approve, among other things, the issuance of shares of Synta common stock as contemplated by the Merger Agreement. This document serves as a proxy statement of Synta used to solicit proxies for the Annual Meeting.

Q:
What is the merger?

A:
Synta and Madrigal Pharmaceuticals, Inc., or Madrigal, have entered into an Agreement and Plan of Merger and Reorganization, dated as of April 13, 2016, which we refer to as the Merger Agreement. The Merger Agreement contains the terms and conditions of the proposed business combination of Synta and Madrigal. Under the Merger Agreement, Saffron Merger Sub, Inc., a wholly-owned subsidiary of Synta, or Saffron Merger Sub, will merge with and into Madrigal, with Madrigal surviving as a wholly-owned subsidiary of Synta. Thereafter, Synta will change its corporate name to "Madrigal Pharmaceuticals, Inc." as required by the Merger Agreement. This transaction is referred to as "the merger."

  At the effective time of the merger, each share of Madrigal common stock outstanding immediately prior to the effective time of the merger will be converted into the right to receive 5.5740 shares of Synta common stock, subject to adjustment to account for the proposed reverse stock split to be implemented prior to the closing of the merger.

  As a result, immediately following the completion of the merger, Madrigal's current securityholders would own in the aggregate approximately 64% of the combined company's outstanding common stock (with Bay City Capital, LLC, or Bay City Capital, and its affiliates, Madrigal's largest securityholder, owning approximately 52.5% of the combined company's outstanding shares of common stock) and Synta's current holders of common stock and restricted stock units (together referred to as Synta's equityholders) would own in the aggregate approximately 36% of the combined company's outstanding common stock. This calculation does not contemplate outstanding Synta option awards, which will remain outstanding under their existing terms following the merger, nor does it include equity awards in the amount of 20,825,936 shares of common stock of the combined company that are expected to be granted immediately after the completion of the merger to Paul A. Friedman, M.D., and Rebecca Taub, M.D., as executive officers of the combined company.

  For a more complete description of what Madrigal stockholders will receive in the merger, please see the section entitled "The Merger Agreement—Merger Consideration" beginning on page 98.

Q:
What will happen to Synta if, for any reason, the merger does not close?

A:
If, for any reason, the merger does not close, the Synta board of directors may elect to, among other things, attempt to complete another strategic transaction like the merger, attempt to sell or otherwise dispose of the various assets of Synta or continue to operate the business of Synta. If Synta decides to dissolve and liquidate its assets, Synta would be required to pay all of its debts and contractual obligations and to set aside certain reserves for potential future claims, and there can be no assurances as to the amount or timing of available cash left to distribute to stockholders after paying the debts and other obligations of Synta and setting aside funds for reserves in the event of such a liquidation.

  If Synta were to continue its business, it would need to re-evaluate its strategic direction relating to STA-12-8666, including potentially submitting an Investigational New Drug Application, or IND, for STA-12-8666, and may need to identify, acquire and develop other products or product candidates. In addition, as of May 13, 2016, the Synta workforce was comprised of nine employees, most of whom are involved in general and administrative roles. Synta has only one employee currently engaged in development and regulatory activities. If Synta decides to re-evaluate its current business alternatives, Synta may need to hire managerial and other personnel to lead and staff a variety of necessary functions, including in particular research, development and commercialization.

Q:
Why are the two companies proposing to merge?

A:
Madrigal and Synta believe that the merger will result in a financially strong pharmaceutical company focused on the development of novel small-molecule drugs addressing major unmet needs in cardiovascular, metabolic and liver diseases. Madrigal and Synta expect that the combined company will have the resources to fund the development of MGL-3196, a Phase 2-ready, once-daily, oral, liver-directed, selective thyroid hormone receptor-ß, or THR-ß, agonist for the treatment of non-alcoholic steatohepatitis, or NASH, heterozygous familial hypercholesterolemia, or HeFH, and homozygous familial hypercholesterolemia, or HoFH, through Phase 2 clinical studies in NASH, HeFH and HoFH. For a discussion of Synta's reasons for the merger, please see the sections entitled "The Merger—Background of the Merger" beginning on page 67 and "The Merger—Reasons for the Merger" beginning on page 75.

Q:
How much cash will Synta have at the closing of the merger?

A:
It is a closing condition of the Merger Agreement that Synta have net cash of at least $28.5 million at the closing of the merger. The actual amount of net cash will depend mostly on the timing of the closing.

Q:
What is required to complete the merger?

A:
To complete the merger, Synta stockholders must approve the issuance of Synta common stock to Madrigal securityholders by virtue of the merger as contemplated by the Merger Agreement and the amendment to the restated certificate of incorporation of Synta effecting the reverse stock split.

  The approval of the Merger Agreement, the merger and the issuance of shares of Synta common stock requires the affirmative vote of a majority of the votes cast on this proposal at the Annual Meeting. The approval of the reverse stock split requires the affirmative vote of the holders of a majority of the outstanding shares of Synta common stock entitled to vote on the record date for the Annual Meeting. The approval of the reverse stock split is required in order to authorize Synta's issuance of the shares of its common stock pursuant to the Merger Agreement and to maintain the listing of Synta common stock on The NASDAQ Global Market or The NASDAQ Capital Market. However, if the requisite number of stockholders of Synta approve the Merger Agreement, the merger and the issuance of shares of Synta common stock but do not approve the reverse stock split, the merger will not be completed.

  In addition to the requirement of obtaining such stockholder approvals, each of the other closing conditions set forth in the Merger Agreement must be satisfied or waived.

  Also, certain Synta stockholders who, in the aggregate, own approximately 18.2% of the outstanding shares of Synta common stock, are parties to voting agreements with Synta and Madrigal whereby the stockholders agreed to vote in favor of the issuance of Synta common stock in the merger as contemplated by the Merger Agreement.

  For a more complete description of the closing conditions under the Merger Agreement, you are urged to read the section entitled "The Merger Agreement—Conditions to Completion of the Merger" beginning on page 109 of this proxy statement.

Q:
Are there any federal or state regulatory requirements that must be complied with or federal or state regulatory approvals or clearances that must be obtained in connection with the merger?

A:
Neither Synta nor Madrigal is required to make any filings or obtain any approvals or clearances from any antitrust regulatory authorities in the United States or other countries to consummate the merger. In the United States, Synta must comply with applicable federal and state securities laws and The NASDAQ Stock Market's rules and regulations in connection with the issuance of the shares in connection with the merger, including the filing with the SEC, of this proxy statement. Prior to consummation of the merger, the parties intend to file an initial listing application with The NASDAQ Global Market or The NASDAQ Capital Market pursuant to The NASDAQ Stock Market's "change of control" rules and to effect the initial listing of Synta's common stock issuable in connection with the merger.

Q:
Will holders of the Synta common shares issued in the merger be able to trade those shares?

A:
The shares of Synta common stock issued as consideration in the merger will be issued in transactions exempt from registration under the Securities Act of 1933 as amended, or the Securities Act, in reliance on Section 4(a)(2) of the Securities Act, and Regulation D promulgated thereunder and may not be offered or sold by the holders of those shares absent registration or an applicable exemption from registration requirements. As a general matter, holders of such shares will not be able to transfer any of their shares until at least six months after receiving shares of Synta common stock, which is when the shares would first be eligible to be sold under Rule 144 promulgated under the Securities Act, assuming the conditions thereof are otherwise satisfied. In connection with the merger, however, Synta has agreed to file with the SEC a registration statement on Form S-3 to register the shares of Synta common stock received in the merger for resale in the public markets. Upon such registration statement being declared effective by the SEC, such shares shall become freely tradeable subject to certain limitations for stockholders deemed to be affiliates of the combined company.

  However, all securityholders of Madrigal, and each director and executive officer of Madrigal, have agreed to certain transfer restrictions on all of their Synta shares from April 13, 2016 until 180 days after the closing date of the merger. See the section in this proxy statement entitled "Agreements Related to the Merger—Lock-Up Agreements" for more detail.

Q:
Who will be the directors of Synta following the completion of the merger?

A:
The combined company's board of directors will initially be fixed at seven members, consisting of (i) one member designated by Synta, Keith R. Gollust, the current Chairman of the board of directors of Synta, (ii) one member to be mutually agreed upon by Synta and Madrigal meeting the SEC and NASDAQ Stock Market independence requirements, and (iii) five members designated by Madrigal, namely Paul A. Friedman, M.D., who will be the Chairman, Rebecca Taub, M.D., Fred Craves, Ph.D., who will be the lead director and who currently is the founder and managing director of Bay City Capital (which it and its affiliates will own approximately 52.5% of the combined company's outstanding shares of common stock immediately following the closing of the merger) and two additional Madrigal designees meeting the SEC and NASDAQ Stock Market independence requirements. The staggered structure of the current Synta board of directors will remain in place for the combined company following the completion of the merger, provided that Keith R. Gollust will be re-appointed as a Class III director.

  Pursuant to the terms of the Merger Agreement, it is anticipated the director classes of the combined company board of directors will be as follows:

  •
  Class I directors (term ending 2017): Paul A. Friedman, M.D. and one additional Madrigal designee;

  •
  Class II directors (term ending 2018): Rebecca Taub, M.D. and Fred Craves, Ph.D.; and

  •
  Class III directors (term ending 2019): Keith R. Gollust, one mutual designee and one Madrigal designee.

Q:
Who will be the executive officers of Synta immediately following the completion of the merger?

A:
Immediately following the completion of the merger, the executive management team of Synta is expected to be composed of Paul A. Friedman, M.D., serving as the Chief Executive Officer and Chairman of the Board of the combined company, Rebecca Taub, M.D., serving as Chief Medical Officer, Executive Vice President, Research & Development and Director of the combined company, and Marc R. Schneebaum serving as Chief Financial Officer of the combined company.

Q:
Am I entitled to appraisal rights?

A:
Holders of Synta common stock are not entitled to appraisal rights in connection with the merger.

Q:
Have Madrigal's stockholders adopted the Merger Agreement and approved the merger?

A:
Yes. On April 13, 2016, all of Madrigal's stockholders adopted the Merger Agreement and approved the merger and related transactions. Accordingly, no appraisal rights are available to Madrigal stockholders in connection with this transaction.

Q:
What are the material U.S. federal income tax consequences of the merger to Synta stockholders?

A:
Each of Synta and Madrigal intends the merger to qualify as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended, or the Code. Since Synta stockholders will continue to own and hold their existing shares of Synta common stock following the merger, the merger generally will not result in U.S. federal income tax consequences to Synta stockholders.

  However, tax matters are very complicated and the tax consequences to a particular Synta stockholder will depend on such stockholder's circumstances. Accordingly, you should consult your tax advisor for a full understanding of the tax consequences of the merger and reverse stock split to you, including the applicability and effect of federal, state, local and foreign income and other tax laws.

Q:
Do persons involved in the merger have interests that may conflict with mine as a Synta stockholder?

A:
Yes. When considering the recommendation of the Synta board of directors, you should be aware that certain members of the Synta board of directors and named executive officers of Synta have interests in the merger that may be different from, or in addition to, interests they may have as

  Synta stockholders. The Synta board of directors was aware of the following interests and considered them, among other matters, in its decision to approve the Merger Agreement.

  •
  Continued Service with Combined Company

  At the effective time of the merger, the officers of the combined company will include:

    •
    Paul A. Friedman, M.D., a director of Synta from March 2014 until his resignation on April 13, 2016 concurrent with the announcement of the merger with Madrigal, who will be the Chief Executive Officer and Chairman of the combined company;

    •
    Rebecca Taub, M.D., a current executive officer of Madrigal who will be the Chief Medical Officer, Executive Vice President, Research & Development and Director, of the combined company; and

    •
    Marc R. Schneebaum, the current Chief Financial Officer of Synta, who will continue as the Chief Financial Officer of the combined company.

  Additionally, Keith R. Gollust, currently a director of Synta, will continue as a director of the combined company after the effective time of the merger.

  •
  Synta Director Paul A. Friedman's Relationship with Madrigal and the Combined Company

  Dr. Friedman has personal interests both in Madrigal and the combined company. These interests were fully disclosed to and known by the Synta board of directors and corporate governance measures were taken to address them, including Dr. Friedman's exclusion from Synta board of director proceedings with respect to Madrigal, as described more fully in "The Merger—Background of the Merger." These interests are:

    •
    The current Chief Executive Officer of Madrigal, Rebecca Taub, M.D. and Dr. Friedman are married.

    •
    Upon the closing of the merger, Dr. Friedman and Dr. Taub will be employed as executive officers of the combined company as described above.

    •
    Dr. Friedman and Dr. Taub have irrevocably committed to loan approximately $5 million to Madrigal in the form of promissory notes that will convert into 25,905,930 shares of Synta common stock as part of the merger closing.

    •
    Dr. Friedman and Dr. Taub will have significant beneficial ownership interests in the combined company due in part to the post-closing entity's equity compensation arrangements with Dr. Friedman and Dr. Taub. Assuming the full vesting and exercise of options to purchase 14,875,669 shares of common stock and the vesting 5,950,267 shares of restricted stock, and based on the projected number of shares of Synta common stock to be outstanding immediately after the closing, Dr. Friedman and Dr. Taub would have a pro forma stock ownership of 60,493,023 shares of the combined company, or approximately 14.5% immediately after the closing of the merger.

  •
  Other

  Upon a termination of employment in connection with the merger, Synta's named executive officers may receive cash severance payments and other benefits with a total value of approximately $3.2 million (collectively, not individually, and including the value of the accelerated vesting of unvested restricted stock awards and the vesting of restricted stock unit awards).

  See "The Merger—Background of the Merger" beginning on page 67 and "The Merger—Interests of the Synta Directors and Executive Officers in the Merger" beginning on page 89.

Q:
Why is Synta seeking stockholder approval of the merger and the issuance of shares of common stock issuable upon the merger?

A:
Because our common stock is listed on The NASDAQ Global Market, we are subject to The NASDAQ Stock Market Listing Rules. Rule 5635(a) of The NASDAQ Stock Market listing standards requires stockholder approval with respect to issuances of Synta common stock, among other instances, when the shares to be issued are being issued in connection with the acquisition of the stock of another company and are equal to 20% or more of Synta's outstanding common stock before the issuance. Rule 5635(b) of the The NASDAQ Stock Market listing standards requires stockholder approval when any issuance or potential issuance will result in a change of control of the issuer. Although The NASDAQ Stock Market has not adopted any rule on what constitutes a "change of control" for purposes of Rule 5635(b), The NASDAQ Stock Market has previously indicated that the acquisition of, or right to acquire, by a single investor or affiliated investor group, as little as 20% of the common stock (or securities convertible into or exercisable for common stock) or voting power of an issuer could constitute a change of control.

  In addition, Rule 5635(d) of The NASDAQ Stock Market Listing Rules requires stockholder approval if a listed company issues common stock or securities convertible into or exercisable for common stock in a private placement equal to 20% or more of the common stock or 20% or more of the voting power outstanding before the issuance for less than the greater of book or market value of the stock.

  Following the closing of the merger, the current Madrigal securityholders are expected to own approximately 64% of the aggregate number of shares of Synta common stock (with Bay City Capital and its affiliates, Madrigal's largest securityholder, owning approximately 52.5% of the combined company's outstanding shares of common stock) and the Synta equityholders as of immediately prior to the effective time of the merger are expected to own approximately 36% of the aggregate number of shares of Synta common stock. This calculation does not contemplate outstanding Synta option awards, which will remain outstanding under their existing terms following the merger, nor does it include equity awards in the amount of 20,825,936 shares of common stock of the combined company that are expected to be granted immediately after the completion of the merger to Paul A. Friedman, M.D. and Rebecca Taub, M.D., as executive officers of the combined company.

Q:
As a Synta stockholder, how does the Synta board of directors recommend that I vote?

A:
After careful consideration, the Synta board of directors unanimously recommends that Synta stockholders vote "FOR" Proposal Nos. 1 through 8. For a detailed description of each of Proposal Nos. 1 through 8, see the section entitled "Matters Being Submitted to a Vote of Synta Stockholders" beginning on page 154.

Q:
What risks should I consider in deciding whether to vote in favor of the merger?

A:
You should carefully review the section of this proxy statement entitled "Risk Factors," beginning on page 26, which sets forth certain risks and uncertainties related to the merger, risks and uncertainties to which the combined company's business will be subject, and risks and uncertainties to which each of Synta and Madrigal, as an independent company, is subject.

Q:
What is "golden parachute" compensation and why I am being asked to vote on it?

A:
The SEC has adopted rules that require Synta to seek an advisory (non-binding) vote on "golden parachute" compensation. "Golden parachute" compensation is compensation that is tied to or based on the merger and that will or may be paid by Synta to its named executive officers in connection with the merger.

Q:
When do you expect the merger to be completed?

A:
Synta and Madrigal anticipate that the merger will occur soon after the Annual Meeting, which is expected to occur in the third quarter of 2016, but Synta cannot predict the exact timing. For more information, please see the section entitled "The Merger Agreement—Conditions to Completion of the Merger" beginning on page 109.

Q:
What do I need to do now?

A:
You are urged to read this proxy statement carefully, including its annexes, and to consider how the merger affects you.

  You may provide your proxy instructions by mailing your signed proxy card in the enclosed return envelope, vote by Internet or telephone, or vote in person at the Annual Meeting. Please provide your proxy instructions only once, unless you are revoking a previously delivered proxy instruction, and as soon as possible so that your shares can be voted at the Annual Meeting.

Q:
What constitutes a quorum at the Annual Meeting?

A:
The presence at the Annual Meeting, in person or by proxy, of the holders of a majority of the shares of Synta common stock issued and outstanding on the record date for the Annual Meeting will constitute a quorum for the transaction of business at the Annual Meeting.

Q:
What happens if I abstain?

A:
Shares abstaining from voting on a matter will be counted for the purpose of determining whether a quorum exists for the Annual Meeting, but are treated as having not voted. Abstentions will have the same effect as voting against Proposal Nos. 1 and 2, but will have no impact on the outcome of the vote for Proposal Nos. 3, 4, 5, 6, 7 and 8.

Q:
If my Synta shares are held in "street name" by my broker, will my broker vote my shares for me?

A:
Unless your broker has discretionary authority to vote on certain matters, your broker will not be able to vote your shares of Synta common stock without instructions from you. Brokers are not expected to have discretionary authority to vote for Proposal Nos. 1, 3, 4, 5, 6 or 8. To make sure that your vote is counted, you should instruct your broker to vote your shares, following the procedures provided by your broker.

Q.
How Do I Vote?

A.
Whether you plan to attend the Annual Meeting or not, we urge you to vote by proxy. All shares represented by valid proxies that we receive through this solicitation, and that are not revoked, will be voted in accordance with your instructions on the proxy card or as instructed via Internet or telephone. You may specify whether your shares should be voted for the nominee for director and whether your shares should be voted for, against or to abstain with respect to each of the other proposals. If you properly submit a proxy without giving specific voting instructions, your shares will be voted in accordance with the board of directors' recommendations as noted below. Voting by proxy will not affect your right to attend the Annual Meeting. If your shares are registered directly in your name through our stock transfer agent, Computershare Trust Company, N.A., or you have stock certificates registered in your name, you may vote:

•
By mail.  If you received a proxy card by mail, you can vote by mail by completing, signing, dating and returning the proxy card as instructed on the card. Your proxy will be voted in accordance with your instructions. If you sign the proxy card but do not specify how you want your shares voted, they will be voted as recommended by our board of directors below.

  •
  By Internet or by telephone.  Follow the instructions on the proxy card to vote by Internet or telephone.

  •
  In person at the meeting.  If you attend the meeting, you may deliver your completed proxy card in person or you may vote by completing a ballot, which will be available at the meeting.

  Telephone and Internet voting facilities for stockholders of record will be available 24-hours a day and will close at 1:00 a.m., Central Time, on [•], 2016.

  If your shares are held in "street name" (held in the name of a bank, broker or other holder of record), you will receive instructions from the holder of record. You must follow the instructions of the holder of record in order for your shares to be voted. Telephone and Internet voting also will be offered to stockholders owning shares through certain banks and brokers.

Q:
May I vote in person at the Annual Meeting?

A:
If your shares of Synta common stock are registered directly in your name with the Synta transfer agent, you are considered to be the stockholder of record with respect to those shares, and the proxy materials and proxy card are being sent directly to you by Synta. If you are a Synta stockholder of record, you may attend the Annual Meeting and vote your shares in person. Even if you plan to attend the Annual Meeting in person, Synta requests that you sign and return the enclosed proxy to ensure that your shares will be represented at the Annual Meeting if you are unable to attend. If your shares of Synta common stock are held in a brokerage account or by another nominee, you are considered the beneficial owner of shares held in "street name," and the proxy materials are being forwarded to you by your broker or other nominee together with a voting instruction card. As the beneficial owner, you are also invited to attend the Annual Meeting. Because a beneficial owner is not the stockholder of record, you may not vote these shares in person at the Annual Meeting unless you obtain a proxy from the broker, trustee or nominee that holds your shares, giving you the right to vote the shares at the meeting.

Q:
When and where is the Annual Meeting being held?

A:
The Annual Meeting will be held at the offices of Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C., One Financial Center, Boston, MA 02111, at [•], local time, on [•], 2016. Subject to space availability, all Synta stockholders as of the record date, or their duly appointed proxies, may attend the Annual Meeting.

Q:
May I change my vote after I have submitted a proxy or provided proxy instructions?

A:
Synta stockholders of record, other than those Synta stockholders who are parties to voting agreements, may revoke their proxy at any time before their proxy is voted at the Annual Meeting in one of three ways. First, a stockholder of record of Synta can send a written notice to the Secretary of Synta stating that it would like to revoke its proxy. Second, a stockholder of record of Synta can submit new proxy instructions on a new proxy card. Third, a stockholder of record of Synta can attend the Annual Meeting and vote in person. Attendance alone will not revoke a proxy. If a Synta stockholder of record or a stockholder who owns Synta shares in "street name" has instructed a broker to vote its shares of Synta common stock, the stockholder must follow directions received from its broker to change those instructions.

Q:
Who is paying for this proxy solicitation?

A:
Synta will bear its own expenses in printing and filing this proxy statement and the proxy card. Arrangements will also be made with brokerage firms and other custodians, nominees and fiduciaries who are record holders of Synta common stock for the forwarding of solicitation materials to the beneficial owners of Synta common stock. Synta will reimburse the brokers, custodians, nominees and fiduciaries for the reasonable out-of-pocket expenses they incur in connection with the forwarding of solicitation materials to beneficial owners of Synta common stock. We have engaged The Proxy Advisory Group, LLC to advise us on certain proposals in this proxy statement. We have engaged The Proxy Advisory Group, LLC to assist in the solicitation of proxies and provide related advice and informational support, for a services fee and the reimbursement of customary disbursements that are not expected to exceed $25,000 in the aggregate.

Q:
Who can help answer my questions?

A:
If you are a Synta stockholder and would like additional copies, without charge, of this proxy statement or if you have questions about the merger, including the procedures for voting your shares, you should contact:

Synta Pharmaceuticals Corp.
125 Hartwell Avenue
Lexington, MA 02421
Tel: (781) 274-8200
Attn: Wendy E. Rieder, Senior Vice President, General Counsel

  You may also request information from The Proxy Advisory Group, LLC, Synta's proxy solicitor, at the following address and telephone number:

The Proxy Advisory Group, LLC
Shareholders Call Toll Free: (888) 337-7699, or 888-33PROXY

SUMMARY

        This summary highlights selected information from this proxy statement and may not contain all of the information that is important to you. To better understand the merger and the proposals being considered at the Annual Meeting, you should read this entire proxy statement carefully, including the Merger Agreement attached as Annex A, the opinion of Roth Capital Partners, LLC attached as Annex B and the other annexes to which you are referred herein. For more information, please see the section entitled "Where You Can Find More Information" beginning on page 246.

The Companies

Synta Pharmaceuticals Corp.

125 Hartwell Avenue
Lexington, MA 02421
(781) 274-8200

        Synta is a company that has been historically focused on research, development and commercialization of novel oncology medicines with the potential to change the lives of cancer patients. In October 2015, Synta announced the decision to terminate for futility the Phase 3 GALAXY-2 trial of its novel heat shock protein 90 (Hsp90) inhibitor, ganetespib, and docetaxel in the second-line treatment of patients with advanced non-small cell lung adenocarcinoma. Based on the review of a pre-planned interim analysis, the study's Independent Data Monitoring Committee (IDMC) concluded that the addition of ganetespib to docetaxel was unlikely to demonstrate a statistically significant improvement in overall survival, the primary endpoint of the study, compared to docetaxel alone. Synta continues to conduct limited activities with respect to ganetespib and the drug candidates from its proprietary Hsp90 inhibitor Drug Conjugate, or HDC program, including STA-12-8666.

Madrigal Pharmaceuticals, Inc.

500 Office Center Drive, Suite 400
Fort Washington, PA 19034
(610) 527-6790

        Madrigal is a clinical-stage biopharmaceutical company focused on the development and commercialization of innovative therapeutic candidates for the treatment of cardiovascular, metabolic and liver diseases. Madrigal's lead product candidate, MGL-3196, is a proprietary, liver-directed, selective thyroid hormone receptor-ß, or THR-ß, agonist that can potentially be used to treat a number of disease states with high unmet medical need. Madrigal is developing MGL-3196 for non-alcoholic steatohepatitis, or NASH, and is planning to conduct a Phase 2 clinical trial in this indication. Madrigal is also developing MGL-3196 for dyslipidemia, particularly genetic dyslipidemias such as familial hypercholesterolemia, or FH, including both homozygous and heterozygous forms of the disease. Madrigal is planning to conduct two Phase 2 clinical trials in FH, one in heterozygous FH patients and one a proof-of-concept clinical trial in homozygous FH patients. MGL-3196 is a once-daily oral pill that has been studied in three completed Phase 1 trials in a total of 115 subjects. MGL-3196 appeared to be safe and well-tolerated in these trials, which included a single ascending dose trial, a multiple ascending dose trial, and a drug interaction trial with a statin.

Saffron Merger Sub, Inc.

        Saffron Merger Sub, Inc., or Saffron Merger Sub, is a wholly-owned subsidiary of Synta, and was formed solely for the purposes of carrying out the merger.

The Merger (see page 67)

        If the merger is completed, Saffron Merger Sub will merge with and into Madrigal, with Madrigal surviving as a wholly-owned subsidiary of Synta.

        At the effective time of the merger, each share of Madrigal common stock outstanding immediately prior to the effective time of the merger will be converted into the right to receive 5.5740 shares of Synta common stock, subject to adjustment to account for the reverse stock split to be implemented prior to the closing of the merger.

        Following the completion of the transactions contemplated by the Merger Agreement, the current securityholders of Madrigal and current equityholders of Synta are expected to own 64% and 36% of the combined company, respectively. This calculation does not contemplate outstanding Synta option awards, which will remain outstanding under their existing terms following the merger, nor does it include equity awards in the amount of 20,825,936 shares of common stock of the combined company that are expected to be granted immediately after the completion of the merger to Paul A. Friedman, M.D., and Rebecca Taub, M.D., as executive officers of the combined company.

        Each share of Synta common stock issued and outstanding at the time of the merger will remain issued and outstanding and those shares will be unaffected by the merger. Synta stock options and other equity awards that are outstanding immediately prior to the effective time of the merger will also remain outstanding and be unaffected by the merger. Please see "The Merger—Stock Options" beginning on page 95.

        The merger will be completed as promptly as practicable after all of the conditions to completion of the merger are satisfied or waived, including the approval of the stockholders of Synta. Synta and Madrigal are working to complete the merger as quickly as practicable and expect that the merger will be completed during the third quarter of 2016. However, Synta and Madrigal cannot predict the exact timing of the completion of the merger because it is subject to various conditions. After completion of the merger, Synta will be renamed "Madrigal Pharmaceuticals, Inc."

Reasons for the Merger (see pages 67 and 75)

        Synta's board of directors considered numerous factors in reaching its conclusion to approve the merger and to recommend that the Synta stockholders approve the issuance of shares of Synta common stock in the merger, including those discussed under the sections entitled "The Merger—Background of the Merger" beginning on page 67 and "The Merger—Reasons for the Merger" beginning on page 75 of this proxy statement.

Opinion of Roth Capital Partners, LLC as Synta's Financial Advisor (see page 78)

        Roth Capital Partners, LLC, or Roth, the financial advisor of Synta, delivered to the board of directors of Synta a written opinion dated April 13, 2016, addressed to the board of directors of Synta, as of that date and subject to and based on the assumptions made, procedures followed, matters considered, limitations of the review undertaken and qualifications contained in the written opinion, as to the fairness, from a financial point of view, to Synta of the merger consideration to be paid by Synta in the merger pursuant to the Merger Agreement. The full text of this written opinion provided to the Synta board of directors, which describes, among other things, the assumptions made, procedures followed, factors considered, qualifications and limitations on the review undertaken, is attached as Annex B to this proxy statement and is incorporated by reference in its entirety. Holders of Synta common stock are encouraged to read the opinion carefully in its entirety. The Roth opinion was provided to the board of directors of Synta in connection with its evaluation of the consideration provided for in the merger. It does not address any other aspect of the merger or any alternative to the merger and does not constitute a recommendation as to how any stockholders of Synta should vote or act in connection with the merger or otherwise.

Overview of the Merger Agreement

Merger Consideration (see page 98)

        At the effective time of the merger each outstanding share of common stock of Madrigal immediately prior to the effective time of the merger will automatically be converted into the right to receive 5.5740 shares of Synta common stock, subject to adjustment to account for the reverse stock split to be implemented prior to the closing of the merger.

        As a result, following the completion of the merger, Madrigal's current securityholders would own in the aggregate approximately 64% of the combined company's outstanding common stock (with Bay City Capital and its affiliates, Madrigal's largest securityholder, owning approximately 52.5% of the combined company's outstanding shares of common stock) and Synta's equityholders would own in the aggregate approximately 36% of the combined company's outstanding common stock. This calculation does not contemplate outstanding Synta option awards, which will remain outstanding under their existing terms following the merger, nor does it include equity awards in the amount of 20,825,936 shares of common stock of the combined company that are expected to be granted immediately after the completion of the merger to Paul A. Friedman, M.D., and Rebecca Taub, M.D., as executive officers of the combined company.

        The Merger Agreement does not include a price-based termination right, so there will be no adjustment to the total number of shares of Synta common stock that Madrigal stockholders will be entitled to receive for changes in the market price of Synta common stock. Accordingly, the market value of the shares of Synta common stock issued pursuant to the merger will depend on the market value of the shares of Synta common stock at the time the merger closes, and could vary significantly from the market value on the date of this proxy statement.

Conditions to Completion of the Merger (see page 109)

        To complete the merger, Synta stockholders must approve the issuance of shares of Synta common stock to Madrigal stockholders by virtue of the merger and an amendment to the restated certificate of incorporation of Synta effecting the proposed reverse stock split. In addition to obtaining such stockholder approvals, each of the other closing conditions set forth in the Merger Agreement must be satisfied or waived.

No Solicitation (see page 104)

        The Merger Agreement contains provisions prohibiting Synta and Madrigal from seeking a competing transaction, subject to specified exceptions described in the Merger Agreement. Under these "no solicitation" provisions, each of Synta and Madrigal has agreed, subject to specified exceptions, that neither it nor its subsidiaries, nor any of its officers, directors, employees, representatives, affiliates, advisors or agents will directly or indirectly:

  •
  initiate, solicit, seek or knowingly encourage or support any inquiries, proposals or offers that constitute or may reasonably be expected to lead to any competing proposal;

  •
  engage or participate in, or knowingly facilitate, any discussions or negotiations regarding, or furnish any nonpublic information to any person in connection with, any inquiries, proposals or offers that constitute, or may reasonably be expected to lead to, a competing proposal;

  •
  enter into any letter of intent, agreement in principle or other similar type of agreement relating to a competing proposal, or enter into any agreement or agreement in principle requiring either Synta or Madrigal, as the case may be, to abandon, terminate or fail to complete the merger; or

  •
  resolve, propose or agree to do any of the foregoing.

Termination of the Merger Agreement (see page 112)

        Either Synta or Madrigal can terminate the Merger Agreement under certain circumstances, which would prevent the merger from being completed.

Termination Fee (see page 112)

        The Merger Agreement provides that, upon termination of the Merger Agreement under specified circumstances, Synta may be required to pay Madrigal a termination fee of $1.25 million, or reimburse Madrigal for up to $250,000 in certain transaction-related expenses, or Madrigal may be required to pay Synta a termination fee of $1.0 million.

Madrigal Private Placement (see pages 114 and 223)

        On April 13, 2016, Madrigal entered into an amended and restated senior secured note purchase agreement, or the 2016 purchase agreement, with certain investors, including Bay City Capital, pursuant to which Madrigal agreed to issue, and the investors agreed to purchase, $9 million in aggregate principal amount of convertible notes before or concurrent with the completion of the merger, which we refer to as the new notes. The new notes bear interest at a rate of 8% per annum. Pursuant to the 2016 purchase agreement, Bay City Capital agreed to waive all accrued interest on the $36.9 million of convertible notes issued by Madrigal to Bay City Capital pursuant to (i) a note purchase agreement dated September 16, 2011 and (ii) an assignment and issuance agreement dated September 14, 2011, which we refer to as the old notes, through the date of the 2016 purchase agreement. Bay City Capital also agreed that no interest will accrue on the old notes from the date of the 2016 purchase agreement through the date on which either the merger is consummated or the Merger Agreement is terminated. The other investor parties to the 2016 purchase agreement also agreed that no interest will accrue on the new notes issued thereunder from the date of the 2016 purchase agreement through the date on which either the merger is consummated or the Merger Agreement is terminated. In addition, all of the old notes and new notes will convert into common stock of Madrigal pursuant to their terms immediately prior to completion of the merger. The 2016 purchase agreement and accompanying new notes contain customary events of default, which, if uncured, entitle each noteholder to accelerate the due date of the unpaid principal amount of, and all accrued and unpaid interest on, the new notes.

Voting Agreements (see page 114)

        In connection with the execution of the Merger Agreement, certain securityholders of Madrigal entered into voting agreements with Synta and Madrigal under which such securityholders have agreed to vote in favor of the merger and against any alternative acquisition proposal, agreement or transaction. As of May 2, 2016, these individuals and entities own in the aggregate, approximately 100% of the voting power of Madrigal on an as-converted to common stock basis. These voting agreements grant Synta irrevocable proxies to vote or give consent with respect to any shares of Madrigal stock over which such securityholder has voting power in favor of each of the Madrigal proposals described elsewhere in this proxy statement and against any alternative acquisition proposal, agreement or transaction. The stockholders of Madrigal approved the merger on April 13, 2016.

        In connection with the execution of the Merger Agreement, certain stockholders of Synta, who in the aggregate, own approximately 18.2% of Synta's outstanding shares, also entered into voting agreements with Synta and Madrigal under which such stockholder has agreed to vote in favor of the proposals that relate to the merger described elsewhere in this proxy statement and against any alternative acquisition proposal, agreement or transaction. Each of these voting agreements grant Madrigal irrevocable proxies to vote any shares of Synta common stock over which such stockholder has voting power in favor of each of the proposals described elsewhere in this proxy statement and against any alternative acquisition proposal, agreement or transaction.

        Each stockholder executing a voting agreement has made representations and warranties to Synta and Madrigal, as applicable, regarding ownership and unencumbered title to the shares thereto, such stockholder's power and authority to execute the voting agreement, and due execution and enforceability of the voting agreement. Unless otherwise waived, all of these voting agreements prohibit the sale, assignment, transfer or other disposition by the stockholder of their respective shares of Synta or Madrigal stock, or the entrance into an agreement or commitment to do any of the foregoing, except for transfers by will or by operation of law, in which case the voting agreement will bind the transferee. Each stockholder executing a voting agreement has also waived its statutory appraisal rights in connection with the merger.

        The voting agreements will terminate at the earlier of the effective time of the merger, termination of the Merger Agreement in accordance with its terms or upon mutual written consent of such stockholder, Synta and Madrigal.

Lock-Up Agreements (see page 115)

        As a condition to the closing of the merger, the Madrigal securityholders who entered into voting agreements also entered into lock-up agreements, pursuant to which the securityholders have agreed not to, except in limited circumstances, sell, assign, transfer, tender, or otherwise dispose of, any Madrigal securities and shares of Synta common stock, including, as applicable, shares received in the merger and issuable upon exercise of certain options, from April 13, 2016, the date the lock-up agreements were executed, until 180 days after the closing date of the merger.

        The Madrigal securityholders who have executed lock-up agreements own in the aggregate approximately 100% of the outstanding shares of Madrigal stock on an as-converted to common stock basis.

Management Following the Merger (see page 215)

        Effective as of the closing of the merger, Synta's executive officers are expected to be composed of Paul A. Friedman, M.D., serving as the Chief Executive Officer and Chairman of the Board, Rebecca Taub, M.D., serving as the Chief Medical Officer, Executive Vice President, Research & Development, and Marc R. Schneebaum, serving as Chief Financial Officer.

Interests of Certain Directors, Officers and Affiliates of Synta (see pages 89 and 222)

        In considering the recommendation of the Synta board of directors with respect to issuing shares of Synta common stock pursuant to the Merger Agreement and the other matters to be acted upon by Synta stockholders at the Annual Meeting, Synta stockholders should be aware that certain members of the Synta board of directors and named executive officers of Synta have interests in the merger that may be different from, or in addition to, interests they have as Synta stockholders. The Synta board of directors was aware of the following interests and considered them, among other matters, in its decision to approve the Merger Agreement.

  •
  Continued Service with Combined Company

    At the effective time of the merger, the officers of the combined company will include:

    •
    Paul A. Friedman, M.D., a director of Synta from March 2014 until his resignation on April 13, 2016 concurrent with the announcement of the merger with Madrigal, who will be the Chief Executive Officer and Chairman of the combined company;

    •
    Rebecca Taub, M.D., a current executive officer of Madrigal who will be the Chief Medical Officer, Executive Vice President, Research & Development and Director, of the combined company; and

    •
    Marc R. Schneebaum, the current Chief Financial Officer of Synta, who will continue as the Chief Financial Officer of the combined company.

    Additionally, Keith R. Gollust, currently a director of Synta, will continue as a director of the combined company after the effective time of the merger.

  •
  Synta Director Paul A. Friedman's Relationship with Madrigal and the Combined Company

    Dr. Friedman has personal interests both in Madrigal and the combined company. These interests were fully disclosed to and known by the Synta board of directors and corporate governance measures were taken to address them, including Dr. Friedman's exclusion from Synta board of director proceedings with respect to Madrigal, as described more fully in "The Merger—Background of the Merger." These interests are:

    •
    The current Chief Executive Officer of Madrigal, Rebecca Taub, M.D. and Dr. Friedman are married.

    •
    Upon the closing of the merger, Dr. Friedman and Dr. Taub will be employed as executive officers of the combined company as described above.

    •
    Dr. Friedman and Dr. Taub have irrevocably committed to loan approximately $5 million to Madrigal in the form of promissory notes that will convert into 25,905,930 shares of Synta common stock as part of the merger closing.

    •
    Dr. Friedman and Dr. Taub will have significant beneficial ownership interest in the combined company due in part to the post-closing entity's equity compensation arrangements with Dr. Friedman and Dr. Taub. Assuming the full vesting and exercise of options to purchase 14,875,669 shares of common stock and the vesting 5,950,267 shares of restricted stock, and based on the projected number of shares of Synta common stock to be outstanding immediately after the closing, Dr. Friedman and Dr. Taub would have a pro forma stock ownership of 60,493,023 shares of the combined company, or approximately 14.5% immediately after the closing of the merger.

  •
  Other

  Upon a termination of employment in connection with the merger, Synta's named executive officers may receive cash severance payments and other benefits with a total value of approximately $3.2 million (collectively, not individually, and including the value of the accelerated vesting of unvested restricted stock awards and the vesting of restricted stock unit awards).

Material U.S. Federal Income Tax Consequences of the Merger (see page 96)

        Each of Synta and Madrigal intends the merger to qualify as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended, or the Code.

        Since Synta stockholders will continue to own and hold their existing shares of Synta common stock following the merger, the merger generally will not result in U.S. federal income tax consequences to Synta stockholders.

        Synta stockholders who are also stockholders of Madrigal should consult their tax advisor as to the tax consequences to them of participating in the merger as a Madrigal stockholder.

Risk Factors (see page 26)

        Both Synta and Madrigal are subject to various risks associated with their businesses and their industries. In addition, the merger, including the possibility that the merger may not be completed, poses a number of risks to each company and its respective stockholders, including the following risks:

  •
  the market price of Synta common stock following the completion of the merger may decline as a result of the transaction;

  •
  the anticipated benefits of the merger may not be realized;

  •
  synta stockholders will have a reduced ownership and voting interest in, and will exercise less influence over the management of, the combined company following the completion of the merger;

  •
  synta stockholders may not realize a benefit from the merger commensurate with the ownership dilution they will experience in connection with the merger;

  •
  failure to complete the merger may adversely affect the common stock price of Synta and future business and operations of Synta and Madrigal;

  •
  during the pendency of the merger, Synta and Madrigal may not be able to enter into a business combination with another party at a favorable price because of restrictions in the Merger Agreement, which could adversely affect their respective businesses;

  •
  provisions of the Merger Agreement may discourage third parties from submitting alternative acquisition proposals, including proposals that may be superior to the merger;

  •
  the lack of a public market for Madrigal shares makes it difficult to determine the fair value of Madrigal, and the merger consideration to be issued to Madrigal securityholders may exceed the actual value of Madrigal;

  •
  synta and Madrigal will incur substantial transaction-related costs in connection with the merger;

  •
  a failure by Synta to comply with the continued and initial listing standards of The NASDAQ Global Market or The NASDAQ Capital Market may subject its stock to delisting from The NASDAQ Stock Market, which listing is a condition to the completion of the merger;

  •
  synta and Madrigal may become involved in securities class action litigation or shareholder derivative litigation that could divert management's attention and harm the combined company's business and insurance coverage may not be sufficient to cover all costs and damages;

  •
  synta may not be able to complete the merger and may elect to pursue another strategic transaction similar to the merger, which may not occur on commercially reasonably terms or at all;

  •
  if the merger is not completed, Synta may elect to liquidate its remaining assets, and there can be no assurances as to the amount of cash available to distribute to stockholders after paying its debts and other obligations; and

  •
  if the merger is not completed, and Synta fails to advance STA-12-8666 or acquire or develop other products or product candidates on commercially reasonable terms, or at all, Synta may be unable to conduct a viable operating business.

        These risks and other risks are discussed in greater detail under the section entitled "Risk Factors" beginning on page 26. Synta and Madrigal both encourage you to read and consider all of these risks carefully.

Regulatory Approvals (see page 108)

        Synta must comply with applicable federal and state securities laws and the rules and regulations of The NASDAQ Global Market in connection with the issuance of shares of Synta common stock and the filing of this proxy statement with the SEC.

NASDAQ Stock Market Listing (see pages 96 and 109)

        Prior to completion of the merger, Synta intends to file an initial listing application with The NASDAQ Global Market pursuant to The NASDAQ Stock Market's "change of control" rules. If such application is accepted, Synta anticipates that Synta's common stock will be listed on The NASDAQ Global Market or The NASDAQ Capital Market following the closing of the merger under the trading symbol "MDGL."

Anticipated Accounting Treatment (see page 97)

        Synta currently expects to treat the merger as a purchase by Madrigal of Synta under accounting principles generally accepted in the United States, or GAAP. Under the purchase method of accounting, the assets and liabilities of Synta will be recorded, as of the completion of the merger, at their respective fair values, in the financial statements of Madrigal. The financial statements of Madrigal issued after the completion of the merger will reflect these values, but will not be restated retroactively to reflect the historical financial position or results of operations of Synta.

Appraisal Rights and Dissenters' Rights

        Holders of Synta common stock are not entitled to appraisal rights in connection with the merger.

 SELECTED HISTORICAL AND UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL DATA

        The following tables present summary historical financial data for Synta and Madrigal, summary unaudited pro forma condensed combined financial data for Synta and Madrigal, and comparative historical and unaudited pro forma per share data for Synta and Madrigal. The following tables do not give effect to the proposed reverse stock split described in Proposal No. 2 of this proxy statement.

Selected Historical Financial Data of Synta

        The following table summarizes Synta's consolidated financial data as of the dates and for each of the periods indicated. The selected financial data as of December 31, 2015 and 2014 and for the years ended December 31, 2015, 2014 and 2013 are derived from the Synta audited consolidated financial statements and notes thereto appearing in Synta's Annual Report on Form 10-K for the year ended December 31, 2015, filed with the SEC on March 15, 2016 and amended April 29, 2016, or the Synta 10-K, which is incorporated by reference in this proxy statement. The selected financial data as of December 31, 2013, 2012, and 2011 and for the years ended December 31, 2012 and 2011 are derived from Synta's audited consolidated financial statements for the respective periods, which are not included or incorporated by reference in this proxy statement. The selected financial data as of March 31, 2016 and for the three months ended March 31, 2016 and 2015 are derived from the Synta unaudited financial statements and related notes appearing in Synta's Quarterly Report on Form 10-Q for the quarter ended March 31, 2016, filed with the SEC on May 10, 2016, or the Synta 10-Q, which is incorporated by reference in this proxy statement. This financial data should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the financial statements and notes thereto appearing in the Synta 10-K and the Synta 10-Q. Synta's historical results are not necessarily indicative of the results that may be expected in the future.

	Year ended December 31					Three Months Ended March 31,
	2015	2014	2013	2012	2011	2016	2015
	(in thousands, except per share data)
Consolidated Statement of Operations Data:
Revenues
License and milestone revenue(1)	$—	$—	$—	$—	$6,731	$—	$—
Grant revenue	—	—	—	147	853	—	—

Total revenues	—	—	—	147	7,584	—	—
Operating expenses:
Research and development	54,218	68,205	71,860	49,412	41,464	3,407	16,182
General and administrative	13,392	15,746	15,699	11,676	11,552	3,040	4,150

Total operating expenses	67,610	83,951	87,559	61,088	53,016	6,447	20,332

Loss from operations	(67,610)	(83,951)	(87,559)	(60,941)	(45,432)	(6,447)	(20,332)
Other expense, net	(1,061)	(2,210)	(2,633)	(1,849)	(1,948)	(77)	(375)

Net loss	$(68,671)	$(86,161)	$(90,192)	$(62,790)	$(47,380)	(6,524)	(20,707)

Net loss per common share:
Basic and diluted net loss per common share	$(0.53)	$(0.87)	$(1.27)	$(1.06)	$(1.00)	$(0.05)	$(0.19)
Basic and diluted weighted average number common shares outstanding	128,595	98,489	70,977	59,411	47,198	137,362	108,376

(1)
In December 2008, Synta entered into an agreement with Hoffman-La Roche, or Roche, for its CRACM inhibitor program. Roche provided written notification of termination in November 2011,

  resulting in accelerated recognition of $2.1 million of previously deferred revenue in the fourth quarter of 2011.

						As of Three Months Ended March 31, 2016
	Year ended December 31,
	2015	2014	2013	2012	2011
	(in thousands)
Consolidated Balance Sheet Data:
Cash, cash equivalents and marketable securities	$66,574	$97,690	$91,476	$100,599	$39,725	$52,042
Working capital	49,987	68,457	60,034	77,899	25,138	43,957
Total assets	68,195	100,675	95,203	103,017	42,324	52,970
Capital lease obligations, net of current portion	—	43	85	1	14	33
Term loans, current portion	4,607	9,214	9,451	7,924	4,234	2,299
Term loans, net of current portion	—	4,607	13,820	4,464	12,388	—
Common stock and additional paid-in capital	756,647	702,705	600,486	536,284	413,201	757,095
Accumulated deficit	(706,244)	(637,573)	(551,412)	(461,220)	(398,430)	(712,768)
Total stockholders' equity	50,407	65,136	49,091	75,066	14,774	44,331

Selected Historical Financial Data of Madrigal

        The following table summarizes Madrigal's selected financial data as of the dates and periods indicated. The selected financial data as of December 31, 2015 and 2014 and for the years ended December 31, 2015 and 2014 are derived from the Madrigal audited financial statements prepared using GAAP, which are included in this proxy statement. The audit report on the financial statements for the years ended December 31, 2015 and 2014, which appears elsewhere herein, includes an explanatory paragraph related to Madrigal's ability to continue as a going concern. The selected financial data as of March 31, 2016 and for the three months ended March 31, 2016 and 2015 are derived from Madrigal's unaudited financial statements and related notes, which are included in this proxy statement. The financial data should be read in conjunction with "Madrigal Management's Discussion and Analysis of Financial Condition and Results of Operations" beginning on page 205 and the Madrigal financial statements and related notes appearing elsewhere in this proxy statement. The historical results are not necessarily indicative of results to be expected in any future period.

	Three Months Ended March 31,		Year Ended December 31,
	2016	2015	2015	2014
	(In thousands, except per share data)
Statements of Operations Data:
Operating expenses
Research and development	$516	$344	$2,427	$777
General and administrative	222	196	806	548
Loss from operation	(738)	(540)	(3,233)	(1,326)
Interest expense, net	(975)	(843)	(3,612)	(3,166)
Net loss	$(1,713)	$(1,382)	$(6,845)	$(4,492)
Basic and diluted net loss per common share	$(1.55)	$(1.28)	$(6.38)	$(4.30)
Basic and diluted weighted average number of common shares outstanding	1,106	1,080	1,073	1,045

	As of Three Months Ended March 31, 2016	Year Ended December 31,
		2015	2014
Balance Sheet Data:
Cash	$618	$306	$148
Total assets	770	364	194
Convertible promissory notes payable—related party	50,315	48,595	42,193
Total liabilities	51,396	49,277	42,263
Accumulated deficit	(50,632)	(48,920)	(42,069)
Total stockholders' deficit	(50,626)	(48,913)	(42,069)

Selected Unaudited Pro Forma Condensed Combined Financial Data of Synta and Madrigal

        The following selected unaudited pro forma condensed combined financial data is intended to show how the merger might have affected historical financial statements. Synta and Madrigal unaudited pro forma condensed combined balance sheet data assume that the merger took place on March 31, 2016 and combine the Synta and Madrigal historical balance sheets at March 31, 2016. Synta and Madrigal unaudited pro forma condensed combined statement of operations data assume that the merger took place on each of January 1, 2016 and January 1, 2015, and combine the historical results of Synta and Madrigal for the three months ended March 31, 2016 and the year ended December 31, 2015. The following should be read in conjunction with the section entitled "Unaudited Pro Forma Condensed Combined Financial Statements" beginning on page 226, Synta's audited financial statements and notes thereto included in the Synta 10-K, Synta's unaudited financial statements and notes thereto included in the Synta 10-Q, Madrigal's audited and unaudited historical financial statements and the notes thereto beginning on page F-1, the sections entitled "Synta Management's Discussion and Analysis of Financial Condition and Results of Operations" beginning on page 203 and "Madrigal Management's Discussion and Analysis of Financial Condition and Results of Operations" beginning on page 205 and the other information contained in this proxy statement. The following information does not give effect to the proposed reverse stock split of Synta common stock described in Proposal No. 2.

        The unaudited pro forma condensed combined financial statements were prepared in accordance with the regulations of the SEC. The pro forma adjustments reflecting the completion of the merger are based upon the application of the acquisition method of accounting in accordance with GAAP and upon the assumptions set forth in the unaudited pro forma condensed combined financial statements.

        The historical financial data has been adjusted to give pro forma effect to events that are (i) directly attributable to the merger, (ii) factually supportable and (iii) with respect to the statements of operations, expected to have a continuing impact on the combined results. The pro forma adjustments are preliminary and based on management's estimates of the fair value and useful lives of the assets acquired and liabilities assumed and have been prepared to illustrate the estimated effect of the acquisition and certain other adjustments.

        The unaudited pro forma condensed combined financial data is presented for illustrative purposes only and is not necessarily indicative of the financial condition or results of operations of future periods or the financial condition or results of operations that actually would have been realized had the entities been combined during the periods presented. In addition, as explained in more detail in the accompanying notes to the unaudited pro forma condensed combined financial statements (see the section entitled "Unaudited Pro Forma Condensed Combined Financial Statements" beginning on page 226), the preliminary acquisition-date fair value of the identifiable assets acquired and liabilities assumed reflected in the unaudited pro forma condensed combined financial statements is subject to adjustment and may vary from the actual amounts that will be recorded upon completion of the merger.

	Three Months Ended March 31, 2016	Year Ended December 31, 2015
	(in thousands except per share amounts)
Unaudited Pro Forma Condensed Combined Statements of Operations Data:
Operating expenses:
Research and development	4,137	57,501
General and administrative	3,230	15,958

Total operating expenses	7,367	73,459
Net loss	$(7,444)	$(74,520)
Basic and diluted net loss per share	$(0.02)	$(0.19)

As of March 31, 2016
(In thousands)
Unaudited Pro Forma Condensed Combined Balance Sheet Data:
Cash, cash equivalents and marketable securities	$60,410
Working capital	45,582
Total assets	79,161
Term loans and capital lease obligations	2,332
Accumulated Deficit	(50,818)
Stockholders' equity	63,627

Comparative Historical and Unaudited Pro Forma Per Share Data

        The information below reflects the historical net loss and book value per share of Synta common stock and the historical net loss and book value per share of Madrigal common stock in comparison with the unaudited pro forma net loss and book value per share after giving effect to the merger of Synta with Madrigal. The unaudited pro forma net loss and book value per share does not give effect to the proposed reverse stock split of Synta common stock described in Proposal No. 2.

        You should read the tables below in conjunction with the audited and unaudited financial statements of Synta incorporated by reference in this proxy statement and the audited and unaudited financial statements of Madrigal included elsewhere in this proxy statement and the related notes and the unaudited pro forma condensed combined financial information and notes related to such financial statements included elsewhere in this proxy statement.

SYNTA

	Three Months Ended March 31, 2016	Year Ended December 31, 2015
Historical Per Common Share Data:
Basic and diluted net loss per share	$(0.05)	$(0.53)
Book value per share	0.32	0.37

MADRIGAL

	Three Months Ended March 31, 2016	Year Ended December 31, 2015
Historical Per Common Share Data:
Basic and diluted net loss per share	$(1.55)	$(6.38)
Book value per share	(45.78)	(44.23)

SYNTA AND MADRIGAL

	Three Months Ended March 31, 2016	Year Ended December 31, 2015
Historical Per Common Share Data:
Basic and diluted net loss per share	$(0.02)	$(0.19)
Book value per share	0.16	—

MARKET PRICE AND DIVIDEND INFORMATION

        Synta common stock is listed on The NASDAQ Global Market under the symbol "SNTA" The following table presents, for the periods indicated, the range of high and low per share sales prices for Synta common stock as reported on The NASDAQ Global Market for each of the periods set forth below. Madrigal is a private company and its common stock is not publicly traded. These per share sales prices do not give effect to the proposed reverse stock split of Synta common stock to be implemented prior to the closing of the merger.

Synta Common Stock

	High	Low
Year Ended December 31, 2014
First Quarter	$7.22	$4.07
Second Quarter	$4.60	$3.91
Third Quarter	$4.97	$2.94
Fourth Quarter	$3.44	$2.54
Year Ended December 31, 2015
First Quarter	$2.98	$1.85
Second Quarter	$3.17	$1.91
Third Quarter	$2.37	$1.57
Fourth Quarter	$2.08	$0.29
Year Ended December 31, 2016
First Quarter	$0.36	$0.15
Second Quarter (until May 18, 2016)	$0.45	$0.23

        The closing price of Synta common stock on April 13, 2016, the last trading day prior to the public announcement of the merger, was $0.24 per share and the closing price of Synta common stock on April 14, 2016 was $0.41 per share, in each case as reported on The NASDAQ Global Market.

        Because the market price of Synta common stock is subject to fluctuation, the market value of the shares of Synta common stock that Madrigal stockholders will be entitled to receive in the merger may increase or decrease.

        Assuming successful application for initial listing with The NASDAQ Global Market or The NASDAQ Capital Market, following the completion of the merger, Synta common stock will be listed on The NASDAQ Global Market or The NASDAQ Capital Market and will trade under Synta's new name, "Madrigal Pharmaceuticals, Inc.," and new trading symbol "MDGL."

        As of [•], 2016, the record date for the Annual Meeting, Synta had approximately [•] holders of record of its common stock. As of May 18, 2016, Madrigal had three holders of record of its common stock.

Dividends

        Synta has never paid or declared any cash dividends on its common stock and Synta is currently prohibited from making any dividend payment under the terms of its Loan and Security Agreement with General Electric Capital Corporation, or GECC, and under the terms of the Merger Agreement. Synta currently intends to retain all available funds and any future earnings to fund the development and expansion of its business, and Synta does not anticipate paying any cash dividends in the foreseeable future. Any future determination to pay dividends will be at the discretion of Synta's board of directors and will depend on Synta's financial condition, results of operations, contractual restrictions, capital requirements, and other factors that Synta's board of directors deems relevant.

        Madrigal has never paid or declared any cash dividends on its common stock. If the merger does not occur, Madrigal does not anticipate paying any cash dividends on its common stock in the foreseeable future, and Madrigal intends to retain all available funds and any future earnings to fund the development and expansion of its business. Any future determination to pay dividends will be at the discretion of Madrigal's board of directors and will depended upon a number of factors, including its results of operations, financial condition, prospects, contractual restrictions, restrictions imposed by applicable law and other factors Madrigal's then-current board of directors deems relevant.

RISK FACTORS

        The combined company will be faced with a market environment that cannot be predicted and that involves significant risks, many of which will be beyond its control. In addition to the other information contained in this proxy statement, you should carefully consider the material risks described below before deciding how to vote your shares of Synta common stock. In addition, you should read and consider the risks associated with the business of Synta because these risks may also affect the combined company—these risks can be found in Synta's 10-K, as updated by Synta's 10-Q, both of which are filed with the SEC. You should also read and consider the other information in this proxy statement and the other documents incorporated by reference into this proxy statement. Please see the section entitled "Where You Can Find More Information" on page 246 in this proxy statement.

Risks Related to the Merger

The number of shares that Madrigal securityholders will receive is not adjustable based on the market price of Synta common stock, so the merger consideration at the closing may have a greater or lesser value than the market price at the time the Merger Agreement was signed.

        The Merger Agreement has set the exchange ratio formula for Madrigal common stock, subject to adjustment based on the proposed reverse stock split to be implemented prior to the closing of the merger. Any changes in the market price of Synta common stock before the completion of the merger will not affect the number of shares Madrigal securityholders will be entitled to receive pursuant to the Merger Agreement. Therefore, if before the completion of the merger the market price of Synta common stock declines from the market price on the date of the Merger Agreement, then Madrigal securityholders could receive merger consideration with substantially lower value. Similarly, if before the completion of the merger, the market price of Synta common stock increases from the market price on the date of the Merger Agreement, then Madrigal securityholders could receive merger consideration with substantially more value for their shares of Madrigal capital stock than the parties had negotiated for in the establishment of the exchange ratio. The Merger Agreement does not include a price-based termination right.

The announcement and pendency of the merger could have an adverse effect on Synta's business, financial condition, results of operations, or business prospects.

        While there have been no significant adverse effects to date, the announcement and pendency of the merger could disrupt Synta's businesses in the following ways, among others:

  •
  third parties may seek to terminate and/or renegotiate their relationships with Synta as a result of the merger, whether pursuant to the terms of their existing agreements with Synta or otherwise; and

  •
  the attention of Synta's management may be directed toward the completion of the merger and related matters and may be diverted from the day-to-day business operations of Synta, including from other opportunities that might otherwise be beneficial to Synta.

        Should they occur, any of these matters could adversely affect Synta's financial condition, results of operations, or business prospects.

The market price of Synta's common stock following the merger may decline as a result of the transaction.

        The market price of Synta's common stock may decline as a result of the merger for a number of reasons, including if:

  •
  investors react negatively to the combined company's business and prospects; or

  •
  the performance of the combined company's business or its prospects are not consistent with the expectations of financial or industry analysts.

Even if the merger is consummated, Synta and Madrigal may fail to realize the anticipated benefits of the merger.

        The success of the merger will depend on, among other things, the combined company's ability to achieve its business objectives, including the successful development of its product candidates. If the combined company is not able to achieve these objectives, the anticipated benefits of the merger may not be realized fully, may take longer to realize than expected, or may not be realized at all.

        Synta and Madrigal have operated and, until the completion of the merger, will continue to operate independently. Following the completion of the merger, it is possible that the integration process could result in the loss of key employees, the disruption of each company's ongoing business, an adverse impact on the value of its assets, or inconsistencies in standards, controls, procedures or policies that could adversely affect Synta's ability to comply with reporting obligations as a public company, to satisfy its obligations to third parties or to achieve the anticipated benefits of the merger. Integration efforts between the two companies will also divert management's attention and resources. Any delays in the integration process or inability to realize the full extent of the anticipated benefits of the merger could have an adverse effect on Synta's business and the results of its operations. Such an adverse effect on the business may affect the value of the shares of the combined company's common stock after the completion of the merger.

        Potential difficulties that may be encountered in the integration process include the following:

  •
  using the combined company's cash and other assets efficiently to develop the business of the combined company;

  •
  appropriately managing the liabilities of the combined company;

  •
  potential unknown or currently unquantifiable liabilities associated with the merger and the operations of the combined company; and

  •
  performance shortfalls at one or both of the companies as a result of the diversion of management's attention caused by completing the merger and integrating the companies' operations.

        In addition, Madrigal could be materially adversely affected prior to the closing of the merger, which could have a material adverse effect on the combined company if Synta is required to complete the merger. For example, Synta is required under the Merger Agreement to complete the merger despite any changes in general economic or political conditions or the securities market in general, to the extent they do not disproportionately affect Madrigal; any changes in or affecting the industries in which Madrigal operates, to the extent they do not disproportionately affect Madrigal in any material respect; any changes, effects or circumstances resulting from the announcement or pendency of the Merger Agreement or the completion of the contemplated transactions or compliance with the terms of the Merger Agreement; and continued losses from operations or decreases in cash balances of Madrigal. If any such adverse changes occur and the merger is still completed, the combined company's stock price may suffer. This in turn may reduce the value of the merger to Synta's stockholders.

Some Synta executive officers and directors have interests in the merger that are different from, or in addition to, yours and that may influence them to support or approve the issuance of shares of Synta common stock in connection with the merger and the related matters to be acted upon by Synta's stockholders at the Annual Meeting.

        Certain executive officers and directors of Synta participate in arrangements that provide them with interests in the merger that are different from, or in addition to, yours, including, among others, affiliate ownership of equity in Madrigal, the continued service as an executive officer or director of the combined company, severance benefits, the acceleration of stock options restricted stock and restricted stock unit vesting and continued indemnification.

        For example, Synta has entered into certain employment and severance benefits agreements with each of its named executive officers that may result in the receipt by such named executive officers of cash severance payments and other benefits with a total value of approximately $3.2 million (collectively, not individually, and including the value of the accelerated vesting of unvested restricted stock awards and the vesting of restricted stock units awards), based on data available as of May 2, 2016, the latest practicable date prior to the filing of this proxy statement, and assuming a covered termination of employment of each named executive officer's employment as of such date. The closing of the merger will also result in the vesting of 3,300,000 restricted stock unit awards, whether or not there is a covered termination of such named executive officer's employment. The value of these awards is included in the total value of cash severance payments and other benefits described above.

        By way of further example, at the effective time of the merger, the officers of the combined company will include Paul A. Friedman, M.D., former director of Synta, who will be the Chief Executive Officer and Chairman of the combined company, and Rebecca Taub, M.D., a current executive officer of Madrigal who will be the Chief Medical Officer, Executive Vice President, Research & Development and Director, of the combined company. Dr. Friedman is the spouse of Dr. Taub. Dr. Friedman and Dr. Taub will have significant beneficial ownership interests in the combined company due in part to the post-closing entity's equity compensation arrangements with Dr. Friedman and Dr. Taub. Assuming the full vesting and exercise of options to purchase 14,875,669 shares of common stock and the vesting 5,950,267 shares of restricted stock, and based on the projected number of shares of Synta common stock to be outstanding immediately after the closing, Dr. Friedman and Dr. Taub would have a pro forma stock ownership of 60,493,023 shares of the combined company, or approximately 14.5% immediately after the closing of the merger. Additionally, Marc R. Schneebaum is currently the Chief Financial Officer of Synta and will continue as the Chief Financial Officer of the combined company after the effective time of the merger and Keith R. Gollust is currently a director of Synta and will continue as a director of the combined company after the effective time of the merger. As further discussed under the heading "Background of the Merger," Dr. Friedman was excluded from certain discussions of Synta's board of directors involving its consideration of the potential merger with Madrigal and was excluded at the time Synta's board of directors voted in favor of the transaction contemplated by the Merger Agreement.

        These interests, among others, may have influenced or may influence the officers and directors of Synta to support or approve the issuance of shares of Synta common stock in connection with the merger and the related matters to be acted upon by Synta's stockholders at the Annual Meeting. For more information concerning the interests of Synta executive officers and directors, see the section entitled "The Merger—Interests of the Synta Directors and Executive Officers in the Merger" in this proxy statement.

Synta's stockholders will have a reduced ownership and voting interest in, and will exercise less influence over the management of, the combined company following the completion of the merger.

        After the completion of the merger, the current stockholders of Synta will own a significantly smaller percentage of the combined company than their ownership of Synta prior to the merger. At the effective time of the merger, Synta's equityholders will collectively own approximately 36% of the outstanding shares of the combined company, assuming no future, unanticipated issuances of Synta or Madrigal capital stock prior to closing of the merger. This calculation does not contemplate outstanding Synta option awards, which will remain outstanding under their existing terms following the merger, nor does it include equity awards in the amount of 20,825,936 shares of common stock of the combined company that are expected to be granted immediately after the completion of the merger to Paul A. Friedman, M.D., and Rebecca Taub, M.D., as executive officers of the combined company. In addition, the seven-member board of directors of the combined company will initially be comprised of five Madrigal directors, one current Synta director and one additional director mutually agreed to by Synta and Madrigal. Consequently, Synta's stockholders will be able to exercise less influence over the management and policies of the combined company than they currently exercise over the management and policies of Synta.

Synta's stockholders may not realize a benefit from the merger commensurate with the ownership dilution they will experience in connection with the merger.

        If the combined company is unable to realize the full strategic and financial benefits anticipated from the merger, Synta's stockholders will have experienced substantial dilution of their ownership interests without receiving any commensurate benefit, or only receiving part of the commensurate benefit to the extent the combined company is able to realize only part of the strategic and financial benefits currently anticipated from the merger.

Failure to complete the merger may adversely affect Synta's common stock price and future business and operations.

        If the merger is not completed, Synta is subject to the following risks:

  •
  if the Merger Agreement is terminated under certain circumstances, Synta will be required to pay Madrigal a termination fee of $1.25 million, or to reimburse Madrigal for up to $250,000 in certain transaction expenses;

  •
  the attention of Synta's management will have been diverted to the merger instead of being directed solely to Synta's own operations and the pursuit of other opportunities that may have been beneficial to Synta;

  •
  the loss of Synta's time and resources;

  •
  the price of Synta's stock may decline and remain volatile; and

  •
  costs related to the merger, such as legal, accounting and transaction agent fees, some of which must be paid even if the merger is not completed.

        In addition, if the Merger Agreement is terminated and Synta's board of directors determines to seek another business combination, there can be no assurance that Synta will be able to find a transaction that is superior or equal in value to the merger.

The conditions under the Merger Agreement to Madrigal's consummation of the merger may not be satisfied at all or in the anticipated timeframe.

        The obligation of Madrigal to complete the merger is subject to certain conditions, including the approval by Synta's stockholders of certain matters and other customary closing conditions, including, among other things, the accuracy of the representations and warranties contained in the Merger Agreement, subject to certain materiality qualifications, compliance by the parties with their respective covenants under the Merger Agreement and no law or order preventing the merger and related transactions. Synta also intends to pursue all required approvals in accordance with the Merger Agreement. However, no assurance can be given that the required approvals will be obtained and, even if all such approvals are obtained, no assurance can be given as to the terms, conditions and timing of the approvals or that they will satisfy the terms of the Merger Agreement.

During the pendency of the merger, Synta may not be able to enter into a business combination with another party at a favorable price because of restrictions in the Merger Agreement, which could adversely affect their businesses.

        Covenants in the Merger Agreement generally prohibit Synta and Madrigal from entering into certain extraordinary transactions with any third party, including mergers, purchases or sales of assets, or other business combinations, subject to certain exceptions relating to fiduciary duties, or from completing other transactions that are not in the ordinary course of business pending completion of the merger, including transactions that may be favorable to the companies or their stockholders. As a result, if the merger is not completed, Synta's stockholders may be adversely affected by its inability to pursue other beneficial opportunities during the pendency of the merger.

Provisions of the Merger Agreement may discourage third parties from submitting alternative acquisition proposals, including proposals that may be superior to the merger.

        The terms of the Merger Agreement prohibit Synta from soliciting alternative takeover proposals or cooperating with persons making unsolicited takeover proposals, except in limited circumstances when its board of directors determines in good faith, after consultation with its outside legal counsel and financial advisors, that an unsolicited bona fide written competing proposal constitutes, or would reasonably be expected to lead to, a superior competing proposal, and that failure to pursue such proposal would be considered a breach of the board's fiduciary duties. If Synta terminates the Merger Agreement because it enters into an alternative superior transaction, Synta would be required to pay a termination fee of $1.25 million to Madrigal. Such termination fee may discourage third parties from submitting competing takeover proposals to Synta, and may cause the board of directors to be less inclined to recommend a competing proposal.

The lack of a public market for Madrigal shares makes it difficult to determine the fair market value of Madrigal, and the merger consideration to be issued to Madrigal securityholders may exceed the actual value of Madrigal.

        The outstanding capital stock of Madrigal is privately held and is not traded on any public market, which makes it difficult to determine the fair market value of Madrigal. There can be no assurances that the merger consideration to be issued to Madrigal securityholders will not exceed the actual value of Madrigal.

Synta and the combined company will incur substantial transaction-related costs in connection with the merger.

        Synta has incurred, and expects to continue to incur, a number of non-recurring transaction-related costs associated with completing the merger and combining the two companies. These fees and costs have been, and will continue to be, substantial. Non-recurring transaction costs include, but are not limited to, fees paid to legal, financial and accounting advisors, severance and benefit costs, filing fees and printing costs. Additional unanticipated costs may be incurred in the integration of Synta's business with Madrigal's business, which may be higher than expected and could have a material adverse effect on the combined company's financial condition and operating results.

A failure by the combined company upon the completion of the merger to comply with the initial listing standards of The NASDAQ Global Market or The NASDAQ Capital Market may subject its stock to delisting from The NASDAQ Stock Market.

        Upon completion of the merger, Synta will be required to meet the initial listing requirements to maintain the listing and continued trading of its shares on The NASDAQ Global Market or The

NASDAQ Capital Market. These initial listing requirements are more difficult to achieve than the continued listing requirements under which Synta is now trading. Based on information currently available to Synta, Synta anticipates that its stock will be unable to meet the $4.00 minimum bid price initial listing requirement at the closing of the merger unless it effects a reverse stock split. If Synta is unable to satisfy these requirements, The NASDAQ Stock Market may notify Synta that its stock will be subject to delisting from The NASDAQ Global Market. Pursuant to the Merger Agreement, Synta agreed to use its commercially reasonable efforts to cause the shares of Synta common stock being issued in the merger to be approved for listing on The NASDAQ Global Market (or such other NASDAQ market which Synta's common stock then trades) at or prior to the effective time of the merger. Madrigal agreed to use its commercially reasonable efforts to provide the information required for an initial listing application pursuant to NASDAQ Stock Market Rule 5110 and to fully cooperate and participate in preparing such application and obtaining such listing. In addition, often times a reverse stock split will not result in a trading price for the affected common stock that is proportional to the ratio of the split. Synta believes that the proposed reverse stock split will be in the best interest of the combined company and its stockholders. However, Synta cannot assure you that the implementation of the reverse stock split will have a positive impact on the price of its common stock.

The shares of Synta common stock issuable in the merger constitute restricted securities under federal securities laws and are subject to additional restrictions on transfer. As a result, the shares will not be freely tradable following the merger, and stockholders receiving them may never be able to achieve liquidity.

        The shares of Synta common stock issued as consideration in the merger will not immediately be registered under the Securities Act. The shares of Synta common stock will constitute "restricted stock" under the Securities Act and, therefore, such shares may not be sold unless the shares are registered or unless an exemption from the registration and prospectus delivery requirements of the Securities Act is available. As a general matter, holders of such shares will not be able to transfer any of their shares until at least six months after receiving shares of Synta common stock, which is when the shares would first be eligible to be sold under Rule 144 promulgated under the Securities Act, assuming the conditions thereof are otherwise satisfied.

        Pursuant to the Merger Agreement, within 60 days of the closing date of the merger, Synta is obligated to file with the SEC a registration statement on Form S-3 (or if Form S-3 is not available, such other form as may provide for a resale of the shares of Synta common stock issued pursuant to the merger), covering the resale of the shares of Synta common stock received in exchange for shares of Madrigal capital stock pursuant to the merger. Synta is also obligated to use commercially reasonable efforts to cause such registration statement to be declared effective as soon as possible following the filing of the registration statement and remain effective.

        Stockholders receiving such Synta shares in the merger will not be able to achieve liquidity with respect to their shares of Synta common stock until the time that a registration statement covering the resale of such shares is declared effective and, as a result, holders of such shares may be required to bear the financial risks of this investment until that time.

The success of the proposed business combination of Synta and Madrigal will depend in part on relationships with third parties, which relationships may be affected by third-party preferences or public attitudes about the merger. Any adverse changes in these relationships could adversely affect Synta's or Madrigal's business, financial condition, or results of operations.

        The success of the merger will be in part dependent on the combined entity's ability to maintain and renew the business relationships of both Synta and Madrigal and to establish new business relationships. There can be no assurance that the management of either Synta or Madrigal will be able to maintain such business relationships, or enter into or maintain new business contracts and other business relationships, on acceptable terms, if at all. The failure to maintain important business relationships could have a material adverse effect on the business, financial condition, or results of operations of Synta and Madrigal.

Synta or the combined company may become involved in securities class action litigation that could divert management's attention and harm the combined company's business, and insurance coverage may not be sufficient to cover all costs and damages.

        In the past, securities class action or shareholder derivative litigation often follows certain significant business transactions, such as the sale of a business division or announcement of a merger. The combined company may become involved in this type of litigation in the future. Litigation often is expensive and diverts management's attention and resources, which could adversely affect the combined company's business.

Risks Related to the Proposed Reverse Stock Split

The reverse stock split may not increase the combined company's stock price over the long-term.

        The principal purpose of the reverse stock split is to increase the per-share market price of Synta's common stock. It cannot be assured, however, that the reverse stock split will accomplish this objective for any meaningful period of time. While it is expected that the reduction in the number of outstanding shares of common stock will proportionally increase the market price of Synta's common stock, it cannot be assured that the reverse stock split will increase the market price of its common stock by a multiple of the proposed reverse stock split ratio, or result in any permanent or sustained increase in the market price of Synta's common stock, which is dependent upon many factors, including the combined company's business and financial performance, general market conditions, and prospects for future success. Thus, while the stock price of the combined company might meet the continued listing requirements for The NASDAQ Global Market or The NASDAQ Capital Market initially, it cannot be assured that it will continue to do so.

The reverse stock split may decrease the liquidity of the combined company's common stock.

        Although the Synta board of directors believes that the anticipated increase in the market price of the combined company's common stock could encourage interest in its common stock and possibly promote greater liquidity for its stockholders, such liquidity could also be adversely affected by the reduced number of shares outstanding after the reverse stock split. The reduction in the number of outstanding shares may lead to reduced trading and a smaller number of market makers for Synta's common stock.

The reverse stock split may lead to a decrease in the combined company's overall market capitalization.

        Should the market price of the combined company's common stock decline after the reverse stock split, the percentage decline may be greater, due to the smaller number of shares outstanding, than it would have been prior to the reverse stock split. A reverse stock split may be viewed negatively by the market and, consequently, can lead to a decrease in the combined company's overall market capitalization. If the per share market price does not increase in proportion to the reverse stock split ratio, then the value of the combined company, as measured by its stock capitalization, will be reduced. In some cases, the per-share stock price of companies that have effected reverse stock splits subsequently declined back to pre-reverse split levels, and accordingly, it cannot be assured that the total market value of Synta's common stock will remain the same after the reverse stock split is effected, or that the reverse stock split will not have an adverse effect on Synta's stock price due to the reduced number of shares outstanding after the reverse stock split.

Risks Related to Synta

Synta may not be able to complete the merger and may elect to pursue another strategic transaction similar to the merger, which may not occur on commercially reasonably terms or at all.

        Synta cannot assure you that it will complete the merger in a timely manner or at all. The Merger Agreement is subject to many closing conditions and termination rights. Synta's assets currently consist primarily of cash, cash equivalents and marketable securities, and its listing on The NASDAQ Global Market. If Synta does not complete the merger, its board of directors may elect to attempt to complete another strategic transaction similar to the merger. Such attempts will likely be costly and time consuming, and Synta cannot make any assurances that a future strategic transaction will occur on commercially reasonable terms or at all.

If the merger is not completed, Synta may elect to liquidate its remaining assets, and there can be no assurances as to the amount of cash available to distribute to stockholders after paying its debts and other obligations.

        If Synta does not complete the merger, the board of directors may elect to take the steps necessary to liquidate all of its remaining assets. The process of liquidation may be lengthy and Synta cannot make any assurances regarding the timing of completing such a process. In addition, Synta would be required to pay all of its debts and contractual obligations, and to set aside certain reserves for potential future claims. There can be no assurance as to the amount of cash that will be available to distribute to stockholders after paying Synta's debts and other obligations and setting aside funds for reserves, nor as to the timing of any such distribution.

Synta has a substantial accumulated deficit and expects to continue to incur losses for future periods.

        As of March 31, 2016, Synta had an accumulated deficit of $712.8 million. Synta had a net loss of $6.5 million for the quarter ended March 31, 2016, and net losses of $68.7 million and $86.2 million for the years ended December 31, 2015 and December 31, 2014, respectively. Synta's losses for other periods have historically resulted principally from costs incurred in connection with Synta's research and development activities, including clinical trials, and from general and administrative expenses associated with its operations. Synta expects to continue to incur losses for future periods, including periods following completion of the merger. As a result, following the completion of the merger, the combined company will need to generate significant revenues to achieve profitability in the future or, if it does achieve profitability for any particular period, to sustain or grow its profitability on a quarterly or annual basis. Synta derived a substantial portion of its revenue in past years from its strategic alliances and collaborations, which have all terminated. Synta does not currently have any source of product revenue.

Risks Related to Synta's Common Stock

The market price of Synta's common stock has historically been highly volatile and the merger may result in significant stock price and trading volume fluctuations.

        The trading price of Synta's common stock has historically been highly volatile, and the merger may result in significant stock price and trading volume fluctuations. Synta cannot predict precisely the impact the announcement, pendency or completion of the merger will have on its stock price. Additionally, the stock market in general has experienced extreme price and volume fluctuations. The market prices of securities of pharmaceutical, biopharmaceutical and biotechnology companies in particular have been extremely volatile and have experienced fluctuations that have often been unrelated or disproportionate to operating performance.

If Synta fails to continue to meet all applicable NASDAQ Global Market requirements and The NASDAQ Stock Market determines to delist its common stock, the delisting could adversely affect the market liquidity of Synta's common stock, impair the value of your investment, harm Synta's business, and impair its ability to complete the merger.

        Synta's common stock is currently listed on The NASDAQ Global Market. In order to maintain that listing, Synta must satisfy minimum financial and other requirements. On December 3, 2015, Synta received notice from the Listing Qualifications Department of The NASDAQ Stock Market that its common stock had not met the $1.00 per share minimum bid price requirement for the last 30 consecutive business days pursuant to NASDAQ Stock Market Listing Rule 5450(a)(1) and that, if Synta were unable to demonstrate compliance with this requirement during the applicable grace periods, its common stock would be delisted after that time. The notification letter stated that pursuant to NASDAQ Stock Market Listing Rule 5810(c)(3)(A) Synta would be afforded 180 calendar days, or until May 31, 2016, to regain compliance with the minimum bid price requirement. In order to regain compliance, shares of Synta's common stock must maintain a minimum closing bid price of at least $1.00 per share for a minimum of ten consecutive business days. If Synta does not regain compliance by May 31, 2016, NASDAQ Stock Market will provide written notification to it that its common stock will be delisted. At that time, Synta may appeal NASDAQ Stock Market's delisting determination to a NASDAQ Stock Market Listing Qualifications Panel. Alternatively, Synta may be eligible for an additional 180 day grace period if it satisfies all of the requirements, other than the minimum bid price requirement, for listing on The NASDAQ Capital Market set forth in NASDAQ Stock Market Listing Rule 5505. The closing bid price of Synta's common stock on The NASDAQ Global Market was $0.3605 on May 18, 2016.

        While Synta intends to engage in efforts to regain compliance, including by effecting the proposed reverse stock split, and thus maintain its listing, there can be no assurance that it will be able to regain compliance during the applicable time periods set forth above. If Synta fails to continue to meet all applicable NASDAQ Global Market requirements in the future and The NASDAQ Stock Market determines to delist its common stock, the delisting could substantially decrease trading in Synta's common stock and adversely affect the market liquidity of Synta's common stock; adversely affect Synta's ability to obtain financing on acceptable terms, if at all, for the continuation of its operations; and harm Synta's business. Additionally, the market price of Synta's common stock may decline further and stockholders may lose some or all of their investment.

A small number of Synta's stockholders beneficially own a substantial amount of Synta's common stock and have substantial control over Synta; therefore, your ability to influence corporate matters may be limited.

        Certain stockholders affiliated with Synta's officers and directors collectively beneficially own or control approximately 18.8% of Synta's outstanding common stock as of May 2, 2016 and acting together, may have the ability to affect matters submitted to Synta's stockholders for approval, including the approval of significant transactions, like the merger. This concentration of ownership may have the effect of delaying, deferring or preventing a strategic transaction, even if such a transaction would benefit other stockholders.

Fluctuations in Synta's operating results could adversely affect the price of Synta's common stock.

        Synta's operating results are likely to fluctuate significantly from quarter to quarter and year to year. These fluctuations could cause Synta's stock price to decline. Some of the factors that may cause Synta's operating results to fluctuate on a period-to-period basis include:

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  whether Synta pursues and completes any merger, acquisition or other significant corporate transaction, and, if it does, the associated terms in each case;

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  restructuring costs;

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  implementation or termination of collaborations, licensing, manufacturing or other material agreements with third parties, and any non-recurring revenue or expenses under any such agreement;

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  the extent of Synta's general and administrative expenses;

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  general and industry-specific economic conditions; and

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  general conditions in the pharmaceutical, biopharmaceutical or biotechnology industries or in the U.S. or global credit or financial markets.

        Due to fluctuations in Synta's operating results, a period-to-period comparison of Synta's results of operations may not be meaningful, and investors should not rely on them as a good indication of Synta's future performance. Fluctuations in Synta's operating results may not meet the expectations of securities analysts or investors. Failure to meet these expectations may cause the price of Synta's common stock to decline.

        These and other external factors may cause the market price and demand for Synta's common stock to fluctuate substantially, which may limit or prevent investors from readily selling its shares of common stock and may otherwise negatively affect the liquidity of Synta's common stock. In addition, in the past, when the market price of a stock has been volatile, holders of that stock have instituted securities class action litigation against the company that issued the stock. If any of Synta's stockholders brought a lawsuit against Synta, it could incur substantial costs defending the lawsuit. Such a lawsuit could also divert the time and attention of Synta's management.

If Synta's stockholders sell a substantial number of shares of Synta's common stock in the public market, Synta's stock price may decline.

        Synta's current trading volumes are modest, and sales of a substantial number of shares of its common stock in the public market, or the perception that these sales could occur, could cause the market price to decline. Such sales also might make it more difficult for Synta to sell equity securities in the future at a time and at a price that it deems appropriate. If there are more shares of Synta's common stock offered for sale than buyers are willing to purchase, the market price of Synta's common stock may decline to a market price at which buyers are willing to purchase the offered shares and sellers remain willing to sell the shares. The number of shares of Synta's common stock owned by its stockholders and available for sale in the public market is limited only to the extent provided under applicable federal securities laws. In addition, Synta may, in the future, issue additional shares of its common stock as compensation to its employees, directors or consultants, in connection with strategic alliances, collaborations, acquisitions or other transactions or to raise capital. Accordingly, sales of a substantial number of shares of Synta's common stock in the public market could occur at any time.

Provisions of Synta's charter, bylaws, and Delaware law may make an acquisition of Synta or a change in its management more difficult.

        Certain provisions of Synta's restated certificate of incorporation and restated bylaws could discourage, delay, or prevent a merger, acquisition, or other change in control that stockholders may consider favorable, including transactions in which stockholders might otherwise receive a premium for their shares. These provisions also could limit the price that investors might be willing to pay in the future for shares of Synta's common stock, thereby depressing the market price of its common stock. Stockholders who wish to participate in these transactions may not have the opportunity to do so. Furthermore, these provisions could prevent or frustrate attempts by Synta's stockholders to replace or remove Synta's management.

        These provisions:

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  allow the authorized number of directors to be changed only by resolution of Synta's board of directors;

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  establish a classified board of directors, providing that not all members of the board of directors be elected at one time;

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  authorize Synta's board of directors to issue without stockholder approval blank check preferred stock that, if issued, could operate as a "poison pill" to dilute the stock ownership of a potential hostile acquirer to prevent an acquisition that is not approved by Synta's board of directors;

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  require that stockholder actions must be effected at a duly called stockholder meeting and prohibit stockholder action by written consent;

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  establish advance notice requirements for stockholder nominations to Synta's board of directors or for stockholder proposals that can be acted on at stockholder meetings;

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  limit who may call stockholder meetings; and

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  require the approval of the holders of 80% of the outstanding shares of Synta's capital stock entitled to vote in order to amend certain provisions of Synta's restated certificate of incorporation and restated bylaws.

        In addition, because Synta is incorporated in Delaware, it is governed by the provisions of Section 203 of the Delaware General Corporation Law, or DGCL, which may, unless certain criteria are met, prohibit large stockholders, in particular those owning 15% or more of Synta's outstanding voting stock, from merging or combining with Synta for a prescribed period of time.

Synta does not anticipate paying cash dividends, and accordingly, Synta's stockholders must rely on stock appreciation for any return on their investment.

        Synta currently intends to retain its future earnings, if any, to fund the development and growth of its business. In addition, Synta is currently prohibited from making a dividend payment under the terms of its loan and security agreement with GECC and under the terms of the Merger Agreement. As a result, capital appreciation, if any, of Synta's common stock will be the sole source of gain on an investment in Synta's common stock for the foreseeable future.

Risks Related to Madrigal's Business

Madrigal has a limited operating history, has incurred significant operating losses since inception and expects to incur significant operating losses for the foreseeable future. Madrigal may never become profitable or, if achieved, be able to sustain profitability.

        To date, Madrigal has funded its operations primarily through private placement offerings of debt and equity securities. From September 16, 2011 through March 31, 2016, Madrigal received net proceeds of approximately $15.5 million from the issuance of convertible notes. In addition, on April 13, 2016, concurrent with the execution of the Merger Agreement, certain securityholders of Madrigal agreed to invest $9.0 million of gross proceeds in Madrigal prior to the consummation of the merger, which is referred to herein as the Private Placement. As of March 31, 2016, Madrigal had cash and cash equivalents of $0.6 million. Madrigal has incurred significant operating losses since its inception and expects to incur significant losses for the foreseeable future as Madrigal continues its clinical trial and development programs for MGL-3196 and other future product candidates. In the future, Madrigal intends to continue to conduct research and development, clinical testing, regulatory compliance and, if MGL-3196 or other future product candidates are approved, sales and marketing activities that, together with anticipated general and administrative expenses, will likely result in Madrigal incurring further significant losses for the foreseeable future.

        Madrigal currently generates no revenue from product sales, and may never be able to commercialize MGL-3196 or other future product candidates. Madrigal does not currently have the required approvals to market MGL-3196 or any other future product candidates, and Madrigal may never receive them. Madrigal may not be profitable even if it or any of its future development partners succeed in commercializing any of Madrigal's product candidates. Because of the numerous risks and uncertainties associated with developing and commercializing Madrigal's product candidates, Madrigal is unable to predict the extent of any future losses or when it will become profitable, if at all.

Madrigal's business depends on the success of MGL-3196, which is still in clinical development. If Madrigal is unable to obtain regulatory approval for or successfully commercialize MGL-3196, its business will be materially harmed.

        To date, the sole focus of Madrigal's product development has been MGL-3196, a liver-directed selective thyroid hormone receptor beta agonist for potential use in NASH and FH. Successful continued development and ultimate regulatory approval of MGL-3196 for NASH or genetic dyslipidemias, such as FH, is critical to the future success of its business. Madrigal has invested, and will continue to invest, a significant portion of its time and financial resources in the clinical development of MGL-3196. Madrigal will need to raise sufficient funds to successfully complete its clinical development program for MGL-3196 in NASH and FH. The future regulatory and commercial success of MGL-3196 is subject to a number of risks, including the following:

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  Madrigal may not have sufficient financial and other resources to complete the necessary clinical trials for MGL-3196, including but not limited to Phase 2 clinical trials and, later, registrational clinical trials to obtain drug approval;

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  the mechanism of action of MGL-3196 is complex and Madrigal does not know the degree to which it will translate into a therapeutic benefit, if any, in NASH, FH or any other indication, and Madrigal does not know the degree to which the complex mechanism of action may contribute to long term safety issues or adverse events, if any, when MGL-3196 is taken for prolonged periods such as in the treatment of NASH, FH or any other indication;

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  Madrigal may not be able to obtain adequate evidence from clinical trials of efficacy and safety for MGL-3196 in NASH, FH or any other indication;

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  Madrigal does not know the degree to which MGL-3196 will be accepted as a therapy by physicians, patients and payors, even if approved;

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  in its clinical programs for MGL-3196, Madrigal may experience variability in patients, adjustments to clinical trial procedures and the need for additional clinical trial sites, which could delay its clinical trial progress;

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  the results of its clinical trials may not meet the level of statistical or clinical significance required by the United States Food and Drug Administration, or FDA, or comparable foreign regulatory bodies for marketing approval;

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  patients in Madrigal's clinical trials may die or suffer other adverse effects for reasons that may or may not be related to MGL-3196, which could delay or prevent further clinical development;

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  the standards implemented by clinical or regulatory agencies may change at any time;

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  the FDA or foreign clinical or regulatory agencies may require efficacy endpoints for a Phase 3 clinical trial for the treatment of NASH or FH that differ from the endpoints of Madrigal's current or future trials, which may require Madrigal to conduct additional clinical trials;

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  if approved for NASH, MGL-3196 will likely compete with the off-label use of currently marketed products and other therapies in development that may reach approval for NASH prior to MGL-3196;

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  if approved for FH, MGL-3196 will likely compete with currently approved and marketed products and other therapies in development that may reach approval for FH prior to MGL-3196; and

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  Madrigal may not be able to obtain, maintain or enforce its patents and other intellectual property rights.

        Of the large number of drugs in development in the pharmaceutical industry, only a small percentage results in the submission of a new drug application, or NDA, to the FDA and even fewer are approved for commercialization. Furthermore, even if Madrigal does receive regulatory approval to market MGL-3196, any such approval may be subject to limitations on the indicated uses or patient populations for which Madrigal may market the products. Accordingly, even if Madrigal is able to obtain the requisite financing to continue to fund its development programs, Madrigal may be unable to successfully develop or commercialize MGL-3196. If Madrigal or any of its future development partners are unable to develop, or obtain regulatory approval for, or, if approved, successfully commercialize MGL-3196, Madrigal may not be able to generate sufficient revenue to continue its business.

The results of preclinical studies and early clinical trials are not always predictive of future results. Any product candidate that Madrigal advances into clinical trials, including MGL-3196, may not have favorable results in later clinical trials or receive regulatory approval.

        Drug development has inherent risk. Madrigal will be required to demonstrate through adequate and well-controlled clinical trials that its product candidates are safe and effective, with a favorable benefit-risk profile, for use in their target indications before Madrigal can seek regulatory approvals for their commercial sale. Clinical studies are expensive, difficult to design and implement, can take many years to complete and are uncertain as to outcome. Delay or failure can occur at any stage of development, including after commencement of any of Madrigal's clinical trials. In addition, success in early clinical trials does not mean that later clinical trials will be successful, because later-stage clinical trials may be conducted in broader patient populations and involve different study designs. For instance, Madrigal's Phase 1 results may not be predictive of any future Phase 2 results. Furthermore, Madrigal's future trials will need to demonstrate sufficient safety and efficacy in larger patient populations for approval by regulatory authorities. Companies frequently suffer significant setbacks in advanced clinical trials, even after earlier clinical trials have shown promising results. In addition, only a small percentage of drugs under development result in the submission of an NDA to the FDA and even fewer are approved for commercialization.

        Madrigal cannot be certain that any of its ongoing or future clinical trials will be successful, and any safety concerns observed in any one of its clinical trials in its targeted indications could limit the prospects for regulatory approval of its product candidates in those and other indications.

If Madrigal encounters difficulties enrolling patients in its clinical trials, its clinical development activities could be delayed or otherwise adversely affected.

        Madrigal may not be able to initiate, continue, or complete clinical trials required by the FDA or foreign regulatory agencies for MGL-3196 if it is unable to locate and enroll a sufficient number of eligible patients to participate in these clinical trials. Patient enrollment, a significant factor in the timing to conduct and complete clinical trials, is affected by many factors, including the size and nature of the patient population, the proximity of patients to clinical sites, the eligibility criteria for the trial, the design of the clinical trial, competing clinical trials, and clinicians' and patients' perceptions as to the potential advantages and disadvantages of the product candidate being studied in relation to other available therapies, including any new drugs that may be approved for the indications Madrigal is investigating. In the proposed clinical trials, patient willingness to undergo a liver biopsy in Madrigal's NASH trials, and identification of patients willing to participate in Madrigal's FH trials due to the rarity of the disease, are also risk factors. Potential patients for MGL-3196 may not be adequately diagnosed or identified with the diseases which Madrigal is targeting or may not meet the entry criteria for Madrigal's studies.

        The FDA typically requires sponsors of lipid-lowering product candidates to conduct drug-drug interaction studies with statins because statins may have increased safety risks when administered together with other drug therapies that affect their pharmacokinetic profile. Accordingly, shortly after Madrigal submitted an IND for MGL-3196, the FDA placed a partial clinical hold on MGL-3196 with respect to clinical dosing of MGL-3196 with statins. Madrigal conducted its planned clinical dose escalation trials and, later, upon submitting a request to the FDA, the FDA advised Madrigal that conducting clinical drug interaction studies between MGL-3196 and statins might be sufficient to address the partial clinical hold. Madrigal has completed one clinical drug interaction study between MGL-3196 and two statins, and is currently conducting a second similar drug interaction study between MGL-3196 and a third statin, the results of which will be submitted, along with other information, to the FDA in support of Madrigal's request to the FDA that it remove the partial clinical hold. The timing of the FDA's response may affect the timing or enrollment of clinical trials in which MGL-3196 is dosed concomitantly with statins, including the FH Phase 2 clinical trial and, to a lesser extent, the NASH Phase 2 clinical trial.

        Madrigal will be required to identify and enroll a sufficient number of patients for each of its ongoing and planned clinical trials of MGL-3196 for NASH and FH indications, respectively. Madrigal also may encounter difficulties in identifying and enrolling NASH patients and FH patients with a stage of disease appropriate for its ongoing or future clinical trials. Madrigal may not be able to initiate or continue clinical trials if it is unable to locate a sufficient number of eligible patients to participate in the clinical trials required by the FDA or other foreign regulatory agencies. In addition, the process of finding and diagnosing patients may prove costly. Madrigal's inability to enroll a sufficient number of patients for any of its clinical trials would result in significant delays or may require Madrigal to abandon one or more clinical trials.

If clinical trials or regulatory approval processes for Madrigal's product candidates are prolonged, delayed or suspended, Madrigal may be unable to commercialize its product candidates on a timely basis, which would require Madrigal to incur additional costs and delay Madrigal's receipt of any revenue from potential product sales.

        Madrigal cannot predict whether it will encounter problems with any of its completed, ongoing or planned clinical trials that will cause Madrigal or any regulatory authority to delay or suspend those clinical trials or delay the analysis of data derived from them. A number of events, including any of the following, could delay the completion of Madrigal's ongoing and planned clinical trials and negatively affect its ability to obtain regulatory approval for, and to market and sell, a particular product candidate:

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  conditions imposed on Madrigal by the FDA or other regulatory authorities regarding the scope or design of its clinical trials;

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  insufficient supply of Madrigal product candidates or other materials necessary to conduct and complete its clinical trials;

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  slow enrollment and retention rate of subjects in its clinical trials; and

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  serious and unexpected drug-related side effects related to the product candidate being tested.

        Commercialization of Madrigal's product candidates may be delayed by the imposition of additional conditions on its clinical trials by the FDA or any other applicable foreign regulatory authority or the requirement of additional supportive studies by the FDA or such foreign regulatory authority.

        Madrigal does not know whether Madrigal's clinical trials will begin as planned, will need to be restructured, or will be completed on schedule, if at all. Delays in the initiation, enrollment or completion of Madrigal's clinical trials will result in increased development costs for its product candidates, and its financial resources may be insufficient to fund any incremental costs. In addition, if Madrigal's clinical trials are delayed, its competitors may be able to bring products to market before it does and the commercial viability of its product candidates could be limited.

If Madrigal fails to obtain the capital necessary to fund its operations, Madrigal will be unable to successfully develop and commercialize MGL-3196 and other future product candidates.

        Although Madrigal believes that the net cash of Synta available at the closing of the merger, together with Madrigal's existing cash and cash equivalents and the proceeds from the Private Placement, will be sufficient to fund Madrigal's current operations through at least the third quarter of 2017, Madrigal will require substantial additional future working capital in order to complete the remaining clinical development for MGL-3196 and Madrigal's other product candidates through potential regulatory approval and through potential commercialization of these product candidates. In particular, in order to initiate its Phase 3 clinical program for MGL-3196 in NASH, Madrigal will need to collaborate with a strategic partner or raise significant financing. Madrigal expects its spending levels to increase in connection with its clinical trials of MGL-3196 as well as other corporate activities. The amount and timing of any expenditure needed to implement Madrigal's development and commercialization programs will depend on numerous factors, including:

  •
  the type, number, scope, progress, expansion costs, results of and timing of Madrigal's ongoing or future clinical trials or the need for additional clinical trials of MGL-3196 for NASH and FH or any other product candidates which Madrigal is pursuing or may choose to pursue in the future;

  •
  the costs of obtaining, maintaining and enforcing its patents and other intellectual property rights;

  •
  the costs and timing of obtaining or maintaining manufacturing for MGL-3196 for NASH and FH and any other product candidates, including commercial manufacturing if any product candidate is approved;

  •
  the costs and timing of establishing sales, marketing and reimbursement capabilities and enhanced internal controls over financial reporting;

  •
  the terms and timing of establishing and maintaining collaborations, license agreements and other partnerships;

  •
  costs associated with any new product candidates that Madrigal may develop, in-license or acquire;

  •
  the effect of competing technological and market developments;

  •
  the costs associated with being a public company; and

  •
  the costs of obtaining regulatory approval.

        Some of these factors are outside of Madrigal's control. Madrigal does not expect its existing capital resources, together with the net cash of Synta at the closing of the merger and the proceeds from the Private Placement, to be sufficient to enable it to fund the completion of its clinical trials and commercialization of its product candidates. Madrigal expects that it will need to raise substantial additional funds in the future.

        Madrigal has not sold any products, and it does not expect to sell or derive revenue from any product sales for the foreseeable future. Madrigal may seek additional funding through future debt financings and potentially dilutive equity financings, as well as potential additional collaborations or strategic partnerships with other companies or through non-dilutive financings. Additional funding may not be available to Madrigal on acceptable terms or at all. In addition, the terms of any financing may adversely affect the holdings or the rights of Madrigal's stockholders. In addition, the issuance of additional shares by Madrigal, or the possibility of such issuance, may cause the market price of Madrigal's shares to decline.

        If Madrigal is unable to obtain additional funding on a timely basis, Madrigal may be unable to complete planned clinical trials for MGL-3196 for NASH and FH and any of its other product candidates, and Madrigal may be required to significantly curtail some or all of its activities. Madrigal also could be required to seek funds through arrangements with collaborative partners or otherwise that may require Madrigal to relinquish rights to its product candidates or otherwise agree to terms unfavorable to Madrigal.

Madrigal's product candidates will remain subject to ongoing regulatory review even if they receive marketing approval, and if Madrigal fails to comply with continuing regulations, Madrigal could lose these approvals and the sale of any approved Madrigal commercial products could be suspended.

        Even if Madrigal receives regulatory approval to market a particular product candidate, the manufacturing, labeling, packaging, adverse event reporting, storage, advertising, promotion, and record keeping related to the product will remain subject to extensive regulatory requirements. If Madrigal fails to comply with the regulatory requirements of the FDA and other applicable domestic and foreign regulatory authorities, or previously unknown problems with any approved product, manufacturer, or manufacturing process are discovered, Madrigal could be subject to administrative or judicially imposed sanctions, including:

  •
  restrictions on the products, manufacturers, or manufacturing processes;

  •
  warning letters;

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  civil or criminal penalties;

  •
  fines;

  •
  injunctions;

  •
  product seizures or detentions;

  •
  pressure to initiate voluntary product recalls;

  •
  suspension or withdrawal of regulatory approvals; and

  •
  refusal to approve pending applications for marketing approval of new products or supplements to approved applications.

Madrigal's industry is highly competitive, and its product candidates may become obsolete.

        Madrigal is engaged in a rapidly evolving field. Competition from other pharmaceutical companies, biotechnology companies and research and academic institutions is intense and likely to increase. Many of those companies and institutions have substantially greater financial, technical and human resources than Madrigal. Those companies and institutions also have substantially greater experience in developing products, conducting clinical trials, obtaining regulatory approval and in manufacturing and marketing pharmaceutical products. Madrigal's competitors may succeed in obtaining regulatory approval for their products more rapidly than it does. Competitors have developed or are in the process of developing technologies that are, or in the future may be, the basis for competitive products. Some of these competitive products may have an entirely different approach or means of accomplishing the desired therapeutic effect than products being developed by Madrigal. Madrigal's competitors may succeed in developing products that are more effective and/or cost competitive than those it is developing, or that would render its product candidates less competitive or even obsolete. In addition, one or more of Madrigal's competitors may achieve product commercialization or patent protection earlier than Madrigal, which could materially adversely affect Madrigal's business.

If the FDA or other applicable regulatory authorities approve generic products that compete with any of Madrigal's or any of its partners' product candidates, the sales of Madrigal's product candidates would be adversely affected.

        Once an NDA or marketing authorization application outside the United States is approved, the product covered thereby becomes a "listed drug" that can, in turn, be cited by potential competitors in support of approval of an abbreviated new drug application in the United States. Agency regulations and other applicable regulations and policies provide incentives to manufacturers to create modified, non-infringing versions of a drug to facilitate the approval of an abbreviated new drug application or other application for generic substitutes in the United States and in nearly every pharmaceutical market around the world. These manufacturers might only be required to conduct a relatively inexpensive study to show that their product has the same active ingredient(s), dosage form, strength, route of administration and conditions of use, or labeling, as Madrigal's product and that the generic product is bioequivalent to Madrigal's product, meaning it is absorbed in the body at the same rate and to the same extent as Madrigal's product. These generic equivalents, which must meet the same quality standards as branded pharmaceuticals, would be significantly less costly than Madrigal's product to bring to market, and companies that produce generic equivalents are generally able to offer their products at lower prices. Thus, after the introduction of a generic competitor, a significant percentage of the sales of any branded product are typically lost to the generic product. Accordingly, competition from generic equivalents to Madrigal's product or any of its partners' future products, if any, would materially adversely affect Madrigal's future revenue, profitability and cash flows and substantially limit its ability to obtain a return on the investments Madrigal has made and expects to make in its or any of its partners' product candidates, including MGL-3196.

If physicians and patients do not accept Madrigal's future products or if the market for indications for which any product candidate is approved is smaller than expected, Madrigal may be unable to generate significant revenue, if any.

        Even if any of Madrigal's product candidates obtain regulatory approval, they may not gain market acceptance among physicians, patients, and third-party payers. Physicians may decide not to recommend its treatments for a variety of reasons including:

  •
  timing of market introduction of competitive products;

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  demonstration of clinical safety and efficacy compared to other products;

  •
  cost-effectiveness;

  •
  limited or no coverage by third-party payers;

  •
  convenience and ease of administration;

  •
  prevalence and severity of adverse side effects;

  •
  restrictions in the label of the drug;

  •
  other potential advantages of alternative treatment methods; and

  •
  ineffective marketing and distribution support of its products.

        If any of Madrigal's product candidates are approved, but fail to achieve market acceptance or such market is smaller than anticipated, Madrigal may not be able to generate significant revenue and its business would suffer.

As Madrigal evolves from a company that is primarily involved in clinical development to a company that is also involved in commercialization, it may encounter difficulties in expanding its operations successfully.

        As Madrigal advances its product candidates through clinical trials, it will need to expand its development, regulatory, manufacturing, and marketing and sales capabilities and may need to further contract with third parties to provide these capabilities. As its operations expand, Madrigal likely will need to manage additional relationships with such third parties, as well as additional collaborators, distributors, marketers and suppliers.

        Maintaining third party relationships for these purposes will impose significant added responsibilities on members of its management and other personnel. Madrigal must be able to effectively manage its development efforts; recruit and train sales and marketing personnel, effectively manage its participation in the clinical trials in which its product candidates are involved and improve its managerial, development, operational and finance systems, all of which may impose a strain on Madrigal's administrative and operational infrastructure.

        If Madrigal enters into arrangements with third parties to perform sales, marketing or distribution services, any product revenues that it receives, or the profitability of these product revenues to Madrigal, are likely to be lower than if Madrigal were to market and sell any products that it develops without the involvement of these third parties. In addition, Madrigal may not be successful in entering into arrangements with third parties to sell and market its products or in doing so on terms that are favorable to Madrigal. Madrigal likely will have little control over such third parties, and any of them may fail to devote the necessary resources and attention to sell and market its products effectively. If Madrigal does not establish sales and marketing capabilities successfully, either on its own or in collaboration with third parties, Madrigal will not be successful in commercializing its products.

The uncertainty associated with pharmaceutical reimbursement and related matters may adversely affect Madrigal's business.

        Market acceptance and sales of any one or more of Madrigal's product candidates will depend on reimbursement policies and may be affected by future healthcare reform measures in the United States and in foreign jurisdictions. Government authorities and third-party payers, such as private health insurers and health maintenance organizations, decide which drugs they will cover and establish payment levels. Madrigal cannot be certain that reimbursement will be available for any of Madrigal's product candidates. Also, Madrigal cannot be certain that reimbursement policies will not reduce the demand for, or the price paid for, Madrigal products. If reimbursement is not available or is available on a limited basis, Madrigal may not be able to successfully commercialize any product candidates that it develops.

        In the United States, the Medicare Prescription Drug, Improvement, and Modernization Act of 2003, also called the Medicare Modernization Act, or MMA, changed the way Medicare covers and pays for pharmaceutical products. The legislation established Medicare Part D, which expanded Medicare coverage for outpatient prescription drug purchases by the elderly but provided authority for limiting the number of drugs that will be covered in any therapeutic class. The MMA also introduced a new reimbursement methodology based on average sales prices for physician-administered drugs.

        The United States and several foreign jurisdictions are considering, or have already enacted, a number of legislative and regulatory proposals to change the healthcare system in ways that could affect its ability to sell its products profitably. Among policy makers and payers in the United States and elsewhere, there is significant interest in promoting changes in healthcare systems with the stated goals of containing healthcare costs, improving quality and/or expanding access to healthcare. In the United States, the pharmaceutical industry has been a particular focus of these efforts and has been significantly affected by major legislative initiatives. Madrigal expects to experience pricing pressures in connection with the sale of any products that it develops due to the trend toward managed healthcare, the increasing influence of health maintenance organizations, and additional legislative proposals.

        In March 2010, the Patient Protection and Affordable Care Act, as amended by the Health Care and Education Affordability Reconciliation Act, or collectively, ACA, became law in the United States. The goal of ACA is to reduce the cost of healthcare and substantially change the way healthcare is financed by both government and private insurers. While Madrigal cannot predict what impact on federal reimbursement policies this legislation will have in general or on Madrigal's business specifically, the ACA may result in downward pressure on pharmaceutical reimbursement, which could negatively affect market acceptance of, and the price Madrigal may charge for, any products it develops that receive regulatory approval. Madrigal also cannot predict the impact of ACA on Madrigal as many of the ACA reforms require the promulgation of detailed regulations implementing the statutory provisions, which have not yet been fully implemented.

If any product liability lawsuits are successfully brought against Madrigal or any of its collaborative partners, Madrigal may incur substantial liabilities and may be required to limit commercialization of its product candidates.

        Madrigal faces an inherent risk of product liability lawsuits related to the testing of its product candidates in seriously ill patients and will face an even greater risk if product candidates are approved by regulatory authorities and introduced commercially. Product liability claims may be brought against Madrigal or its partners by participants enrolled in Madrigal's clinical trials, patients, healthcare providers or others using, administering or selling any of Madrigal's future approved products. If Madrigal cannot successfully defend itself against any such claims, it may incur substantial liabilities. Regardless of merit or eventual outcome, liability claims may result in:

  •
  decreased demand for any of Madrigal's future approved products;

  •
  injury to Madrigal's reputation;

  •
  withdrawal of clinical trial participants;

  •
  termination of clinical trial sites or entire trial programs;

  •
  significant litigation costs;

  •
  substantial monetary awards to or costly settlements with patients or other claimants;

  •
  product recalls or a change in the indications for which products may be used;

  •
  loss of revenue;

  •
  diversion of management and scientific resources from Madrigal's business operations; and

  •
  the inability to commercialize Madrigal's product candidates.

        If any of Madrigal's product candidates are approved for commercial sale, Madrigal will be highly dependent upon consumer perceptions of Madrigal and the safety and quality of its products. Madrigal could be adversely affected if it is subject to negative publicity. Madrigal could also be adversely affected if any of its products or any similar products distributed by other companies prove to be, or are asserted to be, harmful to patients. Also, because of Madrigal's dependence upon consumer perceptions, any adverse publicity associated with illness or other adverse effects resulting from patients' use or misuse of Madrigal's products or any similar products distributed by other companies could have a material adverse impact on Madrigal's results of operations.

        Madrigal does not currently hold product liability insurance coverage. Prior to commercialization of its product candidates, Madrigal will need to purchase insurance coverage. As a result, Madrigal may be unable to maintain or obtain sufficient insurance at a reasonable cost to protect Madrigal against losses that could have a material adverse effect on its business. These liabilities could prevent or interfere with Madrigal's product development and commercialization efforts. A successful product liability claim or series of claims brought against Madrigal, particularly if judgments exceed Madrigal's insurance coverage, could decrease Madrigal's cash resources and adversely affect its business, financial condition and results of operations.

Madrigal's employees, contractors and partners may engage in misconduct or other improper activities, including noncompliance with regulatory standards and requirements and insider trading.

        Madrigal is exposed to the risk of fraud or other misconduct by its employees, contractors or partners. Misconduct by these parties could include failures to comply with FDA regulations, to provide accurate information to the FDA, to comply with federal and state healthcare fraud and abuse laws and regulations, to report financial information or data timely, completely or accurately, or to disclose unauthorized activities to Madrigal. In particular, sales, marketing and business arrangements in the healthcare industry are subject to extensive laws and regulations intended to prevent fraud, misconduct, kickbacks, self-dealing and other abusive practices. These laws and regulations may restrict or prohibit a wide range of pricing, discounting, marketing and promotion, sales commission, customer incentive programs and other business arrangements. Third-party misconduct could also involve the improper use of information obtained in the course of clinical trials, which could result in regulatory sanctions and serious harm to Madrigal's reputation. It is not always possible to identify and deter misconduct, and the precautions Madrigal takes to detect and prevent this activity may not be effective in controlling unknown or unmanaged risks or losses or in protecting Madrigal from governmental investigations or other actions or lawsuits stemming from a failure to comply with these laws or regulations. If any such actions are instituted against Madrigal resulting from this misconduct and Madrigal is not successful in defending itself or asserting its rights, those actions could have a significant impact on its business, including the imposition of significant fines or other sanctions.

Madrigal enters into various contracts in the normal course of its business in which Madrigal indemnifies the other party to the contract. In the event Madrigal has to perform under these indemnification provisions, it could have a material adverse effect on its business, financial condition and results of operations.

        In the normal course of business, Madrigal periodically enters into academic, commercial, service, collaboration, licensing, consulting and other agreements that contain indemnification provisions. With respect to Madrigal's academic and other research agreements, Madrigal typically indemnifies the institution and related parties from losses arising from claims relating to the products, processes or services made, used, sold or performed pursuant to the agreements for which Madrigal has secured licenses, and from claims arising from Madrigal's or its potential sublicensees' exercise of rights under the agreement. With respect to Madrigal's commercial agreements, Madrigal indemnifies its vendors from any third-party product liability claims that could result from the production, use or consumption of the product, as well as for alleged infringements of any patent or other intellectual property right by a third party.

        Should Madrigal's obligation under an indemnification provision exceed applicable insurance coverage or if Madrigal were denied insurance coverage, Madrigal's business, financial condition and results of operations could be adversely affected. Similarly, if Madrigal is relying on a collaborator to indemnify Madrigal and the collaborator is denied insurance coverage or the indemnification obligation exceeds the applicable insurance coverage, and if the collaborator does not have other assets available to indemnify Madrigal, its business, financial condition and results of operations could be adversely affected.

Because MGL-3196 has not yet received regulatory approval for any indication, it is difficult to predict the time and cost of development and Madrigal's ability to successfully complete clinical development and obtain the necessary regulatory approvals for commercialization.

        MGL-3196 has not yet received regulatory approval for the treatment of NASH, FH or any other indication, and unexpected problems may arise that could cause Madrigal to delay, suspend or terminate its development efforts in any or all indications. Further, MGL-3196 has not yet demonstrated efficacy in patients with NASH or FH, and the long-term safety consequences of a liver-directed thyroid hormone receptor beta agonist are not known. Regulatory approval of new product candidates such as MGL-3196 can be more expensive and take longer than approval for candidates for the treatment of more well-understood diseases with previously approved products.

Any product candidate in Madrigal's current or future clinical trials may cause unacceptable adverse events or have other properties that may delay or prevent its regulatory approval or commercialization or limit its commercial potential.

        Unacceptable adverse events caused by any of Madrigal's product candidates in current or future clinical trials could cause Madrigal or regulatory authorities to interrupt, delay or halt clinical trials and could result in the denial of regulatory approval by the FDA or other regulatory authorities for any or all targeted indications and markets. This in turn could prevent Madrigal from completing development of or commercializing the affected product candidate and generating revenue from its sale. If any of Madrigal's product candidates cause unacceptable adverse events in clinical trials, Madrigal may not be able to obtain regulatory approval or commercialize such product candidate.

If Madrigal fails to develop and commercialize other product candidates, Madrigal may be unable to grow its business.

        Although the development and commercialization of MGL-3196 is Madrigal's primary focus, as part of its longer-term growth strategy, Madrigal plans to evaluate the development and commercialization of other therapies related to thyroid hormone, orphan and other diseases. Madrigal will evaluate internal opportunities from its compound libraries, and also may choose to in-license or acquire other product candidates as well as commercial products to treat patients suffering from thyroid hormone, orphan or other disorders with high unmet medical needs and limited treatment options. These other product candidates may require additional, time-consuming development efforts prior to commercial sale, including preclinical studies, clinical trials and approval by the FDA and/or applicable foreign regulatory authorities. All product candidates are prone to the risks of failure that are inherent in pharmaceutical product development, including the possibility that the product candidate will not be shown to be sufficiently safe and effective for approval by regulatory authorities. In addition, Madrigal cannot assure you that any such products that are approved will be manufactured or produced economically, be successfully commercialized, be widely accepted in the marketplace, or be more effective than other commercially available alternatives.

Risks Related to Madrigal's Intellectual Property

Madrigal's rights to develop and commercialize its product candidates are subject in part to the terms and conditions of a license to MGL-3196 granted to Madrigal by Roche.

        Madrigal entered into a research, development and commercialization agreement, or the Roche Agreement, with Hoffmann-La Roche Pharmaceutical Company Limited, or Roche, on December 18, 2008. Pursuant to the terms of the Roche Agreement, Madrigal assumed control of all development and commercialization of MGL-3196 and will own exclusive worldwide rights for all potential indications. Roche assigned all patent rights relating to MGL-3196 to Madrigal and granted Madrigal an exclusive license to use certain know-how relating to MGL-3196 in exchange for consideration consisting of an upfront payment, milestone payments tied to the achievement of product development and regulatory milestones, and royalty payments based on net sales of products containing MGL-3196, subject to certain reductions. Madrigal must use commercially reasonable efforts to conduct clinical and commercial development programs for products containing MGL-3196. If Madrigal determines that it is not reasonable to continue clinical trials or other development of MGL-3196, it may elect to cease further development and Roche may terminate the license. If Madrigal determines not to pursue the development or commercialization of MGL-3196 in certain jurisdictions, including the United States, Roche may terminate the license for such territories. The Roche Agreement will expire, unless earlier terminated pursuant to other provisions of the agreement, on the last to occur of (i) the expiration of the last valid claim of a licensed patent covering the manufacture, use or sale of products containing MGL-3196, or (ii) ten years after the first sale of a product containing MGL-3196.

        Madrigal does not have, nor has Madrigal had, any material disputes with Roche regarding the Roche Agreement. However, if there is any future dispute between Madrigal and Roche regarding the parties' rights under the Roche Agreement, Madrigal's ability to develop and commercialize MGL-3196 may be materially harmed. Any uncured, material breach under the Roche Agreement could result in Madrigal's loss of exclusive rights to MGL-3196 and may lead to a complete termination of the Roche Agreement and force Madrigal to cease product development efforts for MGL-3196.

Madrigal may fail to comply with any of its obligations under agreements pursuant to which it licenses rights or technology, which could result in the loss of rights or technology that are material to Madrigal's business.

        Madrigal may enter into license agreements from time to time. Licensing of intellectual property is important to Madrigal's business and involves complex legal, business and scientific issues. Disputes may arise regarding intellectual property subject to a licensing agreement, including but not limited to:

  •
  the scope of rights granted under the license agreement and other interpretation-related issues;

  •
  the extent to which Madrigal's technology and processes infringe on intellectual property of the licensor that is not subject to the licensing agreement;

  •
  the sublicensing of patent and other rights;

  •
  Madrigal's diligence obligations under the license agreement and what activities satisfy those diligence obligations;

  •
  the ownership of inventions and know-how resulting from the joint creation or use of intellectual property by Madrigal and its licensors and collaborators; and

  •
  the priority of invention of patented technology.

        If disputes over intellectual property and other rights that Madrigal has licensed or acquired from third parties prevent or impair Madrigal's ability to maintain its current licensing arrangements on acceptable terms, Madrigal may be unable to successfully develop and commercialize the affected product candidates.

Madrigal's success depends on its ability to protect its intellectual property and its proprietary technologies.

        Madrigal's success depends on its ability to protect its intellectual property and its proprietary technologies. Madrigal's commercial success depends in part on its ability to obtain and maintain patent protection and trade secret protection for its product candidates, proprietary technologies, and their uses, as well as its ability to operate without infringing upon the proprietary rights of others.

        Madrigal can provide no assurance that its patent applications or those of its licensors will result in additional patents being issued or that issued patents will afford sufficient protection against competitors with similar technologies, nor can Madrigal provide any assurance that the patents issued will not be infringed, designed around or invalidated by third parties. Even issued patents may later be found unenforceable or may be modified or revoked in proceedings instituted by third parties before various patent offices or in courts. The degree of future protection for Madrigal's proprietary rights is uncertain. Only limited protection may be available and may not adequately protect Madrigal's rights or permit Madrigal to gain or keep any competitive advantage. This failure to properly protect the intellectual property rights relating to Madrigal's product candidates could have a material adverse effect on its financial condition and results of operations. Composition-of-matter patents on the biological or chemical active pharmaceutical ingredients are generally considered to offer the strongest protection of intellectual property and provide the broadest scope of patent protection for pharmaceutical products, as such patents provide protection without regard to any method of use or any method of manufacturing. While Madrigal owns and has licensed rights to issued composition-of-matter patents in the United States and other jurisdictions for MGL-3196, Madrigal cannot be certain that the claims in issued composition-of-matter patents will not be found invalid or unenforceable if challenged. Madrigal cannot be certain that the claims in owned and licensed patent applications covering its product candidates will be considered patentable by the United States Patent and Trademark Office, or USPTO, and valid by courts in the United States or by the patent offices and courts in foreign jurisdictions. Even if Madrigal's owned and licensed patent applications covering its product candidates do issue as patents, the patents may not be enforced against competitors. For example, a formulation patent will not be enforced against those making and marketing a product that has the same active pharmaceutical ingredient in a different formulation that is not claimed in the formulation patent. Method-of-use patents protect the use of a product for the specified method or for treatment of a particular indication. This type of patent may not be enforced against competitors making and marketing a product that has the same active pharmaceutical ingredient but is used for a method not claimed in the patent. Moreover, even if competitors do not actively promote their product for Madrigal's targeted indications, physicians may prescribe these products "off-label." Although off-label prescriptions may infringe or contribute to the infringement of method-of-use patents, the practice is common and such infringement is difficult to prevent or prosecute.

        Madrigal's licensed composition-of-matter patent from Roche for MGL-3196 is expected to expire in the United States in 2026. Madrigal's owned patents and pending patent applications that cover solid form, method of manufacturing, and use of MGL-3196 to treat various indications are expected to expire in 2033. While patent term adjustments or patent term extensions could result in later expiration dates for each of these patents, there can be no assurances that Madrigal will receive any patent adjustments or patent term extensions. The patent application process and patent maintenance and enforcement are subject to numerous risks and uncertainties, and there can be no assurance that Madrigal or any of its future development partners will be successful in protecting Madrigal's product candidates by obtaining and defending patents. These risks and uncertainties include the following:

  •
  the USPTO and various foreign governmental patent agencies require compliance with a number of procedural, documentary, fee payment and other provisions during the patent process and after a patent has issued. There are situations in which noncompliance can result in abandonment or lapse of a patent or patent application, resulting in partial or complete loss of patent rights in the relevant jurisdiction. In such an event, competitors might be able to enter the market earlier than would otherwise have been the case;

  •
  patent applications may not result in any patents being issued;

  •
  patents may be challenged, invalidated, modified, revoked, circumvented, found to be unenforceable or otherwise may not provide any competitive advantage;

  •
  Madrigal and its licensor(s) may not have been the first to make the inventions covered by pending patent applications or issued patents;

  •
  Madrigal and its licensor(s) may not have been the first to file patent applications for its product candidates or the compositions Madrigal developed, or for their uses;

  •
  others may independently develop identical, similar or alternative products or compositions and uses thereof;

  •
  Madrigal and its licensor(s)' disclosures in patent applications may not be sufficient to meet the statutory requirements for patentability;

  •
  others may design around Madrigal's owned and licensed patent claims to produce competitive products which fall outside of the scope of the patents;

  •
  others may identify prior art or other bases which could invalidate Madrigal's or licensor(s)' patents;

  •
  Madrigal's competitors might conduct research and development activities in the United States and other countries that provide a safe harbor from patent infringement claims for certain research and development activities, as well as in countries where Madrigal and its licensor(s) do not have patent rights, and then use the information learned from such activities to develop competitive products for sale in major commercial markets;

  •
  there may be significant pressure on the United States government and international governmental bodies to limit the scope of patent protection both inside and outside the United States for disease treatments that prove successful, as a matter of public policy regarding worldwide health concerns; and

  •
  countries other than the United States may have patent laws less favorable to patentees than those upheld by United States courts, allowing foreign competitors a better opportunity to create, develop and market competing product candidates.

        In addition, Madrigal relies on the protection of its trade secrets and proprietary know-how. Although Madrigal has taken steps to protect its trade secrets and unpatented know-how, including entering into confidentiality agreements with third parties, and confidential information and inventions agreements with employees, consultants and advisors, Madrigal cannot provide any assurances that any of these parties would not breach the agreements to disclose any proprietary information, including trade secrets, and Madrigal may not be able to obtain adequate remedies for such breaches. Further, third parties may still obtain this information by other means, such as breaches of Madrigal's physical or computer security systems. Enforcing a claim that a party illegally disclosed or misappropriated a trade secret is difficult, expensive and time-consuming, and the outcome is unpredictable. Moreover, third parties may come upon this or similar information lawfully and independently. Madrigal would have no right to prevent them, or those to whom they communicate it, from using that technology or information to compete with Madrigal. Further, intellectual property rights have limitations and do not necessarily address all potential threats to Madrigal's competitive position. If any of these events occurs or if Madrigal otherwise loses protection for its trade secrets or proprietary know-how, Madrigal's business may be harmed.

Madrigal may not be able to protect its intellectual property rights throughout the world.

        While Madrigal has licensed from Roche issued composition-of-matter patents directed at MGL-3196 in the United States and other countries, filing, prosecuting and defending patents on MGL-3196 in all countries throughout the world would be prohibitively expensive, and Madrigal's intellectual property rights in some countries outside the United States can be less extensive than those in the United States. In addition, the laws of some foreign countries may not protect intellectual property rights to the same extent as federal and state laws in the United States. Consequently, Madrigal may not be able to prevent third parties from practicing its inventions in all countries outside the United States, or from selling or importing products made using its inventions in and into the United States or other jurisdictions. Competitors may use Madrigal's technologies in jurisdictions where it has not obtained patent protection to develop their own products and, further, may export otherwise infringing products to territories where Madrigal has patent protection but enforcement is not as strong as that in the United States. These products may compete with MGL-3196, and Madrigal's patents or other intellectual property rights may not be effective or sufficient to prevent them from competing.

        Many companies have encountered significant problems in protecting and defending intellectual property rights in foreign jurisdictions. The legal systems of certain countries, particularly certain developing countries, do not favor the enforcement of patents and other intellectual property protection, particularly those relating to biopharmaceuticals, which could make it difficult for Madrigal to stop the infringement of its patents or marketing of competing products in violation of its proprietary rights generally. Proceedings to enforce Madrigal's patent rights in foreign jurisdictions could result in substantial costs and divert Madrigal's efforts and attention from other aspects of its business, could put its patents at risk of being invalidated or interpreted narrowly and its patent applications at risk of not issuing, and could provoke third parties to assert claims against Madrigal. Madrigal may not prevail in any lawsuits that it initiates, and the damages or other remedies awarded, if any, may not be commercially meaningful. Accordingly, Madrigal's efforts to enforce its intellectual property rights around the world may be inadequate to obtain a significant commercial advantage from the intellectual property that it develops or licenses.

Risks Related to Madrigal's Development, Commercialization and Regulatory Approval

If Madrigal is unable to obtain required regulatory approvals, it will be unable to market and sell its product candidates.

        Madrigal's product candidates are subject to extensive governmental regulations relating to development, clinical trials, manufacturing, oversight of clinical investigators, recordkeeping and commercialization. Rigorous preclinical testing and clinical trials and an extensive regulatory review and approval process are required to be successfully completed in the United States and in each foreign jurisdiction in which Madrigal offers its products before a new drug can be sold in such jurisdictions. Satisfaction of these and other regulatory requirements is costly, time consuming, uncertain, and subject to unanticipated delays. The time required to obtain approval by the FDA, or the regulatory authority in such other jurisdictions is unpredictable and often exceeds five years following the commencement of clinical trials, depending upon the complexity of the product candidate.

        In connection with the clinical development of its product candidates, Madrigal faces risks that:

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  the product candidate may not prove to be safe and efficacious;

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  patients may die or suffer serious adverse effects for reasons that may or may not be related to the product candidate being tested;

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  Madrigal may fail to maintain adequate records of observations and data from its clinical trials, to establish and maintain sufficient procedures to oversee, collect data from, and manage clinical trials, or to monitor clinical trial sites and investigators to the satisfaction of the FDA or other regulatory agencies;

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  the results of later-phase clinical trials may not confirm the results of earlier clinical trials; and

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  the results from clinical trials may not meet the level of statistical significance or clinical benefit-to-risk ratio required by the FDA or other regulatory agencies to receive marketing approval.

        Only a small percentage of product candidates for which clinical trials are initiated receive approval for commercialization. Furthermore, even if Madrigal does receive regulatory approval to market a product candidate, any such approval may be subject to limitations such as those on the indicated uses for which Madrigal may market a particular product candidate.

If Madrigal loses key management personnel, or if Madrigal fails to recruit additional highly skilled personnel, its ability to identify, develop and commercialize products will be impaired.

        Madrigal is highly dependent on its current Chief Executive Officer, Rebecca Taub, M.D., who will transition to the role of Chief Medical Officer and Executive Vice President, Research and Development, of the combined company following the merger. Dr. Taub has significant pharmaceutical industry experience. The loss of Dr. Taub or any other key member of Madrigal's staff would impair Madrigal's ability to identify, develop and market new products. The loss of the services of these key personnel, or the inability to attract and retain additional qualified personnel, could result in delays to development or approval, loss of sales and diversion of management resources. In addition, Madrigal depends on its ability to attract and retain other highly skilled personnel. Competition for qualified personnel is intense, and the process of hiring and integrating such qualified personnel is often lengthy. Madrigal may be unable to recruit such personnel on a timely basis, if at all, which would negatively affect Madrigal's development and commercialization programs.

        Additionally, Madrigal does not currently maintain "key person" life insurance on the lives of Dr. Taub or any other key personnel and does not expect to maintain such a policy for Dr. Taub or Paul A. Friedman, M.D. who is expected to serve as the Chief Executive Officer and Chairman of the combined company following the merger. This lack of insurance means that Madrigal may not receive adequate compensation for the loss of the services of these individuals.

Madrigal currently has no marketing, sales or distribution infrastructure with respect to its product candidates. If Madrigal is unable to develop its sales, marketing and distribution capability on its own or through collaborations with marketing partners, Madrigal will not be successful in commercializing its product candidates.

        Madrigal currently has no marketing, sales or distribution capabilities and has limited sales or marketing experience within its organization. If Madrigal's product candidate, MGL-3196, is approved, Madrigal intends either to establish a sales and marketing organization with technical expertise and supporting distribution capabilities to commercialize MGL-3196, or to outsource this function to a third party. Either of these options would be expensive and time consuming. Some or all of these costs may be incurred in advance of any approval of MGL-3196. In addition, Madrigal may not be able to hire a sales force in the United States that is sufficient in size or has adequate expertise in the medical markets that Madrigal intends to target. Any failure or delay in the development of Madrigal's internal sales, marketing and distribution capabilities would adversely affect the commercialization of MGL-3196 and other future product candidates.

        With respect to Madrigal's existing and future product candidates, Madrigal may choose to collaborate with third parties that have direct sales forces and established distribution systems, either to augment its own sales force and distribution systems or as an alternative to Madrigal's own sales force and distribution systems. To the extent that Madrigal enters into co-promotion or other licensing arrangements, Madrigal's product revenue may be lower than if it directly marketed or sold any approved products. In addition, any revenue Madrigal receives will depend in whole or in part upon the efforts of these third parties, which may not be successful and are generally not within Madrigal's control. If Madrigal is unable to enter into these arrangements on acceptable terms or at all, Madrigal may not be able to successfully commercialize any approved products. If Madrigal is not successful in commercializing any approved products, either on its own or through collaborations with one or more third parties, Madrigal's future product revenue will suffer and it may incur significant additional losses.

Even if Madrigal obtains FDA approval of MGL-3196 or any other future product candidate, Madrigal or its partners may never obtain approval or commercialize its products outside of the United States, which would limit Madrigal's ability to realize their full market potential.

        In order to market any products outside of the United States, Madrigal must establish and comply with numerous and varying regulatory requirements of other countries regarding clinical trial design, safety and efficacy. Clinical trials conducted in one country may not be accepted by regulatory authorities in other countries, and regulatory approval in one country does not mean that regulatory approval will be obtained in any other country. Approval procedures vary among countries and can involve additional product testing and validation and additional administrative review periods. Seeking foreign regulatory approvals could result in significant delays, difficulties and costs for Madrigal and may require additional preclinical studies or clinical trials which would be costly and time consuming. Regulatory requirements can vary widely from country to country and could delay or prevent the introduction of Madrigal's products in those countries. Satisfying these and other regulatory requirements is costly, time consuming, uncertain and subject to unanticipated delays. In addition, Madrigal's failure to obtain regulatory approval in any country may delay or have negative effects on the process for regulatory approval in other countries. Madrigal and its partners do not have any product candidates approved for sale in any jurisdiction, including international markets, and Madrigal does not have experience in obtaining regulatory approval in international markets. If Madrigal or its partners fail to comply with regulatory requirements in international markets or to obtain and maintain required approvals, Madrigal's target market will be reduced and its ability to realize the full market potential of its products will be harmed.

If Madrigal does not obtain protection under the Hatch-Waxman Amendments and similar foreign legislation by extending the term of patents covering each of Madrigal's product candidates, Madrigal's business may be materially harmed.

        Depending upon the timing, duration and conditions of FDA marketing approval of Madrigal's product candidates, one or more of Madrigal's United States patents may be eligible for limited patent term extension under the Drug Price Competition and Patent Term Restoration Act of 1984, referred to as the Hatch-Waxman Amendments. The Hatch-Waxman Amendments permit a patent term extension of up to five years for a patent covering an approved product as compensation for effective patent term lost during product development and the FDA regulatory review process. However, Madrigal may not receive an extension if it fails to apply within applicable deadlines, fails to apply prior to expiration of relevant patents or otherwise fails to satisfy applicable requirements. Moreover, the length of the extension could be less than Madrigal requests. If Madrigal is unable to obtain patent term extension or the term of any such extension is less than Madrigal requests, the period during which Madrigal can enforce its patent rights for that product may not extend beyond the current patent expiration dates and Madrigal's competitors may obtain approval to market competing products sooner. As a result, Madrigal's revenue could be potentially materially reduced.

If Madrigal or its partners market products in a manner that violates fraud and abuse and other healthcare laws, or if Madrigal or its partners violate government price reporting laws, Madrigal or its partners may be subject to administrative civil and/or criminal penalties.

        In addition to FDA restrictions on marketing of pharmaceutical products, several other types of state and federal healthcare laws, including those commonly referred to as "fraud and abuse" laws, have been applied in recent years to restrict certain marketing practices in the pharmaceutical industry. These laws include, among others, false claims and anti-kickback statutes. At such time, if ever, as Madrigal or any of its partners market any of its future approved products, it is possible that some of the business activities of Madrigal and/or its partners could be subject to challenge under one or more of these laws.

        Federal false claims, false statements and civil monetary penalties laws prohibit, among others, any person from knowingly presenting, or causing to be presented, a false claim for payment to the federal government or knowingly making, or causing to be made, a false statement to get a false claim paid. The federal healthcare program anti-kickback statute prohibits, among other things, knowingly and willfully offering, paying, soliciting or receiving remuneration to induce, or in return for, purchasing, leasing, ordering or arranging for the purchase, lease or order of any healthcare item or service reimbursable under Medicare, Medicaid or other federally financed healthcare programs. This statute has been interpreted to apply to arrangements between pharmaceutical manufacturers on the one hand and prescribers, purchasers and formulary managers on the other. Although there are several statutory exceptions and regulatory safe harbors protecting certain common activities from prosecution, the exceptions and safe harbors are drawn narrowly, and practices that involve remuneration intended to induce prescribing, purchasing or recommending may be subject to scrutiny if they do not qualify for an exception or safe harbor.

        In addition, Madrigal and/or its partners may be subject to data privacy and security regulation, including the Health Insurance Portability and Accountability Act of 1996, as amended by the Health Information Technology for Economic and Clinical Health Act, and their respective implementing regulations, which impose specified requirements relating to the privacy, security and transmission of individually identifiable health information.

        Most states also have statutes or regulations similar to these federal laws, which may apply to items such as pharmaceutical products and services reimbursed by private insurers. Madrigal and/or its partners may be subject to administrative, civil and criminal sanctions for violations of any of these federal and state laws. Pharmaceutical and other healthcare companies have been prosecuted under these laws for a variety of promotional and marketing activities, such as: providing free trips, free goods, sham consulting fees and grants and other monetary benefits to prescribers; reporting to pricing services inflated average wholesale prices that were then used by federal programs to set reimbursement rates; engaging in off-label promotion; and submitting inflated best price information to the Medicaid Rebate Program to reduce liability for Medicaid rebates.

Risks Related to Madrigal's Reliance on Third Parties

If the third parties on which Madrigal relies for the conduct of its clinical trials and results do not perform Madrigal's clinical trial activities in accordance with good clinical practices and related regulatory requirements, Madrigal may be unable to obtain regulatory approval for or commercialize its product candidates.

        Madrigal uses third-party service providers to conduct and/or oversee the clinical trials of its product candidates and expects to continue to do so for the foreseeable future. Madrigal relies heavily on these parties for successful execution of its clinical trials. Nonetheless, Madrigal is responsible for confirming that each of its clinical trials is conducted in accordance with FDA requirements and Madrigal's general investigational plan and protocol.

        The FDA requires Madrigal and its third-party service providers to comply with regulations and standards, commonly referred to as good clinical practices, or GCP, for conducting, recording and reporting the results of clinical trials to assure that data and reported results are credible and accurate, and that the trial participants are adequately protected. Madrigal's reliance on third parties that it does not control does not relieve Madrigal of these responsibilities and requirements. Third parties may not complete activities on schedule or may not conduct Madrigal's clinical trials in accordance with regulatory or GCP requirements or the respective trial plans and protocols. In addition, third parties may not be able to repeat their past successes in clinical trials. The failure of these third parties to carry out their obligations could delay or prevent the development, approval and commercialization of Madrigal product candidates or result in enforcement action against Madrigal.

Madrigal has relied on, and expects to continue to rely on, third-party manufacturers to produce its product candidates.

        Madrigal does not own or operate manufacturing facilities for the production of clinical or commercial quantities of its product candidates, and Madrigal lacks the resources and the capabilities to do so. As a result, Madrigal currently relies, and expects to rely for the foreseeable future, on third-party manufacturers to supply its product candidates. Reliance on third-party manufacturers entails risks to which Madrigal would not be subject if Madrigal manufactured its product candidates or products itself, including:

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  reliance on third-parties for manufacturing process development, regulatory compliance and quality assurance;

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  limitations on supply availability resulting from capacity and scheduling constraints of third-parties;

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  the possible breach of manufacturing agreements by third-parties because of factors beyond Madrigal's control; and

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  the possible termination or non-renewal of manufacturing agreements by third-parties, at a time that is costly or inconvenient to Madrigal.

        If Madrigal does not maintain its key manufacturing relationships, Madrigal may fail to find replacement manufacturers or develop its own manufacturing capabilities, which could delay or impair Madrigal's ability to obtain regulatory approval for its products and substantially increases its costs or deplete profit margins, if any. If Madrigal does find replacement manufacturers, Madrigal may not be able to enter into agreements with them on terms and conditions favorable to it and there could be a substantial delay before new facilities could be qualified and registered with the FDA and other foreign regulatory authorities.

        The FDA and other foreign regulatory authorities require manufacturers to register manufacturing facilities. The FDA and corresponding foreign regulators also inspect these facilities to confirm compliance with current good manufacturing practices, or cGMPs. Contract manufacturers may face manufacturing or quality control problems causing drug substance production and shipment delays or a situation where the contractor may not be able to maintain compliance with the applicable cGMP requirements. Any failure to comply with cGMP requirements or other FDA, European Medicines Agency, or EMA, and comparable foreign regulatory requirements could adversely affect Madrigal's clinical research activities and Madrigal's ability to develop its product candidates and market its products following approval.

        Madrigal's current and anticipated future dependence upon others for the manufacture of its product candidates may adversely affect its future profit margins and its ability to develop its product candidates and commercialize any products that receive regulatory approval on a timely basis.

Madrigal's reliance on third parties requires it to share its trade secrets, which increases the possibility that a competitor will discover them or that Madrigal's trade secrets will be misappropriated or disclosed.

        Because Madrigal relies on third parties to conduct its clinical trials and to produce its product candidates, Madrigal must, at times, share trade secrets with them. Madrigal seeks to protect its proprietary technology in part by entering into confidentiality agreements and, if applicable, material transfer agreements, consulting agreements or other similar agreements with its third party contractors and consultants prior to disclosing proprietary information. These agreements typically limit the rights of the third parties to use or disclose Madrigal's confidential information, including its trade secrets. Despite the contractual provisions employed when working with third parties, the need to share trade secrets and other confidential information increases the risk that such trade secrets become known by Madrigal's competitors, are inadvertently incorporated into the technology of others, or are disclosed or used in violation of these agreements. Given that Madrigal's proprietary position is based, in part, on its know-how and trade secrets, a competitor's discovery of Madrigal's trade secrets or other unauthorized use or disclosure would impair Madrigal's competitive position and may have a material adverse effect on its business.

Risks Related to the Combined Company

The combined company will incur losses for the foreseeable future and might never achieve profitability.

        The combined company may never become profitable, even if the combined company is able to complete clinical development for one or more product candidates and eventually commercialize such product candidates. The combined company will need to successfully complete significant research, development, testing and regulatory compliance activities that, together with projected general and administrative expenses, is expected to result in substantial increased operating losses for at least the next several years. Even if the combined company does achieve profitability, it may not be able to sustain or increase profitability on a quarterly or annual basis.

The combined company will need to obtain additional funding necessary to support its operations.

        Synta and Madrigal do not know when, or if, the combined company will generate any revenue, and both parties do not expect to generate significant revenue unless and until the combined company obtains regulatory approval of and commercializes one of its current or future product candidates. It is anticipated that the combined company will continue to incur losses for the foreseeable future, and that losses will increase as the combined company continues the development of, and seeks regulatory approvals for, its product candidates, and begins to commercialize any approved products. Based upon current operating plans, it is expected the proceeds from Madrigal's private placement, along with net cash held by Synta upon consummation of the merger, will be able to fund the operations of the combined company through the fourth quarter of 2017. The combined company will require additional capital to complete the development and commercialization of MGL-3196, if approved, and may also need to raise additional funds to pursue other development activities related to additional product candidates.

        Until such time, if ever, as the combined company can generate substantial revenues, it expects to finance its cash needs through a combination of equity or debt financings, collaborations, strategic partnerships or licensing arrangements. However, additional capital may not be available on reasonable terms, if at all. To the extent that the combined company raises additional capital through the sale of stock or convertible debt securities, the ownership interest of its stockholders will be diluted, and the terms of these securities may include liquidation or other preferences that adversely affect the rights of its common stockholders. Debt financing, if available, may involve agreements that include increased fixed payment obligations and covenants limiting or restricting the combined company's ability to take specific actions, such as incurring additional debt, making capital expenditures, declaring dividends, selling or licensing intellectual property rights, and other operating restrictions that could adversely affect its ability to conduct its business. If the combined company raises additional funds through collaborations, strategic partnerships, or licensing arrangements with third parties, it may have to relinquish valuable rights to MGL-3196 or its other product candidates, including its other technologies, future revenue streams, or research programs, or grant licenses on terms that may not be favorable to it. If the combined company is unable to raise additional funds when needed, it may be required to delay, limit, reduce, or terminate its product development or future commercialization efforts or grant rights to develop and commercialize MGL-3196 or its other product candidates even if it would otherwise prefer to develop and commercialize such product candidates itself.

Synta and Madrigal expect Synta's stock price to be volatile, and the market price of its common stock may drop following the merger.

        The market price of Synta common stock following the merger could be subject to significant fluctuations. Market prices for securities of early-stage pharmaceutical, biopharmaceutical, and other life sciences companies have historically been particularly volatile. Some of the factors that may cause the market price of Synta common stock to fluctuate include:

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  the ability of the combined company to obtain regulatory approvals for MGL-3196 or other product candidates, and delays or failures to obtain such approvals;

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  failure of any of the combined company's product candidates, if approved, to achieve commercial success;

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  issues in manufacturing the combined company's approved products, if any, or product candidates;

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  the results of the combined company's current and any future clinical trials of its product candidates;

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  the entry into, or termination of, key agreements, including key commercial partner agreements;

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  the initiation of, material developments in, or conclusion of litigation to enforce or defend any of the combined company's intellectual property rights or defend against the intellectual property rights of others;

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  announcements by commercial partners or competitors of new commercial products, clinical progress or the lack thereof, significant contracts, commercial relationships or capital commitments;

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  adverse publicity relating to the NASH markets, including with respect to other products and potential products in such markets;

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  adverse publicity relating to the FH markets, including with respect to other products and potential products in such markets;

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  the introduction of technological innovations or new therapies that compete with potential products of the combined company;

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  the loss of key employees;

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  changes in estimates or recommendations by securities analysts, if any, who cover the combined company's common stock;

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  general and industry-specific economic conditions that may affect the combined company's research and development expenditures;

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  changes in the structure of healthcare payment systems; and

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  period-to-period fluctuations in the combined company's financial results.

        Moreover, the stock markets in general have experienced substantial volatility that has often been unrelated to the operating performance of individual companies. These broad market fluctuations may also adversely affect the trading price of the combined company's common stock.

        In the past, following periods of volatility in the market price of a company's securities, stockholders have often instituted class action securities litigation against those companies. Such litigation, if instituted, could result in substantial costs and diversion of management attention and resources, which could significantly harm the combined company's profitability and reputation.

The failure to integrate successfully the businesses of Madrigal and Synta in the expected timeframe could adversely affect the future results of the combined company following the completion of the merger.

        The success of the merger will depend, in large part, on the ability of the combined company following the completion of the merger to realize the anticipated benefits from combining the businesses of Synta and Madrigal. The continued operation of the two companies will be complex.

        The failure to integrate successfully and to manage successfully the challenges presented by the integration process may result in the combined company's failure to achieve some or all of the anticipated benefits of the merger.

        Potential difficulties that may be encountered in the integration process include the following:

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  using the combined company's cash and other assets efficiently to develop the business of Madrigal;

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  appropriately managing the liabilities of the combined company;

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  potential unknown or currently unquantifiable liabilities associated with the merger and the operations of the combined company;

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  potential unknown and unforeseen expenses, delays or regulatory conditions associated with the merger; and

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  performance shortfalls at one or both of the companies as a result of the diversion of management's attention caused by completing the merger and integrating the companies' operations.

The combined company will incur costs and demands upon management as a result of complying with the laws and regulations affecting public companies.

        The combined company will incur significant legal, accounting and other expenses that Madrigal did not incur as a private company, including costs associated with public company reporting requirements. The combined company will also incur costs associated with corporate governance requirements, including requirements under the Sarbanes-Oxley Act and rules and regulations promulgated by the SEC and The NASDAQ Stock Market. These rules and regulations are expected to increase the combined company's legal and financial compliance costs and to make some activities more time-consuming and costly. For example, not all members of the combined company's management team have previously managed and operated a public company. The executive officers and other personnel of the combined company will need to devote substantial time to gaining expertise regarding operations as a public company and compliance with applicable laws and regulations. These rules and regulations may also make it difficult and expensive for the combined company to obtain directors' and officers' liability insurance. As a result, it may be more difficult for the combined company to attract and retain qualified individuals to serve on the combined company's board of directors or as executive officers of the combined company, which may adversely affect investor confidence in the combined company and could cause the combined company's business or stock price to suffer.

Anti-takeover provisions in the combined company's charter documents and under Delaware law could make an acquisition of the combined company more difficult and may prevent attempts by the combined company stockholders to replace or remove the combined company management.

        Provisions in the combined company's certificate of incorporation and bylaws, which are identical to Synta's certificate of incorporation and bylaws, may delay or prevent an acquisition or a change in management. These provisions include a classified board of directors. In addition, because the combined company will be incorporated in Delaware, it is governed by the provisions of Section 203 of the DGCL, which prohibits stockholders owning in excess of 15% of the outstanding combined company voting stock from merging or combining with the combined company. Although Synta and Madrigal believe these provisions collectively will provide for an opportunity to receive higher bids by requiring potential acquirors to negotiate with the combined company's board of directors, they would apply even if the offer may be considered beneficial by some stockholders. In addition, these provisions may frustrate or prevent any attempts by the combined company's stockholders to replace or remove then current management by making it more difficult for stockholders to replace members of the board of directors, which is responsible for appointing members of management.

Synta and Madrigal do not anticipate that the combined company will pay any cash dividends in the foreseeable future.

        The current expectation is that the combined company will retain its future earnings to fund the development and growth of the combined company's business. As a result, capital appreciation, if any, of the common stock of the combined company will be your sole source of gain, if any, for the foreseeable future.

The pro forma financial statements are presented for illustrative purposes only and may not be an indication of the combined company's financial condition or results of operations following the completion of the merger.

        The pro forma financial statements contained in this proxy statement are presented for illustrative purposes only and may not be an indication of the combined company's financial condition or results of operations following the merger for several reasons. The pro forma financial statements have been derived from the historical financial statements of Synta and Madrigal and adjustments and assumptions have been made regarding the combined company after giving effect to the merger. The information upon which these adjustments and assumptions have been made is preliminary, and these kinds of adjustments and assumptions are difficult to make with accuracy. Moreover, the pro forma financial statements do not reflect all costs that are expected to be incurred by the combined company in connection with the merger. For example, the impact of any incremental costs incurred in integrating the two companies is not reflected in the pro forma financial statements. As a result, the actual financial condition of the combined company following the merger may not be consistent with, or evident from, these pro forma financial statements. The assumptions used in preparing the pro forma financial information may not prove to be accurate, and other factors may affect the combined company's financial condition following the transaction. See "Unaudited Pro Forma Condensed Combined Financial Statements" beginning on page 226 of this proxy statement.

Future sales of shares by existing stockholders could cause the combined company's stock price to decline.

        If existing stockholders of Synta and Madrigal sell, or indicate an intention to sell, substantial amounts of the combined company's common stock in the public market after the post-merger lock-up and other legal restrictions on resale discussed in this proxy statement lapse, the trading price of the common stock of the combined company could decline. Upon completion of the merger, the combined company is expected to have outstanding a total of approximately 396.7 million shares of common stock. As of immediately following the closing of the merger, approximately 117.7 million shares of common stock will be freely tradable, without restriction, in the public market.

        The lock-up agreements entered into between each of Synta and Madrigal and certain of each other's securityholders provide that the shares subject to the lock-up restrictions will be released from such restrictions 180 days from the closing date of the merger. Based on shares outstanding as of April 13, 2016 and assuming that a registration statement covering the resale of the shares of Synta common stock issuable in connection with the merger is in effect, up to an additional approximately 253.9 million shares of common stock will be eligible for sale in the public market. Nearly all of these shares will be held by directors, executive officers of the combined company and other affiliates and will be subject to volume limitations under Rule 144 under the Securities Act.

The ownership of the combined company's capital stock will be highly concentrated, which may prevent other stockholders from influencing significant corporate decisions and may result in conflicts of interest that could cause the combined company's stock price to decline.

        Investment entities and individuals affiliated with Bay City Capital, LLC, or Bay City Capital, of which Dr. Craves, an anticipated director of the combined company, is a managing director, are expected to beneficially own or control approximately 52.5% of the outstanding shares of the combined company's outstanding common stock following the completion of the merger. Accordingly, Bay City Capital will exert substantial influence over the combined company and the outcome of corporate actions requiring stockholder approval, including the election of directors, any merger, consolidation or sale of all or substantially all of the combined company's assets or any other significant corporate transactions. This stockholder may also delay or prevent a change of control of the combined company, even if such a change of control would benefit the other stockholders of the combined company. The significant concentration of stock ownership may adversely affect the trading price of the combined company's capital stock due to investors' perception that conflicts of interest may exist or arise.

Even if the combined company's product candidates are successful in clinical trials, the combined company may not be able to successfully commercialize them, which may adversely affect the combined company's future revenues and financial condition.

        Madrigal has dedicated substantially all of its resources to the research and development of its product candidates. At present, Madrigal is focusing its resources on MGL-3196 while strategically conducting development activities on the remainder of its other future product candidates. Madrigal's primary product candidate, MGL-3196, is currently in the early stages of clinical development. The combined company may not develop any product candidates suitable for commercialization.

        Prior to commercialization, each product candidate will require significant additional research, development and preclinical testing and extensive clinical investigation before submission of any regulatory application for marketing approval. Potential products that appear to be promising at early stages of development may not reach the market for a number of reasons, including that they may:

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  be found ineffective or cause harmful side effects during clinical trials;

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  fail to receive necessary regulatory approvals;

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  be difficult to manufacture on a large scale;

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  be uneconomical to produce;

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  fail to achieve market acceptance; or

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  be precluded from commercialization by proprietary rights of third parties.

        The combined company's product development efforts or the combined company's collaborative partners' efforts may not be successfully completed for any product candidate, and the combined company may not obtain any required regulatory approvals or successfully commercialize a product candidate even if clinical development for such product candidate is successfully completed. Any products, if introduced, may not be successfully marketed nor achieve customer acceptance, which may adversely affect the combined company's future revenues and financial condition.

Because the merger will result in an ownership change under Section 382 of the Internal Revenue Code, or the Code, for Synta, Synta's pre-merger net operating loss carryforwards and certain other tax attributes will be subject to limitations. The net operating loss carryforwards and other tax attributes of Madrigal and of the combined company may also be subject to limitations as a result of ownership changes.

        If a corporation undergoes an "ownership change" within the meaning of Section 382 of the Code, the corporation's net operating loss carryforwards and certain other tax attributes arising from before the ownership change are subject to limitations on use after the ownership change. In general, an ownership change occurs if there is a cumulative change in the corporation's equity ownership by certain stockholders that exceeds fifty percentage points over a rolling three-year period. Similar rules may apply under state tax laws. The merger will result in an ownership change for Synta and, accordingly, Synta's net operating loss carryforwards and certain other tax attributes will be subject to limitations (or disallowance) on their use after the merger. Madrigal's net operating loss carryforwards may also be subject to limitation as a result of prior shifts in equity ownership and/or the merger. Additional ownership changes in the future could result in additional limitations on Synta's, Madrigal's and the combined company's net operating loss carryforwards. Consequently, even if the combined company achieves profitability, it may not be able to utilize a material portion of Synta's, Madrigal's or the combined company's net operating loss carryforwards and other tax attributes, which could have a material adverse effect on cash flow and results of operations.

FORWARD-LOOKING STATEMENTS

        This proxy statement and the documents incorporated by reference into this proxy statement contain forward-looking statements relating to Synta, Madrigal and the merger. These forward-looking statements are based on current expectations and beliefs and involve numerous risks and uncertainties that could cause actual results to differ materially from expectations. These forward-looking statements should not be relied upon as predictions of future events as we cannot assure you that the events or circumstances reflected in these statements will be achieved or will occur. You can identify forward-looking statements by the use of forward-looking terminology including "believes," "expects," "may," "will," "should," "seeks," "intends," "plans," "pro forma," "estimates," or "anticipates" or the negative of these words and phrases or other variations of these words and phrases or comparable terminology. All statements other than statements of historical fact are statements that could be deemed forward-looking statements. For example, forward-looking statements include any statements regarding the strategies, prospects, plans, expectations or objectives of management of Synta or Madrigal for future operations, the progress, scope or duration of the development of product candidates or programs, the benefits that may be derived from product candidates or the commercial or market opportunity in any target indication, the ability of Synta or Madrigal to protect intellectual property rights, the anticipated operations, financial position, revenues, costs or expenses of Synta, Madrigal or the combined company, statements regarding future economic conditions or performance, statements of belief and any statement of assumptions underlying any of the foregoing. Forward looking statements may also include any statements regarding the approval and closing of the merger, including the timing of the merger, Synta's ability to solicit a sufficient number of proxies to approve the merger, other conditions to the completion of the merger, the expected benefits of the merger, and any statement of assumptions underlying any of the foregoing.

        For a discussion of the factors that may cause Synta, Madrigal or the combined company's actual results, performance or achievements to differ materially from any future results, performance or achievements expressed or implied in such forward-looking statements, or for a discussion of risk associated with the ability of Synta and Madrigal to complete the merger and the effect of the merger on the business of Synta, Madrigal and the combined company, see "Risk Factors" beginning on page 26. Additional factors that could cause actual results to differ materially from those expressed in the forward-looking statements are discussed in reports filed with the SEC by Synta. See "Where You Can Find More Information" beginning on page 246. There can be no assurance that the merger will be completed, or if it is completed, that it will close within the anticipated time period or that the expected benefits of the merger will be realized.

        If any of these risks or uncertainties materializes or any of these assumptions proves incorrect, the results of Synta, Madrigal or the combined company could differ materially from the forward-looking statements. All forward-looking statements in this proxy statement are current only as of the date on which the statements were made. Synta and Madrigal do not undertake any obligation to publicly update any forward-looking statement to reflect events or circumstances after the date on which any statement is made or to reflect the occurrence of unanticipated events.

 THE ANNUAL MEETING OF SYNTA STOCKHOLDERS

Date, Time and Place

        The Annual Meeting will be held on [•], 2016, at the offices of Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C., One Financial Center, Boston, MA 02111, commencing at [•], local time. Synta is sending this proxy statement to its stockholders in connection with the solicitation of proxies by the Synta board of directors for use at the Annual meeting and any adjournments or postponements of the Annual Meeting. This proxy statement is first being sent to stockholders of Synta on or about [•], 2016.

Purposes of the Annual Meeting

        The purposes of the Annual Meeting are:

  1)
  To approve the Merger Agreement, by and among Synta, Saffron Merger Sub and Madrigal, a copy of which is attached as Annex A to this proxy statement, and the issuance of shares of Synta common stock to Madrigal stockholders by virtue of the merger contemplated by the Merger Agreement;

  2)
  To approve a certificate of amendment to Synta's restated certificate of incorporation to effect a reverse stock split of Synta's issued and outstanding shares of common stock, in the form attached as Annex C to the accompanying proxy statement pursuant to which any whole number of outstanding shares between and including twenty (20) and thirty-five (35), such whole number to be determined by the Synta board of directors, would be combined and reclassified into one share of Synta common stock;

  3)
  To approve an amendment to the 2015 Stock Plan to increase the total number of shares of Synta common stock currently available for issuance under the 2015 Stock Plan by 40,000,000 shares prior to giving effect to the proposed reverse stock split, in the form attached as Annex D to this proxy statement;

  4)
  To elect one Class III director to Synta's board of directors for a term of three years, provided, however, that if the merger is completed, the Synta board of directors will be reconstituted as provided in the Merger Agreement;

  5)
  To approve, on an advisory basis, the compensation of Synta's named executive officers as disclosed in this proxy statement, pursuant to the compensation disclosure rules of the SEC;

  6)
  To approve, on an advisory basis, the golden parachute compensation that may be paid or become payable to Synta's named executive officers as disclosed in this proxy statement;

  7)
  To ratify the appointment of Ernst & Young LLP as Synta's independent registered public accounting firm for the fiscal year ending December 31, 2016;

  8)
  To consider and vote on a proposal to adjourn the Annual Meeting, if necessary, to solicit additional proxies, in the event that there are not sufficient votes at the time of the Annual Meeting to approve Proposal Nos. 1, 2 and 3; and

  9)
  To consider such other business as may properly come before the stockholders at the Annual Meeting or any adjournment or postponement thereof.

        Proposal Nos. 1 and 2 are being submitted to stockholders pursuant to the terms of the Merger Agreement. Proposal No. 3 is conditioned upon the approval of Proposal Nos. 1 and 2.

Recommendation of the Synta Board of Directors

        The Synta board of directors has determined and believes that the Merger Agreement and the issuance of shares of Synta common stock by virtue of the merger is advisable to and in the best interests of, Synta and its stockholders and has approved such items. The Synta board of directors unanimously recommends that Synta stockholders vote "FOR" Proposal No. 1 to approve the Merger Agreement and the issuance of shares of Synta common stock by virtue of the merger.

        The Synta board of directors has determined and believes that it is advisable to, and in the best interests of, Synta and its stockholders to approve the amendment to the restated certificate of incorporation of Synta effecting the proposed reverse stock split, as described in this proxy statement. The Synta board of directors unanimously recommends that Synta stockholders vote "FOR" Proposal No. 2 to approve the amendment to the restated certificate of incorporation of Synta effecting the proposed reverse stock split, as described in this proxy statement.

        The Synta board of directors has determined and believes that it is advisable to, and in the best interests of, Synta and its stockholders to approve the amendment to the 2015 Stock Plan to increase the total number of shares of Synta common stock currently available for issuance under the 2015 Stock Plan, as described in this proxy statement. The Synta board of directors unanimously recommends that Synta stockholders vote "FOR" Proposal No. 3 to approve the amendment to the 2015 Stock Plan to increase the total number of shares of Synta common stock currently available for issuance under the 2015 Stock Plan, as described in this proxy statement.

        The Synta board of directors has determined and believes that the election of Bruce Kovner as a Class III director for a three-year term to expire at the 2019 Synta annual stockholders meeting is advisable to, and in the best interests of, Synta and its stockholders and has approved and adopted the proposal. The Synta board of directors unanimously recommends that Synta stockholders vote "FOR" Proposal No. 4 to elect one Class III director, Bruce Kovner, for a three-year term to expire at the 2019 Synta annual stockholders meeting provided, however, that, if the merger is completed, the Synta board of directors will be reconstituted as provided in the Merger Agreement.

        The Synta board of directors has determined and believes that it is advisable to, and in the best interests of, Synta and its stockholders to approve, on an advisory basis, the compensation of Synta's named executive officers. The Synta board of directors unanimously recommends that Synta stockholders vote "FOR" Proposal No. 5 to approve the compensation of Synta's named executive officers as disclosed in this proxy statement.

        The Synta board of directors has determined and believes that it is advisable to, and in the best interests of, Synta and its stockholders to approve, on an advisory basis, the golden parachute compensation that may be paid or become payable to Synta's named executive officers. The Synta board of directors unanimously recommends that Synta stockholders vote "FOR" Proposal No. 6 to approve the golden parachute compensation of Synta's named executive officers as disclosed in this proxy statement.

        The Synta board of directors has determined and believes that the ratification of the selection of Ernst & Young LLP as Synta's independent registered public accounting firm for the fiscal year ending December 31, 2016 is advisable to, and in the best interests of, Synta and its stockholders and has approved such ratification. The Synta board of directors unanimously recommends that Synta stockholders vote "FOR" Proposal No. 7 to ratify the selection of Ernst & Young LLP as Synta's independent registered public accounting firm for the fiscal year ending December 31, 2016.

        The Synta board of directors has determined and believes that adjourning the Annual Meeting, if necessary, to solicit additional proxies if there are not sufficient votes in favor of Proposal Nos. 1, 2 and 3 is advisable to, and in the best interests of, Synta and its stockholders and has approved and adopted the proposal. The Synta board of directors unanimously recommends that Synta stockholders vote

"FOR" Proposal No. 8 to adjourn the Annual Meeting, if necessary, to solicit additional proxies if there are not sufficient votes in favor of Proposal Nos. 1, 2 and 3.

Record Date and Voting Power

        Only holders of record of Synta common stock at the close of business on the record date, [•], 2016, are entitled to notice of, and to vote at, the Annual Meeting. There were approximately [•] holders of record of Synta common stock at the close of business on the record date. At the close of business on the record date, [•] shares of Synta common stock were issued and outstanding. Each share of Synta common stock entitles the holder thereof to one vote on each matter submitted for stockholder approval. See the section entitled "Principal Stockholders of Synta" beginning on page 238 for information regarding persons known to the management of Synta to be the beneficial owners of more than 5% of the outstanding shares of Synta common stock.

Voting and Revocation of Proxies

        The proxy accompanying this proxy statement is solicited on behalf of the board of directors of Synta for use at the Annual Meeting.

        If you are a stockholder of record of Synta as of the record date referred to above, you may vote in person at the Annual Meeting or vote by proxy using the enclosed proxy card. Whether or not you plan to attend the Annual Meeting, Synta urges you to vote by proxy to ensure your vote is counted. You may still attend the Annual Meeting and vote in person if you have already voted by proxy. As a stockholder of record you may vote:

  •
  By mail.  If you received a proxy card by mail, you can vote by mail by completing, signing, dating and returning the proxy card as instructed on the card. Your proxy will be voted in accordance with your instructions. If you sign the proxy card but do not specify how you want your shares voted, they will be voted as recommended by Synta's board of directors below.

  •
  By Internet or by telephone.  Follow the instructions on the proxy card to vote by Internet or telephone.

  •
  In person at the meeting.  If you attend the meeting, you may deliver your completed proxy card in person or you may vote by completing a ballot, which will be available at the meeting.

        Telephone and Internet voting facilities for stockholders of record will be available 24-hours a day and will close at 1:00 a.m., Central Time, on [•], 2016.

        If your Synta shares are held by your broker as your nominee, that is, in "street name," you should receive voting instructions from the bank, broker or other nominee that holds your shares. If you do not give instructions to your broker, your broker can vote your Synta shares with respect to "discretionary" items but not with respect to "non-discretionary" items. Discretionary items are proposals considered routine under the rules of The New York Stock Exchange on which your broker may vote shares held in "street name" in the absence of your voting instructions. On non-discretionary items for which you do not give your broker instructions, the Synta shares will be treated as broker non-votes.

  •
  To vote by mail, you should follow the instructions included on that proxy card regarding how to instruct your broker to vote your Synta shares.

  •
  To vote in person at the meeting, you will need to contact the bank, broker or other nominee that is the stockholder of record for your shares to obtain a broker's proxy card and then bring the proxy card, an account statement or a letter from the stockholder of record indicating that you beneficially owned the shares as of the record date and a form of government issued picture identification to the meeting. If you have all of (1) a broker's proxy card, (2) an account statement or letter indicating beneficial ownership as of the record date and (3) a government issued picture identification, you may vote by completing a paper proxy card or a ballot, which will be available at the meeting. If not, you will not be able to vote at the meeting.

  •
  To vote over the Internet or by telephone, if you are permitted and wish to do so, you should receive instructions from your bank, broker or other nominee and follow those instructions.

        All properly executed proxies that are not revoked will be voted at the Annual Meeting and at any adjournments or postponements of the Annual Meeting in accordance with the instructions contained in the proxy. If a holder of Synta common stock executes and returns a proxy and does not specify otherwise, the shares represented by that proxy will be voted "FOR" Proposal No. 1 to approve the Merger Agreement and the issuance of shares of Synta common stock in the merger; "FOR" Proposal No. 2 to approve the amendment to the restated certificate of incorporation of Synta effecting the proposed reverse stock split described in this proxy statement; "FOR" Proposal No. 3 to approve the amendment to the 2015 Stock Plan to increase the total number of shares of Synta common stock currently available for issuance; "FOR" Proposal No. 4 to elect Bruce Kovner as a Class III director for a three-year term to expire at the 2019 Synta annual stockholders meeting, provided, however, that, if the merger is completed, the Synta board of directors will be reconstituted as provided in the Merger Agreement; "FOR" Proposal No. 5 to approve, on an advisory basis, the compensation of Synta's named executive officers; "FOR" Proposal No. 6 to approve, on an advisory basis, the golden parachute compensation that may be paid or become payable to Synta's named executive officers; "FOR" Proposal No. 7 to ratify the selection of Ernst & Young LLP as Synta's independent registered public accounting firm for the year ending December 31, 2016; and "FOR" Proposal No. 8 to adjourn the Annual Meeting, if necessary, to solicit additional proxies if there are not sufficient votes in favor of Proposal Nos. 1, 2 and 3 in accordance with the recommendation of the Synta board of directors.

        Unless you are a Synta stockholder who executed a voting agreement, you may change your vote or revoke your proxy at any time before your proxy is voted at the Annual Meeting in any one of the following ways:

  •
  if you have signed and returned a paper proxy card, by signing a new proxy card bearing a later date and submitting it as instructed above;

  •
  if you have voted by Internet or telephone, by casting a new vote over the Internet or by telephone as instructed above;

  •
  by notifying Synta's Corporate Secretary in writing before the Annual Meeting that you have revoked your proxy; or

  •
  by attending the meeting in person and voting in person as provided above. Merely attending the meeting in person is not sufficient to revoke a previously submitted proxy. You must specifically request at the meeting that it be revoked.

        The vote that you submit latest and still timely is the vote that will be counted.

        If you are a Synta stockholder of record or a stockholder who owns Synta shares in "street name" and have instructed a broker to vote your shares of Synta common stock, you must follow directions received from your broker to change your vote or revoke your proxy.

Required Vote

        The presence, in person or represented by proxy, at the Annual Meeting of the holders of a majority of the shares of Synta common stock outstanding and entitled to vote at the Annual Meeting is necessary to constitute a quorum at the meeting. Abstentions and broker non-votes will be counted towards a quorum. Approval of Proposal Nos. 1 (with abstentions having the same effect as votes against Proposal No. 1), 3, 5, 6, 7 and 8 requires the affirmative vote of the holders of a majority of the shares of Synta common stock present in person or represented by proxy at the Annual Meeting and entitled to vote on the proposal. Approval of Proposal No. 2 requires the affirmative vote of holders of a majority of the Synta common stock outstanding on the record date for the Annual Meeting. For Proposal No. 4, directors are elected by a plurality of the affirmative votes cast by those shares present in person, or represented by proxy, and entitled to vote at the Annual Meeting. The nominees for director receiving the highest number of affirmative votes will be elected.

        Votes will be counted by the inspector of election appointed for the meeting, who will separately count "FOR" and "AGAINST" votes, abstentions and broker non-votes. Abstentions will be counted towards the vote total for each proposal and will have the same effect as "AGAINST" votes for Proposal Nos. 1 and 2, but will have no effect on Proposal Nos. 3, 4, 5, 6, 7 and 8. Broker non-votes will have the same effect as "AGAINST" votes for Proposal No. 2, but will have no effect on Proposal Nos. 1, 3, 4, 5, 6, 7 and 8.

        The directors, executive officers and several major stockholders of Synta, owning a combined 18.2% of the shares of Synta common stock entitled to vote at the Annual Meeting, are subject to voting agreements. Each stockholder that entered into a voting agreement has agreed to vote all shares of Synta common stock owned by such stockholders as of the record date in favor of the issuance of Synta common stock in the merger as contemplated by the Merger Agreement, the adoption of the Merger Agreement if submitted for adoption, the approval of any proposal to adjourn or postpone the meeting to a later date, if there are not sufficient votes for the issuance of Synta as contemplated by the Merger Agreement on the date on which such meeting is held, and any other matter necessary to complete the transactions contemplated by the Merger Agreement that are considered and voted upon by Synta's stockholders and against any "acquisition proposal," as defined in the Merger Agreement. Synta and Madrigal are not aware of any affiliate of Madrigal, other than Drs. Friedman and Taub, owning any shares of Synta common stock entitled to vote at the Annual Meeting.

Solicitation of Proxies

        In addition to solicitation by mail, the directors, officers, employees and agents of Synta may solicit proxies from Synta stockholders by personal interview, telephone, telegram or otherwise. Arrangements will also be made with brokerage firms and other custodians, nominees and fiduciaries who are record holders of Synta common stock for the forwarding of solicitation materials to the beneficial owners of Synta common stock. Synta will reimburse these brokers, custodians, nominees and fiduciaries for the reasonable out-of-pocket expenses they incur in connection with the forwarding of solicitation materials. We have engaged The Proxy Advisory Group, LLC to advise us on certain proposals in this proxy statement. We have engaged The Proxy Advisory Group, LLC to assist in the solicitation of proxies and provide related advice and informational support, for a services fee and the reimbursement of customary disbursements that are not expected to exceed $25,000 in the aggregate.

Other Matters

        As of the date of this proxy statement, the Synta board of directors does not know of any business to be presented at the Annual Meeting other than as set forth in the notice accompanying this proxy statement. If any other matters should properly come before the Annual Meeting, it is intended that the shares represented by proxies will be voted with respect to such matters in accordance with the judgment of the persons voting the proxies.

THE MERGER

        This section and the section entitled "The Merger Agreement" beginning on page 98 describe the material aspects of the merger, including the Merger Agreement. While Synta and Madrigal believe that this description covers the material terms of the merger and the Merger Agreement, it may not contain all of the information that is important to you. You should read carefully this entire proxy statement for a more complete understanding of the merger and the Merger Agreement, including the Merger Agreement attached as Annex A, the opinion of Roth Capital Partners, LLC attached as Annex B, and the other documents to which you are referred herein. See the section entitled "Where You Can Find More Information" beginning on page 246.

Background of the Merger

        On October 20, 2015, Synta Pharmaceuticals Corp., or Synta, announced the termination of its Phase 3 clinical trial in lung cancer, or the GALAXY-2 trial. This trial related to Synta's most advanced program—its leading product candidate, ganetespib, in the second-line treatment of patients with advanced non-small cell lung adenocarcinoma. After review of the pre-planned interim analysis, the study's Independent Data Monitoring Committee, or IDMC, concluded that the addition of ganetespib to docetaxel was unlikely to demonstrate a statistically significant improvement in the primary endpoint of overall survival compared to docetaxel alone. Based on such results, Synta announced it was terminating the GALAXY-2 trial and undertaking a comprehensive review of its strategy going forward.

        Immediately following this announcement, Synta began to evaluate measures to preserve its cash while maximizing stockholder value during the review process, including various reductions in workforce scenarios and the potential for monetizing any remaining research and development programs.

        On October 30, 2015, the Synta board of directors voted (i) to expand the board to include Scott Morenstein, an executive with extensive experience in the life sciences industry and in strategic transactions, and a managing director of CAM Capital (an affiliate of Caxton Corporation, an approximate 15% stockholder of Synta) and (ii) establish a special committee of the board of directors, or the Business Strategy Committee, consisting of directors Paul A. Friedman, M.D., Keith R. Gollust, Bruce Kovner, Scott Morenstein and Chen Schor, Synta's Chief Executive Officer. The purpose of the Business Strategy Committee was to provide additional board oversight and assistance in the strategy review, especially with respect to the exploration of any possible strategic transaction.

        While the strategic review would include the evaluation of all reasonable options to maximize value for Synta stockholders, including (i) the viability of continuing research and clinical activity with ganetespib in other indications and exploiting Synta's heat shock protein 90 (Hsp90) inhibitor Drug Conjugate, or HDC, program, (ii) the potential for monetizing or further developing any of Synta's remaining research and development programs, (iii) possible business combinations with other oncology-focused public companies and (iv) the possibility of liquidating Synta and distributing any remaining cash to stockholders, it was perceived that the best way to maximize value for Synta's stockholders may be through a merger of Synta with a private life sciences company, with Synta's stock being the consideration in the transaction. This view was supported by the failure of Synta's own clinical program, the lack of value that the marketplace seemed to assign to its remaining non-cash assets and the value that Synta's public listing and cash might have to attract a high-quality merger candidate seeking to advance of its own clinical program(s). Such a reverse merger transaction could provide Synta stockholders with a meaningful stake in a combined company possessing both promising clinical prospects and the means to pursue them, establishing the opportunity for long-term value creation for Synta stockholders.

        Furthermore, at the time, the public markets for clinical stage life sciences companies was beginning to deteriorate, including the eventual collapse of the initial public offering, or IPO market for such companies later in the year. As a result, there was a perception that high-quality private life sciences companies may be actively seeking such business combinations and that Synta had an opportunity to deliver value to its stockholders in this manner if it could act within an acceptable timeframe and manage its cash and other resources accordingly. For these reasons, the Synta board of directors focused its efforts on a search to identify such merger candidates. Initial search efforts started with inbound contacts from companies to Synta's management following the GALAXY-2 announcement and selected ideas by various investment bankers and other referrals, and became a systematic review once Synta formally engaged an investment banking firm to conduct a broad market process, as described below.

        On November 5, 2015, Synta announced (i) its third quarter operating results, (ii) the appointment of Mr. Morenstein to the board of directors and (iii) a reduction in workforce. As a result of the termination of GALAXY-2, Synta initiated a restructuring process to reduce costs and conserve cash, reducing its workforce by approximately 60% to 33 full time employees. It also reiterated its ongoing strategic review.

        During November, Synta management had been in discussions with investment banking firm MTS Health Partners, L.P., or MTS about potentially assisting Synta in conducting a broad market search. In addition to being a well-known investment bank specializing in the life sciences industry, MTS had been involved in similar situations, including recent reverse merger transactions involving life sciences companies. During this period, MTS, in consultation with Synta's senior management, identified approximately 1,000 potential merger candidates, which subsequently was narrowed to approximately 110 companies that were evaluated in some detail. Some of the criteria used in this process included: (i) current, soon-to-be and previously-filed IPO candidates, (ii) companies that recently completed financing rounds with known crossover investors and (iii) companies pursuing the development of treatments in therapeutic areas garnering significant attention from life sciences investors.

        On November 30, 2015, Synta formally engaged MTS to provide financial advisory services, including conducting a broad market search to identify and reach out to suitable merger candidates. MTS recommended a two-step strategic review process, with an initial phase involving MTS issuing a process letter to parties to solicit non-binding initial indications of interest, with such indications of interest to summarize the counterparty's business plan, proposed ownership split of the combined company, estimated financing needs and other matters. Following the receipt of indications of interest, the Business Strategy Committee would then review the indications of interest to focus on selecting a subset to progress to the next round of consideration. Such next round would include in-person presentations by the management teams of such semi-finalists to the full Synta board of directors, further due diligence (including two-way due diligence) and refinement of the indication of interests. Thereafter, the Synta board of directors could select a finalist with whom to focus Synta's limited time and resources to negotiate a definitive merger agreement.

        On December 7, 2015, at a Synta board of directors meeting, representatives from MTS and Synta management outlined the process above and described the steps taken to date to identify and reach out to suitable merger candidates. Mr. Schor generally described the kinds of companies under evaluation and the range of development stages. Specific companies were then discussed in detail, including ones that were excluded from further consideration and ones that remained under active consideration, in an effort to narrow the field from approximately 110 to a more manageable number to be sent bid request letters.

        Based on these discussions, beginning on December 10, 2015, 22 companies were sent bid request letters with an initial due date to submit an indication of interest by December 24, 2015. Each of these companies had entered into a confidentiality agreement with Synta.

        Madrigal Pharmaceuticals, Inc., or Madrigal, was selected as one of these 22 companies to be invited to submit an indication of interest because it fit the search criteria, being a private life sciences company with promising clinical program(s) in an increasingly active area of the industry. Dr. Friedman excluded himself from the board's discussion of Madrigal in accordance with the corporate governance considerations described below.

        At the outset, it was recognized that consideration of Madrigal as a potential merger candidate (and its potential participation in this process) would require special corporate governance procedures and considerations, given the following relationships:

  •
  the Chief Executive Officer of Madrigal, Rebecca Taub, M.D., and Synta director Dr. Friedman are married. Therefore, Dr. Friedman may be perceived as having a degree of personal interest in any Madrigal-Synta business combination. See "The Merger—Interests of Certain Directors, Officers and Affiliates of Synta"; and

  •
  MTS, Synta's financial advisor, also serves as the financial advisor to Madrigal, and has since January 2015. While different MTS personnel/deal teams serve Synta and Madrigal and are subject to MTS/client confidentiality obligations and safeguards, it was acknowledged that the fact MTS would be compensated from both Madrigal and Synta if a transaction were completed between them might appear to create a bias in favor of such a deal. See "The Merger—MTS Health Partners Fees".

These relationships were fully disclosed to, and discussed among, the Synta board of directors at the outset. After consultation with Synta's General Counsel (and later Synta's outside legal counsel), the board determined that any related party or conflict of interest issues raised by these relationships could be appropriately managed by carefully limiting Dr. Friedman's participation in board deliberations and communications, and eventually excluding him entirely from such participation were Madrigal to progress in the process. With respect to Synta's financial advisor, the board was satisfied proceeding with MTS based on its reputation; the board's confidence that a broad and objective process of identifying and evaluating merger candidates would be conducted, whether or not Madrigal participated; and the fact the MTS engagement letter with Synta specifically enabled Synta to hire a separate, independent investment banker to provide a fairness opinion if a transaction with Madrigal were to occur and provided a reduction in the fees payable by Synta to MTS in such event.

        By late December 2015, 11 companies had submitted indications of interests, including Madrigal (out of the 22 bid request letters that MTS sent earlier in the month). These companies focused their clinical programs in a variety of indications and markets.

        On January 4, 2016, a meeting of the Business Strategy Committee was held, at which representatives from MTS and Synta management formally reviewed with the Committee these indications of interest, with the purpose of selecting a subset to advance to the next round of consideration. Detailed information about each of the companies and their indications of interest was discussed, including (i) company-specific value drivers, such as descriptions of clinical programs and estimates of the probability of success at various milestones and timing, the market and competitive landscape, investor base, potential fund-raising ability to support programs and readiness to operate as the management team of a public company, and (ii) transaction-specific value drivers, such as the valuation of the private company, the proposed post-closing stock ownership split (i.e., what percentage ownership would Synta's stockholders continue to own in the company) and the ability to close a transaction.

        On January 4, 2016, following this discussion and based on Synta's and MTS's diligence and discussions with potential strategic partners, the Business Strategy Committee unanimously agreed to narrow the focus of the process to four companies: Companies A, B, and C and Madrigal, or collectively, the Four Finalists. Pursuant to the corporate governance consideration described above, Dr. Friedman excluded himself from the board's discussion of Madrigal.

        The Four Finalists represented companies focused on a variety of indications and their initial proposals offered Synta stockholders post-closing stock ownership opportunities ranging from 23.1% to 33.3% in such entities.

        On January 18, 2016, MTS sent the Four Finalists second round bid request letters, inviting each company to make an in-person management presentation to Synta's full board of directors on January 25, 2016. Each company was instructed to address specific, tailored due diligence or other follow-up questions, prepare a detailed presentation covering certain topics and sharpen the terms of their indication of interest (including valuation, financing plans and post-closing stockownership split).

        With respect to Madrigal, it specifically was communicated that one area it needed to address was the readiness of the Madrigal management team to lead a public company. In response, it was proposed by Dr. Friedman and Fred Craves, Ph.D. of Bay City Capital that, if Madrigal was chosen, Dr. Friedman would have some formal role at Madrigal post-closing to address these concerns. This suggestion was made because of Dr. Friedman's experience running publicly traded life sciences companies. Specifically, it was proposed that Dr. Friedman would become the Executive Chairman of Madrigal.

        On January 25, 2016, the Synta board of directors, members of Synta's management team, Synta's MTS representatives and a representative from Synta's outside legal counsel, Mintz, Levin, Cohn, Ferris, Glovsky, and Popeo P.C., or Mintz Levin, met in-person with the management teams of each of the Four Finalists at Mintz Levin's offices in New York City. The purpose of the meetings was to evaluate the Four Finalists and select among them two semi-finalists to progress to the next stage of the process. The format of these meetings consisted of each company presenting to the full board and other attendees for approximately 90 minutes, including a sub-period for each team to have discussions with the board of directors without any Synta management present.

        Based on guidelines established by Chairman Gollust and Synta's General Counsel, in consultation with Mintz Levin, it was determined that Dr. Friedman would participate in each session, including the Madrigal session at which Dr. Taub and her management team would present, but that Dr. Friedman would be excluded from the ultimate deliberations of the board of directors and the vote to determine semi-finalists at the meeting.

        At the conclusion of this meeting, there was consensus among Synta's board of directors and management team that, at this time, it would not be in the best interests of Synta stockholders to continue to evaluate Company A and B in this process, given the determination that a business combination with either of them would not be as attractive for creating long-term stockholder value as a transaction with either Company C or Madrigal. Some of the concerns expressed related to (i) the quality, timing and/or prospects of clinical programs, (ii) perceived lack of investor support, (iii) competitive landscape and (iv) management team considerations.

        On the other hand, there was consensus in favor of Company C and Madrigal being advanced as semi-finalists in the board's next meeting to be held on February 7, 2016.

        Following the meeting on January 25, 2016, MTS informed each of the companies of the outcome, and Synta and its advisors pressed certain points and sought additional information/feedback from Company C and Madrigal to help differentiate between their proposals, including:

  •
  Synta's management team and outside advisors conducted targeted due diligence with respect to each company's intellectual property and clinical programs, especially focusing on the timing of reaching stated milestones and probability of success. This analysis was viewed as important because Madrigal was perceived to have a better probability of success in trials in multiple indications than Company C and a better timeline to get there. This additional due diligence included outside intellectual property counsel and key opinion leader interviews.

  •
  Synta wanted concessions in the valuations which each of Company C and Madrigal ascribed to itself. This was particularly so in the case of Company C, which assigned a valuation to itself representing a significant step-up to the post-money valuation of its recent venture capital-raise, at a time when an extreme deterioration in the public market valuations for small-cap clinical stage companies had occurred.

  •
  From Madrigal, Synta wanted assurances (i) that Madrigal could raise funds in a private placement sufficient to keep its clinical programs on track during the pendency of any business combination because Madrigal, unlike Company C, had not recently raised capital and (ii) that Madrigal would take steps to ensure that its management team would be ready for public company operations.

        Based on telephone conversations and other communications between Dr. Friedman, Fred Craves, Ph.D., and Chairman Gollust occurring from January 26, 2016 to February 7, 2016, Madrigal agreed to revise its proposal as follows: (i) to alleviate concerns about the management team, Dr. Friedman would commit himself to be the full time Chief Executive Officer of Madrigal and Chairman of the Madrigal board of directors, if Madrigal was chosen; Dr. Taub would serve as the Chief Scientific Officer (or similar capacity) and would also be on the board; (ii) prior to, or concurrent with, the signing of any definitive merger agreement, Madrigal would raise approximately $15 million ($5 million from Dr. Friedman and $10 million from an identified third party investor) and (iii) Madrigal agreed to lower its valuation as follows: a total valuation of $85 million, consisting of a $60 million base valuation, $15 million of new equity and a $10 million option pool.

        Between January 26, 2016 and February 7, 2016, efforts were made by Synta's MTS representatives to engage Company C representatives with respect to concessions on its valuations but received a limited response.

        On February 7, 2016, a telephonic meeting of the Synta board of directors was held for the purpose of (i) determining whether Company C or Madrigal should be selected as the finalist with whom to negotiate the terms of a definitive merger agreement (which would be subject to final board approval), (ii) discussing any other viable potential courses of action for the Company, including liquidation and (iii) considering implementing an additional reduction in workforce. Attendees included all members of the Synta board of directors (except Dr. Friedman who was excluded in accordance with the corporate governance consideration described above), members of Synta's management team, Synta's MTS representatives and a representative from Mintz Levin.

        At the beginning of the meeting, the representative from Mintz Levin reviewed for the board their fiduciary duties, including duty of care, duty of loyalty and duties in a change of control transaction, and the applicable judicial review standards. In that connection, the following points were reiterated (i) the broad market check conducted by MTS and Synta, (ii) the corporate governance safeguards the board had taken, and would continue to take, with respect to Dr. Friedman's relationship with Madrigal and (iii) the rigorous involvement of the rest (all of whom are disinterested directors) of the Synta board of directors in the process, especially Chairman Gollust and director Scott Morenstein. The possibility of non-deal alternatives, such as liquidation, was also discussed.

        Various updates since January 25, 2016 were discussed in detail by the board of directors including:

  •
  Since the January 25, 2016 meeting, Synta had prepared new cash flow projections factoring in the quantification of expected severance and other costs. This new range was significantly lower than the assumed amount used by the bidders in the auction process. The general view was that Company C's interest level in a transaction might be further muted by news of the new cash forecast, but that Madrigal would not be deterred from doing a transaction with Synta because of the new cash forecast.

  •
  Important findings about the clinical programs of Madrigal and Company C (including external views on the timing and probability of success claims of each company) were discussed. Management expressed the view that the additional due diligence supported the conclusion that Madrigal represented a better probability of success in clinical trials in multiple indications than did Company C and a faster timeline. As such, management favored Madrigal as a finalist.

        The board discussed the related-party aspect of doing any transaction with Madrigal. The board emphasized its view that having Dr. Friedman committed to be the Chief Executive Officer of the combined entity would be a significant positive benefit for stockholder value maximization, given Dr. Friedman's track record of success. As such, the board viewed the substantive benefits of this feature of a transaction with Madrigal as outweighing the added complexity of addressing the related-party aspects. Lastly, it was also acknowledged that any transaction with Madrigal would entail hiring a separate financial advisor to provide a fairness opinion on customary terms.

        Based on the foregoing, there was unanimous consensus among the Synta board of directors that it would be in the best interests of Synta stockholders to focus on negotiating a definitive merger agreement with Madrigal, whose terms would be subject to the final approval of the board of directors. On February 7, 2016, Madrigal was chosen as the finalist.

        On February 8, 2016, representatives of MTS informed Madrigal that it was selected as the finalist with whom Synta would focus on negotiating a definitive merger agreement, and Company C was informed that Synta had decided not to proceed with Company C at that time.

        Synta did not grant Madrigal any exclusive negotiation period during which Synta would be limited in its ability to have discussions with other parties. Nor did Synta subject any of the potential merger candidates to any standstill agreements; accordingly, any such parties would have been, and are, free to re-approach Synta with any interest, without any such contractual limitations.

        On February 10, 2016, Mintz Levin distributed a draft of the merger agreement to Madrigal, its advisors and legal counsel, Stradling Yocca Carlson & Rauth, P.C., or Stradling.

        On February 12, 2016, Mintz Levin coordinated an organizational call with representatives from Synta, Madrigal, Stradling, Bay City Capital and Synta directors Gollust and Morenstein. Topics included the timeline for negotiating a definitive merger agreement and for Madrigal completing a private placement.

        On February 25, 2016, Synta engaged Roth Capital Partners, LLC, or Roth, to provide a fairness opinion.

        On February 29, 2016, Stradling provided Mintz Levin with a mark-up of the merger agreement.

        On March 1, 2016, Synta announced a second reduction in workforce, down to 10 full time employees.

        Throughout March, representatives from Synta and Madrigal and their advisors continued to perform due diligence on each other.

        On March 2, 2016, Mintz Levin provided Stradling with a high-level issues list based on Stradling's mark-up of the merger agreement.

        On March 10, 2016, Stradling distributed to Mintz Levin a draft of the private placement term sheet between Madrigal and its lead third-party investor.

        On March 16, 2016, Mintz Levin conducted a conference call with the legal counsel for Madrigal's third-party investor, Latham & Watkins LLP, or L&W.

        On March 19, 2016, L&W and Stradling sent a superseding mark-up of the merger agreement to Mintz Levin, combining their comments but not addressing the Mintz Levin high-level issues list provided on March 2, 2016.

        On March 24, 2016, Chairman Gollust and a representative from Madrigal's third-party investor had an in-person meeting to discuss valuation, the minimum cash closing condition and the post-closing stock ownership split.

        On March 28, 2016, the representative from Madrigal's third-party investor informed Chairman Gollust that such investor was no longer interested in investing in Madrigal largely given the third-party's desire that Madrigal not become a publicly-listed company.

        As a result of this development, on March 30, 2016, Chairman Gollust, Dr. Friedman and Fred Craves, Ph.D. of Bay City Capital had several conversations sharpening Madrigal's cash needs to continue its clinical program during the pendency of a merger. The parties agreed that $9 million in funding would be sufficient versus the previously discussed $15 million. The parties also discussed the post-closing stock ownership split. Dr. Friedman, Dr. Taub, Bay City Capital and Fred Craves, Ph.D. agreed to irrevocably commit to invest $9 million to provide such bridge financing in the form of promissory notes that will convert upon the closing of the merger, and that the post-closing stock ownership split will be 36%/64%, providing Synta stockholders a higher post-closing ownership than previous proposals.

        On April 1, 2016, Mintz Levin distributed a revised merger agreement to the working group reflecting the foregoing and resolving most of issues in the high-level issues list dated March 2, 2016. Between April 1 and April 7, additional revised drafts of the merger agreement and ancillary agreements were circulated. On April 5, Mintz Levin coordinated an all-hands organizational call to review the "Checklist from here until Announcement". Finally, on April 8, 2016, a revised version of the merger agreement was circulated which resolved the open substantive points.

        On April 11, 2016, the Synta board of directors held an in-person meeting at the offices of CAM Capital in New York City for the purpose of reviewing and deliberating about the final terms of the merger agreement, including considering the fairness analysis of Roth with respect to the merger consideration and receiving an update about timing and open items. Participants included all directors (except Dr. Friedman) and representatives from Synta management, MTS, Mintz Levin and Roth.

        A detailed recap of the recent merger negotiations was provided. Among the key topics/events that were re-traced in detail and discussed by the board were:

  •
  the negotiations over Madrigal's private company valuation, demonstrating Synta had been successful in negotiating down such valuation from $125 million, as set forth in Madrigal's original management presentation/proposal, to a valuation of less than $60 million;

  •
  the negotiations over the post-closing stock ownership split, demonstrating Synta had been successful in negotiating an increase in such ownership for Synta's stockholders from 29% to 33% and, ultimately, to the agreed upon 36%;

  •
  the more detailed forecasts by Madrigal of its cash needs to maintain clinical progress during the pendency of a reverse merger, showing that a cash infusion of approximately $9 million would be sufficient;

  •
  the agreement of Bay City Capital entities, Fred Craves, Ph.D., Dr. Friedman and Dr. Taub to irrevocably commit to provide such funding in tranches in accordance with the needs/timing indicated in the clinical operating plan, and the fact that such money was being invested into Madrigal at a pre-money valuation that was the same as the third-party valuation that had been assigned to Madrigal in the draft private placement term sheet; and

  •
  the proposed employment terms for Dr. Friedman and Dr. Taub, which were discussed by the parties following agreement with Madrigal on the post-closing stock ownership split of 36%/64% and all other material economic terms of the proposed merger agreement.

        The Mintz Levin representative provided a detailed review of the material terms of the merger agreement and ancillary agreements. During this review, several areas where Synta was successful in negotiating concessions or better outcomes than were originally advanced by Madrigal (including with respect to termination provisions and fees, Madrigal Material Adverse Effect definition and deal structuring provisions that increased deal certainty from Synta's perspective) were discussed, as well as other negotiated points. In particular, the post-signing passive market check provisions were reviewed, enabling Synta to negotiate and accept an unsolicited superior proposal and to terminate, on fiduciary grounds, the merger agreement with the payment of a termination fee. During this presentation, director questions were asked and addressed, including a detailed discussion about the minimum cash closing requirement and Synta's comfort level of satisfying that condition under various scenarios.

        Synta's General Counsel provided the final due diligence report on Madrigal, noting no issues outstanding.

        Representatives from Roth provided a detailed fairness presentation, during which directors' questions were asked and answered. It was noted that the delivery of the actual fairness opinion would occur at the time the board is ready to approve the definitive merger agreement, and that the materials presented on April 11, 2016 would be subject to confirmation at that time.

        The Mintz Levin representative provided a review of the board's fiduciary duties and other legal aspects. During this review, among other topics, two key matters were focused on:

  •
  the board's steps to run a process to maximize stockholder value and satisfy its duties, including Synta's extensive sale process, including the broad pre-signing market check run by MTS and the post-signing market check provisions in the merger agreement; and

  •
  the special corporate governance considerations raised by Dr. Friedman's related party status and MTS as advisor to both Synta and Madrigal.

The board expressed consensus and satisfaction that a full and complete process had been run and that the appropriate corporate governance steps had been taken. The board reiterated its view that the proposed transaction was the best opportunity for maximizing stockholder value, noting the objective merits of both (i) the process run and (ii) the ultimate selection of Madrigal based on scientific, clinical, market and probability-of-success grounds, and (iii) the deal terms. Further, it reiterated that having Dr. Friedman as the Chief Executive Officer of the combined entity is a significant positive benefit for stockholder value maximization, given Dr. Friedman's track record of success. In this connection, the board reiterated its view that the substantive benefits far outweighed the added complexity of potentially having to counteract any negative perception due to the related party aspects of the transaction. With respect to MTS, the board reiterated it was satisfied with how this matter was handled.

        Open issues with the transaction related mostly to the private placement, i.e, receiving definitive executed private placement documents showing an irrevocable investor commitment for $9 million, and confirming the exact amount of the first tranche and timing.

        On April 13, 2016, the Synta board of directors held a telephonic meeting at 4 p.m. (ET) for the purpose of approving the merger agreement. Attendees included all directors (except Dr. Friedman) and representatives from Synta management, MTS, Mintz Levin and Roth. After it was confirmed that there were no material changes to the merger agreement or to its presentation materials, Roth orally presented its fairness opinion, which was confirmed by delivery of a written opinion dated April 13,

2016, that, as of that date, and based upon the assumptions, qualifications and limitations set forth in its opinion, the consideration to be paid in the merger was fair, from a financial point of view, to Synta.

        After discussion, the Synta board of directors participating in the meeting then unanimously (i) determined that the merger was advisable and in the best interests of Synta and its stockholders, (ii) approved the merger agreement, the merger and the other transactions contemplated by the merger agreement and deemed the merger agreement advisable, and (iii) approved and determined to recommend the approval of the issuance of the shares of Synta common stock in connection with the merger.

        Management was directed to sign the merger agreement. In the evening of April 13, 2016, the merger agreement was signed and Dr. Friedman concurrently resigned from the board of directors of Synta.

        On April 14, 2016 at 7 a.m. (ET) Synta and Madrigal issued a joint press release publicly announcing the signing of the definitive merger agreement.

Reasons for the Merger

        Following the merger, the combined company will focus on the development of novel small-molecule drugs addressing major unmet needs in cardiovascular-metabolic diseases and non-alcoholic steatohepatitis, or NASH.

        Synta's board of directors considered the following factors in reaching its conclusion to approve the merger and to recommend that the Synta stockholders approve the issuance of shares of Synta common stock in the merger, all of which Synta's board of directors viewed as supporting its decision to approve the business combination with Madrigal:

  •
  Synta's board of directors and its financial advisor had undertaken a comprehensive and thorough process of reviewing and analyzing potential merger candidates to identify the opportunity that would, in Synta's board's opinion of Synta's board of directors, create the most value for Synta's stockholders.

  •
  Synta's board of directors believes, based in part on the judgment, advice and analysis of its senior management with respect to the potential strategic, financial and operational benefits of the merger (which judgment, advice and analysis was informed in part by the business, technical, financial, accounting and legal due diligence investigation performed with respect to Madrigal), that Madrigal's lead drug candidate, MGL-3196, a Phase 2-ready once-daily, oral, liver-directed selective thyroid hormone receptor-ß, orTHR-ß, agonist for the treatment of NASH and heterozygous familial hypercholesterolemia, or HeFH, and homozygous familial hypercholesterolemia, or HoFH, represents an attractive market opportunity, and may provide new medical benefits for a large underserved patient population and thereby generate potential returns for Synta's stockholders and attract new investors to the combined company.

  •
  Synta's board of directors also reviewed with its management and Madrigal's management the current plans of Madrigal for developing MGL-3196 to confirm the likelihood that the combined organization would possess sufficient financial resources to allow the management team to focus on the continued development and potential commercialization of MGL-3196 and Madrigal's other product candidates. Synta's board of directors also considered the possibility that the combined company would be able to take advantage of the potential benefits resulting from the combination of the Synta public company structure with Madrigal's business to raise additional funds in the future, if necessary.

  •
  Synta's board of directors concluded that the merger would provide the existing Synta stockholders a significant opportunity to participate in the potential growth of the combined company following the merger.

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  Synta's board of directors also considered that the combined organization will be led by an experienced senior management team, especially noting Dr. Friedman's considerable experience.

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  Synta's board of directors considered the valuation and business prospects of all the potential merger candidates. In particular, their collective view was that Madrigal was the most attractive candidate because of the promising novel small-molecule product candidates Madrigal was developing addressing major unmet needs in cardiovascular-metabolic diseases and non-alcoholic steatohepatitis, or NASH. After considering the comprehensive diligence review that Synta management had completed of other prospective merger partners, the board concluded that the merger with Madrigal would create a publicly traded company focused on improving patient access to important medicines that would create more value for Synta's stockholders than any of the other proposals that the board had received.

  •
  Synta's board of directors considered Roth's opinion to Synta's board of directors as to the fairness to Synta, from a financial point of view and as of the date of the opinion, of the aggregate number of shares of Synta common stock to be paid in the merger, as more fully described below under the caption "The Merger—Opinion of Roth Capital Partners as Synta's Financial Advisor" on page 78.

        Synta's board of directors also reviewed the recent financial condition, results of operations and financial condition of Synta, including:

  •
  the lack of success in developing Synta's lead product candidate, ganetespib, and the unlikeliness that such circumstances would change for the benefit of its stockholders in the foreseeable future;

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  the loss of certain operational capabilities of Synta, and the risks associated with continuing to operate Synta on a stand-alone basis;

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  the results of substantial efforts made over a significant period of time by Synta's senior management and financial advisors to solicit strategic alternatives for Synta to the merger, including the discussions that Synta management and the Synta board of directors had in late 2015 and early 2016 with other potential merger candidates;

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  current financial market conditions and historical market prices, volatility and trading information with respect to Synta's common stock;

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  the potential for obtaining a superior offer from an alternative purchaser in light of the other potential strategic buyers previously identified and contacted by or on behalf of Synta and the risk of losing the proposed transaction with Madrigal; and

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  the projected liquidation value of Synta and the risks, costs and timing associated with liquidating compared to the value Synta stockholders will receive in the merger.

        Synta's board of directors also reviewed the terms of the merger and associated transactions, including:

  •
  that the number of shares of Synta common stock to be issued in the merger is fixed based on the relative valuations of the companies, and thus the relative percentage ownership of Synta stockholders and Madrigal stockholders immediately following the completion of the merger is similarly fixed;

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  the limited number and nature of the conditions to Madrigal's obligation to consummate the merger and the limited risk of non-satisfaction of such conditions as well as the likelihood that the merger will be consummated on a timely basis;

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  the respective rights of, and limitations on, Synta and Madrigal under the Merger Agreement to consider certain unsolicited acquisition proposals under certain circumstances should Synta or Madrigal receive a superior proposal;

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  the reasonableness of the potential termination fee of up to $1.25 million and the related reimbursement of certain transaction expenses of up to $250,000, which could become payable by Synta if the Merger Agreement is terminated in certain circumstances;

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  the voting agreements, pursuant to which officers, directors and certain stockholders of Madrigal agreed, solely in their capacity as stockholders, to vote shares of their Madrigal capital stock covering approximately 100% of the outstanding shares of Madrigal (on an as-converted to common stock basis) in favor of adoption of the Merger Agreement;

  •
  the fact that Madrigal would solicit the approval of its stockholders to adopt the Merger Agreement and approve the merger and other transactions contemplated by the Merger Agreement within one business day after the execution of the Merger Agreement;

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  the execution of the private placement documents by certain Madrigal's securityholders, pursuant to which such securityholders agreed to invest $9.0 million of gross proceeds that, when combined with Synta's cash, is anticipated to fund the achievement of important clinical milestones and build substantial value for Synta's stockholders in the near term; and

  •
  the belief that the terms of the Merger Agreement, including the parties' representations, warranties and covenants, and the conditions to their respective obligations, are reasonable under the circumstances.

        In the course of its deliberations, Synta's board of directors also considered a variety of risks and other countervailing factors related to entering into the merger, including:

  •
  the termination fee of up to $1.25 million and up to $250,000 in related expenses payable to Madrigal upon the occurrence of certain events and the potential effect of such termination fee in deterring other potential acquirors from proposing an alternative transaction that may be more advantageous to Synta stockholders;

  •
  the substantial expenses to be incurred in connection with the merger, including the costs associated with any related litigation;

  •
  the possible volatility, at least in the short term, of the trading price of Synta's common stock resulting from the merger announcement;

  •
  the risk that the merger might not be consummated in a timely manner or at all, the potential adverse effect of the public announcement of the merger and the potential adverse effect of the delay or failure to complete the merger on the reputation of Synta;

  •
  the risk to the business of Synta, operations and financial results in the event that the merger is not consummated, including the diminution of Synta's cash and Synta's likely inability to raise additional capital through the public or private sale of equity securities;

  •
  the strategic direction of the combined company following the completion of the merger, which will be determined by a board of directors initially including a majority of the members of the current Madrigal board of directors; and

  •
  various other risks associated with the combined organization and the merger, including those described in the section entitled "Risk Factors" in this proxy statement.

        The foregoing information and factors considered by the Synta board are not intended to be exhaustive but are believed to include all of the material factors considered by the board. In view of the wide variety of factors considered in connection with its evaluation of the merger and the complexity of these matters, the board did not find it useful, and did not attempt, to quantify, rank or otherwise assign relative weights to these factors. In considering the factors described above, individual members of the board may have given different weight to different factors. The Synta board conducted an overall analysis of the factors described above, including thorough discussions with, and questioning of, the Synta management team and the legal and financial advisors of Synta, and considered the factors overall to be favorable to, and to support, its determination.

Opinion of Roth Capital Partners, LLC as Synta's Financial Advisor

        The Synta board of directors retained Roth Capital Partners, LLC on February 25, 2016 to render an opinion as to the fairness to Synta, from a financial point of view, of the merger consideration to be paid by Synta to the holders of shares of Madrigal common stock, or consideration, in the merger pursuant to the Merger Agreement.

        On April 13, 2016, Roth rendered its oral opinion to the board of directors of Synta (which was subsequently confirmed in writing by delivery of Roth's written opinion dated the same date) to the effect that, based upon and subject to the assumptions, factors, qualifications and limitations set forth in the written opinion described herein, as of April 13, 2016, the consideration to be paid by Synta in the merger was fair, from a financial point of view, to Synta.

        Roth's opinion was prepared solely for the information of the board of directors of Synta and only addressed the fairness, from a financial point of view, to Synta of the consideration to be paid by Synta in the merger. Roth was not requested to opine as to, and Roth's opinion does not address, the relative merits of the merger or any alternatives to the merger, Synta's underlying decision to proceed with or effect the merger, or any other aspect of the merger. Roth's opinion does not address the fairness of the merger to the holders of any class of securities, creditors or other constituencies of Synta and is not a valuation of Synta or Madrigal or their respective assets or any class of their securities. Roth did not express an opinion about the fairness of the amount or nature of any compensation payable or to be paid to any of the officers, directors or employees, of Madrigal, whether or not relative to the merger.

        The summary of Roth's opinion in this proxy statement is qualified in its entirety by reference to the full text of its written opinion, which is included as Annex B to this proxy statement and sets forth the procedures followed, assumptions made, qualifications and limitations on the review undertaken and other matters considered by Roth in preparing its opinion. Roth's opinion was prepared solely for the information of the board of directors of Synta for its use in connection with its consideration of the merger. Neither Roth's written opinion nor the summary of its opinion and the related analyses set forth in this proxy statement are intended to be, and they do not constitute, advice or a recommendation to any stockholder as to how such stockholder should act or vote with respect to any matter relating to the merger or any other matter.

        The full text of Roth's opinion, which sets forth the assumptions made, general procedures followed, factors considered and limitations on the review undertaken by Roth in rendering its opinion is attached as Annex B and is incorporated herein by reference. Synta urges you to read the opinion in its entirety. The summary of the opinion of Roth set forth below is qualified in its entirety by reference to the full text of the opinion. Roth's opinion, based upon and subject to the procedures followed, assumptions made, qualifications and limitations on the review undertaken and the other factors Roth deemed relevant, is that the consideration to be paid by Synta in the merger is fair, from a financial point of view, to Synta.

        The terms of the merger, the consideration to be paid in the merger, and the related transactions were determined through arm's length negotiations between Synta and Madrigal and were approved unanimously by Synta's board of directors. Roth did not determine the consideration to be paid by Synta in connection with the merger.

        In connection with rendering the opinion described above and performing its related financial analyses, Roth, among other things:

  •
  reviewed a draft of the Merger Agreement dated April 8, 2016;

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  reviewed the proposed terms of the concurrent private placement of Madrigal described in the Merger Agreement;

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  reviewed certain information, including financial forecasts, relating to the business, earnings, cash flow, assets, liabilities and prospects of Synta and Madrigal that were furnished to Roth by Synta;

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  conducted discussions with members of senior management and representatives of Synta and Madrigal concerning the matters described in the prior two clauses;

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  discussed the past and current operations and financial condition and the prospects of Synta and Madrigal with members of senior management of Synta and Madrigal, respectively;

  •
  reviewed the financial terms, to the extent publicly available, of certain acquisition and financing transactions that Roth deemed relevant; and

  •
  performed such other analyses and considered such other factors as Roth deemed appropriate for the purpose of rendering its opinion.

        The following is a summary of the material financial analyses performed by Roth in connection with the preparation of its fairness opinion, which opinion was rendered orally to the board of directors of Synta (and subsequently confirmed in writing by delivery of Roth's written opinion dated the same date) on April 13, 2016. The preparation of analyses and a fairness opinion is a complex analytic process involving various determinations as to the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances and, therefore, such an opinion is not readily susceptible to summary description and this summary does not purport to be a complete description of the analyses performed by Roth or the delivery of Roth's opinion to the board of directors of Synta.

        This summary includes information presented in tabular format. In order to fully understand the financial analyses presented by Roth, the tables must be read together with the text of each analysis summary and considered as a whole. The tables alone do not constitute a complete summary of the financial analyses. Considering any portion of such analyses and of the factors considered, without considering all analyses and factors, could create a misleading or incomplete view of the process underlying Roth's opinion.

        In arriving at its opinion, Roth relied upon and assumed, without independent verification, the accuracy and completeness of all information that was publicly available or was furnished, or otherwise made available to Roth or discussed with or reviewed by or for Roth, and further assumed that the financial information provided to Roth had been prepared on a reasonable basis in accordance with industry practice, and that management of Synta was not aware of any information or facts that would make any information provided to Roth incomplete or misleading.

        With respect to the financial forecasts, estimates and other forward-looking information reviewed by Roth, Roth assumed that such information had been reasonably prepared based on assumptions reflecting the best currently available estimates and judgments of Synta' management as to the expected future combined results and financial condition of Synta and Madrigal after giving effect to the merger.

Roth was not engaged to assess the achievability of any such financial forecasts, estimates or forward-looking information or the assumptions on which they were based, and Roth expressed no opinion as to such information or assumptions. In addition, Roth did not assume any responsibility for, and did not perform, any appraisals or valuation of any specific assets or liabilities (fixed, contingent or other) of Synta or Madrigal, nor was Roth furnished or provided with any such appraisals or valuations. Without limiting the generality of the foregoing, Roth was not engaged to, and did not undertake, any independent analysis of any pending or threatened litigation, regulatory action, possible unasserted claims or other contingent liabilities, to which Synta, Madrigal or any of their respective affiliates is a party or may be subject, and at the direction of Synta and with its consent, Roth's opinion made no assumption concerning, and did not consider, the possible assertion of claims, outcomes or damages arising out of any such matters.

        Roth relied upon and assumed that the representations and warranties of all parties set forth in the Merger Agreement and all related documents and instruments that are referred to therein are true and correct, that each party will fully and timely perform all of the covenants and agreements required to be performed by such party, that the merger will be consummated pursuant to the terms of the Merger Agreement, without amendment, and that all conditions to the consummation of the merger will be satisfied without waiver thereof. Roth further assumed that the Merger Agreement was in all material respects identical to the draft of the Merger Agreement provided to Roth. Finally, Roth also assumed that all of the necessary regulatory approvals and consents required for the merger, including the approval of the stockholders of Synta and Madrigal, will be obtained in a manner that will not adversely affect Synta or Madrigal or the contemplated benefits of the merger.

        In connection with its opinion, Roth assumed and relied upon, without independent verification, the accuracy and completeness of all of the financial, legal, regulatory, tax, accounting and other information provided to, discussed with or reviewed by it. Roth's opinion does not address any legal, regulatory, tax or accounting issues. Roth's fairness opinion was approved by its fairness committee prior to delivering it to Synta.

        Roth's opinion is necessarily based upon the information available to Roth and facts and circumstances as they exist and are subject to evaluation as of April 13, 2016, which is the date of the Roth opinion. Although events occurring after the date of the Roth opinion could materially affect the assumptions used in preparing the opinion, Roth does not have any obligation to update, revise or reaffirm its opinion and Roth expressly disclaims any responsibility to do so. Roth did not express any opinion as to the price at which shares of Synta's common stock may trade following announcement of the merger or at any future time.

        The consideration to be paid by Synta in the merger was determined through arm's length negotiations between Synta and Madrigal and was approved by the Synta and Madrigal boards of directors. Roth did not provide advice to Synta's board of directors during these negotiations, the decision to enter into the merger was solely that of Synta's board of directors. Roth's opinion and its presentation to Synta's board of directors was one of many factors taken into consideration by the Synta board of directors in deciding to approve, adopt and authorize the Merger Agreement. Consequently, the analyses as described herein should not be viewed as determinative of the opinion of Synta's board of directors with respect to the consideration to be paid by Synta in the merger or of whether Synta's board of directors would have been willing to agree to different consideration. The following is a brief summary of each of the material analyses performed by Roth in connection with its opinion letter dated April 13, 2016.

        In furnishing its opinion, Roth did not attempt to combine the analyses described herein into one composite valuation range, nor did Roth assign any quantitative weight to any of the analyses or the other factors considered. Furthermore, in arriving at its opinion, Roth did not attribute any particular weight to any analysis or factor considered by it, but rather made qualitative judgments as to the significance and relevance of each analysis and factor in light of one another. Accordingly, Roth has stated that it believes that its analyses must be considered as a whole and that considering any portion of its analyses, without considering all of the analyses, could create a misleading or incomplete view of the process underlying its opinion or the conclusions to be drawn therefrom.

        In conducting the analysis as to the fairness to Synta, from a financial point of view, of the consideration to be paid by Synta pursuant to the terms of the Merger Agreement, Roth conducted a stand-alone valuation of Synta. Roth then conducted a valuation of Synta and Madrigal as a pro-forma combined entity, against which Roth compared the pro-forma Synta ownership based on the Merger Agreement, with Synta's stand-alone valuation.

        The results of the application by Roth of each of the valuation methodologies utilized in connection with its fairness opinion is summarized below.

Stand-Alone Valuation

        Roth conducted an analysis of the value of Synta on a stand-alone basis. As a result of the recent termination of the GALAXY-2 trial Synta's Phase 3 clinical study of ganetespib, Roth did not perform a valuation using traditional valuation analyses, such as a discounted cash flow analysis or trading comparables for Synta as a stand-alone entity. Based on the last reported sale price of Synta common stock on April 12, 2016, and 137,806,441 shares of Synta common stock outstanding as of April 12, 2016, Roth determined that Synta's stand-alone public equity value was $31.7 million and that its stand-alone implied enterprise value was $(0.3) million, after subtracting Synta's net cash of approximately $32 million.

Consideration to be paid in the Merger

        Based upon the closing price per share of Synta common stock on April 12, 2016 of $0.2308 and the issuance in the merger of 253,878,117 shares of Synta common stock, Roth observed that Synta was paying approximately $58.6 million to acquire Madrigal.

Valuation of Combined Company

        Roth evaluated the value of the combined company after giving effect to the merger, or NewCo, using the following valuation methodologies:

  •
  Precedent M&A Transactions;

  •
  Comparable Licensing Transactions;

  •
  Discounted Cash Flow Analysis;

  •
  IPO Comparables;

  •
  Implied Valuation from the Concurrent Company Private Placement;

  •
  Precedent Reverse Merger Transactions; and

  •
  Publicly Traded Comparable Company Analysis: Hepatology and NASH sectors.

        Utilizing the various valuation methodologies listed above, Roth estimated a valuation of NewCo utilizing the Precedent M&A Transactions of $470.0 million to $503.0 million; Comparable Licensing Transactions of $457.9 million to $553.5 million; Discounted Cash Flow Analysis of $177.2 million to $226.0 million; IPO Comparables of $181.9 million to 188.6 million; Implied Valuation from the Concurrent Company Private Placement of $89.0 million to $93.3 million; Precedent Reverse Merger Transactions of $68.5 million to $138.0 million; Publicly Traded Comparable Company Analysis: Hepatology of $241.5 million to $265.1 million and Publicly Traded Comparable Company Analysis:

NASH of $68.3 million to $192.2 million. Roth then determined the average of these eight methodologies which ranged from $219.3 million to $270.1 million.

        The results of these analyses are summarized as follows:

	Implied Enterprise Value
Methodology	Low	High
Precedent M&A Transactions	$470.0	$503.0
Licensing Comparables	$457.9	$553.5
Discounted Cash Flow Analysis	$177.2	$226.0
IPO Comparables	$181.9	$188.6
Concurrent Private Placement—Implied Valuation	$89.0	$93.3
Precedent Reverse Merger Transactions(1)	$68.5	$138.0
Comparable Company Analysis—Hepatology	$241.5	$265.1
Comparable Company Analysis—NASH	$68.3	$193.2
Average	$219.3	$270.1
Madrigal (64%)	$140.3	$172.8
Synta (36%)	$78.9	$97.2

Notes:

High and low ranges are based on mean and median values.

Valuations calculated at the agreed 36% Synta / 64% Madrigal split.

(1)
Enterprise value calculated assuming NewCo's pro-forma net cash of $41 million.

        Based on their valuation analysis, Roth determined that the enterprise value of NewCo ranged from $219 million to $270 million. Further, based on this analysis, Roth determined that:

  •
  Based on the 36% of NewCo enterprise value to be attributed to Synta stockholders, Synta stockholders will hold stock in NewCo having an implied value of between $79 million and $97 million.

  •
  Based on this valuation range, the 64% of NewCo enterprise value attributable to Madrigal, Madrigal stockholders will hold stock in NewCo having an implied value of between $140 million and $173 million.

Precedent M&A Transactions

        The precedent transaction analysis uses data based on the values acquirers have previously placed on comparable companies in a merger or acquisition to develop a measure of current value for Synta.

        Roth examined precedent transactions, from June 1, 2014 through April 13, 2016, involving clinical development companies that it viewed as similar to Synta, which included companies involved in the NASH and inflammatory disease spaces with available transaction values. These entities were selected on the basis of the nature of their businesses, their size and operating characteristics. The data available on these transactions, due in part to their size, is limited. Roth examined the data points set out in the table below for the selected precedent transactions.

        Selected life sciences M&A transactions indicate a median and mean deal value of $470 million and $503 million, respectively.

Date	Acquirer	Target	Deal Value ($M)
4/2016	Gilead	Nimbus Therapeutics	$1,200
10/2015	Roche	Adheron Therapeutics	$580
9/2015	Celsus Therapeutics	Akari Therapeutics	$150
7/2015	TiGenix	Coretherapix	$319
5/2015	Boehringer Ingelheim	Pharmaxis	$542
1/2015	Gilead	Phenex	$470
6/2014	Shire	Lumena Pharmaceuticals	$260
		Mean	$503
		Median	$470

Source: Evaluate Pharma

Note: Includes comparable M&A transactions from 2014-2016 YTD with available deal values.

Licensing Comparables

        Roth reviewed financial terms, to the extent publicly available, of licensing transactions for assets in the NASH and inflammatory spaces at comparable stages of development, from March 1, 2009 to April 13, 2016.

        Selected life sciences licensing deals had a median and mean deal value of $554 million and $458 million, respectively

Date	Licensor	Licensee	Asset	Transaction Value ($M)
3/2015	Boehringer Ingelheim	Pharmaxis	PXS4728A	$591
2/2013	Medicines Co.	Alnylam Pharmaceuticals	ALN-PCS RNAi Therapeutic Program	$205
10/2011	Biogen Idec Inc.	Portola Pharmaceuticals	PRT062607	$554
12/2010	Servier	Xoma	XOMA 052	$555
3/2009	BMS	Nissan Chemical / Teijin Pharma	NTC-801	$385
			Mean	$458
			Median	$554

Source: Evaluate Pharma

Note: Includes comparable licensing transactions from 2009 - 2016 YTD with available transaction values.

Discounted Cash Flow Analysis

        The discounted cash flow analysis is a "forward looking" methodology and is based on projected future cash flows to be generated by NewCo which are then discounted back to the present. This methodology has three primary components: (1) the present value of projected unlevered cash flows for a determined period; (2) the present value of the terminal value of cash flows based on the declining growth method (representing firm value beyond the time horizon on the projections); (3) the weighted average cost of capital, or WACC, used to discount such future cash flows and terminal value back to the present. In the discounted cash flow analysis, Roth used management's unlevered free cash flow projections. The future cash flows plus the terminal value of such cash flows are discounted by the WACC, to derive a present value.

        In conducting its discounted cash flow analysis for the purpose of determining the enterprise value of NewCo, Roth applied the projected unlevered free cash flow that NewCo is expected to generate during fiscal years 2016 to 2031 based upon financial projections prepared by Synta's management. Terminal values based on declining cash flow at a rate of 3% to 5% were applied to management's cash flow estimates in year 2031 to complete the basis for calculating the present value of future free cash flows. The future free cash flows are then discounted by the WACC, to derive a present value. In selecting an appropriate discount rate, Roth took into account NewCo's unlevered equity beta, NewCo's debt to equity ratio, NewCo's tax rate assumption, the risk free rate of 1.7% based on Bloomberg (April 8, 2016), the equity risk premium of 19% based on Duff & Phelps 2015 Valuation Handbook representing the long-term historical equity risk premium as of year-end 2014 of 7.0%, and a small stock premium of 11.98% based on Duff & Phelps 2015 Valuation Handbook representing the micro-cap premium for the CRSP bottom 10th decile of companies. Application of the foregoing principles resulted in a 24% WACC. Roth performed a sensitivity analysis using discount rates from 23.0% to 25.0% to arrive at a range of present values.

        Based on the foregoing, Roth computed an enterprise value range of $177 million to $226 million which compared favorably to the enterprise value implied by the consideration to be paid by NewCo in the merger, including the merger consideration. In evaluating the foregoing, it should be noted that the WACC does not take into consideration the specific firm risks such as bankruptcy. As a result, NewCo's true WACC may be higher when taking into consideration the risks of default and negative operating profit history of the business which would have the effect of reducing the enterprise value range. By conducting an analysis of a range of discount rates rather than relying one specific WACC, Roth is comfortable that the analysis is appropriate.

        A discounted cash flow analysis of Madrigal's estimates yields an implied enterprise value of NewCo of between $177M and $226M without attributing any value to Synta.

Madrigal Pharmaceuticals, Inc.

Discounted Cash Flow Analysis

($ in millions)	2016	2017	2018	2019	2020	2021	2022	2023
Madrigal Revenue Projections	$—	$—	$—	$10.5	$52.2	$75.1	$137.2	$218.0
YoY Growth					398%	44%	83%	59%
Unlevered Free Cash Flow (Partial Yr Adj)	$(9)	$(20)	$(28)	$(14)	$29	$21	$52	$82

	2024	2025	2026	2027	2028	2029	2030	2031
Madrigal Revenue Projections	$315.6	$431.2	$472.0	$514.8	$528.2	$542.1	$556.6	$571.7
YoY Growth	45%	37%	9%	9%	3%	3%	3%	3%
Unlevered Free Cash Flow (Partial Yr Adj)	$129	$186	$216	$238	$247	$256	$265	$289

Declining Growth Terminal Value Methodology					Declining Growth Method
		PV of Terminal Value Declining Growth Method
					NPV+Terminal Value
	NPV of Cash Flows (2016 - 2031)
Discount Rate		3%	5%	7%	3%	5%	7%
23.0%	$173	$53	$50	$47	$226	$223	$221
23.5%	$165	$49	$46	$44	$214	$211	$209
24.0%	$157	$45	$43	$41	$202	$200	$198
24.5%	$150	$41	$39	$38	$191	$189	$187
25.0%	$142	$38	$37	$35	$181	$179	$177

(1)
FY2016 - FY2031 figures are based on Madrigal's estimates

Comparable Hepatology IPOs

        Roth reviewed the implied total enterprise values at IPO of six companies which completed initial public offerings since 2012 and that were developing hepatology products at the time of their IPO. The implied total enterprise values at IPO are defined as the equity value of the company plus indebtedness, minus cash and cash equivalents at the time of the IPO. Roth also reviewed the IPO step-up multiple of comparable hepatology IPOs which compares the pre-money valuation of the latest private financing round, if available, with the post IPO equity value.

        Prior hepatology initial public offerings had a median and average enterprise value of $189 million and $182 million, respectively.

Pricing Date	Company	Ticker	Offer Price	Amount Raised in IPO ($M)	Pre-Money Equity Valuation ($M)	IPO Step-up Multiple ($M)	Post IPO Market Value ($M)	Enterprise Value ($M)
04/16/14	Vital Therapies Inc	VTL	$12.00	$62.1	NA	NA	$253.4	$207.3
03/12/14	Galmed Pharmaceuticals Ltd	GLMD	$13.50	$44.1	NA	NA	$141.7	$141.6
07/24/13	Conatus Pharmaceuticals Inc	CNAT	$11.00	$66.0	$70.6	2.4x	$167.2	$165.7
03/20/13	Enanta Pharmaceuticals, Inc.	ENTA	$14.00	$64.4	$117.5	2.0x	$235.7	$190.2
10/10/12	Intercept Pharmaceuticals, Inc.	ICPT	$15.00	$86.3	$124.0	1.9x	$236.0	$200.0
07/25/12	Hyperion Therapeutics, Inc.	HPTX	$10.00	$57.5	NA	NA	$153.7	$186.9
	Mean			$63.4	$104.0	2.1x	$198.0	$181.9
	Median			$63.3	$117.5	2.0x	$201.5	$188.6

Source: Capital IQ. Company Filings. Deal Logic. Venture Source

Concurrent Private Placement—Implied Valuation

        In the Madrigal private placement, investors will be investing $9.0 million into Madrigal, prior to the closing of the merger, based on a pre-money valuation of $40.0 million. At the time of the merger, Madrigal's post-money private valuation will be approximately $49.0 million.

        When Roth applies the step-up multiple from comparable hepatology IPO transactions to Madrigal's post-money private valuation of $49.0 million, Roth arrives at an implied public equity valuation range of $98.3 million to $102.6 million for Madrigal. This range is higher than the $58.6 million in value being paid by Synta.

        Adding Synta's equity value of $31.7 million results in an implied combined public equity value for Newco of between $130.0 million to $134.3 million for NewCo.

        After accounting for the net cash position of NewCo, Roth arrived at an enterprise valuation range of $89.0 million to $93.3 million.

Concurrent Private Placement—Implied Valuation ($ in millions)

Madrigal
Equity Investment	$9.0
Implied Valuation(1)	$40.0

Implied Post-Money Valuation	$49.0

	Implied Equity Value
	Low	High
The Company(2)	$98.3	$102.6
Synta(3)	$31.7	$31.7

NewCo	$130.0	$134.3

(1)
Pre-money valuation provided by the Company's counsel

(2)
Low and high implied equity value based on median and mean comparable hepatology IPO step-up multiples of 2.0x and 2.1x, respectively

(3)
Market capitalization as of 4/12/2016

	Implied Enterprise Value
	Low	High
NewCo	$89.0	$93.3

Precedent Reverse Merger Transactions

        Roth reviewed precedent reverse merger transactions in the healthcare space including targets with cash balances greater than $10 million in the surviving entity post transaction. The implied equity value was calculated based on the target equity value prior to the transaction and the implied valuation based on the retained target percentage ownership in the surviving entity. Roth also reviewed the mean and median target ownership percentage in the transactions.

        Selected life sciences reverse merger transactions including targets with cash balances greater than $10 million in the surviving entity had a median and average total equity value of $110 million and $179 million, respectively

        Based on this analysis, the implied enterprise value is between $69 million and $138 million, after accounting for the $41 million net cash position of NewCo.

        In comparable precedent reverse merger transactions, the target retains 23% of the surviving entity on average.

        Implied Equity Value ($M)

Date(1) Target Company	Private Company	Market Cap Target ($M)(2)	Target % Ownership	Acquirer % Ownership	Target Value	Acquirer Value	Total Equity Value
12/2015 Restorgenex Corporation	Diffusion Pharmaceuticals Inc.	$18.6	17.0%	83.0%	$18.6	$90.9	$109.5
3/2015 Ruthigen, Inc.	Pulmatrix, Inc.	$19.6	19.0%	81.0%	$19.6	$83.5	$103.0
3/2015 Targacept, Inc.	Catalyst Biosciences, Inc.	$12.6	42.0%	58.0%	$12.6	$17.5	$30.1
1/2015 Regado Biosciences, Inc.	Tobira Therapeutics, Inc.	$30.2	32.0%	68.0%	$30.2	$64.3	$94.5
7/2014 Transcept Pharmaceuticals, Inc.	Paratek Pharmaceuticals, Inc.	$37.1	10.4%	89.6%	$37.1	$320.0	$357.2
4/2014 Zalicus Inc.	EPIRUS Biopharmaceuticals, Inc.	$31.6	19.0%	81.0%	$31.6	$134.7	$166.3
4/2013 Tranzyme, Inc.	Ocera Therapeutics, Inc.	$11.9	27.4%	72.6%	$11.9	$31.4	$43.3
4/2012 Nabi Biopharmaceuticals Inc.	Biota Pharmaceuticals, Inc.	$78.5	17.0%	83.0%	$78.5	$383.2	$461.7
6/2011 Trimeris Inc	Synageva BioPharma Corp.	$61.4	25.0%	75.0%	$61.4	$184.1	$245.5
	Mean		23.2%	76.8%	$33.5	$145.5	$179.0
	Median		19.0%	81.0%	$30.2	$90.9	$109.5

Source: Capital IQ and Company Filings

Note: Includes comparable reverse merger transactions from 2011-2016 YTD

(1)—Transaction announcement

(2)—Calculated as of week prior to announcement date

Comparable Companies Analysis

        Roth reviewed the total enterprise values of publicly traded companies with hepatology product candidates in development as well as selected publicly traded companies developing products for NASH. The comparable companies' analysis uses data from comparable guideline companies to develop a measure of current value for NewCo. The theory underlying the comparable companies' valuation is that companies in the same industry with similar operating characteristics should have certain valuation benchmarks in common. The goal of the analysis is to develop a premise for relative value, which when coupled with other valuation approaches, presents a foundation for determining a range of firm value.

Comparable Company Analysis—Hepatology

        Selected hepatology trading comparables had a median and mean enterprise value of $242 million and $265 million, respectively.

Company	Ticker	4/12/2016 Price	52 Week High	52 Week Low	Market Cap ($M)	Enterprise Value ($M)
Achillion Pharmaceuticals, Inc.	ACHN	$8.24	$11.03	$5.63	$1,109.5	$650.6
Enanta Pharmaceuticals, Inc.	ENTA	$31.60	$50.65	$21.52	$585.5	$406.3
Regulus Therapeutics Inc.	RGLS	$7.99	$18.29	$5.34	$413.7	$299.7
Vital Therapies, Inc.	VTL	$8.80	$29.37	$3.04	$266.6	$183.2
Conatus Pharmaceuticals Inc.(1)	CNAT	$2.98	$6.81	$1.54	$61.8	$26.3
Ocera Therapeutics, Inc.	OCRX	$2.86	$4.68	$2.03	$58.2	$24.3
Mean					$415.9	$265.1
Median					$340.2	$241.5

Note: Data as of 4/12/16

(1)—Included in NASH Comparables

Comparable Company Analysis—NASH

        Selected NASH trading comparables had a median and mean enterprise value of $68 million and $193 million, respectively.

Company	Ticker	4/12/2016 Price	52 Week High	52 Week Low	Market Cap ($M)	Enterprise Value ($M)
Intercept Pharmaceuticals, Inc.(1)	ICPT	$145.57	$313.98	$93.71	$3,576.0	$2,947.9
Genfit SA	GNFT	$28.06	$49.75	$23.87	$739.6	$680.5
Regulus Therapeutics Inc.	RGLS	$7.99	$18.29	$5.34	$413.7	$299.7
Tobira Therapeutics, Inc.	TBRA	$7.22	$22.76	$6.37	$135.1	$87.8
Galmed Pharmaceuticals Ltd.	GLMD	$6.36	$11.85	$3.76	$71.8	$48.8
Conatus Pharmaceuticals Inc.	CNAT	$2.98	$6.81	$1.54	$61.8	$26.3
Galectin Therapeutics, Inc.	GALT	$1.46	$3.73	$1.08	$41.8	$16.0
Mean					$244.0	$193.2
Median					$103.5	$68.3

Note: Data as of 4/12/2016

(1)—Excluded from mean & median calculation.

        As discussed above, Roth performed a variety of financial and comparative analyses for the purpose of rendering its opinion. While the preceding summary describes several analyses and examinations that Roth deems material to its evaluation and opinion, they are not a comprehensive description of all analyses and examinations actually conducted by Roth.

General

        Roth is a nationally recognized investment banking firm that provides financial advisory services and is continually engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, secondary distributions of listed and unlisted securities, private placements and valuations for estate, corporate and other purposes. The Synta board of directors retained Roth to render an opinion as to the fairness to Synta, from a financial point of view, of the consideration to be paid in the merger by Synta based upon the foregoing qualifications, experience and expertise.

        Synta paid Roth a fee of $200,000 for rendering its fairness opinion delivered in connection with the merger. The $200,000 opinion fee was not contingent in whole or in part on the success of the merger, or on the results of Roth's evaluation and analysis or upon the conclusions reached in Roth's opinion. In addition, Synta agreed to reimburse Roth up to $25,000 for its reasonable, documented, out-of-pocket expenses, including reasonable fees and disbursements of its counsel. Synta has also agreed to indemnify Roth against certain liabilities and other items that may arise out of the Synta's engagement of Roth. Synta's board of directors did not limit Roth in any way in the investigations it made or the procedures it followed in rendering its opinion.

        Roth in the past has provided and may in the future provide investment banking and other financial services to Synta and its affiliates for which Roth and its affiliates have received or may receive compensation. In March 2015, Roth acted as a co-manager of a public offering by Synta of shares of its common stock and received substantial fees in connection therewith. Roth is a full service securities firm engaged in securities trading and brokerage activities, as well as providing investment banking and other financial services. In the ordinary course of business, Roth and its affiliates may actively trade securities of Synta for its own account or the accounts of its customers and, accordingly, may at any time hold a long or short position in such securities.

        Consistent with applicable legal and regulatory requirements, Roth has adopted policies and procedures to establish and maintain the independence of its research departments and personnel. As a result, Roth's research analysts may hold views, make statements or investment recommendations and/or publish research reports with respect to Synta, Madrigal and/or the merger that differ from the views of its investment banking personnel.

MTS Health Partners Fees

        The following provides a summary of the transaction fees payable to MTS upon the closing of this transaction pursuant to its separate engagement letters with Synta and Madrigal for financial advisory services. MTS has received no prior fees from any other engagements from (i) Dr. Friedman or entities affiliated with him, or (ii) Bay City Capital (Madrigal's major stockholder); its partner, Fred Craves, Ph.D.; or any Bay City portfolio companies.

        Pursuant to its engagement letter with Synta, it was contemplated upfront that any transaction fee payable to MTS would be reduced if Synta completed a transaction with Madrigal, in recognition of another team at MTS previously engaged to provide advisory services to Madrigal and the cost of Synta hiring a separate, independent investment banking firm to provide a fairness opinion with respect to such transaction. Specifically, for a non-Madrigal party, MTS would have received a transaction fee upon closing of $1,750,000, of which $500,000 would be payable in shares of Synta common stock to be issued at the closing, such number of shares to be determined based on the per share market value of such shares immediately preceding the closing date. This transaction fee would have encompassed a $350,000 opinion fee to MTS, fully creditable against the transaction fee payable at any closing. However, in a transaction involving Madrigal, the transaction fee is $1,000,000, of which $250,000 will be payable in Synta shares of common stock to be issued at the closing. MTS also received a nonrefundable retainer payment of $100,000, which is fully creditable against the transaction fee, and customary expense reimbursement.

        Pursuant to its engagement letter with Madrigal, MTS is entitled to a transaction fee of $1,250,000, with up to a maximum of $500,000 payable in shares of Synta common stock to be issued at the closing (the number determined as described above), and the remainder, a minimum of $750,000, in cash. MTS also received a nonrefundable retainer payment of $50,000 and customary expense reimbursement.

Interests of the Synta Directors and Executive Officers in the Merger

General

        In considering the recommendation of the Synta board of directors with respect to the approval of the Merger Agreement, the merger and issuing shares of Synta common stock as contemplated by the Merger Agreement, and the other matters to be acted upon by the Synta stockholders at the Annual Meeting, the Synta stockholders should be aware that certain members of the board of directors and executive officers of Synta have interests in the merger that may be different from, or in addition to, the interests of the Synta stockholders. These interests relate to or arise from, among other things:

  •
  severance benefits to which each of Synta's executive officers would become entitled in the event of a change of control of Synta and/or his or her termination of employment within specified periods of time relative to the completion of the merger, as specified below under "—Golden Parachute Compensation";

  •
  the accelerated vesting of certain of the equity awards held by the Synta executive officers in connection with the completion of the merger;

  •
  that Marc R. Schneebaum, currently the Chief Financial Officer of Synta, will continue as the Chief Financial Officer of the combined company after the effective time of the merger; and

  •
  that Keith R. Gollust, currently a director of Synta, will continue as a director of the combined company after the effective time of the merger.

        The board of directors of Synta was aware of these potential conflicts of interest and considered them, among other matters, in reaching their respective decisions to approve the Merger Agreement and the merger, and to recommend, as applicable, that the Synta stockholders approve the proposals to be presented to the Synta stockholders for consideration at the Annual Meeting as contemplated by this proxy statement.

Synta Director Paul A. Friedman's Relationship with Madrigal and Combined Company

        Paul A. Friedman, M.D. was a director of Synta from March 2014 until his resignation on April 13, 2016 concurrent with the announcement of the merger with Madrigal. As described below, Dr. Friedman has personal interests both in Madrigal and the combined company. These interests were fully disclosed to and known by the Synta board of directors and corporate governance measures were taken to address them, including Dr. Friedman's exclusion from Synta board of director proceedings with respect to Madrigal, as described more fully in "The Merger—Background of the Merger." These interests are:

  •
  The current Chief Executive Officer of Madrigal, Rebecca Taub, M.D. and Dr. Friedman are married.

  •
  Upon the closing of the merger, Dr. Friedman will become the Chief Executive Officer and Chairman of the board of directors of the combined company. Dr. Taub will serve as the Chief Medical Officer, Executive Vice President, Research & Development and a director of the combined company. See "Management Following the Merger—Employment Arrangements with Dr. Friedman and Dr. Taub" for a summary of the terms of their post-closing employment arrangements.

  •
  During the pendency of this merger, Dr. Friedman and Dr. Taub have irrevocably committed to loan approximately $5 million to Madrigal in the form of promissory notes that will convert into 25,905,930 shares of Synta common stock upon the closing of the merger. See "Related Party Transactions of Directors and Executive Officers of the Combined Company—Madrigal Private Placement in Connection with Merger."

  •
  Dr. Friedman and Dr. Taub will have significant beneficial ownership interests in the combined company. Immediately following the closing of the merger, Dr. Friedman and Dr. Taub will collectively own approximately 45,617,354 shares of common stock of the combined company, which includes shares to be issued to them as a result of the conversion of Madrigal convertible debt and approximately 5,950,267 of restricted shares of common stock that are expected to be granted to them immediately following the closing of the merger. The latter is part of the post-closing entity's equity compensation arrangements with Dr. Friedman and Dr. Taub, as well as the options grants described below. The restricted stock vests as to 25% of the total award upon the closing of the merger and further vests in 25% increments annually for three years. Such stock and restricted stock holdings would represent approximately 11.3% of the Synta common stock outstanding immediately following the closing. In addition, upon the closing, Dr. Friedman and Dr. Taub will be granted options to purchase approximately 14,875,669 shares of Synta common stock (with the same vesting as described above) at an exercise price equal to the closing price of the Synta common stock on the trading day immediately before the closing of the merger. Assuming (i) the full vesting and exercise of these options as if it occurred on the closing, (ii) the stock and restricted stock holdings described above, and based on the projected number of shares of Synta common stock to be outstanding immediately after the closing, Dr. Friedman and Dr. Taub would have a pro forma stock ownership of approximately 14.5% immediately after the closing of the merger.

        The foregoing does not include options to purchase Synta common stock that Dr. Friedman currently holds as a result of his prior service as a director of Synta. Those options are all significantly out-of the-money (having exercise prices ranging from $2.20 to $6.15) and expire the 90th day (which is July 12, 2016) after his resignation from the Synta board of directors, unless exercised before such date. For more information, see "Principal Stockholders of Combined Company."

Golden Parachute Compensation

Overview

        This section sets forth the information required by Item 402(t) of Regulation S-K regarding the compensation for each of Synta's named executive officers that is based on or otherwise relates to the merger. This compensation is referred to as "golden parachute" compensation by the applicable Securities and Exchange Commission, or SEC, disclosure rules, and in this section Synta uses such term to describe the merger-related compensation payable to Synta's named executive officers.

Severance and Change of Control Agreements with Synta's Named Executive Officers

Severance and Change of Control Agreement with Chen Schor

        Pursuant to the terms of the severance and change of control agreement entered into with Synta's President and Chief Executive Officer, Chen Schor, in the event that within one year following a "change of control" (as defined in the severance and change of control agreement and set forth below) the officer's employment is terminated other than for "cause" or the officer terminates his employment for "good reason" (as such terms are defined in the severance and change of control agreement and set forth below), Mr. Schor is entitled to receive the following:

  •
  payment of an amount equal to 18 months of the officer's then-current base salary;

  •
  payment of a separation bonus equal to the officer's target annual bonus for the year in which the termination occurs, prorated for the portion of the year in which the officer was employed;

  •
  full acceleration of vesting of equity awards outstanding immediately prior to termination; and

  •
  continuation of health benefits for up to 18 months.

Severance and Change of Control Agreements with Marc R. Schneebaum and Wendy E. Rieder, Esq.

        Pursuant to the terms of the severance and change of control agreements entered into with Synta's Senior Vice Presidents, Marc R. Schneebaum and Wendy E. Rieder, Esq., in the event that within one year following a "change of control" the officer's employment is terminated other than for "cause" or the officer terminates his or her employment for "good reason," Mr. Schneebaum and Ms. Rieder are entitled to receive the following:

  •
  payment of an amount equal to 12 months of the officer's then-current base salary;

  •
  payment of a separation bonus equal to the officer's target annual bonus for the year in which the termination occurs, prorated for the portion of the year in which the officer was employed;

  •
  full acceleration of vesting of equity awards outstanding immediately prior to termination; and

  •
  continuation of health benefits for up to 12 months.

Defined Terms in Severance and Change of Control Agreements

        As defined in the severance and change of control agreements:

        "Cause" includes, but is not limited to: (i) dishonesty with respect to us or any affiliate, parent or subsidiary of ours; (ii) insubordination; substantial malfeasance or nonfeasance of duty; (iii) unauthorized disclosure of confidential information; (iv) breach of any material provision of any employment, consulting, advisory, non-disclosure, invention assignment, non-competition, or similar agreement between us and the executive officer; or (v) conduct substantially prejudicial to our business or of any affiliate, parent or subsidiary of ours. Synta's board of directors has sole discretion to determine the existence of cause, and its determination will be conclusive on Synta and the executive officer. Cause is not limited to events which have occurred prior to the termination of the executive officer's service, nor is it necessary that the finding of cause occur prior to such termination. If Synta's board of directors determines, subsequent to the executive officer's termination of service, that either prior or subsequent to the termination the executive officer engaged in conduct which would constitute cause, then the executive officer will have no right to any benefit or compensation under the severance and change of control agreement.

        A "change of control" means the occurrence of any of the following events:

  (i)
  any "Person" (as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended, or the Exchange Act) becomes the "Beneficial Owner" (as defined in Rule 13d-3 under said Act), directly or indirectly, of Synta's securities representing 50% or more of the total voting power represented by Synta's then outstanding voting securities (excluding for this purpose any such voting securities held by Synta, or any affiliate, parent or subsidiary of Synta's, or by any employee benefit plan of ours) pursuant to a transaction or a series of related transactions which the board of directors does not approve; or

  (ii)
  a merger or consolidation of us whether or not approved by Synta's board of directors, other than a merger or consolidation which would result in Synta's voting securities outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity or the parent of such corporation) at least 50% of the total voting power represented by Synta's voting securities or such surviving entity or parent of such corporation, as the case may be, outstanding immediately after such merger or consolidation; or (B) Synta's stockholders approve an agreement for the sale or disposition by Synta of all or substantially all of Synta's assets; or

  (iii)
  a change in the composition of Synta's board of directors, as a result of which fewer than a majority of the directors are "Incumbent Directors," which means directors who either (A) were directors as of the date that the severance and change of control agreement was executed, or (B) are elected, or nominated for election, to Synta's board of directors with the affirmative votes of at least a majority of the Incumbent Directors, or by a committee of Synta's board of directors made up of at least a majority of the Incumbent Directors, at the time of such election or nomination (but shall not include an individual whose election or nomination is in connection with an actual or threatened proxy contest relating to the election of directors).

        "Good reason" means: (i) the executive officer, as a condition of remaining an employee of Synta's, is required to change the principal location where he or she renders services to Synta to a location more than 50 miles from his or her then-current location of employment; (ii) there occurs a material adverse change in the executive officer's duties, authority or responsibilities which causes his or her position with Synta to become of significantly less responsibility or authority than his or her position was on the date the severance and change of control agreement was executed; or (iii) there occurs a material reduction in the executive officer's base salary.

Change of Control Arrangements Under our 2015 Stock Plan

        Under Synta's 2015 Stock Plan, in the event of a "change of control" (as defined above), which would include the merger, all outstanding options will become immediately exercisable in full and all rights of repurchase with respect to outstanding stock grants will terminate if on or prior to the date that is six months after the date of the change of control event (i) a participant's service with Synta' or Synta's succeeding corporation is terminated by Synta or the succeeding corporation without cause; (ii) a participant terminates his or her service with Synta as a result of being required to change the principal location where he or she renders services to a location more than 50 miles from his or her location of service immediately prior to the change of control event; or (iii) the participant terminates his or her service after there occurs a material adverse change in a participant's duties, authority or responsibilities which cause such participant's position with Synta to become of significantly less responsibility or authority than such participant's position was immediately prior to the change of control. Synta's 2006 Stock Plan, which was terminated in June 2015, contained similar provisions. Synta's 2001 Stock Plan, which was terminated in March 2006 and under which all outstanding equity awards granted thereunder have fully vested, contained similar provisions. Synta's 2006 Stock Plan also allows the board of directors to make appropriate adjustments for other stock-based awards. The term "change of control" under Synta's 2015 Stock Plan and 2006 Stock Plan has the same definition as it does under Synta's severance and change of control agreements.

Restricted Stock Units

        In December 2015, Synta's board of directors approved grants of restricted stock units to Chen Schor, Marc R. Schneebaum and Wendy Rieder that entitle such person to 1,500,000, 900,000 and 900,000 shares of common stock, respectively, upon the occurrence of a "transaction" (as defined below), which would include the merger. As of May 2, 2016, the common stock underlying the restricted stock units issued to Chen Schor, Marc R. Schneebaum and Wendy Rieder were worth $615,000, $369,000 and $369,000, respectively, based on a price per share of $0.41, the closing price of Synta's shares on May 2, 2016. For the purposes of the restricted stock unit agreements, "transaction" means, whether effected in one transaction or a series of related transactions, (a) any merger, consolidation, reorganization, recapitalization or restructuring, formation of a joint venture, partnership or other business combination pursuant to which the business of Synta or a substantial portion thereof is acquired by or combined with that of another person or entity or group of persons or entities (such person, entity or group, a "counterparty"); (b) any acquisition, directly or indirectly, by a counterparty of a majority of the capital stock of Synta, by way of purchase or any other means; (c) any acquisition, directly or indirectly, by a counterparty of at least 25% of the assets of Synta (determined either on the basis of fair market value or book value); (d) any acquisition, directly or indirectly, by Synta of a majority of the capital stock of a counterparty or any of its subsidiaries, by way of purchase or any other means; or (e) any acquisition, directly or indirectly, by Synta of a substantial portion of the assets of a counterparty and its subsidiaries (determined either on the basis of fair market value or book value) for consideration in excess of $20 million.

Aggregate Amounts of Potential Compensation

        The table below summarizes potential golden parachute compensation that each named executive officer could be entitled to receive from Synta if the merger is completed and if the named executive officer thereafter incurs a termination of employment under certain circumstances, as discussed below. It is currently expected that neither Chen Schor nor Wendy E. Rieder will continue to be employed by Synta following the closing of the merger and, accordingly, both will be entitled to receive the severance and benefits described above and below. Please note that the amounts indicated below are estimates based on multiple assumptions that may or may not actually occur, including assumptions described herein. Accordingly, the actual amounts, if any, to be received by such named executive officer may differ in material respects from the amounts set forth below.

        For purposes of calculating such potential golden parachute compensation, Synta has assumed that the merger had occurred on May 2, 2016, including with respect to calculating the portion of equity awards subject to accelerated vesting, and have further assumed that the named executive officers will incur a termination of employment on such date that would entitle them to the benefits set forth in the table below, even though it is anticipated that Marc R. Schneebaum will continue to serve as the Chief Financial Officer of the combined company following the merger.

	Golden Parachute Compensation
	Cash(1)	Equity(2)	COBRA Benefits(3)	Total
Chen Schor	$867,000	$738,000	$40,914	$1,645,914
Marc R. Schneebaum	$413,667	$399,750	$19,614	$833,031
Wendy E. Rieder, Esq.	$346,800	$369,000	$23,726	$739,526

(1)
Amounts in this column represent the lump sum cash severance payment to be paid to each executive upon a termination of employment without "Cause" or a termination for "Good Reason" (as defined above), subject to the execution and non-revocation of a general release of claims in favor of Synta. Mr. Schor would receive 18 months base salary continuation and his prorated then-current target annual bonus. Mr. Schneebaum and Ms. Rieder each would receive 12 months base salary continuation and his or her prorated then-current target annual bonus.

(2)
These amounts reflect the aggregate amount attributable to the accelerated vesting of all outstanding restricted stock held by the named executive officers and the vesting of the restricted stock units described above under "—Restricted Stock Units." Upon termination related to change in control, there is full acceleration (100%) on the vesting of restricted stock for each of Mr. Schor and Mr. Schneebaum. Ms. Rieder does not hold any unvested shares of restricted stock. Messrs. Schor and Schneebaum and Ms. Rieder hold stock options with an exercise price per share above $0.41, the closing price of Synta's common stock on The NASDAQ Global Market on May 2, 2016, so such stock options are disregarded for this purpose. For restricted stock, the amounts in this column consider the value of each share of restricted stock to be $0.41, the closing price of the closing price of Synta's common stock on The NASDAQ Global Market on May 2, 2016.

(3)
The amounts in this column are calculated based on (a) the duration of the respective continuation periods, and (b) the monthly premiums that Synta pays for the medical, dental and life insurance coverage received by the named executive officer as of May 2, 2016.

        Management Following the Merger.    As described elsewhere in this proxy statement, including in "Management Following the Merger," certain of Synta's directors and executive officers are expected to become directors and executive officers of the combined company upon the closing of the merger.

        Indemnification and Insurance.    For a description of the indemnification rights afforded to Synta's directors and officers under the Merger Agreement, see "The Merger Agreement—Indemnification of Officers and Directors."

Limitations of Liability and Indemnification of the Synta and Madrigal Officers and Directors

        Pursuant to the Merger Agreement, upon the completion of the merger, Synta and Saffron Merger Sub, Inc., or Saffron Merger Sub, agreed that all rights to indemnification, exculpation or advancement of expenses now existing in favor of, and all limitations on the personal liability of each present and former director, officer, employee, fiduciary or agent of Synta or Madrigal as provided for in their respective organizational documents in effect as of the date of the Merger Agreement, will continue to be honored and in full force and effect for a period of six years after the closing of the merger.

        The certificate of incorporation and by-laws of the surviving corporation will contain provisions with respect to indemnification, exculpation from liability and advancement of expenses that are at least as favorable as those currently in Madrigal's organizational documents, and during such six year period following the closing of the merger, Synta will not amend, repeal or otherwise modify such provisions in any manner that would materially and adversely affect the rights of individuals who at any time prior to the effective time was a director, officer, employee, fiduciary or agent of Madrigal in respect of actions or omissions occurring at or prior to the closing of the merger.

        The Merger Agreement also provides that Madrigal will purchase a six-year "tail" policy under its existing directors' and officers' liability insurance policy, with an effective date as of the closing of the merger.

Stock Options

        Synta stock options and other equity awards that are oustanding immediately prior to the effective time of the merger will remain outstanding and be unaffected by the merger, provided that there will be an adjustment to the exercise price and the number of shares underlying these options and equity awards to account for reverse stock split.

Form of the Merger

        The Merger Agreement provides that at the effective time, Saffron Merger Sub will be merged with and into Madrigal. Upon the completion of the merger, Madrigal will continue as the surviving corporation and will be a wholly-owned subsidiary of Synta.

        After completion of the merger, Synta will be renamed "Madrigal Pharmaceuticals, Inc." and expects to trade on The NASDAQ Global Market or The NASDAQ Capital Market under the symbol "MDGL."

Merger Consideration and Adjustment

        At the effective time of the merger, each share of Madrigal common stock outstanding immediately prior to the effective time of the merger will automatically be converted into the right to receive 5.5740 shares of Synta common stock, subject to adjustment to account for the reverse stock split to be implemented prior to the closing of the merger.

        The Merger Agreement provides that, promptly after the effective time of the merger, Synta will mail to each holder of record of Madrigal capital stock a letter of transmittal and instructions for surrendering the record holder's stock certificates in exchange for the shares of Synta common stock. Upon proper surrender of Madrigal stock certificates together with a properly completed and duly executed letter of transmittal in accordance with Synta's instructions, the holder of such Madrigal stock certificates will be entitled to receive shares representing the number of whole shares of Synta common stock issuable to such holder pursuant to the merger and cash in lieu of any fractional share of Synta common stock issuable to such holder. The surrendered certificates representing Madrigal common stock will be cancelled.

        After the effective time of the merger, each certificate representing shares of Madrigal common stock that has not been surrendered will represent only the right to receive shares of Synta common stock issuable pursuant to the merger and cash in lieu of any fractional share of Synta common stock to which the holder of any such certificate is entitled. No interest will be paid or accrued on any cash in lieu of fractional shares payable to holders of Madrigal stock certificates.

        Any holder or former holder of Madrigal common stock may be subject to withholding under the Code, or under another provision of state, local or foreign tax law. To the extent such amounts are withheld and paid to the appropriate governmental entity, they will be treated as having been paid to the person to whom such amounts would otherwise have been paid.

        The Merger Agreement does not include a price-based termination right, so there will be no adjustment to the total number of shares of Synta common stock that Madrigal stockholders will be entitled to receive for changes in the market price of Synta common stock. Accordingly, the market value of the shares of Synta common stock issued pursuant to the merger will depend on the market value of the shares of Synta common stock at the time the merger closes, and could vary significantly from the market value on the date of this proxy statement.

Effective Time of the Merger

        The Merger Agreement requires the parties to complete the merger after all of the conditions to the completion of the merger contained in the Merger Agreement are satisfied or waived, including, among others, the adoption of the Merger Agreement by the stockholders of Madrigal and Synta and the approval by the Synta stockholders of the merger, the Merger Agreement and the issuance of Synta common stock and the amendment to Synta's restated certificate of incorporation effecting the proposed reverse stock split. The merger will become effective upon the filing of a certificate of merger with the Secretary of State of the State of Delaware or at such later time as is agreed by Synta and Madrigal and specified in the certificate of merger. Neither Synta nor Madrigal can predict the exact timing of the completion of the merger.

Regulatory Approvals

        Synta must comply with applicable federal and state securities laws and the rules and regulations of The NASDAQ Global Market in connection with the issuance of shares of Synta common stock and the filing of this proxy statement with the SEC.

Tax Treatment of the Merger

        Synta, Saffron Merger Sub and Madrigal intend the merger, together with the issuance of shares of Synta common stock to Madrigal stockholders, to qualify as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended, or the Code. Each of Synta, Saffron Merger Sub and Madrigal will use its commercially reasonable efforts to cause the merger, together with the issuance of shares of Synta common stock to Madrigal's stockholders, to qualify as a reorganization within the meaning of Section 368(a) of the Code, and not to permit or cause any affiliate or any subsidiary of Synta or Madrigal to, take any action or cause any action to be taken which would or could reasonably be expected to prevent or impede the merger from qualifying as a reorganization under Section 368(a) of the Code.

NASDAQ Stock Market Listing

        Synta common stock currently is listed on The NASDAQ Global Market under the symbol "SNTA." Synta has agreed to use commercially reasonable efforts to obtain approval for listing on The NASDAQ Global Market (or such other NASDAQ market on which Synta's common stock is then listed) of the shares of Synta common stock that Madrigal stockholders will be entitled to receive pursuant to the merger. Madrigal agreed to use its commercially reasonable efforts to provide the information required for an initial listing application pursuant to NASDAQ Stock Market Rule 5110 and to fully cooperate and participate in preparing such application and obtaining such listing.

        Prior to completion of the merger, Synta intends to file an initial listing application with The NASDAQ Global Market or The NASDAQ Capital Market pursuant to NASDAQ Stock Market's

"change of control" rules. If such application is accepted, Synta anticipates that its common stock will be listed on The NASDAQ Global Market or The NASDAQ Capital Market following the closing of the merger under the trading symbol "MDGL."

Anticipated Accounting Treatment

        Synta currently expects to treat the merger as a purchase by Madrigal of Synta under GAAP. Under the purchase method of accounting, the assets and liabilities of Synta will be recorded, as of the completion of the merger, at their respective fair values, in the financial statements of Madrigal. The financial statements of Madrigal issued after the completion of the merger will reflect these values, but will not be restated retroactively to reflect the historical financial position or results of operations of Synta.

THE MERGER AGREEMENT

General

        The following is a summary of the material terms of the Merger Agreement. A copy of the Merger Agreement is attached as Annex A to this proxy statement and is incorporated by reference into this proxy statement. The Merger Agreement has been attached to this proxy statement to provide you with information regarding its terms. It is not intended to provide any other factual information about Synta, Madrigal or Saffron Merger Sub. The following description does not purport to be complete and is qualified in its entirety by reference to the Merger Agreement. You should refer to the full text of the Merger Agreement for details of the merger and the terms and conditions of the Merger Agreement.

        The Merger Agreement contains representations and warranties that Synta and Madrigal have made to one another as of specific dates. These representations and warranties have been made for the benefit of the other parties to the Merger Agreement and may be intended not as statements of fact but rather as a way of allocating the risk to one of the parties if those statements prove to be incorrect. In addition, the assertions embodied in the representations and warranties are qualified by information in confidential disclosure schedules exchanged by the parties in connection with signing the Merger Agreement. While Synta and Madrigal do not believe that these disclosure schedules contain information required to be publicly disclosed under the applicable securities laws, other than information that has already been so disclosed, the disclosure schedules do contain information that modifies, qualifies and creates exceptions to the representations and warranties set forth in the attached Merger Agreement. Accordingly, you should not rely on the representations and warranties as current characterizations of factual information about Synta or Madrigal, because they were made as of specific dates, may be intended merely as a risk allocation mechanism between Synta, Saffron Merger Sub and Madrigal and are modified by the disclosure schedules.

Structure

        Subject to the terms and conditions of the Merger Agreement, and in accordance with Delaware law, at the completion of the merger, Saffron Merger Sub, a wholly-owned subsidiary of Synta formed by Synta in connection with the merger, will merge with and into Madrigal, with Madrigal surviving as a wholly-owned subsidiary of Synta.

Completion and Effectiveness of the Merger

        The merger will be completed as promptly as practicable after all of the conditions to completion of the merger are satisfied or waived, including the approval of the stockholders of Synta. Synta and Madrigal are working to complete the merger as quickly as practicable and expect that the merger will be completed during the third quarter of 2016. However, Synta and Madrigal cannot predict the exact timing of the completion of the merger because it is subject to various conditions.

Merger Consideration

        At the effective time of the merger, each outstanding share of common stock of Madrigal will be converted into the right to receive 5.5740 shares of Synta common stock, subject to adjustment to account for the proposed reverse stock split to be implemented prior to the closing of the merger.

        The Merger Agreement does not include a price-based termination right, so there will be no adjustment to the total number of shares of Synta common stock that Madrigal stockholders will be entitled to receive for changes in the market price of Synta common stock. Accordingly, the market value of the shares of Synta common stock issued pursuant to the merger will depend on the market value of the shares of Synta common stock at the time the merger closes, and could vary significantly from the market value on the date of this proxy statement.

Synta Stock and Options

        Each share of Synta common stock issued and outstanding at the time of the merger will remain issued and outstanding and those shares will be unaffected by the merger. Synta stock options and other equity awards that are outstanding immediately prior to the effective time of the merger will also remain outstanding and be unaffected by the merger, provided that there will be an adjustment to the exercise price and number of shares underlying these options and equity awards to account for the proposed reverse stock split. As of the closing of the merger, current Synta stockholders are expected to own approximately 36% of the combined company immediately after the completion of the merger. This calculation does not contemplate outstanding Synta option awards, all of which have an exercise price greater than the market price of Synta common stock as of May 1, 2016 and will remain outstanding under their existing terms following the merger, nor does it include equity awards in the amount of 20,825,936 shares of common stock of the combined company that are expected to be granted immediately after the completion of the merger to Paul A. Friedman, M.D., and Rebecca Taub, M.D., as executive officers of the combined company.

Procedures for Exchanging Madrigal Stock Certificates

        Promptly after the effective time of the merger, Synta will mail to each holder of record of Madrigal capital stock a letter of transmittal and instructions for surrendering the record holder's stock certificates in exchange for the shares of Synta common stock. Upon proper surrender of Madrigal stock certificates together with a properly completed and duly executed letter of transmittal in accordance with Synta's instructions, the holder of such Madrigal stock certificates will be entitled to receive shares representing the number of whole shares of Synta common stock issuable to such holder pursuant to the merger and cash in lieu of any fractional share of Synta common stock issuable to such holder. The surrendered certificates representing Madrigal common stock will be cancelled.

        After the effective time of the merger, each certificate representing shares of Madrigal common stock that has not been surrendered will represent only the right to receive shares of Synta common stock issuable pursuant to the merger and cash in lieu of any fractional share of Synta common stock to which the holder of any such certificate is entitled. No interest will be paid or accrued on any cash in lieu of fractional shares payable to holders of Madrigal stock certificates.

        Any holder or former holder of Madrigal common stock may be subject to withholding under the Code, or under another provision of state, local or foreign tax law. To the extent such amounts are withheld and paid to the appropriate governmental entity, they will be treated as having been paid to the person to whom such amounts would otherwise have been paid.

        HOLDERS OF MADRIGAL COMMON STOCK SHOULD NOT SEND IN THEIR MADRIGAL STOCK CERTIFICATES UNTIL THEY RECEIVE A LETTER OF TRANSMITTAL FROM SYNTA WITH INSTRUCTIONS FOR THE SURRENDER OF MADRIGAL STOCK CERTIFICATES.

Fractional Shares

        No fractional shares of Synta common stock will be issuable pursuant to the merger to Madrigal stockholders. Instead, each Madrigal stockholder who would otherwise be entitled to receive a fraction of a share of Synta common stock, after aggregating all fractional shares of Synta common stock issuable to such stockholder, will be entitled to receive a cash payment rounded up to the nearest cent in an amount determined by multiplying the closing price per share of Synta common stock on The NASDAQ Global Market (or such other NASDAQ market on which Synta common stock then trades) on the closing date by the fraction of a share of Synta common stock to which such holder would otherwise be entitled.

Representations and Warranties

        The Merger Agreement contains customary representations and warranties made by Synta and Madrigal relating to their respective businesses, as well as other facts pertinent to the merger. These representations and warranties are subject to materiality, knowledge and other similar qualifications in many respects and expire at the effective time of the merger or termination of the Merger Agreement, as further described below. The representations and warranties of each of Synta and Madrigal have been made solely for the benefit of the other parties and those representations and warranties should not be relied on by any other person. In addition, those representations and warranties may be intended not as statements of actual fact, but rather as a way of allocating risk among the parties, may have been modified by the disclosure schedules delivered in connection with the Merger Agreement, are subject to the materiality standard described in the Merger Agreement, which may differ from what may be viewed as material by you, will not survive completion of the merger and cannot be the basis for any claims under the Merger Agreement by the other parties after termination of the Merger Agreement, and were made only as of the date of the Merger Agreement or another date as is specified in the Merger Agreement.

        Madrigal made a number of representations and warranties to Synta and Saffron Merger Sub in the Merger Agreement, including representations and warranties relating to the following matters:

  •
  corporate organization, power, authority and qualifications to do business and corporate standing;

  •
  the non-existence of any subsidiaries of Madrigal;

  •
  corporate power and authority to enter into the Merger Agreement and to complete the merger;

  •
  absence of any conflicts with organizational documents, required notices, consents or approvals, violations or breaches of any obligations or applicable laws as a result of, and the completion of corporate actions necessary for, entering into the Merger Agreement and of completing the transactions contemplated by the Merger Agreement;

  •
  financial statements and sufficiency of disclosure controls and procedures and internal controls;

  •
  absence of certain changes or events since December 31, 2015;

  •
  title to assets;

  •
  leased property;

  •
  intellectual property;

  •
  material contracts and the absence of breaches of material contracts;

  •
  absence of undisclosed liabilities;

  •
  compliance with applicable laws;

  •
  regulatory compliance;

  •
  taxes and tax returns;

  •
  employee benefit programs;

  •
  labor and employment matters;

  •
  environmental liability;

  •
  insurance;

  •
  books and records;

  •
  government programs;

  •
  related party transactions;

  •
  legal proceedings and orders;

  •
  absence of illegal payments;

  •
  state takeover laws;

  •
  vote required by Madrigal stockholders;

  •
  broker's fees; and

  •
  information relating to Madrigal included in this proxy statement.

        Synta and Saffron Merger Sub made a number of representations and warranties to Madrigal in the Merger Agreement, including representations and warranties relating to the following subject matters:

  •
  corporate organization, power, authority and qualifications to do business and corporate standing;

  •
  capitalization and ownership of subsidiaries;

  •
  corporate power and authority to enter into the Merger Agreement and to complete the transactions contemplated by the Merger Agreement;

  •
  absence of any conflicts with organizational documents, required notices, consents or approvals, violations or breaches of any obligations, or applicable laws as a result of, and the completion of corporate actions necessary for, entering into the Merger Agreement and of completing the transactions contemplated by the Merger Agreement;

  •
  SEC filings and the financial statements contained in those filings, sufficiency of internal controls and disclosure controls and procedures, and compliance with the Sarbanes-Oxley Act;

  •
  absence of certain changes or events since December 31, 2015;

  •
  title to assets;

  •
  leased properties;

  •
  intellectual property;

  •
  material contracts and the absence of breaches of material contracts;

  •
  absence of undisclosed liabilities;

  •
  compliance with applicable laws;

  •
  regulatory compliance;

  •
  taxes and tax returns;

  •
  employee benefit programs;

  •
  labor and employment matters;

  •
  environmental liability;

  •
  insurance;

  •
  books and records;

  •
  government programs;

  •
  related party transactions;

  •
  legal proceedings and orders;

  •
  absence of illegal payments;

  •
  state takeover laws;

  •
  vote required of Synta stockholders;

  •
  broker's fees; and

  •
  information relating to Synta, Saffron Merger Sub and other subsidiaries included in this proxy statement.

        As noted above, significant portions of the representations and warranties are qualified as to "materiality" or "material adverse effect." Under the Merger Agreement, a material adverse effect means any change, circumstance, condition, development, effect, event, occurrence, result or state of facts that, individually or when taken together with any other such change, circumstance, condition, development, effect, event, occurrence, result or state of facts, has or would reasonably be expected to: (i) prevent or materially delay the ability of the parties to complete the transactions contemplated by the Merger Agreement, or (ii) have a material adverse effect on the business, financial condition, assets, liabilities or results of operations of Synta and its subsidiaries, taken as a whole, or Madrigal, except that none of the following, as they apply to Synta and its subsidiaries, taken as a whole, or Madrigal, will be taken into account in determining whether there has been a material adverse effect:

  •
  changes in general economic or political conditions or the securities market in general (whether as a result of acts of terrorism, war (whether or not declared), armed conflicts or otherwise) to the extent they do not disproportionately affect Synta and its subsidiaries, taken as a whole, or Madrigal, as applicable;

  •
  changes in or affecting the industries in which either Synta or Madrigal operate, to the extent they do not disproportionately affect Synta and its subsidiaries, taken as a whole, or Madrigal, as applicable, in any material respect;

  •
  changes, effects or circumstances resulting from the announcement or pendency of the Merger Agreement, the completion of the merger and the transactions contemplated by the Merger Agreement, or compliance with the terms of the Merger Agreement;

  •
  any specific action taken at the written request of Synta, Saffron Merger Sub or Madrigal, as applicable, or expressly required by the Merger Agreement;

  •
  any changes in or affecting research and development, clinical trials or other drug development activities conducted by or on behalf of Synta or any subsidiaries, in respect of each of Synta's products or product candidates;

  •
  continued losses from operations or decreases in cash balances of Synta or any of its subsidiaries on a consolidated basis, or Madrigal; and

  •
  any reductions, either voluntary or involuntary, in Synta's workforce.

        In addition, no change, circumstance, condition, development, effect, event, occurrence, result or state of facts relating to the asset relating to Synta's development of oncology medicines, including assets relating to the ganetespib, STA-12-8666 and heat shock protein 90 compounds, shall be taken into account in determining whether there has been a material adverse effect for Synta.

Covenants; Conduct of Business Pending the Merger

        During the period commencing on April 13, 2016 and ending at the earlier of the date of termination of the Merger Agreement and the effective time of the merger, Madrigal agreed that it will conduct its business in the ordinary course and in compliance with all applicable laws, rules, regulations, and certain contracts, and to take other agreed-upon actions, including, without limitation, using its commercially reasonable efforts to preserve intact its current business organization; keeping available the services of its current key employees, officers and other employees and maintaining its relations and goodwill with suppliers, customers, landlords, creditors, licensors, licensees, employees and others Madrigal has business relationships with; providing Synta prompt notice upon the occurrence of certain events or discovery of certain conditions, facts or circumstances; and using commercially reasonable efforts to apply the proceeds of Madrigal's private placement in accordance with its operating budget. During the same period, Synta also agreed that it will conduct its business in the ordinary course and in compliance with all applicable laws, rules, regulations and certain contracts, and to take other agreed-upon actions, including, without limitation, providing Madrigal prompt notice upon the occurrence of certain events or discovery of certain conditions, facts or circumstances.

        Synta and Madrigal also agreed that prior to the effective time of the merger, subject to certain limited exceptions set forth in the Merger Agreement, without the consent of the other party, each of Synta and Madrigal would not, and Synta would not cause or permit any of its subsidiaries to:

  •
  declare, accrue, set aside or pay any dividend or make any other distribution in respect of any shares of capital stock; or repurchase, redeem or otherwise reacquire any shares of capital stock or other securities (except for shares of common stock from terminated employees);

  •
  except for contractual commitments in place at the time of and as otherwise disclosed in, the Merger Agreement, and other than as contemplated by the Merger Agreement, such as the reverse stock split in the case of Synta, sell, issue or grant, or authorize the issuance of, or in the case of Madrigal make any commitments to do, any of the following: (i) any capital stock or other security (except in the case of Synta, for Synta common stock issued upon the valid exercise of outstanding Synta stock options); (ii) any option, warrant or right to acquire any capital stock or any other security; or (iii) any instrument convertible into or exchangeable for any capital stock or other security;

  •
  amend its certificate of incorporation, bylaws or other charter or organizational documents, or effect or become a party to any merger, consolidation, share exchange, business combination, recapitalization, reclassification of shares, stock split, reverse stock split or similar transaction, except as relate to the transactions contemplated by the Merger Agreement or, in the case of Madrigal, the Madrigal private placement;

  •
  form any subsidiary or acquire any equity interest or other interest in any other entity;

  •
  other than in the ordinary course of business, lend money to any person; incur or guarantee any indebtedness for borrowed money; issue or sell any debt securities or options, warrants, calls or other rights to acquire any debt securities; guarantee any debt securities of others; or, in the case of Madrigal, make any capital expenditure or commitment in excess of $100,000;

  •
  other than in the ordinary course of business, adopt, establish or enter into any employee plan; cause or permit any employee plan to be amended other than as required by law or, in the case of Synta, in order to make amendments for the purposes of Section 409A of the Code, subject to prior review and approval of Madrigal (with such approval not to be unreasonably withheld); in the case of Synta, hire any new employee or consultant or grant, make or pay any severance, bonus or profit-sharing or similar payment to, or increase the amount of the wages, salary, commissions, fringe benefits or other compensation or remuneration payable to, any of its directors, employees or consultants; or in the case of Madrigal, pay any bonus or make any profit-sharing or similar payment to, or increase the amount of the wages, salary, commissions, fringe benefits or other compensation or remuneration payable to, any of its directors, officers or employees;

  •
  acquire any material asset or sell, lease or otherwise irrevocably dispose of any of its assets or properties, in the case of Madrigal, or material assets or properties, in the case of Synta, or grant any encumbrance with respect to such assets or properties, except in the ordinary course of business;

  •
  make, change or revoke any material tax election; file any material amendment to any tax return; adopt or change any accounting method in respect of taxes; change any annual tax accounting period; enter into any tax allocation agreement, tax sharing agreement or tax indemnity agreement, other than commercial contracts entered into in the ordinary course of business and the primary purpose of which does not relate to taxes; enter into any closing agreement with respect to any material tax liability; settle or compromise any claim, notice, audit report or assessment in respect of any material tax liability; apply for or enter into any ruling from any tax authority with respect to taxes; surrender any right to claim a refund of a material amount of taxes; or consent to any extension or waiver of the statute of limitations period applicable to any material tax claim or assessment;

  •
  enter into, amend or terminate any material contract;

  •
  commence a lawsuit other than (i) for routine collection of bills; (ii) in such cases as either party in good faith determines that failure to commence such lawsuit would result in the material impairment of a valuable aspect of Synta and/or its subsidiaries' or Madrigal's business; or (iii) for a breach of the Merger Agreement;

  •
  fail to make any material payment with respect to any of its accounts payable or indebtedness in a timely manner in accordance with the terms thereof and consistent with past practices; or

  •
  in the case of Synta, except as discussed below under "—No Solicitation," participate in negotiations for, or initiate, solicit, seek or knowingly encourage or support, any inquiries, proposals or offers relating to, any potential transaction or series of transactions involving any acquisition of an equity interest in any entity, or the purchase or license of any assets or properties.

No Solicitation

        The Merger Agreement contains provisions prohibiting Synta and Madrigal from seeking a competing transaction, subject to specified exceptions described below. Under these "no solicitation" provisions, each of Synta and Madrigal has agreed that neither Synta and its subsidiaries nor Madrigal, nor any of their respective officers, directors, employees, representatives, affiliates, advisors or agents shall directly or indirectly (other than, solely in response to an unsolicited inquiry, to refer the inquiring person to the Merger Agreement and to limit its conversation or other communication exclusively to such referral):

  •
  initiate, solicit, seek or knowingly encourage or support any inquiries, proposals or offers that constitute or may reasonably be expected to lead to any competing proposal;

  •
  engage or participate in, or knowingly facilitate, any discussions or negotiations regarding, or furnish any nonpublic information to any person in connection with, any inquiries, proposals or offers that constitute, or may reasonably be expected to lead to, a competing proposal;

  •
  enter into any letter of intent, agreement in principle or other similar type of agreement relating to a competing proposal, or enter into any agreement or agreement in principle requiring either Synta or Madrigal, as the case may be, to abandon, terminate or fail to complete the merger; or

  •
  resolve, propose or agree to do any of the foregoing.

        However, prior to the approval of the proposals relating to the merger set forth in this proxy statement at the meeting of the stockholders of Synta or by written consent of Madrigal stockholders (unless, in either case, the Merger Agreement is earlier terminated), as the case may be, either Synta or Madrigal may, after providing written notice to the other party, furnish nonpublic information to and engage in discussions or negotiations with any third-party that makes an unsolicited bona fide written competing proposal that its board of directors in good faith, after consultation with its outside legal counsel and financial advisors, has determined constitutes or would reasonably be expected to lead to a superior competing proposal, only if:

  •
  such party receives from such third-party an executed confidentiality agreement the terms of which are not less restrictive to the third-party than those contained in the confidentiality agreement between Synta and Madrigal;

  •
  such party receiving the competing proposal contemporaneously supplies to the other party (Synta or Madrigal, as the case may be) any nonpublic information or access to any such nonpublic information granted to such third-party to the extent it had not been previously provided or made available;

  •
  such party has not breached the no solicitation provisions of the Merger Agreement; and

  •
  the board of directors of Synta or Madrigal, as the case may be, determines in good faith, after consultation with its outside legal counsel and its financial advisors that taking such actions would be required to comply with the fiduciary duties of the board of directors under applicable laws.

        Synta and Madrigal will notify the other no later than 24 hours after receipt of any inquiries, discussions, negotiations, proposals or expressions of interest with respect to a competing proposal, and any such notice will be made orally and in writing and will indicate in reasonable detail the terms and conditions of such proposal, inquiry or contact, including price, and the identity of the offeror. Both Synta and Madrigal will keep the other informed, on a current basis, of the status and material developments (including any changes to the terms) of such competing proposal.

        A competing proposal is any of the following proposals, indications of interest, or offers, other than transactions contemplated by the Merger Agreement:

  •
  a merger, tender offer, recapitalization, reorganization, business combination, share exchange, arrangement or consolidation, or any similar transaction involving a party to the Merger Agreement or any of its subsidiaries;

  •
  a sale, lease, exchange, mortgage, pledge, transfer or other acquisition of 15% or more of the assets of a party to the Merger Agreement and its subsidiaries, taken as a whole, in one or a series of related transactions; or

  •
  a purchase, tender offer or other acquisition (including by way of merger, consolidation, share exchange, arrangement, consolidation or otherwise) of beneficial ownership of securities representing 15% or more of the voting power of Synta or Madrigal.

        A superior competing proposal is any unsolicited bona fide competing proposal (with all references to 15% in the definition of competing proposal being treated as references to 100% for these purposes) made by a third-party that the board of directors of either Synta or Madrigal, as the case may be, determines in good faith, after consultation with its outside legal counsel and financial advisor, and after taking into account all financial, legal, regulatory, and other aspects of the competing proposal, that the competing proposal is more favorable from a financial point of view to its stockholders than as provided in the Merger Agreement, is not subject to any financing condition, is reasonably capable of being completed on the terms proposed without unreasonable delay and includes termination rights on terms no less favorable than the terms set forth in the Merger Agreement, all from a third-party capable of performing such terms.

        Madrigal, at any time prior to the approval of the issuance of the shares of Synta common stock pursuant to the merger, may terminate the Merger Agreement if the board of directors, and/or any committee of the board of directors, of Synta has made a change of recommendation or if Synta fails to include in this proxy statement the recommendation of its board of directors. In addition, Synta may terminate the Merger Agreement in connection with Synta entering into a definitive agreement to effect a superior competing proposal. In either case in which the Merger Agreement is terminated, Synta agreed to pay to Madrigal a termination fee of $1.25 million. See "—Termination of the Merger Agreement and Termination Fee" below for a more complete discussion of the termination fees.

        In addition, neither the board of directors nor any committee of the board of directors of Madrigal may make a change of recommendation, but the board of directors of Madrigal is not prohibited from making disclosure to Madrigal stockholders, if in its good faith judgment, after consultation with its outside legal counsel, such disclosure would be required to comply with its fiduciary duties under applicable law.

        A "change of recommendation" by the board of directors and/or any committee of the board of directors of Synta or Madrigal, as the case may be, occurs if such board and/or committee:

  •
  failed to make, withheld, withdrew, amended, changed or publicly proposed to withhold, withdraw, amend or change in a manner adverse to either Synta or Madrigal, as the case may be, its approval and recommendation to stockholders relating to the merger;

  •
  knowingly made a public statement inconsistent with its recommendation to stockholders;

  •
  failed to recommend against the acceptance of a tender offer within ten business days after commencement;

  •
  proposed publicly to approve, adopt or recommend any competing proposal; or

  •
  made any public statement inconsistent with its recommendation.

        Synta, however, is permitted to make a change of recommendation if the board of directors of Synta determines in good faith, after consultation with outside legal counsel and financial advisors that a change of recommendation is required in order to comply with its fiduciary duties under applicable laws either based upon:

  •
  an "intervening event," which means any event, change, effect, development, condition or occurrence that does not relate to any competing proposal and is not known and was not reasonably foreseeable to the board of directors of Synta as of the date of the Merger Agreement; or

  •
  receipt of a competing proposal that the board of directors of Synta determines in good faith, after consultation with outside legal counsel and financial advisors, constitutes a superior competing proposal;

but in each case only at a time that is prior to the requisite approval of the Synta stockholders to complete the merger and after the end of the third business day following Madrigal's receipt of written notice advising Madrigal that the board of directors of Synta desires to effect a change of recommendation. This three-day period is referred to as the Notice Period. In addition, Synta must provide Madrigal with a reasonable opportunity to make adjustments in the terms and conditions of the Merger Agreement and negotiate in good faith with Madrigal with respect thereto during the Notice Period, in each case as would enable the board of directors of Synta or committee of the board of directors of Synta to conclude that the intervening event is no longer a basis for any change of recommendation or the competing proposal that was determined to be a superior competing proposal is no longer a superior competing proposal. Any material changes to the financial terms or any material change to other material terms of such superior competing proposal occurring prior to the board of directors of Synta's effecting a change of recommendation will require Synta to provide to Madrigal a new notice and a new Notice Period of two rather than three business days.

Disclosure Documents

        As promptly as practicable following the date of the Merger Agreement, Synta agreed to prepare and file this proxy statement with the SEC. Each of Synta and Madrigal agreed to use their commercially reasonable efforts to cause the proxy statement to comply with the applicable rules and regulations promulgated by the SEC and to promptly notify the other party of, cooperate with each other with respect to and promptly respond to any comments from the SEC or its staff. Each of Synta, Saffron Merger Sub and Madrigal agreed to furnish all information concerning itself and their subsidiaries, as applicable, to the other parties as the other parties may reasonably request in connection with such actions and the preparation of the proxy statement. As promptly as practicable, and in no event later than 30 days after the date of the Merger Agreement, Madrigal agreed to furnish to Synta all such information concerning Madrigal to be included in this proxy statement and to cooperate with Synta to file this proxy statement within such 30-day period. Synta agreed to use commercially reasonable efforts to cause this proxy statement to be mailed to its stockholders as promptly as practicable, and in no event later than five business days, following the clearance of this proxy statement by the SEC.

Resale Registration Statement

        Within 60 days following the closing date of the merger, Synta agreed to prepare and file with the SEC a registration statement on Form S-3 (or other form if Form S-3 is not available) covering the resale of the shares of Synta common stock issued to Madrigal stockholders in the merger. Synta agreed to use commercially reasonable efforts to cause the registration statement to be declared effective as soon as possible following the filing of the registration statement and be maintained effective until the earliest to occur of: (i) the second anniversary of the date the registration statement is first declared effective, or (ii) the date that all of the shares of Synta common stock issued to Madrigal stockholders in the merger have actually been sold. For not more than 60 consecutive days or for a total of not more than 120 days in any 12 month period, Synta may suspend the use of any prospectus included in the registration statement if Synta's board of directors determines in good faith that such suspension is necessary to (a) delay the disclosure of material non-public information concerning Synta, the disclosure of which at the time is not, in the good faith opinion of Synta's board of directors, in the best interests of Synta and its stockholders, or (b) amend or supplement the registration statement or the related prospectus so that the registration statement or prospectus will not include an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in the case of the prospectus in light of the circumstances under which they were made, not misleading.

Meeting of Synta's Stockholders

        Synta is obligated under the Merger Agreement to call, give notice of, convene and hold a meeting of its stockholders for the purposes of voting on the Merger Agreement and the issuance of shares of Synta common stock pursuant to the merger and to amend its certificate of incorporation to effect the reverse stock split. The Synta stockholders' meeting will be held (on a date selected by Synta in consultation with Madrigal) as promptly as practicable, and in any event not later than 45 days after the date that the definitive proxy statement is filed with the SEC. If on the scheduled date of the Annual Meeting, Synta has not obtained the requisite approval of its stockholders, Synta will have the right to adjourn or postpone the stockholder meeting to a later date or dates, such later date or dates not to exceed 30 days from the original date that the stockholder meeting was scheduled.

        Madrigal is obligated under the Merger Agreement to take all action necessary in accordance with the Merger Agreement, applicable law, and Madrigal's restated certificate of incorporation and bylaws, to obtain, within 24 hours after the Merger Agreement was executed by the parties, adoption of the Merger Agreement and approval of the merger by written consent of Madrigal's stockholders, which Madrigal obtained on the date the Merger Agreement was executed.

Regulatory Approvals

        Neither Synta nor Madrigal is required to make any filings or to obtain approvals or clearances from any antitrust regulatory authorities in the United States or other countries to complete the merger. In the United States, Synta must comply with applicable federal and state securities laws and The NASDAQ Stock Market rules and regulations in connection with the issuance of shares of Synta's common stock in the merger and the filing with the SEC of this proxy statement. The Merger Agreement provides that Madrigal and Synta shall respond as promptly as is practicable in compliance with: (i) any inquiries or requests received from the Federal Trade Commission or the Department of Justice for information or documentation; and (ii) any inquiries or requests received from any other governmental body in connection with antitrust or competition matters.

Indemnification of Officers and Directors

        Pursuant to the Merger Agreement, upon the completion of the merger, Synta and Saffron Merger Sub agreed that all rights to indemnification, exculpation or advancement of expenses now existing in favor of, and all limitations on the personal liability of each present and former director, officer, employee, fiduciary or agent of Synta or Madrigal as provided for in their respective organizational documents in effect as of the date of the Merger Agreement, will continue to be honored and in full force and effect for a period of six years after the closing of the merger. The certificate of incorporation and by-laws of the surviving corporation will contain provisions with respect to indemnification, exculpation from liability and advancement of expenses that are at least as favorable as those currently in Madrigal's organizational documents, and during such six year period following the closing of the merger, Synta will not amend, repeal or otherwise modify such provisions in any manner that would materially and adversely affect the rights of individuals who at any time prior to the closing of the merger was a director, officer, employee, fiduciary or agent of Madrigal in respect of actions or omissions occurring at or prior to the closing of the merger. From and after the closing of the merger, Synta and the surviving corporation also agreed, jointly and severally, to indemnify and hold harmless the present and former officers, directors, employees, fiduciaries and agents of Madrigal in respect of acts or omissions occurring prior to the closing of the merger to the extent provided in certain written indemnification agreements between Madrigal and such individuals or required by Madrigal's organizational documents as in effect immediately prior to the closing of the merger. The Merger Agreement also requires Madrigal to purchase a six-year "tail" policy under Madrigal's existing directors' and officers' liability insurance policy, with an effective date as of the closing of the merger.

Additional Agreements

        Each of Madrigal and Synta has agreed to, among other things:

  •
  use its commercially reasonable efforts to take all actions and satisfy all conditions necessary to complete the merger and any transaction contemplated by the Merger Agreement;

  •
  make all filings and other submissions and give all notices required to be made or given by such party in connection with the merger and the other transactions contemplated by the Merger Agreement;

  •
  use its commercially reasonable efforts to obtain all consents reasonably required in connection with the merger and the other transactions contemplated by the Merger Agreement;

  •
  use its commercially reasonable efforts to lift any injunction prohibiting, or any other legal bar to, the merger or other transactions contemplated by the Merger Agreement; and

  •
  use its commercially reasonable efforts to satisfy the conditions precedent to the consummation of the Merger Agreement.

NASDAQ Stock Market Listing

        Synta's common stock currently is listed on The NASDAQ Global Market under the symbol "SNTA." Pursuant to the Merger Agreement, Synta agreed to use its commercially reasonable efforts to cause the shares of Synta common stock being issued in the merger to be approved for listing on The NASDAQ Global Market (or such other NASDAQ market which Synta's common stock then trades) at or prior to the effective time of the merger. Madrigal agreed to use its commercially reasonable efforts to provide the information required for an initial listing application pursuant to NASDAQ Stock Market Rule 5110 and to fully cooperate and participate in preparing such application and obtaining such listing. The parties have filed or will file an initial listing application with The NASDAQ Global Market for companies conducting a business combination that results in a change of control. If such application is accepted, Synta anticipates that its common stock will continue to be listed on The NASDAQ Global Market or The NASDAQ Capital Market following the closing of the merger under the trading symbol "MDGL."

Directors and Officers of Synta Following the Merger

        Pursuant to the Merger Agreement, immediately following the effective time, the initial size of the board of directors of the combined company will be seven and the initial directors will be:

  •
  Class I directors (term ending 2017): Paul A. Friedman, M.D. and one additional Madrigal designee;

  •
  Class II directors (term ending 2018): Rebecca Taub, M.D. and Fred Craves, Ph.D.; and

  •
  Class III directors (term ending 2019): Keith R. Gollust, one mutual designee and one Madrigal designee.

        Synta agreed to cause all of the directors to be placed into the aforementioned classes in accordance with the Merger Agreement, and shall cause Paul A. Friedman, M.D. to be designated as the Chairman of the board of directors and President and Chief Executive Officer; Fred Craves, Ph.D. to be designated as lead director; Rebecca Taub, M.D. to be designated as Chief Medical Officer, Executive Vice President, Research & Development and Director and Marc R. Schneebaum to be designated as Chief Financial Officer.

Conditions to Completion of the Merger

        The respective obligations of Synta and Madrigal to complete the merger and the other transactions contemplated by the Merger Agreement are subject to the satisfaction or waiver of various conditions that include, in addition to other customary closing conditions, the following:

  •
  there must not have been issued any temporary restraining order, preliminary or permanent injunction or other order preventing the completion of the merger, and no law, statute, rule, regulation, ruling or decree shall be in effect which has the effect of making the completion of the merger illegal;

  •
  stockholders of Madrigal must have approved and adopted the Merger Agreement and approved the merger, the conversion of Madrigal's preferred stock into Madrigal common stock and the other transactions contemplated by the Merger Agreement, and stockholders of Synta must have adopted the Merger Agreement and approved the issuance of Synta common stock to the stockholders of Madrigal by virtue of the merger and an amendment to Synta's restated certificate of incorporation to effect the reverse stock split;

  •
  there must not be any legal proceeding pending, or overtly threatened in writing, by an official of any governmental body in which such governmental body indicates that it intends to conduct any legal proceeding or take any other action challenging or seeking to restrain or prohibit the completion of the merger; relating to the merger and seeking to obtain from Synta, Saffron Merger Sub or Madrigal any damages or other relief that may be material to Synta or Madrigal; or seeking to prohibit or limit in any material and adverse respect a party's ability to vote, transfer, receive dividends with respect to or otherwise exercise ownership rights with respect to the stock of Synta;

  •
  no stop order prohibiting the issuance of the shares of Synta common stock in the merger shall have been issued and no proceedings for that purpose shall have been initiated or threatened by the SEC or any other governmental authority and no similar proceeding in respect of this proxy statement shall have been initiated or threatened by the SEC or any governmental authority;

  •
  The state securities laws that must be complied with in connection with the merger shall have been complied with and any approval, consent, ratification, permission, waiver or authorization issued by any governmental body related thereto will be in full force and effect;

  •
  the representations and warranties of the other party set forth in the Merger Agreement must be true and correct, except where a failure to be true and correct would not have a material adverse effect on the party making the representations and warranties, and the representations and warranties with respect to Madrigal's capitalization set forth in the Merger Agreement must be true and correct except for de minimis inaccuracies; and

  •
  the other party to the Merger Agreement must have complied with and performed in all material respects all of its covenants and obligations required by the Merger Agreement and provided a certificate to such effect.

        The obligations of Synta and Saffron Merger Sub to complete the merger are also subject to the satisfaction or waiver of the following conditions:

  •
  there must not have occurred, since the date of the Merger Agreement, any material adverse effect on Madrigal;

  •
  the Madrigal preferred stock, if any, and convertible notes shall cease to be outstanding and shall have been converted into shares of Madrigal common stock;

  •
  employment agreements must have been executed with Paul A. Friedman, M.D. and Rebecca Taub, M.D. to the sole satisfaction of Synta;

  •
  the Madrigal private placement must have been consummated and Madrigal must have received an aggregate of $9,000,000 of gross proceeds, inclusive of a tranche of $750,000 of gross proceeds received by Madrigal on March 1, 2016 and a tranche of $2,625,000 of gross proceeds received by Madrigal concurrently with or prior to the signing of the Merger Agreement, on the terms and conditions thereof;

  •
  certain restricted shares of Madrigal common stock held by Dr. Taub must have been forfeited to Madrigal and must no longer be outstanding, and Madrigal must have provided evidence of such forfeiture to the sole satisfaction of Synta; and

  •
  all indebtedness of Madrigal must have been repaid, settled or extinguished, and Madrigal must have provided evidence of the repayment, settlement or extinguishment of such indebtedness to the sole satisfaction of Synta.

        The obligations of Madrigal to complete the merger are also subject to the satisfaction or waiver of the following conditions:

  •
  there must not have occurred, since the date of the Merger Agreement, any material adverse effect on Synta and its subsidiaries;

  •
  the net cash of Synta at the closing of the merger must not be less than $28,500,000, which we refer to as the net cash condition; and

  •
  Madrigal must have received, three days prior to the closing of the merger, a certificate executed by the Chief Financial Officer of Synta certifying that the contents of the net cash schedule, as well as the work papers and back-up materials provided with the net cash schedule, are true and correct in all material respects and that the net cash condition has been satisfied.

Determination of Synta's Net Cash

        For purposes of determining whether Synta has satisfied the condition to closing that Synta have at least $28.5 million in net cash as of the closing date (as calculated pursuant to the terms of the Merger Agreement), Synta's net cash will be calculated shortly before the closing of the merger. Three business days prior to the closing of the merger, Synta will prepare and deliver to Madrigal a net cash schedule setting forth Synta's good faith estimate of net cash to be held by Synta as of the closing date, together with the work papers and back-up materials used in preparing the net cash schedule. Madrigal will then have an opportunity to review the net cash schedule and Synta will provide Madrigal and its representatives with access to documents and its personnel and accountants in connection with that review.

        Under the Merger Agreement, Synta's "net cash" means, as of any particular time, (x) Synta's cash and cash equivalents, short-term investments, net and restricted cash, plus (y) accounts receivable, minus (z) the aggregate of the following obligations and liabilities of Saffron, calculated without duplication:

  •
  all accounts payable and severance payments;

  •
  all indebtedness of Synta for borrowed money or in respect of capitalized leases or the purchase of assets of Synta (including all principal, accrued interest thereon (and if such indebtedness is not prepayable, all remaining interest to be paid or accrued through maturity thereof)), and any other amounts payable to the holders of such indebtedness as a result of or in connection with, the consummation of the transactions contemplated by the Merger Agreement);

  •
  all out-of-pocket closing or transactional costs in connection with the transactions contemplated by the Merger Agreement (excluding any stockholder litigation relating to the Merger Agreement or any of the transactions contemplated by the Merger Agreement and excluding the cash in lieu of fractional share payments in connection with the merger), including amounts payable to financial advisors (including investment banks), attorneys, accountants or proxy solicitors that are paid, incurred or expected to be incurred, payable or subject to reimbursement by Synta; and

  •
  only those accrued expenses not already contemplated by the preceding three bullet points, resulting from any incurred but yet unbilled professional fees, clinical costs, preclinical costs or operational costs pertaining to goods or services previously provided to Synta as of the month end date prior to the closing.

        Synta's net cash balance is subject to numerous factors, many of which are outside of Synta's control. Additionally, if Synta's net cash at the closing date is less than $28.5 million, based on the manner of calculating net cash pursuant to the Merger Agreement, Synta would be unable to satisfy a closing condition for the merger, and Madrigal could elect to terminate the Merger Agreement or waive the condition.

        In addition, as further detailed below under "Termination of the Merger Agreement and Termination Fee," the net cash definition is also used to determine if Synta's net cash has fallen below $28.5 million such that the net cash condition would not be satisfied as of such time, and such deficiency would not likely be cured prior to the closing date, in which case Madrigal would be permitted terminate the Merger Agreement and Synta has agreed to reimburse up to $250,000 of expenses of Madrigal and Madrigal's stockholders).

        It is a closing condition of the Merger Agreement that Synta have net cash of at least $28.5 million at the closing of the merger. The actual amount of net cash will depend primarily on the timing of the closing of the merger.

Termination of the Merger Agreement and Termination Fee

        The Merger Agreement may be terminated at any time before the closing of the merger, whether before or after the required stockholder approvals to complete the merger have been obtained, as set forth below:

  (a)
  by mutual written consent duly authorized by the board of directors of each of Madrigal and Synta;

  (b)
  by Madrigal or Synta if the merger has not been completed by September 30, 2016; provided, that this right to terminate the Merger Agreement will not be available to any party whose action or failure to act has been a principal cause of the failure of the merger to be completed by such date and such action or failure to act constitutes a breach of the Merger Agreement;

  (c)
  by Madrigal or Synta if a court or other governmental entity has issued a final and non-appealable order, decree or ruling or taken any other action that permanently restrains, enjoins or otherwise prohibits the merger;

  (d)
  by Synta if the stockholders of Madrigal had not given the requisite approval to complete the merger within 24 hours after the Merger Agreement was executed by the parties, which the Madrigal stockholders approved on the date of the Merger Agreement;

  (e)
  by Madrigal or Synta if (i) the meeting of the stockholders of Synta (including any adjournments and postponements thereof) has been held and completed and Synta's stockholders have taken a final vote on the proposals and (ii) the stockholders of Synta have not given the requisite approval to complete the merger or any of the transactions contemplated by the Merger Agreement, including the reverse stock split (in which case, Synta has agreed to reimburse up to $250,000 of expenses of Madrigal and Madrigal's stockholders); provided, that this right to terminate the Merger Agreement will not be available to Synta if failure to obtain the approval of the Synta stockholders was caused by the action or failure to act of Synta and such action or failure to act constitutes a material breach by Synta of the Merger Agreement;

  (f)
  by Madrigal, at any time prior to the approval of the issuance of the shares of Synta common stock pursuant to the merger, if:

    •
    a change of recommendation by the board of directors and/or any committee of the board of directors of Synta occurs; or

    •
    Synta fails to include in this proxy statement the recommendation of its board of directors.

  (g)
  by Madrigal or Synta if the other party has breached any of its representations, warranties, covenants or agreements contained in the Merger Agreement or if any representation or warranty of the other party has become inaccurate, in either case such that the conditions to the closing of the merger would not be satisfied as of time of such breach or inaccuracy; provided, however, that if such breach or inaccuracy is curable, then the Merger Agreement will not terminate as a result of a particular breach or inaccuracy until the earlier of the expiration of a 30-day period after delivery of written notice of such breach or inaccuracy and the breaching party ceasing to exercise commercially reasonable efforts to cure such breach;

  (h)
  by Synta in connection with Synta entering into a definitive agreement to effect a superior competing proposal; or

  (i)
  by Madrigal if, at any time prior to the closing of the merger, Synta's net cash has fallen below $28.5 million such that the net cash condition would not be satisfied as of such time, and such deficiency is not likely to be cured prior to the closing date (in which case, Synta has agreed to reimburse up to $250,000 of expenses of Madrigal and Madrigal's stockholders).

        Synta agreed to pay to Madrigal a termination fee of $1.25 million if the Merger Agreement is terminated pursuant to clauses (f), or (h) above.

        Madrigal agreed to pay to Synta a termination fee of $1.0 million if the Merger Agreement had been terminated pursuant to clause (d) above.

        Any termination of the Merger Agreement shall not relieve any party of liability for any material breach of any representation, warranty, covenant, obligation or other provision contained in the Merger Agreement.

Amendment

        The Merger Agreement may be amended by an instrument in writing signed on behalf of each of Synta and Madrigal with the approval of the respective boards of directors of Synta and Madrigal at any time, except that after the Merger Agreement has been adopted by the stockholders of Synta or Madrigal, no amendment which by law requires further approval by the stockholders of Synta or Madrigal, as the case may be, shall be made without such further approval.

Expenses

        The Merger Agreement provides all fees and expenses incurred in connection with the Merger Agreement and the transactions contemplated by the Merger Agreement shall be paid by the party incurring such expenses, except as described above under "—Termination of the Merger Agreement and Termination Fee."

 AGREEMENTS RELATED TO THE MERGER

Madrigal Private Placement

        On April 13, 2016, Madrigal entered into an amended and restated senior secured note purchase agreement, or the 2016 purchase agreement, with certain investors, including Bay City Capital, pursuant to which Madrigal agreed to issue, and the investors agreed to purchase, $9 million in aggregate principal amount of convertible notes before or concurrent with the completion of the merger, which we refer to as the new notes. The new notes bear interest at a rate of 8% per annum. Pursuant to the 2016 purchase agreement, Bay City Capital agreed to waive all accrued interest on the $36.9 million of convertible notes issued by Madrigal to Bay City Capital pursuant to (i) a note purchase agreement dated September 16, 2011 and, (ii) an assignment and issuance agreement dated September 14, 2011, which we refer to as the old notes, through the date of the 2016 purchase agreement. Bay City Capital also agreed that no interest will accrue on the old notes from the date of the 2016 purchase agreement through the date on which either the merger is consummated or the Merger Agreement is terminated. The other investor parties to the 2016 purchase agreement also agreed that no interest will accrue on the new notes issued thereunder from the date of the 2016 purchase agreement through the date on which either the merger is consummated or the Merger Agreement is terminated. In addition, all of the old notes and new notes will convert into common stock of Madrigal pursuant to their terms immediately prior to completion of the merger. The 2016 purchase agreement and accompanying new notes contain customary events of default, which, if uncured, entitle each noteholder to accelerate the due date of the unpaid principal amount of, and all accrued and unpaid interest on, the new notes. See "Related Party Transactions of Directors and Executive Officers of the Combined Company—Madrigal Private Placement in Connection with Merger."

Voting Agreements

        In connection with the execution of the Merger Agreement, certain securityholders of Madrigal entered into voting agreements with Synta and Madrigal under which such securityholders have agreed to vote in favor of the merger and against any alternative acquisition proposal, agreement or transaction. On April 13, 2016, Madrigal's securityholders adopted the Merger Agreement and approved the merger and related transactions.

        In connection with the execution of the Merger Agreement, certain stockholders of Synta, who in the aggregate own approximately 18.2% of Synta's outstanding shares as of May 2, 2016, also entered into voting agreements with Synta and Madrigal under which such stockholder has agreed to vote in favor of the proposals that relate to the merger and against any alternative acquisition proposal, agreement or transaction. Each of these voting agreements grant Madrigal irrevocable proxies to vote any shares of Synta common stock over which such stockholder has voting power in favor of each of the proposals described elsewhere in this proxy statement and against any alternative acquisition proposal, agreement or transaction.

        Each stockholder executing a voting agreement has made representations and warranties to Synta and Madrigal, as applicable, regarding ownership and unencumbered title to the shares thereto, such stockholder's power and authority to execute the voting agreement, and due execution and enforceability of the voting agreement. Unless otherwise waived, all of these voting agreements prohibit the sale, assignment, transfer or other disposition by the stockholder of their respective shares of Synta or Madrigal stock, or the entrance into an agreement or commitment to do any of the foregoing, except for transfers by will or by operation of law, in which case the voting agreement shall bind the transferee. Each stockholder of Madrigal executing a voting agreement has also waived its statutory appraisal rights in connection with the merger.

        The voting agreements will terminate at the earlier of the effective time of the merger, termination of the Merger Agreement in accordance with its terms or upon mutual written consent of such stockholder, Synta and Madrigal.

Lock-Up Agreements

        As a condition to the closing of the merger, the Madrigal securityholders who entered into voting agreements in connection with the execution of the Merger Agreement, as described in the section "—Voting Agreements," above, also entered into lock-up agreements, pursuant to which such parties have agreed not to, except in limited circumstances, sell or transfer, or engage in swap or similar transactions with respect to Madrigal securities, including, as applicable, shares received in the merger and issuable upon exercise of certain options, from April 13, 2016, the date the lock-up agreements were executed, until 180 days after the closing date of the merger.

        The Madrigal securityholders who have executed lock-up agreements beneficially held in the aggregate approximately 100% of the shares of Madrigal common stock.

SYNTA DIRECTORS, EXECUTIVE OFFICERS AND CORPORATE GOVERNANCE

The Board of Directors

        Our restated certificate of incorporation and restated bylaws provide that our business is to be managed by or under the direction of our board of directors. Our board of directors is divided into three classes for purposes of election. One class is elected at each Annual Meeting of Stockholders to serve for a three-year term. Our board of directors, which currently consists of seven members, is classified into three classes as follows:

  •
  the Class I directors are Chen Schor, Donald W. Kufe, M.D. and William S. Reardon, C.P.A., and their terms will expire at the 2017 Annual Meeting of Stockholders;

  •
  the Class II directors are Keith R. Gollust, Scott Morenstein and Robert N. Wilson, and their terms will expire at the 2018 Annual Meeting of Stockholders; and

  •
  the Class III director is Bruce Kovner and his term will expire at the upcoming 2016 Annual Meeting of Stockholders.

        On May 10, 2016, our board of directors voted to nominate Bruce Kovner for election at the Annual Meeting for a term of three years to serve until the 2019 annual meeting of stockholders, and until their respective successors have been elected and qualified. However, if the merger is completed, the board of directors will be constituted as set forth in the Merger Agreement.

        Set forth below are the names of the persons nominated as directors and directors whose terms do not expire this year, their ages, their offices in the company, if any, their principal occupations or employment for at least the past five years, the length of their tenure as directors and the names of other public companies in which such persons hold or have held directorships during the past five years. Additionally, information about the specific experience, qualifications, attributes or skills that led to our board of directors' conclusion at the time of filing of this proxy statement that each person listed below should serve as a director is set forth below.

Name	Age	Position
Keith R. Gollust(1)(2)(3)	70	Chairman of the Board of Directors
Chen Schor	44	President and Chief Executive Officer, Director
Bruce Kovner(2)(3)	71	Director
Donald W. Kufe, M.D.(3)	71	Director
Scott Morenstein(1)	40	Director
William S. Reardon, C.P.A.(1)	69	Director
Robert N. Wilson(1)(2)	75	Director

(1)
Member of our audit committee.

(2)
Member of our compensation committee.

(3)
Member of our nominating and governance committee.

        In addition to the information presented below regarding each of our director's specific experience, qualifications, attributes and skills that led our Board to the conclusion that he should serve as a director, we also believe that all of our directors have a reputation for integrity, honesty and adherence to high ethical standards. They each have demonstrated business acumen and an ability to exercise sound judgment, as well as a commitment of service to Synta and our board of directors.

        Keith R. Gollust has been a member of our board of directors since July 2002 and has been our Chairman since September 2002. Mr. Gollust is a private investor and President of Gollust Management, Inc., the general partner of Wyandanch Partners, L.P., an investment partnership. In the past, Mr. Gollust has served as a director of numerous public and private companies. Mr. Gollust currently serves as a director of Script Relief, LLC, a discount prescription drug company. He also is a member of the Board of Trustees of The Julliard School. Mr. Gollust received a B.A. from Princeton University and an MSIA from Carnegie Mellon University. Our board of directors has concluded that Mr. Gollust should serve as a director as of the date of this Amendment based on his past service on the board of directors of four other publicly traded companies and his experience as managing general partner of various investment partnerships which gave him responsibility for investing over $1 billion as a fiduciary.

        Chen Schor joined us as our Executive Vice President and Chief Operating Officer in December 2014 and was appointed as our President and Chief Executive Officer and as a director in May 2015. Mr. Schor has over 15 years of leadership experience in biotechnology, medical devices, business development and private equity and has led licensing and mergers and acquisitions transactions with GSK, Amgen, Pfizer, Merck KGaA, OncoGeneX and other companies. Prior to joining us, from October 2012 to December 2014, Mr. Schor served as President and Chief Executive Officer of Novalere FP, Inc., a pre-commercial stage allergy therapeutics company. From September 2011 to October 2012, Mr. Schor served as Chief Business Officer of Eleven Biotherapeutics, an emerging therapeutics company. From March 2009 until September 2011, Mr. Schor served as Vice President of Business Development, global branded products at Teva Pharmaceuticals, Inc. Prior to joining Teva, Mr. Schor was Chief Business Officer at Epix Pharmaceuticals, Inc. (formerly known as Predix Pharmaceuticals Inc.) from December 2003 until March 2009. Prior to joining Epix, Mr. Schor was a Partner at Yozma Venture Capital from September 1998 until December 2003, managing the fund's investments in biotechnology and medical device companies. Mr. Schor currently sits on the board of Novalere FP Inc., Quiet Therapeutics Ltd., Brainstorm Cell Therapeutics Inc., a public biotechnology company, Otic Pharma Ltd. and Cerapedics, Inc. Mr. Schor earned his Master in Business Administration from Tel Aviv University, Undergraduate Degree in Biology from Tel Aviv University and B.A. in Economics from Haifa University. Mr. Schor is also a Certified Public Accountant.

        Bruce Kovner has been a member of our board of directors since July 2002. In 1983, Mr. Kovner founded Caxton Corporation, a diversified trading company and manager of client funds active in currency, interest rate, commodity and equity markets, and has acted as its Chairman since its inception. He is also the former Chairman of Caxton Associates LP, from which he retired in December 2011. He is now Chairman of CAM Capital, LLC, which he established in January 2012 to manage his investment trading and business activities. Prior to the formation of Caxton, Mr. Kovner served as a Vice President of Commodities Corporation, a private commodities trading company since acquired by Goldman Sachs. Mr. Kovner is Chairman of the Board of Trustees of The Juilliard School, and Vice Chairman of the board of directors of Lincoln Center for the Performing Arts. He also serves on the Board of the American Enterprise Institute, and the Institute for Advanced Study, and is a Managing Director of the Metropolitan Opera. Mr. Kovner received his B.A. from Harvard College in 1966. He continued his studies at the John F. Kennedy School of Government until 1970. Our board of directors has concluded that Mr. Kovner should serve as a director as of the date of this Amendment because, during his time as Chairman of Caxton Associates LP, Mr. Kovner gained extensive knowledge and experience regarding domestic and international capital markets. His financial expertise and many years of international investing experience provide additional insight to our Board.

        Donald W. Kufe, M.D. was appointed to our board of directors in September 2010. Dr. Kufe is a Professor of Medicine, Dana-Farber Cancer Institute and Harvard Medical School Department. Dr. Kufe received his M.D. from the University of Rochester School of Medicine. After a clinical fellowship in medical oncology at Dana-Farber Cancer Institute, he joined the staff in 1979. He has served as chief of the Division of Cancer Pharmacology, deputy director of the Dana-Farber/Harvard Cancer Center, director of the Harvard Phase I Oncology Group and leader of the Experimental Therapeutics Program. He is an editor of the textbook "Cancer Medicine." Dr. Kufe is the recipient of the Richard P. and Claire W. Morse Scientific Award, DFCI, the Scholar Award, Burroughs-Wellcome and the Faculty Research Award, American Cancer Society. Dr. Kufe currently sits on the board of directors of Genus Oncology, LLC and Linus Pharmaceuticals, Inc., and from December 2003 to July 2009, he served as a director of Adherex Technologies Inc., a publicly traded biopharmaceutical company. The board of directors has concluded that Dr. Kufe should serve as a director as of the date of this Amendment based on his more than thirty years of experience in the preclinical and clinical development of anticancer agents.

        Scott Morenstein has been a member of our board of directors since November 2015. Since November 2013 he has served as a Managing Director of CAM Capital, LLC. From January 2012 to November 2013, he served as Managing Director of Valence Life Sciences, a life sciences venture firm. From August 2007 through December 2011 he served as Principal of Caxton Advantage Venture Partners. Mr. Morenstein serves on the board of directors of Celator Pharmaceuticals (Nasdaq: CPXX) and Velicept Therapeutics, Inc., a privately held clinical development company. Mr. Morenstein previously served on the board of directors of Gemin X Pharmaceuticals, Inc., a private oncology focused biopharmaceutical company which was acquired by Cephalon, Inc. (now a part of Teva Pharmaceuticals) in 2011. Mr. Morenstein received a B.A. from the University of Pennsylvania with a degree in the Biological Basis of Behavior with a concentration in the Physiology of Neural Systems and an M.B.A. from Harvard Business School. The board of directors has concluded that Mr. Morenstein should serve as a director as of the date of this Amendment based on his significant experience with life science companies as well as experience on other publicly traded company boards of directors and board committees.

        William S. Reardon, C.P.A. has been a member of our board of directors since August 2004. Until his retirement in 2002 from PricewaterhouseCoopers LLP, an international accounting firm, where he was employed from June 1973 to July 2002, Mr. Reardon was a business assurance (audit) partner at the firm's Boston office and leader of its life sciences industry practice for New England and the eastern United States. From 1998 to 2000, Mr. Reardon served on the board of the emerging companies section of the Biotechnology Industry Organization. He also served on the board of the Massachusetts Biotechnology Council from 2000 until his retirement in 2002. Mr. Reardon is currently a member of the board of directors and the chairman of the audit committee of Idera Pharmaceuticals, Inc., a publicly traded pharmaceutical company. In April 2010, Mr. Reardon joined the Board of Trustees of Tekla Life Sciences Investors (formerly H&Q Life Sciences Investors) and Tekla Healthcare Investors (formerly H&Q Healthcare Investors), two closed-end publicly held mutual funds. In June 2014 and June 2015 Mr. Reardon assumed Board of Trustees positions at Tekla Healthcare Opportunities Fund and Tekla World Healthcare Fund, respectively, two new closed-end publicly held mutual funds. Mr. Reardon received both his undergraduate degree in East Asian history and his M.B.A. from Harvard University. Our board of directors has concluded that Mr. Reardon should serve as a director as of the date of this Amendment because of his extensive expertise in accounting and financial matters and his experience in analyzing and evaluating financial statements as a former auditor, in particular in the biopharmaceutical industry. His experience on other publicly traded company boards of directors and audit committees provides a considerable benefit to our audit committee and to our board of directors.

        Robert N. Wilson has been a member of our board of directors since June 2003. Mr. Wilson is Chairman of MEVION Medical Systems (formerly Still River Systems), a medical device company. Prior to his association with MEVION, Mr. Wilson was Chairman of Caxton Health Holdings, LLC, from 2004 through 2007 and was Vice Chairman of the board of directors of Johnson & Johnson, a manufacturer of healthcare products, from 1989 until 2003. Mr. Wilson had joined Johnson & Johnson in 1964. Mr. Wilson is also a director of Hess Corporation, a publicly traded integrated oil and gas company and Charles Schwab Corporation, a publicly traded financial services company. He previously served on the board of directors of Vivus, Inc., a publicly traded biopharmaceutical company. Our board of directors has concluded that Mr. Wilson should serve as a director as of the date of this Amendment because of the knowledge and extensive experience in the pharmaceutical industry that he brings to the Board, as well as his managerial, marketing, financial and international experience. In addition, Mr. Wilson's significant experience on other publicly traded company boards of directors and board committees provides him with an understanding of current corporate governance practices and trends, and compensation matters that provides value to our board of directors.

Director Independence

        Our board of directors has reviewed the materiality of any relationship that each of our directors has with Synta, either directly or indirectly. Based on this review, our Board has determined that all of the current members of the Board other than Mr. Schor are "independent directors" as defined by The NASDAQ Stock Market.

Committees of the Board of Directors and Meetings

Meeting Attendance

        During the fiscal year ended December 31, 2015 there were four regular meetings and five special meetings of our board of directors, and the various committees of the Board met a total of eighteen times. No director attended fewer than 75% of the total number of meetings of the Board and of committees of the Board on which he served during 2015. The Board has adopted a policy under which each member of the Board is encouraged, but not required, to attend each Annual Meeting. Two of our directors attended our annual meeting of stockholders held in 2015.

Audit Committee

        Our audit committee is composed of Messrs. Gollust, Reardon (chairman), Morenstein and Wilson, and met seven times during fiscal year 2015. All members of the audit committee satisfy the current independence standards promulgated by the SEC and by The NASDAQ Stock Market, as such standards apply specifically to members of audit committees. Our board of directors has determined that Mr. Reardon is an "audit committee financial expert," as the SEC has defined that term. Please also see the report of the Audit Committee set forth elsewhere in this proxy statement. Our audit committee's role and responsibilities are set forth in the audit committee's written charter and include the authority to:

  •
  approve and retain the independent auditors to conduct the annual audit of our books and records;

  •
  review the proposed scope and results of the audit;

  •
  review and pre-approve the independent auditor's audit and non-audit services rendered;

  •
  approve the audit fees to be paid;

  •
  review accounting and financial controls with the independent auditors and our financial and accounting staff;

  •
  review and approve transactions between us and our directors, officers and affiliates;

  •
  recognize and prevent prohibited non-audit services;

  •
  establish procedures for complaints received by us regarding accounting matters;

  •
  oversee internal audit functions, if any; and

  •
  prepare the report of the audit committee that the rules of the SEC require to be included in our Annual Meeting proxy statement.

        A copy of the audit committee's written charter is publicly available through the "Investors—Corporate Governance" section of our website at www.syntapharma.com.

Compensation Committee

        Our compensation committee is composed of Messrs. Gollust, Kovner and Wilson (chairman), and met eight times during fiscal year 2015. All members of the compensation committee qualify as independent under the current definition promulgated by The NASDAQ Stock Market. Our compensation committee's role and responsibilities are set forth in the compensation committee's written charter and include the authority to:

  •
  review and establish the compensation arrangements for management, including the compensation for our President and Chief Executive Officer;

  •
  establish and review general compensation policies with the objective to attract and retain superior talent, to reward individual performance and to achieve our financial goals;

  •
  administer our stock incentive plan;

  •
  review the Compensation Discussion and Analysis, or CD&A, prepared by management, discuss the CD&A with management and, based on such review and discussions, recommend to our board of directors that the CD&A be included in our Annual Report on Form 10-K, Annual Meeting proxy statement, or any other applicable filing as required by the SEC; and

  •
  prepare the report of the compensation committee that SEC rules require to be included in our Annual Meeting proxy statement.

        The compensation committee is charged with establishing a compensation policy for our executives and directors that is designed to attract and retain the best possible executive talent, to motivate them to achieve corporate objectives, and reward them for superior performance. Our compensation committee is also responsible for establishing and administering our executive compensation policies and equity compensation plans. The compensation committee meets at least twice per year and more often as necessary to review and make decisions with regard to executive compensation matters. As part of its review of executive compensation matters, the compensation committee may delegate any of the powers given to it to a subcommittee of the committee consisting of one or more members of the compensation committee.

        The compensation committee has the authority to directly retain the services of independent consultants and other experts to assist in fulfilling its responsibilities. In 2015, as in previous years, the compensation committee engaged W.T. Haigh & Company, Inc., or W.T. Haigh, as its independent compensation consultant. W.T. Haigh was engaged to review all aspects of our executive compensation. As described in the CD&A, W.T. Haigh assists the compensation committee in defining the appropriate market of our peer companies for executive compensation and practices and in benchmarking our executive compensation program against the peer group each year. We use the information we obtain from W.T. Haigh primarily for evaluating our executive compensation practices, including measuring the competitiveness of our practices. We also use information obtained from W.T. Haigh to review our cash bonus policy, equity awards, and base salary benchmarks across all levels of the company. The compensation committee has assessed the independence of W.T. Haigh pursuant to SEC rules and the corporate governance rules of The NASDAQ Stock Market and concluded that no conflict of interest exists that would prevent W.T. Haigh from independently representing the compensation committee. In compliance with the SEC and the corporate governance rules of The NASDAQ Stock Market, W.T. Haigh provided the compensation committee with a letter addressing each of the six independence factors. Their responses affirm the independence of W.T. Haigh and the partners, consultants, and employees who service the compensation committee on executive compensation matters and governance issues.

        Please also see the CD&A and the report of the compensation committee set forth elsewhere in this proxy statement.

        A copy of the compensation committee's written charter is publicly available through the "Investors—Corporate Governance" section of our website at www.syntapharma.com.

Nominating and Governance Committee

        Our nominating and governance committee is composed of Messrs. Gollust (chairman) and Kovner and Dr. Kufe, and met two times in fiscal year 2015. All members of the nominating and governance committee qualify as independent under the current definition promulgated by The Nasdaq Stock Market. Our nominating and governance committee's role and responsibilities are set forth in the nominating and governance committee's written charter and include the authority to:

  •
  identify and nominate members of the board of directors;

  •
  develop and recommend to the board of directors a set of corporate governance principles applicable to our company; and

  •
  oversee the evaluation of the board of directors and management.

        If a stockholder wishes to nominate a candidate for director who is not to be included in our proxy statement, it must follow the procedures described in our bylaws and in "Stockholder Proposals and Nominations For Director" at the end of this proxy statement.

        In addition, under our current corporate governance policies, the nominating and governance committee may consider candidates recommended by stockholders as well as from other sources such as other directors or officers, third-party search firms or other appropriate sources. For all potential candidates, our nominating and governance committee may consider all factors it deems relevant, such as a candidate's personal integrity and sound judgment, business and professional skills and experience, independence, knowledge of the industry in which we operate, possible conflicts of interest, diversity, the extent to which the candidate would fill a present need on the board of directors, and concern for the long-term interests of the stockholders. In general, persons recommended by stockholders will be considered on the same basis as candidates from other sources. For each annual meeting, our nominating and governance committee will consider only one recommended nominee from any stockholder or group of affiliated stockholders, and such recommending stockholder or group must have held at least 5% of our common stock for at least one year. All stockholder recommendations for proposed director nominees must be in writing to the nominating and governance committee, care of our Secretary at 125 Hartwell Avenue, Lexington, Massachusetts 02421, no later than 120 calendar days prior to the first anniversary of the date of the proxy statement for the prior annual meeting of stockholders or, in certain circumstances, a reasonable time in advance of the mailing of our proxy statement for the annual meeting of stockholders for the current year. The recommendation must be accompanied by the following information concerning the recommending stockholder:

  •
  name, address and telephone number of the recommending stockholder;

  •
  the number of shares of our common stock owned by the recommending stockholder and the time period for which such shares have been held;

  •
  if the recommending stockholder is not a stockholder of record, a statement from the record holder verifying the holdings of the recommending stockholder and a statement from the recommending stockholder of the length of time such shares have been held (alternatively the recommending stockholder may furnish a current Schedule 13D, Schedule 13G, Form 3, Form 4 or Form 5 filed with the SEC, together with a statement of the length of time that the shares have been held); and

  •
  a statement from the recommending stockholder as to a good faith intention to continue to hold such shares through the date of the next Annual Meeting.

        The recommendation must also be accompanied by the following information concerning the proposed nominee:

  •
  the information required by Items 401, 403 and 404 of Regulation S-K under the Securities Act of 1933, as amended;

  •
  a description of all relationships between the proposed nominee and the recommending stockholder, including any agreements or understandings regarding the nomination;

  •
  a description of all relationships between the proposed nominee and any of our competitors, customers, suppliers, labor unions or other persons with special interests regarding Synta; and

  •
  the contact information of the proposed nominee.

        The recommending stockholder must also furnish a statement supporting a view that the proposed nominee possesses the minimum qualifications as set forth below for director nominees and describing the contributions that the proposed nominee would be expected to make to the board of directors and to the governance of Synta and must state whether, in its view, the proposed nominee, if elected, would represent all stockholders and not serve for the purpose of advancing or favoring any particular stockholder or other constituency of Synta. The recommendation must also be accompanied by the written consent of the proposed nominee (1) to be considered by the nominating and governance committee and interviewed if the committee chooses to do so in its discretion, and (2) if nominated and elected, to serve as a director.

        For all potential candidates, the Nominating and Governance Committee may consider all factors it deems relevant, including the following threshold criteria:

  •
  candidates should possess the highest personal and professional standards of integrity and ethical values;

  •
  candidates must be committed to promoting and enhancing the long-term value of Synta for its stockholders;

  •
  candidates must be able to represent fairly and equally all stockholders without favoring or advancing any particular stockholder or other constituency of Synta;

  •
  candidates must have demonstrated achievement in one or more fields of business, professional, governmental, community, scientific or educational endeavor, and possess mature and objective business judgment and expertise;

  •
  candidates are expected to have sound judgment, derived from management or policy making experience that demonstrates an ability to function effectively in an oversight role; and

  •
  candidates must have, and be prepared to devote, adequate time to the board of directors and its committees.

        While we do not have a formal policy on diversity, our nominating and governance committee considers diversity of experience as one of the factors it considers in conducting its assessment of director nominees, along with such other factors as it deems appropriate given the then current needs of the Board and the company, to maintain a balance of knowledge, experience and capability.

        In addition, the nominating and governance committee will also take into account the extent to which the candidate would fill a present need on the board of directors, including the extent to which a candidate meets the independence and experience standards promulgated by the SEC and by The NASDAQ Stock Market.

        A copy of the nominating and governance committee's written charter is publicly available through the "Investors—Corporate Governance" section of our website at www.syntapharma.com.

Compensation Committee Interlocks and Insider Participation

        During 2015, our compensation committee was composed of Dr. Friedman and Messrs. Gollust, Kovner and Wilson. No member of our compensation committee has at any time been an employee of ours. None of our executive officers serve as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving as a member of our board of directors or compensation committee.

Board Leadership Structure

        Our current Board leadership structure separates the positions of Chief Executive Officer and Board Chairman, although we do not have a corporate policy requiring that structure. The Board believes that this separation is appropriate for the organization at this time because it allows for a division of responsibilities and a sharing of ideas between individuals having different perspectives. Our Chief Executive Officer, who is also a member of our board of directors, is primarily responsible for our operations and strategic direction, while our Board Chairman, who is an independent member of the Board, is primarily focused on matters pertaining to corporate governance, including management oversight. While the Board believes that this is the most appropriate structure at this time, the Board retains the authority to change the Board structure, including the possibility of combining the Chief Executive Officer and Board Chairman position, if it deems such a change to be appropriate in the future.

Our Board of Directors' Role in Risk Oversight

        The board of directors' role in risk oversight includes receiving periodic department reports from the functional head of each department, which highlights areas of material risk identified by each department head. The report prepared by our internal program management department highlights risks that pertain to our most advanced programs, and includes the probability of risk occurrence, the likely impact of the risk and any mitigating steps being taken. In addition to providing these periodic reports, representatives from company management are typically invited to participate in Board meetings and provide updates on identified risks at such meetings. Pursuant to the audit committee charter, the board of directors has delegated to the audit committee the duty to inquire of management and the independent auditors about significant risks or exposures facing the company. The audit committee reports to the full Board the outcome of risk-related inquiries, to the extent that such risks had not been previously identified to the Board through periodic reports or at Board meetings.

Stockholder Communications to the Board

        Generally, stockholders who have questions or concerns should contact our Investor Relations department at ir@syntapharma.com. However, any stockholders who wish to address questions regarding our business directly with the board of directors, or any individual director, must prepare the communication in written form and mail or hand deliver the same to the following address:

  ATTN: SECURITY HOLDER COMMUNICATION
  Board of Directors
  Synta Pharmaceuticals Corp.
  125 Hartwell Avenue
  Lexington, MA 02421

        Such communications should not exceed 500 words in length and must be accompanied by the following information:

  •
  a statement of the type and amount of the securities of Synta that the person holds;

  •
  any special interest, meaning an interest not in the capacity as a stockholder of Synta, that the person has in the subject matter of the communication; and

  •
  the address, telephone number and e-mail address, if any, of the person submitting the communication.

        The following types of communications are not appropriate for delivery to directors under these procedures:

  •
  communications regarding individual grievances or other interests that are personal to the party submitting the communication and could not reasonably be construed to be of concern to securityholders or other constituencies of Synta (such as employees, members of the communities in which we operate our businesses, customers and suppliers) generally;

  •
  communications that advocate engaging in illegal activities;

  •
  communications that, under community standards, contain offensive, scurrilous or abusive content; and

  •
  communications that have no rational relevance to the business or operations of Synta.

        Communications will be distributed to the Board, or to any individual director or directors as appropriate, depending on the facts and circumstances outlined in the communications. Items that are unrelated to the duties and responsibilities of the Board may be excluded, such as:

  •
  junk mail and mass mailings;

  •
  résumés and other forms of job inquiries;

  •
  surveys; and

  •
  solicitations or advertisements.

        In addition, any material that is unduly hostile, threatening, or illegal in nature may be excluded, provided that any communication that is filtered out will be made available to any outside director upon request.

Executive Officers

        The following table sets forth certain information regarding our current executive officers:

Name	Age	Position
Chen Schor	44	President and Chief Operating Officer
Marc R. Schneebaum	62	Senior Vice President, Chief Financial Officer
Wendy E. Rieder, Esq.	48	Senior Vice President, General Counsel

        Chen Schor.    Mr. Schor's biographical information is set forth above under "—The Board of Directors."

        Marc R. Schneebaum joined us as our Senior Vice President and Chief Financial Officer in December 2014. Mr. Schneebaum has over 25 years of experience in the biotechnology and healthcare sector. Prior to joining us, Mr. Schneebaum served as a consultant in the healthcare industry. From 2011 to 2013, Mr. Schneebaum served as President, Chief Executive Officer and a director of Predictive BioSciences, Inc., a commercial stage cancer diagnostics company. From 1997 to 2010, he served as

President, Chief Executive Officer, and a director of Sensors for Medicine and Science, Inc., an emerging medical technology company. From 1991 to 1997, he served as Senior Vice President, Finance, Business Development and Administration, and Chief Financial Officer of Genetic Therapy, Inc., a biotechnology company (acquired by Sandoz/Novartis). From 1987 to 1991, Mr. Schneebaum was a Vice President at Alex Brown & Sons Incorporated, a leading investment banking firm (now part of Deutsche Bank), where he participated in a variety of finance and strategic assignments. Mr. Schneebaum began his career in the accounting and auditing group at KPMG LLP, advancing to Senior Manager in the management consulting group. Mr. Schneebaum has served as a director of GenVec, Inc., a publicly traded biopharmaceutical company, since 2007. Mr. Schneebaum earned his B.S. in Business Administration, Accounting from the University of Maryland.

        Wendy E. Rieder, Esq. joined us as our Vice President, Intellectual Property and Legal Affairs, in December 2002 and was appointed General Counsel in 2006 and Senior Vice President in March 2015. In August 1998, Ms. Rieder co-founded Microbiotix, Inc., a privately held biotechnology company developing small-molecule anti-infectives, and served as its Chief Operating Officer and Vice President, Business Development and Intellectual Property from January 2000 to December 2002. From August 1997 to December 1999, Ms. Rieder served as the Vice President, Business Development and Intellectual Property at LipoGenics, Inc., a subsidiary of a publicly traded biopharmaceutical company. Ms. Rieder was a patent attorney at Boehringer Ingelheim Pharmaceuticals, a U.S. affiliate of Boehringer Ingelheim GmbH, a global pharmaceutical company, from August 1995 to July 1997, and a patent agent at Fish & Neave LLP from January 1991 to July 1995. Ms. Rieder received an M.A. in organic chemistry from Columbia University and a J.D. from Fordham Law School.

SYNTA EXECUTIVE OFFICER AND DIRECTOR COMPENSATION

Compensation Discussion and Analysis

Executive Summary

        This Compensation Discussion and Analysis, or CD&A, explains Synta's executive compensation program as it relates to the following "named executive officers" whose compensation information is presented in the tables following this discussion in accordance with SEC rules:

Name	Position
Chen Schor	President and Chief Executive Officer
Anne C. Whitaker	Former President and Chief Executive Officer
Marc R. Schneebaum	Senior Vice President, Chief Financial Officer
Wendy E. Rieder	Senior Vice President, General Counsel
Vojo Vukovic, M.D. Ph.D.	Former Senior Vice President, Chief Medical Officer
Arthur J. McMahon	Former Senior Vice President, Human Resources

Leadership Changes

        During 2015, we experienced a number of changes in our leadership team.

        Chief Executive Officer.    On April 22, 2015, Anne Whitaker notified our board of directors that she was resigning as our President and Chief Executive Officer and as a member of our board of directors, effective as of May 7, 2015. In connection with Ms. Whitaker's resignation, on April 23, 2015, the board of directors (i) appointed Chen Schor, our Executive Vice President and Chief Operating Officer at that time, as President and Chief Executive Officer, effective as of May 7, 2015, and (ii) appointed Mr. Schor as a Class I director with a term expiring at the annual meeting of stockholders to be held in 2017, effective as of May 7, 2015, to fill the vacancy created by Anne Whitaker's resignation.

        Other Executives.    On April 13, 2015, Mr. McMahon resigned effective June 30, 2015 and received severance, the terms of which are described under the section "Separation Agreement with Mr. McMahon." Mr. Schneebaum assumed Mr. McMahon's human resources responsibilities as Mr. McMahon's position was not replaced. On November 3, 2015, Dr. Vukovic left the Company in connection with the corporate restructuring and workforce reduction in November 2015 and received severance, the terms of which are described under the section "—Termination-Based Compensation—Severance Agreement with Dr. Vukovic."

        Business Changes.    In October 2015, we announced the decision to terminate the Phase 3 GALAXY-2 trial of our novel Hsp90 inhibitor, ganetespib, in combination with docetaxel in the second-line treatment of patients with advanced non-small cell lung adenocarcinoma. The termination of this clinical trial, associated restructurings and review of our strategy drove certain fundamental changes in how we approached compensation in the last quarter of 2015 and is described in more detail below.

        The compensation of our named executive officers for 2015 is based on and reflective of the performance of the Company and the individual executives. Another key 2015 compensation objective was to retain certain key employees and executives in light of the termination of our Phase 3 GALAXY-2 trial and the Company's restructurings and workforce reductions in November 2015 and February 2016. These compensation arrangements were consistent with our historically defined executive compensation objectives:

  •
  to attract, retain and motivate the best possible executive talent to develop, grow and establish our business by offering competitive compensation opportunities;

  •
  to align executive officer compensation with the achievement of our short- and long-term research, clinical, regulatory, and operational strategies and objectives; and

  •
  to align our executive officers' interests with that of our stockholders by delivering a significant portion of their compensation in the form of equity-based awards that vest over multiple years.

        The following discussion and analysis describes our approach to executive compensation including market benchmarking, factors used to set pay levels, pay-for-performance management, the compensation elements we use in our executive compensation program, compensation actions related to 2015 performance and post-2015 compensation actions. It also describes special compensation actions taken during the year related to the termination of our Phase 3 GALAXY-2 trial and the November 2015 and February 2016 restructurings.

Market Benchmarks and Competitive Analysis

        In 2015, as in previous years, the compensation committee engaged W.T. Haigh & Company, Inc., or W.T. Haigh, as its independent compensation consultant. W.T. Haigh is a compensation consulting firm with experience in evaluating public biopharmaceutical companies that has helped us collect and analyze data and to compare all components of our compensation program to the practices of peer companies, as well as data from companies represented in compensation survey data for national and regional companies in the biopharmaceutical industry. Specifically, we reviewed the data obtained from Radford Biotechnology Surveys prepared by AON Consulting, Inc., generally relating to companies of similar size as us, which we use in certain instances to validate data from the peer companies (the "Radford Data"). Each year, we, together with W.T. Haigh, develop an updated list of peer companies based on several characteristics, including being publicly traded and operating in our industry with a similar market capitalization and reported research and development expenses, as well as being of generally comparable size, scientific focus, stage of development and geographic location to us. The peer companies used for 2015 executive compensation benchmarking consisted of the following companies (companies included in 2014 peer group are denoted with an asterisk):

Achillion Pharmaceuticals*	Cytokinetics*	Oncomed
Agenus, Inc*	Dynavax*	Peregrine Pharmaceuticals*
Amicus*	Exelixis*	Progenics Pharmaceutical*
Arqule*	Genocea Biosciences	Regulus Therapeutics
Array Biopharma*	Idera Pharmaceuticals	Rigel Pharmaceuticals*
Chemocentryx*	Immunomedics*	Sangamo Biosciences*
CTI Biopharma*	Infinity Pharmaceuticals*	Sarepta Therapeutics*
Curis, Inc.	Inovio Pharmaceuticals	Threshold Pharmaceuticals

        At the time of the peer review, 2014 peer companies Celldex Therapeutics, Clovis Oncology, Neurocrine Biosciences, Novavax, Inc. and Tesaro, Inc. were excluded because their market capitalization was above the targeted range of $150 million to $750 million. Vical, Inc. was excluded because its market capitalization was well below the targeted range. Merrimack Pharmaceuticals was excluded based on revenues greater than $100 million at the time of the review.

Determining Compensation Opportunity

        One of our key compensation objectives is to offer competitive compensation opportunities. Our approach is intended to bring base salary, target annual performance-based cash incentives and total compensation in line with approximately the fiftieth percentile of the peer companies and companies in the Radford Data, consistent with our overall performance.

        To determine each component of an executive's initial compensation package, we consider numerous factors, including:

  •
  the individual's particular background and circumstances, including training and prior relevant work experience;

  •
  the individual's role with us and the compensation paid to similar persons in the companies represented in the compensation data that we review;

  •
  the demand for individuals with the individual's specific expertise and experience at the time of hire;

  •
  performance goals and other expectations for the position;

  •
  comparison to other executives within our company having similar levels of expertise and experience; and

  •
  uniqueness of industry skills.

Annual Goal-Setting Process and Performance Management

        The compensation committee has implemented an annual performance management program, under which annual performance goals are determined and set forth in writing at the beginning of each calendar year for the corporation as a whole, each corporate department, and each individual employee. Annual corporate goals are proposed by management and approved by the board of directors during the first calendar quarter of each fiscal year. These corporate goals target the achievement of specific research, clinical, regulatory, and operational milestones. The Chief Executive Officer's proposed goals are closely tied to the annual corporate goals and are approved by the compensation committee of the board of directors. Annual department and individual goals focus on contributions which facilitate the achievement of specific corporate goals and are set during the first quarter of each calendar year. Department goals are proposed by each department head and approved by the Chief Executive Officer. Individual goals are proposed by each employee and approved by his or her direct supervisor. The Chief Executive Officer approves the goals proposed by our other executive officers. Annual salary increases, annual bonuses, and annual stock option awards granted to our employees are tied to the achievement of the corporate and department goals, and each individual's contribution to the achievement of specific corporate goals. We may perform an interim assessment of the written goals to report progress against the previously established goals and to make any adjustments to the goals for the remainder of the year based on changing circumstances. For instance, in 2015, we revised all of our corporate objectives following the termination of the Phase 3 GALAXY-2 trial. See "—Direct Compensation Components—Annual Bonus" below. Notwithstanding the above, all compensation decisions for employees at every level, including our Chief Executive Officer and other executive officers, are made in the sole discretion of either the board of directors, based on the recommendation of the compensation committee with respect to the compensation of our executive officers, or the compensation committee.

        Typically, during the first calendar quarter of each fiscal year, individual, department, and corporate performance are evaluated against the written goals for the recently completed year. For executive officers other than the Chief Executive Officer, the Chief Executive Officer makes a recommendation based on each executive officer's self-assessment to the compensation committee for annual employee salary increases, annual stock option awards, and bonuses, if any, which is then reviewed and approved, altered or rejected by the compensation committee in its sole discretion. In the case of the Chief Executive Officer, his or her self-assessment is presented to the compensation committee which then conducts his or her individual performance evaluation and determines his or her compensation changes and awards, if any.

        For 2015, however, the goals for all employees were aligned with the achievement of our corporate goals. See "—2015 Cash-Based Employee Retention and Incentive Bonus Plan" below. This approach was taken in order to recognize the significance to the Company's business of: the GALAXY-2 clinical program; the progress of the Company's STA-12-8666 product development program; and the need to retain key employees after the Company's restructuring in February 2015.

Direct Compensation Components

        The components of our direct compensation package are as follows:

Element	Fixed or Variable	Targeted Position vs. Market (Radford Data)	Compensation Objective
Base Salary	Fixed	50th percentile	To attract and retain executives by offering fixed compensation that is competitive with market opportunities and that recognizes each executive's position, role, responsibility and experience.
Annual Incentive Bonus	Variable	50th percentile	To motivate and reward the achievement of our key annual performance objectives.
Equity Awards	Variable	50th percentile

To align our executives' interests with the interests of stockholders and to promote the long-term retention of our executives and all employees through equity-based compensation in the form of stock options and/or restricted stock.

Base Salary

        Base salaries are reviewed annually as part of our performance management program and increased for merit reasons, based on the executive's success in meeting or exceeding individual performance objectives and an assessment of whether significant corporate goals were achieved. Additionally, we adjust base salaries as warranted throughout the year for promotions or other changes in the scope or breadth of an executive's role or responsibilities. An executive's base salary is also evaluated together with other components of the executive's compensation to ensure that the executive's total compensation is in line with our overall compensation philosophy. If necessary, we also realign base salaries with market levels for the same positions in the Radford Data if we identify significant market changes in our data analysis.

        In March 2015, the compensation committee reviewed base salaries and approved annual base salary increases for certain of our named executive officers effective March 1, 2015. In June 2015, the compensation committee approved base salary increases for Messrs. Schor and Schneebaum, effective June 16, 2015, in connection with Mr. Schor's appointment as President and Chief Executive Officer and Mr. Schneebaum's assumption of additional responsibilities.

        Set forth below is a table describing the base salaries for all of our named executive officers.

Name	2014 Base Salary	2015 Base Salary as of 3/1/2015	Percent Increase	2015 Base Salary as of 6/16/2015	Percent Increase
Anne Whitaker	$550,000	$550,000	—%	n/a	n/a
Chen Schor	$425,000	$425,000	—%	$510,000	20.0%
Marc R. Schneebaum	$325,000	$325,000	—%	$365,000	12.3%
Wendy E. Rieder, Esq.	$288,000	$306,000	6.3%	$306,000	—%
Vojo Vukovic, M.D., Ph.D.	$380,000	$391,500	3.0%	$391,500	—%
Arthur J. McMahon	$278,000	$286,500	3.1%	$286,500	—%

        Ms. Whitaker, Messrs. Schor and Schneebaum all joined the Company after September 1, 2014 and were not eligible for an annual salary increase on March 2, 2015. The amount of the salary increases on March 2, 2015 for Ms. Rieder, Dr. Vukovic and Mr. McMahon were determined, in part, based on market data reviewed by the compensation committee and were approved in order to align each of our executives' base salaries with the Radford and peer company data.

Annual Bonus

        The compensation committee has established annual performance-based target bonus percentages for all employees based on their position at the company in amounts ranging from 5%-60% of their base salaries. For our named executive officers specifically, the target bonus percentages are 30% for Vice Presidents, 40% for Senior Vice Presidents, 50% for Executive Vice President and 60% for our current and former Chief Executive Officers.

        In its sole discretion, the compensation committee may award bonuses above or below these targeted amounts on a case-by-case basis based on its review of company and individual performance. The compensation committee may elect to structure the bonus in cash, equity or a combination of both cash and equity, with the equity portion vesting immediately or at a later date. The compensation committee may, in its discretion, decide to not award bonus payments at all, notwithstanding the achievement of particular goals or individual contributions.

2015 Cash-Based Employee Retention and Incentive Bonus Plan

        On March 2, 2015, the compensation committee approved a Cash-Based Employee Retention and Incentive Bonus Plan, or the Plan, applicable to all employees, including our named executive officers. Employees at the Senior Vice President level and above, including our named executive officers, were not eligible to receive the retention portion of the bonus and were only eligible to receive the incentive portion of the bonus. The incentive portion of the bonus amounts was based upon the achievement of three separate corporate goals relating to our product development pipeline as set by the compensation committee.

        The three separate corporate goals for our 2015 fiscal year, were to:

  •
  complete the enrollment of our GALAXY-2 trial, as defined;

  •
  achieve a successful outcome of the GALAXY-2 interim trial, as defined; and

  •
  submit an investigational new drug application (IND) filing for STA-12-8666, as defined.

        The retention bonus and incentive bonus amounts to be paid ranged from 100% to 300% of each employee's annual target bonus, except that the total bonus amount to all employees at the level of Vice President and above, including our named executive officers, was capped at 200% of their annual target bonus.

        The retention bonus and incentive bonus payments under the Plan were to be paid in cash, subsequent to the certification of the achievement of the goals by the compensation committee, with such certification to be finalized and amounts to be paid no later than March 15, 2016. For an employee, including a named executive officer, to be eligible to receive payment, the employee must have been employed by us on the date of payment, except that if such employee was terminated by us without cause prior to the date of payment, he or she was still eligible to receive payment of the retention portion of the bonus and, to the extent that any of the goals had been achieved as of the date of termination, the incentive portion of the bonus for the goals achieved.

        The maximum potential incentive bonus payment for our named executive officers is set forth below and was equal to two times their annual target bonus amount:

Name	Maximum Incentive Payment Upon Achievement of Goals(1)
Chen Schor President and Chief Executive Officer	120%
Anne Whitaker(2) Former President and Chief Executive Officer	—
Marc R. Schneebaum Senior Vice President, Chief Financial Officer	80%
Wendy Rieder Senior Vice President, General Counsel	80%
Vojo Vukovic(2) Former Senior Vice President, Chief Medical Officer	—
Arthur McMahon(2) Former Senior Vice President, Human Resources	—

(1)
Represents percentage of the named executive officer's base salary as of December 31, 2015.

(2)
Ms. Whitaker and Messrs. Vukovic and McMahon left the Company prior to December 31, 2015.

        In October 2015, we announced the decision to terminate the Phase 3 GALAXY-2 trial of our novel Hsp90 inhibitor, ganetespib, and docetaxel in the second-line treatment of patients with advanced non-small cell lung adenocarcinoma. Based on the review of a pre-planned interim analysis, the study's IDMC concluded that the addition of ganetespib to docetaxel was unlikely to demonstrate a statistically significant improvement in overall survival, the primary endpoint of the study, compared to docetaxel alone.

        Following termination of the GALAXY-2 trial in October 2015, we initiated a comprehensive review of our strategy. In November 2015, we committed to a restructuring that consisted primarily of a workforce reduction to better align our workforce to our revised operating plans, which included support of key ongoing ganetespib investigator-sponsored studies and continued effort on the development of candidates from the HDC program, in particular STA-12-8666. Accordingly, our named executive officers did not receive any bonus payments under the Plan.

2015 Discretionary Bonuses

        As part of the company's review and evaluation of its strategy, in December 2015, the compensation committee made the decision to support the retention of our then current key senior leadership during the Company's review of its strategy and exploration of potential transactions that would enhance stockholder value. Based on the compensation committee's decision, the compensation committee determined that our named executive officers would be entitled to bonuses in an amount equal to their annual target levels, to be paid in March 2016:

Name	2015 Base Salary		Target Bonus as % Salary	Target Bonus Amount	Actual Bonus Paid
Chen Schor	$510,000		60% (1)	$306,000	$306,000
Marc R. Schneebaum	$365,000	(2)	40%	$146,000	$146,000
Wendy E. Rieder, Esq.	$306,000		40%	$122,400	$122,400
Anne C. Whitaker(3)	$550,000		60%	n/a	n/a
Vojo Vukovic, M.D., Ph.D.(4)	$391,500		40%	n/a	n/a
Arthur J. McMahon(5)	$286,500		40%	n/a	n/a

(1)
Mr. Schor was appointed to President and Chief Executive Officer effective May 7, 2015 and received increases, effective June 16, 2015, in his base salary from $425,000 to $510,000 and in his bonus target from 50% to 60%.

(2)
Mr. Schneebaum received a salary increase, effective June 16, 2015, in connection with his expanded responsibilities as Head of Human Resources.

(3)
Ms. Whitaker resigned effective May 6, 2015.

(4)
Dr. Vukovic left the Company on November 3, 2015 in connection with the November 2015 restructuring.

(5)
Mr. McMahon resigned effective June 30, 2015.

        We committed to a further restructuring in February 2016 that consisted primarily of a workforce reduction of 23 positions, including 19 research and development positions, to a total of ten remaining positions. In connection with this restructuring, we discontinued a substantial portion of our research and development activities and continued to explore potential strategic alternatives to enhance stockholder value such as a sale of the company, a business combination or collaboration, joint development and partnership opportunities, a distribution of all or a significant amount of cash to stockholders, and liquidation of the company.

        On April 14, 2016, we announced the merger between Synta Pharmaceuticals and Madrigal Pharmaceuticals subject to approval by our shareholders and satisfaction or waiver of the conditions set forth in the Merger Agreement. Upon completion of the merger, Madrigal Pharmaceuticals will be the surviving entity. Our current Senior Vice President and Chief Financial Officer Marc R. Schneebaum will continue to serve in this role and our former director, Paul Friedman, M.D., will serve as Chairman and Chief Executive Officer of the combined company.

Long-Term Incentives

        We believe that long-term incentives in the form of equity-based awards are critical to meeting the following objectives:

  •
  focus all employees, including our named executive officers, on our long-term performance by aligning their interests with those of our stockholders;

  •
  retain our key employees and executives and maintain management continuity through longer-term vesting of our equity-based awards; and

  •
  promote an ownership culture through participation in equity-based compensation programs.

        Our Amended and Restated 2006 Stock Plan, or our 2006 Stock Plan and our new 2015 Stock Plan, allow the grant of stock options, restricted stock, and other equity-based awards to employees, consultants and directors. In June 2015, upon obtaining stockholder approval at our 2015 annual meeting of stockholders of the 2015 Stock Plan, we discontinued making grants under our 2006 Stock Plan (but previously granted and outstanding awards remain subject to their original terms and conditions). We typically make an initial equity award of stock options to new employees and annual equity grants as part of our overall compensation program. An option committee appointed by our board of directors is currently authorized to make new hire stock option grants to all employees, except for our executive officers, within certain parameters, beyond which compensation committee approval is required. The option committee awards new hire stock option grants as of the employee's initial commencement of employment with an exercise price equal to the closing price of our common stock on the date of grant, in accordance with our 2006 and 2015 Stock Plans. Annual grants of options to all of our employees and equity awards to our executive officers are approved by the compensation committee, the timing of which is consistent each year with a regularly scheduled meeting of the compensation committee and is not coordinated with the public release of nonpublic material information.

Annual Equity Awards

        Our practice is to make annual stock option awards as part of our overall performance management program. The compensation committee believes that stock options provide management with a strong link to long-term corporate performance and the creation of stockholder value. We intend that the annual aggregate value of these awards will be set near competitive median levels for peer companies and companies represented in the Radford Data. However, due to the volatility of our stock price as well as the stock price volatility within the biotechnology industry generally, value comparisons are often difficult to make. For this reason, the compensation committee also reviews overall company equity compensation pools as a percent of common shares outstanding within our peer companies as another factor to consider to determine the size of the overall equity pool. Using this overall equity pool, target grant guidelines are set by organization tier. Individual awards within each organization tier are determined by numerous factors including relative salary levels, individual performance and long-term impact. As is the case when the amounts of base salary and initial equity awards are determined, a review of all components of the executive's compensation is conducted when determining annual option awards to ensure that an executive's total compensation conforms to our overall philosophy and objectives. All equity awards identified below vest 25% on the one year anniversary of the grant date and quarterly thereafter.

        Under our then annual equity award program, the following stock options were granted to our named executive officers in March 2015:

		Number Granted
			Stock Price on Date of Grant
Name	Grant Date	Stock Options
Chen Schor(1)	3/2/15	n/a	n/a
Anne C. Whitaker	3/2/15	100,000	$2.38
Marc R. Schneebaum(1)	3/2/15	n/a	n/a
Wendy E. Rieder, Esq.	3/2/15	100,000	$2.38
Vojo Vukovic, M.D., Ph.D.	3/2/15	173,280	$2.38
Arthur J. McMahon	3/2/15	126,768	$2.38

(1)
Messrs. Schor and Schneebaum were hired in December of 2014 and were not eligible for an annual equity award in March 2015.

        In October 2015, the compensation committee approved moving to a semiannual grant approach with grants to be made in two installments at regularly scheduled compensation committee meetings in March and October each year. This change was made in part to further address the increased volatility of the Company's stock price. The compensation committee also considered that many of the outstanding stock option grants were considerably out-of-the-money compared to the Company's current stock price.

        The following stock options were granted to our named executive officers in October 2015:

		Number Granted
			Stock Price on Date of Grant
Name	Grant Date	Stock Options
Chen Schor	10/2/15	250,000	$1.76
Marc R. Schneebaum	10/2/15	153,100	$1.76
Wendy E. Rieder, Esq.	10/2/15	250,000	$1.76
Vojo Vukovic, M.D., Ph.D.	10/2/15	132,300	$1.76
Anne Whitaker(1)	10/2/15	n/a	n/a
Arthur J. McMahon(2)	10/2/15	n/a	n/a

(1)
Ms. Whitaker resigned effective May 6, 2015.

(2)
Mr. McMahon resigned effective June 30, 2015.

        Special equity awards to the CEO.    On June 5, 2015, the compensation committee awarded Mr. Schor 500,000 stock options and 150,000 shares of restricted stock in connection with his May 7, 2015 appointment as President and Chief Executive Officer. On September 16, 2015, the compensation committee awarded Mr. Schor an additional 500,000 stock options in recognition of his strong performance and demonstrated leadership abilities and to increase his overall potential ownership in the company to be consistent with his role as Chief Executive Officer and competitive with similarly situated Chief Executive Officers within our peer companies.

		Number Granted
Name	Grant Date	Stock Options	Restricted Stock	Stock Price on Date of Grant
Chen Schor	6/5/15	500,000		$2.40
Chen Schor	6/5/15		150,000	$2.40
Chen Schor	9/16/15	500,000		$2.02

Other Compensation Components

        Benefits.    We maintain broad-based benefits that are provided to all employees, including health insurance, life and disability insurance, dental insurance, and a 401(k) plan with a matching company contribution. Our named executive officers participate in the benefits programs generally on the same basis as all employees.

Termination-Based Compensation

        Severance and Change of Control Agreements with our Current Named Executive Officers.    Our amended offer letter with Mr. Schor, which was negotiated in connection with his appointment as our President and Chief Executive Officer in May 2015, sets forth our severance arrangements with him. Additionally, we have entered into severance and change of control agreements with each of our Executive Vice Presidents, Senior Vice Presidents and Vice Presidents, including all of our other named executive officers, reflecting terms approved by the compensation committee. The compensation committee determined that the retention of our executive team and management continuity is important to our success and to maintain and create stockholder value, and that severance and change of control agreements are significant incentives in retaining our executive team. In addition, the compensation committee recognizes that executives, especially highly ranked executives, often face challenges securing new employment following termination. The agreements include provisions for severance payments, a separation bonus under certain circumstances, accelerated vesting of equity awards, and the continuation of health benefits. Receipt of any payments or benefits under the agreements is conditioned on the executive officer executing a written release of us from any and all claims arising in connection with his or her employment.

        The specific terms of these agreements are described below under "—Potential Payments upon Termination or Change of Control."

        As a public company, we have continued to review the termination-based compensation practices of companies similar to us, and we believe that the approved terms of Mr. Schor's severance arrangements, and those of our other executive officers, are generally in line with severance packages offered to chief executive officers and other executive officers of the public companies of similar size to us represented in the compensation data we reviewed.

        Acceleration of Vesting of Equity-Based Awards Under Our 2006 and 2015 Stock Plans.    In the event of a change of control, as defined in our 2006 and 2015 Stock Plans, certain provisions of the plan allow for acceleration of equity awards in case an employee is terminated for certain reasons within six months after a change of control, which we refer to as "double trigger" acceleration. See "Potential Payments Upon Termination or Change of Control—Change of Control Arrangements Under 2015 Stock Plan" below for a detailed discussion of these provisions. We believe a "double trigger" requirement maximizes shareholder value because it prevents an unintended windfall to management in the event of a friendly (non-hostile) change of control. Under this structure, unvested equity awards under our 2006 and 2015 Stock Plans would continue to incentivize our executives to remain with us or the resulting company after a friendly change of control.

        The severance and change of control agreements provide for the full acceleration of all outstanding equity awards in the event of a termination without cause or resignation for good reason within one year following a change of control. Thus, the severance and change of control agreements extend the period following a change of control during which if a termination occurs the executive officer is entitled to accelerated vesting under our stock plans by six months.

        Separation Agreement with Mr. McMahon.    In connection with Mr. McMahon's resignation, we entered into a separation agreement with Mr. McMahon on April 13, 2015 and Mr. McMahon left the Company on June 30, 2015. Pursuant to the terms and conditions of the separation agreement, Mr. McMahon was entitled to receive the following: accelerated vesting of all of his unvested stock option awards; extension of the exercise period of all his stock option awards until the earlier of December 30, 2016 or the expiration date of any applicable stock option; continuation of health benefits for up to six months; and six months of his current annual base salary, made in equal installments pursuant to our normal payroll practices over the next six months. Mr. McMahon's right to receive the foregoing was subject to, among other obligations, his agreement to cooperate fully with us relating to any previous employment matters until December 31, 2015, his execution of a release of claims against the Company, and his agreement that the confidential, intellectual property and non-solicitation provisions, as well as certain non-competition provisions, set forth in his Non-Competition, Confidentiality and Inventions Agreement with us, will continue to apply in accordance with their terms.

        Severance Agreement with Dr. Vukovic.    We entered into a severance and change in control agreement with Dr. Vukovic in connection with the commencement of his employment with us. Pursuant to the terms of the severance and change in control agreement, upon Dr. Vukovic's termination on November 3, 2015, he was entitled to receive the following: accelerated vesting of all of his unvested stock option awards which were due to vest within six months following his termination date; continuation of health benefits for up to six months; and six months of his current annual base salary, made in equal installments pursuant to our normal payroll practices over the next six months. Dr. Vukovic's right to receive the foregoing was subject to, among other obligations, his execution of a release of claims against the Company, and his agreement that the confidential, intellectual property and non-solicitation provisions, as well as certain non-competition provisions, set forth in his Non-Competition, Confidentiality and Inventions Agreement with us, will continue to apply in accordance with their terms.

Additional Compensation Actions

        As part of our review of our strategy and in connection with exploring strategic alternatives as described above, in December 2015, the compensation committee approved the grant of milestone-based restricted stock units, effective on January 4, 2016, to our current named executive officers. Those grants were based on the recommendation of W.T. Haigh resulting from its review of our overall retention and incentive strategy, in light of our situation at that time. The restricted stock units only vest if the named executive officer is employed by the Company at the closing of a defined Transaction that occurs on or prior to December 31, 2016, or if such named executive officer is terminated prior to that date by the Company other than for Cause, as such term is defined in the officer's Severance and Change of Control Agreement. The grant was intended to further align the interests of our executive team with our stockholders by providing equity participation in a strategic transaction and to promote maximizing stockholder value in such a transaction. Based on our announced merger with Madrigal Pharmaceuticals, which is a covered Transaction as defined in the award agreement, it is anticipated that all of the milestone-based restricted stock units will vest when such transaction closes.

        The following restricted stock units were granted to our current named executive officers:

		Number Granted
Name	Grant Date	Milestone Restricted Stock Units
Chen Schor	1/4/16	1,500,000
Marc R. Schneebaum	1/4/16	900,000
Wendy E. Rieder, Esq.	1/4/16	900,000

        We have not taken any other compensation actions relating to 2016 compensation for our named executive officers.

Summary Compensation Table

        The following table shows the compensation paid or accrued during the fiscal years ended December 31, 2015, 2014 and 2013 to (1) our current President and Chief Executive Officer; (2) our current Chief Financial Officer; (3) our sole executive officer, other than our President and Chief Executive Officer and our Chief Financial Officer, who earned more than $100,000 during the fiscal year ended December 31, 2015 and was serving as executive officers as of such date; (4) our former President and Chief Executive Officer, Anne Whitaker, who ceased employment with the Company on May 7, 2015; (5) our former Senior Vice President, Chief Medical Officer, Vojo Vukovic, M.D., Ph.D.,

who ceased employment with us on November 13, 2015 and (6) our former Senior Vice President, Human Resources, Arthur J. McMahon, who ceased serving employment with us on June 30, 2015.

Name and Principal Position	Year	Salary ($)	Bonus ($)		Stock Awards ($)(1)	Option Awards ($)(1)	All Other Compensation ($)		Total ($)
Chen Schor(2)	2015	471,042	306,000	(3)	359,985	1,899,900	7,950	(4)	3,044,877
President and Chief	2014	27,516	50,000		427,500	1,041,885	—		1,546,901
Executive Officer
Marc R. Schneebaum(5)	2015	346,667	146,000	(3)	—	169,635	27,950	(6)	690,252
Senior Vice President,	2014	21,042	—		213,750	520,943	—		755,735
Chief Financial Officer
Wendy E. Rieder, Esq.	2015	303,000	122,400	(3)	—	486,600	7,950	(4)	901,950
Senior Vice President,
General Counsel
Anne Whitaker(7)	2015	191,795	—		—	191,600	7,950	(4)	391,345
Former President and	2014	183,333	380,000		2,000,000	2,448,600	101,440		5,113,373
Chief Executive Officer
Vojo Vukovic, M.D., Ph.D.	2015	327,345	—		—	478,593	65,250	(8)	871,188
Former Senior Vice	2014	378,333	152,000		—	709,077	—		1,239,410
President, Chief Medical	2013	368,333	118,000		—	774,070	—		1,260,140
Officer
Arthur J. McMahon	2015	141,833	—		—	242,887	148,692	(9)	533,412
Former Senior Vice	2014	276,667	111,200		—	577,461	5,332		970,660
President, Human Resources

(1)
These amounts represent the aggregate grant date fair value of stock awards and option awards, respectively, granted in each year presented calculated in accordance with Financial Accounting Standards Board Accounting Standards Certifications, or the FASB ASC, Topic 718. See our discussion of "Stock-Based Compensation" under Notes 2 and 6 to our audited consolidated financial statements included in the Synta 10-K for details as to the assumptions used to determine the grant date fair value of the stock and option awards. See also our discussion of stock-based compensation under Item 7 "Management's Discussion and Analysis of Financial Condition and Results of Operations—Critical Accounting Policies and Estimates" of the Synta 10-K.

(2)
Mr. Schor joined the Company in December 2014.

(3)
Represents a cash bonus for performance in 2015, which was paid in March 2016.

(4)
Represents matching contributions made under our 401(k) plan.

(5)
Mr. Schneebaum joined the Company in December 2014.

(6)
Represents a relocation allowance of $20,000 and matching contributions of $7,950 made under our 401(k) plan.

(7)
Ms. Whitaker joined the Company in September 2014 and resigned effective as of May 7, 2015.

(8)
Represents $62,250 in severance payments pursuant to our separation agreement with Dr. Vukovic's whose employment with us was terminated on November 3, 2015 in connection with the November 2015 restructuring.

(9)
Represents $143,250 in severance payments pursuant to our separation agreement with Mr. McMahon, who resigned from the Company effective June 30, 2015, and $5,442 of matching contributions made under our 401(k) plan.

Fiscal Year 2015 Grants of Plan-Based Awards

        The following table shows information regarding grants of equity awards that we made during the fiscal year ended December 31, 2015 to each of the executive officers named in the Summary Compensation Table.

		Estimated future payouts under non-equity incentive plan awards				All Other Stock Awards: Number of Shares or Stock Units (#)	All Other Option Awards: Number of Securities Underlying Options (#)
								Exercise or Base Price of Option Awards ($/Share)	Grant Date Fair Value of Stock and Option Awards(2)
Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)
Chen Schor	3/2/15	N/A	N/A	$612,000	(1)	—	—	—	—
President and Chief	6/5/15	—	—	—		—	500,000	$2.40	$960,450
Executive Officer	6/5/15	—	—	—		150,000	—	—	$359,985
	9/16/15	—	—	—		—	500,000	$2.02	$662,450
	10/2/15		—	—		—	250,000	$1.76	$277,000
Marc R. Schneebaum	3/2/15	N/A	N/A	$292,000	(1)	—	—	—	—
Senior Vice President,	10/2/15	—	—	—		—	153,100	$1.76	$169,635
Chief Financial Officer
Wendy Rieder, Esq.	3/2/15	N/A	N/A	$224,800	(1)	—	—	—	—
Senior Vice President,	3/2/15	—	—	—		—	100,000	$2.38	$191,600
General Counsel	10/2/15	—	—	—		—	250,000	$1.76	$277,000
Anne C. Whitaker	3/2/15	N/A	N/A	$660,000	(1)	—	—	—	—
Former President and	3/2/15	—	—	—		—	100,000	$2.38	$191,600
Chief Executive Officer
Vojo Vukovic, M.D., Ph.D	3/2/15	N/A	N/A	$313,200	(1)	—	—	—	—
Former Senior Vice	3/2/15	—	—	—		—	173,280	$2.38	$332,004
President, Chief Medical	10/2/15	—	—	—		—	132,300	$1.76	$146,588
Officer
Arthur J. McMahon	3/2/15	N/A	N/A	$229,200	(1)	—	—	—	—
Former Senior	3/2/15	—	—	—		—	126,768	$2.38	$242,887
Vice President, Human Resources

(1)
None of the goals under the 2015 Cash-Based Employee Retention and Incentive Bonus Plan, or the Retention Bonus Plan, were achieved, so none of the named executive officers received any cash bonus amounts under the Retention Bonus Plan. For details related to our Retention Bonus Plan, see "Compensation Discussion and Analysis—Annual Bonus—2015 Cash-Based Employee Retention and Incentive Bonus Plan."

(2)
See our discussion of "Stock-Based Compensation" under Notes 2 and 6 to our audited consolidated financial statements included in the Synta 10-K for details as to the assumptions used to determine the grant date fair value of the equity awards. See also our discussion of stock-based compensation under Item 7 "Management's Discussion and Analysis of Financial Condition and Results of Operations—Critical Accounting Policies and Estimates" of the Synta 10-K. Our executive officers will not realize the value of the option awards in cash until these awards are exercised and the underlying shares are subsequently sold.

        The terms of each our current executive officer's compensation are derived from our letter agreements entered into between us and them and annual performance reviews conducted by the compensation committee, in the case of Mr. Schor, and by Mr. Schor for the other executive officers. Annual base salary increases, annual stock option awards and cash bonuses, if any, for Mr. Schor are determined by the compensation committee. Mr. Schor recommended annual base salary increases, annual stock option awards and cash bonuses, if any, for the other executive officers, which were reviewed and approved by the compensation committee.

Offer Letters

        We do not have formal employment agreements with any of our current executive officers named in the Summary Compensation Table, however certain elements of the executive officers' compensation and other employment arrangements are set forth in letter agreements that we executed with each of them at the time their employment with us commenced. The letter agreements provide, among other things, the executive officer's initial annual base salary and initial equity award. Each letter agreement provides that the executive officer's employment with us is on an at-will basis. As a condition to their employment, each executive officer has entered into a non-competition/non-solicitation agreement pursuant to which each officer has agreed not to compete with Synta or to solicit customers or employees of Synta for a period of 12 months after the termination of employment. These letter agreements are further described below. Since the date of the letter agreements, the compensation paid to each of these executive officers has been increased and additional equity awards have been awarded. In addition, under our bonus policy, each executive officer is eligible to receive an annual performance-based bonus up to a certain percentage of such executive's base salary, as noted below, which amount, if any, may be increased or decreased in the discretion of the compensation committee.

        Chen Schor.    Pursuant to a letter agreement dated December 3, 2014, between us and Mr. Schor, we agreed to employ Mr. Schor as Executive Vice President and Chief Operating Officer, beginning on December 8, 2014. Mr. Schor was appointed as President and Chief Executive Officer, effective as of May 7, 2015. Mr. Schor's annual base salary is currently $510,000. Under our bonus policy, Mr. Schor is eligible to receive an annual performance-based bonus of up to 60% of his base salary. Mr. Schor also received a sign-on bonus of $50,000 at the commencement of his employment with us.

        Marc R. Schneebaum.    Pursuant to a letter agreement dated November 24, 2014, between us and Mr. Schneebaum, we agreed to employ Mr. Schneebaum as Senior Vice President and Chief Financial Officer, beginning on December 8, 2014. Mr. Schneebaum's annual base salary is currently $365,000. Under our bonus policy, Mr. Schneebaum is eligible to receive an annual performance-based bonus of up to 40% of his base salary.

        Wendy E. Rieder, Esq.    Pursuant to a letter agreement dated November 29, 2002, between us and Ms. Rieder, we agreed to employ Ms. Rieder as Vice President of Intellectual Property and Legal Affairs, beginning on December 15, 2002. Ms. Rieder currently serves as our Senior Vice President, General Counsel. Her annual base salary is currently $306,000. Under our bonus policy, Ms. Rieder is eligible to receive an annual performance-based bonus of up to 40% of her base salary.

        We also have severance and change of control arrangements in place with each of the executive officers named in our Summary Compensation Table. For a description and quantification of benefits payable to the executive officers in connection with a termination of employment or a change of control pursuant to these arrangements, see "—Potential Payments Upon Termination or Change of Control."

Employment Agreement with Ms. Whitaker

        Ms. Whitaker left the Company on May 7, 2015. Pursuant to an employment agreement effective as of August 1, 2014 between us and Ms. Whitaker, we agreed to employ Ms. Whitaker as our President and Chief Executive Officer on an at-will basis. As a condition of employment, Ms. Whitaker entered into a non-competition/non-solicitation agreement pursuant to which she has agreed not to compete with Synta or to solicit customers or employees of Synta for a period of 24 months after the termination of her employment. Ms. Whitaker voluntarily resigned from the company on May 7, 2015 and was not entitled to any severance benefits. Pursuant to Ms. Whitaker's employment agreement, she returned 50% of her initial sign-on bonus.

Separation Agreement with Mr. McMahon

        In connection with Mr. McMahon's resignation, we entered into a separation agreement with Mr. McMahon on April 13, 2015 and Mr. McMahon left the Company on June 30, 2015. Pursuant to the terms and conditions of the separation agreement, Mr. McMahon was entitled to receive the following: accelerated vesting of all of his unvested stock option awards; extension of the exercise period of all his stock option awards until the earlier of December 30, 2016 or the expiration date of any applicable stock option; continuation of health benefits for up to six months; and six months of his current annual base salary, made in equal installments pursuant to our normal payroll practices over the next six months. Mr. McMahon's right to receive the foregoing was subject to, among other obligations, his agreement to cooperate fully with us relating to any previous employment matters until December 31, 2015, his execution of a release of claims against the Company, and his agreement that the confidential, intellectual property and non-solicitation provisions, as well as certain non-competition provisions, set forth in his Non-Competition, Confidentiality and Inventions Agreement with us, will continue to apply in accordance with their terms.

Severance Agreement with Dr. Vukovic

        We entered into a severance and change in control agreement with Dr. Vukovic in connection with the commencement of his employment with us. Pursuant to the terms of the severance and change in control agreement, upon Dr. Vukovic's termination on November 3, 2015, he was entitled to receive the following: accelerated vesting of all of his unvested stock option awards which were due to vest within six months following his termination date; continuation of health benefits for up to six months; and six months of his current annual base salary, made in equal installments pursuant to our normal payroll practices over the next six months Dr. Vukovic's right to receive the foregoing was subject to, among other obligations, his execution of a release of claims against the Company, and his agreement that the confidential, intellectual property and non-solicitation provisions, as well as certain non-competition provisions, set forth in his Non-Competition, Confidentiality and Inventions Agreement with us, will continue to apply in accordance with their terms.

Fiscal Year 2015 Equity Awards

        On March 2, 2015 and October 2, 2015, the compensation committee authorized the option awards granted to our named executive officers as of such dates as set forth in the 2015 Grants of Plan-Based Awards table as part of the annual option award grants to all of our executive officers and employees. See "Compensation Discussion and Analysis—Annual Equity Awards."

        All of the stock options referenced above that were issued prior to June 11, 2015 were issued under our 2006 Stock Plan and all other stock options were issued under our 2015 Stock Plan. All such options were granted with an exercise price per share equal to the fair market value of our common stock on the date of grant, which, in accordance with our 2006 Stock Plan, is the closing price of our common stock on the date of grant as reported by The Nasdaq Global Market. Stock option and restricted stock awards under our 2006 Stock Plan and 2015 Stock Plan may vest in full upon a termination within six months following a change of control, and are subject to accelerated vesting under the severance and change of control agreements discussed below under "—Potential Payments Upon Termination or Change of Control."

Fiscal Year 2015 Performance Bonuses

        As discussed above in the Compensation Discussion and Analysis under "—Annual Bonus," as part of the company's review and evaluation of its strategy, in December 2015, the compensation committee made the decision to support the retention of our then current key senior leadership during the Company's review of its strategy and exploration of potential transactions that would enhance stockholder value. Based on the compensation committee's decision, the compensation committee determined that our named executive officers would be entitled to bonuses in an amount equal to their annual target levels. Mr. Schor, Mr. Schneebaum and Ms. Rieder received annual discretionary bonuses of $306,000, 146,000 and $122,400, respectively.

Outstanding Equity Awards at 2015 Fiscal Year-End

        The following table shows stock options and shares of unvested stock held by each of the executive officers named in the Summary Compensation Table as of December 31, 2015, the last day of our fiscal year.

		Option Awards					Stock Awards
Name	Date of Grant	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable		Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)(1)
Chen Schor	12/8/14	112,500	337,500	(2)	$2.85	12/8/24	—		—
President and Chief		—	—		—	—	150,000	(3)	$52,500
Executive Officer	6/5/15	—	500,000	(2)	2.40	6/5/25	—		—
	6/5/15	—	—				150,000	(4)	52,500
	9/6/15	—	500,000	(2)	—	—	—		—
	10/2/15	—	250,000	(2)	2.02	9/6/25	—		—
					1.76	10/2/25
Marc R. Schneebaum	12/8/14	56,250	168,750	(2)	2.85	12/8/24	—		—
Senior Vice President, Chief	12/8/14	—	—		—	—	75,000	(3)	26,250
Financial Officer	10/2/15	—	153,100	(2)	1.76	10/2/25	—		—
Wendy Rieder, Esq.	2/15/06	20,571	—		14.00	2/15/16	—		—
Senior Vice President,	2/26/07	22,000	—		8.75	2/26/17	—		—
General Counsel	2/27/08	28,980	—		8.82	2/27/18	—		—
	4/13/09	16,530	—		2.49	4/13/19	—		—
	3/1/10	38,220	—		4.02	3/1/20	—		—
	3/1/11	41,891	—		5.26	3/1/21	—		—
	3/6/12	45,712	3,048	(2)	4.22	3/6/22	—		—
	9/13/12	12,187	2,813	(2)	8.05	9/13/22	—		—
	3/5/13	35,848	16,295	(2)	9.65	3/5/23	—		—
	3/3/14	29,099	37,413	(2)	6.15	3/3/24	—		—
	3/2/15	—	100,000	(2)	2.38	3/2/25	—		—
	10/2/15	—	250,000	(2)	1.76	10/2/25	—		—
Anne Whitaker(5)	—	—	—		—	—	—		—
Former President and Chief Executive Officer
Vojo Vukovic, M.D., Ph.D(6)	1/19/09	50,000	—		$7.27	2/1/16	—		—
Former Senior Vice	4/13/09	32,760	—		2.49	2/1/16	—		—
President, Chief Medical	3/1/10	69,420	—		4.02	2/1/16	—		—
Officer	3/1/11	100,000	—		5.26	2/1/16	—		—
	3/6/12	61,582	—		4.22	2/1/16	—		—
	9/13/12	18,750	—		8.05	2/1/16	—		—
	3/5/13	62,500	—		9.65	2/1/16	—		—
	3/3/14	52,954	—		6.15	2/1/16	—		—

		Option Awards				Stock Awards
Name	Date of Grant	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)(1)
Arthur McMahon(7)	2/6/07	25,000	—	$10.00	12/31/16	—	—
Former Senior Vice	2/26/07	10,000	—	8.75	12/31/16	—	—
President, Human Resources	2/27/08	22,680	—	8.82	12/31/16	—	—
	4/13/09	24,948	—	2.49	12/31/16	—	—
	3/1/10	30,888	—	4.02	12/31/16	—	—
	3/1/11	33,904	—	5.26	12/31/16	—	—
	3/6/12	40,848	—	4.22	12/31/16	—	—
	9/13/12	15,000	—	8.05	12/31/16	—	—
	3/5/13	44,312	—	9.65	12/31/16	—	—
	3/3/14	115,000	—	6.15	12/31/16	—	—
	3/2/15	126,768	—	2.38	12/31/16	—	—

(1)
The market value of the stock awards was determined by multiplying the number of shares by $0.35, the closing price of our common stock on The Nasdaq Global Market on December 31, 2015, the last trading day of our fiscal year.

(2)
The option vests as to 25% of the shares on the first anniversary of the date of grant and as to an additional 6.25% of the shares on the last day of each successive three-month period thereafter.

(3)
The restricted stock grant vests as to a lapsing repurchase right as to 50% of the shares on December 8, 2016 and as to an additional 50% on December 8, 2017.

(4)
The restricted stock grant vests as to a lapsing repurchase right as to 50% of the shares on June 5, 2017 and as to an additional 50% on June 5, 2018.

(5)
Ms. Whitaker left the Company on May 7, 2015.

(6)
Dr. Vukovic's employment was terminated in connection with the Company's restructuring in November 2015. Pursuant to his severance and change in control agreement, Dr. Vukovic received accelerated vesting of his unvested stock option awards that otherwise would have vested within six months of his termination date and extension of the exercise period of all his stock option awards until February 1, 2016.

(7)
Mr. McMahon left the Company on June 30, 2015. As part of his separation agreement, Mr. McMahon received accelerated vesting of all of his unvested stock option awards and extension of the exercise period of all his stock option awards until the earlier of eighteen months of his separation date or the expiration date of the applicable stock option.

Option Exercises and Stock Vested in 2015

        There were no exercises of options to purchase our common stock by the executive officers named in the Summary Compensation Table and none of the shares of restricted stock held by the executive officers named in the Summary Compensation Table vested during the fiscal year ended December 31, 2015.

Pension Benefits

        We do not have any qualified or non-qualified defined benefit plans.

Nonqualified Deferred Compensation

        We do not have any non-qualified defined contribution plans or other deferred compensation plans.

Potential Payments Upon Termination or Change of Control

        We have entered into agreements and maintain certain plans that may require us to make certain payments and/or provide certain benefits to the executive officers named in the Summary Compensation Table that were employed as executives on December 31, 2015 in the event of a termination of employment or a change of control.

Severance and Change of Control Agreements with our Named Executive Officers

Severance and Change of Control Agreement with our President and Chief Executive Officer

        Pursuant to the terms of the severance and change of control agreement entered into with our President and Chief Executive Officer, Chen Schor, in the event of a termination other than for "cause" or in the event the officer terminates for "good reason" (as such terms are defined in the agreements and set forth below), Mr. Schor is entitled to receive the following:

  •
  continuation of salary at the officer's then-current base salary for a period of 12 months;

  •
  acceleration of vesting of outstanding stock option awards that would have vested during the 12 month period following the officer's date of termination; and

  •
  continuation of health benefits for up to 12 months.

        In the event that within one year following a "change of control" (as defined in the agreements and set forth below) the officer's employment is terminated other than for cause or the officer terminates his employment for good reason, Mr. Schor is entitled to receive the following:

  •
  payment of an amount equal to 18 months of the officer's then-current base salary;

  •
  payment of a separation bonus equal to the officer's target annual bonus for the year in which the termination occurs, prorated for the portion of the year in which the officer was employed;

  •
  full acceleration of vesting of equity awards outstanding immediately prior to termination; and

  •
  continuation of health benefits for up to 18 months.

Severance and Change of Control Agreements with our Senior Vice Presidents

        Pursuant to the terms of the severance and change of control agreements entered into with our Senior Vice Presidents, including our named executive officers Marc R. Schneebaum and Wendy E. Rieder, Esq., in the event of a termination other than for "cause" or in the event the officer terminates for "good reason" (as such terms are defined in the agreements and set forth below), Mr. Schneebaum and Ms. Rieder are entitled to receive the following:

  •
  continuation of salary at the officer's then-current base salary for a period of six months;

  •
  acceleration of vesting of outstanding stock option awards that would have vested during the six month period following the officer's date of termination; and

  •
  continuation of health benefits for up to six months, respectively.

        In the event that within one year following a "change of control" (as defined in the agreements and set forth below) the officer's employment is terminated other than for cause or the officer terminates his or her employment for good reason, Mr. Schneebaum and Ms. Rieder are entitled to receive the following:

  •
  payment of an amount equal to 12 months of the officer's then-current base salary;

  •
  payment of a separation bonus equal to the officer's target annual bonus for the year in which the termination occurs, prorated for the portion of the year in which the officer was employed;

  •
  full acceleration of vesting of equity awards outstanding immediately prior to termination; and

  •
  continuation of health benefits for up to 12 months.

Defined Terms in Severance and Change of Control Agreements

        As defined in the severance and change of control agreements:

        "Cause" includes, but is not limited to: (i) dishonesty with respect to us or any affiliate, parent or subsidiary of ours; (ii) insubordination; (iii) substantial malfeasance or nonfeasance of duty; (iv) unauthorized disclosure of confidential information; (v) breach of any material provision of any employment, consulting, advisory, non-disclosure, invention assignment, non-competition, or similar agreement between us and the executive officer; or (vi) conduct substantially prejudicial to our business or of any affiliate, parent or subsidiary of ours. Our board of directors has sole discretion to determine the existence of cause, and its determination will be conclusive on us and the executive officer. Cause is not limited to events which have occurred prior to the termination of the executive officer's service, nor is it necessary that the finding of cause occur prior to such termination. If the board of directors determines, subsequent to the executive officer's termination of service, that either prior or subsequent to the termination the executive officer engaged in conduct which would constitute cause, then the executive officer will have no right to any benefit or compensation under the severance and change of control agreement.

        A "change of control" means the occurrence of any of the following events:

  (i)
  Any "Person" (as such term is used in Sections 13(d) and 14(d) of the Exchange Act) becomes the "Beneficial Owner" (as defined in Rule 13d-3 under said Act), directly or indirectly, of our securities representing 50% or more of the total voting power represented by our then outstanding voting securities (excluding for this purpose any such voting securities held by us, or any affiliate, parent or subsidiary of ours, or by any employee benefit plan of ours) pursuant to a transaction or a series of related transactions which the board of directors does not approve; or

  (ii)
  (A) A merger or consolidation of us whether or not approved by the board of directors, other than a merger or consolidation which would result in our voting securities outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity or the parent of such corporation) at least 50% of the total voting power represented by our voting securities or such surviving entity or parent of such corporation, as the case may be, outstanding immediately after such merger or consolidation; or (B) our stockholders approve an agreement for the sale or disposition by us of all or substantially all of our assets; or

  (iii)
  A change in the composition of the board of directors, as a result of which fewer than a majority of the directors are "Incumbent Directors," which means directors who either (A) were directors as of the date that the severance and change of control agreement was executed, or (B) are elected, or nominated for election, to the board of directors with the affirmative votes of at least a majority of the Incumbent Directors, or by a committee of the board of directors made up of at least a majority of the Incumbent Directors, at the time of such election or nomination (but shall not include an individual whose election or nomination is in connection with an actual or threatened proxy contest relating to the election of directors).

        "Good reason" means: (i) the executive officer, as a condition of remaining an employee of ours, is required to change the principal location where he or she renders services to us to a location more than 50 miles from his or her then-current location of employment; (ii) there occurs a material adverse change in the executive officer's duties, authority or responsibilities which causes his or her position with us to become of significantly less responsibility or authority than his or her position was on the date the severance and change of control agreement was executed; or (iii) there occurs a material reduction in the executive officer's base salary.

Change of Control Arrangements Under our 2015 Stock Plan

        Under our 2015 Stock Plan, in the event of a termination of our outstanding options in connection with a corporate transaction, where outstanding options are not assumed or substituted, all outstanding options shall become fully exercisable immediately prior to their termination. In addition, in the event of a change of control where outstanding options are assumed or substituted or in the event of a change of control that does not constitute a corporate transaction under our 2015 Stock Plan, all outstanding options will become immediately exercisable in full and all rights of repurchase with respect to outstanding stock grants shall terminate if on or prior to the date that is six months after the date of the change of control event (i) a participant's service with us or our succeeding corporation is terminated by us or the succeeding corporation without cause; (ii) a participant terminates his or her service with us as a result of being required to change the principal location where he or she renders services to a location more than 50 miles from his or her location of service immediately prior to the change of control event; or (iii) the participant terminates his or her service after there occurs a material adverse change in a participant's duties, authority or responsibilities which cause such participant's position with us to become of significantly less responsibility or authority than such participant's position was immediately prior to the change of control. Our 2006 Stock Plan, which was terminated in June 2015, continued similar provisions. Our 2001 Stock Plan, which was terminated in March 2006 and under which all outstanding equity awards granted thereunder have fully vested, contained similar provisions. Our 2006 Stock Plan also allows the board of directors to make appropriate adjustments for other stock-based awards. The term "change of control" under our 2015 Stock Plan and 2006 Stock Plan has the same definition as it does under our severance and change of control agreements.

Potential Payments Upon a December 31, 2015 Termination

Chen Schor, President and Chief Executive Officer

        The following table summarizes the potential payments and benefits to Mr. Schor, our President and Chief Executive Officer, under his offer letter and our 2006 Stock Plan and 2015 Stock Plan assuming that a termination occurred under the circumstances set forth in the column headings. The information presented assumes that the termination occurred on December 31, 2015, the last business day of our most recently completed fiscal year. The closing price of our common stock as listed on The NASDAQ Global Market on December 31, 2015, the last trading day of our fiscal year, was $0.35 per share.

Executive Payments and Benefits Upon Termination	Termination without Cause or Resignation for Good Reason	Termination without Cause or Resignation for Good Prior to or Following a Change of Control
Base Salary	$510,000	$765,000
Bonus	—	$306,000
Acceleration of Vesting of Equity	12 months	100%
Number of Vesting In-The-Money Stock Options and	—	—
Value upon Termination	$0	$0
Number of Vesting Shares and	75,000 shares	300,000 shares
Value Upon Termination	$26,250	$105,000	(1)
COBRA Benefits	$27,276	$40,914

Total	$563,526	$1,216,914

(1)
Value of the accelerated restricted stock vesting was calculated by multiplying the applicable number of unvested shares as of December 31, 2015, the last trading day of our fiscal year, by $0.35, the closing price of our common stock on The NASDAQ Global Market on December 31, 2015.

Our Other Named Executive Officers

        The following table summarizes the potential payments to our named executive officers, other than Mr. Schor, under the severance and change of control agreements assuming that a termination occurred under the circumstances set forth in the column headings. The information presented assumes that the termination occurred on December 31, 2015, the last business day of our most recently completed fiscal year. The closing price of our common stock as listed on The NASDAQ Global Market on December 31, 2015, the last trading day of our fiscal year, was $0.35 per share.

Name	Executive Payments and Benefits upon Termination	Termination without Cause or Resignation for Good Reason	Termination without Cause or Resignation for Good Reason within One Year Following a Change of Control
Marc R. Schneebaum	Base Salary	$182,500	$365,000
Senior Vice President, Chief	Bonus	—	$146,000
Financial Officer	Acceleration of Vesting of Equity	6 months	100%
	Number of Vesting In-The-Money Stock Options and Value upon Termination	—	—
		$0	$0
	Number of Vesting Shares	—	75,000 shares
	and Value Upon Termination	—	$26,250 (1)
	Cobra Benefits	$9,822	$19,614

	Total	$192,322	$556,894

Wendy E. Rieder	Base Salary	$153,000	$306,000
Senior Vice President, General Counsel	Bonus	—	$122,400
	Acceleration of Vesting of Equity 6 months 100%	6 months	100%
	Number of Vesting In-The-Money Stock Options and Value upon Termination	—	—
		$0	$0
	Cobra Benefits	$11,868	$23,736

	Total	$164,868	$452,136

(1)
Value of the accelerated restricted stock vesting was calculated by multiplying the applicable number of unvested shares as of December 31, 2015, the last trading day of our fiscal year, by $0.35, the closing price of our common stock on The NASDAQ Global Market on December 31, 2015.

        For a description of the amounts that Ms. Whitaker received upon the termination of her employment, see "—Employment Agreement with Ms. Whitaker", above. For a description of the amounts that Dr. Vukovic received upon the termination of his employment, see "—Severance Agreement with Dr. Vukovic", above. For a description of the amounts that Mr. McMahon received upon the termination of his employment, see "—Separation Agreement with Mr. McMahon", above.

Director Compensation

        The following table sets forth a summary of the compensation earned by our non-employee directors and/or paid to certain of our directors in 2015 pursuant to certain agreements we have with them:

Name	Fees Earned or Paid in Cash ($)		Stock Awards ($)(1)	Option Awards ($)(2)		Total ($)
Keith R. Gollust(3)	—		$109,995	50,750	(4)	$160,745
Paul A. Friedman, M.D.(3)	$45,000	(5)	14,999	29,000	(6)	88,999
Bruce Kovner(3)	—		69,997	29,000	(6)	98,997
Donald W. Kufe, M.D.(3)	52,500	(7)	—	29,000	(6)	81,500
Scott Morenstein(3)(8)	—		—	16,964	(9)	16,964
William S. Reardon, C.P.A.(3)	43,750	(10)	17,499	29,000	(6)	90,229
Robert N. Wilson(3)	52,500	(11)	14,999	29,000	(6)	96,499

(1)
These amounts represent the aggregate grant date fair value of stock awards granted in fiscal year 2015 calculated in accordance with FASB ASC Topic 718. See our discussion of "Stock-Based Compensation" under Notes 2 and 6 to our audited consolidated financial statements included in the Synta 10-K for details as to the assumptions used to determine the grant date fair value of the stock awards. See also our discussion of stock-based compensation under Item 7 "Management's Discussion and Analysis of Financial Condition and Results of Operations—Critical Accounting Policies and Estimates" of the Synta 10-K.

(2)
These amounts represent the aggregate grant date fair value of stock options granted in fiscal year 2015 calculated in accordance with FASB ASC Topic 718. See our discussion of "Stock-Based Compensation" under Notes 2 and 6 to our audited consolidated financial statements included in the Synta 10-K for details as to the assumptions used to determine the grant date fair value of the option awards. See also our discussion of stock-based compensation under Item 7 "Management's Discussion and Analysis of Financial Condition and Results of Operations—Critical Accounting Policies and Estimates" of the Synta 10-K.

(3)
The following table shows the total number of outstanding and vested stock options, and shares of restricted common stock as of December 31, 2015, the last day of our fiscal year, that have been issued as director compensation.

Name	# of Stock Options Outstanding	# of Stock Options Vested	Shares of Outstanding Restricted Common Stock
Keith R. Gollust	71,250	53,750	25,001
Paul A. Friedman, M.D.	50,000	28,750	3,409
Bruce Kovner	72,000	62,000	15,910
Donald W. Kufe, M.D.	70,500	60,500	—
William S. Reardon, C.P.A.	72,000	62,000	3,977
Scott Morenstein	40,000	—	—
Robert N. Wilson	72,000	62,000	3,409
(4)
Consists of $21,750, representing the grant date fair value of an option to purchase 15,000 shares of common stock, and $29,000, representing the grant date fair value of an option to purchase 20,000 shares of common stock, both of which were granted on July 1, 2015.

(5)
Consists of $6,250 in fees paid for committee service during the fiscal year ended December 31, 2015, $20,000 as the elected form of payment for board service from July 1, 2014 through June 30,

  2015, and $18,750 as the elected form of payment for board service from July 1, 2015 through June 30, 2016.

(6)
Represents the grant date fair value of an option grant to purchase 20,000 shares of common stock granted on July 1, 2015.

(7)
Consists of $7,500 in fees paid for committee service during the fiscal year ended December 31, 2015, $20,000 as the elected form of payment for board service from July 1, 2014 through June 30, 2015, and $25,000 as the elected form of payment for board service from July 1, 2015 through June 30, 2016.

(8)
Mr. Morenstein joined our board of directors in November 2015.

(9)
Represents the grant date fair value of an option grant to purchase 40,000 shares of common stock granted on November 3, 2015.

(10)
Consists of $15,000 in fees paid for committee service during the fiscal year ended December 31, 2015, $10,000 as the elected form of payment for board service from July 1, 2014 through June 30, 2015, and $18,750 as the elected form of payment for board service from July 1, 2015 through June 30, 2016.

(11)
Consists of $7,500 in fees paid for committee service during the fiscal year ended December 31, 2015, $20,000 as the elected form of payment for board service from July 1, 2014 through June 30, 2015, and $25,000 as the elected form of payment for board service from July 1, 2015 through June 30, 2016.

Director Compensation Policy

        Our non-employee directors are compensated for their services in accordance with the terms of a Director Compensation Policy approved by our board of directors. The terms of the Director Compensation Policy as amended and in effect during 2015 are described below.

Initial Stock Option Grant Upon Election

        From January 1, 2015 through June 30, 2015, each new non-employee director automatically was eligible to receive an option to purchase 20,000 shares of our common stock upon his or her initial appointment to our board of directors, and effective as of July 1, 2015, this amount was increased to 40,000 shares of our common stock. These options vest as to 25% of such grant on the first anniversary of the grant date and as to an additional 6.25% of such grant on the last day of each successive three-month period thereafter, subject to the non-employee director's continued service as a director. The exercise price of these options is equal to the fair market value of our common stock on the date of grant.

Annual Compensation

        Under our Director Compensation Policy, each non-employee director is compensated on an annual basis for providing services to Synta. Director compensation is paid for the period from July 1 through June 30 of each year. Annual restricted stock and stock option awards are granted automatically without any further action required by the board of directors on July 1 of each year, which is referred to below as the "Annual Grant Date."

Annual Compensation in the Form of Cash and/or Restricted Stock

        From January 1, 2015 through June 30, 2015, each non-employee director received compensation consisting of one of the following combinations of cash and/or a grant of our common stock, at the election of each non-employee director, as follows:

  •
  $40,000 cash;

  •
  $30,000 cash and such number of shares of restricted common stock with a value of $10,000 on the Annual Grant Date;

  •
  $20,000 cash and such number of shares of restricted common stock with a value of $20,000 on the Annual Grant Date;

  •
  $10,000 cash and such number of shares of restricted common stock with a value of $30,000 on the Annual Grant Date; or

  •
  such number of shares of restricted common stock with a value of $40,000 on the Annual Grant Date.

        In addition, the chairman of the board of directors, provided he or she was a non-employee director, received an additional annual fee of $20,000 consisting of cash and/or a grant of our common stock, at the election of the chairman, as follows:

  •
  $20,000 cash;

  •
  such number of shares of restricted common stock with a value of $20,000 on the Annual Grant Date; or

  •
  any combination of cash or grant of shares of restricted common stock in 25% increments that equals $20,000.

        In June 2015, the board of directors, based on the recommendation of the compensation committee, amended and rested the Director Compensation Policy to provide for each non-employee director to receive compensation consisting of one of the following combinations of cash and/or a grant of our common stock, at the election of each non-employee director, effective as of July 1, 2015, as follows:

  •
  $50,000 cash;

  •
  $37,500 cash and such number of shares of restricted common stock with a value of $12,500 on the Annual Grant Date;

  •
  $25,000 cash and such number of shares of restricted common stock with a value of $25,000 on the Annual Grant Date;

  •
  $12,500 cash and such number of shares of restricted common stock with a value of $37,500 on the Annual Grant Date; or

  •
  such number of shares of restricted common stock with a value of $50,000 on the Annual Grant Date.

        In addition, effective as of July 1, 2015, the chairman of the board of directors, provided he or she is a non-employee director, receives an additional annual fee of $30,000 consisting of cash and/or a grant of our common stock, at the election of the chairman, as follows:

  •
  $30,000 cash;

  •
  such number of shares of restricted common stock with a value of $30,000 on the Annual Grant Date; or

  •
  any combination of cash or grant of shares of restricted common stock in 25% increments that equals $30,000.

        The number of shares to be received by a non-employee director is calculated by dividing the total dollar amount that the non-employee director has elected to be paid in shares of restricted common stock by the fair market value of the shares of our common stock on the Annual Grant Date, which is defined in our 2015 Stock Plan as the closing price of the common stock on such date, or if such date is not a trading day, then the last market trading day prior to July 1. Shares granted are subject to a lapsing forfeiture right such that the shares are subject to forfeiture to us if a non-employee director does not continue to serve as a member of the board of directors, or with respect to shares issued as part of the chairman's compensation, as chairman of the board of directors, as of the end of the applicable quarter as follows: the forfeiture right lapses as to 25% of each such grant on each of September 30, December 31, March 31 and June 30 thereafter.

        Each non-employee director has the opportunity to make an election to receive all cash fees (in addition to the annual fee) in the form of cash or shares of restricted common stock or any combination of cash and shares of restricted common stock in 25% increments (calculated in accordance with the existing terms of the Director Compensation Policy).

Annual Stock Option Awards

        Under our Director Compensation Policy, as in effect through June 30, 2015, each non-employee director received an annual option grant on the Annual Grant Date to purchase 10,000 shares of our common stock, and the chairman of the board of directors, provided he or she was a non-employee director, receives an additional annual option grant on the Annual Grant Date to purchase 4,500 shares of our common stock. Effective as of July 1, 2015, the annual option grant to non-employee directors was increased to 20,000 shares of our common stock and the annual option grant to a non-employee chairman of the board of directors was increased to 15,000 shares of our common stock. The options have an exercise price equal to the fair market value of our common stock on the Annual Grant Date and vest as to 25% of the shares on each of September 30, December 31, March 31 and June 30 thereafter, subject to the non-employee director's continued service as a director or chairman, as applicable.

        In the event of termination of service of a non-employee director, options and restricted stock granted under our Director Compensation Policy will vest to the extent of a pro rata portion through the non-employee director's last day of service as a director or as chairman, as applicable, based on the number of days accrued in the applicable period prior to his or her termination of service. Each non-employee director stock option will terminate on the earlier of ten years from the date of grant and three months after the recipient ceases to serve as a director, except in the case of death or disability, in which event the option will terminate one year from the date of the director's death or disability.

        The option and restricted stock awards granted in 2015 and disclosed in the above Director Compensation table were granted under our 2015 Stock Plan.

Committee Fees

        Pursuant to our Director Compensation Policy, as in effect through June 30, 2015, each non-employee director also received an annual fee of $5,000 for each committee of the board of directors on which such individual serves, this fee is referred to as the "Committee Fee". However, through June 30, 2015 the chairman of each committee, other than the audit committee, received an annual Committee Fee of $10,000, and the chairman of the audit committee received an annual Committee Fee of $15,000 for services as chairman. Effective as of July 1, 2015, the Committee Fees were increased and each non-employee director serving on a committee of the board of directors is eligible to receive their Committee fees in one of the following combinations of cash and/or a grant of our common stock, at the election of each such director, as follows:

  •
  $10,000 cash or in the case of the chairman of the audit committee and compensation committee, $20,000 and $15,000, respectively;

  •
  such number of shares of the restricted common stock with a value of the applicable Committee Fee on the Annual Grant Date, or

  •
  any combination of cash or grant of shares of restricted common stock in 25% increments that equals the applicable Committee Fee.

Expenses

        We reimburse each member of our board of directors who is not an employee for reasonable travel and other expenses in connection with attending meetings of the board of directors.

Compensation Committee Report

        The compensation committee of our board of directors has reviewed and discussed with our management the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K, contained in this proxy statement. Based on this review and discussion, the compensation committee has recommended to the board of directors that the Compensation Discussion and Analysis be included in this proxy statement.

MEMBERS OF THE COMPENSATION COMMITTEE:
Robert N. Wilson (Chairman) Bruce Kovner Keith R. Gollust

EQUITY COMPENSATION PLAN INFORMATION

        The following table provides certain aggregate information with respect to all of our equity compensation plans in effect as of December 31, 2015:

Plan Category	(a) Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights	(b) Weighted Average Exercise Price of Outstanding Options, Warrants and Rights	(c) Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (excluding securities reflected in column (a))
Equity Compensation Plans Approved by Security Holders(1)	9,452,257	$4.69	8,067,115	(2)
Equity Compensation Plans not Approved by Security Holders(3)	675,000	$2.85	N/A

Total	10,127,257	$4.56	8,067,115

(1)
These plans consist of our 2015 Stock Plan, Amended and Restated 2006 Stock Plan, or our 2006 Stock Plan, and our 2001 Stock Plan. In connection with the adoption of our 2015 Stock Plan in June 2015, our 2006 Stock Plan was terminated and thereafter no further stock options were granted under the 2006 Stock Plan. In connection with the adoption of our 2006 Stock Plan in March 2006, our 2001 Stock Plan was terminated and thereafter no further stock options were granted under the 2001 Stock Plan. All outstanding stock options and stock grants granted under the 2001 Stock Plan and 2006 Stock Plan remained outstanding and subject to their terms and the terms of the 2001 Stock Plan and 2006 Stock Plan, as applicable.

(2)
Represents shares of common stock available for future issuance under our 2015 Stock Plan.

(3)
This plan category consists of inducement grants provided to Mr. Schor, our President and Chief Executive Officer, and Mr. Schneebaum, our Senior Vice President and Chief Financial Officer, pursuant to the terms of our employment agreements with Messrs. Schor and Schneebaum.

Stock Option Agreements with Mr. Schor and Mr. Schneebaum

        Pursuant to a Stock Option Agreement with Mr. Schor, dated December 8, 2014, Mr. Schor was granted an option to purchase 450,000 shares of Common Stock at a price per share of $2.85, as an inducement material to his entering into employment with us. The grant has a term of ten years and is subject to a vesting schedule of 4 years, with 25% of the shares vesting on December 8, 2015 and 6.25% of the shares vesting each quarter thereafter, subject to his continued employment with the Company.

        Pursuant to a Stock Option Agreement with Mr. Schneebaum, dated December 8, 2014, Mr. Schneebaum was granted an option to purchase 225,000 shares of Common Stock at a price per share of $2.85, as an inducement material to his entering into employment with us. The grant has a term of ten years and is subject to a vesting schedule of 4 years, with 25% of the shares vesting on December 8, 2015 and 6.25% of the shares vesting each quarter thereafter, subject to his continued employment with the Company.

 MATTERS BEING SUBMITTED TO A VOTE OF SYNTA STOCKHOLDERS

PROPOSAL NO. 1:
APPROVAL OF THE MERGER, THE MERGER AGREEMENT AND THE ISSUANCE OF COMMON
STOCK IN THE MERGER

        At the Annual Meeting, Synta stockholders will be asked to approve the merger, the Merger Agreement and the issuance of Synta common stock by virtue of the merger as contemplated by the Merger Agreement. Immediately following the closing of the merger, it is expected that Madrigal's current securityholders would own in the aggregate approximately 64% of Synta's outstanding common stock (with Bay City Capital and its affiliates, Madrigal's largest securityholder, owning approximately 52.5% of the combined company's outstanding shares of common stock) and Synta's current equityholders are expected to own in the aggregate approximately 36% of Synta's outstanding common stock. This calculation does not contemplate outstanding Synta option awards, all of which have an exercise price greater than the market price of Synta common stock as of May 2, 2016 and will remain outstanding under their existing terms following the merger, nor does it include equity awards in the amount of 20,825,936 shares of common stock of the combined company that are expected to be granted immediately after the completion of the merger to Paul A. Friedman, M.D. and Rebecca Taub, M.D., as executive officers of the combined company.

        The terms of, reasons for and other aspects of the Merger Agreement, the merger and the issuance of Synta common stock of Synta as contemplated by the Merger Agreement are described in detail in the other sections of this proxy statement.

Vote Required

        Proposal No. 1 is being submitted to stockholders pursuant to the terms of the Merger Agreement. The affirmative vote of the holders of a majority of the votes cast on this proposal at the Annual Meeting is required for approval of Proposal No. 1. Abstentions will be treated as votes against this proposal.

Recommendation of Synta Board of Directors

        THE SYNTA BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT THE SYNTA STOCKHOLDERS VOTE "FOR" PROPOSAL NO. 1 TO APPROVE THE MERGER AGREEMENT AND THE ISSUANCE OF SYNTA COMMON STOCK TO MADRIGAL STOCKHOLDERS BY VIRTUE OF THE MERGER AS CONTEMPLATED BY THE MERGER AGREEMENT.

 PROPOSAL NO. 2:
APPROVAL OF THE AMENDMENT TO THE CERTIFICATE OF INCORPORATION OF
SYNTA TO EFFECT A REVERSE STOCK SPLIT

General

        At the Annual Meeting, Synta stockholders will be asked to approve an amendment to its restated certificate of incorporation effecting a reverse stock split of all issued and outstanding shares of Synta common stock, at a ratio of one new share for a whole number of outstanding shares between and including twenty (20) and thirty-five (35), such number to be determined by the Synta board of directors and mutually agreed to by Synta and Madrigal after the approval of this proposal at the Annual Meeting. This proposal is referred to as the reverse stock split proposal. The Synta board of directors has declared such proposed amendment to be advisable and has unanimously recommended that this proposed amendment be presented to Synta stockholders for approval.

        Once the reverse stock split ratio has been determined by the Synta board of directors and agreed to by Madrigal and upon the effectiveness of the proposed amendment effecting the reverse stock split, or the reverse split effective time, the shares of Synta common stock outstanding immediately prior to the reverse split effective time will be combined and reclassified into a smaller number of shares such that a Synta stockholder will own one new share of Synta common stock for such number of shares, as determined by the Synta board of directors and agreed to by Madrigal, of Synta common stock held by such stockholder immediately prior to the reverse split effective time. The actions taken in connection with the reverse stock split will reduce the number of outstanding shares of Synta common stock, but the number of total authorized shares under Synta's Certificate of Incorporation will remain at 200,000,000 authorized shares. We estimate that there will be approximately 396,684,558 shares outstanding immediately following the completion of the merger. Assuming a 1-for-20 reverse stock split is given effect, there will be approximately 19,834,228 shares outstanding, or, assuming a 1-for-35 reverse stock split is given effect, there will be approximately 11,333,845 shares outstanding following the merger.

        If the reverse stock split proposal is approved and subject to Synta's obligations under the Merger Agreement to consult with Madrigal, the Synta board of directors will have the sole discretion, but not the obligation, at any time within six (6) months of the date of the Annual Meeting and in accordance with Section 242(c) of the Delaware General Corporations Law, or DGCL, to elect, as it determines to be in the best interests of Synta and its stockholders, whether to effect a reverse stock split, and if so, the whole number of shares of Synta common stock between and including twenty (20) and thirty-five (35) that will be combined and reclassified into one share of Synta common stock. It is currently anticipated that the Synta board of directors will implement the reverse stock split prior to the consummation of the merger in order to comply with the applicable listing requirements of The NASDAQ Global Market or The NASDAQ Capital Market. The Synta board of directors believes that the reverse stock split proposal provides the Synta board of directors with maximum flexibility to react to market conditions and, therefore, is in the best interests of Synta and its stockholders.

        If the reverse stock split proposal is approved and the Synta board of directors determines that effecting a reverse stock split is in the best interests of Synta and its stockholders, the reverse stock split will become effective upon the filing of the proposed amendment with the Secretary of State of the State of Delaware, which filing will contain the whole number of shares determined by the Synta board of directors subject to the limits discussed above to be combined and reclassified into one share of Synta common stock. The Synta board of directors' decision to effect a reverse stock split, and its determination of the reverse stock split ratio, will be based on a number of factors, including market conditions, existing and expected trading prices for Synta common stock and the applicable listing requirements of The NASDAQ Global Market or The NASDAQ Capital Market.

        If and when the reverse stock split is effective, the number of issued and outstanding shares of Synta common stock held by each Synta stockholder will be reduced. However, except for adjustments that may result from the treatment of fractional shares as described below and issuances resulting from the merger, each Synta stockholder will hold the same percentage of the outstanding Synta common stock immediately following the reverse stock split as such Synta stockholder held immediately prior to the reverse stock split. The par value of Synta common stock would remain unchanged at $0.0001 per share.

Purpose

        The Synta board of directors believes that a reverse stock split may be desirable for the following reasons:

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  the board of directors believes effecting the reverse stock split may be an effective means of maintaining the compliance of Synta common stock with the listing requirements of The NASDAQ Global Market or The NASDAQ Capital Market in the future; and

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  the board of directors believes that a higher stock price may help generate investor interest in Synta common stock.

        Synta common stock is currently listed on The NASDAQ Global Market. Synta intends to file an initial listing application with The NASDAQ Stock Market to seek listing on The NASDAQ Global Market or The NASDAQ Capital Market upon the closing of the merger. According to applicable NASDAQ Stock Market rules, an issuer must apply for initial listing following a transaction in which the issuer combines with a non-NASDAQ Stock Market listed entity, resulting in a change of control of the issuer and potentially allowing the non-NASDAQ listed entity to obtain a NASDAQ Stock Market listing. Furthermore, the listing standards of The NASDAQ Global Market or The NASDAQ Capital Market will require Synta to have, among other things, a $4.00 per share minimum bid price upon the closing of the merger. The Synta board of directors expects that a reverse stock split of Synta common stock will increase the market price of Synta common stock so that Synta is able to maintain compliance with the relevant NASDAQ Stock Market listing requirements upon completion of the merger.

        On May 18, 2016, the closing price of Synta common stock was $0.3605 per share. The Synta board of directors also believes that an increase in the market price of Synta common stock expected as a result of implementing a reverse stock split will improve the marketability and liquidity of Synta common stock and will encourage interest and trading in Synta common stock. Because of the trading volatility often associated with low-priced stocks, many brokerage houses and institutional investors have internal policies and practices that either prohibit them from investing in low-priced stocks or tend to discourage individual brokers from recommending low-priced stocks to their customers. Some of those policies and practices may function to make the processing of trades in low-priced stocks economically unattractive to brokers. Moreover, investors may also be dissuaded from purchasing lower priced stock because the brokerage commissions, as a percentage of the total transaction, tend to be higher. The Synta board of directors believes that the anticipated higher market price expected to result from a reverse stock split will reduce, to some extent, the negative effects of the policies and practices of institutional investors and brokerage houses described above on the liquidity and marketability of Synta common stock.

        Synta cannot predict whether the reverse stock split will increase the market price of Synta common stock. Furthermore, there can be no assurance that: (a) the market price per share following the reverse stock split would rise in proportion to the reduction in the number of shares of Synta common stock outstanding due to the reverse stock split; (b) the market price per share following the reverse stock split would meet the minimum bid price required for continued listing on The NASDAQ Global Market or The NASDAQ Capital Market or, if met, that the price would remain above the minimum for a sustained period of time; (c) Synta would otherwise meet the requirements of The NASDAQ Stock Market for listing on The NASDAQ Global Market or The NASDAQ Capital Market even if the per share market price of Synta common stock after the reverse stock split meets the required minimum price; (d) the reverse stock split would result in a per share price that would attract brokers and investors who do not trade in lower-priced stock; and (e) the liquidity of Synta common stock would not be harmed by the reduced number of shares outstanding after the reverse stock split.

        The market price of Synta common stock will also be based on Synta's performance and other factors, some of which are unrelated to the number of shares outstanding. If the reverse stock split is effected and the market price of Synta common stock declines, the percentage decline as an absolute number and as a percentage of Synta overall market capitalization may be greater than would occur in the absence of the proposed reverse stock split.

Synta Board of Directors' Discretion to Effect the Reverse Stock Split

        If the reverse stock split proposal is approved by the Synta stockholders, the proposed amendment will be effected, if at all, only after any required consultation with Madrigal with respect to the timing of such amendment and upon a determination by the Synta board of directors that a reverse stock split (with a reverse stock split ratio determined by the Synta board of directors as described above) is in the best interests of Synta and its stockholders based on the factors described above. It is currently anticipated that the Synta board of directors will implement the reverse stock split prior to the consummation of the merger in order to comply with the applicable listing requirements of The NASDAQ Global Market or The NASDAQ Capital Market. Notwithstanding stockholders' approval of the reverse stock split proposal, the Synta board of directors may, in its sole discretion, abandon the proposed amendment and determine prior to the effectiveness of any filing with the Secretary of State of the State of Delaware not to effect the reverse stock split of Synta common stock, as permitted under Section 242(c) of the DGCL. If the Synta board of directors fails to effect the reverse stock split of Synta common stock within six (6) months of the date of the Annual Meeting, stockholder approval again would be required prior to implementing any reverse stock split.

Principal Effects of the Reverse Stock Split

        The proposed form of amendment to the restated certificate of incorporation of Synta effecting the reverse stock split is set forth in Annex C to this proxy statement.

        The reverse stock split will be effected simultaneously for all outstanding shares of Synta common stock and the reverse stock split ratio will be the same for all shares of Synta common stock. The reverse stock split will affect all of Synta's stockholders uniformly and will not affect any stockholder's percentage ownership interests in Synta, except to the extent that the reverse stock split results in any of Synta's stockholders owning a fractional share. Common stock combined pursuant to the reverse stock split will remain fully paid and nonassessable. The number of stockholders of record will not be affected by the proposed reverse stock split (except to the extent that any stockholder holds only a fractional share interest after the application of the reverse stock split and receives cash for such interest).

        Synta will continue to be subject to the periodic reporting requirements of the Exchange Act after the reverse stock split. Synta common stock will continue to be listed on The NASDAQ Global Market or The NASDAQ Capital Market under the symbol "SNTA". After completion of the merger, Synta expects to trade on The NASDAQ Global Market or The NASDAQ Capital Market under the symbol "MDGL."

Procedure for Effecting Reverse Stock Split and Exchange of Stock Certificates

        If the certificate of amendment is approved by Synta's stockholders, and if the Synta board of directors still believes that a reverse stock split is in the best interests of Synta and its stockholders, the Synta board of directors will determine the ratio of the reverse stock split to be implemented, which ratio will be a whole number between and including twenty (20) and thirty-five (35). Once determined and agreed to by Madrigal, Synta will file the certificate of amendment with the Secretary of State of the State of Delaware at such time as the Synta board of directors may determine to be the appropriate effective time for the reverse stock split. The reverse split would become effective at 5:00 p.m., Eastern Time, on the date of filing the certificate of amendment. The Synta board of directors may delay effecting the reverse stock split for up to six (6) months from the date of the Annual Meeting without resoliciting stockholder approval.

        Beginning at the reverse split effective time, each certificate representing pre-split shares will be deemed for all corporate purposes to evidence ownership of post-split shares. Except as explained below with respect to fractional shares, at the reverse split effective time, shares of Synta common stock issued and outstanding immediately prior to the reverse split effective time will be combined and reclassified, automatically and without any action on the part of the stockholders, into a lesser number of new shares of Synta common stock in accordance with the reverse stock split ratio determined by the Synta board of directors.

        As soon as practicable after the effective date of the reverse split, Synta's stockholders will be notified that the reverse stock split has been effected. Synta expects that Computershare Trust Company, N.A., its transfer agent, will act as exchange agent for purposes of implementing the exchange of stock certificates. Holders of pre-split shares will be asked to surrender to the exchange agent certificates representing their pre-split shares in exchange for certificates representing post-split shares in accordance with the procedures to be set forth in a letter of transmittal to be sent by Synta. No new certificates will be issued to a stockholder until such stockholder has surrendered such stockholder's outstanding certificate(s) together with the properly completed and executed letter of transmittal to the exchange agent. Any pre-split shares submitted for transfer, whether pursuant to a sale or other disposition, or otherwise, will automatically be exchanged for post-split shares.

SYNTA STOCKHOLDERS SHOULD NOT DESTROY ANY STOCK CERTIFICATE(S) AND SHOULD NOT SUBMIT ANY CERTIFICATE(S) UNTIL REQUESTED TO DO SO.

Fractional Shares

        No fractional shares will be issued in connection with the reverse stock split. Synta's stockholders of record who otherwise would be entitled to receive fractional shares because they hold a number of pre-split shares not evenly divisible by the number of pre-split shares for which each post-split share is to be exchanged will be entitled, upon surrender to the exchange agent of certificates representing such shares, to a cash payment in lieu thereof at a price equal to the fraction to which the stockholder would otherwise be entitled multiplied by the closing price of the common stock on The NASDAQ Global Market or The NASDAQ Capital Market, as applicable, on the last trading day prior to the effective date of the reverse stock split or, if such price is not available, the average of the last bid and asked prices of the common stock on such day or other price determined by the Synta board of directors. The ownership of a fractional share will not give the holder thereof any voting, dividend or other rights except to receive payment therefor as described herein.

        Stockholders should be aware that, under the escheat laws of the various jurisdictions where stockholders reside, where Synta is domiciled, and where the funds will be deposited, sums due for fractional interests that are not timely claimed after the effective date of the split may be required to be paid to the designated agent for each such jurisdiction, unless correspondence has been received by Synta or the exchange agent concerning ownership of such funds within the time permitted in such jurisdiction. Thereafter, stockholders otherwise entitled to receive such funds will have to seek to obtain them directly from the state to which they were paid.

Accounting Consequences

        The par value per share of Synta common stock will remain unchanged at $0.0001 per share after the reverse stock split. As a result, at the effective time of the reverse split, the stated capital on Synta's balance sheet attributable to Synta common stock will be reduced proportionately based on the applicable reverse stock split ratio, from its present amount, and the additional paid-in capital account will be increased for the amount by which the stated capital is reduced. After the reverse stock split (and disregarding the impact of shares of Synta common stock issued in the merger), net income or loss per share, and other per share amounts will be increased because there will be fewer shares of Synta common stock outstanding. In future financial statements, net income or loss per share and other per share amounts for periods ending before the reverse stock split will be recast to give retroactive effect to the reverse stock split.

Potential Anti-Takeover Effect

        Although the increased proportion of unissued authorized shares to issued shares could, under certain circumstances, have an anti-takeover effect (for example, by permitting issuances that would dilute the stock ownership of a person seeking to effect a change in the composition of the Synta board of directors or contemplating a tender offer or other transaction for the combination of Synta with another company), the reverse stock split proposal is not being proposed in response to any effort of which Synta is aware to accumulate shares of Synta common stock or obtain control of Synta, nor is it part of a plan by management to recommend a series of similar amendments to the Synta board of directors and stockholders, other than to complete the merger with Madrigal. Other than the reverse stock split proposal and the other proposals set forth in this proxy statement pertaining to the merger, the Synta board of directors does not currently contemplate recommending the adoption of any other actions that could be construed to affect the ability of third parties to take over or change control of Synta.

No Appraisal Rights

        Under the DGCL, Synta's stockholders are not entitled to appraisal rights with respect to the reverse stock split, and Synta will not independently provide stockholders with any such right.

Material U.S. Federal Income Tax Consequences of the Reverse Stock Split

        The following is a summary of certain material federal income tax consequences of the reverse stock split and does not purport to be a complete discussion of all of the possible federal income tax consequences of the reverse stock split and is included for general information only. Further, it does not address any state, local or foreign income or other tax consequences. For example, the state and local tax consequences of the reverse stock split may vary significantly as to each stockholder, depending upon the state in which such stockholder resides. The discussion is based on the current provisions of the Code, the U.S. Treasury Regulations promulgated thereunder and current administrative rulings and court decisions all of which are subject to change and to differing interpretations, possibly with retroactive effect. This summary also assumes that the pre-split shares were, and the post-split shares will be, held as capital assets within the meaning of Section 1221 of the Code (generally, property held for investment) and that each stockholder has provided Synta with information on the appropriate forms to avoid the application of the backup withholding rules. This discussion does not address all U.S. federal income tax consequences relevant to the particular circumstances of a Synta stockholder. In addition, it does not address consequences relevant to holders of Synta common stock that are subject to particular rules, including, without limitation:

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  persons subject to the alternative minimum tax;

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  persons whose functional currency is not the U.S. dollar;

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  persons holding Synta common stock as part of a hedge, straddle, or other risk reduction strategy or as part of a conversion transaction or other integrated investment;

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  persons who are not U.S. Holders;

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  banks, insurance companies, and other financial institutions;

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  real estate investment trusts or regulated investment companies;

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  brokers, dealers, or traders in securities;

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  partnerships or other entities or arrangements treated as partnerships for U.S. federal income tax purposes (and investors therein);

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  tax-exempt organizations or governmental organizations;

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  persons deemed to sell Synta common stock under the constructive sale provisions of the Code;

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  persons who hold or receive Synta common stock pursuant to the exercise of any employee stock options or otherwise as compensation; and

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  tax-qualified retirement plans.

        This discussion is limited to holders of Synta common stock that are U.S. Holders. For the purposes of this discussion, a "U.S. Holder" is a beneficial owner of Synta common stock that, for U.S. federal income tax purposes, is or is treated as:

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  an individual who is a citizen or resident of the United States;

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  a corporation created or organized under the laws of the United States, any state thereof, or the District of Columbia;

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  an estate, the income of which is subject to U.S. federal income tax regardless of its source; or

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  a trust if either a court within the United States is able to exercise primary supervision over the administration of such trust and one or more United States persons (within the meaning of Section 7701(a)(30) of the Code) have the authority to control all substantial decisions of such trust, or the trust has a valid election in effect under applicable Treasury Regulations to be treated as a United States person for U.S. federal income tax purposes.

        If an entity treated as a partnership for U.S. federal income tax purposes holds Synta common stock, the tax treatment of a partner in the partnership will depend on the status of the partner, the activities of the partnership and certain determinations made at the partner level.

        THE TAX TREATMENT OF A STOCKHOLDER MAY VARY DEPENDING UPON THE PARTICULAR FACTS AND CIRCUMSTANCES OF SUCH STOCKHOLDER. EACH STOCKHOLDER IS URGED TO CONSULT WITH SUCH STOCKHOLDER'S OWN TAX ADVISOR WITH RESPECT TO THE APPLICATION OF THE U.S. FEDERAL INCOME TAX LAWS TO THEIR PARTICULAR CIRCUMSTANCES AS WELL AS ANY U.S. FEDERAL, STATE, LOCAL OR FOREIGN TAX, ESTATE OR GIFT TAX CONSEQUENCES OF THE REVERSE STOCK SPLIT.

        The reverse stock split should constitute a "recapitalization" for U.S. federal income tax purposes. As a result, other than the cash payments in lieu of fractional shares discussed below, a U.S. Holder of Synta common stock generally should not recognize gain or loss upon such stockholder's exchange of pre-split shares for post-split shares pursuant to the reverse stock split. The aggregate tax basis of the post-split shares received pursuant to the reverse stock split, including any fraction of a post-split share deemed to have been received, will be the same as the stockholder's aggregate tax basis in the pre-split shares surrendered in the exchange, and the holding period in the post-split shares received should include the holding period in the pre-split shares surrendered in the exchange. Treasury Regulations provide detailed rules for allocating the tax basis and holding period of the pre-split shares surrendered to the post-split shares received in a recapitalization pursuant to a reverse stock split. U.S. Holders of Synta common stock that acquired their shares on different dates and at different prices should consult their tax advisors regarding the proper allocation of the tax basis and holding periods of such shares.

        In general, stockholders who receive cash payments in lieu of fractional shares will recognize gain or loss equal to the difference between the amount of cash received and such holder's basis in the fractional share surrendered in exchange for cash. Such capital gain or loss will be long-term capital gain or loss if the stockholder's holding period for Synta common stock surrendered exceeded one year at the reverse split effective time. Net capital gain (i.e., the excess of net long-term capital gain over net short-term capital loss) will be subject to U.S. federal income tax at reduced rates for non-corporate stockholders who receive cash. The deductibility of capital losses is subject to various limitations for corporate and non-corporate holders.

        U.S. Holders who are individuals may be subject to an Unearned Income Medicare Contribution ("Medicare") tax imposed at the rate of 3.8% on gain recognized upon receipt of cash in lieu of fractional shares. Such Medicare tax applies on the lesser of such individual's "net investment income" and modified adjusted gross income over a threshold amount, which is not adjusted for inflation, of $200,000 ($250,000 for married taxpayers filing jointly, and $125,000 for married taxpayers filing separately). Net investment income means the excess of (1) the sum of (a) gross income from interest, dividends, annuities, royalties and rents, and net gain attributable to the disposition of property, unless such income is derived from a trade or business not described in (1)(b), and (b) other gross income from a trade or business that constitutes a passive activity or the trading of financial instruments or commodities, over (2) allowable deductions properly allocable to such activities. The 3.8% Medicare surtax also applies to U.S. Holders that are estates and trusts on the lesser of their undistributed net investment income and the excess of their adjusted gross income over the dollar amount at which the highest tax bracket for estates and trusts begins for the tax year.

        A U.S. Holder of Synta common stock may be subject to information reporting and backup withholding on cash paid in lieu of fractional shares in connection with the reverse stock split. A U.S. Holder will be subject to backup withholding if such holder is not otherwise exempt and such holder does not provide its taxpayer identification number on the appropriate form in the manner required or otherwise fails to comply with applicable backup withholding tax rules.

Vote Required

        Proposal No. 2 is being submitted to stockholders pursuant to the terms of the Merger Agreement. The affirmative vote of holders of a majority of the outstanding shares of Synta common stock on the record date is required to approve the amendment to Synta's restated certificate of incorporation to effect the reverse stock split, at such ratio to be determined by the Synta board of directors and approved by Madrigal.

Recommendation of Synta Board of Directors

        THE SYNTA BOARD OF DIRECTORS HAS DETERMINED AND BELIEVES THAT AUTHORIZING AN AMENDMENT TO SYNTA'S RESTATED CERTIFICATE OF INCORPORATION TO EFFECT A REVERSE STOCK SPLIT OF SYNTA'S ISSUED AND OUTSTANDING SHARES OF COMMON STOCK, PURSUANT TO WHICH A WHOLE NUMBER OF OUTSTANDING SHARES

BETWEEN AND INCLUDING TWENTY (20) AND THIRTY-FIVE (35) TO BE DETERMINED BY THE SYNTA BOARD OF DIRECTORS, WOULD BE COMBINED AND RECLASSIFIED INTO ONE SHARE OF SYNTA COMMON STOCK, IS ADVISABLE TO, AND IN THE BEST INTERESTS OF, SYNTA AND ITS STOCKHOLDERS AND HAS APPROVED SUCH AUTHORIZATION. THE SYNTA BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT SYNTA STOCKHOLDERS VOTE "FOR" PROPOSAL NO. 2 TO APPROVE THE AMENDMENT EFFECTING THE REVERSE STOCK SPLIT.

PROPOSAL NO. 3:
APPROVAL OF AMENDMENT TO 2015 STOCK PLAN

Overview

        Synta's 2015 Stock Plan currently authorizes the grant of stock options and other stock-based awards to employees, non-employee directors, consultants and advisors of Synta and its affiliates. Currently, 8,741,000 shares of common stock are reserved for issuance pursuant to awards granted under the 2015 Stock Plan. As of May 2, 2016, approximately 5,815,641 shares were available for grant under the 2015 Stock Plan. Synta's board of directors has approved an amendment to the 2015 Stock Plan, the 2015 Stock Plan and the proposal amendment referred to as the Amended 2015 Stock Plan, subject to stockholder approval, to increase the aggregate number of shares authorized for issuance under the 2015 Stock Plan by 40,000,000 shares of common stock, prior to giving effect to the proposed reverse stock split (subject to appropriate adjustment in the event of any stock dividend, stock split or other similar event affecting the Synta common stock). Synta is also asking for stockholder approval to increase the amount of awards that a participant will be entitled to receive in any fiscal year from 1,500,000 shares of common stock to 20,000,000 shares of common stock, subject to adjustment to account for a proposed reverse stock split. Synta is increasing this amount because immediately following the closing of the merger, Dr. Friedman, as the new Chief Executive Officer of the combined company, is expected to receive options to purchase 9,917,113 shares of common stock of the combined company and 4,958,556 shares of restricted stock of the combined company. The preceding and following information does not give effect to the proposed reverse stock split described in Proposal No. 2.

        The purpose of the proposed increase in the 2015 Stock Plan is to provide the combined company with appropriate capacity to issue equity compensation following the closing of the merger. Synta believes that stock options and other stock-based awards are a critical part of the compensation package offered to new, existing and key employees and is an important tool in its ability to attract and retain talented personnel, particularly following the merger. The board of directors believes that the 40,000,000 share increase is appropriate for this purpose, given the combined company's needs and consideration of the company's overhang, which is a measure of shares subject to stock-based awards outstanding or reserved for future grants as a percentage of shares issued and outstanding (including in the denominator shares subject to stock-based awards outstanding or reserved for future grants). The pre-merger overhang is approximately 11.8%, and if the Amended 2015 Stock Plan is approved and the merger is completed, the combined company's overhang would be approximately 11.9%. One of the combined company's immediate needs is that, pursuant to the employment agreements that are contingent upon the merger, the combined company will be obligated to award Dr. Friedman and Dr. Taub options to purchase an aggregate of 14,875,669 shares of common stock of the combined company and an aggregate of 5,950,267 shares of restricted stock of the combined company. Stockholder approval of the Amended 2015 Stock Plan will also serve as re-approval of the performance goals under Section 162(m) of the Code, as described further below, such that additional approval of such goals will not be required for another five years after such approval. In the event that the Amended 2015 Stock Plan is not approved by stockholders, the 2015 Stock Plan will continue in effect without the amendments described above.

        Based solely on the closing price of Synta common stock as reported on The NASDAQ Global Market on May 2, 2016, and the maximum number of shares that would have been available for awards as of such date taking into account the proposed increase described herein, the maximum aggregate market value of the shares that could potentially be issued pursuant to the increase under the Amended 2015 Stock Plan is approximately $16,400,000. The shares issued by Synta under the Amended 2015 Stock Plan will be authorized but unissued shares.

"Best Practices" Integrated Into Synta's Equity Compensation Program and the 2015 Stock Plan

        Synta compensation practices include a number of features that the board of directors believes reflect responsible compensation and governance practices and promote the interests of stockholders. Approval of the Amended 2015 Stock Plan will position Synta to continue and expand these "best practices," including the following:

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  Limitation on Shares Issued.  Assuming the approval of the Amended 2015 Stock Plan, the maximum aggregate number of shares of common stock that Synta may issue pursuant to awards granted under the Amended 2015 Stock Plan may not exceed the sum of (a) 48,741,000 shares, plus (b) any shares subject to an award granted under the 2006 Stock Plan, which award is forfeited, canceled, terminated, expires or lapses for any reason (subject to adjustment for anti-dilution purposes). The Amended 2015 Stock Plan also imposes limitations on the amount of participant awards. See "Shares Available for Issuance," below.

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  No Discounted Stock Options or SARs and Limit on Option and SAR Terms.  Under the Amended 2015 Stock Plan, stock options and stock appreciation rights, or SARs, must have an exercise price or base price, as applicable, equal to or greater than the fair market value of Synta common stock on the date of grant. In addition, the term of an option or SAR is limited to 10 years.

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  No "Evergreen" Provision.  The Amended 2015 Stock Plan continues to require stockholder approval of any additional authorization of shares (other than adjustments for anti-dilution purposes), rather than permitting an annual "replenishment" of shares under a plan "evergreen" provision.

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  No Stock Option or SAR Repricings.  The Amended 2015 Stock Plan continues to prohibit the repricing of stock options or SARs without the approval of stockholders. This Amended 2015 Stock Plan provision applies to (i) direct repricings (lowering the exercise price of an option or the base price of an SAR), (ii) indirect repricings (exchanging an outstanding option or SAR that is underwater for cash, for options or SARs with an option price or base price less than that applicable to the original option or SAR, or for another equity award), and (iii) any other action that would be treated as a repricing under applicable stock exchange rules (subject to anti-dilution adjustments).

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  Prudent Change of Control Provisions.  The Amended 2015 Stock Plan continues to include prudent "change of control" triggers: a change of control is deemed to have occurred only upon a change in beneficial ownership of 50% or more of Synta voting stock, completion (rather than stockholder approval) of a significant merger or other transaction, or a change in a majority of the Synta board of directors. In addition, the Amended 2015 Stock Plan generally provides that awards will vest upon a change of control only if (i) awards are not assumed, substituted or continued, or (ii) even if such awards are assumed, substituted or continued, a participant's employment is terminated without cause or, if provided by the participant's award agreement, for good reason within specified time periods related to the change of control.

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  Forfeiture and Recoupment Policies.  The Amended 2015 Stock Plan also authorizes the compensation committee or the board of directors to require forfeiture and/or recoupment of plan benefits if a participant engages in certain types of detrimental conduct and to require that a participant be subject to any compensation recovery policy or similar policies that may apply to the participant or be imposed under applicable laws.

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  Administered by Independent Committee.  The Amended 2015 Stock Plan will continue be administered by the compensation committee. All members of the compensation committee are intended to qualify as "independent" under The NASDAQ Stock Market listing standards,

    "non-employee directors" under Rule 16b-3 under the Exchange Act and "outside directors" under Code Section 162(m) to the extent required.

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  No Dividends or Dividend Equivalents on Unearned Performance Awards.  Dividends and dividend equivalents on performance-based awards issued under the Amended 2015 Stock Plan may only be paid if and to the extent the award has vested or been earned.

        Overhang.    Synta overhang prior to the merger and approval of the Amended 2015 Stock Plan is approximately 11.8%.This percentage is heavily influenced by outstanding stock options that are currently significantly underwater. If the Amended 2015 Stock Plan is approved and the merger occurs, Synta's overhang would be 11.9%.

Summary of the Amended 2015 Stock Plan

        The following description of certain material features of the Amended 2015 Stock Plan is intended to be a summary only. This summary is qualified in its entirety by the full text of the Amended 2015 Stock Plan that is attached hereto as Annex D.

        Term of the Plan.    The 2015 Stock Plan was adopted by the Synta board of directors and approved by the Synta stockholders in 2015. The Amended 2015 Stock Plan will terminate on April 23, 2025.

        Shares Available for Issuance.    The Amended 2015 Stock Plan provides for the issuance of up to 48,741,000 shares plus a number of additional shares to be issued if awards outstanding under our 2006 Stock Plan are forfeited, terminated, cancelled or expire on or after the date of the Annual Meeting. Generally, shares of common stock reserved for awards under the Amended 2015 Stock Plan or the 2006 Stock Plan that lapse, or expire or are forfeited or canceled will be added back to the share reserve available for future awards under the Amended 2015 Stock Plan. However, shares of common stock tendered in payment for an award or shares of common stock withheld for taxes will not be available again for grant. The Amended 2015 Stock Plan provides that no participant may receive awards for more than 20,000,000 shares of common stock in any fiscal year.

        Adjustments.    The Amended 2015 Stock Plan requires the administrator to make appropriate adjustments to the number of shares of common stock that are subject to the Amended 2015 Stock Plan, to certain limits in the Amended 2015 Stock Plan, and to any outstanding awards to reflect stock dividends, stock splits, extraordinary cash dividends and similar events.

        Plan Administration.    Synta's compensation committee has full power and authority, subject to the provisions of the Amended 2015 Stock Plan and applicable law, to select the participants to whom awards will be granted, to make any combination of awards to participants, to determine the number of shares of common stock to be covered by awards, to accelerate the exercisability or vesting of any award and to determine the specific terms and conditions of each award, including but not limited to, whether the vesting or payment of all or any portion of any award may be subject to one or more performance goals. To the extent permitted under applicable law, Synta's compensation committee may delegate to any person all or part of the compensation committee's authority and duties with respect to the granting of awards to employees who are not subject to the reporting and other provisions of Section 16 of the Exchange Act or are Covered Employees (as defined in Section 162(m) of the Code, generally the executive officers named in the Summary Compensation Table). Covered Employees include the CEO, and the three most highly compensated officers (other than the CFO) whose compensation is reported to stockholders under the Exchange Act for the taxable year.

        In addition, Synta's compensation committee may, in its discretion, amend any term or condition of an outstanding award provided (i) such term or condition as amended is permitted by the Amended 2015 Stock Plan, and (ii) any such amendment shall be made only with the consent of the participant to whom such award was made, if the amendment is adverse to the participant; and provided, further, that, without the prior approval of Synta's stockholders, options will not be repriced, replaced or regranted through cancellation or by lowering the exercise price of a previously granted award and will not be exchanged for cash.

        Eligibility.    Persons eligible to participate in the Amended 2015 Stock Plan will be Synta's and Synta's subsidiaries officers, employees, directors and consultants and prospective employees as selected from time to time by Synta's compensation committee, including our directors and executive officers. The granting of awards under the Amended 2015 Stock Plan is discretionary, and we cannot now determine the number or type of awards to be granted in the future to any particular person or group.

        Types of Awards.    The Amended 2015 Stock Plan permits Synta to make grants of incentive stock options, non-qualified stock options, stock appreciation rights, restricted stock awards, unrestricted stock awards, stock units (including restricted stock units), performance awards, cash-based awards and awards that are convertible into or otherwise based on stock.

        Performance-Based Compensation.    In order for Synta to have the ability to grant awards under the Amended 2015 Stock Plan that qualify as "performance-based compensation" under Section 162(m) of the Code, the Amended 2015 Stock Plan provides that Synta's compensation committee may require that the vesting of certain awards be conditioned on the satisfaction of performance criteria related to objectives of Synta, an affiliate of Synta or a division or strategic business unit of Synta in which the relevant participant is employed, such as: (i) pre-tax income or after-tax income; (ii) income or earnings including operating income, earnings before or after taxes, interest, depreciation, amortization, and/or extraordinary or special items; (iii) net income excluding amortization of intangible assets, depreciation and impairment of goodwill and intangible assets and/or excluding charges attributable to the adoption of new accounting pronouncements; (iv) earnings or book value per share (basic or diluted); (v) return on assets (gross or net), return on investment, return on capital, return on invested capital or return on equity; (vi) return on revenues; (vii) cash flow, free cash flow, cash flow return on investment (discounted or otherwise), net cash provided by operations, or cash flow in excess of cost of capital; (viii) economic value created; (ix) operating margin or profit margin; (x) stock price or total stockholder return; (xi) income or earnings from continuing operations; (xii) cost targets, reductions and savings, expense management, productivity and efficiencies; (xiii) operational objectives, consisting of one or more objectives based on achieving progress in research and development programs or achieving regulatory milestones related to development and or approval of products; or (xiv) strategic business criteria, consisting of one or more objectives based on meeting specified market penetration or market share of one or more products or customers, geographic business expansion, customer satisfaction, employee satisfaction, human resources management, supervision of litigation, information technology, and goals relating to acquisitions, divestitures, joint ventures and similar transactions. As discussed above, if Synta determines to make awards under the Amended 2015 Stock Plan subject to the attainment of these performance goals, the compensation committee intends that compensation paid under the Amended 2015 Stock Plan will not be subject to the deductibility limitation imposed under Section 162(m) of the Code.

        Stock Options.    Stock options granted under the Amended 2015 Stock Plan may either be incentive stock options, which are intended to satisfy the requirements of Section 422 of the Code, or non-qualified stock options, which are not intended to meet those requirements. Incentive Stock Options may be granted to employees of Synta and its affiliates. Non-qualified options may be granted to employees, directors and consultants of Synta and its affiliates. The exercise price of a stock option may not be less than 100% of the fair market value of our common stock on the date of grant. If an incentive stock option is granted to an individual who owns more than 10% of the combined voting power of all classes of Synta's capital stock, the exercise price may not be less than 110% of the fair market value of Synta common stock on the date of grant and the term of the incentive stock option may not be longer than five years. Non-qualified options may not have a term longer than ten years.

        Award agreements for stock options include rules for exercise of the stock options after termination of service. Options may not be exercised unless they are vested, and no option may be exercised after the end of the term set forth in the award agreement. Generally, stock options will be exercisable for three months after termination of service for any reason other than death or total and permanent disability, and for 12 months after termination of service on account of death or total and permanent disability.

        Restricted Stock.    Restricted stock is common stock that is subject to restrictions, including a prohibition against transfer and a substantial risk of forfeiture, until the end of a "restricted period" during which the grantee must satisfy certain vesting conditions. If the grantee does not satisfy the vesting conditions by the end of the restricted period, the restricted stock is forfeited.

        During the restricted period, the holder of restricted stock has the rights and privileges of a regular stockholder, except that the restrictions set forth in the applicable award agreement apply. For example, the holder of restricted stock may vote and receive dividends on the restricted shares; but he or she may not sell the shares until the restrictions are lifted.

        Other Stock-Based Awards.    The Amended 2015 Stock Plan also authorizes the grant of other types of stock-based compensation including, but not limited to phantom stock awards, and stock unit awards. Synta's compensation committee may award such stock-based awards subject to such conditions and restrictions as it may determine. These conditions and restrictions may include continued employment with Synta through a specified restricted period.

        Tax Withholding.    Participants in the Amended 2015 Stock Plan are responsible for the payment of any Federal, state or local income taxes, employment taxes or other amounts that Synta is required by law to withhold upon any option exercise or vesting of awards. Synta may withhold from the participant's compensation, if any, or may require that the participant make a cash payment to Synta for the statutory minimum amount of such withholdings, or subject to approval by Synta's compensation committee, by transferring to us shares or a promissory note having a value equal to the amount of such taxes.

        Stock Dividends and Stock Splits.    If Synta common stock shall be subdivided or combined into a greater or smaller number of shares or if Synta issues any shares of common stock as a stock dividend, the number of shares of Synta common stock deliverable upon exercise of an option issued or upon issuance of an award shall be appropriately increased or decreased proportionately, and appropriate adjustments shall be made in the purchase price per share to reflect such subdivision, combination or stock dividend.

        Change in Control Provisions.    The Amended 2015 Stock Plan provides that upon a merger or other reorganization event, Synta's board of directors, may, in their sole discretion, take any one or more of the following actions, as to some or all outstanding awards under the plan: (i) provide that all options shall be assumed or substituted by the successor corporation; (ii) upon written notice to a participant, provide that the participant's unexercised options will become exercisable in full and will terminate immediately prior to the consummation of such transaction unless exercised by the participant; (iii) in the event of a merger pursuant to which holders of Synta common stock will receive a cash payment for each share surrendered in the merger, make or provide for a cash payment to the participants equal to the difference between the merger price times the number of shares of Synta common stock subject to such outstanding options (at prices not in excess of the merger price), and the aggregate exercise price of all such outstanding options (all options being made fully vested and immediately exercisable prior to their termination), in exchange for the termination of such options; and (iv) provide that outstanding awards shall be assumed or substituted by the successor corporation, become realizable or deliverable, or restrictions applicable to an award will lapse, in whole or in part, prior to or upon the merger or reorganization event.

        In addition, the Amended 2015 Stock Plan provides that in the event of a change in control where outstanding options are assumed or substituted or in the event of a change in control that does not constitute a corporate transaction under Amended 2015 Stock Plan, options will become immediately exercisable in full if on or prior to the date that is six months after the date of the change in control (i) an option holder's service with Synta or Synta's succeeding corporation is terminated by Synta or the succeeding corporation without cause, as defined in the Amended 2015 Stock Plan; (ii) a participant terminates his or her service with Synta as a result of being required to change the principal location where he or she renders services to a location more than 50 miles from his or her location of service immediately prior to the change in control; or (iii) the participant terminates his or her service after there occurs a material adverse change in a participant's duties, authority or responsibilities which cause such participant's position with Synta to become of significantly less responsibility or authority than such participant's position was immediately prior to the change in control. The Amended 2015 Stock Plan provides similar change in control vesting provisions for restricted stock under the plan and allows Synta's board of directors to make appropriate adjustments for other stock-based awards. The provisions described above are contained in the Amended and Restated 2006 Stock Plan in effect today and remain unchanged in the Amended 2015 Stock Plan.

        Amendments and Termination.    The Amended 2015 Stock Plan may be amended by Synta's stockholders. It may also be amended by Synta's board of directors, provided that any amendment approved by Synta's board of directors which is of a scope that requires stockholder approval as required by the rules of The NASDAQ Stock Market, in order to ensure favorable federal income tax treatment for any incentive stock options under Code Section 422, or for any other reason, is subject to obtaining such stockholder approval. However, no such action may adversely affect any rights under any outstanding award without the holder's consent. Additionally, any amendments that materially change the terms of the Amended 2015 Stock Plan, including any amendments that increase the number of shares reserved for issuance under the Amended 2015 Stock Plan, expand the types of awards available, materially expand the eligibility to participate in, or materially extend the term of, the Amended 2015 Stock Plan, or materially change the method of determining the fair market value of our common stock, will be subject to approval by stockholders.

New Plan Benefits

        No grants have been issued with respect to the additional shares to be reserved for issuance under the Amended 2015 Stock Plan. The number of shares that may be granted to the chief executive officer of Synta, executive officers, non-employee directors and non-executive officers under the Amended 2015 Stock Plan is not determinable at this time, as such grants are subject to the discretion of the compensation committee. In 2015, Synta granted equity awards under its 2006 Stock Plan and 2015 Stock Plan to its named executive officers, non-employee directors and certain other eligible employees and consultants. The 2015 grants to the named executive officers are reflected in the Fiscal Year 2015 Grants of Plan-Based Awards table. See "Synta Executive Officer and Director Compensation—Fiscal Year 2015 Grants of Plan-Based Awards." The equity grants for Synta's non-employee directors is described under the section entitled "Synta Executive Officer and Director Compensation—Director Compensation."

        Additionally, pursuant to the contingent employment agreements that Drs. Friedman and Taub have entered into with Madrigal, immediately following the closing of the merger, it is anticipated that Dr. Friedman will receive options to purchase 9,917,113 shares of common stock of the combined company and 4,958,556 shares of restricted stock of the combined company, and that Dr. Taub will receive options to purchase 4,958,556 shares of common stock of the combined company and 991,711 shares of restricted stock company. The repurchase right relating to these shares of restricted stock shall lapse as to 25% on the business day immediately following the merger and the repurchase right on the remaining shares shall lapse annually on the first, second and third anniversaries of the date of the merger. The stock options will vest as to 25% on the business day immediately following the merger and then annually on the first, second and third anniversaries of the date of the merger. If Proposal Nos. 1, 2 and 3 are approved by the stockholders at the Annual Meeting and the merger is completed, these equity awards will be granted pursuant to the Amended 2015 Stock Plan.

Federal Income Tax Considerations

        The material federal income tax consequences of the issuance and exercise of stock options and other awards under the Amended 2015 Stock Plan, based on the current provisions of the Code and regulations, are as follows. Changes to these laws could alter the tax consequences described below. This summary assumes that all awards granted under the Amended 2015 Stock Plan are exempt from or comply with, the rules under Section 409A of the Code related to nonqualified deferred compensation.

Incentive Stock Options:	Incentive stock options are intended to qualify for treatment under Section 422 of the Code. An incentive stock option does not result in taxable income to the optionee or deduction to us at the time it is granted or exercised, provided that no disposition is made by the optionee of the shares acquired pursuant to the option within two years after the date of grant of the option nor within one year after the date of issuance of shares to the optionee (referred to as the "ISO holding period"). However, the difference between the fair market value of the shares on the date of exercise and the option price will be an item of tax preference includible in "alternative minimum taxable income" of the optionee. Upon disposition of the shares after the expiration of the ISO holding period, the optionee will generally recognize long term capital gain or loss based on the difference between the disposition proceeds and the option price paid for the shares. If the shares are disposed of prior to the expiration of the ISO holding period, the optionee generally will recognize taxable compensation, and we will have a corresponding deduction, in the year of the disposition, equal to the excess of the fair market value of the shares on the date of exercise of the option over the option price. Any additional gain realized on the disposition will normally constitute capital gain. If the amount realized upon such a disqualifying disposition is less than fair market value of the shares on the date of exercise, the amount of compensation income will be limited to the excess of the amount realized over the optionee's adjusted basis in the shares.
Non-Qualified Options:
Options otherwise qualifying as incentive stock options, to the extent the aggregate fair market value of shares with respect to which such options are first exercisable by an individual in any calendar year exceeds $100,000, and options designated as non-qualified options will be treated as options that are not incentive stock options.

A non-qualified option ordinarily will not result in income to the optionee or deduction to us at the time of grant. The optionee will recognize compensation income at the time of exercise of such non-qualified option in an amount equal to the excess of the then value of the shares over the option price per share. Such compensation income of optionees may be subject to withholding taxes, and a deduction may then be allowable to us in an amount equal to the optionee's compensation income.

An optionee's initial basis in shares so acquired will be the amount paid on exercise of the non-qualified option plus the amount of any corresponding compensation income. Any gain or loss as a result of a subsequent disposition of the shares so acquired will be capital gain or loss.
Stock Grants:
With respect to stock grants under the Amended 2015 Stock Plan that result in the issuance of shares that are either not restricted as to transferability or not subject to a substantial risk of forfeiture, the grantee must generally recognize ordinary income equal to the fair market value of shares received. Thus, deferral of the time of issuance will generally result in the deferral of the time the grantee will be liable for income taxes with respect to such issuance. Synta generally will be entitled to a deduction in an amount equal to the ordinary income recognized by the grantee.

With respect to stock grants involving the issuance of shares that are restricted as to transferability and subject to a substantial risk of forfeiture, the grantee must generally recognize ordinary income equal to the fair market value of the shares received at the first time the shares become transferable or are not subject to a substantial risk of forfeiture, whichever occurs earlier. A grantee may elect to be taxed at the time of receipt of shares rather than upon lapse of restrictions on transferability or substantial risk of forfeiture, but if the grantee subsequently forfeits such shares, the grantee would not be entitled to any tax deduction, including as a capital loss, for the value of the shares on which the grantee previously paid tax. The grantee must file such election with the Internal Revenue Service within 30 days of the receipt of the shares. Synta generally will be entitled to a deduction in an amount equal to the ordinary income recognized by the grantee.
Stock Units:
The grantee recognizes no income until the issuance of the shares. At that time, the grantee must generally recognize ordinary income equal to the fair market value of the shares received. Synta generally will be entitled to a deduction in an amount equal to the ordinary income recognized by the grantee.

Limitation on Deductions

        As a result of Section 162(m) of the Code, Synta's deduction for certain awards under the Amended 2015 Stock Plan may be limited to the extent that a Covered Employee receives compensation in excess of $1,000,000 a year (other than for performance-based compensation that otherwise meets the requirements of Section 162(m) of the Code). If Synta's stockholders approve the Amended 2015 Stock Plan, certain grants under our Amended 2015 Stock Plan, may qualify as performance-based compensation.

Vote Required

        The affirmative vote of a majority of the shares of Synta common stock present in person or represented by proxy at the Annual Meeting and entitled to vote on the proposal is required to approve the Amended 2015 Stock Plan. This Proposal No. 3 is conditioned upon the approval of Proposal Nos. 1 and 2.

Recommendation of Synta Board of Directors

        THE SYNTA BOARD OF DIRECTORS HAS DETERMINED AND BELIEVES THAT AN AMENDMENT TO THE 2015 STOCK TO INCREASE THE NUMBER OF SHARES OF SYNTA COMMON STOCK CURRENTLY ISSUABLE UNDER THE 2015 STOCK PLAN BY 40,000,000 SHARES, PRIOR TO GIVING EFFECT TO THE REVERSE SPLIT, IS ADVISABLE TO, AND IN THE BEST INTERESTS OF, SYNTA AND ITS STOCKHOLDERS AND HAS APPROVED SUCH AMENDMENT. THE SYNTA BOARD OF DIRECTORS RECOMMENDS THAT SYNTA STOCKHOLDERS VOTE "FOR" PROPOSAL NO. 3 TO APPROVE AN AMENDMENT TO THE 2015 STOCK PLAN.

PROPOSAL NO. 4:
ELECTION OF SYNTA DIRECTORS

        Synta's board of directors currently consists of seven members, classified into three classes as follows: Chen Schor, Donald W. Kufe, M.D. and William S. Reardon, C.P.A. are the Class I directors with a term ending at the 2017 annual meeting of stockholders; Keith R. Gollust, Scott Morenstein and Robert N. Wilson constitute the Class II directors with a term ending at the upcoming 2018 annual meeting of stockholders; and Bruce Kovner is the Class III director with a term ending at the upcoming Annual Meeting. At each annual meeting of stockholders, directors are elected for a full term of three years to succeed those directors whose terms are expiring.

        On May 10, 2016, the board of directors voted to nominate Bruce Kovner for election at the Annual Meeting for a term of three years to serve until the 2019 annual meeting of stockholders, and until his successor has been elected and qualified, or until his earlier death, resignation, retirement or removal. Unless authority to vote for any of these nominees is withheld, the shares represented by a validly executed proxy will be voted FOR the election as director of Mr. Kovner. In the event that the nominee should become unable or unwilling to serve, the shares represented by a validly executed proxy will be voted for the election of such other person as the board of directors may recommend in his place, unless the Board chooses to reduce the number of directors serving on the Board. We have no reason to believe that the nominee will be unable or unwilling to serve as a director.

        If the merger is contemplated, however, the board of directors will be reconstituted as provided in the Merger Agreement

  Vote Required

        Directors are elected by a plurality of the affirmative votes cast by those shares present in person, or represented by proxy, and entitled to vote at the Annual Meeting. The nominees for director receiving the highest number of affirmative votes will be elected.

Recommendation of Synta Board of Directors

        THE SYNTA BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT THE SYNTA STOCKHOLDERS VOTE "FOR" THE ELECTION OF MR. KOVNER AS DIRECTOR, AND PROXIES SOLICITED BY THE BOARD WILL BE VOTED IN ACCORDANCE WITH THE BOARD'S RECOMMENDATION UNLESS A STOCKHOLDER HAS INDICATED OTHERWISE ON THE PROXY.

 PROPOSAL NO. 5:
ADVISORY VOTE ON APPROVAL OF EXECUTIVE COMPENSATION
AS DISCLOSED IN THIS PROXY STATEMENT

        As required by Section 14A of the Exchange Act, Synta is providing its stockholders with an opportunity to approve, on an advisory basis, the compensation of the Synta named executive officers (as defined in Item 402 of Regulation S-K of the Exchange Act) as disclosed in this proxy statement in accordance with the compensation disclosure rules of the SEC.

        Prior to casting your vote on this proposal, you are encouraged to read the section entitled "Synta Executive Officer and Director Compensation" beginning on page 126 for a detailed discussion of Synta's policies and practices relating to the compensation of its named executive officers.

        Synta's compensation committee believes that the objectives of Synta's executive compensation program, as relates to its named executive officers, are appropriate for a company of Synta's size and stage of development and that its compensation policies and practices help meet those objectives. In addition, Synta's compensation committee believes that its executive compensation program, as it relates to Synta's named executive officers, achieves an appropriate balance between fixed compensation and variable incentive compensation, pays for performance and promotes an alignment between the interests of Synta's named executive officers and its stockholders. Accordingly, Synta is asking its stockholders to approve the compensation of Synta's named executive officers. This advisory vote is not intended to be limited or specific to any particular element of compensation, but rather to cover the overall compensation of Synta's named executive officers and the compensation policies and practices described in this proxy statement as it relates to Synta's named executive officers.

        Synta's board of directors unanimously recommends that Synta's stockholders vote "FOR" the following resolution at the Annual Meeting:

        "RESOLVED, that the compensation paid to the named executive officers of Synta Pharmaceuticals Corp., as disclosed pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis, the compensation tables and the related material disclosed in this proxy statement, is hereby APPROVED."

Vote Required

        This resolution will be approved, on an advisory basis, by the affirmative vote of a majority of the shares present in person or represented by proxy at the Annual Meeting and entitled to vote on the proposal. Because this proposal is advisory, the results of the vote will not be binding to Synta, its board of directors or its compensation committee.

Recommendation of Synta Board of Directors

        THE SYNTA BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT SYNTA STOCKHOLDERS VOTE "FOR" THE APPROVAL OF THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS, AND PROXIES SOLICITED BY THE BOARD WILL BE VOTED IN ACCORDANCE WITH THE BOARD'S RECOMMENDATION UNLESS A STOCKHOLDER INDICATES OTHERWISE ON THE PROXY.

 PROPOSAL NO. 6:
ADVISORY VOTE ON GOLDEN PARACHUTE COMPENSATION

        As required by Section 14A of the Exchange Act and Rule 14a-21(c) promulgated thereunder, Synta is providing its stockholders with an opportunity to approve, on an advisory basis, the "golden parachute" compensation that Synta's named executive officers will receive in connection with the merger discussed in "The Merger—Golden Parachute Compensation." Synta's board of directors unanimously recommends that Synta's stockholders vote "FOR" the following resolution at the Annual Meeting:

        "RESOLVED, that the compensation that may be paid or become payable to Synta's named executive officers in connection with the merger, as disclosed in the table entitled "Golden Parachute Compensation" pursuant to Item 402(t) of Regulation S-K, including the associated narrative discussion, and the agreements or understandings pursuant to which such compensation may be paid or become payable, are hereby APPROVED."

Vote Required

        This resolution will be approved, on an advisory basis, by the affirmative vote of a majority of the shares present in person or represented by proxy at the Annual Meeting and entitled to vote on the proposal.

        Because this proposal is advisory, the results of the vote will not be binding to Synta, the board of directors or the compensation committee. Approval of this proposal is not a condition to completion of the merger. Therefore, if the merger is approved by the stockholders and completed, "golden parachute" compensation with the named executive officers will be payable, subject only to the terms of such compensation contracts and arrangements, regardless of the outcome of this advisory vote.

Recommendation of Synta Board of Directors

        THE SYNTA BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT SYNTA STOCKHOLDERS VOTE "FOR" APPROVAL OF THE COMPENSATION THAT MAY BE PAID OR BECOME PAYABLE TO SYNTA'S NAMED EXECUTIVE OFFICERS IN CONNECTION WITH THE MERGER AS DESCRIBED IN THIS PROXY STATEMENT, AND PROXIES SOLICITED BY THE BOARD WILL BE VOTED IN ACCORDANCE WITH THE BOARD'S RECOMMENDATION UNLESS A STOCKHOLDER INDICATES OTHERWISE ON THE PROXY.

 PROPOSAL NO. 7:
RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

        The audit committee has appointed Ernst & Young LLP, independent registered public accounting firm, to audit Synta's financial statements for the fiscal year ending December 31, 2016. Ernst & Young LLP audited Synta's financial statements for the fiscal year ended December 31, 2015. Synta's board of directors proposes that the stockholders ratify this appointment. In the event the stockholders do not ratify the appointment of Ernst & Young LLP as Synta's independent registered public accounting firm, the audit committee of Synta's board of directors will reconsider its appointment. Synta expects that a representative of Ernst & Young LLP will be present at the Annual Meeting, will be able to make a statement if they so desire, and will be available to respond to appropriate questions.

        In deciding to appoint Ernst & Young LLP, the audit committee reviewed auditor independence issues and existing commercial relationships with Ernst & Young LLP and concluded that Ernst & Young LLP has no commercial relationship with Synta that would impair its independence for the fiscal year ending December 31, 2016.

Accounting Fees and Services

        The following table presents fees for professional audit services rendered by Ernst & Young LLP for the audit of Synta's annual financial statements for the years ended December 31, 2014 and 2015 and fees billed for other services rendered by Ernst & Young LLP during those periods.

	2014	2015
Audit fees	$423,000	$525,000
Audit-related fees	0	0
Tax fees	16,000	19,000
All other fees	0	0

Total	$439,000	$544,000

Audit Fees

        Audit services were comprised of services associated with the quarterly reviews and annual audits of Synta's financial statements, as well as the required audit of the effectiveness of Synta's internal control over financial reporting pursuant to the Sarbanes-Oxley Act of 2002. Audit services in 2014 and 2015 also include services in connection with Synta's at-the-market offerings. In addition, audit services in 2015 include services in connection with a public offering that Synta completed in April 2015.

Tax Fees

        Tax fees for 2014 and 2015 included the services of Ernst & Young LLP in connection with tax compliance, tax planning and tax advice.

Policy on Audit Committee Pre-Approval of Audit and Permissible Non-Audit Services of Independent Auditors

        Consistent with policies of the SEC regarding auditor independence, the audit committee has responsibility for appointing, setting compensation and overseeing the work of our independent registered public accounting firm. In recognition of this responsibility, the audit committee has established a policy to pre-approve all audit and permissible non-audit services provided by our independent registered public accounting firm.

        Prior to engagement of an independent registered public accounting firm for the next year's audit, management will submit an aggregate of services expected to be rendered during that year for each of four categories of services to the Audit Committee for approval.

        1.     Audit services include audit work performed in the preparation of financial statements, as well as work that generally only an independent registered public accounting firm can reasonably be expected to provide, including comfort letters, statutory audits, and attest services and consultation regarding financial accounting and/or reporting standards.

        2.     Audit-Related services are for assurance and related services that are traditionally performed by an independent registered public accounting firm, including due diligence related to mergers and acquisitions, employee benefit plan audits, and special procedures required to meet certain regulatory requirements.

        3.     Tax services include all services performed by an independent registered public accounting firm's tax personnel except those services specifically related to the audit of the financial statements, and includes fees in the areas of tax compliance, tax planning, and tax advice.

        4.     Other Fees are those associated with services not captured in the other categories. Synta generally does not request such services from its independent registered public accounting firm.

        Prior to engagement, the audit committee pre-approves these services by category of service. The fees are budgeted and the Audit Committee requires Synta's independent registered public accounting firm and management to report actual fees versus the budget periodically throughout the year by category of service. During the year, circumstances may arise when it may become necessary to engage Synta's independent registered public accounting firm for additional services not contemplated in the original pre-approval. In those instances, the audit committee requires specific pre-approval before engaging Synta's independent registered public accounting firm.

        The audit committee may delegate pre-approval authority to one or more of its members. The member to whom such authority is delegated must report, for informational purposes only, any pre-approval decisions to the audit committee at its next scheduled meeting.

Report of Audit Committee

        The audit committee of the Synta's board of directors, which consists entirely of directors who meet the independence and experience requirements of The NASDAQ Stock Market, has furnished the following report:

        The audit committee assists the Board in overseeing and monitoring the integrity of our financial reporting process, compliance with legal and regulatory requirements and the quality of internal and external audit processes. This committee's role and responsibilities are set forth in a charter adopted by the Board, which is available on our website at www.syntapharma.com. This committee reviews and reassesses our charter annually and recommends any changes to the Board for approval. The audit committee is responsible for overseeing our overall financial reporting process, and for the appointment, compensation, retention, and oversight of the work of our independent registered public accounting firm. In fulfilling its responsibilities for the financial statements for the fiscal year ended December 31, 2015, the audit committee took the following actions:

  •
  Reviewed and discussed the audited financial statements for the fiscal year ended December 31, 2015 with management and Ernst & Young LLP, our independent registered public accounting firm;

  •
  Discussed with Ernst & Young LLP the matters required to be discussed in accordance with Auditing Standard No 16-Communications with Audit Committees; and

  •
  Received written disclosures and the letter from Ernst & Young LLP regarding its independence as required by the applicable requirements of the Public Company Accounting Oversight Board regarding Ernst &Young LLP's communications with the audit committee and the audit committee further discussed with Ernst & Young LLP their independence. The audit committee also considered the status of pending litigation, taxation matters and other areas of oversight relating to the financial reporting and audit process that the committee determined appropriate.

        Based on the audit committee's review of the audited financial statements and discussions with management and Ernst & Young LLP, the audit committee recommended to the Board that the audited financial statements be included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2015 for filing with the SEC.

MEMBERS OF THE AUDIT COMMITTEE
William S. Reardon, C.P.A. (Chairman) Keith R. Gollust Robert N. Wilson

Vote Required

        The affirmative vote of a majority of the shares cast affirmatively or negatively at the Annual Meeting is required to ratify the appointment of the independent registered public accounting firm.

        If Synta's stockholders ratify the selection of Ernst & Young LLP, the audit committee may still, in its discretion, decide to appoint a different independent registered public accounting firm at any time during the year ending December 31, 2016, if it concludes that such a change would be in the best interests of Synta and its stockholders. If Synta's stockholders fail to ratify the selection, the Audit Committee will reconsider, but not necessarily rescind, the appointment.

        THE SYNTA BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT SYNTA STOCKHOLDERS VOTE "FOR" RATIFICATION OF THE APPOINTMENT OF ERNST & YOUNG LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM, AND PROXIES SOLICITED BY THE BOARD WILL BE VOTED IN ACCORDANCE WITH THE BOARD'S RECOMMENDATION UNLESS A STOCKHOLDER INDICATES OTHERWISE ON THE PROXY.

PROPOSAL NO. 8:
APPROVAL OF POSSIBLE ADJOURNMENT OF THE ANNUAL MEETING

        If Synta fails to receive a sufficient number of votes to approve Proposal Nos. 1, 2 and 3, Synta may propose to adjourn the Annual Meeting for a period of not more than 30 days, for the purpose of soliciting additional proxies to approve Proposal Nos. 1, 2 and 3. Synta currently does not intend to propose adjournment at the Annual Meeting if there are sufficient votes to approve Proposal Nos. 1, 2 and 3.

Vote Required

        The affirmative vote of a majority of the shares of Synta common stock present in person or represented by proxy at the Annual Meeting and entitled to vote on the proposal is required to adjourn the Annual Meeting for the purpose of soliciting additional proxies to approve Proposal Nos. 1, 2 and 3.

Recommendation of Synta Board of Directors

        THE SYNTA BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT SYNTA STOCKHOLDERS VOTE "FOR" THE POSSIBLE ADJOURNMENT OF THE ANNUAL MEETING, IF NECESSARY, TO SOLICIT ADDITIONAL PROXIES IF THERE ARE NOT SUFFICIENT VOTES IN FAVOR OF PROPOSAL NOS. 1, 2 AND 3. EACH OF PROPOSAL NOS. 1, 2 AND 3 ARE CONDITIONED UPON EACH OTHER AND THE APPROVAL OF EACH SUCH PROPOSAL IS REQUIRED TO CONSUMMATE THE MERGER.

SYNTA BUSINESS

Overview

        Synta Pharmaceuticals Corp., or Synta is a company that has been historically focused on research, development and commercialization of novel oncology medicines that have the potential to change the lives of cancer patients. In October 2015, we announced the decision to terminate for futility the Phase 3 GALAXY-2 trial of our novel heat shock protein 90 (Hsp90) inhibitor, ganetespib, and docetaxel in the second-line treatment of patients with advanced non-small cell lung adenocarcinoma. Based on the review of a pre-planned interim analysis, the study's Independent Data Monitoring Committee concluded that the addition of ganetespib to docetaxel was unlikely to demonstrate a statistically significant improvement in overall survival, the primary endpoint of the study, compared to docetaxel alone.

        We have also been evaluating several candidates from our proprietary Hsp90 inhibitor Drug Conjugate, or HDC, program, which leverages the preferential accumulation of Hsp90 inhibitors in tumors to selectively deliver a wide array of anti-cancer payloads. We are currently conducting preclinical studies for our first clinical candidate from the HDC program, STA-12-8666, in anticipation of potentially submitting an investigational new drug application, or IND, for STA-12-8666. While we have determined not to pursue an IND submission for STA-12-8666 in the immediate future, we may determine to do so at a later date.

        Following termination of the GALAXY-2 trial in October 2015, we initiated a comprehensive review of our strategy. In November 2015, we committed to a restructuring that consisted primarily of a workforce reduction to better align our workforce to our revised operating plans, which included support of key ongoing ganetespib investigator-sponsored studies and continued effort on the development of candidates from our HDC program, in particular our lead HDC candidate, STA-12-8666. As announced in March 2016, in order to conserve cash while we continue to evaluate strategic alternatives to maximize value for stockholders, we committed to a further restructuring in February 2016 that consisted primarily of a workforce reduction of 23 positions, including 19 research and development positions, to a total of 10 remaining positions. In connection with this restructuring, we discontinued a substantial portion of our research and development activities. We continue to conduct limited activities with respect to ganetespib and the drug candidates from our HDC program, including STA-12-8666, as detailed below.

        We currently do not have any drugs that are commercially available and none of our drug candidates have obtained the approval of the U.S. Food and Drug Administration, or FDA, or any similar foreign regulatory authority.

        We have a clinical-stage drug candidate in oncology (ganetespib) and a novel, proprietary small molecule cancer drug development program (the HDC program).

Ganetespib (Hsp90 Inhibitor)

Summary

        Ganetespib is a novel, potent, small molecule inhibitor of Hsp90, a molecular chaperone which is required for the proper folding and activation of many cancer-promoting proteins. Inhibition of Hsp90 by ganetespib leads to the simultaneous degradation of many of these client proteins and the subsequent death or cell cycle arrest of cancer cells dependent on those proteins. A number of Hsp90 client proteins are also involved in the resistance of cancer cells to other anti-cancer treatments, such as chemotherapy. The ability to reduce cancer-cell drug resistance suggests that the combination of ganetespib with chemotherapies or other anti-cancer agents may provide greater benefit than those agents administered alone. In preclinical studies, ganetespib has shown potent anti-cancer activity against a broad range of solid and hematologic cancers, both as a monotherapy and in combination with a variety of anti-cancer treatment approaches including chemotherapy, radiation, targeted therapy and immunotherapy.

Ganetespib Mechanism of Action

        Hsp90 is required for the structural and functional maturation of numerous client proteins, many of which play critical roles in cell growth, differentiation and survival. Preclinical results have shown that ganetespib is a selective inhibitor of Hsp90. Relative to their normal counterparts, cancer cells are more reliant on the active Hsp90 complex. Recent published work has shown that cancer cells overexpress a modified form of Hsp90 that preferentially binds Hsp90 inhibitors. This preferential binding provides a possible explanation for the observed anticancer activity and lack of severe toxicity of Hsp90 inhibitors.

Ongoing Ganetespib Clinical Trials

        We plan to continue to support the clinical trials in ovarian cancer and sarcoma described below by providing ganetespib drug supply and required safety and regulatory oversight until each of these respective studies conclude. We are also currently conducting limited preclinical activities with ganetespib.

GANNET53 Trial—Ganetespib in ovarian cancer

        GANNET53, a Seventh Framework Programme (FP7) research project funded by the European Commission, is a pan-European randomized trial designed to evaluate the combination of ganetespib and paclitaxel vs. paclitaxel alone in over 200 patients with metastatic, predominantly p53 mutant, platinum-resistant ovarian cancer. Preclinical models have shown that mutant p53 is critical to the growth and proliferation of these cancers. Many mutations render p53 unable to fold appropriately, leaving the protein highly dependent on Hsp90 for stability. Inhibition of Hsp90 destroys the complex between Hsp90 and mutant p53, leading to the degradation of the protein and cancer cell death. We believe this hypothesized mechanism is further supported by results detailed in a July 2015 Nature publication, Improving survival by exploiting tumor dependence on stabilized mutant p53 for treatment, by E.M. Alexandrova, et al. Mice harboring mutant p53 treated with ganetespib had prolonged survival as compared to treated p53 null mice, and this activity is correlated with degradation of mutant p53 and tumor apoptosis. In the aggregate, we believe these data suggest the potential of mutated p53 to serve as a predictive biomarker for Hsp90 inhibitors such as ganetespib.

        Hsp90 inhibition has also been shown to sensitize mutant p53 cancer cells to treatment with chemotherapies, as has been seen in preclinical studies evaluating ganetespib in other tumor types, supporting the planned trial design evaluating the combination of ganetespib and paclitaxel vs. paclitaxel alone.

        Enrollment of the safety lead-in Phase 1 portion of GANNET53 in centers in Austria, Belgium, France, and Germany began in July 2014 and is now complete. Initial results from the Phase 1 portion were presented in June 2015 at the American Society of Clinical Oncology (ASCO) Annual Meeting, and these results demonstrated the feasibility and tolerability of combining ganetespib and paclitaxel in this treatment setting. In June 2015, we announced that the first patient was enrolled into the randomized Phase 2 portion of the trial.

        We expect that enrollment in the Phase 2 portion of this trial will continue and be completed in 2017; however, as GANNET53 is an investigator-sponsored trial, we do not ultimately control the enrollment timeline for the study.

SARC 023—Ganetespib in Sarcoma

        SARC 023, a clinical trial sponsored by the Sarcoma Alliance for Research through Collaboration (SARC), is an open label Phase 1/2 clinical trial of ganetespib in combination with the mTOR inhibitor sirolimus in patients with refractory sarcoma, including malignant peripheral nerve sheath tumors (MPNSTs). The Pediatric Subcommittee of the Oncologic Drugs Advisory Committee (ODAC) reviewed the design of SARC 023, as well as pre-clinical data demonstrating the scientific rationale for studying this combination in a clinical trial. The Phase 1 portion of the clinical trial, which is currently ongoing, is designed to assess the safety, tolerability, and maximum tolerated/recommended dose of the combination.

        We expect completion of enrollment in the Phase 1 portion of this clinical trial to occur in 2017; however, as SARC 023 is an investigator-sponsored trial, we do not ultimately control the enrollment timeline for the study.

        Our expectation is that no additional patients will be enrolled on ganetespib containing treatment arms of clinical studies other than the ovarian cancer and sarcoma trials described above. Our intent is to wind down the ganetespib containing arms in all other remaining investigator-sponsored trials by mid-2016.

HDC Program

        In September 2013, we announced the launch of a novel, proprietary small molecule cancer drug development program: Hsp90 inhibitor drug conjugate, or HDC, program.

        Our HDC program is based on the observation that small molecule inhibitors of Hsp90 are retained in tumors for as much as 20 times longer than in blood or normal tissue. Preclinical experiments have shown that following intravenous administration in animals, ganetespib can persist in tumor cells for over a week, while it is cleared from blood and normal tissues in a matter of hours. Similar results demonstrating this characteristic have been published by others using first-generation Hsp90 inhibitors such as 17-AAG and its derivatives, as well as other classes of Hsp90 inhibitors.

        HDCs are drug candidates consisting of an Hsp90 inhibitor (targeting moiety) joined to an anti-cancer agent (payload) via a cleavable chemical linker optimized for controlled release of payload drug inside cancer cells. HDCs are small molecules that do not rely on cell surface antigens for targeting and internalization for cellular uptake. Upon cell entry, typically via small molecule uptake (passive diffusion and possibly active transport), HDCs can bind intracellular Hsp90 that is present in significant amounts in a wide range of cancers.

        Upon systemic administration HDCs have the potential to achieve significantly higher concentrations of active anticancer drugs (payloads) in tumors than the concentrations achieved when such anticancer drugs are given in their original, unconjugated form. It is important to note that such high concentrations are sustained over prolonged periods of time, thus significantly increasing the exposure of tumors to the anticancer drug relative to the exposure that can be achieved when such anticancer drugs are given in their original, unconjugated form.

        Our lead drug candidate from our HDC program is STA-12-8666, a conjugate of an Hsp90 inhibitor bound to SN-38, the highly potent active metabolite of the widely used chemotherapy irinotecan. We have decided not to pursue an IND submission for STA-12-8666 in the immediate future. However, we are currently conducting preclinical studies for STA-12-8666 to support an IND submission, if we determine to pursue such a submission at some point in the future.

Other Programs

Elesclomol (Mitochondria-Targeting Agent)

        In January 2016, we entered into an asset purchase agreement with a third party to further develop our drug candidate, elesclomol. We will no longer be performing research activities on this drug candidate and, as part of the arrangement, we will receive a minority interest and Board representation in the third party, payments based on achievement of certain development milestones and product royalties upon commercialization.

CRACM Ion Channel Inhibitors

        In May 2014, we entered into a license arrangement for our CRACM program, including two lead candidates and the associated intellectual property portfolio, with PRCL Research Inc. (PRCL), a company funded by TVM Life Science Venture VII and the Fonds de Solidarité des Travailleurs du Québec, based in Montreal, Canada. PRCL's plans were to develop one of the two lead candidates licensed from us to proof-of-concept. We have recently been informed that PRCL has selected one of these candidates to move forward into IND enabling studies.

        We hold a minority interest in PRCL and a seat on PRCL's board of directors. We are not required to provide any research funding or capital contributions to PRCL, and we are not required to perform any research activities related to these candidates. We are reimbursed by PRCL for intellectual property management costs in connection with the contributed intellectual property. If and when proof-of-concept is reached with either drug candidate, Eli Lilly and Company, which is an investor in TVM, will help manage the development program through one of its divisions and will have an option to acquire PRCL or its assets at the then fair value.

Manufacturing and Supply

        For a description of Synta's historical manufacturing and supply capabilities, please refer to the section entitled "Manufacturing and Supply" included in the description of Synta's business in Part I, Item 1 of the Synta 10-K, which section is incorporated by reference herein.

Competition

        For a description of Synta's competition, please refer to the section entitled "Competition" included in the description of Synta's business in Part I, Item 1 of the Synta 10-K, which section is incorporated by reference herein.

Patents and Proprietary Rights

        For a description of Synta's patents and propriety rights, please refer to the section entitled "Patents and Proprietary Rights" included in the description of Synta's business in Part I, Item 1 of the Synta 10-K, which section is incorporated by reference herein.

Government Regulation

        For a description of certain healthcare regulations encountered by Synta, please refer to the section entitled "Government Regulation" included in the description of Synta's business in Part I, Item 1 of the Synta 10-K, which section is incorporated by reference herein.

Employees

        As of May 13, 2016, Synta had nine full-time employees, principally in general and administrative functions. Synta's employees are not represented by any collective bargaining agreement.

Properties

        For a description of Synta's properties, please refer to the section entitled "Properties" in Part I, Item 2 of the Synta 10-K, which section is incorporated by reference herein. Additionally, in April 2016, we entered into a Lease Termination Agreement (the "Termination") with Duffy Hartwell, LLC (the "Landlord") which terminated the lease, dated as of November 4, 1996, by and between us and the Landlord, pursuant to which we leased 34,250 square feet of the building located at 45 Hartwell Avenue, Lexington, MA 02421 (as amended, the "Lease"). The Lease was initially scheduled to expire on November 30, 2016. Pursuant to the Termination, the Lease was terminated early, effective as of the date we vacated the premises and the Landlord received the final termination payment of approximately $213,000, both of which were required to occur prior to May 1, 2016 (the "Termination Date"). Following the Termination Date, we have no further rent obligations to the Landlord pursuant to the Lease

 MADRIGAL BUSINESS

Overview

        Madrigal is a clinical-stage biopharmaceutical company focused on the development and commercialization of innovative therapeutic candidates for the treatment of cardiovascular, metabolic and liver diseases. Madrigal's lead product candidate, MGL-3196, is a proprietary, liver-directed, selective thyroid hormone receptor-ß, or THR-ß, agonist that can potentially be used to treat a number of disease states with high unmet medical need. THR-ß is known to regulate cholesterol and triglyceride metabolism, which Madrigal believes suggests potential therapeutic benefits for patients suffering from hypercholesterolemia, genetic dyslipidemias and diseases resulting from accumulation of fat in liver tissue, such as non-alcoholic steatohepatitis, or NASH. Based on scientific publications in human and animal studies, Madrigal believes that human NASH livers have a deficiency in THR-ß activity that leads to features of NASH including fatty liver, inflammation and fibrosis, and that treatment with MGL-3196 may potentially replace this hormone deficiency and be an effective NASH treatment.

        Madrigal believes that MGL-3196 is a first-in-class, highly selective, liver-directed THR-ß agonist. Madrigal is developing MGL-3196 for NASH and is planning to conduct a Phase 2 clinical trial in this indication. Madrigal is also developing MGL-3196 for dyslipidemia, particularly genetic dyslipidemias such as familial hypercholesterolemia, or FH, including both homozygous and heterozygous forms of the disease. Madrigal is planning to conduct two Phase 2 clinical trials in FH, one in heterozygous FH, or HeFH, patients and one a proof-of-concept clinical trial in homozygous FH, or HoFH, patients. MGL-3196 is a once-daily oral pill that has been studied in three completed Phase 1 trials in a total of 115 subjects. MGL-3196 appeared to be safe and well-tolerated in these trials, which included a single ascending dose trial, a multiple ascending dose trial, and a drug interaction trial with a statin.

        In the multiple ascending dose Phase 1 clinical trial in healthy volunteers with mildly elevated low-density lipoprotein cholesterol, or LDL-C, the administration of MGL-3196 in once daily doses of up to 200 mg per day for 14 days demonstrated statistically significant reductions of LDL-C, apolipoprotein B, or apoB, and non-high density lipoprotein cholesterol, or HDL-C, of up to 30%, and a reduction of triglycerides, or TG, of up to 60%. Increased levels of LDL-C, commonly known as "bad cholesterol", apoB and non-HDL-C are each strongly associated with increased risk of heart disease. The lipid parameter reductions observed with MGL-3196 treatment occurred rapidly in the trial, becoming apparent within the first few days of dosing.

        The following chart summarizes the status of Madrigal's product candidate development programs for MGL-3196 and MGL-3745, a preclinical compound which has similar thyroid receptor selectivity to MGL-3196 and is thus a potential backup compound for MGL-3196:

Lead Product Candidate—MGL-3196

        Active thyroid hormone, known as T3, interacts with two nuclear receptors, THR-a, which is the predominant receptor expressed in most human tissues, including heart and bone, and THR-b, which has more restricted tissue expression, and is the predominant receptor responsible for metabolic actions in the liver, including both cholesterol- and TG lowering. Selective activation of the THR-ß receptor in liver tissue is believed to favorably affect cholesterol and lipoprotein levels via multiple mechanisms, which may be complementary to those of other lipid-lowering therapies such as statin drugs. Madrigal believes that these characteristics of THR-b activation by MGL-3196 will in turn lead to clinically meaningful reductions in LDL-C, plasma and liver TGs.

        Madrigal believes that MGL-3196 is the first selective small molecule THR-b agonist compound. MGL-3196, along with other THR-b-selective small molecules, such as MGL-3745, a potential backup compound to MGL-3196, was discovered at Hoffmann-La Roche, or Roche, in Nutley, New Jersey, by utilizing a novel functional assay that, unlike a simple receptor binding assay, assessed the functional activity of compounds which interacted with thyroid hormone receptors. In a published study by Madrigal and Roche in the Journal of Medicinal Chemistry using this functional assay, MGL-3196 was shown to be highly selective for the THR-ß receptor, with almost no effect on THR-a, unlike other compounds purported in published studies to be b-selective based on binding affinity, but which were shown to equally activate THR-a and THR-b in the novel functional assay.

        Madrigal believes that the ß-selectivity and liver-targeting properties of MGL-3196 are critically important for its beneficial metabolic actions in the liver, and enable avoidance of safety issues associated with THR-a activation by thyroid hormone and/or less selective THR agonists in tissues such as heart and bone. In a variety of preclinical animal model studies, MGL-3196 showed enhanced safety relative to T3 or other thyroid agonists. In animal models, MGL-3196 demonstrated cholesterol lowering, liver triglyceride lowering, and reduction of markers of NASH-related liver inflammation and fibrosis at drug levels similar to those that lowered LDL-C in human clinical trials, providing data to support the advancement of MGL-3196 into NASH and FH clinical trials. In chronic animal toxicology studies in dogs and rats, no effects on bone or cartilage histology were seen at any MGL-3196 dose in either species.

        Madrigal believes that MGL-3196 may be the first product candidate in development for NASH or FH that selectively targets the THR-ß pathway and has shown a lack of liver enzyme elevations in

Phase 1 clinical studies as well as an absence of bone and cartilage histologic findings in chronic animal toxicology studies.

MGL-3196 Clinical and Non-Clinical Development Program

        To date, Madrigal has completed a series of Phase 1 clinical studies, Phase 2-enabling preclinical GLP toxicology studies, and drug manufacturing studies to support further clinical development, including API manufacturing and drug product development studies, drug metabolism studies, acute, subchronic and chronic animal toxicology studies, and other safety pharmacology and toxicology studies.

        Madrigal has completed Phase 1 studies with MGL-3196 in a total of 115 subjects to evaluate the safety, tolerability, pharmacokinetics and pharmacodynamic effects of MGL-3196. Madrigal's Phase 1 studies included randomized, placebo-controlled, double-blind, single and 14-day multiple-dose escalation studies, as well as a drug-interaction study in healthy volunteers. In Phase 1 studies, MGL-3196 appeared safe and was well-tolerated at all doses tested. The results of these studies suggest that MGL-3196 has pharmacokinetic properties suitable for once-daily oral dosing.

        In the multiple ascending dose study, lipid parameters were assessed as initial markers of MGL-3196 pharmacodynamic activity (Atherosclerosis 230:373-380, 2013). As illustrated in the figure below, daily doses of MGL-3196 ranging from 50 to 200 mg showed highly statistically significant reductions relative to placebo of up to 30% for LDL-C (range, p=.05- <0.0001), 28% for non-HDL-C (range, p =0.027- p<0.0001) and 24% for apoB (range, p =0.008-0.0004), and statistical trends of up to 60% reduction in TG (range, p =0.13-0.016). The near maximal lipid effects were observed at a MGL-3196 dose of 80 mg once-daily. MGL-3196 was well-tolerated at all doses, with no dose-related adverse events or liver enzyme, electrocardiography or vital-sign changes. At the highest dose of MGL-3196 (200 mg), there was a reversible reduction of 20% in the level of a precursor hormone to T3, free T4, which was significantly different from placebo (p < 0.0001) that may be explained by increased liver metabolism of free T4. There was no change in thyrotropin, a pituitary hormone that regulates the level and production of thyroid hormone by the thyroid gland or T3, or other evidence of central thyroid axis dysfunction at any dose of MGL-3196.

Change in Lipids After 14 Days

Change from Baseline (CFB) by mean % CFB calculated for each individual subject 24th after 14th dose; baseline value obtained just prior to first dose; ApoB, apolipoprotein B; Chal, total cholesterol; LDL-C, LDL cholesterol directly measured; Non-HDL-C, non-HDL cholesterol; TG, triglycerides (median %CFB)

        While Madrigal is encouraged by these results, they are based on a small number of patients in early-stage clinical trials and are not necessarily predictive of results in later-stage clinical trials with larger and more diverse patient populations. In addition, the FDA typically requires sponsors of lipid-lowering product candidates to conduct drug-drug interaction studies with statins because statins may have increased safety risks when administered together with other drug therapies that affect their pharmacokinetic profile. Accordingly, shortly after Madrigal submitted an IND for MGL-3196 in 2011, the FDA placed a partial clinical hold on MGL-3196 that requires Madrigal to provide the FDA with certain information on dosing of MGL-3196 concomitantly with statins before the partial clinical hold can be removed. Madrigal has since received guidance from the FDA that the results from drug interaction studies between MGL-3196 and several statins conducted in healthy volunteers and other supportive information could enable the removal of the partial clinical hold on dosing MGL-3196 in patients taking statins. Madrigal has completed one clinical drug interaction study of MGL-3196 and two statins in 25 normal healthy volunteers, which showed MGL-3196 to have a favorable safety profile and to be well-tolerated. Madrigal is currently conducting a second drug-interaction study of MGL-3196 with a third statin. After completion of the second study, Madrigal intends to submit the data to the FDA from the drug interaction studies of MGL-3196 with statins and other supportive data as a complete response to the partial clinical hold that the FDA placed on MGL-3196. If, following the submission, the FDA removes the partial clinical hold, Madrigal will dose MGL-3196 in patients who are taking statins in the planned Phase 2 clinical trials.

Target Indications

Nonalcoholic Fatty Liver Disease and Nonalcoholic Steatohepatitis

  Overview and Market Opportunity

        NASH is a serious inflammatory form of non-alcoholic fatty liver disease, or NAFLD. NAFLD has become the most common liver disease in the United States and other developed countries and is characterized by an accumulation of fat in the liver with no other apparent causes. The rising worldwide prevalence of obesity-related disorders has contributed to a rapid increase in the global prevalence of NASH and NAFLD. In the United States, NAFLD is estimated to affect approximately 27% to 34% of the population, or an estimated 86 million to 108 million people, and approximately 10% to 20% of those will progress from NAFLD to NASH. Current estimates place NASH prevalence at approximately 9 million to 15 million people in the United States, or 3% to 5% of the population, with similar prevalence in Europe and Asia. The prevalence of NASH is also increasing in developing regions due to the adoption of a more sedentary lifestyle and a diet consisting of processed foods with high fat and fructose content.

        In addition to the accumulation of fat in the liver, NASH is characterized by inflammation and cellular damage with or without fibrosis, the first stage of liver scarring, which may ultimately progress to cirrhosis. NASH is a severe condition that can lead to fibrosis and eventually progress to cirrhosis, portal hypertension, esophageal varices, ascites, liver cancer and liver failure. NASH is strongly associated with cardiovascular disease, or CVD, and the most common cause of death in NASH patients is CVD. Progression to cirrhosis and other late-stage complications can occur within 5 to 10 years after an initial NASH diagnosis. NASH patients with type-2 diabetes have a heightened risk of NASH disease progression. Once the disease advances beyond NASH to such life-threatening conditions as liver cancer and failure, then liver transplantation is the only treatment alternative.

        The Centers for Disease Control and Prevention projects the prevalence of obesity to increase from 34% of the United States population to 42% of the United States population by 2030. Driven by this epidemic of obesity, NASH is projected to become the leading cause of liver transplants by 2020. Given the extremely limited availability of organ donors and high transplant costs, NASH patients who require transplantation will place a significant economic burden on the healthcare system. As such, there is a significant unmet medical need for well-tolerated oral treatments for NASH. Because there are currently no therapeutic products approved for the treatment of NASH, the market size is difficult to estimate. However, based on Madrigal's analysis of multiple market assessments, it estimates that the addressable NASH population is several million patients worldwide, and that NASH could become a multi-billion dollar market able to support multiple approved drug products.

  MGL-3196 in NASH

        Madrigal is developing MGL-3196 for NASH. Based on the scientific literature in human and animal studies, Madrigal believes that NASH livers in humans frequently have a deficiency in THR-ß activity that leads to features of NASH, including fatty liver, inflammation and fibrosis, and that treatment with MGL-3196 will replace this hormone deficiency and be an effective NASH treatment. Madrigal believes that MGL-3196 is an excellent candidate for the chronic treatment of NASH because of its safety and tolerability profile observed to date in healthy subjects, its effects in reducing cardiovascular risk factors such as LDL-C and TGs in early-stage clinical trials, and its multiple beneficial effects in animal models of NASH. CVD is the most common cause of death in patients with NASH. Madrigal has completed multiple studies in animal models of metabolic diseases, dyslipidemia and NASH in which MGL-3196 demonstrated a statistically significant reduction in liver TGs, insulin resistance, liver enzymes (which may be elevated in NASH), and markers of inflammation and fibrosis (Figures). The figures below show the beneficial effects of MGL-3196 to reduce these parameters in NASH animal models. Madrigal believes that MGL-3196 will treat the underlying lipotoxicity that drives the inflammation and liver cell damage observed in NASH patients, and after the underlying lipotoxicity is treated, NASH-related liver fibrosis will resolve as the liver regenerates.

  MGL-3196: Preclinical NASH Animal Model Study

Upper panels: 24d study in 17 wk old DIO mice (po, qd) on high fat diet (HFD) 13 wks;
lower panels: 24d study in 40 wk old DIO mice on HFD 35 wks

MGL-3196 Preclinical NASH Animal Model Gene Expression Study

25 week study in DIO, lean control mice and HFD mice treated with 0.1 to 3 mg/kg
MGL-3196 or Rosiglitazone (3mg/kg)

"HFD", lane 1 mean HFD gene expression normalized to mean Lean; Lanes (2-7) mean gene expression normalized to mean of DIO; "Rosi" (rosiglitazone, 3 mg/kg, 24 weeks) TIMP1 tissue inhibitor metalloproteinase; CTGF connective tissue growth factor; SMA smooth muscle actin; SAA serum amyloid A; CRP C-reactive protein       Red, higher expression; blue decreased expression

  MGL-3196 NASH Phase 2 Clinical Plan

        Madrigal plans to conduct a Phase 2 proof of concept clinical trial in approximately 100 patients with liver biopsy documented NASH. The proposed study is a randomized, 1:1:1, double-blind, placebo-controlled, three-arm study of two doses of once-daily MGL-3196 versus placebo in patients with NASH, including those with type-2 diabetes, for six or nine months (the duration currently under discussion) of treatment. The study will be conducted in the United States. The primary endpoint will be to evaluate the efficacy of MGL-3196 as measured by the reduction of liver fat at 12 weeks, and the secondary endpoint will be to evaluate the efficacy of MGL-3196 as measured by a reduction of NASH, which will be assessed by liver biopsy, at 24 weeks. Other secondary and exploratory endpoints will include safety and tolerability, and effects on serum biomarkers at 12 and 24 weeks, lipid parameters, and biomarker measures of insulin sensitivity. Madrigal expects to reach its top-line analysis of the primary endpoint in mid-2017 and its top-line analysis of the secondary endpoint (NASH assessment on liver biopsy) by the end of 2017.

        In September 2013, the American Association for the Study of Liver Disease and the FDA conducted a joint workshop focused on trial designs and endpoints in drug and diagnostic development for liver disease secondary to NAFLD, including NASH. In December 2014, the journal Hepatology accepted for publication a manuscript summarizing the workshop output, including potentially acceptable surrogate endpoints for clinical studies supporting the approval of agents for NASH and liver fibrosis. Madrigal believes that its Phase 2 NASH study design incorporates surrogate endpoints that may form the basis for demonstrating efficacy required for approval based on the published workshop summary and feedback from FDA in response to Madrigal's NASH pre-IND submission in 2014.

Familial Hypercholesterolemia

  Overview and Market Opportunity

        FH is a genetic disorder characterized by aggressive and early onset of CVD. In people with FH, genetic mutations make the liver incapable of metabolizing or removing excess LDL-C, causing very high LDL-C levels in the blood. There are two forms of FH: HoFH, a less common condition where mutation is inherited from both parents, and HeFH, a more common condition where mutation is inherited from just one parent. The vast majority of the cholesterol circulating in a person's body is produced by the liver. Cholesterol is a necessary component in the structure and function of human cells. Individuals with FH are unable to recycle this natural supply of cholesterol that their bodies are constantly producing. Therefore, the cholesterol levels of an individual with FH are exceedingly high. Over time, the elevated blood cholesterol can lead to blockages in the arteries of the heart and/or brain. The longer a person experiences high LDL-C, the more likely he or she will be to experience a cardiovascular event (i.e., heart attack or stroke).

        HoFH has an estimated worldwide prevalence of 1 in 160,000 to 1 in 1,000,000 and is a life-threatening condition characterized by markedly elevated levels of LDL-C. This is predominantly due to inactivating mutations in the LDL receptor, with onset of atherosclerotic CVD in childhood to early adulthood. HeFH, more common than HoFH, has an estimated worldwide prevalence of 1 in 200 to 1 in 500 and is characterized by early onset CVD in middle age, typically caused by an inactivating mutation in one of the two LDL receptor genes. While HeFH patients have a range of disease severity, Madrigal believes approximately 10% of the HeFH population can be characterized as having severe FH, with higher baseline LDL-C levels (>309 mg/dL; 8 mmol/L) than those of a majority of the HeFH population. Despite multiple therapeutics currently available for the treatment of HoFH, including statins, ezetimibe, and newer agents such as lomitapide, mipomersen, and anti-PCSK9 antibodies, Madrigal believes that the treatment target goal to reduce LDL-C to recommended levels is rarely achieved. In HeFH, with the recent addition of anti-PCSK9 antibodies to the treatment regimen, Madrigal believes that LDL-C target treatment goals (<100 mg/dL; < 70 mg/dL in patients with CVD or diabetes) may be achieved in > 50% of the patients; however, many HeFH patients, particularly those with severe FH or who cannot tolerate treatment with high-dose statins, are not at goal and are in need of additional lipid-lowering therapies beyond current therapeutic approaches. In addition, elevation of lipoprotein(a), or Lp(a), a severely atherogenic lipoprotein particle, which is frequently elevated in FH patients, is not effectively lowered by current therapeutic approaches. In 2014, an estimated $16.6 billion was spent on drug therapy in the United States, five major European Union markets, and Japan to treat dyslipidemias, according to Datamonitor.

  MGL-3196 in FH

        Madrigal is developing MGL-3196 for FH and potentially other genetic dyslipidemias. Madrigal believes that experimental results from various sources, including itself, academic groups and other pharmaceutical companies, support targeting the THR-ß pathway as a potential novel approach to lipid-lowering in FH. Madrigal believes that MGL-3196 has a unique and complementary lipid-lowering profile that will bring an added benefit to the standard of care treatment of FH patients, particularly those with severe HeFH (~10% of FH patients with high baseline LDL-C, typically >309 mg/dL) and those with HoFH who do not achieve LDL-C target levels with current therapies. Specifically, in preclinical animal studies MGL-3196 lowered LDL-C in a variety of species as a monotherapy and also when dosed in combination with statins. MGL-3196 also showed the potential to lower Lp(a), a severely atherogenic particle that is frequently elevated in patients with FH. A previous THR agonist, eprotirome, demonstrated clinical proof of concept for the THR target in Phase 2 and Phase 3 FH clinical trials by significantly lowering LDL-C and Lp(a) in patients with HeFH who were on standard treatments such as statins and ezetimibe. The development of eprotirome ceased during the Phase 3 FH trial due to liver toxicity observed in the trial as well as eprotirome-induced cartilage damage seen in chronic toxicology studies in dogs. Because of its high level of THR-ß selectivity, its liver-targeting properties, and its absence of findings in chronic animal toxicology studies, Madrigal believes that MGL-3196 will avoid the toxicity issues of previous THR agonist compounds and may be a beneficial treatment for FH patients.

  MGL-3196 FH Phase 2 Clinical Plan

        Madrigal plans to conduct a Phase 2 clinical trial in approximately 100 patients with HeFH. The proposed study is a randomized 1:1:1, double-blind, placebo-controlled, three-arm study of two daily doses of MGL-3196 or placebo in patients with HeFH. The study will be conducted primarily in the United States with additional sites in Europe. In this 12 week clinical trial, the primary endpoint will be to evaluate the efficacy of MGL-3196 as measured by the percent reduction in LDL-C as compared with placebo. Secondary endpoints will include safety and tolerability, and evaluate the efficacy of MGL-3196 to reduce a variety of lipid parameters, including non-HDL-C, apoB, TGs, Lp(a), apoA/B, and lipoprotein particles. Based on interim efficacy and safety data obtained from this HeFH study, Madrigal plans to conduct a proof of concept open-label Phase 2 study of 6-8 patients with HoFH at sites in the United States and Europe. Madrigal expects that topline results of the HeFH and HoFH clinical trials will be available in the second half of 2017.

Collaborations

        VIA Pharmaceuticals, Inc., or VIA, entered into a research, development and commercialization agreement, or the Roche Agreement, with Hoffmann-La Roche Pharmaceutical Company Limited, or Roche, on December 18, 2008. Madrigal subsequently assumed all of VIA's rights in, to and under, and all of VIA's obligations under, the Roche Agreement pursuant to an asset purchase agreement dated September 14, 2011, as described in more detail under the heading "General Corporate Information" below. Pursuant to the terms of the Roche Agreement, Madrigal, as successor-in-interest to VIA, assumed control of all development and commercialization of MGL-3196 and will own exclusive worldwide rights for all potential indications. Roche assigned all patent rights relating to MGL-3196 to Madrigal and granted Madrigal an exclusive license to use certain know-how relating to MGL-3196 in exchange for consideration consisting of an upfront payment, milestone payments, the remainder of which total $10.8 million and are tied to future commencement of Phase 2 and Phase 3 clinical trials and regulatory approval in the United States and Europe of a product developed from MGL-3196, and single-digit royalty payments based on net sales of products developed from MGL-3196, subject to certain reductions. In 2011, Madrigal commenced Phase 1 clinical trials and subsequently paid Roche a related milestone payment. To date, Madrigal has not achieved any additional product development or regulatory milestones under the Roche Agreement.

        Pursuant to the Roche Agreement, Madrigal must use commercially reasonable efforts to conduct clinical and commercial development programs for products containing MGL-3196. If Madrigal determines that it is not reasonable to continue clinical trials or other development of MGL-3196, it may elect to cease further development and Roche may terminate the license. If Madrigal determines not to pursue the development or commercialization of MGL-3196 in certain jurisdictions, including the United States, Roche may terminate the license for such territories. The Roche Agreement will expire, unless earlier terminated pursuant to other provisions of the agreement, on the last to occur of (i) the expiration of the last valid claim of a licensed patent covering the manufacture, use or sale of products containing MGL-3196, or (ii) ten years after the first sale of a product containing MGL-3196.

Competition

        The development and commercialization of new drugs is highly competitive. Madrigal will face competition with respect to all product candidates Madrigal may develop or commercialize in the future from pharmaceutical and biotechnology companies worldwide. The key factors affecting the success of any approved product will be its efficacy, safety profile, drug interactions, method of administration, pricing, reimbursement and level of promotional activity relative to those of competing drugs.

        Madrigal's potential competitors may have substantially greater financial, technical, and personnel resources than Madrigal. In addition, many of these competitors have significantly greater commercial infrastructures. Madrigal's ability to compete successfully will depend largely on its ability to leverage its collective experience in drug discovery, development and commercialization to:

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  discover and develop medicines that are differentiated from other products in the market,

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  obtain patent and/or proprietary protection for Madrigal's products and technologies;

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  obtain required regulatory approvals;

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  obtain a commercial partner;

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  commercialize its drugs, if approved; and

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  attract and retain high-quality research, development and commercial personnel.

        There are currently no therapeutic products approved for the treatment of NASH. There are several commercially available products that are currently used off-label for NASH, such as vitamin E, an antioxidant, insulin sensitizers, such as pioglitazone, anti-hyperlipidemic agents, such as gemfibrozil, pentoxifylline, ursodiol and others. In addition, there are numerous drugs in development for the treatment of NASH. Madrigal is aware of several companies that have product candidates in clinical development for the treatment of NASH, including Intercept Pharmaceuticals, Inc., Gilead Sciences, Inc., Galectin Therapeutics, Inc., Tobira Pharmaceuticals, Galmed Medical Research Ltd., Genfit Corp., Novartis AG, Novo Nordisk A/S, Takeda, Immuron Ltd., Shire plc, Boehringer Ingelheim GmbH, and Conatus Pharmaceuticals Inc., and there are other companies with candidates in earlier stages of development. Given MGL-3196's actions on the underlying biological pathways across the spectrum of early to late stages of NASH, its CV beneficial effects, and its complementary mechanism to other therapies, Madrigal believes that MGL-3196 has the potential to be used alone or in combination with some of these potential NASH products.

        There are several marketed products, both generic and proprietary, available for the treatment of HoFH and HeFH. Madrigal believes that MGL-3196 has the potential to be used in combination with several of these products. Available marketed products include: various statins, Merck's ezetimibe, Aegerion's lomitapide, Ionis' mipomersen, Amgen's evolocumab and Sanofi/Regeneron's alirocumab. In addition, there are multiple drugs in development for the treatment of FH, including Gemphire's gemcabene, Merck's anacetrapib, Esperion's ETC-1002, and drugs at an earlier stage of development. Given MGL-3196's pleotropic lipid-lowering actions, its complementary mechanism to statins and other lipid-lowering drugs, and its potential for lowering Lp(a), Madrigal believes that MGL-3196 has the potential to be used in combination with the standard of care to treat patients with HoFH and HeFH.

Sales and Marketing

        Because Madrigal is focused on discovery and development of its product candidates, it currently has no sales, marketing or distribution capabilities in order to commercialize any approved product candidates. If Madrigal's product candidates are approved, Madrigal intends either to establish a sales and marketing organization with technical expertise and supporting distribution capabilities to commercialize its products, or to outsource this function to a third party.

Manufacturing

        Madrigal does not own or operate, and currently has no plans to establish, any manufacturing facilities. Madrigal currently relies, and expects to rely, on third-party contract manufacturers, or CMOs, for the manufacture of any product candidates that it may develop for larger-scale preclinical and clinical testing, as well as for commercial quantities of any drug candidates that are approved.

Research and Development

        Research and development expenses primarily consist of costs associated with Madrigal's research activities, including the preclinical and clinical development of Madrigal's product candidates. Madrigal's research and development expenses were $2.4 million for the year ended December 31, 2015 compared to $0.8 million for the same period in 2014. The large increase in reseach and development expenses was primarily due to continuation of the preclinical studies initiated by Madrigal in 2014, further API manufacturing studies and the completion of a Phase 1 clinical study in 2015. Madrigal expects research and development expenses to increase over time as it advances its clinical and preclinical development programs for MGL-3196.

Employees

        As of May 13, 2016, Madrigal had no full-time employees and four full-time equivalent consultants and multiple part-time consultants. Immediately following the completion of the merger, the executive management team of Madrigal is expected to be composed of Paul A. Friedman, M.D., serving as the Chief Executive Officer and Chairman of the Board of the combined company, Rebecca Taub, M.D., serving as Chief Medical Officer, Executive Vice President, Research & Development and a director of the combined company, and Marc R. Schneebaum serving as Chief Financial Officer of the combined company.

Intellectual Property

        Madrigal will be able to protect its technology and products from unauthorized use by third parties only to the extent it is covered by valid and enforceable patents or such knowledge is effectively maintained as trade secrets. Patents and other proprietary rights are thus an essential element of Madrigal's business. Madrigal also relies on trade secrets, know-how, continuing technological innovation and licensing opportunities to develop and maintain its competitive position.

        Madrigal's success will depend in part on its ability to obtain and maintain patent and other proprietary protection for its current and future product candidates, technology and know-how, to operate without infringing on the proprietary rights of others, and to prevent others from infringing its proprietary rights. Madrigal seeks to protect its proprietary position by, among other methods, filing United States and foreign patent applications related to its proprietary technology, inventions and improvements that are important to the development of its business.

        Madrigal owns or has exclusive rights to four United States and 70 foreign issued patents and allowed patent applications, and one United States and 26 foreign pending patent applications, relating to composition-of-matter of MGL-3196 and its use in the treatment of key disease indications. Madrigal's current patent portfolio broadly covers the United States and other jurisdictions worldwide.

        Issued United States patents which cover MGL-3196 will expire between 2026 and 2033, excluding any patent term extensions that might be available following the grant of marketing authorizations. Issued patents outside of the United States directed to MGL-3196 will expire between 2026 and 2033. Madrigal has pending patent applications for MGL-3196 that, if issued, would expire in the United States and in countries outside of the United States between 2026 and 2033, excluding any patent term adjustment that might be available following the grant of the patent and any patent term extensions that might be available following the grant of marketing authorizations.

        In addition, pursuant to the Roche Agreement, Roche granted Madrigal an exclusive license to certain patents and know-how relating to MGL-3196. The Roche Agreement imposes various diligence, milestone payment, royalty payment, insurance, indemnification, and other obligations on Madrigal.

        Madrigal's trademarks are protected under the common law and/or by registration in the United States and other countries. Madrigal seeks to protect its proprietary processes, in part, by confidentiality agreements and invention assignment agreements with its personnel, including consultants and commercial partners. These agreements are designed to protect Madrigal's proprietary information.

Orphan Drug Designation

        Some of MGL-3196's target disease indications are rare diseases or may be designated rare diseases, including HoFH and severe HeFH, and Madrigal plans to pursue orphan drug designation where possible. If granted, each such designation might provide for regulatory exclusivity for seven years in the United States and ten years in the European Union from the date of product approval for individual indications.

Government Regulation

Government Regulation and Product Approval

        Government authorities in the United States, at the federal, state and local level, and other countries extensively regulate, among other things, the research, development, testing, manufacture, quality control, approval, labeling, packaging, storage, record-keeping, promotion, advertising, distribution, marketing and export and import of products such as those Madrigal is developing. A new drug must be approved by the FDA through the new drug application, or NDA, process and a new biologic must be approved by the FDA through the biologics license application, or BLA, process before it may be legally marketed in the United States The animal and other non-clinical data and the results of human clinical trials performed under an Investigational New Drug application, or IND, and under similar foreign applications will become part of the NDA or BLA.

United States Drug Development Process

        In the United States, the FDA regulates drugs under the Federal Food, Drug, and Cosmetic Act, or FDCA, and in the case of biologics, also under the Public Health Service Act, or PHSA, and implementing regulations. The process of obtaining regulatory approvals and the subsequent compliance with appropriate federal, state, local, and foreign statutes and regulations require the expenditure of substantial time and financial resources. Failure to comply with the applicable United States requirements at any time during the product development process, approval process or after approval, may subject an applicant to administrative or judicial sanctions. These sanctions could include the FDA's refusal to approve pending applications, withdrawal of an approval, a clinical hold, warning letters, requesting product recalls, product seizures, total or partial suspension of production or distribution, injunctions, fines, refusals of government contracts, restitution, disgorgement, or civil or criminal penalties. Any agency or judicial enforcement action could have a material adverse effect on us. The process required by the FDA before a drug or biologic may be marketed in the United States generally involves the following:

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  completion of preclinical laboratory tests, animal studies and formulation studies according to Good Laboratory Practices or other applicable regulations;

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  submission to the FDA of an IND which must become effective before human clinical trials may begin;

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  performance of adequate and well-controlled human clinical trials according to Good Clinical Practices to establish the safety and efficacy of the proposed drug for its intended use;

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  submission to the FDA of an NDA or BLA;

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  satisfactory completion of an FDA inspection of the manufacturing facility or facilities at which the drug is produced to assess compliance with current good manufacturing practice, or cGMP, to assure that the facilities, methods and controls are adequate to preserve the drug's identity, strength, quality and purity; and

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  FDA review and approval of the NDA or BLA.

        Once a pharmaceutical candidate is identified for development, it enters the preclinical testing stage. Preclinical tests include laboratory evaluations of product chemistry, toxicity and formulation, as well as animal studies. An IND sponsor must submit the results of the preclinical tests, together with manufacturing information and analytical data, to the FDA as part of the IND. The sponsor will also include a protocol detailing, among other things, the objectives of the first phase of the clinical trial, the parameters to be used in monitoring safety, and the effectiveness criteria to be evaluated, if the first phase lends itself to an efficacy evaluation. Some preclinical testing may continue even after the IND is submitted. The IND automatically becomes effective 30 days after receipt by the FDA, unless the FDA, within the 30-day time period, places the clinical trial on a clinical hold or a partial clinical hold. In such a case, the IND sponsor and the FDA must resolve any outstanding concerns before the clinical trial can begin. Clinical holds also may be imposed by the FDA at any time before or during studies due to safety concerns or non-compliance.

        All clinical trials must be conducted under the supervision of one or more qualified investigators in accordance with good clinical practice regulations. They must be conducted under protocols detailing the objectives of the trial, dosing procedures, subject selection and exclusion criteria and the safety and effectiveness criteria to be evaluated. Each protocol must be submitted to the FDA as part of the IND, and progress reports detailing the results of the clinical trials must be submitted at least annually. In addition, timely safety reports must be submitted to the FDA and the investigators for serious and unexpected adverse events. An institutional review board, or IRB, at each institution participating in the clinical trial must review and approve each protocol before a clinical trial commences at that institution and must also approve the information regarding the trial and the consent form that must be provided to each trial subject or his or her legal representative, monitor the study until completed and otherwise comply with IRB regulations.

        Human clinical trials are typically conducted in three sequential phases that may overlap or be combined:

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  Phase I:  The product candidate is initially introduced into healthy human subjects and tested for safety, dosage tolerance, absorption, metabolism, distribution and excretion. In the case of some products for severe or life-threatening diseases, such as cancer, especially when the product may be too inherently toxic to ethically administer to healthy volunteers, the initial human testing is often conducted in patients.

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  Phase II:  This phase involves studies in a limited patient population to identify possible adverse effects and safety risks, to preliminarily evaluate the efficacy of the product for specific targeted diseases and to determine dosage tolerance and optimal dosage.

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  Phase III:  Clinical trials are undertaken to further evaluate dosage, clinical efficacy and safety in an expanded patient population at geographically dispersed clinical study sites. These studies are intended to establish the overall risk-benefit ratio of the product candidate and provide, if appropriate, an adequate basis for product labeling.

        The FDA or the sponsor may suspend a clinical trial at any time on various grounds, including a finding that the research subjects or patients are being exposed to an unacceptable health risk. Similarly, an IRB can suspend or terminate approval of a clinical trial at its institution if the clinical trial is not being conducted in accordance with the IRB's requirements or if the drug has been associated with unexpected serious harm to patients. Phase I, Phase II, and Phase III testing may not be completed successfully within any specified period, if at all.

        During the development of a new drug, sponsors are given opportunities to meet with the FDA at certain points. These points may be prior to submission of an IND, at the end of Phase II, and before an NDA or BLA is submitted. Meetings at other times may be requested. These meetings can provide an opportunity for the sponsor to share information about the data gathered to date, for the FDA to provide advice, and for the sponsor and FDA to reach agreement on the next phase of development. Sponsors typically use the end of Phase II meeting to discuss their Phase II clinical results and present their plans for the pivotal Phase III clinical trial that they believe will support approval of the new drug.

        Concurrent with clinical trials, companies usually complete additional animal studies and must also develop additional information about the chemistry and physical characteristics of the drug and finalize a process for manufacturing the product in commercial quantities in accordance with cGMP requirements. The manufacturing process must be capable of consistently producing quality batches of the product candidate and, among other things, the manufacturer must develop methods for testing the identity, strength, quality and purity of the final drug. Additionally, appropriate packaging must be selected and tested and stability studies must be conducted to demonstrate that the product candidate does not undergo unacceptable deterioration over its shelf life.

United States Review and Approval Processes

        The results of product development, preclinical studies and clinical trials, along with descriptions of the manufacturing process, analytical tests conducted on the chemistry of the drug, proposed labeling, and other relevant information are submitted to the FDA as part of an NDA or BLA requesting approval to market the product. The submission of an NDA or BLA is subject to the payment of user fees; a waiver of such fees may be obtained under certain limited circumstances. The FDA reviews all NDAs and BLAs submitted to ensure that they are sufficiently complete for substantive review before it accepts them for filing. The FDA may request additional information rather than accept a NDA or BLA for filing. In this event, the NDA or BLA must be resubmitted with the additional information. The resubmitted application also is subject to review before the FDA accepts it for filing. Once the submission is accepted for filing, the FDA begins an in-depth substantive review. FDA may refer the NDA or BLA to an advisory committee for review, evaluation and recommendation as to whether the application should be approved and under what conditions. The FDA is not bound by the recommendation of an advisory committee, but it generally follows such recommendations. The approval process is lengthy and often difficult, and the FDA may refuse to approve an NDA or BLA if the applicable regulatory criteria are not satisfied or may require additional clinical or other data and information. Even if such data and information is submitted, the FDA may ultimately decide that the NDA or BLA does not satisfy the criteria for approval. Data obtained from clinical trials are not always conclusive and the FDA may interpret data differently than Madrigal interprets the same data. The FDA may issue a complete response letter, which may require additional clinical or other data or impose other conditions that must be met in order to secure final approval of the NDA or BLA, or an approval letter following satisfactory completion of all aspects of the review process. The FDA reviews an NDA to determine, among other things, whether a product is safe and effective for its intended use and whether its manufacturing is cGMP-compliant to assure and preserve the product's identity, strength, quality and purity. The FDA reviews a BLA to determine, among other things whether the product is safe, pure and potent and the facility in which it is manufactured, processed, packed or held meets standards designed to assure the product's continued safety, purity and potency. Before approving an NDA or BLA, the FDA will inspect the facility or facilities where the product is manufactured.

        NDAs or BLAs receive either standard or priority review. A drug representing a significant improvement in treatment, prevention or diagnosis of disease may receive priority review. Priority review for an NDA for a new molecular entity and original BLAs will be six months from the date that the NDA or BLA is filed. In addition, products studied for their safety and effectiveness in treating serious or life-threatening illnesses and that provide meaningful therapeutic benefit over existing treatments may receive accelerated approval and may be approved on the basis of adequate and well-controlled clinical trials establishing that the drug product has an effect on a surrogate endpoint that is reasonably likely to predict clinical benefit or on the basis of an effect on a clinical endpoint that can be measured earlier than irreversible morbidity or mortality, or IMM, that is reasonably likely to predict an effect on IMM or other clinical benefit. As a condition of approval, the FDA may require that a sponsor of a drug receiving accelerated approval perform adequate and well-controlled post-marketing clinical trials. Priority review and accelerated approval do not change the standards for approval, but may expedite the approval process.

        If a product receives regulatory approval, the approval may be significantly limited to specific diseases and dosages or the indications for use may otherwise be limited, which could restrict the commercial value of the product. In addition, the FDA may require a sponsor to conduct Phase IV testing which involves clinical trials designed to further assess a drug's safety and effectiveness after NDA or BLA approval, and may require testing and surveillance programs to monitor the safety of approved products which have been commercialized.

        The Food and Drug Administration Safety and Innovation Act, or FDASIA, which was enacted in 2012, made permanent the Pediatric Research Equity Act, or PREA, which requires a sponsor to conduct pediatric studies for most drugs and biologics, for a new active ingredient, new indication, new dosage form, new dosing regimen or new route of administration. Under PREA, original NDAs, BLAs and supplements thereto, must contain a pediatric assessment unless the sponsor has received a deferral or waiver. The required assessment must assess the safety and effectiveness of the product for the claimed indications in all relevant pediatric subpopulations and support dosing and administration for each pediatric subpopulation for which the product is safe and effective. The sponsor or FDA may request a deferral of pediatric studies for some or all of the pediatric subpopulations. A deferral may be granted for several reasons, including a finding that the drug or biologic is ready for approval for use in adults before pediatric studies are complete or that additional safety or effectiveness data needs to be collected before the pediatric studies begin. After April 2013, the FDA must send a non-compliance letter to any sponsor that fails to submit the required assessment, keep a deferral current or fails to submit a request for approval of a pediatric formulation.

Patent Term Restoration and Marketing Exclusivity

        Depending upon the timing, duration and specifics of FDA approval of Madrigal's product candidates, some of Madrigal's United States patents may be eligible for limited patent term extension under the Drug Price Competition and Patent Term Restoration Act of 1984, referred to as the Hatch-Waxman Amendments. The Hatch-Waxman Amendments permit a patent restoration term of up to five years as compensation for patent term lost during product development and the FDA regulatory review process. However, patent term restoration cannot extend the remaining term of a patent beyond a total of 14 years from the product's approval date. The patent term restoration period is generally one-half the time between the effective date of an IND, and the submission date of an NDA or BLA, plus the time between the submission date of an NDA or BLA and the approval of that application, except that the period is reduced by any time during which the applicant failed to exercise due diligence. Only one patent applicable to an approved drug is eligible for the extension, and the extension must be applied for prior to expiration of the patent. The United States Patent and Trademark Office, in consultation with the FDA, reviews and approves the application for any patent term extension or restoration.

        Pediatric exclusivity is another type of marketing exclusivity available in the United States. The FDASIA made permanent the Best Pharmaceuticals for Children Act, or BPCA, which provides for an additional six months of marketing exclusivity if a sponsor conducts clinical trials in children in response to a written request from the FDA, or a Written Request. If the Written Request does not include studies in neonates, the FDA is required to include its rationale for not requesting those studies. The FDA may request studies on approved or unapproved indications in separate Written Requests. The issuance of a Written Request does not require the sponsor to undertake the described studies.

Biologics Price Competition and Innovation Act of 2009

        On March 23, 2010, President Obama signed into law the Patient Protection and Affordable Care Act which included the Biologics Price Competition and Innovation Act of 2009, or BPCIA. The BPCIA amended the PHSA to create an abbreviated approval pathway for two types of "generic" biologics—biosimilars and interchangeable biologic products, and provides for a twelve-year exclusivity period for the first approved biological product, or reference product, against which a biosimilar or interchangeable application is evaluated; however if pediatric studies are performed and accepted by the FDA, the twelve-year exclusivity period will be extended for an additional six months A biosimilar product is defined as one that is highly similar to a reference product notwithstanding minor differences in clinically inactive components and for which there are no clinically meaningful differences between the biological product and the reference product in terms of the safety, purity and potency of the product. An interchangeable product is a biosimilar product that may be substituted for the reference product without the intervention of the healthcare provider who prescribed the reference product.

        The biosimilar applicant must demonstrate that the product is biosimilar based on data from (i) analytical studies showing that the biosimilar product is highly similar to the reference product; (ii) animal studies (including toxicity); and (iii) one or more clinical studies to demonstrate safety, purity and potency in one or more appropriate conditions of use for which the reference product is approved. In addition, the applicant must show that the biosimilar and reference products have the same mechanism of action for the conditions of use on the label, route of administration, dosage and strength, and the production facility must meet standards designed to assure product safety, purity and potency.

        An application for a biosimilar product may not be submitted until four years after the date on which the reference product was first approved. The first approved interchangeable biologic product will be granted an exclusivity period of up to one year after it is first commercially marketed, but the exclusivity period may be shortened under certain circumstances.

        The FDA has issued a number of final and draft guidances in order to implement the law. On April 28, 2015, the FDA issued the following three final guidances: "Scientific Considerations in Demonstrating Biosimilarity to a Reference Product," "Quality Considerations in Demonstrating Biosimilarity of a Therapeutic Protein Product to a Reference Product," and "Biosimilars: Questions and Answers Regarding Implementation of the Biologics Price Competition and Innovation Act of 2009 Guidance for Industry." The draft guidances include "Formal Meetings between the FDA and Biosimilar Biological Product Sponsors or Applicants" issued March 29, 2013, "Clinical Pharmacology Data to Support a Demonstration of Biosimilarity to a Reference Product" issued May 13, 2014, "Reference Product Exclusivity for Biological Products Filed Under Section 351(a) of the PHS Act" issued August 4, 2014, and "Biosimilars: Additional Questions and Answers Regarding Implementation of the Price Competition and Innovation Act of 2009," issued May 12, 2015. The guidance documents provide FDA's current thinking on approaches to demonstrating that a proposed biological product is biosimilar to a reference product. The FDA intends to issue additional guidance documents in the future. Nevertheless, the absence of final guidance documents covering all biosimilars issues does not prevent a sponsor for seeking licensure of a biosimilar under the BPCIA, and the FDA recently approved the first biosimilar application in the United States.

Orphan Drug Designation

        Under the Orphan Drug Act, the FDA may grant orphan drug designation to a drug intended to treat a rare disease or condition, which is generally a disease or condition that affects fewer than 200,000 individuals in the United States, or more than 200,000 individuals in the United States and for which there is no reasonable expectation that the cost of developing and making available in the United States a drug for this type of disease or condition will be recovered from sales in the United States for that drug. Orphan drug designation must be requested before submitting an NDA or BLA. After the FDA grants orphan drug designation, the identity of the therapeutic agent and its potential orphan use are disclosed publicly by the FDA. Orphan drug designation does not convey any advantage in or shorten the duration of the regulatory review and approval process. If a product that has orphan drug designation subsequently receives the first FDA approval for the disease for which it has such designation, the product is entitled to orphan product exclusivity, which means that the FDA may not approve any other applications to market the same drug for the same indication, except in very limited circumstances, for seven years. Orphan drug exclusivity, however, also could block the approval of one of Madrigal's product candidates for seven years if a competitor obtains approval of the same drug as defined by the FDA or if Madrigal's product candidate is determined to be contained within the competitor's product for the same indication or disease.

        The FDA also administers a clinical research grants program, whereby researchers may compete for funding to conduct clinical trials to support the approval of drugs, biologics, medical devices, and medical foods for rare diseases and conditions. A product does not have to be designated as an orphan drug to be eligible for the grant program. An application for an orphan grant should propose one discrete clinical study to facilitate FDA approval of the product for a rare disease or condition. The study may address an unapproved new product or an unapproved new use for a product already on the market.

Fast Track Designation and Accelerated Approval

        FDA is required to facilitate the development, and expedite the review, of drugs that are intended for the treatment of a serious or life-threatening disease or condition for which there is no effective treatment and which demonstrate the potential to address unmet medical needs for the condition. Under the fast track program, the sponsor of a new drug candidate may request that FDA designate the drug candidate for a specific indication as a fast track drug concurrent with, or after, the filing of the IND for the drug candidate. FDA must ermine if the drug candidate qualifies for fast track designation within 60 days of receipt of the sponsor's request.

        Under the fast track program, FDA may designate a drug for fast-track status if it is intended to treat a serious or life-threatening illness and nonclinical or clinical data demonstrate the potential to address an unmet medical need. Similarly, the agency may designate a drug for accelerated approval if it treats a serious condition and generally provides meaningful therapeutic benefit to patients over existing treatments based upon a surrogate endpoint that is reasonably likely to predict clinical benefit, or on a clinical endpoint that can be measured earlier than irreversible morbidity or mortality, that is reasonably likely to predict an effect on irreversible morbidity or mortality or other clinical benefit, taking into account the severity, rarity, or prevalence of the condition and the availability or lack of alternative treatments.

        In clinical trials, a surrogate endpoint is a measurement of laboratory or clinical signs of a disease or condition that substitutes for a direct measurement of how a patient feels, functions, or survives. Surrogate endpoints can often be measured more easily or more rapidly than clinical endpoints. A drug candidate approved on this basis is subject to rigorous post-marketing compliance requirements, including the completion of Phase 4 or post-approval clinical trials to confirm the effect on the clinical endpoint. Failure to conduct required post-approval studies, or confirm a clinical benefit during post-marketing studies, will allow FDA to withdraw the drug from the market on an expedited basis. All promotional materials for drug candidates approved under accelerated regulations are subject to prior review by FDA.

        In addition to other benefits such as the ability to use surrogate endpoints and engage in more frequent interactions with FDA, FDA may initiate review of sections of a fast track drug's BLA before the application is complete. This rolling review is available if the applicant provides, and FDA approves, a schedule for the submission of the remaining information and the applicant pays applicable user fees. However, FDA's time period goal for reviewing an application does not begin until the last section of the BLA is submitted. Additionally, the fast track designation may be withdrawn by FDA if FDA believes that the designation is no longer supported by data emerging in the clinical trial process.

        In FDASIA, Congress encouraged the FDA to utilize innovative and flexible approaches to the assessment of products under accelerated approval. The law required the FDA to issue related draft guidance within a year after the law's enactment and also promulgate confirming regulatory changes. In May 2014, the FDA published a Guidance for Industry entitled, "Expedited Programs for Serious Conditions-Drugs and Biologics" which provides guidance on FDA programs that are intended to facilitate and expedite development and review of new drugs as well as threshold criteria generally applicable to concluding that a drug is a candidate for these expedited development and review programs. In addition to the Fast Track, accelerated approval and priority review programs discussed above, the FDA also provided guidance on a new program for Breakthrough Therapy designation. A request for Breakthrough Therapy designation should be submitted concurrently with, or as an amendment to an IND. FDA has already granted this designation to over 30 new drugs and has approved several.

Post-Approval Requirements

        Once an approval is granted, the FDA may withdraw the approval if compliance with regulatory standards is not maintained or if problems occur after the product reaches the market. Later discovery of previously unknown problems with a product may result in restrictions on the product or even complete withdrawal of the product from the market. After approval, some types of changes to the approved product, such as adding new indications, manufacturing changes and additional labeling claims, are subject to further FDA review and approval. Drug manufacturers and other entities involved in the manufacture and distribution of approved drugs are required to register their establishments with the FDA and certain state agencies, and are subject to periodic unannounced inspections by the FDA and certain state agencies for compliance with cGMP and other laws and regulations. Madrigal relies, and expects to continue to rely, on third parties for the production of clinical and commercial quantities of its product candidates. Future inspections by the FDA and other regulatory agencies may identify compliance issues at the facilities of Madrigal's contract manufacturers that may disrupt production or distribution, or require substantial resources to correct.

        Any drug products manufactured or distributed by Madrigal pursuant to FDA approvals are subject to continuing regulation by the FDA, including, among other things, record-keeping requirements, reporting of adverse experiences with the drug, providing the FDA with updated safety and efficacy information, drug sampling and distribution requirements, complying with certain electronic records and signature requirements, and complying with FDA promotion and advertising requirements. FDA strictly regulates labeling, advertising, promotion and other types of information on products that are placed on the market. Drugs may be promoted only for the approved indications and in accordance with the provisions of the approved label.

        From time to time, legislation is drafted, introduced and passed in Congress that could significantly change the statutory provisions governing the approval, manufacturing and marketing of products regulated by the FDA. It is impossible to predict whether further legislative changes will be enacted, or FDA regulations, guidance or interpretations changed or what the impact of such changes, if any, may be.

Foreign Regulation

        In addition to regulations in the United States, Madrigal will be subject to a variety of foreign regulations governing clinical trials and commercial sales and distribution of its products. Whether or not Madrigal obtains FDA approval for a product, Madrigal must obtain approval by the comparable regulatory authorities of foreign countries or economic areas, such as the 28-member European Union, before Madrigal may commence clinical trials or market products in those countries or areas. The approval process and requirements governing the conduct of clinical trials, product licensing, pricing and reimbursement vary greatly from place to place, and the time may be longer or shorter than that required for FDA approval.

        Under European Union regulatory systems, a company may submit marketing authorization applications either under a centralized or decentralized procedure. The centralized procedure, which is compulsory for medicinal products produced by biotechnology or those medicinal products containing new active substances for specific indications such as the treatment of AIDS, cancer, neurodegenerative disorders, diabetes, viral diseases and designated orphan medicines, and optional for other medicines which are highly innovative. Under the centralized procedure, a marketing application is submitted to the EMA where it will be evaluated by the Committee for Medicinal Products for Human Use and a favorable opinion typically results in the grant by the European Commission of a single marketing authorization that is valid for all European Union member states within 67 days of receipt of the opinion. The initial marketing authorization is valid for five years, but once renewed is usually valid for an unlimited period. The decentralized procedure provides for approval by one or more "concerned" member states based on an assessment of an application performed by one member state, known as the "reference" member state. Under the decentralized approval procedure, an applicant submits an application, or dossier, and related materials to the reference member state and concerned member states. The reference member state prepares a draft assessment and drafts of the related materials within 120 days after receipt of a valid application. Within 90 days of receiving the reference member state's assessment report, each concerned member state must decide whether to approve the assessment report and related materials. If a member state does not recognize the marketing authorization, the disputed points are eventually referred to the European Commission, whose decision is binding on all member states.

        When conducting clinical trials in the EU, Madrigal must adhere to the provisions of the EU Clinical Trials Directive and the laws and regulations of the EU Member States implementing them. These provisions require, among other things, that the prior authorization of an Ethics Committee and the submission and approval of a clinical trial authorization application be obtained in each Member State be obtained before commencing a clinical trial in that Member State.

        As in the United States, it may be possible in foreign countries to obtain a period of market and/or data exclusivity that would have the effect of postponing the entry into the marketplace of a competitor's generic product. For example, in the EU, if any of Madrigal's products receive marketing approval in the European Economic Area, or EEA which is comprised of the 28 member states of the EU plus Norway, Iceland and Liechtenstein, Madrigal expects that it will benefit from eight years of data exclusivity and an additional two years of marketing exclusivity. An additional one-year extension of marketing exclusivity is possible if during the data exclusivity period, Madrigal obtains an authorization for one or more new therapeutic indications that is deemed to bring a significant clinical benefit compared to existing therapies. The data exclusivity period begins on the date of the product's first marketing authorization in the EU and prevents biosimilars from relying on the holder of the marketing authorization for the reference biological medicine's pharmacological, toxicological and clinical data for a period of eight years. After eight years, a biosimilar product application may be submitted and the sponsoring companies may rely on the marketing authorization holder's data. However, a biosimilar medicine cannot launch until 2 years later (or a total of ten years after the first marketing authorization in the EU of the innovator product), or 3 years later (or a total of eleven years after the first marketing authorization in the EU of the innovator product) if the marketing authorization holder obtains marketing authorization for a new indication with significant clinical benefit within the eight year data exclusivity period.

        As in the United States, a sponsor may apply for designation of a product as an orphan drug for the treatment of a specific indication in the EU before the application for marketing authorization is made. Orphan drugs in Europe enjoy economic and marketing benefits, including up to ten years of market exclusivity for the approved indication unless another applicant can show that its product is safer, more effective or otherwise clinically superior to the orphan-designated product.

Reimbursement

        Sales of pharmaceutical products depend in significant part on the availability of third-party reimbursement. Third-party payors include government healthcare programs, managed care providers, private health insurers and other organizations. These third-party payors are increasingly challenging the price and examining the cost-effectiveness of medical products and services. In addition, significant uncertainty exists as to the reimbursement status of newly approved healthcare products. Madrigal may need to conduct expensive pharmacoeconomic studies in order to demonstrate the cost-effectiveness of its products. Madrigal's product candidates may not be considered cost-effective. It is time consuming and expensive to seek reimbursement from third-party payors. Reimbursement may not be available or sufficient to allow Madrigal to sell its products on a competitive and profitable basis.

        In addition, in some foreign countries, the proposed pricing for a drug must be approved before it may be lawfully marketed. The requirements governing drug pricing vary widely from country to country. For example, the European Union provides options for its member states to restrict the range of medicinal products for which their national health insurance systems provide reimbursement and to control the prices of medicinal products for human use. A member state may approve a specific price for the medicinal product or it may instead adopt a system of direct or indirect controls on the profitability of the company placing the medicinal product on the market. There can be no assurance that any country that has price controls or reimbursement limitations for pharmaceutical products will allow favorable reimbursement and pricing arrangements for any of Madrigal's products. Historically, products launched in the European Union do not follow price structures of the United States and generally tend to be significantly lower.

General Corporate Information

        Madrigal was incorporated in Delaware in September 2011. On September 14, 2011, Madrigal entered into an asset purchase agreement with Via (assignment for the benefit of creditors), LLC, or Via LLC, as assignee for the benefit of creditors of VIA, and an assignment and issuance agreement with investment entities affiliated with Bay City Capital, whereby Via LLC transferred ownership of all right, title and interest in and to all tangible and intangible assets of VIA to Madrigal in exchange for Madrigal's assumption of $23.4 million of outstanding convertible notes of VIA. Madrigal's principal executive offices are located at 500 Office Center Drive, Suite 400, Fort Washington, PA 19034. Madrigal's website address is www.madrigalpharma.com. No portion of Madrigal's website is incorporated by reference into this proxy statement.

 SYNTA MANAGEMENT'S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS

        For Synta's management's discussion and analysis of financial condition and results of operations, please refer to Item 7 set forth in the Synta 10-K and Item 2 set forth in the Synta 10-Q, which sections are incorporated by reference herein. The discussion and analysis of financial condition and results of operations sections should be read together with the section entitled "Selected Historical and Unaudited Pro Forma Condensed Combined Financial Data—Selected Historical Financial Data of Synta" in this proxy statement and the consolidated financial statements of Synta and accompanying notes appearing in the Synta 10-K and Synta 10-Q.

 QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT
MARKET RISK OF SYNTA

        For quantitative and qualitative disclosures about Synta's market risk, please refer to Item 7A set forth in the Synta 10-K and Item 2 set forth in the Synta 10-Q, which sections are incorporated by reference herein.

MADRIGAL MANAGEMENT'S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS

        The following discussion and analysis of financial condition and results of operations should be read together with Madrigal's financial statements and the related notes appearing elsewhere in this proxy statement. In addition to historical information, the following discussion contains forward-looking statements that involve risks and uncertainties. Please see "Forward-Looking Statements" on page 61 for additional factors relating to such statements, and see "Risk Factors" beginning on page 26 for a discussion of certain risk factors applicable to Madrigal's business, financial condition and results of operation. Operating results are not necessarily indicative of results that may occur in future periods.

Overview

        Madrigal is a clinical-stage biopharmaceutical company focused on the development and commercialization of innovative therapeutic candidates for the treatment of cardiovascular, metabolic and liver diseases. Madrigal's lead product candidate, MGL-3196, is a proprietary, liver-directed, selective THR-ß agonist that can potentially be used to treat a number of disease states with high unmet medical need. Madrigal is developing MGL-3196 for NASH and is planning to conduct a Phase 2 clinical trial in this indication. Madrigal is also developing MGL-3196 for dyslipidemia, particularly genetic dyslipidemias such as FH, including both homozygous and heterozygous forms of the disease. Madrigal is planning to conduct a Phase 2 clinical trial in HeFH patients and to conduct a proof-of-concept clinical trial in HoFH patients. MGL-3196 is a once-daily oral pill that has been studied in three completed Phase 1 trials in a total of 115 subjects. MGL-3196 appeared to be safe and well-tolerated in these trials, which included a single ascending dose trial, a multiple ascending dose trial, and a drug interaction trial with a statin.

        Madrigal has no products approved for commercial sale and has not generated any revenues from product sales since its inception in 2011. From inception to March 31, 2016, Madrigal has raised net cash proceeds of approximately $15.5 million to fund operations, primarily from private placement offerings of debt and equity securities.

        Madrigal has never been profitable and has incurred significant operating losses in each year since inception. Net losses for the three months ended March 31, 2016 and 2015 were $1.7 million and $1.4 million, respectively, and net losses for the years ended December 31, 2015 and 2014 were $6.8 million and $4.5 million, respectively. Substantially all of Madrigal's operating losses resulted from expenses incurred in connection with its research and development programs and from general and administrative costs associated with its operations. As of March 31, 2016, Madrigal had a working capital deficit of $50.6 million, consisting primarily of approximately $50.3 million of principal and accrued, but unpaid, interest under outstanding convertible notes, $23.4 million of which Madrigal assumed from VIA pursuant to an assignment and issuance agreement dated September 14, 2011 between Madrigal and investment entities affiliated with Bay City Capital. Madrigal expects to continue to incur significant expenses and increasing operating losses for at least the next several years as it continues the clinical development of, and seeks regulatory approval for, MGL-3196 and other product candidates Madrigal may develop. Accordingly, Madrigal will continue to require substantial additional capital to continue its clinical development and potential commercialization activities. The amount and timing of Madrigal's future funding requirements will depend on many factors, including the timing and results of its clinical development efforts.

Recent Developments

        On April 13, 2016, Madrigal entered into the Merger Agreement pursuant to which it will merge with Synta in an all-stock transaction. Subject to the terms and conditions of the Merger Agreement, at the closing of the transaction, Synta will be renamed "Madrigal Pharmaceuticals, Inc."

        Concurrent with the execution of the Merger Agreement, a Madrigal related party investor syndicate committed to invest $9.0 million in Madrigal prior to the closing of the Merger. Madrigal expects the proceeds from this financing, along with net cash that Synta expects to have upon consummation of the merger, to fund the combined company's operations through the fourth quarter of 2017. Madrigal plans to conduct two approximately 100 patient Phase 2 clinical trials commencing in the third quarter of 2016 that will extend into mid- to late 2017, one clinical trial in patients with NASH and one clinical trial in patients with HeFH. Madrigal is also planning a smaller proof-of-concept trial in HoFH. Madrigal will conduct parallel studies in manufacturing and toxicology in accordance with standard pharmaceutical development requirements.

        On a pro forma basis, based upon the number of shares of Synta common stock to be issued in the merger, Synta equityholders will own approximately 36% of the combined company and Madrigal securityholders will own approximately 64% of the combined company (with Bay City Capital and its affiliates, Madrigal's largest securityholder, owning approximately 52.5% of the combined company's outstanding shares of common stock immediately following the closing of the merger). The transaction has been approved by the board of directors of both companies and by the stockholders of Madrigal. The merger is expected to close in the third quarter of 2016, subject to the approval of the stockholders of Synta and other customary closing conditions, as detailed in the Merger Agreement.

        In connection with the merger, Madrigal will be deemed to be the accounting acquirer because the stockholders of Madrigal will effectively control the combined company following the merger. The merger will be treated as a reverse acquisition.

Basis of Presentation

Research and Development Expenses

        Research and development expenses primarily consist of costs associated with Madrigal's research activities, including the preclinical and clinical development of Madrigal's product candidates. Madrigal expenses research and development expenses as incurred. Madrigal contracts with clinical research organizations to manage its clinical trials under agreed upon budgets for each study, with oversight by its clinical program managers. Madrigal accounts for nonrefundable advance payments for goods and services that will be used in future research and development activities as expenses when the service has been performed or when the goods have been received. Manufacturing expense includes costs associated with drug formulation development and clinical drug production. Madrigal does not track employee and facility related research and development costs by project, as it typically uses its employee and infrastructure resources across multiple research and development programs. Madrigal believes that the allocation of such costs would be arbitrary and not be meaningful.

        Madrigal's research and development expenses consist primarily of:

  •
  external expenses paid to clinical trial sites, contract research organizations, laboratories, database software and consultants that conduct clinical trials;

  •
  expenses related to development and the production of nonclinical and clinical trial supplies, including fees paid to contract manufacturers;

  •
  expenses related to preclinical studies;

  •
  expenses related to compliance with drug development regulatory requirements; and

  •
  other allocated expenses, which include direct and allocated expenses for depreciation of equipment and other supplies.

        Madrigal expects to continue to incur substantial expenses related to its development activities for the foreseeable future as it conducts its Phase 2 clinical program, manufacturing and toxicology studies.

Product candidates in later stages of clinical development generally have higher development costs than those in earlier stages of clinical development, primarily due to the increased size and duration of later-stage clinical trials, additional drug manufacturing requirements, and later stage toxicology studies such as carcinogenicity studies. Madrigal's research and development expenses increased between 2014 and 2015, and Madrigal expects that its research and development expenses will increase substantially in the future. The process of conducting preclinical studies and clinical trials necessary to obtain regulatory approval is costly and time consuming. The probability of success for each product candidate is affected by numerous factors, including preclinical data, clinical data, competition, manufacturing capability and commercial viability. Accordingly, Madrigal may never succeed in achieving marketing approval for any of its product candidates.

        Completion dates and costs for Madrigal's clinical development programs as well as its research program can vary significantly for each current and future product candidate and are difficult to predict. As a result, Madrigal cannot estimate with any degree of certainty the costs it will incur in connection with development of its product candidates at this point in time. Madrigal anticipates it will make determinations as to which programs and product candidates to pursue and how much funding to direct to each program and product candidate on an ongoing basis in response to the scientific success of early research programs, results of ongoing and future clinical trials, its ability to enter into collaborative agreements with respect to programs or potential product candidates, as well as ongoing assessments as to each current or future product candidate's commercial potential.

        Research and development expenses by major programs or categories were as follows (in thousands):

	Year Ended December 31,
	2015	2014
Clinical studies(1)	$544	$22
Preclinical studies(1)	1,029	498
Contract manufacturing	456	30
Internal and unallocated research and development expense	398	227

Total	$2,427	$777

(1)
Clinical and preclinical studies reflect expenditures for a series of Phase 1 clinical studies, Phase 2-enabling preclinical GLP toxicology studies and drug manufacturing studies to support further clinical development, including API manufacturing and drug product development studies, drug metabolism studies, acute, subchronic and chronic animal toxicology studies and other safety pharmacology and toxicology studies.

General and Administrative Expenses

        General and administrative expenses consist primarily of the costs associated with management costs, obtaining and maintaining Madrigal's patent portfolio, professional fees for accounting, auditing, consulting and legal services, and allocated overhead expenses.

        Madrigal expects that its general and administrative expenses may increase in the future as it expands its operating activities, maintains and expands its patent portfolio and incurs additional costs associated with the pending merger, the preparation of becoming a merged public company and maintaining compliance with exchange listing and SEC requirements. Madrigal expects these potential increases will likely include management costs, legal fees, accounting fees, directors' and officers' liability insurance premiums and expenses associated with investor relations.

Other Income (Expense), Net

        Other income (expense), net consists primarily of interest expense resulting from Madrigal's convertible debt. Interest expense consists of non-cash interest expense related to Madrigal's convertible notes.

Income Taxes

        Madrigal has incurred net losses and has not recorded any U.S. federal or state income tax benefits for the losses as they have been offset by valuation allowances.

        As of December 31, 2015 and 2014, Madrigal had federal and state tax net operating loss carryforwards of approximately $19.2 million and $12.2 million, respectively, which begin to expire in 2031 for federal and 2035 for state unless previously utilized. As of December 31, 2015, Madrigal had federal research and development tax credit carryforwards of approximately $0.5 million. The federal research and development tax credit carryforwards will expire in 2032.

        Madrigal expects the future utilization of net operating loss and tax credit carryforwards to be limited due to changes in ownership and to the current development-stage nature of Madrigal. In general, if Madrigal experiences a greater than 50% aggregate change in ownership of certain significant stockholders or groups over a three-year period, or a Section 382 ownership change, utilization of its pre-change net operating loss carryforwards would be subject to an annual limitation under Section 382 of the Internal Revenue Code of 1986, as amended, and similar state laws. The annual limitation generally is determined by multiplying the value of Madrigal stock at the time of such ownership change (subject to certain adjustments) by the applicable long-term tax-exempt rate. Such limitations may result in expiration of a portion of Madrigal operating loss carryforwards before it can use them and may be substantial. Madrigal has recorded a valuation allowance on all of its deferred tax assets, including its deferred tax assets related to its net operating loss and research and development tax credit carryforwards as it is currently more likely than not that Madrigal will not be able to realize its deferred tax assets.

Critical Accounting Policies and Significant Judgments and Estimates

        Madrigal's management's discussion and analysis of its financial condition and results of operations are based on its financial statements, which have been prepared in accordance with U.S. generally accepted accounting principles, or GAAP. The preparation of these financial statements requires Madrigal to make estimates and judgments that affect the reported amounts of assets, liabilities, and expenses and the disclosure of contingent assets and liabilities at the date of the financial statements. On an ongoing basis, Madrigal evaluates its estimates and judgments, including those related to accrued research and development expenses. Madrigal bases its estimates on historical experience, known trends and events, and various other factors that are believed to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying value of assets and liabilities that are not readily apparent from other sources. Actual results may differ materially from these estimates under different assumptions or conditions.

        While Madrigal's significant accounting policies are described in more detail in the notes to its financial statements appearing elsewhere in this proxy statement, Madrigal believes the following accounting policies are the most critical for fully understanding and evaluating its financial condition and results of operations.

Research and Development Expenses

        Madrigal recognizes research and development expenses as incurred, typically estimated based on an evaluation of the progress to completion of specific tasks using data such as patient enrollment, clinical site activations, manufacturing steps completed, or information provided by vendors on their actual costs incurred. Madrigal determines the estimates by reviewing contracts, vendor agreements and purchase orders, and through discussions with internal clinical personnel and external service providers as to the progress or stage of completion of trials or services and the agreed-upon fee to be paid for such services. These estimates are made as of each balance sheet date based on facts and circumstances known to Madrigal at that time. If the actual timing of the performance of services or the level of effort varies from the estimate, Madrigal will adjust the estimate accordingly. Nonrefundable advance payments for goods and services, including fees for process development or manufacturing and distribution of clinical supplies that will be used in future research and development activities, are capitalized as prepaid expenses and recognized as expense in the period that the related goods are consumed or services are performed.

        Madrigal may pay fees to third-parties for clinical, non-clinical and manufacturing services that are based on contractual milestones that may result in uneven payment flows. There may be instances in which payments made to vendors will exceed the level of services provided and result in a prepayment of the research and development expense.

Deferred Tax Assets & Valuation Allowance

        In assessing the realizability of deferred tax assets, management considers whether it is more likely than not that some portion of the deferred tax assets will not be realized. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during the periods in which those temporary differences become deductible. As there is no assurance of future taxable income, a full valuation allowance has been established to offset the deferred tax assets. Changes in the deferred tax asset are recorded as an income tax benefit or expense in the statements of operations.

        The Internal Revenue Code, or IRC, limits the amounts of net operating loss carryforwards that a company may use in any one year in the event of certain cumulative changes in ownership over a three-year period as described in Section 382 of the IRC. Such change in ownership could be triggered by subsequent sales of securities by Madrigal or its stockholders and could limit Madrigal's utilization of the net operating loss carryforwards. The deferred tax asset related to the net operating loss carryforwards reflected in the financial statements could be affected by this limitation.

Results of Operations

Comparison of Three Months Ended March 31, 2016 and 2015

        The following table sets forth the key components of Madrigal's results of operations for the three months ended March 31, 2016 and 2015 (in thousands):

	Three Months Ended March 31,
			Increase/ (Decrease)
	2016	2015
Research and Development Expenses	$516	$344	$172
General and Administrative Expenses	222	196	26
Interest Expense	975	843	132

        Research and Development Expenses.    Madrigal's research and development expenses were $0.5 million for the three months ended March 31, 2016 compared to $0.3 million for the same period in 2015. The increase in research and development expenses of $0.2 million in 2016 was primarily due to increased expenses for Madrigal's clinical and preclinical development programs for MGL-3196. Madrigal expects its research and development expenses to increase over time as Madrigal advances its clinical and preclinical development programs for MGL-3196.

        General and Administrative Expenses.    General and administrative expenses were $0.2 million for the three months ended March 31, 2016 which was only slightly higher than the same period in 2015. The modest increase in general and administrative expenses in 2016 resulted from increased expenditures for legal, finance, accounting and information management services relating to the merger with Synta. Madrigal believes general and administrative expenses may increase over time as it advances its programs, increases its headcount and operating activities and incurs expenses associated with being a public company.

        Interest Expense.    Interest expense increased from $0.8 million for the three months ended March 31, 2015 to $1.0 million for the same period in 2016. The increase in interest expense of $0.1 million was due to an increase in interest associated with the issuance of $2.5 million in convertible notes during the period from April 1, 2015 to March 31, 2016 and incremental interest on previously outstanding convertible notes. All of the convertible notes issued by Madrigal will be converted into common stock pursuant to their terms immediately prior to completion of the merger.

Comparison of the Years Ended December 31, 2015 and 2014

        The following table sets forth the key components of Madrigal's results of operations for the years ended December 31, 2015 and 2014 (in thousands):

	Year Ended December 31,
			Increase/ (Decrease)
	2015	2014
Research and Development Expenses	$2,427	$777	$1,650
General and Administrative Expenses	806	548	257
Interest Expense	3,612	3,166	446

        Research and Development Expenses.    Madrigal's research and development expenses were $2.4 million for the year ended December 31, 2015 compared to $0.8 million for the same period in 2014. The increase in research and development expenses of $1.7 million in 2015 was primarily due to continuation of the preclinical studies initiated by Madrigal in 2014, further API manufacturing studies and the completion of a Phase 1 clinical study in 2015. Madrigal expects research and development expenses to increase over time as it advances its clinical and preclinical development programs for MGL-3196.

        General and Administrative Expenses.    General and administrative expenses were $0.8 million for the year ended December 31, 2015 compared to $0.5 million for the same period in 2014. The increase in general and administrative expenses of $0.2 million in 2015 resulted from increased expenditures for a new patent, additional legal and information management fees. Madrigal believes general and administrative expenses may increase over time as it advances its programs, increases its headcount and operating activities and incurs expenses associated with being a public company.

        Interest Expense, Net.    Interest expense increased from $3.2 million for the year ended December 31, 2014 to $3.6 million for the same period in 2015. The increase in interest expense of $0.4 million was due to an increase in interest associated with the issuance of $2.8 million in convertible notes and advances of $0.5 million from a related party in 2015 and incremental interest on previously outstanding convertible notes. All of the convertible notes issued by Madrigal will be converted into common stock pursuant to their terms immediately prior to completion of the merger.

Income Taxes

        Madrigal has incurred net losses and has not recorded any United States federal or state income tax benefits for losses as valuation allowances were deemed necessary.

Liquidity and Capital Resources

        Madrigal has incurred losses since inception and negative cash flows from operating activities for the three months ended March 31, 2016 and 2015 and for the years ended December 31, 2015 and 2014. As of March 31, 2016, Madrigal had a working capital deficit of $50.6 million, consisting primarily of approximately $50.3 million of principal and accrued, but unpaid, interest under outstanding convertible notes, $23.4 million of which Madrigal assumed from VIA as described elsewhere in this section. Madrigal anticipates that it will continue to incur net losses for the foreseeable future as it continues research and development efforts of its product candidates, hires additional staff, including clinical, scientific, operational, financial and management personnel, and incurs additional costs associated with being a public company.

        Madrigal has funded its operations primarily through private placement offerings of its debt and equity securities and cash advances. During the three months ended March 31, 2016 and 2015, Madrigal received net proceeds of $0.8 million and $1.1 million from the issuance of convertible notes. During the years ended December 31, 2015 and 2014, Madrigal received net proceeds of $2.8 million and $1.4 million, respectively, from the issuance of convertible notes and $0.5 million and $0, respectively of cash advances from a related party. As of March 31, 2016, Madrigal had cash and cash equivalents of $0.6 million. Madrigal's independent registered public accounting firm included an explanatory paragraph in its report on Madrigal's financial statements as of and for the year ended December 31, 2015, describing the existence of substantial doubt about Madrigal's ability to continue as a going concern. This uncertainty arose from its results of operations and financial condition and the conclusion that it did not have sufficient cash to operate for 12 months from year-end.

        Madrigal plans to continue to fund its research and development and other operating expenses, and the associated losses from operations, through working capital obtained upon consummation of the merger, future issuances of debt and equity securities and potential collaborations or strategic partnerships with other entities. The capital raises from issuances of convertible debt and equity securities could result in additional dilution to Madrigal's stockholders. In addition, Madrigal's incurrence of additional debt could result in debt service obligations and operating and financing covenants that would restrict its operations. Madrigal can provide no assurance that financing will be available in the amounts it needs or on terms acceptable to it, if at all. If Madrigal is not able to secure adequate additional working capital when it becomes needed, Madrigal may be required to make reductions in spending, extend payment terms with suppliers, liquidate assets where possible and/or suspend or curtail planned research programs. Any of these actions could materially harm Madrigal's business.

        Concurrent with the execution of the Merger Agreement, a Madrigal related party investor syndicate committed to invest $9.0 million in Madrigal. Madrigal expects the proceeds from this financing, along with net cash held by Synta upon consummation of the merger, to fund operations of the combined company through the fourth quarter of 2017.

Cash Flows

        The following table provides a summary of the net cash flow activity for each of the periods set forth below (in thousands):

	Three Month Ended March 31,		Year Ended December 31,
	2016	2015	2015	2014
Net cash used in operating activities	$(438)	$(483)	$(3,142)	$(1,397)
Net cash provided by financing activities	750	1,050	3,300	1,375
Net increase (decrease) in cash and cash equivalents	312	567	158	(22)

Comparison of the Three Months Ended March 31, 2016 and 2015

        Cash used in operating activities for the three months ended March 31, 2016 consisted of a net loss of $1.7 million, which was offset primarily by non-cash items such as PIK interest expense on convertible notes of $1.0 million and an increase in accounts payable of $0.4 million. Cash used in operating activities for the three months ended March 31, 2015 consisted of a net loss of $1.4 million, which was offset primarily by non-cash items such as PIK interest expense on convertible notes of $0.8 million. Net cash provided by financing activities for the three months ended March 31, 2016 consisted of net proceeds from the issuance of $0.8 million of related party convertible notes. Net cash provided by financing activities for the three months ended March 31, 2015 consisted of net proceeds from the issuance of $1.1 million of related party convertible notes.

Comparison of the Years Ended December 31, 2015 and 2014

        Cash used in operating activities for the year ended December 31, 2015 consisted of a net loss of $6.8 million, which was offset primarily by non-cash items such as PIK interest expense on convertible notes of $3.6 million. Cash used in operating activities for the year ended December 31, 2014 consisted of a net loss of $4.5 million, which was offset primarily by non-cash items such as PIK interest expense on convertible notes of $3.2 million. Net cash provided by financing activities for the year ended December 31, 2015 consisted of net proceeds from the issuance of $2.8 million of related party convertible notes and $0.5 million in advances from a related party. Net cash provided by financing activities for the year ended December 31, 2014 consisted of net proceeds from the issuance of $1.4 million of related party convertible notes.

Operating Capital Requirements

        To date, Madrigal has not generated any revenues, and does not have any approved products. Madrigal does not know when, or if, it will generate any revenue. Madrigal does not expect to generate significant revenue unless and until we obtain regulatory approval of and commercialize one of its current or future product candidates. Madrigal anticipates that it will continue to incur losses for the foreseeable future, and it expects the losses to increase as it continues the development of, and seeks regulatory approvals for, its product candidates, and begins to commercialize any approved products. Madrigal is subject to all of the risks incident to the development of new therapeutic products, and it may encounter unforeseen expenses, difficulties, complications, delays and other unknown factors that may adversely affect its business. Upon closing of the merger, Madrigal expects to incur additional costs associated with operating as a public company.

        Based upon Madrigal's operating plans, Madrigal does not currently have sufficient working capital to fund planned operating expenses through the fourth quarter of 2016 without additional cash. However, on April 13, 2016, certain of Madrigal's investors have committed $9.0 million of financing before or concurrent with the completion of the merger. Madrigal expects the proceeds from this financing, along with net cash held by Synta upon consummation of the merger, to fund the operations of the combined company through the fourth quarter of 2017. Madrigal will require additional capital to complete the development and commercialization of MGL-3196, if approved, and may also need to raise additional funds to pursue other development activities related to additional product candidates.

        Until such time, if ever, as Madrigal can generate substantial revenues, it expects to finance its cash needs through a combination of equity or debt financings, collaborations, strategic partnerships or licensing arrangements. In any event, Madrigal does not expect to achieve revenue prior to the use of cash resulting from the financing and combined company cash. Madrigal does not have any committed external sources of funds other than the $9 million commitment described above. Additional capital may not be available on reasonable terms, if at all. To the extent that Madrigal raises additional capital through the sale of stock or convertible debt securities, the ownership interest of its stockholders will be diluted, and the terms of these securities may include liquidation or other preferences that adversely affect the rights of its common stockholders. Debt financing, if available, may involve agreements that include increased fixed payment obligations and covenants limiting or restricting Madrigal's ability to take specific actions, such as incurring additional debt, making capital expenditures, declaring dividends, selling or licensing intellectual property rights and other operating restrictions that could adversely impact its ability to conduct its business. If Madrigal raises additional funds through collaborations, strategic partnerships or licensing arrangements with third parties, it may have to relinquish valuable rights to MGL-3196 or its other product candidates, including its other technologies, future revenue streams or research programs, or grant licenses on terms that may not be favorable to it. If Madrigal is unable to raise additional funds when needed, it may be required to delay, limit, reduce or terminate its product development or future commercialization efforts or grant rights to develop and commercialize MGL-3196 or its other product candidates even if it would otherwise prefer to develop and commercialize such product candidates itself.

Contractual Obligations and Commitments

Convertible Notes

        As of March 31, 2016, Madrigal had aggregate principal amount of $36.9 million plus accrued and unpaid interest on convertible notes issued by Madrigal to related party investment entities affiliated with Bay City Capital, totaling $50.3 million with a maturity date of December 31, 2016. On April 13, 2016, Madrigal entered into an amended and restated note purchase agreement, or the 2016 purchase agreement, with certain of Madrigal's investors, including Bay City Capital, whereby such investors committed $9.0 million of financing before or concurrent with the completion of the merger. Pursuant to the 2016 purchase agreement, Bay City Capital agreed to waive all accrued interest on the $36.9 million of convertible notes incurred prior to April 13, 2016. Bay City Capital also agreed that no interest shall accrue on such convertible notes from the date of the 2016 purchase agreement through the date on which either the merger is consummated or the Merger Agreement is terminated, and the other investor parties to the 2016 purchase agreement agreed that no interest shall accrue on the convertible notes issued thereunder from the date of the 2016 purchase agreement through the date on which either the merger is consummated or the Merger Agreement is terminated. In addition, all of the convertible notes issued by Madrigal will be converted into common stock pursuant to their terms immediately prior to completion of the merger. As of April 13, 2016, the total convertible notes outstanding amounted to $39.5 million.

Contractual Arrangements

        In December 2008, VIA entered into a research, development and commercialization agreement with Roche. As described elsewhere in this proxy statement, Madrigal subsequently assumed all of VIA's rights in, to and under, and all of VIA's obligations under, the agreement. Under the agreement, Roche assigned all patent rights relating to MGL-3196 to Madrigal, as successor-in-interest to VIA, and granted Madrigal an exclusive license to use certain know-how relating to MGL-3196 in exchange for consideration consisting of an upfront payment, milestone payments, the remainder of which total $10.8 million and are tied to the future commencement of Phase 2 and Phase 3 clinical trials and future regulatory approval in the United States and Europe of a product developed from MGL-3196, and single-digit royalty payments based on net sales of products developed from MGL-3196, subject to certain reductions. In 2011, Madrigal commenced Phase I clinical trials and subsequently paid Roche a related milestone payment. To date, Madrigal has not achieved any additional product development or regulatory milestones under the Roche Agreement.

        Madrigal enters into contracts in the normal course of business with contract research organizations and clinical sites for the conduct of clinical trials, preclinical and clinical studies, professional consultants and other vendors for clinical supply manufacturing or other services. These contracts generally provide for termination on notice, and therefore are cancelable contracts and not included in the table of contractual obligations and commitments.

Off-Balance Sheet Arrangements

        Madrigal does not have any off-balance sheet arrangements as defined in the rules and regulations of the SEC.

Quantitative and Qualitative Disclosures about the Market Risk of Madrigal

Interest Rate Risk

        Madrigal's cash and cash equivalents as of March 31, 2016 consisted of readily available checking and money market funds. Madrigal's primary exposure to market risk is interest income sensitivity, which is affected by changes in the general level of U.S. interest rates. However, because of the short-term nature of the instruments in Madrigal's portfolio, a sudden change in market interest rates would not be expected to have a material impact on Madrigal's financial condition and/or results of operations. Madrigal does not believe that its cash or cash equivalents have significant risk of default or illiquidity. While Madrigal believes its cash and cash equivalents do not contain excessive risk, Madrigal cannot provide absolute assurance that in the future its investments will not be subject to adverse changes in market value. In addition, Madrigal maintains significant amounts of cash and cash equivalents at one or more financial institutions that are in excess of federally insured limits.

Effects of Inflation

        Inflation generally affects Madrigal by increasing its clinical trial costs. Madrigal does not believe that inflation and changing prices had a significant impact on its results of operations for any periods presented herein.

MANAGEMENT FOLLOWING THE MERGER

Executive Officers and Directors

Termination of Current Executive Officers of Synta

        The employment of the current executive officers of Synta, other than Marc R. Schneebaum, is expected to be terminated immediately prior to the completion of the merger, however, if necessary, certain executive officers may provide transitional services to the combined company following the completion of the merger.

Executive Officers and Directors of the Combined Company Following the Merger

        The combined company's board of directors will initially be fixed at seven (7) members, consisting of (i) one member designated by Synta, Keith R. Gollust, the current Chairman of the board of directors of Synta, (ii) one member to be mutually agreed upon by Synta and Madrigal meeting the SEC and NASDAQ Stock Market independence requirements, and (iii) five members designated by Madrigal, namely Paul A. Friedman, M.D., who will be the Chairman, Rebecca Taub, M.D., Fred Craves, Ph.D., who will be the lead director and who currently is the founder and a managing director of Bay City Capital (which it and its affiliates will own approximately 52.5% of the combined company's outstanding shares of common stock immediately following the closing of the merger) and two additional Madrigal designees meeting the SEC and NASDAQ Stock Market independence requirements. The staggered structure of the current Synta board of directors will remain in place for the combined company following the completion of the merger, provided that Keith R. Gollust will be re-appointed as a Class III director.

        The following table lists the names and ages as of May 2, 2016 and positions of the individuals who are expected to serve as executive officers and directors of the combined company upon completion of the merger:

Name	Age	Position(s)
Executive Officers
Paul A. Friedman, M.D.	73	Chief Executive Officer, Chairman of the Board and Class I Director
Rebecca Taub, M.D.	64	Chief Medical Officer, Executive Vice President, Research & Development and Class II Director
Marc R. Schneebaum	61	Chief Financial Officer
Non-Employee Directors
Fred B. Craves, Ph.D.	70	Lead Director and Class II Director
Keith R. Gollust	70	Class III Director

Executive Officers

        Paul A. Friedman, M.D., served as a member of Synta's board of directors from March 2014 until April 2016. Dr. Friedman served as the Chief Executive Officer and a Director of Incyte Corporation from November 2001 until his retirement in January 2014. From 1994 to 1998, Dr. Friedman served as President of Research & Development for the DuPont-Merck Pharmaceutical Company; and from 1998 to 2001 as President of DuPont Pharmaceuticals Research Laboratories, a wholly-owned subsidiary of the DuPont Company. From 1991 to 1994, he served as Senior Vice President at Merck Research Laboratories. Prior to his tenures at Merck and DuPont, Dr. Friedman was an Associate Professor of Medicine and Pharmacology at Harvard Medical School. Dr. Friedman is a diplomat of the American Board of Internal Medicine and a member of the American Society of Clinical Investigation. Dr. Friedman currently sits on the board of directors of Cerulean Pharma Inc., a publicly traded pharmaceutical company, Verastem, Inc., a publicly traded pharmaceutical company, Incyte

Corporation, a publicly traded pharmaceutical company, and Gliknik, Inc. He has previously served on the board of directors of Auxilium Pharmaceuticals Inc., a publicly traded pharmaceutical company, and Durata Therapeutics, Inc., a publicly traded pharmaceutical company. Dr. Friedman received his A.B. in Biology from Princeton University and his M.D. from Harvard Medical School. We believe that Dr. Friedman is qualified to serve as the Chief Executive Officer and Chairman of the board of the combined company due to his management, research and development experience and his experience as an executive and director of life sciences companies.

        Rebecca Taub, M.D., has served as a member of Madrigal's board of directors and as Chief Executive Officer since Madrigal was founded in September 2011. Prior to joining Madrigal, Dr. Taub served as Senior Vice President, Research and Development of VIA Pharmaceuticals from 2008 to 2011 and as Vice President, Research, Metabolic Diseases at Hoffmann-La Roche from 2004 to 2008. In those positions, Dr. Taub oversaw clinical development and drug discovery programs in cardiovascular and metabolic diseases including the conduct of a series of Phase I and II proof of conduct clinical trials. Dr. Taub led drug discovery including target identification, lead optimization and advancement of preclinical candidates into clinical development. From 2000 through 2003, Dr. Taub worked at Bristol-Myers Squibb Co. and DuPont Pharmaceutical Company, in a variety of positions, including Executive Director of CNS and metabolic diseases research. Before becoming a pharmaceutical executive, Dr. Taub was a tenured Professor of Genetics and Medicine at the University of Pennsylvania, and remains an adjunct professor. Dr. Taub is the author of more than 120 research articles. Before joining the faculty of the University of Pennsylvania, Dr. Taub served as an Assistant Professor at the Joslin Diabetes Center of Harvard Medical School, Harvard University and an associate investigator with the Howard Hughes Medical Institute. Dr. Taub received her M.D. from Yale University School of Medicine and B.A. from Yale College. We believe that Dr. Taub is qualified to serve as Chief Medical Officer, Executive Vice Preseident, Research and Development and a member of the board of the combined company due to her extensive experience as a pharmaceutical executive heading up major development programs in NASH.

Non-Employee Directors

        Fred Craves, Ph.D., has served as a member of Madrigal's board of directors since Madrigal was founded in September 2011. Dr. Craves is an investment partner, Managing Director and co-founder of Bay City Capital, and has served as a member of the board of directors and Chairman of the executive committee of Bay City Capital since June 1997. Prior to founding Bay City Capital in 1996, Dr. Craves founded Burrill & Craves, a merchant bank focused on biotechnology and emerging pharmaceutical companies, in 1994. Dr. Craves served as Executive Vice President of Schering Berlin, Inc., a pharmaceutical company, and Chief Executive Officer and President of Berlex Laboratories, Inc., a research, development and manufacturing organization, from 1990 to 1993. Dr. Craves was also the founding Chairman and Chief Executive Officer of Codon, Inc. and co-founder of Creative Biomolecules, both biotechnology companies. Dr. Craves is a member of the board of directors of several privately held companies. Dr. Craves currently serves as a member of the board of directors of Dermira, Inc. and has previously served as a member of the board of directors of VIA Pharmaceuticals, Inc. from August 2004 to September 2011 and Poniard Pharmaceuticals, Inc. from June 1993 to September 2013. He also serves as a member of the J. David Gladstone Institutes' Advisory Council and is a member of the board of trustees of Loyola Marymount University in Los Angeles. Dr. Craves earned a B.S. degree in biology from Georgetown University, an M.S. in biochemical pharmacology from Wayne State University and a Ph.D. in pharmacology and experimental toxicology from the University of California, San Francisco. We believe that Dr. Craves is qualified to serve as a member of the board of the combined company due to his investment experience and extensive knowledge of the life sciences industry.

        Keith R. Gollust, has served as a member of Synta's board of directors since July 2002 and has been the Chairman since September 2002. Mr. Gollust is a private investor and President of Gollust Management, Inc., the general partner of Wyandanch Partners, an investment partnership. In the past, Mr. Gollust has served as a director of numerous public and private companies. Mr. Gollust currently serves as a director of CastleLine Holdings, LLC, an insurance holding company and Script Relief, LLC, a discount prescription drug company. He also is a member of the Board of Trustees of the Julliard School. Mr. Gollust received a B.A. from Princeton University and an M.S.I.A. from Carnegie Mellon University. We believe that Mr. Gollust is qualified to serve as a member of the board of the combined company due to his experience as managing general partner of various investment partnerships which have given him the responsibility for investing over $1 billion as a fiduciary.

Controlled Company

        For purposes of the NASDAQ Stock Market rules, it is expected that the combined company may qualify as a "controlled company," but we do not intend to take advantage of any exemptions afforded to controlled companies. Controlled companies under NASDAQ rules are companies of which more than 50% of the voting power for the election of directors is held by an individual, a group or another company. Bay City Capital may continue to control more than 50% of the combined voting power of our common shares upon completion of the merger and may continue to have the right to designate a majority of the members of our board of directors for nomination for election and the voting power to elect such directors following this offering. A controlled company may take advantage of certain exemptions from corporate governance requirements provided in the NASDAQ rules. Specifically, as a controlled company, the combined company would not be required to have (i) a majority of independent directors, (ii) a nominating/corporate governance committee composed entirely of independent directors, or (iii) a compensation committee composed entirely of independent directors. The controlled company exemption does not modify the independence requirements for the combined company's audit committee.

Board of Directors of the Combined Company Following the Merger

        In accordance with Synta's certificate of incorporation and bylaws, Synta's board of directors currently consists of seven directors divided into three staggered classes, with one class to be elected at each Annual Meeting to serve for a three-year term. The staggered structure of the board of directors will remain in place for the combined company following the completion of the merger. At Synta's most recent annual stockholders meeting, held in 2015, Class II directors were elected. As a result, the term of the Class I directors of the combined company is set to expire upon the election and qualification of successor directors at the Synta annual stockholders meeting in 2017, and the terms of the Class III and Class I directors will expire upon the election and qualification of successor directors at the annual stockholders meetings in 2016 and 2018, respectively.

        The director classes for Synta are currently as follows:

  •
  Class I directors (term ending in 2017): Chen Schor, Donald W. Kufe, M.D. and William S. Reardon, C.P.A.;

  •
  Class II directors (term ending in 2018): Keith R. Gollust, Scott Morenstein and Robert N. Wilson; and

  •
  Class III director (term ending in 2016): Bruce Kovner

        The combined company's board of directors will initially be fixed at 7 (seven) members, consisting of (i) one member designated by Synta, Keith R. Gollust, the current Chairman of the board of directors of Synta, (ii) one member to be mutually agreed upon by Synta and Madrigal meeting the SEC and NASDAQ Stock Market independence requirements, and (iii) five members designated by

Madrigal, namely Paul A. Friedman, M.D., who will be the Chairman, Rebecca Taub, M.D., Fred Craves, Ph.D., who will be the lead director and who currently is the founder and a managing director of Bay City Capital (which it and its affiliates will own approximately 52.5% of the combined company's outstanding shares of common stock immediately following the closing of the merger) and two additional Madrigal designees meeting the SEC and NASDAQ Stock Market independence requirements. The staggered structure of the current Synta board of directors will remain in place for the combined company following the completion of the merger, provided that Keith R. Gollust will be re-appointed as a Class III director.

        Pursuant to the terms of the Merger Agreement, it is anticipated that these directors will be appointed to the three staggered director classes of the combined company board of directors as follows:

  •
  Class I directors (term ending 2017): Paul A. Friedman, M.D. and one additional Madrigal designee;

  •
  Class II directors (term ending 2018): Rebecca Taub, M.D. and Fred Craves, Ph.D.; and

  •
  Class III directors (term ending 2019): Keith R. Gollust, one mutual designee and one Madrigal designee.

        There are no family relationships among any of the current Synta directors and executive officers, and there are no family relationships, other than Dr. Friedman being the spouse of Dr. Taub, as previously discussed, among any of the proposed combined company directors and officers. There are no arrangements or understandings with another person under which the directors and executive officers of the combined company was or is to be selected as a director or executive officer. Additionally, no director or executive officer of the combined company is involved in legal proceedings which require disclosure under Item 401 of Regulation S-K.

Director Independence

        NASDAQ's listing standards and Synta's Corporate Governance Guidelines require that the Synta board of directors consist of a majority of independent directors, as determined under the applicable NASDAQ listing standard. The board of directors, consistent with the determination of its nominating and governance committee, has determined that each of [•], [•], [•], [•] and [•] qualifies as an independent director.

        The Synta board of directors believes that each of Fred B. Craves, Ph.D. and Keith R. Gollust will qualify as an independent director following the completion of the merger.

Committees of the Board of Directors

        The Synta board of directors currently has, and following the completion of the merger will continue to have, the following committees: an audit committee, a compensation committee, and a nominating and governance committee.

Audit Committee

        The audit committee's role and responsibilities are set forth in the audit committee's written charter and include the authority to:

  •
  approve and retain the independent auditors to conduct the annual audit of the company's books and records;

  •
  review the proposed scope and results of the audit;

  •
  review and pre-approve the independent auditor's audit and non-audit services rendered;

  •
  approve the audit fees to be paid;

  •
  review accounting and financial controls with the independent auditors and the company's financial and accounting staff;

  •
  review and approve transactions between the company and its directors, officers and affiliates;

  •
  recognize and prevent prohibited non-audit services;

  •
  establish procedures for complaints received by the company regarding accounting matters;

  •
  oversee internal audit functions, if any; and

  •
  prepare the report of the audit committee that the rules of the SEC require to be included in the company's annual meeting proxy statements.

        The audit committee of the combined company is expected to retain these duties and responsibilities following the completion of the merger.

        In connection with the closing of the merger, the combined company's board of directors is expected to select members of the audit committee. To qualify as independent to serve on the combined company's audit committee, the NASDAQ Stock Market listing standards and the applicable rules of the SEC require that a director does not accept any consulting, advisory, or other compensatory fee from the combined company, other than for service as a director, or be an affiliated person of the combined company. Synta and Madrigal believe that, following completion of the merger, the functioning of the combined company's audit committee will comply with the applicable requirements of the rules and regulations of The NASDAQ Stock Market. The audit committee financial expert will be [•].

Compensation Committee

        The compensation committee's role and responsibilities are set forth in the compensation committee's written charter and include the authority to:

  •
  review and establish the compensation arrangements for management, including the compensation for the company's President and Chief Executive Officer;

  •
  establish and review general compensation policies with the objective to attract and retain superior talent, to reward individual performance and to achieve the company's financial goals;

  •
  administer the company's equity incentive plans;

  •
  review the Compensation Discussion and Analysis, or CD&A, prepared by management, discuss the CD&A with management and, based on such review and discussions, recommend to the company's board of directors that the CD&A be included in the company's Annual Report on Form 10-K, annual meeting proxy statement, or any other applicable filing as required by the SEC; and

  •
  prepare the report of the compensation committee that SEC rules require to be included in the company's annual meeting proxy statement.

        The compensation committee of the combined company is expected to retain these duties and responsibilities following the completion of the merger.

        In connection with the closing of the merger, the combined company's board of directors is expected to select members of the compensation committee. To qualify as independent to serve on the combined company's compensation committee, The NASDAQ Stock Market listing standards require a director not to accept any consulting, advisory, or other compensatory fee from the combined company, other than for service on the combined company's board of directors, and that the combined company's board of directors consider whether a director is affiliated with the combined company and, if so, whether such affiliation would impair the director's judgment as a member of the compensation committee. Synta and Madrigal believe that, after the completion of the merger, the composition of the compensation committee will meet the requirements for independence under, and the functioning of such compensation committee will comply with any applicable requirements of the rules and regulations of The NASDAQ Stock Market and of the SEC.

Nominating and Goverance Committee

        The nominating and governance committee's role and responsibilities are set forth in the nominating and governance committee's written charter and include the authority to:

  •
  identify and nominate members of the board of directors;

  •
  develop and recommend to the board of directors a set of corporate governance principles applicable to the company; and

  •
  oversee the evaluation of the board of directors and management.

Synta and Madrigal believe that, after the completion of the merger, the composition of the nominating and governance committee will meet the requirements for independence under, and the functioning of such nominating and governance committee will comply with any applicable requirements of the rules and regulations of The NASDAQ Stock Market.

Employment Arrangements with Dr. Friedman and Dr. Taub

        Paul A. Friedman, M. D.    On April 13, 2016, Madrigal entered into a contingent employment agreement, or the Friedman Letter Agreement, with Paul A. Friedman, M. D. for the position of Chairman and Chief Executive Officer of the combined company following, and contingent upon, the completion of the merger. Under the terms of the Friedman Letter Agreement, Dr. Friedman will receive an annual base salary of $400,000, an annual performance-based bonus of up to 50% of his base salary, and equity awards based upon the issued and outstanding shares of common stock of the combined company, including 4,958,556 shares of restricted common stock and 9,917,113 stock options to purchase shares of common stock. The repurchase right relating to the foregoing shares of restricted stock will lapse as to 25% of the shares on the business day immediately following the closing of the merger and the repurchase right on the remaining shares will lapse annually on the first, second and third anniversaries of the closing of the merger. The foregoing stock options will vest as to 25% of the shares on the business day immediately following the closing of the merger and then annually on the first, second and third anniversaries of the closing of the merger.

        Dr. Friedman is also entitled to severance benefits if terminated without "Cause" or if there is resignation for "Good Reason," consisting of:

  •
  a severance payment equal 12 months of Dr. Friedman's then-current base salary and target bonus, and payable (i) in a lump sum for such a Qualifying Separation if it occurs following a Change of Control (not including the merger with Synta) and (ii) in 12 equal monthly payments for all other Qualifying Separations;

  •
  full vesting of restricted stock and stock options held by Dr. Friedman upon a Qualifying Separation (the mere occurrence of a Change of Control is not enough to trigger this acceleration; a Qualifying Separation must occur); and

  •
  reimbursement of continuation of medical benefits for 12 months following a Qualifying Separation.

Dr. Friedman has also entered into a customary indemnification agreement with Madrigal with respect to his service as an officer and director of Madrigal.

        Rebecca Taub, M.D.    On April 13, 2016, Madrigal entered into a contingent employment agreement, or the Taub Letter Agreement, with Rebecca Taub, M. D., Madrigal's founder and current Acting Chief Executive Officer, for the position of Chief Medical Officer and Executive Vice President, Research & Development, of the combined company following, and contingent upon, the completion of the merger. Under the terms of the Taub Letter Agreement, Dr. Taub will receive an annual base salary of $370,000, an annual performance based bonus of up to 40% of her base salary and equity awards based upon the issued and outstanding shares of common stock of the combined company, including 991,711 shares of restricted common stock and 4,958,556 stock options to purchase shares of common stock. The repurchase right relating to the shares of restricted stock will lapse as to 25% of the shares on the business day immediately following the closing of the merger and the repurchase right on the remaining shares will lapse annually on the first, second and third anniversaries of the closing of the merger. The stock options will vest as to 25% of the shares on the business day immediately following the closing of the merger and then annually on the first, second and third anniversaries of the closing of the merger.

        Dr. Taub is also entitled to severance benefits if terminated without "Cause" or if there is resignation for "Good Reason" on the same terms as described above for Dr. Friedman and has also entered into a customary indemnification agreement with Madrigal with respect to her service as an officer and director of Madrigal.

 RELATED PARTY TRANSACTIONS OF DIRECTORS AND EXECUTIVE
OFFICERS OF THE COMBINED COMPANY

        Described below are the transactions and series of similar transactions since January 1, 2015 in which:

  •
  the amounts involved exceeded or will exceed $120,000; and

  •
  any of the directors, executive officers, holders of more than 5% of capital stock (sometimes refer to as 5% stockholders below) or any member of their immediate family had or will have a direct or indirect material interest.

For information on members of the Synta board of directors and executive officers of Synta that have interests in the merger that may be different from stockholders of Synta, see "The Merger—Interests of the Synta Directors and Executive Officers in the Merger."

Synta's Transactions

        For a description of Synta's related party transactions, please refer to the section entitled "Certain Relationships and Related Transactions" included in the description of Synta's business in Part III, Item 13 of the Synta 10-K, which is incorporated by reference herein.

Indemnification Agreements

        Synta has entered into indemnification agreements with each of its executive officers and directors. Pursuant to the indemnification agreements, Synta has agreed to indemnify and hold harmless these directors and officers to the fullest extent permitted by the DGCL. The agreements generally cover expenses that a director or officer incurs or amounts that a director or officer becomes obligated to pay because of any proceeding to which he or she is made or threatened to be made a party or participant by reason of his or her service as a current or former director, officer, employee or agent of Synta. The agreements also provide for the advancement of expenses to the directors and officers subject to specified conditions. There are certain exceptions to Synta's obligation to indemnify the directors and officers, including any intentional malfeasance or act where the director or officer did not in good faith believe he or she was acting in Synta's best interests, with respect to "short-swing" profit claims under Section 16(b) of the 1934 Act and, with certain exceptions, with respect to proceedings that he or she initiates.

Change of Control and Severance Benefits Agreements

        See "The Merger—Golden Parachute Compensation" for a description of these agreements.

Policy for Approval of Related Person Transactions

        Pursuant to the written charter of our audit committee, the audit committee is responsible for reviewing and approving, prior to our entry into any such transaction, all transactions in which we are a participant and in which any of the following persons has or will have a direct or indirect material interest:

  •
  our executive officers;

  •
  our directors;

  •
  the beneficial owners of more than 5% of our securities;

  •
  the immediate family members of any of the foregoing persons; and

  •
  any other persons whom the board of directors determines may be considered related persons.

        For purposes of these procedures, "immediate family members" means any child, stepchild, parent, stepparent, spouse, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law, or sister-in-law, and any person (other than a tenant or employee) sharing the household with the executive officer, director or 5% beneficial owner.

        In reviewing and approving such transactions, the audit committee shall obtain, or shall direct our management to obtain on its behalf, all information that the committee believes to be relevant and important to a review of the transaction prior to its approval. Following receipt of the necessary information, a discussion shall be held of the relevant factors if deemed to be necessary by the committee prior to approval. If a discussion is not deemed to be necessary, approval may be given by written consent of the committee. This approval authority may also be delegated to the chairman of the audit committee in some circumstances. No related person transaction shall be entered into prior to the completion of these procedures.

        The audit committee or its chairman, as the case may be, shall approve only those related person transactions that are determined to be in, or not inconsistent with, the best interests of Synta and its stockholders, taking into account all available facts and circumstances as the committee or the chairman determines in good faith to be necessary. These facts and circumstances will typically include, but not be limited to, the benefits of the transaction to Synta; the impact on a director's independence in the event the related person is a director, an immediate family member of a director or an entity in which a director is a partner, stockholder or executive officer; the availability of other sources for comparable products or services; the terms of the transaction; and the terms of comparable transactions that would be available to unrelated third parties or to employees generally. No member of the audit committee shall participate in any review, consideration or approval of any related person transaction with respect to which the member or any of his or her immediate family members is the related person.

Madrigal Transactions

2015 Bridge Notes

        During 2015, Madrigal issued convertible promissory notes in the aggregate principal amount of $2.8 million investment entities affiliated with Bay City Capital, or the Bay City Funds. The Bay City Funds are the principal stockholders of Madrigal. Fred B. Craves, Ph.D., a director of Madrigal, is a managing director of Bay City Capital. The table below sets forth the convertible promissory notes with aggregate principal in excess of $120,000 that were purchased in 2015 by Madrigal's directors, executive officers and holders of more than 5% of its capital stock.

Name of 2015 Bridge Note Holder	Outstanding Principal Purchased in 2015
Bay City Capital Fund IV, L.P.	$2,740,920
Bay City Capital Fund IV Co-Investment Fund, L.P.	$59,080

2015 Working Capital Advances

        On June 29, 2015 and July 30, 2015, respectively, Madrigal and Dr. Craves entered into reimbursement agreements, pursuant to which Dr. Craves agreed to make available up to $500,000 in the aggregate to Madrigal for working capital purposes. All amounts advanced under the agreements accrue interest rate of 4% interest per annum compounded annually.

Madrigal Private Placement in Connection with Merger

        In connection with signing of the merger agreement, certain funds associates with Bay City Capital, Madrigal's largest stockholder; Fred Craves, Ph.D., the founder and a managing director of Bay City

Capital, and an investment entity affiliated with Dr. Taub and Dr. Friedman called SQN, LLC (of which they are the sole members) irrevocably committed to provide Madrigal funding during the pendency of the merger. This arrangement was made pursuant to an amended and restated senior secured note purchase agreement between the investors and Madrigal dated April 13, 2016. Specifically, these investors agreed to invest $9 million in the form of convertible promissory notes pursuant to a funding schedule correlating to Madrigal's anticipated clinical activity/funding needs, with the last scheduled funding date being July 15, 2016. Upon the closing of the merger, the principal amount outstanding of these convertible notes will automatically convert into shares of the Synta common stock. Assuming the merger closes on or after July 15, 2016, the aggregate principal amount then outstanding would convert into an aggregate of approximately 46,630,674 shares of Synta common stock. Synta has third-party beneficiary rights with respect to this contractual commitment between the investors and Madrigal, including the right to enforce, or cause Madrigal to enforce, the obligation of the investors to lend the funds to Madrigal pursuant to the schedule and other terms of the agreement.

        The table below shows the aggregate amount that each lender is committed to loan and the number of shares of Synta common stock that such convertible notes will convert into upon the closing:

Name of 2016 Bridge Note Lender	Principal Amount Committed to Fund	Conversion into Number of Synta Shares
Bay City Affiliated Funds	$1,999,875	10,362,372 shares
Fred Craves, Ph.D.	$1,999,875	10,362,372 shares
SQN, LLC	$5,000,250	25,905,930 shares
Total	$9,000,000	46,630,674 shares

        On March 1, 2016 and April 13, 2016, respectively, pursuant to the above arrangement, Madrigal issued convertible notes in the aggregate principal amount of $3.4 million to certain investors, including the Bay City Funds and an investment entity affiliated with Dr. Taub and Dr. Friedman, SQN, LLC. The table below sets forth the convertible notes with aggregate principal in excess of $120,000 that were purchased in 2016 by Madrigal's directors, executive officers and holders of more than 5% of its capital stock.

Name of 2016 Bridge Note Holder	Outstanding Principal Purchased in 2016
Bay City Capital Fund IV, L.P.	$734,175
Bay City Capital Fund IV Co-Investment Fund, L.P.	$15,825
SQN, LLC	$1,875,000
Fred Craves, Ph.D.(1)	$750,000

(1)
$500,000 of this amount is evidenced by the funds contributed to Madrigal by Dr. Craves pursuant to the reimbursement agreements described above and deemed contributed by Dr. Craves in exchange for $500,000 in convertible notes as of April 13, 2016. Dr. Craves also contributed $250,000 in cash as of April 13, 2016.

Madrigal Change in Control Bonus Plan

        Madrigal has a Change in Control Bonus Plan, or the Madrigal CoC Bonus Plan, pursuant to which certain Madrigal key service providers will be awarded bonuses in the event there is a change in control, as defined, of Madrigal. The purpose of the Madrigal CoC Bonus Plan is to compensate certain key service providers of Madrigal for past services, and secure, to a limited extent, their continued services to the company. In accordance with the Madrigal CoC Bonus Plan, up to 10% of the net proceeds will be paid to eligible participants based upon their participation agreement, which will be funded out of the consideration actually provided to Madrigal and/or the stockholders of Madrigal in connection with a change of control transaction and will be the same form of consideration actually transferred. In connection with the merger, it is expected that an aggregate of approximately 19,973,473 shares of Synta common stock to which the following Madrigal securityholders would otherwise be entitled to receive in connection with the merger will be allocated to certain Madrigal service providers under the Madrigal CoC Bonus Plan, including 14,144,635 shares of Synta common stock to be allocated to Dr. Taub:

Name of Madrigal Securityholder Allocating Shares to the Madrigal CoC Bonus Plan	Number of Shares of Synta Common Stock Allocated to the Madrigal CoC Bonus Plan
Bay City Capital Affiliated Funds	19,584,884
SQN, LLC	388,589
Total	19,973,473

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

        The following information and all other information contained in this proxy statement does not give effect to the proposed reverse stock split described in Proposal No. 2 of this proxy statement.

        The following unaudited pro forma condensed combined financial statements were prepared using the acquisition method of accounting under existing U.S. generally accepted accounting principles, or GAAP, and give effect to the merger between Madrigal and Synta. For accounting purposes, Madrigal is considered to be acquiring Synta in the merger. Madrigal was determined to be the accounting acquirer based upon the terms of the Merger Agreement and other factors including: (i) Madrigal security holders are expected to own approximately 64% of the voting interests of the combined company immediately following the closing of the merger; (ii) directors appointed by Madrigal will hold a majority of board seats in the combined company; and (iii) Madrigal management will hold a majority of the key positions in the management of the combined company.

        The unaudited pro forma condensed combined balance sheet as of March 31, 2016 assumes that the merger took place on March 31, 2016 and combines the historical balance sheets of Synta and Madrigal as of March 31, 2016. The unaudited pro forma condensed combined statement of operations for the three months ended March 31, 2016 assumes that the merger took place as of January 1, 2016, and combines the historical results of Synta and Madrigal for the three months ended March 31, 2016. The unaudited pro forma condensed combined statement of operations for the year ended December 31, 2015 assumes that the merger took place as of January 1, 2015, and combines the historical results of Synta and Madrigal for the year ended December 31, 2015. The historical financial statements of Synta and Madrigal have been adjusted to give pro forma effect to events that are (i) directly attributable to the merger, (ii) factually supportable, and (iii) with respect to the statements of operations, expected to have a continuing impact on the combined results.

        Because Madrigal will be treated as the accounting acquirer, Madrigal's assets and liabilities will be recorded at their precombination carrying amounts and the historical operations that are reflected in the financial statements will be those of Madrigal. Synta's assets and liabilities will be measured and recognized at their fair values as of the transaction date, and consolidated with the assets, liabilities and results of operations of Madrigal after the consummation of the merger.

        The unaudited pro forma condensed combined financial statements are based on the assumptions and adjustments that are described in the accompanying notes. The application of the acquisition method of accounting is dependent upon certain valuations and other studies that have yet to be completed. Accordingly, the pro forma adjustments are preliminary, subject to further revision as additional information becomes available and additional analyses are performed, and have been made solely for the purpose of providing unaudited pro forma condensed combined financial statements. Differences between these preliminary estimates and the final acquisition accounting, expected to be completed after the closing of the merger, will occur and these differences could have a material impact on the accompanying unaudited pro forma condensed combined financial statements and the combined company's future results of operations and financial position. The actual amounts recorded as of the completion of the merger may differ materially from the information presented in these unaudited pro forma condensed combined financial statements as a result of the amount, if any, of capital raised by Madrigal between entering the Merger Agreement and closing of the merger; the amount of cash used by Synta's operations between the signing of the Merger Agreement and the closing of the merger; the timing of closing of the merger; Synta's stock price at the closing of the merger; the results of certain valuations and other studies that have yet to be completed; and other changes in Synta's assets and liabilities that occur prior to the completion of the merger.

        The unaudited pro forma condensed combined financial statements do not give effect to the potential impact of current financial conditions, regulatory matters, operating efficiencies or other savings or expenses that may be associated with the integration of the two companies. The unaudited pro forma condensed combined financial statements have been prepared for illustrative purposes only and are not necessarily indicative of the financial position or results of operations in future periods or the results that actually would have been realized had Madrigal and Synta been a combined company during the specified period.

        The unaudited pro forma condensed combined financial statements, including the notes thereto, should be read in conjunction with the separate Madrigal and Synta historical financial statements, and their respective management's discussion and analysis of financial condition and results of operations. Madrigal's historical unaudited financial statements for three months ended March 31, 2016 and historical audited financial statements for the year ended December 31, 2015 are included elsewhere in this proxy statement. Synta's historical unaudited condensed consolidated financial statements for the three months ended March 31, 2016 are included in its Quarterly Report on Form 10-Q as filed with the SEC on May 10, 2016 and its historical audited consolidated financial statements for the year ended December 31, 2015 are included in its Annual Report on Form 10-K as filed with the SEC on March 15, 2016.

 Unaudited Pro Forma Condensed Combined Balance Sheet
March 31, 2016
(in thousands)

	Synta Pharmaceuticals Corp.	Madrigal Pharmaceuticals Corp.	Pro Forma Merger Adjustment		Pro Forma Combined
Assets:
Current assets:
Cash and cash equivalents	$42,815	$618	7,750	A	51,183
Marketable securities	9,227	—		—	9,227
Prepaid expenses and other current assets	554	152		—	706

Total current assets	52,596	770	7,750		61,116

Property and equipment, net	374	—			374
Goodwill	—	—	17,671	F	17,671

Total assets	$52,970	$770	25,421		$79,161

Liabilities and Stockholders' Equity (Deficit) Current liabilities:
Accounts payable	744	470			1,214
Accrued contract research costs	2,737	—			2,737
Other accrued liabilities	2,826	97	6,328	D	9,251
Capital lease obligations	33	—			33
Term loans	2,299	—			2,299
Convertible promissory notes payable—related party	—	50,315	8,250	A	—
			(13,429)	B
			(45,136)	B
Advances payable-related party	—	514	(500)	A	—
			(14)	B

Total current liabilities	8,639	51,396	(44,501)		15,534

Total liabilities	8,639	51,396	(44,501)		15,534

Stockholders' equity (deficit):
Preferred stock	—	—			—
Common stock	14	—	4	B	40
			3	C
			(14)	E
			33	F
Additional paid-in capital	757,081	6	45,132	B	114,405
			12,282	C
			750	D
			(759,364)	E
			58,518	F
Accumulated other comprehensive income	4	—	(4)	E	—
Accumulated deficit	(712,768)	(50,632)	13,443	B	(50,818)
			(12,285)	C
			(7,078)	D
			718,502	E

Total stockholders' equity (deficit)	44,331	(50,626)	69,922		63,627

Total liabilities and stockholders' equity (deficit)	$52,970	770	25,421		$79,161

Unaudited Pro Forma Condensed Combined Statement of Operations
For the Three Months Ended March 31, 2016
(in thousands, except share and per share data)

	Synta Pharmaceuticals Corp.	Madrigal Pharmaceuticals Corp.	Pro Forma Merger Adjustment		Pro Forma Combined
Revenues:	$—	$—			$—
Operating expenses:
Research and development	$3,407	$516	214	G	4,137
General and administrative	3,040	222	(32)	G, H	3,230

Total operating expenses	6,447	738	182		7,367

Loss from operations	(6,447)	(738)	(182)		(7,367)
Interest expense, net	(77)	(975)	975	I	(77)

Net loss	$(6,524)	$(1,713)	$793		$(7,444)

Basic and diluted net loss per common share	$(0.05)	$(1.55)			$(0.02)

Basic and diluted weighted average number of common shares outstanding	137,362,260	1,105,820	258,167,903	J, K	396,575,163

Unaudited Pro Forma Condensed Combined Statement of Operations
For the Year Ended December 31, 2015
(in thousands, except share and per share data)

	Synta Pharmaceuticals Corp.	Madrigal Pharmaceuticals Corp.	Pro Forma Merger Adjustment		Pro Forma Combined
Revenues:	$—	$—			$—
Operating expenses:
Research and development	$54,218	$2,427	856	G	57,501
General and administrative	13,392	806	1,760	G, H	15,958

Total operating expenses	67,610	3,233	2,616		73,459

Loss from operations	(67,610)	(3,233)	(2,616)		(73,459)
Interest expense, net	(1,061)	(3,612)	3,612	I	(1,061)

Net loss	$(68,671)	$(6,845)	$996		$(74,520)

Basic and diluted net loss per common share	$(0.53)	$(6.38)			$(0.19)

Basic and diluted weighted average number of common shares outstanding	128,594,835	1,073,351	258,184,823	J, K	387,824,658

 NOTES TO THE UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

1.     Description of Transaction and Basis of Presentation

        The unaudited pro forma condensed combined financial statements were prepared in accordance with GAAP and pursuant to the rules and regulations of SEC Regulation S-X, and present the pro forma financial position and results of operations of the combined companies based upon the historical data of Synta and Madrigal.

Description of Transaction

        On April 13, 2016, Synta and Madrigal entered into an Agreement and Plan of Merger and Reorganization pursuant to which Saffron Merger Sub Inc., a wholly owned subsidiary of Synta, will merge with and into Madrigal, with Madrigal surviving as a wholly owned subsidiary of Synta (the merger). Following the completion of the merger, Synta will be renamed Madrigal Pharmaceuticals, Inc. Under the terms of the merger, Synta will acquire all outstanding shares of common stock of Madrigal in exchange for approximately 253.9 million newly issued shares of Synta's common stock. Immediately following the closing of the merger, the stockholders of Synta will own approximately 36% of the voting interests of the combined company and the former Madrigal stockholders will own approximately 64% of the voting interests of the combined company. The merger is expected to close in the third quarter of 2016, subject to customary closing conditions, including the approval of the merger by Synta's stockholders, Synta having a minimum net cash amount of $28.5 million, Madrigal raising an aggregate of $9.0 million in the form of convertible promissory notes, and Madrigal's extinguishment of all convertible promissory notes, including the conversion of the principal portion to shares of common stock of Madrigal and the waiver of the corresponding accrued interest.

        On April 13, 2016, Madrigal entered into contingent employment agreements ("Letter Agreements") with Paul A. Friedman, M. D. for the position of Chairman and Chief Executive Officer ("CEO") and with Rebecca Taub, M. D., Madrigals's founder and current Chief Executive Officer, for the position of Chief Medical Officer and Executive Vice President Research & Development ("CMO"). These employment agreements are contingent on the closing of the merger. Under the terms of the Letter Agreement for the CEO position, Dr. Friedman will receive an annual base salary of $400,000, an annual performance-based bonus of up to 50% of his base salary, and equity awards based upon the issued and outstanding shares of common stock of the combined company, including 4,958,556 shares of restricted common stock and 9,917,113 stock options to purchase shares of common stock. Under the terms of the Letter Agreement for the CMO position, Dr. Taub will receive an annual base salary of $370,000, an annual performance-based bonus of up to 40% of her base salary and equity awards based upon the issued and outstanding shares of common stock of the combined company, including 991,711 shares of restricted common stock and 4,958,556 stock options to purchase shares of common stock. The repurchase right relating to these shares of restricted stock will lapse as to 25% of the shares on the business day immediately following the closing of the merger and the repurchase right on the remaining shares will lapse annually on the first, second and third anniversaries of the date of the merger. The stock options will vest as to 25% of the shares on the business day immediately following the closing of the merger and then annually on the first, second and third anniversaries of the date of the merger.

Basis of Presentation

        Madrigal has preliminarily concluded that the merger represents a business combination pursuant to Financial Accounting Standards Board Accounting Standards Codification Topic 805, Business Combinations. Madrigal has not yet completed a valuation analysis of the fair market value of Synta's assets to be acquired and liabilities to be assumed. Using the total consideration for the merger, Madrigal has estimated the allocations to such assets and liabilities. This preliminary purchase price allocation has been used to prepare pro forma adjustments in the unaudited pro forma condensed combined balance sheet. The final purchase price allocation will be determined when Madrigal has completed the detailed valuations and other studies and necessary calculations. The final allocation could differ materially from the preliminary allocation used to prepare the pro forma adjustments. The final allocation may include (1) changes in fair values of property and equipment, (2) changes in allocations to intangible assets and goodwill based on the results of certain valuations and other studies that have yet to be completed and (3) other changes to assets and liabilities.

        Madrigal and Synta did not record any provision or benefit for income taxes during the three months ended March 31, 2016 or during the year ended December 31, 2015 because each company expects to incur a pre-tax loss in 2016 and incurred a pre-tax loss in 2015 and each company maintains a full valuation allowance on its deferred tax assets. Accordingly, no tax effects have been provided for the pro forma adjustments described in Note 3, "Pro Forma Adjustments."

Treatment of Stock Options, Restricted Stock and Restricted Stock Units in the Merger

        Prior to the closing of the merger, Madrigal does not have any outstanding stock options.

        Synta equity awards issued and outstanding at the time of the merger will remain issued and outstanding. For accounting purposes, Synta equity awards will be assumed to have been exchanged for equity awards of Madrigal, the accounting acquirer. As of March 31, 2016, Synta had 409,786 shares of unvested restricted common stock, 5,000,000 unvested restricted stock units, and 7,335,500 outstanding stock options to purchase shares of common stock, of which 3,895,204 stock options were exercisable at a weighted average exercise price per option of $5.68. The portion of the acquisition-date fair value of the Synta equity awards, including restricted common stock and restricted stock units, that is attributable to precombination service to Synta will be treated as a component of the purchase price. All of Synta's stock options have an exercise price in excess of the closing price of Synta's common stock on May 2, 2016, the most recent practicable date, and the basis for estimating the preliminary purchase price for purposes of the unaudited pro forma condensed combined financial statements. As a result, the acquisition date fair value of Synta's stock option awards is not significant to the determination of the purchase price. See Note 2, "Preliminary Purchase Price."

Madrigal Change in Control Bonus Plan

        Madrigal has a Change in Control Bonus Plan, or the Madrigal CoC Bonus Plan, pursuant to which certain Madrigal key service providers will be awarded bonuses in the event there is a change in control, as defined, of Madrigal. The merger between Madrigal and Synta meets this definition of a change in control. The purpose of the Madrigal CoC Bonus Plan is to compensate certain key service providers of Madrigal for past services, and secure, to a limited extent, their continued services to the company. In accordance with the Madrigal CoC Bonus Plan, up to 10% of the net proceeds will be paid to eligible participants based upon their participation agreement, which will be funded out of the consideration actually provided to Madrigal and/or the stockholders of Madrigal in connection with a change of control transaction and will be the same form of consideration actually transferred. In connection with the merger, it is expected that an aggregate of approximately 19,973,473 shares of Synta common stock to which certain Madrigal securityholders would otherwise be entitled to receive in connection with the merger will be allocated to certain Madrigal service providers under the Madrigal CoC Bonus Plan, including 14,144,635 shares of Synta common stock to be allocated to Dr. Taub.

2.     Preliminary Purchase Price

        Pursuant to the Merger Agreement, at the closing of the merger, Synta will issue to Madrigal stockholders a number of shares of Synta common stock representing approximately 64% of the outstanding shares of common stock of the combined company. The estimated preliminary purchase price, which represents the consideration transferred to Synta stockholders in the reverse merger is calculated based on the number of shares of common stock of the combined company that Synta stockholders will own as of the closing of the merger. The accompanying unaudited pro forma condensed combined financial statements reflect an estimated purchase price of approximately $58.6 million, which consists of the following:

(in thousands, except share and per share amounts)
Estimated number of shares of the combined company to be owned by Synta stockholders(1)	142,806,441
Multiplied by the assumed price per share of Synta common stock(2)	$0.41

Estimated purchase price	$58,551

(1)
Represents the number of shares of common stock of the combined company that Synta stockholders would own as of the closing of the merger pursuant to the Merger Agreement, including restricted stock awards and common stock underlying outstanding restricted stock units attributed to precombination services rendered by certain Synta employees and directors. This amount is calculated, for purposes of these unaudited pro forma condensed combined financial statements, as 137,806,441 shares of Synta common stock outstanding as of March 31, 2016, including 409,786 shares of unvested restricted common stock, plus 5,000,000 shares of Synta common stock issuable pursuant to restricted stock units that would vest immediately upon closing of the merger.

  The number of shares of common stock Synta will issue to Madrigal stockholders, for purposes of these unaudited pro forma condensed combined financial statements, is calculated pursuant to the terms of the Merger Agreement based on Synta's common stock outstanding as of March 31, 2016, as follows:

Shares of Synta common stock outstanding as of March 31, 2016	137,806,441
Shares of Synta common stock subject to outstanding Synta restricted stock units	5,000,000

Adjusted outstanding shares of Synta common stock	142,806,441
Divided by the assumed percentage of Synta ownership of combined company	36%
Estimated adjusted total shares of common stock of combined company	396,684,558
Multiplied by the assumed percentage of Madrigal ownership of combined company	64%
Estimated shares of Synta common stock issued to Madrigal upon closing of merger	253,878,117
(2)
For pro forma purposes, the fair value of Synta common stock used in determining the purchase price was $0.41 per share based on the closing price of Synta common stock on May 2, 2016, the most recent practicable date. The pro forma information is illustrative only and the total purchase price at closing of the merger will be adjusted based upon the actual closing price of the common stock of Synta. A $0.01 increase (decrease) in the per share stock price would increase (decrease) the total purchase price by approximately $1.4 million.

        Under the acquisition method of accounting, the total purchase price is allocated to the acquired tangible and intangible assets and assumed liabilities of Synta based on their estimated fair values as of the merger closing date. The excess of the purchase price over the fair value of assets acquired and liabilities assumed, if any, is allocated to goodwill.

        The allocation of the total preliminary estimated purchase price to the acquired assets and liabilities assumed of Synta based on the estimated fair values as of March 31, 2016 is as follows (in thousands):

Cash, cash equivalents and marketable securities	$52,042
Prepaid expenses and other currents assets	554
Property and equipment, net	374
Goodwill	17,671
Accounts payable, accrued expenses and other liabilities	(9,758)
Term loans and capital lease obligations	(2,332)

Net assets acquired	$58,551

        The application of the acquisition method of accounting is dependent upon certain valuations and other studies that have yet to be completed. The purchase price allocation will remain preliminary until Madrigal management determines the fair values of assets acquired and liabilities assumed. The final determination of the purchase price allocation is anticipated to be completed as soon as practicable after completion of the merger and will be based on the fair values of the assets acquired and liabilities assumed as of the merger closing date. The final amounts allocated to assets acquired and liabilities assumed could differ significantly from the amounts presented in the unaudited pro forma condensed combined financial statements. The final allocation may include (1) changes in fair values of property and equipment, (2) changes in allocations to intangible assets and goodwill based on the results of certain valuations and other studies that have yet to be completed and (3) other changes to assets and liabilities.

3.
Pro Forma Adjustments

        The unaudited pro forma condensed combined financial statements include pro forma adjustments that are (i) directly attributable to the merger, (ii) factually supportable, and (iii) with respect to the unaudited pro forma condensed combined statements of operations, expected to have a continuing impact on the results of operations of the combined company.

        Based on Madrigal management's review of Synta's summary of significant accounting policies, the nature and amount of any adjustments to the historical financial statements of Synta to conform to the accounting policies of Madrigal are not expected to be significant.

        The unaudited pro forma condensed combined financial statements do not reflect the effect of the anticipated Synta reverse stock split.

        The pro forma adjustments, based on preliminary estimates that may change significantly as additional information is obtained, are as follows:

  A
  To reflect Madrigal's issuance of $9.0 million of convertible promissory notes prior to the closing of the merger, as required pursuant to the Merger Agreement. The remaining net proceeds are approximately $7.8 million, reflective of the approximate $0.7 million issuance of convertible promissory notes on March 1, 2016 and the conversion of $0.5 million in related party advances payable into convertible promissory notes on April 13, 2016.

  B
  To reflect the conversion of the principal portion of Madrigal's convertible promissory notes of approximately $45.1 million to Madrigal common stock and the extinguishment of the corresponding accrued interest of approximately $13.4 million prior to the closing of the merger, as required pursuant to the Merger Agreement.

  C
  To reflect stock compensation expense related to the vesting of certain equity awards to executives of Synta upon closing of the merger of approximately $2.3 million that will be reflected in Synta's statements of operations and to executives of Madrigal of approximately $1.8 million upon the closing of the merger that will be reflected in Madrigal's statements of operations following the closing of the merger. This adjustment also reflects approximately $8.2 million in stock compensation expense in Madrigal's statements of operations following the closing of the merger related to the issuance of approximately 20.0 million shares of Synta common stock to certain key service providers of Madrigal upon the closing of the merger, principally 14.1 million shares to Dr. Taub, under Madrigal's CoC Bonus Plan as compensation for past services. These pro forma adjustments are not reflected in the unaudited pro forma condensed combined statements of operations as these amounts are not expected to have a continuing effect on the operating results of the combined company.

  D
  To reflect the accrued liabilities that are directly attributable to the closing of the merger, including approximately $2.2 million in severance and change in control obligations for Synta employees that will be reflected in the Madrigal statements of operations following the closing of the merger, tail insurance coverage purchased by Synta for approximately $1.7 million for its directors and officers and clinical trials prior to the closing of the merger that will be reflected in Synta's statements of operations, and estimated remaining transaction costs to complete the merger of approximately $1.8 million for Synta (of which approximately $0.3 million is payable in the form of common stock) and approximately $1.4 million for Madrigal (of which approximately $0.5 million is payable in the form of common stock). These pro forma adjustments are not reflected in the unaudited pro forma condensed combined statements of operations as these amounts are not expected to have a continuing effect on the operating results of the combined company.

  E
  To reflect the elimination of Synta's historical stockholders' equity balances, including additional paid-in capital and accumulated deficit, after considering the effects of the pro forma adjustments described in items B, C and D that are attributable to Synta.

  F
  To reflect Madrigal's application of acquisition accounting. See Note 2, "Preliminary Purchase Price."

  G
  To reflect compensation expense attributable to employment contracts with certain executives of Madrigal that are contingent upon closing the merger, including cash compensation and stock compensation expense in connection with equity awards of restricted stock and stock options. This adjustment has been provided on a pro forma basis as these amounts are expected to have a continuing effect on the operating results of the combined company.

  H
  To reflect the elimination of transaction costs incurred by Synta and Madrigal during the period. Transaction costs are expensed as incurred. These amounts have been eliminated on a pro forma basis as they are not expected to have a continuing effect on the operating results of the combined company.

  I
  To reflect the extinguishment of Madrigal's accrued interest related to its convertible promissory notes that converted to Madrigal common stock prior to the closing of the merger.

  J
  To reflect the issuance of Synta common stock to Madrigal stockholders at the agreed upon exchange ratio pursuant to the Merger Agreement.

  K
  To reflect the vesting of certain shares of Synta's unvested restricted common stock and unvested restricted stock units upon the closing of the merger.

DESCRIPTION OF SYNTA CAPITAL STOCK

Description of Common Stock

        Synta is authorized to issue 200,000,000 shares of common stock, par value $0.0001 per share. As of May 2, 2016, we had 137,806,441 shares of common stock outstanding and approximately 50 stockholders of record.

        The following summary of certain provisions of our common stock does not purport to be complete. You should refer to our restated certificate of incorporation and our restated bylaws, both of which have been filed with the Securities and Exchange Commission. The summary below is also qualified by provisions of applicable law.

General

        Holders of common stock are entitled to one vote for each share held of record on all matters submitted to a vote of the stockholders, and do not have cumulative voting rights. Subject to preferences that may be applicable to any outstanding shares of preferred stock, holders of common stock are entitled to receive ratably such dividends, if any, as may be declared from time to time by our board of directors out of funds legally available for dividend payments. The holders of common stock have no preferences or rights of conversion, exchange, pre-emption or other subscription rights. There are no redemption or sinking fund provisions applicable to the common stock. In the event of any liquidation, dissolution or winding-up of our affairs, holders of common stock will be entitled to share ratably in our assets that are remaining after payment or provision for payment of all of our debts and obligations and after liquidation payments to holders of outstanding shares of preferred stock, if any.

Transfer Agent and Registrar

        The transfer agent and registrar for our common stock is Computershare Trust Company, N.A.

NASDAQ Global Market

        Our common stock is listed for quotation on The NASDAQ Global Market under the symbol "SNTA."

Description of Preferred Stock

        We are authorized to issue 5,000,000 shares of preferred stock, par value $0.0001 per share. As of May 2, 2016, no shares of our preferred stock were outstanding or designated. The following summary of certain provisions of our preferred stock does not purport to be complete. You should refer to our restated certificate of incorporation and our restated bylaws, both of which have been filed with the Securities and Exchange Commission. The summary below is also qualified by provisions of applicable law.

General

        Our board of directors may, without further action by our stockholders, from time to time, direct the issuance of shares of preferred stock in series and may, at the time of issuance, determine the rights, preferences and limitations of each series, including voting rights, dividend rights and redemption and liquidation preferences. Satisfaction of any dividend preferences of outstanding shares of preferred stock would reduce the amount of funds available for the payment of dividends on shares of our common stock. Holders of shares of preferred stock may be entitled to receive a preference payment in the event of any liquidation, dissolution or winding-up of our company before any payment is made to the holders of shares of our common stock. In some circumstances, the issuance of shares of preferred stock may render more difficult or tend to discourage a merger, tender offer or proxy contest, the assumption of control by a holder of a large block of our securities or the removal of incumbent management. Upon the affirmative vote of our board of directors, without stockholder approval, we may issue shares of preferred stock with voting and conversion rights which could adversely affect the holders of shares of our common stock.

Anti-Takeover Provisions of our Certificate of Incorporation and Bylaws

        In addition to the board of directors' ability to issue shares of preferred stock, our restated certificate of incorporation and restated bylaws contain other provisions that are intended to enhance the likelihood of continuity and stability in the composition of the board of directors and which may have the effect of delaying, deferring or preventing a future takeover or change in control of our company unless such takeover or change in control is approved by our board of directors.

        These provisions, summarized below, are expected to discourage coercive takeover practices and inadequate takeover bids. These provisions are also designed to encourage persons seeking to acquire control of us to first negotiate with our board of directors. We believe that the benefits of increased protection of our potential ability to negotiate with the proponent of an unfriendly or unsolicited proposal to acquire or restructure us outweigh the disadvantages of discouraging these proposals because negotiation of these proposals could result in an improvement of their terms.

        Classified board of directors; removal of directors for cause.    Our restated certificate of incorporation and restated bylaws provide for our board of directors to be divided into three classes serving staggered terms. At each annual meeting of stockholders, directors elected to succeed those directors whose terms expire are elected for a three-year term of office. All directors elected to our classified board of directors will serve until the election and qualification of their respective successors or their earlier resignation or removal. The board of directors is authorized to create new directorships and to fill such positions so created and is permitted to specify the class to which any such new position is assigned. The person filling such position would serve for the term applicable to that class. The board of directors (or its remaining members, even if less than a quorum) is also empowered to fill vacancies on the board of directors occurring for any reason for the remainder of the term of the class of directors in which the vacancy occurred. Members of the board of directors may only be removed for cause and only by the affirmative vote of 80% of our outstanding voting stock. These provisions are likely to increase the time required for stockholders to change the composition of the board of directors. For example, in general, at least two annual meetings will be necessary for stockholders to effect a change in a majority of the members of the board of directors. The provision for a classified board could prevent a party who acquires control of a majority of our outstanding common stock from obtaining control of our board of directors until our second annual stockholders meeting following the date the acquirer obtains the controlling stock interest. The classified board provision could have the effect of discouraging a potential acquirer from making a tender offer or otherwise attempting to obtain control of us and could increase the likelihood that incumbent directors will retain their positions.

        Advance notice provisions for stockholder proposals.    Our restated bylaws establish an advance notice procedure for stockholder proposals to be brought before an annual meeting of our stockholders, including proposed nominations of persons for election to our board of directors, as well as procedures for including proposed nominations at special meetings at which directors are to be elected. Stockholders at our annual meeting may only consider proposals or nominations specified in the notice of meeting or brought before the meeting by or at the direction of our board or by a stockholder who was a stockholder of record on the record date for the meeting, who is entitled to vote at the meeting and who has given to our secretary timely written notice, in proper form, of the stockholder's intention to bring that business before the meeting, and who has complied with the procedures and requirements set forth in the bylaws. Although our bylaws do not give our board of directors the power to approve or disapprove stockholder nominations of candidates or proposals regarding other business to be conducted at a special or annual meeting, our bylaws may have the effect of precluding the conduct of some business at a meeting if the proper procedures are not followed or may discourage or defer a potential acquirer from conducting a solicitation of proxies to elect its own slate of directors or otherwise attempting to obtain control of us.

        Special meetings of stockholders.    Special meetings of the stockholders may be called only by our board of directors pursuant to a resolution adopted by a majority of the total number of authorized directors. Stockholders are not permitted to call a special meeting or to require our board of directors to call a special meeting.

        No stockholder action by written consent.    Our restated certificate of incorporation and restated bylaws do not permit our stockholders to act by written consent. As a result, any action to be effected by our stockholders must be effected at a duly called annual or special meeting of the stockholders.

        Super-majority stockholder vote required for certain actions.    The DGCL provides generally that the affirmative vote of a majority of the shares entitled to vote on any matter is required to amend a corporation's certificate of incorporation or bylaws, unless the corporation's certificate of incorporation or bylaws, as the case may be, requires a greater percentage. Our restated certificate of incorporation requires the affirmative vote of the holders of at least 80% of our outstanding voting stock to amend or repeal certain provisions of our restated certificate of incorporation. This 80% stockholder vote would be in addition to any separate class vote that might in the future be required pursuant to the terms of any preferred stock that might then be outstanding. In addition, an 80% vote is also required for any amendment to, or repeal of, our restated bylaws by the stockholders. Our restated bylaws may be amended or repealed by a vote of a majority of the total number of authorized directors.

Provisions of Delaware Law Governing Business Combinations

        We are subject to the "business combination" provisions of Section 203 of the DGCL. In general, such provisions prohibit a publicly held Delaware corporation from engaging in any "business combination" transactions with any "interested stockholder" for a period of three years after the date on which the person became an "interested stockholder," unless:

  •
  prior to such date, the board of directors approved either the "business combination" or the transaction which resulted in the "interested stockholder" obtaining such status; or

  •
  upon consummation of the transaction which resulted in the stockholder becoming an "interested stockholder," the "interested stockholder" owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the voting stock outstanding (but not the outstanding voting stock owned by the "interested stockholder") those shares owned by (a) persons who are directors and also officers and (b) employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or

  •
  at or subsequent to such time the "business combination" is approved by the board of directors and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least 66 2/3% of the outstanding voting stock which is not owned by the "interested stockholder."

        A "business combination" is defined to include mergers, asset sales and other transactions resulting in financial benefit to a stockholder. In general, an "interested stockholder" is a person who, together with affiliates and associates, owns 15% or more of a corporation's voting stock or within three years did own 15% or more of a corporation's voting stock. The statute could prohibit or delay mergers or other takeover or change in control attempts with respect to us and, accordingly, may discourage attempts to acquire us.

 PRINCIPAL STOCKHOLDERS OF SYNTA

        Except as otherwise noted, the following table sets forth certain information regarding the beneficial ownership of our common stock as of May 2, 2016 by:

  •
  the executive officers named in the Summary Compensation Table on page 136 of this proxy statement;

  •
  each of Synta's directors and director nominees;

  •
  all of Synta's current directors and executive officers as a group; and

  •
  each stockholder known by Synta to beneficially own more than 5% of our common stock.

        Beneficial ownership is determined in accordance with the rules of the SEC and includes voting or investment power with respect to the securities. Shares of common stock that may be acquired by an individual or group within 60 days of May 2, 2016 pursuant to the exercise of options are deemed to be outstanding for the purpose of computing the percentage ownership of such individual or group, but are not deemed to be outstanding for the purpose of computing the percentage ownership of any other person shown in the table. Percentage of ownership is based on 137,806,441 shares of common stock outstanding on May 2, 2016. The number of shares set forth does not take into account any shares that would be received upon the vesting or accelerated vesting of equity awards in connection with a change of control event, such as the closing of the merger. For additional information on such benefits, see the sections entitled "The Merger—Interests of the Synta Directors and Executive Officers in the Merger" and "Principal Stockholders of Combined Company."

        Except as indicated in footnotes to this table, Synta believes that the stockholders named in this table have sole voting and investment power with respect to all shares of common stock shown to be beneficially owned by them, based on information provided to us by such stockholders. Unless otherwise indicated, the address for each director and executive officer listed is: c/o Synta Pharmaceuticals Corp., 125 Hartwell Avenue, Lexington, Massachusetts 02421.

Beneficial Owner	Number of Shares Beneficially Owned	Percentage of Common Stock Beneficially Owned
Directors and Executive Officers
Chen Schor(1)	593,750	*
Marc R. Schneebaum(2)	159,375	*
Wendy Rieder, Esq.(3)	361,866	*
Anne C. Whitaker(4)	0	*
Vojo Vukovic, M.D., Ph.D.(5)	35,249	*
Arthur McMahon(6)	502,177	*
Keith R. Gollust(7)	2,187,183	1.6%
Bruce Kovner(8)	21,784,805	15.8%
Donald W. Kufe, M.D.(9)	96,248	*
Scott Morenstein(10)	17,857	*
William S. Reardon, C.P.A.(11)	121,392	*
Robert N. Wilson(12)	827,936	*
All current executive officers and directors as a group (9 persons)(13)	26,150,412	18.8%
Five Percent Stockholders
KFO Holdings LLC(14). c/o Caxton Corporation Princeton Plaza, Building 2 731 Alexander Road Princeton, NJ 08540	11,399,464	8.3%

*
Represents beneficial ownership of less than 1% of the shares of common stock.

(1)
Consists of 300,000 shares of common stock and 293,750 shares of common stock issuable upon the exercise of options exercisable within 60 days of May 2, 2016 owned of record. Does not include 1,500,000 shares of common stock subject to restricted stock units that will vest upon completion of a change of control transaction. See "The Merger—Interests of the Synta Directors and Executive Officers in the Merger."

(2)
Consists of 75,000 shares of common stock and 84,375 shares of common stock issuable upon the exercise of options exercisable within 60 days of May 2, 2016 owned of record. Does not include 900,000 shares of common stock subject to restricted stock units that will vest upon completion of a change of control transaction. See "The Merger—Interests of the Synta Directors and Executive Officers in the Merger."

(3)
Consists of shares of 19,823 shares of common stock and 342,043 shares of common stock issuable upon the exercise of options exercisable within 60 days of May 2, 2016. Does not include 900,000 shares of common stock subject to restricted stock units that will vest upon completion of a change of control transaction. See "The Merger—Interests of the Synta Directors and Executive Officers in the Merger."

(4)
Ms. Whitaker resigned effective as of May 7, 2015.

(5)
Consists solely of common stock. Dr. Vukovic's employment was terminated on November 3, 2015. The shares included have not been verified by the company and are based on the latest public filings made by Dr. Vukovic with the Securities and Exchange Commission.

(6)
Consists of 12,829 shares of common stock and 489,348 shares of common stock issuable upon the exercise of options exercisable within 60 days of May 2, 2016. Mr. McMahon resigned effective as of June 30, 2015. The shares included have not been verified by the company and are based on the latest public filings by Mr. McMahon with the Securities and Exchange Commission.

(7)
Consists of 401,764 shares of common stock and 71,250 shares of common stock issuable upon the exercise of options exercisable within 60 days of May 2, 2016 held by Mr. Gollust; 1,539,169 shares of common stock owned of record by Wyandanch Partners, L.P. and 175,000 shares of common stock owned of record by Keith R. Gollust Roth IRA. Mr. Gollust is the president and sole stockholder of Gollust Management, Inc., which is the general partner of Wyandanch Partners, L.P.

(8)
Consists of 3,092,677 shares of common stock and 72,000 shares of common stock issuable upon the exercise of options exercisable within 60 days of May 2, 2016 held by Mr. Kovner; 340,970 shares of common stock held by the Kovner 2012 Family Trust B; 4,000,000 shares of common stock held by the Kovner 2015-A Investment Trust, of which Mr. Kovner is a co-trustee; 11,399,464 shares of common stock owned of record by KFO Holdings LLC, and 600,548 shares of common stock owned by OB Select Opportunities, LLC. Mr. Kovner is the sole member of KFO Holdings LLC and he is the sole shareholder of Caxton Corporation, the sole manager of OB Select Opportunities, LLC. Additionally, Mr. Kovner's wife controls entities and trusts that hold an aggregate of 2,279,146 shares of common stock. See footnote 14.

(9)
Consists of 25,748 shares of common stock and 70,500 shares of common stock issuable upon the exercise of options exercisable within 60 days of May 2, 2016.

(10)
Consists solely of shares of common stock.

(11)
Consists of 49,392 shares of common stock and 72,000 shares of common stock issuable upon the exercise of options exercisable within 60 days of May 2, 2016 held by Mr. Reardon.

(12)
Consists of 760,936 shares of common stock and 72,000 shares of common stock issuable upon the exercise of options exercisable within 60 days of May 2, 2016 held by Mr. Wilson.

(13)
Consists of the shares of common stock and common stock issuable upon the exercise of options as set forth in footnotes 1 through 3 and 7 through 12.

(14)
Represents shares of common stock owned of record by KFO Holdings LLC. Mr. Kovner is the sole member of KFO Holdings LLC. See footnote 8.

PRINCIPAL STOCKHOLDERS OF MADRIGAL

        The following table and the related notes present information on the beneficial ownership of shares of Madrigal's capital stock as of May 2, 2016 by:

  •
  each director of Madrigal;

  •
  each executive officer of Madrigal;

  •
  all of Madrigal's current directors and executive officers as a group; and

  •
  each stockholder known by Madrigal to beneficially own more than five percent of Madrigal's common stock on an as-converted basis.

        Beneficial ownership is determined in accordance with the rules of the SEC and includes voting or investment power with respect to the securities. The number of shares owned, total shares beneficially owned and the percentage of common stock beneficially owned below assumes, in each case, the conversion of all principal on outstanding convertible notes, for a total of 40,379,271 shares of common stock outstanding on an as-converted basis on May 2, 2016.

        This table is based on information supplied by Madrigal officers, directors and principal stockholders. Except as indicated in footnotes to this table, Madrigal believes that the stockholders named in this table have sole voting and investment power with respect to all shares of Madrigal common stock shown to be beneficially owned by them, based on information provided to us by such stockholders. Unless otherwise indicated, the address for each director and executive officer listed is: c/o Madrigal Pharmaceuticals, Inc., 500 Office Center Drive, Suite 400, Fort Washington, PA 19034.

Beneficial Owner	Number of Shares Beneficially Owned	Percentage of Common Stock Beneficially Owned
Directors and Executive Officers
Fred B. Craves, Ph.D.(1)	38,575,578	95.5%
Rebecca Taub, M.D.(2)	1,803,693	4.5%
Lionel Carnot (3)	37,878,429	93.8%
All current executive officers and directors as a group (3 persons)	40,379,271	100%
Five Percent Stockholders
Entities Affiliated with Bay City Capital LLC(4).	37,878,429	93.8%

(1)
Consists of 697,149 shares of common stock issuable to Dr. Craves upon conversion of outstanding convertibles notes and 37,878,429 shares of common stock beneficially owned by investment entities affiliated with Bay City Capital LLC, or Bay City Capital, as set forth in footnote (4) below. Dr. Craves is a managing director of Bay City Capital and thus may be deemed to share voting and investment power over the shares beneficially owned by these entities. Dr. Craves disclaims beneficial ownership of the shares beneficially owned by these entities except to the extent of his pecuniary interest therein.

(2)
Consists of 60,820 shares of common stock held by Dr. Taub and 1,742,873 shares of common stock issuable to SQN, LLC upon conversion of outstanding convertible notes. Pursuant to the terms of a forfeiture agreement, Dr. Taub agreed to forfeit the 60,820 shares of common stock held by her for no consideration effective upon, but subject to the consummation of, the closing of the merger. Dr. Taub is a managing member of SQN, LLC and thus may be deemed to share voting and investment power over the shares beneficially owned by SQN, LLC. Dr. Taub disclaims beneficial ownership of the shares beneficially owned by SQN, LLC except to the extent of her pecuniary interest therein.

(3)
Consists of 37,878,429 shares of common stock beneficially owned by investment entities affiliated with Bay City Capital LLC as set forth in footnote (4) below. Mr. Carnot is a managing director of Bay City Capital and thus may be deemed to share voting and investment power over the shares held by these entities. Mr. Carnot disclaims beneficial ownership of the shares held by these entities except to the extent of his pecuniary interest therein, if any.

(4)
Consists of 1,022,950 shares of common stock held by Bay City Capital Fund IV, L.P., or Fund IV, 36,056,244 shares of common stock issuable to Fund IV upon conversion of outstanding convertible notes, 22,050 shares of common stock held by Bay City Capital Fund IV Co-Investment Fund, L.P., or Co-Invest Fund, and 777,185 shares of common stock issuable to Co-Invest Fund upon conversion of outstanding convertible notes. Bay City Capital Management IV LLC, or BCC IV, is the general partner of Fund IV and Co-Invest Fund and has sole voting and investment power over the shares held by Fund IV and Co-Invest Fund. Bay City Capital LLC is the manager of BCC IV, and thus has sole voting and investment power over the shares held by Fund IV and Co-Invest. Dr. Craves and Mr. Carnot, members of Madrigal's board of directors, are managing directors of Bay City Capital and thus may be deemed to share voting and investment power over these entities. The address for the entities affiliated with Bay City Capital is 750 Battery Street Suite 400, San Francisco, CA 94111.

 PRINCIPAL STOCKHOLDERS OF COMBINED COMPANY

        The following table and the related notes present information on the beneficial ownership of shares of the combined company by:

  •
  each prospective director of the combined company (other than the additional directors to be designated);

  •
  each executive officer of the combined company;

  •
  all of the combined company's prospective directors (other than the additional directors to be designated) and executive officers as a group; and

  •
  each stockholder known by us to beneficially own more than five percent of the combined company's common stock on an as-converted basis.

        Beneficial ownership is determined in accordance with the rules of the SEC and includes voting or investment power with respect to the securities. The number of shares owned, total shares beneficially owned and the percentage of common stock beneficially owned assumes, in each case, the consummation of the merger, for a total of 402,634,825 shares of Synta common stock to be outstanding immediately following the consummation of the merger, including 5,000,000 shares of Synta common stock to be issued upon the vesting of restricted stock units in connection with the merger and 5,950,267 shares of Synta restricted common stock to be issued to certain executive officers of the combined company in connection with the merger.

        This table is based on information supplied by each prospective director, officer and principal stockholder of the combined company. All share numbers set forth below take into account the exchange of each share of Madrigal common stock outstanding immediately prior to the merger for 5.5740 shares of Synta common stock in connection with the merger. Except as indicated in footnotes to this table, the combined company believes that the stockholders named in this table have sole voting and investment power with respect to all shares of Synta common stock shown to be beneficially owned by them, based on information provided by such stockholders. Unless otherwise indicated, the address for each prospective director and executive officer of the combined company listed is: c/o Madrigal Pharmaceuticals, Inc., 500 Office Center Drive, Suite 400, Fort Washington, PA 19034.

Beneficial Owner	Number of Shares Beneficially Owned	Percentage of Common Stock Beneficially Owned
Directors and Executive Officers
Fred B. Craves, Ph.D.(1)	208,387,303	51.8%
Paul A. Friedman, M.D.(2)	32,960,286	8.1%
Keith R. Gollust(3)	2,187,183	*
Rebecca Taub, M.D.(4)	41,893,325	10.4%
Marc R. Schneebaum(5)	1,059,375	*
All future executive officers and directors as a group (5 persons)	260,970,133	64.2%
Five Percent Stockholders
Entities Affiliated with Bay City Capital LLC(6)	198,024,931	49.2%
Bruce Kovner(7)	21,784,805	5.4%

*
Represents beneficial ownership of less than 1% of the shares of Synta common stock.

(1)
Consists of 10,362,372 shares of Synta common stock to be issued to Dr. Craves in exchange for shares of Madrigal common stock to be issued upon conversion of outstanding convertible notes of Madrigal, and 198,024,931 shares of Synta common stock to be issued to investment entities affiliated with Bay City Capital in exchange for shares of Madrigal common stock to be issued upon conversion of outstanding convertible notes of Madrigal as set forth in note (6) below. Dr. Craves is a managing director of Bay City Capital and thus may be deemed to share voting and investment power over the shares beneficially owned by these entities. Dr. Craves disclaims beneficial ownership of the shares beneficially owned by these entities except to the extent of his pecuniary interest therein.

(2)
Consists of 25,517,340 shares of Synta common stock to be issued to SQN, LLC in exchange for shares of Madrigal common stock to be issued upon conversion of outstanding convertible notes of Madrigal, 5,112 shares of Synta common stock held by Dr. Friedman, 4,958,556 shares of restricted Synta common stock to be issued to Dr. Friedman in connection with the merger (of which 1,239,639 shares will be immediately vested) and 2,479,278 shares of Synta common stock issuable upon the exercise of options to be granted to Dr. Friedman that will be vested within 60 days of the closing of the merger. Dr. Friedman is a managing member of SQN, LLC and thus may be deemed to share voting and investment power over the shares beneficially owned by SQN, LLC. Dr. Friedman disclaims beneficial ownership of the shares beneficially owned by SQN, LLC except to the extent of his pecuniary interest therein. See also note (4) below, as Dr. Friedman is married to Dr. Taub.

(3)
Consists of 401,764 shares of Synta common stock and 71,250 shares of Synta common stock issuable upon the exercise of options exercisable within 60 days of May 2, 2016 held by Mr. Gollust; 1,539,169 shares of common stock owned of record by Wyandanch Partners, L.P. and 175,000 shares of common stock owned of record by Keith R. Gollust Roth IRA. Mr. Gollust is the president and sole stockholder of Gollust Management, Inc., which is the general partner of Wyandanch Partners, L.P.

(4)
Consists of 25,517,340 shares of Synta common stock issued to SQN, LLC in exchange for shares of Madrigal common stock to be issued upon conversion of outstanding convertible notes of Madrigal, 14,144,635 shares of Synta common stock issued to Dr. Taub pursuant to a change of control bonus plan with Madrigal, 991,711 shares of restricted Synta common stock to be issued to Dr. Taub in connection with the merger (of which 247,927 shares will be immediately vested) and 1,239,639 shares of Synta common stock issuable upon the exercise of options to be granted to Dr. Taub that will be vested within 60 days of the closing of the merger. Dr. Taub is a managing member of SQN, LLC and thus may be deemed to share voting and investment power over the shares beneficially owned by SQN, LLC. Dr. Taub disclaims beneficial ownership of the shares beneficially owned by SQN, LLC except to the extent of her pecuniary interest therein. See also note (2) above, as Dr. Taub is married to Dr. Friedman.

(5)
Consists of 75,000 shares of common stock and 84,375 shares of common stock issuable upon the exercise of options exercisable within 60 days of May 2, 2016. Also includes 900,000 shares of common stock subject to restricted stock units that will vest upon completion of the merger.

(6)
Consists of 193,846,603 shares of common stock to be issued to Fund IV in exchange for shares of Madrigal common stock to be issued upon conversion of outstanding convertible notes of Madrigal and 4,178,328 shares of common stock to be issued to Co-Invest Fund in exchange for shares of Madrigal common stock to be issued upon conversion of outstanding convertible notes of Madrigal. BCC IV is the general partner of Fund IV and Co-Invest Fund and has sole voting and investment power over the shares held by

  Fund IV and Co-Invest Fund. Bay City Capital is the manager of BCC IV, and thus has sole voting and investment power over the shares held by Fund IV and Co-Invest Fund. Dr. Craves is a managing director of Bay City Capital and thus may be deemed to share voting and investment power over the shares beneficially owned by these entities. The address for the entities affiliated with Bay City Capital is 750 Battery Street Suite 400, San Francisco, CA 94111.

(7)
Consists of 3,092,677 shares of Synta common stock and 72,000 shares of Synta common stock issuable upon the exercise of options exercisable within 60 days of May 2, 2016 held by Mr. Kovner; 340,970 shares of Synta common stock held by the Kovner 2012 Family Trust B; 4,000,000 shares of Synta common stock held by the Kovner 2015-A Investment Trust, of which Mr. Kovner is a co-trustee; 11,399,464 shares of Synta common stock owned of record by KFO Holdings LLC, and 600,548 shares of Synta common stock owned by OB Select Opportunities, LLC. Mr. Kovner is the sole member of KFO Holdings LLC and he is the sole shareholder of Caxton Corporation, the sole manager of OB Select Opportunities, LLC. Additionally, Mr. Kovner's wife controls entities and trusts that hold an aggregate of 2,279,146 shares of Synta common stock.

 OTHER MATTERS

Section 16(a) Beneficial Ownership Reporting Compliance

        Section 16(a) of the Exchange Act requires Synta officers and directors, and persons who own more than ten percent of a registered class of Synta equity securities, to file reports of ownership and changes in ownership with the SEC. Such officers, directors and ten-percent stockholders are also required by SEC rules to furnish Synta with copies of all forms that they file pursuant to Section 16(a). Based on the Synta's review of the copies of such forms received by it and written representations from certain reporting persons, Synta believes that during fiscal 2015, its executive officers, directors and 10% stockholders complied with all other applicable filing requirements.

Stockholder Proposals

        To be considered for inclusion in the proxy statement relating to our 2017 Annual Meeting of Stockholders, we must receive stockholder proposals no later than [•], 2017. To be considered for presentation at the 2017 Annual Meeting, although not included in the proxy statement, proposals must be received no earlier than [•], 2017 and no later than [•], 2017; provided, however, that in the event that the date of the 2017 Annual Meeting is more than thirty (30) days before or more than thirty (30) days after the anniversary date of the preceding year's Annual Meeting, notice by the stockholder to be timely must be so delivered not earlier than the close of business on the ninetieth (90th) day prior to such Annual Meeting and not later than the close of business on the later of the sixtieth (60th) day prior to such Annual Meeting or the tenth (10th) day following the day on which we make a public announcement of the date of such meeting.

        Proposals that are not received in a timely manner will not be voted on at the 2017 Annual Meeting. If a proposal is received on time, the proxies that management solicits for the meeting may still exercise discretionary voting authority on the proposal under circumstances consistent with the proxy rules of the SEC. All stockholder proposals should be marked for the attention of Secretary, Synta Pharmaceuticals Corp., 125 Hartwell Avenue, Lexington, MA 02421.

WHERE YOU CAN FIND MORE INFORMATION

        Synta files annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy any reports, statements or other information that Synta files at the SEC public reference room in at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. Synta SEC filings are also available to the public from commercial document retrieval services and on the website maintained by the SEC at http://www.sec.gov.

        Synta has supplied all information contained in this proxy statement relating to Synta, and Madrigal has supplied all information contained in this proxy statement relating to Madrigal.

        In addition, the SEC allows Synta to disclose important information to you by referring you to other documents filed separately with the SEC. This information is considered to be a part of this proxy statement, except for any information that is superseded by information included directly in this proxy statement or incorporated by reference subsequent to the date of this proxy statement as described below.

        This proxy statement incorporates by reference the documents listed below that Synta has previously filed with the SEC (other than, in each case, documents or information deemed to have been furnished and not filed in accordance with SEC rules). They contain important information about Synta and its financial condition.

  Synta SEC Filings (SEC File Number 001-33277):

  •
  Annual Report on Form 10-K for the fiscal year ended December 31, 2015, filed with the SEC on March 15, 2016, as amended April 29, 2016;

  •
  Quarterly Report on Form 10-Q for the quarter ended March 31, 2016, filed with the SEC on May 10, 2016;

  •
  Current Reports on Form 8-K filed on March 1, 2016, April 14, 2016, April 14, 2016, April 15, 2016, April 22, 2016 and May 3, 2016; and

  •
  description of our common stock contained in our Registration Statement on Form 8-A filed on January 26, 2007, including any amendment or report filed for the purpose of updating such description.

        To the extent that any information contained in any report on Form 8-K, or any exhibit thereto, was furnished to, rather than filed with, the SEC by the Company, such information or exhibit is specifically not incorporated by reference.

        In addition, Synta incorporates by reference any future filings it may make with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this proxy statement and before the date of the Annual Meeting (excluding any current reports on Form 8-K to the extent disclosure is furnished and not filed). Those documents are considered to be a part of this proxy statement, effective as of the date they are filed. In the event of conflicting information in these documents, the information in the latest filed document should be considered correct.

        If you would like to request documents from Synta or Madrigal, please send a request in writing or by telephone to either Synta or Madrigal at the following addresses:

Synta Pharmaceuticals Corp.	Madrigal Pharmaceuticals, Inc.
125 Hartwell Avenue	500 Office Center Drive, Suite 400
Lexington, MA 02421	Fort Washington, PA 19034
Attn: Chief Financial Officer	Attn: Chief Executive Officer

TRADEMARK NOTICE

        Synta®, Synta Pharmaceuticals and the GALAXY trial are trademarks of Synta Pharmaceuticals Corp. in the United States and other jurisdictions. "Madrigal," the Madrigal logo and other trademarks, service marks, and trade names of Madrigal are registered and unregistered marks of Madrigal Pharmaceuticals, Inc. Other third-party logos and product/trade names are registered trademarks or trade names of their respective companies.

MADRIGAL PHARMACEUTICALS, INC.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and
Stockholders of Madrigal Pharmaceuticals, Inc.

        We have audited the accompanying balance sheets of Madrigal Pharmaceuticals, Inc. (the "Company") as of December 31, 2015 and 2014, and the related statements of operations, changes in stockholders' deficit, and cash flows for the years then ended. The Company's management is responsible for these financial statements. Our responsibility is to express an opinion on these financial statements based on our audits.

        We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the company's internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

        In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of the Company as of December 31, 2015 and 2014, and the results of its operations and its cash flows for the years then ended in conformity with accounting principles generally accepted in the United States of America.

        The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As described in Note 2 to the financial statements, the Company has sustained recurring losses from operations, has not yet generated any revenues, and has a working capital deficiency of approximately $48,913,000 at December 31, 2015. These conditions raise substantial doubt about the Company's ability to continue as a going concern. Management's plans regarding these matters are also described in Note 2. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/ Friedman LLP

East Hanover, NJ
April 12, 2016

MADRIGAL PHARMACEUTICALS, INC.

Balance Sheets

	December 31,
	2015	2014
Assets
Current assets
Cash	$306,249	$148,066
Other receivable—related party	7,332	46,155
Prepaid expense	50,000	—

Total current assets	363,581	194,221

Total assets	$363,581	$194,221

Liabilities and Stockholders' Deficit
Current liabilities
Convertible promissory notes payable—related party	$48,595,166	$—
Advances payable—related party	500,000	—
Accrued interest—related party	9,278	—
Accounts payable	102,293	15,210
Accrued expenses	70,203	55,000

Total current liabilities	49,276,940	70,210
Convertible promissory notes payable—related party	—	42,192,513

Total liabilities	49,276,940	42,262,723

Commitments and contingencies
Stockholders' deficit
Preferred stock, $0.0001 par value, 30,000,000 shares authorized, 0 shares issued and outstanding	—	—
Common stock, $0.0001 par value, 35,000,000 shares authorized, 1,105,820 and 1,045,000 shares, respectively, issued and outstanding	111	105
Additional paid-in capital	6,120	6,120
Accumulated deficit	(48,919,590)	(42,074,727)

Total stockholders' deficit	(48,913,359)	(42,068,502)

Total liabilities and stockholders' deficit	$363,581	$194,221

The accompanying notes are an integral part of these financial statements

MADRIGAL PHARMACEUTICALS, INC.

Statements of Operations

	Year Ended December 31,
	2015	2014
Operating expenses:
Research and development	$2,427,170	$777,371
General and administrative	805,762	548,321

Loss from operations	(3,232,932)	(1,325,692)

Other income (expenses)
Other income	—	1,704
Interest expense	(3,611,931)	(3,167,952)

	(3,611,931)	(3,166,248)

Net loss	$(6,844,863)	$(4,491,940)

The accompanying notes are an integral part of these financial statements

MADRIGAL PHARMACEUTICALS, INC.

Statements of Changes in Stockholders' Deficit

	Common Stock
	Number of Shares	Amount	Additional Paid-in Capital	Accumulated Deficit	Total Stockholders' Deficit
Balance at January 1, 2014	1,045,000	$105	$6,120	$(37,582,787)	$(37,576,562)
Net loss	—	—	—	(4,491,940)	(4,491,940)

Balance at December 31, 2014	1,045,000	105	6,120	(42,074,727)	(42,068,502)
Issuance of restricted stock	60,820	6	—	—	6
Net loss	—	—	—	(6,844,863)	(6,844,863)

Balance at December 31, 2015	1,105,820	$111	$6,120	$(48,919,590)	$(48,913,359)

The accompanying notes are an integral part of these financial statements

MADRIGAL PHARMACEUTICALS, INC.

Statements of Cash Flows

	Year Ended December 31,
	2015	2014
Cash flows from operating activities:
Net loss	$(6,844,863)	$(4,491,940)

Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	—	2,582
PIK interest expense on convertible promissory notes payable—related party	3,602,653	3,167,952
Changes in operating assets and liabilities
Other receivable—related party	38,823	(40,156)
Prepaid expenses	(50,000)	—
Accounts payable	87,083	(49,082)
Accrued expenses	15,203	13,160
Accrued interest—related party	9,278	—

Total adjustments	3,703,040	3,094,456

Net cash used in operations	(3,141,823)	(1,397,484)

Cash flows from financing activities:
Proceeds from convertible notes—related party	2,800,000	1,375,000
Proceeds from advances—related party	500,000	—
Proceeds from the issuance of restricted stock	6	—

Net cash flows provided by financing activities	3,300,006	1,375,000

Net change in cash	158,183	(22,484)
Cash—beginning of year	148,066	170,550

Cash—ending of year	$306,249	$148,066

The accompanying notes are an integral part of these financial statements

MADRIGAL PHARMACEUTICALS, INC.

Notes to Financial Statements

December 31, 2015 and 2014

1. Organization and Nature of Business

        Madrigal Pharmaceuticals, Inc. (the "Company") was incorporated on August 19, 2011 and commenced operations in September 2011. On September 14, 2011, the Company entered into an Assignment and Issuance agreement in which the Company was assigned the rights, title and interest in the tangible and intangible assets owned by Bay City Capital Fund IV, L.P. ("Lender A") and Bay City Capital Fund IV Co-Investment Fund, L.P ("Lender B"), collectively BCC in exchange for convertible promissory notes including accrued interest in the amount of approximately $23,400,000 (See Note 4). Assets contributed to the company were primarily intangible assets related to several drug development programs of VIA Pharmaceuticals, Inc. ("VIA"), which was an investee company of BCC.

        The underlying assets of VIA that were transferred to BCC and subsequently contributed to Company were notionally valued at $3 million. BCC credit bid $3 million for the VIA assets as part of an assignment for the benefit of creditors ("ABC") process. Due to the common control nature of the transaction and in accordance with GAAP, the assigned assets and liabilities were recorded by the Company at their respective carryover basis which was zero for the tangible and intangible assets and $23.4 million for the assigned debt. In 2012, Madrigal entered into a transaction with Tallikut Pharmaceuticals, Inc. ("Tallikut") whereby Madrigal sold certain assets to Tallikut in exchange for the assumption of $2 million of convertible promissory notes.

        The Company is developing novel, high-quality small-molecule drugs addressing major unmet needs in cardiovascular and metabolic diseases. The lead compound MGL-3196 is Phase-2 ready and is being advanced for indications in dyslipidemia, particularly LDL-cholesterol lowering, and non-alcoholic steatohepatitis, a liver disease that commonly affects people with metabolic diseases such as obesity and diabetes.

        The Company is subject to risks common to emerging companies in the drug development and pharmaceutical industry including, but not limited to, uncertainty of product development and commercialization, lack of marketing and sales history, dependence on key personnel, uncertainty of market acceptance of products and product reimbursement, product liability, uncertain protection of proprietary technology, potential inability to raise additional financing necessary for development and commercialization, if applicable, and compliance with the U.S. Food and Drug Administration and other government regulations.

2. Liquidity and Ability to Continue as a Going Concern

        The financial statements have been prepared in conformity with generally accepted accounting principles which contemplate continuation of the Company as a going concern. The Company has incurred losses since inception, including approximately $6,845,000 in the year ended December 31, 2015, resulting in an accumulated deficit of approximately $48,913,000 as of December 31, 2015. Management expects to incur losses for the foreseeable future and has a working capital deficit of approximately $48,913,000 at December 31, 2015. The Company has funded itself primarily through the issuance of convertible debt with a maturity date of December 31, 2016.

        The Company will be required to obtain additional financing and capital and expects to satisfy its cash needs primarily from the additional issuance of convertible debt in order to sustain operations until it can achieve profitability and positive cash flows, if ever. The Company may also be required to obtain other sources of funding to sustain its current operations and meet its development objectives.

MADRIGAL PHARMACEUTICALS, INC.

Notes to Financial Statements (Continued)

December 31, 2015 and 2014

2. Liquidity and Ability to Continue as a Going Concern (Continued)

During 2016, the Company commenced negotiations to effect a reverse merger concurrently with a private financing. There can be no assurances, however, that the reverse merger transaction or additional funding, either through the issuance of convertible debt or other sources, will be available on favorable terms, or at all. If adequate funds are not available, the Company may be required to delay, significantly modify or terminate its research and development programs.

        All of the above matters raise substantial doubt about the Company's ability to continue as a going concern. The accompanying financial statements do not include any adjustments that might result from the outcome of this uncertainty.

3. Summary of Significant Accounting Policies

Use of Estimates

        The preparation of financial statements in conformity with U.S. generally accepted accounting principles (GAAP) requires management to make estimates and assumptions that affect certain reported amounts of assets and liabilities, disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expenses during the reporting periods. The Company bases its estimates on historical experience and various other assumptions that management believes to be reasonable under the circumstances. Changes in estimates are recorded in the period in which they become known. Actual results could differ from those estimates.

Cash and Cash Equivalents

        The Company considers all highly liquid investments with original maturities of three months or less at the date of purchase to be cash equivalents. The Company maintains its cash in a bank account, which at times, exceeds Federal Deposit Insurance Corporation ("FDIC") insured limits.

Research and Development Costs

        Research and development costs are expensed as incurred. Research and development costs are comprised of costs incurred in performing research and development activities, including internal costs, costs for consultants, associated with the Company's preclinical and clinical programs. In particular, Madrigal has conducted safety studies in animals, optimized and implemented the API manufacturing, and conducted Phase 1 clinical trials, all of which are considered research and development expenditures.

Patents

        Costs to secure and defend patents are expensed as incurred and are classified as general and administrative expense in the Company's statements of operations. Patent expenses were approximately $62,300 and $0 for the years ended December 31, 2015 and 2014, respectively.

Income Taxes

        The Company uses the asset and liability method to account for income taxes. Deferred tax assets and liabilities are determined based on the expected future tax consequences of temporary differences

MADRIGAL PHARMACEUTICALS, INC.

Notes to Financial Statements (Continued)

December 31, 2015 and 2014

3. Summary of Significant Accounting Policies (Continued)

between the Company's financial statement carrying amounts and the tax basis of assets and liabilities using enacted tax rates expected to be in effect in the years in which the differences are expected to reverse. A valuation allowance is provided to reduce the deferred tax assets to the amount that will more likely than not be realized.

Recent Accounting Pronouncements

        In August, 2014, the Financial Accounting Standards Board ("FASB") issued Accounting Standards Update ("ASU") No. 2014-15—Presentation of Financial Statements, Disclosures of Uncertainties about an Entity's ability to Continue as a Going Concern. The ASU requires Management to evaluate whether there are conditions and events that raise substantial doubt about the Company's ability to continue as a going concern within one year after the financial statements are issued and if Management's plans will alleviate that doubt. Management will be required to make this evaluation for both annual and interim periods. The accounting guidance is effective beginning in the first quarter of 2016.

        In April 2015, the FASB issued an Accounting Standards Update which requires that debt issuance costs be presented in the balance sheet as a direct reduction to the carrying amount of the associated debt liability, consistent with debt discounts. Currently debt issuance costs are recognized as an asset. The ASU is effective for the Company in the first quarter of 2016 and is required to be applied retrospectively. Early adoption is permitted. The Company does not expect the adoption of this standard to have a material impact on its results of operations, financial position, and cash flows.

        In November 2015, the FASB issued ASU No. 2015-17, Income Taxes (Topic 740): Balance Sheet Classification of Deferred Taxes, which amends the guidance requiring companies to separate deferred income tax liabilities and assets into current and non-current amounts in a classified statement of financial position. This accounting guidance simplifies the presentation of deferred income taxes, such that deferred tax liabilities and assets be classified as non-current in a classified statement of financial position. This determination is still required to be performed at a jurisdiction-by-jurisdiction basis. The accounting guidance is effective beginning in the first quarter of 2017.

4. Convertible Promissory Notes—Related Party

A)
September 14, 2011 Notes

        On September 14, 2011, the Company was assigned (See Note 1) convertible promissory notes ("the September 14, 2011 Notes") pursuant to an Assignment and Issuance Agreement, with Lender A and Lender B or collectively the "Lender(s)". Lender A and Lender B are stockholders of the Company. Interest on the outstanding principal accrues and compounds monthly at 8% per annum. Accrued and unpaid interest shall either be paid upon repayment or converted with the outstanding principal amount. The notes are collateralized by all assets of the Company. The initial maturity date was the earliest of December 31, 2012 or an event of default as defined in the agreement. The September 14, 2011 Notes have been amended on various dates with each amendment extending the

MADRIGAL PHARMACEUTICALS, INC.

Notes to Financial Statements (Continued)

December 31, 2015 and 2014

4. Convertible Promissory Notes—Related Party (Continued)

maturity date. The current maturity date is December 31, 2016. The September 14, 2011 Notes can be converted as follows:

  (a)
  Optional Conversion—Third Party Financing. At any time following the closing of a preferred equity financing by the Company led by an outside investor ("Third Party"), all outstanding principal and interest ("Accreted Value") may, at the option of the Lenders, be converted into equity securities of the Company, having the same rights, preferences and privileges as the securities issued in the Third Party financing ("Third Party Led Securities"). The numbers of shares of Third Party Led Securities to be issued upon such conversion shall be equal to the quotient obtained by dividing (a) the Accreted Value on the date of conversion by (b) eighty percent (80%) of the per share purchase price of the Third Party Led Securities.

  (b)
  Optional Conversion—Series A Preferred Stock. At any time, all Accreted Value may, at the option of the Lenders, be converted into shares of the Company's Series A Preferred Stock. The number of shares of Series A Preferred Stock to be issued upon such conversion shall be equal to the quotient obtained by dividing (a) the Accreted Value on the date of conversion by (b) The original issue prices of the Series A Preferred Stock.

  (c)
  Optional Conversion—Common Stock. At any time, Lenders may convert all or any portion of the Accreted Value of the Note into common shares of the Company with the number of common shares issuable upon such conversion to equal the quotient obtained by dividing (a) the Accreted Value on the date of conversion by (b) 14.29759. Any Third Party Led Securities and Series A Preferred Stock issued to the Lenders shall be convertible at any time at the option of Lenders into common stock of the Company.

  (d)
  Mandatory Conversion. If the principal and interest of the convertible note has not been repaid in full by the maturity date, the Accreted Value shall automatically convert into common stock of the Company. The conversion price shall be a price per share equal to the per share value of the Company's common stock at the time of conversion.

        ASC 815 requires that a conversion feature should be accounted for as a derivative when specific criteria are met. The Company has determined that the conversion features do not meet the criteria for derivative accounting as the underlying stock cannot be readily converted into cash due to the lack of an active market. This assessment will be made on an ongoing basis throughout the contracts life.

B)
September 16, 2011 Notes

        On September 16, 2011, the Company entered into a Note Purchase Agreement with Lender A and Lender B in which the Company agrees to sell and issue to the Lenders secured convertible promissory notes ("the September 16, 2011 Notes"). Interest on the outstanding principal accrues and compounds monthly at 8% per annum. Accrued and unpaid interest shall either be paid upon repayment or converted with the outstanding principal amount. The notes are collateralized by all assets of the Company. The initial maturity date was the earliest of October 31, 2012 or an event of default as defined in the agreement. The September 16, 2011 notes have been amended on various

MADRIGAL PHARMACEUTICALS, INC.

Notes to Financial Statements (Continued)

December 31, 2015 and 2014

4. Convertible Promissory Notes—Related Party (Continued)

dates with each amendment extending the maturity date. The current maturity date is December 31, 2016. The September 16, 2011 notes can by converted as follows:

  (a)
  Optional Conversion—Third Party Financing. At any time following the closing of a preferred equity financing by the Company led by Third Party, all Accreted Value may, at the option of the Lenders, be converted into equity securities of the Company, having the same rights, preferences and privileges as the securities issued in the Third Party financing. The numbers of shares of Third Party Led Securities to be issued upon such conversion shall be equal to the quotient obtained by dividing (a) the Accreted Value on the date of conversion by (b) eighty percent (80%) of the per share purchase price of the Third Party Led Securities.

    In addition, the Company shall issue to each Lender, upon conversion of such Lender's note, a warrant to purchase from the Company up to the number of fully paid and nonassessable shares of Third Party Led Securities sold in such Third Party Financing that equals the quotient obtained by dividing (a) ten percent (10%) of the original principal amount of the notes issued to such Lenders pursuant to the Note Purchase Agreement by (b) the per share purchase price of the Third Party Led Securities. The Company has not issued any warrants to date or during the years ended December 31, 2015 and 2014.

  (b)
  Optional Conversion—Series A Preferred Stock. At any time, all Accreted Value may, at the option of the Lenders, be converted into shares of the Company's Series A Preferred Stock. The number of shares of Series A Preferred Stock to be issued upon such conversion shall be equal to the Quotient obtained by dividing (a) the Accreted Value on the date of conversion by (b) 14.29759.

        ASC 815 requires that a conversion feature should be accounted for as a derivative when specific criteria are met. The Company has determined that the conversion features do not meet the criteria for derivative accounting as the underlying stock cannot be readily converted into cash due to the lack of an active market. This assessment will be made on an ongoing basis throughout the contracts life.

        The original issue amount, outstanding principal and interest balance (Accreted Value) by the Lenders are as follows:

		Original Issue Amount	Balance at 12/31/2015	Balance at 12/31/2014
September 14, 2011 Notes	Lender A	$22,892,829	$32,258,925	$29,786,654
September 14, 2011 Notes	Lender B	493,451	695,336	642,047
September 16, 2011 Note Purchase Agreement	Lender A	12,480,975	15,310,882	11,515,596
September 16, 2011 Note Purchase Agreement	Lender B	268,935	330,023	248,216

		$36,136,190	$48,595,166	$42,192,513

5. Advances Payable—Related Party

        On June 29, 2015 and July 30, 2015 a related party agreed to advance the Company $250,000 and $250,000 to be used for working capital requirements. The advances accrue interest at a rate of four

MADRIGAL PHARMACEUTICALS, INC.

Notes to Financial Statements (Continued)

December 31, 2015 and 2014

5. Advances Payable—Related Party (Continued)

percent (4%) per annum compounded annually. Accrued and unpaid interest shall be paid upon repayment of the advance. The advances consisted of the following:

	Balance at 12/31/2015	Accrued Interest at 12/31/15
7/30/2015	$250,000	$4,222
6/29/2015	250,000	5,056

	$500,000	$9,278

6. Stockholders' Equity

        The Company's Certificate of Incorporation as amended on September 1, 2011 authorizes the Company to issue 35,000,000 shares of Common Stock, $0.0001 par value per share ("Common Stock"), and 30,000,000 shares of Preferred Stock, $0.0001 par value per share ("Series A Preferred Stock"). Holders of Preferred Stock accrue dividends at 8% per annum. Preferred Stock has certain rights, preferences and privileges to include preferential payment in liquidation, voting and conversion. In the event of liquidation, dissolution or winding up of the Company, the holders of Series A Preferred Stock, would be paid an amount per share equal to 14.29759 times the original issue price, plus accruing dividends prior to payment to common stock holders. Each share of Series A Preferred Stock is entitled to cast the number of votes equal to the whole shares of Common Stock into which the shares of Series A Preferred Stock held are convertible. At December 31, 2015 and December 31, 2014, the Company had not issued any shares of Preferred Stock.

        Issued and outstanding Common Stock is held solely by Lender A, Lender B and the Company's Acting Chief Executive Officer. Shares of common stock may not be sold, assigned, transferred, encumbered or disposed of without written agreement between the Company and the stockholder.

7. Income Taxes

        At December 31, 2015, the Company had federal net operating loss ("NOL") carryforwards of approximately $19,176,000 and state operating loss carryforwards of approximately $12,197,000, available to reduce future taxable income, which expire between 2031 and 2035. The Company has unused federal research and development carryforwards of approximately $456,000. These will begin to expire in 2032.

        The Internal Revenue Code ("IRC") limits the amounts of NOL carryforwards that a Company may use in any one year in the event of certain cumulative changes in ownership over a three-year period as described in Section 382 of the IRC. Such change in ownership could limit the Company's utilization of the NOL, and could be triggered by subsequent sales of securities by the Company or stockholders. The deferred tax asset related to the NOL reflected on the financial statements could be affected by this limitation. We have not performed a detailed analysis to determine whether an ownership change has occurred.

        In assessing the realizability of deferred tax assets, management considers whether it is more likely than not that some portion of the deferred tax assets will not be realized. The ultimate realization of

MADRIGAL PHARMACEUTICALS, INC.

Notes to Financial Statements (Continued)

December 31, 2015 and 2014

7. Income Taxes (Continued)

deferred tax assets is dependent upon the generation of future taxable income during the periods in which those temporary differences become deductible. As there is no assurance of future taxable income, a full valuation allowance has been established to offset the deferred tax assets. The valuation allowance increased $1,986,500 and increased $862,600 for the years ended December 31, 2015 and 2014, respectively. Changes in the deferred tax asset will be recorded as an income tax benefit or expense on the accompanying statements of operations.

        Entities are also required to evaluate, measure, recognize and disclose any uncertain income tax provisions taken on their income tax returns. The Company has analyzed its tax positions and has concluded that as of December 31, 2015 there were no uncertain positions. The 2011 through 2015 tax returns are open to review by the IRS and state taxing authorities. Interest and penalties, if any, as they relate to income taxes assessed, are included in the income tax provision. There was no income tax related interest and penalties included in the income tax provision for 2015.

        Temporary differences that give rise to deferred tax assets and liabilities are as follows:

	12/31/2015	12/31/2014
Current
Charitable Contributions	609
Stock Compensation	228	228
Other Accruals	—	22,326
Valuation Allowance	(837)	(22,554)

	—	—

Long-Term
Intangibles	930,647	1,017,456
Property, Plant & Equipment	322	904
Net Operating Losses	7,324,215	5,310,210
R&D Credit	456,496	374,855
Valuation Allowance	(8,711,680)	(6,703,425)

	—	—

        Differences between the effective income tax rate and the US statutory rate were as follows:

	2015	2014
Federal statutory rate	34.0%	34.0%
Non-deductible interest expenses	–10.9%	–15.4%
Deferred state income tax expense	4.5%	–0.3%
Change in valuation allowance	–28.8%	–19.2%
Research and development credit	1.2%	0.9%

Effective Tax Rate	0.0%	0.0%

MADRIGAL PHARMACEUTICALS, INC.

Notes to Financial Statements (Continued)

December 31, 2015 and 2014

8. Related Party Transactions

Related party financing

        Lender A and B have provided financing to the Company since its inception. For the years ended December 31, 2015 and December 31, 2014 the Lenders have provided in convertible promissory note financing $2,800,000 and $1,375,000, respectively. For the years ended December 31, 2015 and December 31, 2014, the Company has incurred approximately $3,603,000 and $3,168,000, respectively in interest expense to the Lenders on outstanding convertible promissory notes payable. At December 31, 2015 and December 31, 2014, the Company has approximately $48,595,000 and $42,193,000, respectively of convertible promissory notes payable to the Lenders as more fully described in Note 4.

Travel and legal expenses

        The Company has reimbursed Lender A for certain travel expenses in the amounts of approximately $31,000 and $13,500 for the years ended December 31, 2015 and December 31, 2014, respectively. The Company reimbursed Lender A $41,300 in the year ending December 31, 2015, for certain legal expenses paid on behalf of the Company for corporate legal matters.

Consulting agreement

        The Company has a consulting agreement with its Chief Executive Officer ("CEO"), who is also a stockholder of the Company. The consulting agreement automatically renews monthly until it is terminated. The consulting agreement can be terminated upon fifteen (15) day notice by the Company or the CEO. The consulting agreement is in lieu of employment. For the year ended December 31, 2015 and 2014, the Consultant was paid $165,000 in each year.

9. Commitment and contingencies

        The Company has a Research, Development and Commercialization Agreement with Hoffmann-La Roche ("Roche") which grants to the Company a sole and exclusive license to develop, use, sell, offer for sale and import any Licensed Product as defined by the agreement.

        The Company entered Phase 1 clinical trials in 2011 and paid the related milestone payment to Roche on October 12, 2011. The agreement requires future milestone payments to Roche, the remainder of which total $10.8 million and are earned by the commencement of Phase 2 and Phase 3 clinical trials as well as future regulatory approval in the United States and Europe of a product developed from MGL-3196. A single-digit royalty payment range is based on net sales of products developed from MGL-3196, subject to certain reductions. The Company has not achieved any additional product development or regulatory milestones to date and has no Licensed Product sales for the years ending December 31, 2015 and 2014.

        The Company has a Change in Control Bonus Plan ("Bonus Plan") in which certain key service providers of the Company, will be awarded bonuses in the event there is a change in control, as defined. The purpose of the Bonus Plan is to compensate for past services, and secure to a limited extent, continued services of certain key service providers of the Company. In accordance with the Bonus Plan, up to 10% of the net proceeds will be paid to eligible participants based upon their participation agreement which will be funded out of the consideration actually provided to the

MADRIGAL PHARMACEUTICALS, INC.

Notes to Financial Statements (Continued)

December 31, 2015 and 2014

9. Commitment and contingencies (Continued)

Company and or the Stockholders of the Company in connection with a change of control transaction and will be the same form of consideration actually transferred.

10. Subsequent Events

        On March 1, 2016, the Company entered into a Note Purchase Agreement with Lender A and Lender B in which the Company agrees to sell and issue to the Lenders secured convertible promissory notes ("the March 1, 2016 Notes"). Interest on the outstanding principal accrues and compounds monthly at 8% per annum. Accrued and unpaid interest shall either be paid upon repayment or converted with the outstanding principal amount. The Notes have a maturity date of December 31, 2016. The notes can be converted as defined in the March 1, 2016 Note Purchase Agreement. On March 1, 2016, the Company issued notes to Lender A in the amount of $734,175 and to Lender B in the amount of $15,825.

MADRIGAL PHARMACEUTICALS, INC.

Condensed Balance Sheets

(Unaudited)

	March 31, 2016	December 31, 2015
Assets
Current assets
Cash	$617,907	$306,249
Other receivable—related party	—	7,332
Prepaid expenses	152,532	50,000

Total current assets	770,439	363,581
Total assets	$770,439	$363,581

Liabilities and Stockholders' Deficit
Current liabilities
Convertible promissory notes payable—related party	$50,315,161	$48,595,166
Advances payable—related party	500,000	500,000
Accrued interest on advances—related party	14,222	9,278
Accounts payable	470,130	102,293
Accrued expenses	96,819	70,203

Total current liabilities	51,396,332	49,276,940
Total liabilities	51,396,332	49,276,940

Commitments and contingencies	—	—
Stockholders' deficit
Preferred stock, $0.0001 par value, 30,000,000 shares authorized, 0 shares issued and outstanding	—	—
Common stock, $0.0001 par value, 35,000,000 shares authorized, 1,105,820 shares, issued and outstanding	111	111
Additional paid-in capital	6,120	6,120
Accumulated deficit	(50,632,124)	(48,919,590)

Total stockholders' deficit	(50,625,893)	(48,913,359)

Total liabilities and stockholders' deficit	$770,439	$363,581

The accompanying notes are an integral part of these condensed financial statements

MADRIGAL PHARMACEUTICALS, INC.

Condensed Statements of Operations

(Unaudited)

	Three Months Ended March 31,
	2016	2015
Operating expenses:
Research and development	$515,835	$343,930
General and administrative	221,759	195,629

Loss from operations	(737,594)	(539,559)

Other expenses
Interest expense	(974,940)	(842,526)

Net loss	$(1,712,534)	$(1,382,085)

The accompanying notes are an integral part of these condensed financial statements

MADRIGAL PHARMACEUTICALS, INC.

Condensed Statements of Cash Flows

(Unaudited)

	Three Months Ended March 31,
	2016	2015
Cash flows from operating activities:
Net loss	$(1,712,534)	$(1,382,085)

Adjustments to reconcile net loss to net cash used in operating activities:
PIK interest expense on convertible promissory notes payable—related party	969,995	842,526
Changes in operating assets and liabilities:
Other receivable—related party	7,332	—
Prepaid expenses	(102,532)	(50,000)
Accounts payable	367,837	65,764
Accrued expenses	26,616	41,250
Accrued interest—related party	4,944	—

Total adjustments	1,274,192	899,540

Net cash used in operations	(438,342)	(482,545)

Cash flows from financing activities:
Proceeds from convertible notes—related party	750,000	1,050,000

Net cash flows provided by financing activities	750,000	1,050,000

Net change in cash	311,658	567,455
Cash—beginning of period	306,249	148,066

Cash—ending of period	$617,907	$715,521

The accompanying notes are an integral part of these condensed financial statements

MADRIGAL PHARMACEUTICALS, INC.

Notes to Condensed Financial Statements

(Unaudited)

1. Organization and Nature of Business

        Madrigal Pharmaceuticals, Inc. (the "Company") was incorporated on August 19, 2011 and commenced operations in September 2011. On September 14, 2011, the Company entered into an Assignment and Issuance Agreement in which the Company was assigned the rights, title and interest in and to the tangible and intangible assets owned by Bay City Capital Fund IV, L.P. ("Lender A") and Bay City Capital Fund IV Co-Investment Fund, L.P ("Lender B" and together with Lender A, "BCC"), in exchange for the assumption of outstanding convertible promissory notes, including accrued interest, in the amount of approximately $23,400,000 (See Note 4). Assets contributed to the Company were primarily intangible assets related to several drug development programs of VIA Pharmaceuticals, Inc. ("VIA"), which was an investee company of BCC.

        The underlying assets of VIA that were transferred to BCC and subsequently contributed to the Company were notionally valued at $3 million. BCC credit bid $3 million for the VIA assets as part of an assignment for the benefit of creditors process. Due to the common control nature of the transaction and in accordance with accounting principles generally accepted in the United States of America ("GAAP"), the assigned assets and liabilities were recorded by the Company at their respective carryover basis which was zero for the tangible and intangible assets and $23.4 million for the assumed debt. In 2012, Madrigal entered into a transaction with Tallikut Pharmaceuticals, Inc. ("Tallikut") whereby Madrigal sold certain assets to Tallikut in exchange for the assumption of $2 million of convertible promissory notes.

        The Company is developing novel, high-quality small-molecule drugs addressing major unmet needs in cardiovascular and metabolic diseases. The lead compound MGL-3196 is Phase-2 ready and is being advanced for indications in dyslipidemia, particularly LDL-cholesterol lowering, and non-alcoholic steatohepatitis, a liver disease that commonly affects people with metabolic diseases such as obesity and diabetes.

        The Company is subject to risks common to emerging companies in the drug development and pharmaceutical industry including, but not limited to, uncertainty of product development and commercialization, lack of marketing and sales history, dependence on key personnel, uncertainty of market acceptance of products and product reimbursement, product liability, uncertain protection of proprietary technology, potential inability to raise additional financing necessary for development and commercialization, if applicable, and compliance with the U.S. Food and Drug Administration and other government regulations.

        Certain information and footnote disclosures normally included in financial statements prepared in accordance with accounting principles generally accepted in the United States (U.S. GAAP) have been condensed or omitted. However, we believe that the disclosures included in these financial statements are adequate to make the information presented not misleading. The unaudited condensed financial statements included in this document have been prepared on the same basis as the annual financial statements, and in our opinion reflect all adjustments, which include normal recurring adjustments necessary for a fair presentation in accordance with GAAP regulations for interim financial statements. The results for the three months ended March 31, 2016 are not necessarily indicative of the results that we will have for any subsequent period. These unaudited condensed financial statements should be read in conjunction with the audited consolidated financial statements and the notes to those statements for the year ended December 31, 2015.

MADRIGAL PHARMACEUTICALS, INC.

Notes to Condensed Financial Statements (Continued)

(Unaudited)

2. Liquidity and Ability to Continue as a Going Concern

        The financial statements have been prepared in conformity with accounting principles generally accepted in the United States of America ("GAAP") which contemplate continuation of the Company as a going concern. The Company has incurred losses since inception, including approximately $1,713,000 in the quarter ended March 31, 2016, resulting in an accumulated deficit of approximately $50,632,000 as of March 31, 2016. Management expects to incur losses for the foreseeable future and has a working capital deficit of approximately $50,626,000 at March 31, 2016. To date, the Company has funded its operations primarily through the issuance of convertible debt with a maturity date of December 31, 2016. As of March 31, 2016 the Company had approximately $618,000 of cash which will not be sufficient to fund the operations of the Company and make the contractual debt payments under the convertible promissory note agreements. This raises substantial doubt about the Company's ability to continue as a going concern. The accompanying financial statements do not include any adjustments that might result from the outcome of this uncertainty.

        On April 13, 2016, the Company amended and restated the terms of its March 1, 2016 Note Purchase Agreement to increase the principal amount of the notes available to $9,000,000 (see Note 4). The maturity date of the Amended notes is the earliest of December 31, 2016 or an event of default as defined in the agreement. The Company amended and restated the March 1, 2016 Note Purchase Agreement in order to provide funds to the Company for working capital and general corporate purposes through the date of the anticipated merger discussed below. In addition, the September 16, 2011 and March 1, 2016 note purchase agreements were amended in April 2016 to add mandatory conversion features to the underlying notes whereby the principal on the notes will automatically convert into shares of common stock of the Company at $1.00 and $1.07581 per share, respectively, upon the consummation of the merger.

        On April 13, 2016, the Company entered into an Agreement and Plan of Merger and Reorganization with Synta Pharmaceuticals Corp. ("Synta") (see Note 9). Consummation of the merger is subject to certain closing conditions including, among other things, approval by the stockholders of Synta, and is expected to be completed in the third quarter of 2016. The working capital obtained through the merger together with the proceeds from the issuance of notes under the Amended and Restated Note Purchase Agreement, the waiver of accrued interest under all convertible promissory notes of the Company and the conversion of all outstanding convertible notes (see Note 4 and Note 9) is anticipated to fund the Company's operations for at least the next twelve months from the balance sheet date. However, there can be no assurances that the merger will be consummated or other sources of funding will be available on favorable terms, or at all. If adequate funds are not available, the Company may be required to delay, significantly modify or terminate its research and development programs, all of which would have a material effect on the Company.

3. Summary of Significant Accounting Policies

Condensed Interim Financial Statements

        The accompanying unaudited condensed financial statements have been prepared in accordance with GAAP. Certain information and note disclosures normally included in financial statements prepared in accordance with GAAP have been condensed or omitted. We believe the disclosures included in these financial statements are adequate to prevent the information presented from being misleading. The results for the three months ended March 31, 2016 are not necessarily indicative of the

MADRIGAL PHARMACEUTICALS, INC.

Notes to Condensed Financial Statements (Continued)

(Unaudited)

3. Summary of Significant Accounting Policies (Continued)

results that we will have for any subsequent period. These unaudited condensed financial statements should be read in conjunction with the audited financial statements and the notes to those financial statements for the year ended December 31, 2015.

Use of Estimates

        The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect certain reported amounts of assets and liabilities, disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expenses during the reporting periods. The Company bases its estimates on historical experience and various other assumptions that management believes to be reasonable under the circumstances. Changes in estimates are recorded in the period in which they become known. Actual results could differ from those estimates.

Cash and Cash Equivalents

        The Company considers all highly liquid investments with original maturities of three months or less at the date of purchase to be cash equivalents. The Company maintains its cash in a bank account, which at times, exceeds Federal Deposit Insurance Corporation ("FDIC") insured limits.

Research and Development Costs

        Research and development costs are expensed as incurred. Research and development costs are comprised of costs incurred in performing research and development activities, including internal costs, costs for consultants, associated with the Company's preclinical and clinical programs. In particular, Madrigal has conducted safety studies in animals, optimized and implemented the API manufacturing, and conducted Phase 1 clinical trials, all of which are considered research and development expenditures.

Patents

        Costs to secure and defend patents are expensed as incurred and are classified as general and administrative expense in the Company's statements of operations. Patent expenses were approximately $6,500 and $45,800 for the quarter ended March 31, 2016 and 2015, respectively.

Income Taxes

        The Company uses the asset and liability method to account for income taxes. Deferred tax assets and liabilities are determined based on the expected future tax consequences of temporary differences between the Company's financial statement carrying amounts and the tax basis of assets and liabilities using enacted tax rates expected to be in effect in the years in which the differences are expected to reverse. A valuation allowance is provided to reduce the deferred tax assets to the amount that will more likely than not be realized.

MADRIGAL PHARMACEUTICALS, INC.

Notes to Condensed Financial Statements (Continued)

(Unaudited)

4. Convertible Promissory Notes—Related Party

September 14, 2011 Notes

        On September 14, 2011, the Company was assigned (See Note 1) convertible promissory notes (the "September 14, 2011 Notes") pursuant to an Assignment and Issuance Agreement, with Lender A and Lender B or collectively the "Lender(s)". Lender A and Lender B are stockholders of the Company. Interest on the outstanding principal accrues and compounds monthly at 8% per annum. Accrued and unpaid interest shall either be paid upon principal repayment or converted with the outstanding principal amount. The notes are collateralized by all assets of the Company. The initial maturity date was the earliest of December 31, 2012 or an event of default as defined in the agreement. The September 14, 2011 Notes have been amended on various dates with each amendment extending the maturity date. The current maturity date is December 31, 2016. The September 14, 2011 Notes can be converted as follows:

  (a)
  Optional Conversion—Third Party Financing. At any time following the closing of a preferred equity financing with an outside investor ("Third Party"), all outstanding principal and interest ("Accreted Value") may, at the option of the Lenders, be converted into equity securities of the Company, having the same rights, preferences and privileges as the securities issued in the Third Party financing ("Third Party Led Securities"). The numbers of shares to be issued upon such conversion shall be equal to the quotient obtained by dividing (a) the Accreted Value on the date of conversion by (b) eighty percent (80%) of the per share purchase price of the Third Party Led Securities.

  (b)
  Optional Conversion—Series A Preferred Stock. At any time, all Accreted Value may, at the option of the Lenders, be converted into shares of the Company's Series A Preferred Stock. The number of shares of Series A Preferred Stock to be issued upon such conversion shall be equal to the quotient obtained by dividing (a) the Accreted Value on the date of conversion by (b) the original issue prices of the Series A Preferred Stock.

  (c)
  Optional Conversion—Common Stock. At any time, Lenders may convert all or any portion of the Accreted Value of the Note into common shares of the Company with the number of common shares issuable upon such conversion to equal the quotient obtained by dividing (a) the Accreted Value on the date of conversion by (b) 14.29759. Any Third Party Led Securities and Series A Preferred Stock issued to the Lenders shall be convertible at any time at the option of Lenders into common stock of the Company.

  (d)
  Mandatory Conversion. If the principal and interest of the convertible note has not been repaid in full by the maturity date, the Accreted Value shall automatically convert into common stock of the Company. The conversion price shall equal to the per share value of the Company's common stock at the time of conversion.

        ASC 815 requires that a conversion feature be accounted for as a derivative when specific criteria are met. The Company has determined that the conversion features do not meet the criteria for derivative accounting as the underlying stock cannot be readily converted into cash due to the lack of an active market. This assessment will be made on an ongoing basis throughout the contract's life.

MADRIGAL PHARMACEUTICALS, INC.

Notes to Condensed Financial Statements (Continued)

(Unaudited)

4. Convertible Promissory Notes—Related Party (Continued)

September 16, 2011 Notes

        On September 16, 2011, the Company entered into a Note Purchase Agreement with Lender A and Lender B in which the Company agrees to sell and issue to the Lenders secured convertible promissory notes ("the September 16, 2011 Notes"). Interest on the outstanding principal accrues and compounds monthly at 8% per annum. Accrued and unpaid interest shall either be paid upon principal repayment or converted with the outstanding principal amount. The notes are collateralized by all assets of the Company. The initial maturity date was the earliest of October 31, 2012 or an event of default as defined in the agreement. The September 16, 2011 notes have been amended on various dates with each amendment extending the maturity date. The current maturity date is December 31, 2016. The September 16, 2011 notes can by converted as follows:

  (a)
  Optional Conversion—Third Party Financing. At any time following the closing of a preferred equity financing with a Third Party, all Accreted Value may, at the option of the Lenders, be converted into equity securities of the Company, having the same rights, preferences and privileges as the securities issued in the Third Party financing. The numbers of shares to be issued upon such conversion shall be equal to the quotient obtained by dividing (a) the Accreted Value on the date of conversion by (b) eighty percent (80%) of the per share purchase price of the Third Party Led Securities.

    In addition, the Company shall issue to each Lender, upon conversion of such Lender's note, a warrant to purchase up to the number of shares of Third Party Led Securities sold in such Third Party Financing that equals the quotient obtained by dividing (a) ten percent (10%) of the original principal amount of the notes issued to such Lenders pursuant to the Note Purchase Agreement by (b) the per share purchase price of the Third Party Led Securities. The Company has not issued any warrants to date.

  (b)
  Optional Conversion—Series A Preferred Stock. At any time, all Accreted Value may, at the option of the Lenders, be converted into shares of the Company's Series A Preferred Stock. The number of shares of Series A Preferred Stock to be issued upon such conversion shall be equal to the Quotient obtained by dividing (a) the Accreted Value on the date of conversion by (b) 14.29759.

        ASC 815 requires that a conversion feature be accounted for as a derivative when specific criteria are met. The Company has determined that the conversion features do not meet the criteria for derivative accounting as the underlying stock cannot be readily converted into cash due to the lack of an active market. This assessment will be made on an ongoing basis throughout the contract's life.

March 1, 2016 Notes

        On March 1, 2016, the Company entered into a Note Purchase Agreement with Lender A and Lender B in which the Company agreed to sell and issue to the Lenders secured convertible promissory notes ("the March 1, 2016 Notes") in the amount of up to $2,000,000. Interest on the outstanding principal accrues and compounds monthly at 8% per annum. Accrued and unpaid interest shall either be paid upon repayment or converted with the outstanding principal amount. The notes are collateralized by all assets of the Company. The maturity date is the earliest of December 31, 2016 or

MADRIGAL PHARMACEUTICALS, INC.

Notes to Condensed Financial Statements (Continued)

(Unaudited)

4. Convertible Promissory Notes—Related Party (Continued)

an event of default as defined in the agreement. On March 1, 2016, the first closing date, $750,000 aggregate principal amount was issued. The March 1, 2016 notes can by converted as follows:

  (a)
  Optional Conversion—Third Party Financing. At any time following the closing of a preferred equity financing by the Company led by a Third Party, all Accreted Value may, at the option of the Lenders, be converted into equity securities of the Company, having the same rights, preferences and privileges as the securities issued in the Third Party financing . The numbers of shares to be issued upon such conversion shall be equal to the quotient obtained by dividing (a) the Accreted Value on the date of conversion by (b) the per share purchase price of the Third Party Led Securities.

  (b)
  Optional Conversion—Series A Preferred Stock. At any time, all Accreted Value may, at the option of the Lenders, be converted into shares of the Company's Series A Preferred Stock. The number of shares of Series A Preferred Stock to be issued upon such conversion shall be equal to the Quotient obtained by dividing (a) the Accreted Value on the date of conversion by (b) the original issue price of the Series A Preferred Stock.

  (c)
  Optional Conversion—Common Stock. At any time, Lenders may convert all of the Accreted Value of the Note into common shares of the Company with the number of common shares issuable upon such conversion to equal the quotient obtained by dividing (a) the Accreted Value on the date of conversion by (b) the then per share fair market value of Common Stock. Any Third Party Led Securities and Series A Preferred Stock issued to the Lenders shall be convertible at any time at the option of Lenders into common stock of the Company.

        ASC 815 requires that a conversion feature be accounted for as a derivative when specific criteria are met. The Company has determined that the conversion features do not meet the criteria for derivative accounting as the underlying stock cannot be readily converted into cash due to the lack of an active market. This assessment will be made on an ongoing basis throughout the contract's life.

        The original issue amount, outstanding principal and interest balance (Accreted Value) by the Lenders are as follows:

		Original Issue Amount	Balance at March 31, 2016	Balance at December 31, 2015
September 14, 2011 Notes	Lender A	$22,892,829	$32,899,454	$32,258,925
September 14, 2011 Notes	Lender B	493,451	709,142	695,336
September 16, 2011 Note Purchase Agreement	Lender A	12,480,975	15,614,893	15,310,882
September 16, 2011 Note Purchase Agreement	Lender B	268,935	336,576	330,023
March 1, 2016 Note Purchase Agreement	Lender A	734,175	739,163	—
March 1, 2016 Note Purchase Agreement	Lender B	15,825	15,933	—

		$36,886,190	$50,315,161	$48,595,166

MADRIGAL PHARMACEUTICALS, INC.

Notes to Condensed Financial Statements (Continued)

(Unaudited)

4. Convertible Promissory Notes—Related Party (Continued)

Subsequent Convertible Promissory Note Amendments:

        Effective April 13, 2016, the Lenders collectively waived all accrued interest under the September 14 and September 16, 2011, and March 1, 2016 convertible note issuances. The total accrued and waived interest amounted to $13,680,000. No additional interest on these notes will be accrued through the date on which the Merger Agreement with Synta (see Note 9) is consummated or terminated, as defined in the agreement. Upon consummation of the Merger, the September 14 and September 16, 2011, and March 1, 2016 convertible note issuances outstanding will be converted to common stock of the Company.

September 14, 2011 Notes (Amended and Restated April 13, 2016)

        On April 13, 2016, the Company amended and restated the terms of the September 14, 2011 Assignment and Issuance Agreement to modify the conversion terms of the September 14, 2011 notes to include the following:

  (a)
  Optional Conversion—Common Stock. At any time following the date on which the Merger Agreement is terminated as defined in the agreement, Lenders may convert all of the Accreted Value of the Note into common shares of the Company with the number of common shares issuable upon such conversion to equal the quotient obtained by dividing (a) the Accreted Value on the date of conversion by (b) 1.00.

  (b)
  Mandatory Conversion Upon a Merger with Synta. If Merger is consummated prior to the maturity date all Accreted Value will automatically be converted into shares of Common Stock of the Company. The number of shares of Common Stock to be issued upon such conversion shall be equal to the quotient obtained by dividing (a) the Accreted Value on the date of conversion by (b) 1.00.

September 16, 2011 Notes (Amended and Restated April 13, 2016)

        On April 13, 2016, the Company amended and restated the terms of its September 16, 2011 Note Purchase Agreement to modify the conversion terms of the September 16, 2011 notes to include the following :

  (c)
  Optional Conversion—Common Stock. At any time following the date on which the Merger Agreement is terminated as defined in the agreement, Lenders may convert all of the Accreted Value of the Note into common shares of the Company with the number of common shares issuable upon such conversion to equal the quotient obtained by dividing (a) the Accreted Value on the date of conversion by (b) 1.00.

  (d)
  Optional Conversion—Series A Preferred Stock. At any time following the date on which the Merger Agreement is terminated as defined in the agreement, Lenders may convert all of the Accreted Value of the Note into Series A Preferred Stock of the Company, $0.0001 par value per share ("Series A Preferred Stock") with the number of Series A Preferred Stock issuable upon such conversion to equal the quotient obtained by dividing (a) the Accreted Value on the date of conversion by (b) the original issue price of the Series A Preferred Stock, as adjusted for splits, dividends and the like.

MADRIGAL PHARMACEUTICALS, INC.

Notes to Condensed Financial Statements (Continued)

(Unaudited)

4. Convertible Promissory Notes—Related Party (Continued)

  (e)
  Mandatory Conversion Upon a Merger with Synta. If Merger is consummated prior to the maturity date all Accreted Value will automatically be converted into shares of Common Stock of the Company. The number of shares of Common Stock to be issued upon such conversion shall be equal to the quotient obtained by dividing (a) the Accreted Value on the date of conversion by (b) 1.00.

March 1, 2016 Notes (Amended and Restated April 13, 2016)

        On April 13, 2016, the Company amended and restated the terms of its March 1, 2016 Note Purchase Agreement to increase the principal amount of notes available for issuance to $9,000,000, to be funded at specific dates in accordance with a funding schedule, and to add two additional related party lenders ("Lender C" and "Lender D"). The notes are collateralized by all assets of the Company and are senior in right of payment to all outstanding indebtedness of the Company. The maturity date is the earliest of December 31, 2016, the date the Merger Agreement is terminated (see Note 9), or an event of default as defined in the agreement. The conversion terms of the March 1, 2016 notes were amended to include the following:

  (a)
  Optional Conversion-Qualified Financing. At any time following the closing of a preferred equity financing of the Company (a "Qualified Financing"), all Accreted Value may, at the option of the Lenders, be converted into equity securities of the Company of the same class and having the same rights, preferences and privileges as the securities issued in the Qualified Financing (the "Qualified Financing Securities"). The number of shares of Qualified Financing Securities to be issued upon such conversion shall be equal to the quotient obtained by dividing (a) the Accreted Value on the date of conversion by (b) the product of 0.85 times the lowest per share purchase price of the Qualified Financing Securities paid by the other investors in the Qualified Financing.

  (b)
  Optional Conversion—Series A Preferred Stock. At any time following the date on which the Merger Agreement is terminated as defined in the agreement, all Accreted Value may, at the option of the Lenders, be converted into shares of the Company's Series A Preferred Stock. The number of shares of Series A Preferred Stock to be issued upon such conversion shall be equal to the Quotient obtained by dividing (a) the Accreted Value on the date of conversion by (b) the original issue price of the Series A Preferred Stock.

  (c)
  Optional Conversion—Common Stock. At any time following the date on which the Merger Agreement is terminated as defined in the agreement, Lenders may convert all of the Accreted Value of the Note into common shares of the Company with the number of common shares issuable upon such conversion to equal the quotient obtained by dividing (a) the Accreted Value on the date of conversion by (b) 1.07581.

  (d)
  Mandatory Conversion Upon a Merger with Synta. If Merger is consummated prior to the maturity date all Accreted Value will automatically be converted into shares of Common Stock of the Company. The number of shares of Common Stock to be issued upon such conversion shall be equal to the quotient obtained by dividing (a) the Accreted Value on the date of conversion by (b) 1.07581.

MADRIGAL PHARMACEUTICALS, INC.

Notes to Condensed Financial Statements (Continued)

(Unaudited)

4. Convertible Promissory Notes—Related Party (Continued)

        On April 13, 2016, the Company issued two notes in the amounts of $1,875,000 to Lender C and $750,000 to Lender D in accordance with terms of the March 1, 2016 Amended and Restated Note Purchase Agreement. The note issued to Lender D includes $500,000 of prior Advances Payable which was deemed contributed by Lender D to the Company in exchange for $500,000 in notes as of April 13, 2016. The Company also received $250,000 in cash from Lender D. On May 17, 2016, the Company issued three notes in the amounts of $435,040, $9,360 and $1,111,200 to Lender A, Lender B and Lender C, respectively, in accordance with the terms of the March 1, 2016 Amended and Restated Note Purchase Agreement.

        As of April 13, 2016, these convertible notes total $39.5 million will be converted into 39,273,451 shares of common stock of the Company. Additional convertible notes issued under the March 1, 2016 Amended and Restated Note Purchase Agreement will convert into shares of common stock of the Company in accordance with the terms noted above.

5. Advances Payable—Related Party

        On June 29, 2015 and July 30, 2015 a related party agreed to advance the Company $250,000 and $250,000 to be used for working capital requirements. The advances accrue interest at a rate of four percent (4%) per annum compounded annually. Accrued and unpaid interest shall be paid upon repayment of the advance. Unpaid accrued interest as of March 31, 2016 and December 31, 2016 was $14,222 and $9,278, respectively. On April 13, 2016, these advances were exchanged for $500,000 in convertible promissory notes payable and all accrued interest was waived (see Note 4).

6. Stockholders' Equity

        The Company's Certificate of Incorporation as amended on September 1, 2011 authorizes the Company to issue 35,000,000 shares of Common Stock, $0.0001 par value per share ("Common Stock"), and 30,000,000 shares of Preferred Stock, $0.0001 par value per share ("Series A Preferred Stock"). Holders of Preferred Stock accrue dividends at 8% per annum. Preferred Stock has certain rights, preferences and privileges to include preferential payment in liquidation, voting and conversion. In the event of liquidation, dissolution or winding up of the Company, the holders of Series A Preferred Stock, would be paid an amount per share equal to 14.29759 times the original issue price, plus accruing dividends prior to payment to common stock holders. Each share of Series A Preferred Stock is entitled to cast the number of votes equal to the whole shares of Common Stock into which the shares of Series A Preferred Stock held are convertible. At March 31, 2016 and December 31, 2015, the Company had not issued any shares of Preferred Stock.

        Issued and outstanding Common Stock is held solely by Lender A, Lender B and the Company's Chief Executive Officer. Shares of common stock may not be sold, assigned, transferred, encumbered or disposed of without written agreement between the Company and the stockholder.

MADRIGAL PHARMACEUTICALS, INC.

Notes to Condensed Financial Statements (Continued)

(Unaudited)

7. Related Party Transactions

Related party financing

        Lenders A and B have provided financing to the Company since its inception. Lenders A, B, C and D have agreed to provide funding under the April 13, 2016 amended and restated March 1, 2016 agreement. For the quarters ended March 31, 2016 and March 31, 2015 Lenders A and B have provided convertible promissory note financing of $750,000 and $1,050,000, respectively. For the quarters ended March 31, 2016 and March 31, 2015, the Company has incurred approximately $970,000 and $842,000, respectively in interest expense to these Lenders A and B which was subsequently waived. At March 31, 2016 and December 31, 2015, the Company has approximately $50,315,000 and $48,595,000 respectively of convertible promissory notes payable to the Lenders as more fully described in Note 4.

Travel expenses

        The Company has reimbursed Lender A for travel expenses in the amounts of approximately $8,600 and $0 for the quarters ended March 31, 2016 and March 31, 2015, respectively.

Consulting agreement

        The Company has a consulting agreement with its Chief Executive Officer ("CEO"), who is also a stockholder of the Company. The consulting agreement automatically renews monthly until it is terminated. The consulting agreement can be terminated upon fifteen (15) day notice by the Company or the CEO. For the quarters ended March 31, 2016 and 2015, the consultant was paid $41,250 in each quarter.

8. Commitment and contingencies

        The Company has a Research, Development and Commercialization Agreement with Hoffmann-La Roche ("Roche") which grants to the Company a sole and exclusive license to develop, use, sell, offer for sale and import any Licensed Product as defined by the agreement.

        The Company entered Phase 1 clinical trials in 2011 and paid the related milestone payment to Roche on October 12, 2011. The agreement requires future milestone payments to Roche, the remainder of which total $10.8 million and are earned by the commencement of Phase 2 and Phase 3 clinical trials as well as future regulatory approval in the United States and Europe of a product developed from MGL-3196. A single-digit royalty payment range is based on net sales of products developed from MGL-3196, subject to certain reductions.

        The Company has not achieved any additional product development or regulatory milestones to date and has no Licensed Product sales for the quarter ending March 31, 2016 and 2015.

        The Company has a Change in Control Bonus Plan ("Bonus Plan") in which certain key service providers of the Company, will be awarded bonuses in the event there is a change in control, as defined. The purpose of the Bonus Plan is to compensate for past services, and secure to a limited extent, continued services of certain key service providers of the Company. In accordance with the Bonus Plan, up to 10% of the net proceeds, as defined, will be paid to eligible participants based upon their participation agreement which will be funded out of the consideration actually provided to the

MADRIGAL PHARMACEUTICALS, INC.

Notes to Condensed Financial Statements (Continued)

(Unaudited)

8. Commitment and contingencies (Continued)

Company and or the Stockholders of the Company in connection with a change of control transaction and will be the same form of consideration actually transferred.

        The Company is party to an agreement with a financial advisor under which the Company will be required to pay a success fee of 1.5% of consideration received, as defined in the agreement, upon the consummation of a definitive strategic transaction with a third party.

9. Subsequent Events

Merger Agreement

        On April 13, 2016, the Company, Synta Pharmaceuticals Corp. ("Synta"), and Saffron Merger Sub, Inc., a wholly owned subsidiary of Synta ("Merger Sub "), entered into an Agreement and Plan of Merger and Reorganization (the "Merger Agreement "), pursuant to which, among other things, subject to the satisfaction or waiver of the conditions set forth in the Merger Agreement, Merger Sub will merge with and into Madrigal, with Madrigal becoming a wholly-owned subsidiary of Synta and the surviving corporation of the merger (the "Merger"). The transaction was approved by the Board of Directors of both Synta and Madrigal, and has received the requisite stockholder approval of the Madrigal stockholders. Consummation of the Merger is subject to certain closing conditions, including, among other things, approval by the stockholders of Synta, and is expected to be completed in the third quarter of 2016.

        Subject to the terms and conditions of the Merger Agreement, at the closing of the Merger, each outstanding share of Madrigal common stock will be converted into the right to receive 5.5740 shares of common stock of the Post-Merger Company. Immediately following the effective time of the Merger, the former stockholders of Madrigal are expected to own approximately 64% of the outstanding capital stock of the Post-Merger Company.

        The Merger Agreement contains certain termination rights for both Synta and Madrigal, and further provides that, upon termination of the Merger Agreement under specified circumstances, Synta may be required to pay Madrigal a termination fee of $1.25 million or up to $250,000 in expense reimbursements.

        Madrigal has entered into a bridge financing agreement with certain investors that have committed to invest up to $9 million in Madrigal prior to the closing of the Merger (See Note 4). The combined company intends to use these proceeds, in addition to Synta's cash balance at the closing of the Merger, to fund the development of MGL-3196 through Phase 2 clinical studies in non-alcoholic steatohepatitis (NASH) and heterozygous and homozygous familial hypercholesterolemia (HeFH, HoFH).

        Upon consummation of the Merger, the September 14, 2011, September 16, 2011, March 1, 2016 convertible note issuances outstanding totaling $39.5 million will be converted into 39,273,451 shares of common stock of the Company.

MADRIGAL PHARMACEUTICALS, INC.

Notes to Condensed Financial Statements (Continued)

(Unaudited)

9. Subsequent Events (Continued)

Amendment to the Articles of Incorporation

        On April 13, 2016, the Company amended and restated its articles of incorporation to increase the number of shares which the Company shall have the authority to issue to 50,000,000 shares of Common Stock, par value $0.0001 and 45,000,000 shares of Preferred Stock, $0.0001 par value.

Employment agreements

        On April 13, 2016 the Company entered into a contingent employment agreement for the positions of the Chairman and Chief Executive Officer ("CEO") and the Chief Medical Officer, Executive Vice President Research & Development ("CMO"). The employment agreements are contingent on the closing of the Merger Agreement. Under the terms of the agreement the CEO will receive a base salary of $400,000 plus bonus potential up to 50% of the base salary based upon the achievement of certain corporate targets. In addition, the CEO will receive restricted stock awards representing 1.25% of the issued and outstanding common stock of the Company and nonqualified stock option to purchase an additional 2.5% of the issued and outstanding stock of the Company both calculated on a fully-diluted basis. Under the terms of the agreement the CMO will receive a base salary of $370,000 plus bonus potential up to 40% of the base salary based upon the achievement of certain corporate targets. In addition, the CMO will receive restricted stock awards representing 0.25% of the issued and outstanding common stock of the Company and nonqualified stock option to purchase an additional 1.25% of the issued and outstanding stock of the Company both calculated on a fully-diluted basis. Restricted stock awards and nonqualified stock awards for both executives will vest 25% on the completion of the Merger Agreement and 25% at each of the first, second and third anniversary date of the Merger Agreement.

Annex A

Execution Version

AGREEMENT AND PLAN OF MERGER
AND REORGANIZATION

among:

SYNTA PHARMACEUTICALS CORP.,
a Delaware corporation;

SAFFRON MERGER SUB, INC.
a Delaware corporation; and

MADRIGAL PHARMACEUTICALS, INC.
a Delaware corporation

Dated as of April 13, 2016

A-i

A-ii

A-iii

SCHEDULES
Schedule I-A	—	List of Certain Saffron Stockholders to sign Saffron Voting Agreement
Schedule I-B	—	List of Certain Company Stockholders to sign Company Voting Agreement
Schedule I-C	—	List of Company's Executive Officers, Directors and Holders of Securities signing Lock-Up Agreement
EXHIBITS
Exhibit A	—	Definitions
Exhibit B	—	Form of Saffron Voting Agreement
Exhibit C	—	Form of Company Voting Agreement
Exhibit D	—	Form of Company Lock-Up Agreement
Exhibit E	—	Certificate of Incorporation of the Surviving Corporation
Exhibit F	—	Form of Company Stockholder Written Consent

A-iv

AGREEMENT AND PLAN OF MERGER AND REORGANIZATION

        THIS AGREEMENT AND PLAN OF MERGER AND REORGANIZATION (this "Agreement") is made and entered into as of April 13, 2016, by and among Synta Pharmaceuticals Corp., a Delaware corporation ("Saffron"); Saffron Merger Sub, Inc., a Delaware corporation and a wholly-owned subsidiary of Saffron ("Merger Sub"); and Madrigal Pharmaceuticals, Inc., a Delaware corporation (the "Company"). Certain capitalized terms used in this Agreement are defined in Exhibit A.

RECITALS

        A.    Saffron and the Company intend to merge Merger Sub with and into the Company (the "Merger") in accordance with this Agreement and the DGCL. Upon consummation of the Merger, Merger Sub will cease to exist, and the Company will become a wholly-owned subsidiary of Saffron.

        B.    For U.S. federal income tax purposes, Saffron, Merger Sub and the Company intend that the Merger, together with the issuance of shares of Saffron Common Stock to the stockholders of the Company, will qualify as a "reorganization" within the meaning of Section 368(a) of the Code, that this Agreement will constitute a "plan of reorganization" for purposes of Section 354 and 361 of the Code, and that Saffron, Merger Sub and the Company will each be a "party to the reorganization" within the meaning of Section 368(b) of the Code.

        C.    The Board of Directors of Saffron by unanimous vote of all directors participating in the vote has (i) determined that the Merger is advisable and in the best interests of Saffron and its stockholders, (ii) approved this Agreement, the Merger, the issuance of shares of Saffron Common Stock to the stockholders of the Company pursuant to the terms of this Agreement, and the other actions contemplated by this Agreement and has deemed this Agreement advisable and (iii) determined to recommend that the stockholders of Saffron vote to approve the issuance of shares of Saffron Common Stock to the stockholders of the Company pursuant to the terms of this Agreement, and such other actions as contemplated by this Agreement.

        D.    The Board of Directors of Merger Sub has unanimously (i) determined that the Merger is advisable and in the best interests of Merger Sub and its sole stockholder, (ii) approved this Agreement, the Merger, and the other actions contemplated by this Agreement and has deemed this Agreement advisable and (iii) determined to recommend that the stockholder of Merger Sub vote to approve the Merger and such other actions as contemplated by this Agreement.

        E.    The Board of Directors of the Company has unanimously (i) determined that the Merger is advisable and in the best interests of the Company and its stockholders, (ii) has approved this Agreement, the Merger and the other actions contemplated by this Agreement and has deemed this Agreement advisable and (iii) approved and determined to recommend the approval and adoption of this Agreement and the approval of the Merger to the stockholders of the Company.

        F.     In order to induce Saffron and Merger Sub to enter into this Agreement and to cause the Merger to be consummated, the Company has entered into a definitive agreement with certain investors irrevocably committing such investors to complete a private placement of convertible notes of the Company raising an aggregate of $9,000,000 of gross proceeds for the Company in multiple tranches, including a tranche of $750,000 of gross proceeds received by the Company on March 1, 2016 and a tranche of $2,625,000 of gross proceeds to be received by the Company concurrently with or prior to the signing of this Agreement (the "Company Private Placement").

        G.    In order to induce the Company to enter into this Agreement and to cause the Merger to be consummated, certain stockholders of Saffron listed on Schedule I-A hereto, are executing voting agreements in favor of the Company concurrently with the execution and delivery of this Agreement in the form substantially attached hereto as Exhibit B (the "Saffron Voting Agreements").

        H.    In order to induce Saffron and Merger Sub to enter into this Agreement and to cause the Merger to be consummated, certain stockholders of the Company listed on Schedule I-B hereto, are executing voting agreements in favor of Saffron concurrently with the execution and delivery of this Agreement in substantially the form attached hereto as Exhibit C (the "Company Voting Agreements" and, together with the Saffron Voting Agreements, the "Voting Agreements").

        I.     In order to induce Saffron and Merger Sub to cause the Merger to be consummated, each of the Company's executive officers, directors and holders of shares of Company Capital Stock listed on Schedule I-C will execute lock-up agreements in favor of Saffron prior to the Closing relating to sales and certain other dispositions of shares of Saffron Common Stock or certain other securities in substantially the form attached hereto as Exhibit D (the "Lock-up Agreements").

AGREEMENT

        The parties to this Agreement, intending to be legally bound, agree as follows:

        Section 1.    DESCRIPTION OF TRANSACTION

        1.1    Structure of the Merger.     Upon the terms and subject to the conditions set forth in this Agreement, at the Effective Time (as defined in Section 1.3), Merger Sub shall be merged with and into the Company, and the separate existence of Merger Sub shall cease. The Company will continue as the surviving corporation in the Merger (the "Surviving Corporation").

        1.2    Effects of the Merger.     The Merger shall have the effects set forth in this Agreement and in the applicable provisions of the DGCL. As a result of the Merger, the Company will become a wholly-owned subsidiary of Saffron.

        1.3    Closing; Effective Time.     Unless this Agreement is earlier terminated pursuant to the provisions of Section 9.1 of this Agreement, and subject to the satisfaction or waiver of the conditions set forth in Section 6, Section 7 and Section 8 of this Agreement, the consummation of the Merger (the "Closing") shall take place at the offices of Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C., One Financial Center, Boston, MA 02111, as promptly as practicable (but in no event later than the second Business Day following the satisfaction or waiver of the last to be satisfied or waived of the conditions set forth in Section 6, Section 7 and Section 8, other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of each of such conditions), or at such other time, date and place as Saffron and the Company may mutually agree in writing, provided that if all the conditions set forth in Section 6, Section 7 and Section 8 shall not have been satisfied or waived on such second Business Day, then the Closing shall take place on the first subsequent Business Day on which all such conditions shall have been satisfied or waived. The date on which the Closing actually takes place is referred to as the "Closing Date." At the Closing, the Parties hereto shall cause the Merger to be consummated by executing and filing with the Secretary of State of the State of Delaware a Certificate of Merger with respect to the Merger, satisfying the applicable requirements of the DGCL and in a form reasonably acceptable to Saffron and the Company. The Merger shall become effective at the time of the filing of such Certificate of Merger with the Secretary of State of the State of Delaware (the "Certificate of Merger"), or at such later time as may be specified in such Certificate of Merger with the consent of Saffron and the Company (the time as of which the Merger becomes effective being referred to as the "Effective Time").

        1.4    Certificate of Incorporation and Bylaws; Directors and Officers.    At the Effective Time:

        (a)   the Certificate of Incorporation of the Company shall be amended and restated in its entirety to read as set forth on Exhibit E, and as so amended and restated, shall be the Certificate of Incorporation of the Surviving Corporation, until thereafter amended as provided by the DGCL and such Certificate of Incorporation;

        (b)   the Certificate of Incorporation of Saffron shall be the Saffron Charter immediately prior to the Effective Time, until thereafter amended as provided by the DGCL and such Certificate of Incorporation; provided, however, that at the Effective Time, Saffron shall file an amendment to its certificate of incorporation to change the name of Saffron to "Madrigal Pharmaceuticals, Inc.";

        (c)   the Bylaws of the Company shall be amended and restated in their entirety to read identically to the Bylaws of Merger Sub as in effect immediately prior to the Effective Time, and as so amended and restated, shall be the Bylaws of the Surviving Corporation until thereafter amended as provided by the DGCL and such Bylaws;

        (d)   the directors and officers of Saffron shall be as set forth in Section 5.11; and

        (e)   the directors and officers of the Surviving Corporation, each to hold office in accordance with the Certificate of Incorporation and Bylaws of the Surviving Corporation, shall be the directors and officers of Saffron as set forth in Section 5.11.

        1.5    Conversion of Shares.

        (a)   At the Effective Time, by virtue of the Merger and without any further action on the part of Saffron, Merger Sub, the Company or any stockholder of the Company:

            (i)  any shares of Company Common Stock or Company Preferred Stock held as treasury stock prior to the Effective Time shall be canceled and retired and shall cease to exist, and no consideration shall be delivered in exchange therefor; and

           (ii)  subject to Section 1.5(c), each share of Company Common Stock outstanding immediately prior to the Effective Time (excluding shares to be canceled pursuant to Section 1.5(a)(i) and excluding Dissenting Shares) shall be converted solely into the right to receive a number of shares of Saffron Common Stock equal to the Exchange Ratio (the "Merger Shares").

        (b)   If any shares of Company Common Stock outstanding immediately prior to the Effective Time are unvested or are subject to a repurchase option or the risk of forfeiture or under any applicable restricted stock purchase agreement or other agreement with the Company (other than those shares (if any) which, as a result of the Merger, shall, by the terms of the agreements applicable thereto, vest or for which any such repurchase options or other such restrictions or risks of forfeiture shall lapse), then the shares of Saffron Common Stock issued in exchange for such shares of Company Common Stock will to the same extent be unvested and subject to the same repurchase option or risk of forfeiture, and the certificates representing such shares of Saffron Common Stock shall accordingly be marked with appropriate legends. The Company shall take all action that may be necessary to ensure that, from and after the Effective Time, Saffron is entitled to exercise any such repurchase option or other right set forth in any such restricted stock purchase agreement or other agreement in accordance with its terms.

        (c)   No fractional shares of Saffron Common Stock shall be issued in connection with the Merger as a result of the conversion provided for in Section 1.5(a)(ii), and no certificates or scrip for any such fractional shares shall be issued. Any holder of Company Common Stock who would otherwise be entitled to receive a fraction of a share of Saffron Common Stock (after aggregating all fractional shares of Saffron Common Stock issuable to such holder) shall, in lieu of such fraction of a share and upon surrender of such holder's Company Stock Certificate(s) (as defined in Section 1.6), be entitled to receive, from Saffron in accordance with the provisions of this Section 1.5, in lieu of such fractional shares and upon surrender of such Company Stock Certificate(s), a cash payment rounded up to the nearest cent in an amount determined by multiplying (i) the closing price per share of Saffron Common Stock on the NASDAQ Global Market (or such other NASDAQ market on which the Saffron Common Stock then trades), as reported in The Wall Street Journal (or, if not reported thereby, as reported in another authoritative source), on the Closing Date by (ii) the fraction of a share of Saffron Common Stock (after aggregating all shares represented by Company Stock Certificates delivered by such holder rounded up to the nearest one thousandth when expressed in decimal form) to which such holder would otherwise be entitled (the "Fractional Share Cash Amount"). The Parties acknowledge that payment of the Fractional Share Cash Amount was not separately bargained-for consideration but merely represents a mechanical rounding off for purposes of avoiding the expense and inconvenience to Saffron that would otherwise be caused by the issuance of fractional shares.

        (d)   Each share of Common Stock, $0.0001 par value per share, of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into and exchanged for one validly issued, fully paid and nonassessable share of Common Stock, $0.0001 par value per share, of the Surviving Corporation. Each stock certificate of Merger Sub evidencing ownership of any such shares shall, as of the Effective Time, evidence ownership of such shares of Common Stock of the Surviving Corporation.

        (e)   If, between the date of this Agreement and the Effective Time, the outstanding shares of Company Capital Stock or Saffron Common Stock shall have been changed into, or exchanged for, a different number of shares or a different class, by reason of any stock dividend, subdivision, reclassification, recapitalization, split, combination or exchange of shares, the Exchange Ratio shall be correspondingly adjusted to provide the holders of Company Common Stock and Company Preferred Stock the same economic effect as contemplated by this Agreement prior to such event.

        (f)    The certificates representing shares of Saffron Common Stock issuable in the Merger hereunder, or any other securities issued in respect of such shares upon any stock split, stock dividend, recapitalization, merger, consolidation or similar event, shall bear the following legends (along with any other legends that may be required under applicable state and federal corporate and securities laws):

  THE SHARES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR UNDER STATE SECURITIES LAWS AND HAVE BEEN ACQUIRED FOR INVESTMENT AND NOT WITH A VIEW TO, OR IN CONNECTION WITH, THE SALE OR DISTRIBUTION THEREOF. NO SUCH SALE, DISTRIBUTION OR OTHER TRANSFER, PLEDGE OR HYPOTHECATION MAY BE EFFECTED WITHOUT AN EFFECTIVE REGISTRATION STATEMENT RELATED THERETO OR AN OPINION OF COUNSEL SATISFACTORY TO THE ISSUER THAT SUCH REGISTRATION IS NOT REQUIRED UNDER THE SECURITIES ACT OF 1933 OR APPLICABLE STATE SECURITIES LAWS.

        1.6    Closing of the Company's Transfer Books.     At the Effective Time, the stock transfer books of the Company shall be closed with respect to all shares of Company Common Stock and Company Preferred Stock outstanding immediately prior to the Effective Time. No further transfer of any such shares of Company Common Stock or Company Preferred Stock shall be made on such stock transfer books after the Effective Time. If, after the Effective Time, a valid certificate previously representing any shares of Company Common Stock or Company Preferred Stock outstanding immediately prior to the Effective Time (a "Company Stock Certificate") is presented to Saffron or the Surviving Corporation, such Company Stock Certificate shall be canceled and shall be exchanged as provided in Sections 1.5 and 1.7.

        1.7    Surrender of Certificates.

        (a)   Promptly after the Effective Time (and in any event within three (3) Business Days thereafter), Saffron shall mail to the Persons who were record holders of Company Stock Certificates immediately prior to the Effective Time: (i) a letter of transmittal in customary form and containing such provisions as Saffron and the Company shall reasonably agree (including (A) a provision confirming that delivery of Company Stock Certificates shall be effected, and risk of loss and title to Company Stock Certificates shall pass, only upon delivery of such Company Stock Certificates to Saffron and (B) a general release of all claims against the Company and Saffron); and (ii) instructions for use in effecting the surrender of Company Stock Certificates in exchange for certificates representing Saffron Common Stock and the Fractional Share Cash Amount. Upon surrender of a Company Stock Certificate to Saffron for exchange, together with a duly executed letter of transmittal and such other documents as may be reasonably required by Saffron: (A) the holder of such Company Stock Certificate shall be entitled to receive in exchange therefor a certificate representing the number of whole shares of Saffron Common Stock that such holder has the right to receive (and the Fractional Share Cash Amount) pursuant to the provisions of Section 1.5; and (B) the Company Stock Certificate so surrendered shall be canceled. Until surrendered as contemplated by this Section 1.7(b), each Company Stock Certificate shall be deemed, from and after the Effective Time, to represent only the right to receive shares of Saffron Common Stock (and the Fractional Share Cash Amount). If any Company Stock Certificate shall have been lost, stolen or destroyed, Saffron may, in its discretion and as a condition precedent to the delivery of any shares of Saffron Common Stock, require the owner of such lost, stolen or destroyed Company Stock Certificate to provide an applicable affidavit with respect to such Company Stock Certificate and post a bond indemnifying Saffron against any claim suffered by Saffron related to the lost, stolen or destroyed Company Stock Certificate or any Saffron Common Stock issued in exchange therefor as Saffron may reasonably request. If any certificates evidencing shares of Saffron Common Stock are to be issued in a name other than that in which the surrendered Company Stock Certificate is registered, it shall be a condition of the issuance thereof that the Company Stock Certificate so surrendered shall be properly endorsed or accompanied by an executed form of assignment separate from the Company Stock Certificate and otherwise in proper form for transfer, and that the Person requesting such exchange pay to Saffron any transfer or other tax required by reason of the issuance of a new certificate for shares of Saffron Common Stock in any name other than that of the registered holder of the Company Stock Certificate surrendered or otherwise establish to the satisfaction of Saffron that such tax has been paid or is not payable.

        (b)   No dividends or other distributions declared or made with respect to Saffron Common Stock with a record date after the Effective Time shall be paid to the holder of any unsurrendered Company Stock Certificate with respect to the shares of Saffron Common Stock that such holder has the right to receive in the Merger until such holder surrenders such Company Stock Certificate (or complies with the lost stock provisions) in accordance with this Section 1.7 (at which time such holder shall be entitled, subject to the effect of applicable abandoned property, escheat or similar Laws, to receive all such dividends and distributions, without interest).

        (c)   Each of Saffron, Merger Sub, the Company and the Surviving Corporation shall be entitled to deduct and withhold, from any consideration payable or otherwise deliverable under this Agreement to any holder of record of any Company Capital Stock immediately prior to the Effective Time or any other Person who is entitled to receive merger consideration pursuant to this Agreement, such amounts as are required to be withheld or deducted under the Code or any other state, local or foreign Tax Law with respect to the making of such payment and shall be entitled to request any reasonably appropriate Tax forms, including Form W-9 (or the appropriate Form W-8, as applicable) from any recipient of merger consideration hereunder. To the extent that amounts are so withheld or deducted, such withheld or deducted amounts shall be treated for all purposes of this Agreement as having been paid to the Person(s) to whom such amounts would otherwise have been paid.

        (d)   No party to this Agreement shall be liable to any holder of any Company Stock Certificate or to any other Person with respect to any shares of Saffron Common Stock (or dividends or distributions with respect thereto) or for any cash amounts, delivered to any public official pursuant to any applicable abandoned property Law, escheat Law or similar Law.

        1.8    Appraisal Rights.

        (a)   Notwithstanding any provision of this Agreement to the contrary, shares of Company Capital Stock that are outstanding immediately prior to the Effective Time and which are held by stockholders who have exercised and perfected appraisal rights or dissenters' rights for such shares of Company Capital Stock in accordance with the DGCL (collectively, the "Dissenting Shares") shall not be converted into or represent the right to receive the per share amount of the merger consideration described in Section 1.5 attributable to such Dissenting Shares. Such stockholders shall be entitled to receive payment of the appraised value of such shares of Company Capital Stock held by them in accordance with the DGCL, unless and until such stockholders fail to perfect or effectively withdraw or otherwise lose their appraisal rights under the DGCL. All Dissenting Shares held by stockholders who shall have failed to perfect or who effectively shall have withdrawn or lost their right to appraisal of such shares of Company Capital Stock under the DGCL shall thereupon be deemed to be converted into and to have become exchangeable for, as of the Effective Time, the right to receive the per share amount of the merger consideration attributable to such Dissenting Shares upon their surrender in the manner provided in Section 1.7.

        (b)   The Company shall give Saffron prompt written notice of any demands by dissenting stockholders received by the Company, withdrawals of such demands and any other instruments served on the Company and any material correspondence received by the Company in connection with such demands and Saffron shall have the right to participate in all negotiations and proceedings with respect to such demands. Except with the prior written consent of Saffron, or to the extent required by applicable law, the Company shall not make any payment with respect to, or offer to settle or settle, any such demands.

        1.9    Further Action.     If, at any time after the Effective Time, any further action is determined by the Surviving Corporation to be necessary or desirable to carry out the purposes of this Agreement or to vest the Surviving Corporation with full right, title and possession of and to all rights and property of the Company, then the officers and directors of the Surviving Corporation shall be fully authorized, and shall use their commercially reasonable efforts (in the name of the Company, in the name of Merger Sub and otherwise) to take such action.

        Section 2.    REPRESENTATIONS AND WARRANTIES OF THE COMPANY

        The Company represents and warrants to Saffron and Merger Sub as follows, except as set forth in the written disclosure schedule delivered by the Company to Saffron (the "Company Disclosure Schedule"). The Company Disclosure Schedule shall be arranged in parts and subparts corresponding to the numbered and lettered Sections and subsections contained in this Section 2. The disclosures in any part or subpart of the Company Disclosure Schedule shall qualify other Sections and subsections in this Section 2 only to the extent it is clear from the face of the disclosure that such disclosure is applicable to such other Sections and subsections.

        2.1    Organization.

        (a)   The Company is a corporation, duly organized, validly existing and in good corporate standing under the Laws of the State of Delaware. The Company has all requisite corporate power and authority to own, lease and operate all of its properties and assets and to carry on its business as it is now being conducted. The Company is duly licensed or qualified to do business and is in corporate good standing in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned, leased, or operated by it makes such licensing or qualification necessary, except where the failure to be so licensed or qualified and in corporate good standing would not, either individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect. The certificate of incorporation of the Company (the "Company Charter") and the bylaws of the Company (the "Company Bylaws"), copies of which have previously been made available to Saffron, are true, correct and complete copies of such documents as currently in effect and the Company is not in violation of any provision thereof. Other than the Company Charter and the Company Bylaws, the Company is not a party to or bound by or subject to any stockholder agreement or other agreement governing the affairs of the Company or the relationships, rights and duties of stockholders and is not subject to a stockholder rights plan or similar plan.

        (b)   The Company does not have, and has never had, any Subsidiaries.

        2.2    Capitalization.

        (a)   The authorized capital stock of the Company consists of 50,000,000 shares of Company Common Stock and 45,000,000 shares Company Preferred Stock. As of the date hereof, there are 1,105,820 shares of Company Common Stock issued and outstanding (of which 60,820 are shares of restricted stock of the Company) and no shares of Company Preferred Stock issued and outstanding. As of the date hereof, there are no shares of Company Common Stock and no shares of Company Preferred Stock held in the treasury of the Company. As of the date hereof, there is $39,511,280 aggregate principal amount of Convertible Debt outstanding, which is convertible into an aggregate of 39,273,451 shares of Company Common Stock. The Company has no shares of Company Common Stock or Company Preferred Stock reserved for issuance other than as described above. The outstanding shares of Company Common Stock and Company Preferred Stock have been duly authorized and are validly issued, fully paid and nonassessable, and were not issued in violation of the material terms of any agreement or understanding binding upon the Company at the time at which they were issued and were issued in compliance with the Company Charter and Company Bylaws and all applicable Laws. The Company does not have and is not bound by any outstanding subscriptions, options, warrants, calls, commitments, rights agreements, or agreements of any character calling for the Company to issue, deliver, or sell, or cause to be issued, delivered, or sold any shares of Company Common Stock or any other equity security of the Company or any securities convertible into, exchangeable for, or representing the right to subscribe for, purchase, or otherwise receive any shares of Company Common Stock or any other equity security of the Company or obligating the Company to grant, extend, or enter into any such subscriptions, options, warrants, calls, commitments, rights agreements, or any other similar agreements. There are no registration rights, repurchase or redemption rights, anti-dilutive rights, voting agreements, voting trusts, preemptive rights or restrictions on transfer relating to any capital stock of the Company. Section 2.2(a) of the Company Disclosure Schedule sets forth the pro forma capitalization of Saffron following the Merger.

        (b)   Section 2.2(b) of the Company Disclosure Schedule sets forth a true, correct and complete list, as of the date hereof, of all issued and outstanding shares of Company Common Stock and shares of Company Preferred Stock, on a holder-by-holder basis.

        (c)   The Company does not have any equity compensation plans or any individual compensation arrangements with respect to Company Common Stock. To the extent the Company ever had any such arrangements outstanding, Section 2.2(c) of the Company Disclosure Schedule lists such arrangements and provides evidence of the termination of such arrangements, including releases.

        2.3    Authority.    The Company has all requisite corporate power and authority to execute and deliver this Agreement and to consummate the Contemplated Transactions and perform its respective obligations hereunder, subject only to obtaining the Company Stockholder Approval. The adoption, execution, delivery and performance of this Agreement and the approval of the consummation of the Contemplated Transactions have been recommended by, and have been duly and validly adopted and approved by a unanimous vote of, the Board of Directors of the Company. No other approval or consent of, or action by, the holders of the outstanding securities of the Company, other than the Company Stockholder Approval, is required in order for the Company to execute and deliver this Agreement and to consummate the Contemplated Transactions and perform its obligations hereunder. The Board of Directors of the Company has declared this Agreement advisable, has directed that this Agreement be submitted to the Company Stockholders for adoption and approval and has recommended that the Company Stockholders adopt and approve this Agreement. Except for the Company Stockholder Approval and the filing of the Certificate of Merger with the Secretary of State of the State of Delaware, no other corporate proceeding on the part of the Company is necessary to authorize the adoption, execution, delivery and performance of this Agreement or to consummate the Merger and the other Contemplated Transactions. This Agreement has been duly and validly executed and delivered by the Company and (assuming due authorization, execution and delivery by the other parties hereto), constitutes the legal, valid and binding obligations of the Company, enforceable against the Company in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium, or other similar Laws relating to creditors' rights and general principles of equity. All other documents required to be executed by the Company on or prior to the date hereof in connection with the Contemplated Transactions have been duly and validly executed and delivered by the Company and (assuming due authorization, execution and delivery by the other parties thereto) constitute the legal, valid and binding obligations of the Company, enforceable against the Company in accordance with their respective terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium, or other similar Laws relating to creditors' rights and general principles of equity.

        2.4    Non-Contravention; Consents.

        (a)   Except as set forth in Section 2.4(a) of the Company Disclosure Schedule, the execution and delivery of this Agreement by the Company does not, and the consummation by the Company of the Contemplated Transactions will not, (i) conflict with, or result in any violation or breach of, any provision of the Company Charter or the Company Bylaws, (ii) conflict with, or result in any violation or breach of, or constitute (with or without notice or lapse of time, or both) a default (or give rise to a right of termination, cancellation or acceleration of any obligation or loss of any material benefit) under, require a consent or waiver under, constitute a change in control under, require the payment of a penalty under or result in the imposition of any Encumbrance on the Company's assets under, any of the terms, conditions or provisions of any Company Material Contract or other agreement, instrument or obligation to which the Company is a party or by which it or any of its properties or assets may be bound, or (iii) subject to obtaining the Company Stockholder Approval and subject to the consents, approvals and authorizations specified in clauses (i) through (v) of Section 2.4(b) having been obtained prior to the Effective Time and all filings and notifications described in Section 2.4(b) having been made, conflict with or violate any Law applicable to the Company or any of its properties or assets, except in the case of clause (iii) of this Section 2.4(a) for any such conflicts or violations, that have not had, and would not reasonably be expected to result in, a Company Material Adverse Effect.

        (b)   No consent, approval, license, permit, order or authorization of, or registration, declaration, notice or filing with, any Governmental Authority is required by or with respect to the Company in connection with the execution and delivery of this Agreement by the Company or the consummation by the Company of the Contemplated Transactions, except for (i) obtaining the Company Stockholder Approval, (ii) the filing of the Certificate of Merger with the Delaware Secretary of State and appropriate corresponding documents with the appropriate authorities of other states in which the Company is qualified as a foreign corporation to transact business, (iii) any filings required to be made with the SEC in connection with this Agreement and the Contemplated Transactions (including (A) the filing of the Proxy Statement with the SEC in accordance with the Exchange Act and (B) the filing of a Form D Notice of Exempt Offering of Securities or other related filings in reliance on an exemption provided in Regulation D of the Securities Act), (iv) such consents, approvals, orders, authorizations, registrations, declarations, notices and filings as may be required under applicable state securities Laws, the rules and regulations of the NASDAQ Global Market, and (v) such other consents, licenses, permits, orders, authorizations, filings, approvals and registrations which, if not obtained or made, have not had, and would not reasonably be expected to result in, a Company Material Adverse Effect.

        2.5    Financial Statements.

        (a)   Section 2.5(a) of the Company Disclosure Schedule includes true and complete copies of the Company's consolidated balance sheet as of December 31, 2015 and December 31, 2014, and the related consolidated statements of operations, cash flows and stockholders equity for the twelve months ended December 31, 2015 and December 31, 2014, together with the notes thereto (collectively, the "Company Preliminary Financial Statements"). The Company Preliminary Financial Statements (i) complied, or will comply as to form in all material respects prior to the filing of the Proxy Statement, with the published rules and regulations of the SEC with respect thereto, (ii) were prepared in accordance with GAAP applied on a consistent basis (unless otherwise noted therein) throughout the periods indicated and (iii) fairly present, in all material respects, the financial condition and operating results of the Company as of the dates and for the periods indicated therein. The balance sheet of the Company as of December 31, 2015 included in Section 2.5(a) of the Company Disclosure Schedule is hereinafter referred to as the "Company Balance Sheet."

        (b)   The Company maintains adequate disclosure controls and procedures designed to ensure that material information relating to the Company is made known to the Chief Executive Officer or President and the Chief Financial Officer of the Company by others within those entities.

        (c)   None of the Company or, to the Knowledge of the Company, any director, officer, employee, or internal or external auditor of the Company has received or otherwise had or obtained actual knowledge of any substantive material complaint, allegation, assertion or claim, whether written or oral, that the Company has engaged in questionable accounting or auditing practices.

        (d)   The Company maintains a system of internal accounting controls designed to provide reasonable assurance that: (i) transactions are executed in accordance with management's general or specific authorizations; (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain asset accountability; (iii) access to assets is permitted only in accordance with management's general or specific authorization; and (iv) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences; provided, however, that the Company has not adopted or conducted an evaluation of compliance of the Company's internal accounting controls with, the Internal Control Framework developed by the Committee of Sponsoring Organizations of the Treadway Commission. Since January 1, 2014, the Company has maintained internal control over financial reporting that provides reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP and there have been no instances of fraud, whether or not material, involving the management of the Company or other employees of the Company who have a significant role in the internal control over financial reporting of the Company.

        2.6    Absence of Changes.     Since the date of the Company Balance Sheet, the Company has conducted its businesses in all material respects in the Ordinary Course of Business consistent with its past practices. Except as set forth on Section 2.6 of the Company Disclosure Schedule, after the date of the Company Balance Sheet and on or before the date hereof:

        (a)   there has not been any change, event, circumstance or condition to the Knowledge of the Company that, individually or in the aggregate, has had, or would reasonably be expected to have, a Company Material Adverse Effect;

        (b)   there has been no split, combination or reclassification of any of the outstanding shares of the capital stock of the Company, and the Company has not declared or paid any dividends on or made any other distributions (in either case, in stock or property) on or in respect of the outstanding shares of the capital stock of the Company;

        (c)   the Company has not allotted, reserved, set aside or issued, authorized or proposed the allotment, reservation, setting aside or issuance of, or purchased or redeemed or proposed the purchase or redemption of, any shares in its capital stock or any class of securities convertible or exchangeable into, or rights, warrants or options to acquire, any such shares or other convertible or exchangeable securities;

        (d)   except as required as a result of a change in applicable Laws or GAAP, there has not been any material change in any method of accounting or accounting practice by the Company;

        (e)   the Company has not (i) acquired or sold, pledged, leased, encumbered or otherwise disposed of any material property or assets or agreed to do any of the foregoing or (ii) incurred or committed to incur capital expenditures in excess of $100,000, in the aggregate;

        (f)    there has been no transfer (by way of a license or otherwise) of, or agreement to transfer to, any Person's rights to any of the Company Intellectual Property;

        (g)   there has been no notice delivered to the Company of any claim of ownership by a third party of any of the Company Intellectual Property owned or developed by the Company, or of infringement by the Company of any Third Party Intellectual Property;

        (h)   there has not been any: (i) grant of any severance or termination pay to any employee of the Company; (ii) entry into any employment, deferred compensation, severance or other similar plan or agreement (or any amendment to any such existing agreement) with any new or current employee of the Company; (iii) change in the compensation, bonus or other benefits payable or to become payable to its directors, officers, employees or consultants, except in the Ordinary Course of Business consistent with past practice, or as required by any pre-existing plan or arrangement set forth in Section 2.6 of the Company Disclosure Schedule; or (iv) termination of any of the officers or key employees of the Company; and

        (i)    there has not been any agreement to do any of the foregoing.

        2.7    Title to Assets.     The Company owns, and has good and valid title to, or, in the case of leased properties and assets, valid leasehold interests in, all tangible properties or assets and equipment used or held for use in its business or operations or purported to be owned by it. All of said assets are owned by the Company free and clear of any Encumbrances, except for: (i) any lien for current Taxes not yet due and payable or for Taxes that are being contested in good faith and for which adequate reserves have been made on the Company Balance Sheet; (ii) minor liens that have arisen in the Ordinary Course of Business and that do not (in any case or in the aggregate) materially detract from the value of the assets subject thereto or materially impair the operations of the Company; and (iii) Encumbrances described in Section 2.7 of the Company Disclosure Schedule.

        2.8    Properties.

        (a)   Section 2.8(a) of the Company Disclosure Schedule identifies (x) the street address of each parcel of Company Leased Real Property, (y) the identification of the Company Lease and the Company Ancillary Lease Documents and (z) the identity of the lessor, lessee and current occupant (if different than the lessee) of each such parcel of Company Leased Real Property. With respect to each Company Lease, except as would not, individually or in the aggregate, have a Company Material Adverse Effect:

            (i)  the Company Leases and the Company Ancillary Lease Documents are valid, binding and, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other similar Laws relating to creditors' rights and general principles of equity, enforceable and in full force and effect and have not been modified or amended, and the Company holds a valid and existing leasehold interest under such Company Leases free and clear of any Encumbrances except Permitted Encumbrances. The Company has delivered to Saffron full, complete and accurate copies of each of the Company Leases and all Company Ancillary Lease Documents described in Section 2.8(a)(i) of the Company Disclosure Schedule;

           (ii)  none of the Company Leased Real Property is subject to any Encumbrance other than a Permitted Encumbrance;

          (iii)  the Company Leases and all Company Ancillary Lease Documents shall continue to be legal, valid, binding, enforceable and in full force and effect on identical terms following the Closing;

          (iv)  with respect to each of the Company Leases, the Company has not exercised or given any notice of exercise, nor has any lessor or landlord exercised or received any notice of exercise, of any option, right of first offer or right of first refusal contained in any such Company Lease or Company Ancillary Lease Document, including any such option or right pertaining to purchase, expansion, renewal, extension or relocation;

           (v)  none of the Company, nor, to the Knowledge of the Company, any other party to any Company Leases or Company Ancillary Lease Documents is in breach or default, and, to the Knowledge of the Company, no event has occurred which, with notice or lapse of time, would constitute such a breach or default or permit termination, modification or acceleration under the Company Leases or any Company Ancillary Lease Documents;

          (vi)  no party to the Company Leases has repudiated any provision thereof and there are no disputes, oral agreements or forbearance programs in effect as to the Company Leases; and

         (vii)  the Company has not assigned, transferred, conveyed, mortgaged, deeded in trust or encumbered any of its rights and interest in the leasehold or subleasehold under any of the Company Leases or any Company Ancillary Lease Documents.

        (b)   The Company owns good title, free and clear of all Encumbrances, to all personal property and other non-real estate assets, in all cases excluding the Company Intellectual Property, necessary to conduct the Company Business, except for Permitted Encumbrances. The Company, as lessee, has the right under valid and subsisting leases to use, possess and control all personal property leased by the Company as now used, possessed and controlled by the Company.

        (c)   The Company Leased Real Property constitutes all of the real property used or occupied by the Company in connection with the conduct of the Company Business.

        (d)   The Company does not have any Company Owned Real Property, nor is the Company a party to or bound by or subject to any agreement, contract or commitment, or any option to purchase, any real or immovable property.

        2.9    Intellectual Property.

        (a)   Section 2.9(a) of the Company Disclosure Schedule contains a complete and accurate list of all (i) Patents owned by the Company or used or held for use by the Company in the Company Business ("Company Patents"), registered and material unregistered Marks owned by the Company or used or held for use by the Company in the Company Business ("Company Marks") and registered and material unregistered Copyrights owned by the Company or used or held for use by the Company in the Company Business ("Company Copyrights"), (ii) licenses, sublicenses or other agreements under which the Company is granted rights by others in the Company Intellectual Property ("Company Licenses-In") (other than commercial off the shelf software or materials transfer agreements), and (iii) licenses, sublicenses or other agreements under which the Company has granted rights to others in the Company Intellectual Property ("Company Licenses-Out").

        (b)   With respect to the Company Intellectual Property (i) purported to be owned by the Company, the Company exclusively owns such Company Intellectual Property and (ii) licensed to the

Company by a third party (other than commercial off the shelf software or materials transfer agreements), such Company Intellectual Property are the subject of a written license or other agreement; in the case of the foregoing clauses (i) and (ii) above, free and clear of all Encumbrances, other than Encumbrances resulting from the express terms of a Company License-In or Company License-Out or Permitted Encumbrances granted by the Company.

        (c)   All Company Intellectual Property owned by, and, to the Knowledge of the Company, all Company Intellectual Property exclusively licensed to the Company that have been issued by, or registered with, or are the subject of an application filed with, as applicable, the U.S. Patent and Trademark Office, the U.S. Copyright Office or any similar office or agency anywhere in the world are currently in compliance with formal legal requirements (including without limitation, as applicable, payment of filing, examination and maintenance fees, inventor declarations, proofs of working or use, timely post-registration filing of affidavits of use and renewal applications), and, to the Knowledge of the Company, all Company Patents, Company Marks and Company Copyrights, and all intellectual property rights and/or proprietary rights relating to any of the foregoing, that are owned by or exclusively licensed to the Company are valid and enforceable.

        (d)   To the Knowledge of the Company, each Company Patent that has been issued by, or registered with, or is the subject of an application filed with, as applicable, the U.S. Patent and Trademark Office or any similar office or agency anywhere in the world was issued, registered, or filed, as applicable, with the correct inventorship and there has been no known misjoinder or nonjoinder of inventors.

        (e)   No Company Patent is now involved in any interference, reissue, re-examination or opposition proceeding; to the Knowledge of the Company, there is no patent or patent application of any third party that potentially interferes with a Company Patent; all products made, used or sold under the Company Patents have been marked with the proper patent notice.

        (f)    There are no pending or, to the Knowledge of the Company, threatened claims against the Company or any of its employees alleging that any of the operation of the Company Business or any activity by the Company, or the manufacture, sale, offer for sale, importation, and/or use of any Company Product infringes or violates (or in the past infringed or violated) the rights of others in or to any Intellectual Property ("Third Party Intellectual Property") or constitutes a misappropriation of (or in the past constituted a misappropriation of) any subject matter of any Intellectual Property of any person or entity or that any Company Intellectual Property is invalid or unenforceable.

        (g)   To the Knowledge of the Company, neither the operation of the Company Business, nor any activity by the Company, nor manufacture, use, importation, offer for sale and/or sale of any Company Product infringes or violates (or in the past infringed or violated) any Third Party Intellectual Property or constitutes a misappropriation of (or in the past constituted a misappropriation of) any subject matter of any Third Party Intellectual Property.

        (h)   The Company has no obligation to compensate any person for the use of any Intellectual Property; the Company has not entered into any agreement to indemnify any other person against any claim of infringement or misappropriation of any Intellectual Property; there are no settlements, covenants not to sue, consents, judgments, or orders or similar obligations that: (i) restrict the rights of the Company to use any Intellectual Property, (ii) restrict the Company Business, in order to accommodate a third party's Intellectual Property, or (iii) permit third parties to use any Company Intellectual Property.

        (i)    All former and current employees, consultants and contractors of the Company have executed written instruments with the Company that assign to the Company, all rights, title and interest in and to any and all (i) inventions, improvements, discoveries, writings and other works of authorship, and information relating to the Company Business or any of the products or services being researched, developed, manufactured or sold by the Company or that may be used with any such products or services and (ii) Intellectual Property relating thereto; in each case where a Company Patent is held by the Company by assignment, the assignment has been duly recorded with the U.S. Patent and Trademark Office and all similar offices and agencies anywhere in the world in which foreign counterparts are registered or issued.

        (j)    To the Knowledge of the Company, (i) there is no, nor has there been any, infringement or violation by any person or entity of any Company Intellectual Property or the rights of the Company therein or thereto and (ii) there is no, nor has there been any, misappropriation by any person or entity of any Company Intellectual Property or the subject matter thereof.

        (k)   The Company has taken reasonable security measures to protect the secrecy, confidentiality and value of all Trade Secrets owned by the Company or used or held for use by the Company in the Company Business (the "Company Trade Secrets"), including, without limitation, requiring each employee and consultant of the Company and any other person with access to Company Trade Secrets to execute a binding confidentiality agreement, copies or forms of which have been provided to Saffron and, to the Knowledge of the Company, there has not been any breach by any party to such confidentiality agreements.

        (l)    Following the Effective Time, the Surviving Corporation will have the same rights and privileges in the Company Intellectual Property as the Company had in the Company Intellectual Property immediately prior to the Effective Time.

        2.10    Material Contracts.     Section 2.10 of the Company Disclosure Schedule is a correct and complete list of each currently effective Company Contract:

        (a)   the Company Leases and the Company Ancillary Lease Documents;

        (b)   for the purchase of materials, supplies, goods, services, equipment or other assets for annual payments by the Company of, or pursuant to which in the last year the Company paid, in the aggregate, $100,000 or more;

        (c)   for the sale of materials, supplies, goods, services, equipment or other assets for annual payments to the Company of, or pursuant to which in the last year the Company received, in the aggregate, $100,000 or more;

        (d)   that relates to any partnership, joint venture, strategic alliance or other similar Contract;

        (e)   relating to Indebtedness for borrowed money or the deferred purchase price of property (whether incurred, assumed, guaranteed or secured by any asset), except for Contracts relating to Indebtedness in an amount not exceeding $100,000 in the aggregate;

        (f)    severance or change-in-control Contracts;

        (g)   which by its terms limits in any material respect (i) the localities in which all or any significant portion of the business and operations of the Company or, following the consummation of the Contemplated Transactions, the business and operations of the Surviving Corporation, Saffron or any Affiliate of Saffron, is or would be conducted, or (ii) the scope of the business and operations of the Company;

        (h)   in respect of any Company Intellectual Property that provides for annual payments of, or pursuant to which in the last year the Company paid or received, in the aggregate, $100,000 or more;

        (i)    containing any royalty, dividend or similar arrangement based on the revenues or profits of the Company;

        (j)    with any Governmental Authority;

        (k)   any Contract with (a) an executive officer or director of the Company or any of such executive officer's or director's immediate family members, (b) an owner of more than five percent (5%) of the voting power of the outstanding capital stock of the Company or (c) to the Knowledge of the Company, any "related person" (within the meaning of Item 404 of Regulation S-K under the Securities Act) of any such officer, director or owner (other than the Company);

        (l)    any agreement that gives rise to any material payment or benefit as a result of the performance of this Agreement or any of the other Contemplated Transactions;

        (m)  relating to the acquisition or disposition of any material interest in, or any material amount of, property or assets of the Company or for the grant to any Person of any preferential rights to purchase any of its assets, other than in the Ordinary Course of Business; or

        (n)   any other agreement (or group of related agreements) the performance of which requires aggregate payments to or from the Company in excess of $100,000.

        The Company has delivered or made available to Saffron accurate and complete (except for applicable redactions thereto) copies of all material written Company Contracts, including all amendments thereto. There are no material Company Contracts that are not in written form. Except as set forth on Section 2.10 of the Company Disclosure Schedule, neither the Company nor, to the Knowledge of the Company, any other party to a Company Material Contract (as defined below), has breached, violated or defaulted under, or received notice that it has breached, violated or defaulted under, any of the terms or conditions of any of the agreements, contracts or commitments to which the Company is a party or by which it is bound of the type described in clauses (a) through (n) above or any Company Contract listed in Section 2.14 or Section 2.15 of the Company Disclosure Schedule (any such agreement, contract or commitment, a "Company Material Contract") in such manner as would permit any other party to cancel or terminate any such Company Material Contract, which has had or would reasonably be expected to have a Company Material Adverse Effect. As to the Company, as of the date of this Agreement, each Company Material Contract is valid, binding, enforceable and in full force and effect, subject to: (i) Laws of general application relating to bankruptcy, insolvency and the relief of debtors; and (ii) rules of Law governing specific performance, injunctive relief and other equitable remedies. The consummation of the Contemplated Transactions will not (either alone or upon the occurrence of additional acts or events) result in any material payment or payments becoming due from the Company or the Surviving Corporation to any Person under any Company Material Contract or give any Person the right to terminate or alter the provisions of any Company Material Contract. No Person is renegotiating any material amount paid or payable to the Company under any Company Material Contract or any other material term or provision of any Company Material Contract.

        2.11    Absence of Undisclosed Liabilities.     The Company has no liability, Indebtedness, obligation, expense, claim, deficiency, guaranty or endorsement of any kind, whether accrued, absolute, contingent, matured, unmatured or other (whether or not required to be reflected in the financial statements in accordance with GAAP) (each a "Liability"), individually or in the aggregate, except for: (a) Liabilities identified as such in the "liabilities" column of the Company Balance Sheet; (b) normal and recurring current Liabilities that have been incurred by the Company since the date of the Company Balance Sheet in the Ordinary Course of Business and which are not in excess of $100,000 in the aggregate; (c) Liabilities for performance of obligations of the Company under Contracts (other than for breach thereof); (d) Liabilities described in Section 2.11 of the Company Disclosure Schedule; and (e) Liabilities incurred in connection with the Contemplated Transactions.

        2.12    Compliance with Laws; Regulatory Compliance.

        (a)   The Company is in compliance with all Laws or Orders, except where any such failure to be in compliance has not had, or would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. No investigation, inquiry, proceeding or similar action by any Governmental Authority with respect to the Company is pending or, to the Knowledge of the Company, threatened in writing, nor has any Governmental Authority indicated in writing an intention to conduct the same which, in each case, would reasonably be expected to have a material and adverse impact on the Company.

        (b)   Except as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, the Company and its employees and agents hold all permits, licenses, variances, registrations, authorizations, exemptions, Orders, consents and approvals from the U.S. Food and Drug Administration (the "FDA") and any other Governmental Authority that is concerned with the quality, identity, strength, purity, safety, efficacy or manufacturing of Company Products (any such Governmental Authority, a "Company Regulatory Agency") necessary for the lawful operating of the businesses of the Company as currently conducted (the "Company Permits"), including all authorizations required under the Federal Food, Drug and Cosmetic Act of 1938, as amended (the "FDCA"), and the regulations of the FDA promulgated thereunder, and the Public Health Service Act of 1944, as amended (the "PHSA"), and the regulations of the FDA promulgated thereunder. Notwithstanding the foregoing, it is acknowledged that no Company Product is a marketed product or has received marketing approval and, therefore, that further permits, licenses, variances, registrations, authorizations, exemptions, Orders, consents and/or approvals will be required before any Company Product may be marketed. Except as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, all such Company Permits are valid, and in full force and effect. Since January 1, 2015, there has not occurred any violation of, default (with or without notice or lapse of time or both) under, or event giving to others any right of termination, amendment or cancellation of, with or without notice or lapse of time or both, any Company Permit except as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. The Company is in compliance in all material respects with the terms of all Company Permits, and no event has occurred that, to the Knowledge of the Company, would reasonably be expected to result in the revocation, cancellation, non-renewal or adverse modification of any Company Permit, except as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

        (c)   None of the Company nor, to the Knowledge of the Company, any director, officer, employee, agent or Representative thereof, has committed any act, made any statement or failed to make any statement that would reasonably be expected to provide a basis for the FDA or any other Company Regulatory Agency to invoke its policy with respect to "Fraud, Untrue Statements of Material Facts, Bribery, and Illegal Gratuities," as set forth in 56 Fed. Reg. 46191 (Sept. 10, 1991) and any amendments thereto. None of the Company nor, to the Knowledge of the Company, any director, officer, employee, agent or Representative thereof, has engaged in any activity prohibited under U.S. federal or state criminal or civil health care Laws (including without limitation the U.S. federal Anti-Kickback Statute (42 U.S.C. § 1320a-7b(b)), the Anti-Inducement Law (42 U.S.C. § 1320a-7a(a)(5)), False Claims Act (31 U.S.C. §§ 3729 et seq.), Health Insurance Portability and Accountability Act (42 U.S.C. § 1320d et seq.), as amended by the Health Information, Technology for Economic and Clinical Health Act of 2009, the civil monetary penalty laws (42 U.S.C. § 1320a-7a), the FDCA, the PHSA and any comparable state or foreign Laws), or the regulations promulgated pursuant to such Laws (each, a "Health Care Law"). There is no civil, criminal, administrative or other proceeding, notice or demand pending, received or, to the Knowledge of the Company, threatened in writing against the Company that relates to an alleged violation of any Health Care Law. None of the Company nor, to the Knowledge of the Company, any director, officer, employee, agent or Representative thereof, has been convicted of any crime or engaged in any conduct for which debarment is mandated by 21 U.S.C. sec. 335a(a) or any similar Law or authorized by 21 U.S.C. sec. 335a(b) or any similar Law. There are no consent decrees (including plea agreements) or similar actions to which the Company or, to the Knowledge of the Company, any director, officer, employee, agent or Representative thereof, are bound or which relate to Company Products.

        (d)   The Company is and has been in compliance in all material respects with all applicable statutes, rules, regulations, decrees, writs and orders of the FDA and any other Company Regulatory Agency with respect to the labeling, storing, testing, development, manufacture, packaging and distribution of the Company Products. All required pre-clinical toxicology studies conducted by or, to the Knowledge of the Company, on behalf of the Company and Company-sponsored clinical trials (or clinical trials sponsored by the Company) conducted or, to the Knowledge of the Company, being conducted with respect thereto, have been and are being conducted in compliance in all material respects with applicable licenses and Laws, including, without limitation, the applicable requirements of the FDCA and the regulations of the FDA promulgated thereunder, including, but not limited to, 21 C.F.R. Parts 50, 54, 56, 58, 210, 211, and 312. The results of any such studies, tests and trials, and all other material information related to such studies, tests and trials, have been made available to Saffron. Each clinical trial conducted by or, to the Knowledge of the Company, on behalf of the Company with respect to Company Products has been conducted in accordance with its clinical trial protocol, and in compliance in all material respects with all applicable Laws, including FDCA and the regulations of the FDA promulgated thereunder, including, but not limited to, 21 C.F.R. Parts 50, 54, 56, 58, 210, 211 and 312. The Company has filed all required notices (and made available to Saffron copies thereof) of adverse drug experiences, injuries or deaths relating to clinical trials conducted by or on behalf of the Company with respect to such Company Products.

        (e)   All applications, submissions, information and data utilized by the Company as the basis for, or submitted by or on behalf of the Company in connection with any and all requests for a Company Permit relating to the Company, when submitted to the FDA or other Company Regulatory Agency, were true, correct and complete in all material respects as of the date of submission, and any updates, changes, corrections or modification to such applications, submissions, information and data required under applicable Laws have been submitted to the FDA or other Company Regulatory Agency.

        (f)    None of the Company nor, to the Knowledge of the Company, any of the Representatives, licensors, licensees, assignors or assignees thereof has received any written notice that the FDA or any other Company Regulatory Agency has initiated, or threatened to initiate, any action to suspend any clinical trial, suspend or terminate any Investigational New Drug Application sponsored by the Company or otherwise restrict the pre-clinical research or clinical study of any Company Product or any drug product being developed by any licensee or assignee of the Company Intellectual Property based on such intellectual property, or to recall, suspend or otherwise materially restrict the development or manufacture of any Company Product. The Company is not in receipt of written notice of, and is not subject to, any adverse inspection, finding of deficiency, finding of non-compliance, investigation, civil or criminal proceeding, hearing, suit, demand, claim, complaint, inquiry, proceeding, or other compliance or enforcement action relating to any Company Products. To the Knowledge of the Company, there is no act, omission, event or circumstance that would reasonably be expected to give rise to any such action.

        (g)   The Company has made available to Saffron true, correct and complete copies of any and all applications, approvals, licenses, written notices of inspectional observations, establishment inspection reports and any other documents received from the FDA or other Company Regulatory Agency, including documents that indicate or suggest lack of compliance with the Laws of the FDA or other Company Regulatory Agency. The Company has made available to Saffron for review all correspondence to or from the FDA or other Company Regulatory Agency, minutes of meetings, written reports of phone conversations, visits or other contact with the FDA or other Company Regulatory Agency, notices of inspectional observations, establishment inspection reports, and all other documents concerning communications to or from the FDA or other Company Regulatory Agency, or prepared by the FDA or other Company Regulatory Agency or which bear in any way on the Company's compliance with the Laws of the FDA or any other Company Regulatory Agency, or on the likelihood or timing of approval of any Company Products.

        2.13    Taxes and Tax Returns.

        (a)   Each material Tax Return required to be filed by, or on behalf of, the Company has been timely filed (taking into account any valid extensions). Each such Tax Return is true, correct and complete in all material respects.

        (b)   The Company (i) has paid (or has had paid on its behalf) all material Taxes due and owing, whether or not shown as due on any Tax Return, except to the extent that any such Taxes are being contested in good faith and for which adequate reserves have been made on the Company Balance Sheet, and (ii) has withheld and remitted to the appropriate Taxing Authority, or properly set aside, all material Taxes required to be withheld and paid in connection with any amounts paid or owing to or collected from any employee, independent contractor, supplier, creditor, stockholder, partner, member or other third party, and all Forms W-2 and 1099 required with respect thereto have been properly completed and timely filed.

        (c)   The unpaid Taxes of the Company (i) did not, as of December 31, 2015, exceed the aggregate reserve for Tax liability (rather than any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the face of the Company Balance Sheet (rather than in any notes thereto) and (ii) will not exceed that reserve as adjusted for operations and transactions through the Closing Date in accordance with the past custom and practice of the Company in filing its Tax Returns.

        (d)   Section 2.13(d) of the Company Disclosure Schedule lists all federal, state, local and foreign Tax Returns filed with respect to the Company for all taxable periods ending prior to the Closing Date that are still open to examination under all applicable statutes of limitations, indicates those Tax Returns that have been audited, and indicates those Tax Returns that currently are the subject of audit. The Company has delivered to Saffron correct and complete copies of all U.S. federal income Tax Returns, examination reports, and statements of deficiencies assessed against, or agreed to by the Company for all taxable periods ending prior to the Closing Date that are still open to examination under all applicable statutes of limitations.

        (e)   There are no liens for Taxes (other than Taxes not yet due and payable) upon any of the assets of the Company.

        (f)    The Company is not currently the beneficiary of any extension of time within which to file any material Tax Return or with respect to any material Tax assessment or deficiency.

        (g)   The Company has not waived any statute of limitations with respect to any material Taxes or agreed to any extension of the period for assessment or collection of any Taxes.

        (h)   There is no material Tax claim, audit, suit, or administrative or judicial Tax proceeding now pending or presently in progress or threatened in writing with respect to a material Tax Return of the Company.

        (i)    The Company has not received notice in writing of any proposed material deficiencies from any Taxing Authority.

        (j)    The Company has not distributed stock of a corporation, or has had its stock distributed, in a transaction purported or intended to be governed in whole or in part by Sections 355 or 361 of the Code.

        (k)   The Company is not a party to or has any obligation under any Tax sharing agreement (whether written or not) or any Tax indemnity or other Tax allocation agreement or arrangement (other than any such agreement entered into in the Ordinary Course of Business and the primary purpose of which does not relate to Taxes).

        (l)    The Company (A) is not nor has ever been a member of a group of corporations that files or has filed (or has been required to file) consolidated, combined, or unitary Tax Returns or (B) has no liability for the Taxes of any person under Treasury Regulations Section 1.1502-6 (or any similar provision of state, provincial, local or foreign Law), as a transferee or successor, by contract or otherwise.

        (m)  The taxable year of the Company for all income Tax purposes is the fiscal year ended December 31, and the Company uses the accrual method of accounting for income Tax purposes.

        (n)   The Company has not been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code at any time during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code.

        (o)   The Company has not participated in a listed transaction within the meaning of Treasury Regulations Section 1.6011-4 (or any predecessor provision).

        (p)   The Company will not be required to include any material item of income in, or exclude any material item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any:

            (i)  change in method of accounting or use of an improper method of accounting for a taxable period ending on or prior to the Closing Date;

           (ii)  "closing agreement" as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or foreign income Tax Law) executed prior to the Closing;

          (iii)  installment sale or open transaction disposition made prior to the Closing;

          (iv)  prepaid amount received prior to the Closing Date;

           (v)  election with respect to income from the discharge of indebtedness under Section 108(i) of the Code; or

          (vi)  any similar election, action, or agreement that would have the effect of deferring any Liability for income Taxes of the Company from any taxable period ending on or before the Closing Date to any taxable period ending after such period.

        (q)   No written claim has been made by any Taxing Authority that the Company is or may be subject to Tax or required to file a Tax Return in a jurisdiction where it does not file Tax Returns, which could reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

        2.14    Employee Benefit Programs.

        (a)   Section 2.14(a) of the Company Disclosure Schedule sets forth a list of every Employee Program maintained by the Company (the "Company Employee Programs").

        (b)   Each Company Employee Program that is intended to qualify under Section 401(a) of the Code has received a favorable determination or approval letter from the IRS with respect to such qualification, or may rely on an opinion letter issued by the IRS with respect to a prototype plan adopted in accordance with the requirements for such reliance, or has time remaining for application to the IRS for a determination of the qualified status of such Company Employee Program for any period for which such Company Employee Program would not otherwise be covered by an IRS determination. To the Knowledge of the Company, no event or omission has occurred that would reasonably be expected to cause any Company Employee Program to lose its qualification or otherwise fail to satisfy the relevant requirements to provide tax-favored benefits under the applicable Code Section (including without limitation Code Sections 105, 125, 401(a) and 501(c)(9)).

        (c)   The Company does not know, nor should it reasonably know, of any material failure of any party to comply with any Laws applicable with respect to the Company Employee Programs. Except as would not, individually or in the aggregate, have a Company Material Adverse Effect, with respect to any Company Employee Program, there has been no (i) "prohibited transaction," as defined in Section 406 of ERISA or Code Section 4975, (ii) failure to comply with any provision of ERISA, other applicable Laws, or any agreement, or (iii) non-deductible contribution. No litigation or governmental administrative proceeding (or investigation) or other proceeding (other than those relating to routine claims for benefits) is pending or, to the Knowledge of the Company, threatened with respect to any such Company Employee Program. All payments and/or contributions required to have been made (under the provisions of any agreements or other governing documents or applicable Laws) with respect to all Company Employee Programs, for all periods prior to the Closing Date, either have been made or have been accrued.

        (d)   No Company Employee Program is subject to Title IV of ERISA and/or Code Section 412, including a Multiemployer Plan and the Company does not have any liability for any Employee Program maintained, contributed to, or required to be contributed to by an ERISA Affiliate that is subject to Title IV of ERISA. None of the Company Employee Programs provides health care or any other non-pension benefits to any employees after their employment is terminated (other than as required by part 6 of subtitle B of title I of ERISA or state continuation Laws (whether or not the Company subsidizes the premiums for such legally-required coverage) or to which the former employee pays all required premiums).

        (e)   Each Company Employee Program may be amended, terminated, or otherwise discontinued by Saffron after the Effective Time in accordance with its terms without material liability to the Company, Saffron or any of their respective Subsidiaries.

        (f)    The Company is not a party to any written (i) agreement with any stockholders, director, or employee of the Company (A) the benefits of which are contingent, or the terms of which are materially altered, upon the occurrence of a transaction involving the Company of the nature of any of the Contemplated Transactions, (B) providing any guaranteed period of employment or compensation guarantee, or (C) providing severance benefits after the termination of employment of such director or employee; or (ii) agreement or plan binding the Company, including any stock option plan, stock appreciation right plan, restricted stock plan, stock purchase plan, or severance benefit plan, any of the benefits of which shall be increased, or the vesting of the benefits of which shall be accelerated, by the occurrence of any of the Contemplated Transactions or the value of any of the benefits of which shall be calculated on the basis of any of the Contemplated Transactions.

        (g)   There is no contract, agreement, plan or arrangement covering any individual that, by itself or collectively, would give rise to any parachute payment subject to Section 280G of the Code, nor has Company made any such payment, and the consummation of the transactions contemplated herein shall not obligate Company or any other entity to make any parachute payment that would be subject to Section 280G of the Code.

        (h)   Each Company Employee Program that is a "nonqualified deferred compensation plan" within the meaning of Section 409A of the Code has been operated and maintained in compliance with Section 409A of the Code in all material respects.

        (i)    For purposes of this Section 2.14:

            (i)  An entity "maintains" an Employee Program if such entity sponsors, contributes to, or provides benefits under or through such Employee Program, or has any obligation (by agreement or under applicable Laws) to contribute to or provide benefits under or through such Employee Program, or if such Employee Program provides benefits to or otherwise covers or has covered employees of such entity (or their spouses, dependents, or beneficiaries).

           (ii)  An entity is an "ERISA Affiliate" of Company if it would have ever been considered a single employer with Company under ERISA Section 4001(b) or part of the same "controlled group" as Company for purposes of ERISA Section 302(d)(3).

        2.15    Labor and Employment Matters.

        (a)   The Company is not a party to, or otherwise bound by, any collective bargaining agreement, contract, or other written agreement with a labor union or labor organization. To the Knowledge of the Company, the Company is not subject to, and during the past three (3) years there has not been, any charge, demand, petition, organizational campaign, or representation proceeding seeking to compel, require, or demand it to bargain with any labor union or labor organization nor is there pending or threatened any labor strike or lockout involving the Company.

        (b)   Except as would not, individually or in the aggregate, have a Company Material Adverse Effect, (i) the Company is in compliance with all applicable Laws respecting labor, employment, fair employment practices, work safety and health, terms and conditions of employment, and wages and hours, including, but not limited to Title VII of the Civil Rights Act of 1964, as amended, the Equal Pay Act of 1967, as amended, the Age Discrimination in Employment Act of 1967, as amended, the Americans with Disabilities Act, as amended, the Fair Labor Standards Act, as amended, and its state law equivalents, and the related rules and regulations adopted by those federal agencies responsible for the administration of such Laws, and other than normal accruals of wages during regular payroll cycles, there are no arrearages in the payment of wages; (ii) the Company is not delinquent in any payments to any employee or to any independent contractors, consultants, temporary employees, leased employees or other servants or agents employed or used with respect to the operation of the Company Business and classified by the Company as other than an employee or compensated other than through wages paid by the Company through its respective payroll department ("Company Contingent Workers"), for any wages, salaries, commissions, bonuses, fees or other direct compensation due with respect to any services performed for it to the date hereof or amounts required to be reimbursed to such employees or Company Contingent Workers; (iii) there are no grievances, complaints or charges with respect to employment or labor matters (including, without limitation, allegations of employment discrimination, retaliation or unfair labor practices) pending or, to the Knowledge of the Company, threatened against the Company in any judicial, regulatory or administrative forum, under any private dispute resolution procedure; (iv) none of the employment policies or practices of the Company is currently being audited or investigated, or to the Knowledge of the Company, subject to imminent audit or investigation by any Governmental Authority; (v) the Company is not, and within the last three (3) years has not been, subject to any order, decree, injunction or judgment by any Governmental Authority or private settlement contract in respect of any labor or employment matters; (vi) the Company is in material compliance with the requirements of the Immigration Reform Control Act of 1986 and any similar Laws regarding employment of workers who are not citizens of the country in which services are performed; (vii) all employees of the Company are employed at-will and no such employees are subject to any contract with the Company or any policy or practice of the Company providing for right of notice of termination of employment or the right to receive severance payments or similar benefits upon the termination of employment by the Company; (viii) to the extent that any Company Contingent Workers are employed, the Company has properly classified and treated them in accordance with applicable Laws and for purposes of all employee benefit plans and perquisites; (ix) the Company has not experienced a "plant closing," "business closing," or "mass layoff" as defined in the Worker Adjustment and Retraining Notification Act (the "WARN Act") or any similar Law affecting any site of employment of the Company or one or more facilities or operating units within any site of employment or facility of the Company, and, during the ninety (90)-day period preceding the date hereof, no employee has suffered an "employment loss," as defined in the WARN Act, with respect to the Company; (x) the Company has properly classified its employees as exempt or non-exempt under the Fair Labor Standards Act, as amended, its state law equivalents, and all other relevant Laws; and (xi) there are no pending or, to the Knowledge of the Company, threatened or reasonably anticipated claims or actions against the Company under any workers' compensation policy or long-term disability policy.

        2.16    Environmental Matters.     Except as would not, individually or in the aggregate, have a Company Material Adverse Effect:

        (a)   the Company is in compliance with all Environmental Laws applicable to their operations and use of the Company Leased Real Property;

        (b)   the Company has not generated, transported, treated, stored, or disposed of any Hazardous Material, except in material compliance with all applicable Environmental Laws, and there has been no Release or threat of Release of any Hazardous Material by the Company at or on the Company Leased Real Property that requires reporting, investigation or remediation by the Company pursuant to any Environmental Law;

        (c)   the Company has not (i) received written notice under the citizen suit provisions of any Environmental Law or (ii) been subject to or, to the Knowledge of the Company, threatened with any governmental or citizen enforcement action with respect to any Environmental Law; and

        (d)   to the Knowledge of the Company, there are no underground storage tanks, landfills, current or former waste disposal areas or polychlorinated biphenyls at or on the Company Leased Real Property that require reporting, investigation, cleanup, remediation or any other type of response action by the Company pursuant to any Environmental Law.

        2.17    Insurance.    The Company has delivered or made available to Saffron accurate and complete copies of all material insurance policies and all material self-insurance programs and arrangements relating to the business, assets, liabilities and operations of the Company. Each of such insurance policies is in full force and effect and the Company is in compliance with the terms thereof. Other than customary end of policy notifications from insurance carriers, since January 1, 2015, the Company has not received any notice or other communication regarding any actual or possible: (i) cancellation or invalidation of any insurance policy; (ii) refusal or denial of any coverage, reservation of rights or rejection of any material claim under any insurance policy; or (iii) material adjustment in the amount of the premiums payable with respect to any insurance policy. There is no pending workers' compensation or other claim under or based upon any insurance policy of the Company. All information provided to insurance carriers (in applications and otherwise) on behalf of the Company was, as of the date of such provision, accurate and complete. The Company has provided timely written notice to the appropriate insurance carrier(s) of each Legal Proceeding pending or threatened against the Company, and no such carrier has issued a denial of coverage or a reservation of rights with respect to any such Legal Proceeding, or informed the Company of its intent to do so.

        2.18    Books and Records.     Each of the minute and record books of the Company has been made available to Saffron and contains complete and accurate minutes of all meetings of, and copies of all bylaws and resolutions passed by, or consented to in writing by, the directors (and any committees thereof) and stockholders of the Company, since its formation and which are required to be maintained in such books under applicable Laws; all such meetings were duly called and held and all such bylaws and resolutions were duly passed or enacted. Each of the stock certificate books, registers of stockholders and other corporate registers of the Company comply in all material respects with the provisions of all applicable Laws and are complete and accurate in all material respects.

        2.19    Government Programs.     No agreements, loans, funding arrangements or assistance programs are outstanding in favor of the Company from any Governmental Authority, and, to the Knowledge of the Company, no basis exists for any Governmental Authority to seek payment or repayment from the Company of any amount or benefit received, or to seek performance of any obligation of the Company, under any such program.

        2.20    Transactions with Affiliates.     Section 2.20 of the Company Disclosure Schedule describes any material transactions or relationships, since January 1, 2012, between, on one hand, the Company and, on the other hand, any (a) executive officer or director of the Company or any of such executive officer's or director's immediate family members, (b) owner of more than five percent (5%) of the voting power of the outstanding capital stock of the Company or (c) to the Knowledge of the Company, any "related person" (within the meaning of Item 404 of Regulation S-K under the Securities Act) of any such officer, director or owner (other than the Company) in each of the case of (a), (b) or (c) that is of the type that would be required to be disclosed under Item 404 of Regulation S-K under the Securities Act.

        2.21    Legal Proceedings; Orders.

        (a)   Except as set forth in Section 2.21 of the Company Disclosure Schedule, there is no pending in writing Legal Proceeding, and (to the Knowledge of the Company) no Person has threatened in writing to commence any Legal Proceeding: (i) that involves the Company, any director or officer of the Company (in his or her capacity as such) or any of the material assets owned or used by the Company; or (ii) that challenges, or that may have the effect of preventing, delaying, making illegal or otherwise interfering with, the Merger or any of the other Contemplated Transactions. To the Knowledge of the Company, no event has occurred, and no claim, dispute or other condition or circumstance exists, that will, or that would reasonably be expected to, give rise to or serve as a basis for the commencement of any such Legal Proceeding. With regard to any Legal Proceeding set forth on Section 2.21 of the Company Disclosure Schedule, the Company has provided Saffron or its counsel all pleadings and material written correspondence related to such Legal Proceeding, all insurance policies and material written correspondence with brokers and insurers related to such Legal Proceedings and other information material to an assessment of such Legal Proceeding. The Company has an insurance policy or policies that is expected to cover such Legal Proceeding and has complied with the requirements of such insurance policy or policies to obtain coverage with respect to such Legal Proceeding under such insurance policy or policies.

        (b)   There is no order, writ, injunction, judgment or decree to which the Company, or any of the material assets owned or used by the Company, is subject. To the Knowledge of the Company, no officer or other key employee of the Company is subject to any order, writ, injunction, judgment or decree that prohibits such officer or other employee from engaging in or continuing any conduct, activity or practice relating to the Company Business or to any material assets owned or used by the Company.

        2.22    Illegal Payments.     The Company (including any of its officers or directors) has not taken or failed to take any action which would cause it to be in material violation of the Foreign Corrupt Practices Act of 1977, the U.K. Anti-Bribery Act of 2010, the Unfair Competition Prevention Act of Japan or any similar anti-bribery or anti-corruption Law of any similar Law of any other jurisdiction, in each case as amended, or any rules or regulations thereunder. None of the Company or, to the Knowledge of the Company, any third party acting on behalf of the Company, has offered, paid, promised to pay, or authorized, or will offer, pay, promise to pay, or authorize, directly or indirectly, the giving of money or anything of value to any Official, or to any other Person while knowing or being aware of a high probability that all or a portion of such money or thing of value will be offered, given or promised, directly or indirectly, to any Official, for the purpose of: (i) influencing any act or decision of such Official in his, her or its official capacity, including a decision to fail to perform his, her or its official duties or functions; or (ii) inducing such Official to use his, her or its influence with any Governmental Authority to affect or influence any act or decision of such Governmental Authority, or to obtain an improper advantage in order to assist the Company or any other Person in obtaining or retaining business for or with, or directing business to, the Company. For purposes of this Agreement, an "Official" shall include any appointed or elected official, any government employee, any political party, party official, or candidate for political office, or any officer, director or employee of any Governmental Authority.

        2.23    Inapplicability of Anti-takeover Statutes.     The Board of Directors of the Company has taken and will take all actions necessary to ensure that the restrictions applicable to business combinations contained in Section 203 of the DGCL are, and will be, inapplicable to the execution, delivery and performance of this Agreement and to the consummation of the Merger and the other Contemplated Transactions. No other state takeover statute or similar Law applies or purports to apply to the Merger, this Agreement, or any of the other Contemplated Transactions.

        2.24    Vote Required.     The affirmative vote (or action by written consent) of (i) the holders of a majority of the Company Common Stock and Company Preferred Stock, voting together as a single class (on an as-converted to Company Common Stock basis) (the "Company Stockholder Approval"), is the only vote or consent of the holders of any class or series of Company Capital Stock necessary to adopt or approve this Agreement, and approve the Merger, the Contemplated Transactions and the other matters set forth in Section 5.2(a) of this Agreement.

        2.25    No Financial Advisor.     Except as set forth on Section 2.25 of the Company Disclosure Schedule, no broker, finder or investment banker is entitled to any brokerage fee, finder's fee, opinion fee, success fee, transaction fee or other fee or commission in connection with the Merger or any of the other Contemplated Transactions based upon arrangements made by or on behalf of the Company.

        2.26    Disclosure; Company Information.     The information in the Proxy Statement relating to the Company (including any Company Final Financial Statements) will not, on the date the Proxy Statement is first mailed to the Saffron Stockholders or at the time of the Saffron Stockholder Meeting, contain any untrue statement of any material fact, or omit to state any material fact required to be stated therein or necessary in order to make the statements therein not false or misleading at the time and in light of the circumstances under which such statement is made. Notwithstanding the foregoing, no representation is made by the Company with respect to the information that has been or will be supplied by Saffron and Merger Sub or any of their Representatives for inclusion in the Proxy Statement.

        Section 3.    REPRESENTATIONS AND WARRANTIES OF SAFFRON AND MERGER SUB

        Saffron and Merger Sub represent and warrant to the Company as follows, except as set forth in (x) the Saffron SEC Reports filed prior to the date hereof or (y) the written disclosure schedule delivered by Saffron to the Company (the "Saffron Disclosure Schedule"). The Saffron Disclosure Schedule shall be arranged in parts and subparts corresponding to the numbered and lettered sections and subsections contained in this Section 3. The disclosures in any part or subpart of the Saffron Disclosure Schedule shall qualify other Sections and subsections in this Section 3 only to the extent it is clear from the face of the disclosure that such disclosure is applicable to such other Sections and subsections.

        3.1    Organization.

        (a)   Saffron is a corporation, duly organized, validly existing and in good corporate standing under the Laws of the State of Delaware. Saffron has all requisite corporate power and authority to own, lease and operate all of its properties and assets and to carry on its business as it is now being conducted. Saffron is duly licensed or qualified to do business and is in corporate good standing in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned, leased, or operated by it makes such licensing or qualification necessary, except where the failure to be so licensed or qualified and in corporate good standing would not, either individually or in the aggregate, reasonably be expected to have a Saffron Material Adverse Effect. The Saffron Charter and Saffron Bylaws, copies of which have previously been made available to the Company, are true, correct and complete copies of such documents as currently in effect and Saffron is not in violation of any provision thereof. Other than the Saffron Charter and Saffron Bylaws, Saffron is not a party to or bound by or subject to any stockholder agreement or other agreement governing the affairs of Saffron or the relationships, rights and duties of stockholders and is not subject to a stockholder rights plan or similar plan.

        (b)   Merger Sub is a corporation duly incorporated, validly existing and in good corporate standing under the Laws of the State of Delaware. Merger Sub was formed solely for the purpose of engaging in the Contemplated Transactions. All of the issued and outstanding capital stock of Merger Sub, which consists of 100 shares of Common Stock, $0.0001 par value, is validly issued, fully paid and non-assessable, and is owned, beneficially and of record, by Saffron, free and clear of any claim, lien, Encumbrance, or agreement with respect thereto. Except for obligations and liabilities incurred in connection with its incorporation and the Contemplated Transactions, Merger Sub has not, and will not have, incurred, directly or indirectly, any obligations or liabilities or engaged in any business activities of any type or kind whatsoever or entered into any agreements or arrangements with any Person. The Certificate of Incorporation and Bylaws of Merger Sub, copies of which have previously been made available to the Company, are true, correct and complete copies of such documents as currently in effect and Merger Sub is not in violation of any provision thereof.

        (c)   Each of Saffron's Subsidiaries is a corporation or legal entity, validly existing and, if applicable, in good standing under the Laws of the jurisdiction of its organization. Each of Saffron's Subsidiaries has all requisite corporate power or other power and authority to own, lease and operate all of its properties and assets and to carry on its business as it is now being conducted. Each of Saffron's Subsidiaries is duly licensed or qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned, leased, or operated by it makes such licensing or qualification necessary, except where the failure to be so licensed or qualified and in good standing would not, either individually or in the aggregate, reasonably be expected to have a Saffron Material Adverse Effect. The certificate of incorporation and bylaws or equivalent organizational documents of each of Saffron's Subsidiaries (other than Merger Sub), copies of which have previously been made available to the Company, are true, correct and complete copies of such documents as currently in effect and such Subsidiaries of Saffron are not in violation of any provision thereof.

        3.2    Capitalization.

        (a)   As of the date hereof, the authorized capital stock of Saffron consists of 200,000,000 shares of Saffron Common Stock and 5,000,000 shares Saffron Preferred Stock. As of March 31, 2016, there are 137,806,441 shares of Saffron Common Stock issued and outstanding (of which 409,786 were shares of restricted stock of Saffron) and no shares of Saffron Preferred Stock issued and outstanding. As of the date hereof, there are no shares of Saffron Common Stock and no shares of Saffron Preferred Stock held in the treasury of Saffron. Saffron has no shares of Saffron Common Stock or Saffron Preferred Stock reserved for issuance other than as described above or as set forth in Sections 3.2(b) or 3.2(c) below. The outstanding shares of Saffron Common Stock have been duly authorized, validly issued, fully paid and nonassessable, and were not issued in violation of the material terms of any agreement or understanding binding upon Saffron at the time at which they were issued and were issued in compliance with the Saffron Charter and Saffron Bylaws and all applicable Laws. Except for the Saffron Stock Option Plans and the Saffron Warrants, Saffron does not have and is not bound by any outstanding subscriptions, options, warrants, calls, commitments, rights agreements, or agreements of any character calling for Saffron to issue, deliver, or sell, or cause to be issued, delivered, or sold any shares of Saffron Common Stock or any other equity security of Saffron or any Subsidiary of Saffron or any securities convertible into, exchangeable for, or representing the right to subscribe for, purchase, or otherwise receive any shares of Saffron Common Stock or any other equity security of Saffron or any Subsidiary of Saffron or obligating Saffron or any such Subsidiary to grant, extend, or enter into any such subscriptions, options, warrants, calls, commitments, rights agreements, or any other similar agreements. There are no registration rights, repurchase or redemption rights, anti-dilutive rights, voting agreements, voting trusts, preemptive rights or restrictions on transfer relating to any capital stock of Saffron.

        (b)   As of March 31, 2016, there are 7,335,500 shares of Saffron Common Stock issuable upon exercise of all outstanding Saffron Stock Options, subject to adjustment on the terms set forth in the Saffron Stock Option Plans. Section 3.2(b) of the Saffron Disclosure Schedule sets forth a true, correct and complete list, as of the date hereof, of (i) the name of the holder of each Saffron Stock Option, (ii) the date each Saffron Stock Option was granted, (iii) the number, issuer and type of securities subject to each such Saffron Stock Option, (iv) the expiration date of each such Saffron Stock Option, (v) the vesting schedule of each such Saffron Stock Option, (vi) the price at which each such Saffron Stock Option (or each component thereof, if applicable) may be exercised, (vii) the number of shares of Saffron Common Stock issuable upon the exercise of such, or upon the conversion of all securities issuable upon the exercise of such, Saffron Stock Options and (viii) whether and to what extent the exercisability of each Saffron Stock Option will be accelerated upon consummation of the Contemplated Transactions or any termination of employment thereafter.

        (c)   As of March 31, 2016, there are 409,786 shares of Saffron Common Stock subject to lapsing forfeiture rights under outstanding Saffron Restricted Stock Awards and 5,000,000 shares of Saffron Common Stock subject to outstanding Saffron Restricted Stock Unit Awards. Section 3.2(c) of the Saffron Disclosure Schedule sets forth each Saffron Restricted Stock Award and Saffron Restricted Stock Unit Award outstanding as of the date hereof and the number of shares of Saffron Common Stock subject to the award.

        (d)   Section 3.2(d) of the Saffron Disclosure Schedule lists each Subsidiary of Saffron, other than Merger Sub, as of the date hereof and indicates for each such Subsidiary as of such date (i) the percentage and type of equity securities owned or controlled, directly or indirectly, by Saffron and (ii) the jurisdiction of incorporation or organization. No Subsidiary of Saffron has or is bound by any outstanding subscriptions, options, warrants, calls, commitments, rights agreements, or agreements of any character calling for it to issue, deliver, or sell, or cause to be issued, delivered, or sold any of its equity securities or any securities convertible into, exchangeable for, or representing the right to subscribe for, purchase or otherwise receive any such equity security or obligating such Subsidiary to grant, extend or enter into any such subscriptions, options, warrants, calls, commitments, rights agreements, or other similar agreements. There are no outstanding contractual obligations of any Subsidiary of Saffron to repurchase, redeem, or otherwise acquire any of its capital stock or other equity interests. All of the shares of capital stock of each of the Subsidiaries of Saffron (A) have been duly authorized and are validly issued, fully paid (to the extent required under the applicable governing documents) and nonassessable, (B) are owned by Saffron free and clear of any claim, lien, Encumbrance (other than Permitted Encumbrances), or agreement with respect thereto, (C) were not issued in violation of the material terms of any agreement or understanding binding upon Saffron or any of its Subsidiaries at the time at which they were issued and (D) were issued in compliance with the applicable governing documents and all applicable Laws.

        (e)   The Saffron Common Stock to be issued in the Merger will, when issued in accordance with the provisions of this Agreement, have been duly authorized, and be validly issued, fully paid and nonassessable.

        3.3    Authority.    Each of Saffron and Merger Sub has all requisite corporate power and authority to execute and deliver this Agreement and to consummate the Contemplated Transactions and perform its respective obligations hereunder, subject only to obtaining Saffron Stockholder Approvals. The adoption, execution, delivery and performance of this Agreement and the approval of the consummation of the Contemplated Transactions have been duly and validly adopted and approved by each of the boards of directors of Saffron and Merger Sub by unanimous vote of the directors participating in such votes. The Board of Directors of Saffron has recommended that the stockholders of Saffron approve the Saffron Stockholder Proposals at the Saffron Stockholder Meeting. The Board of Directors of Merger Sub has declared this Agreement advisable and has recommended that the sole stockholder of Merger Sub adopt this Agreement and approve the Merger. Except for Saffron

Stockholder Approvals and the filing of the Certificate of Merger with the Secretary of State of the State of Delaware, no other corporate proceeding on the part of Saffron or Merger Sub is necessary to authorize the adoption, execution, delivery and performance of this Agreement or to consummate the Merger and the other Contemplated Transactions. This Agreement has been duly and validly executed and delivered by Saffron and Merger Sub, and (assuming due authorization, execution and delivery by the other parties hereto), constitutes the legal, valid and binding obligations of Saffron and Merger Sub, enforceable against Saffron and Merger Sub in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium, or other similar Laws relating to creditors' rights and general principles of equity. All other documents required to be executed by Saffron and Merger Sub on or prior to the date hereof in connection with the transactions contemplated herein have been duly and validly executed and delivered by Saffron and Merger Sub and (assuming due authorization, execution and delivery by the other parties thereto) constitute the legal, valid and binding obligations of Saffron and Merger Sub, respectively, enforceable against each of them in accordance with their respective terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium, or other similar Laws relating to creditors' rights and general principles of equity.

        3.4    Non-Contravention; Consents.

        (a)   The execution and delivery of this Agreement by Saffron and Merger Sub does not, and the consummation by Saffron and Merger Sub of the Contemplated Transactions will not, (i) conflict with, or result in any violation or breach of, any provision of the Saffron Charter or Saffron Bylaws or of the charter, bylaws, or other organizational document of any Subsidiary of Saffron, (ii) conflict with, or result in any violation or breach of, or constitute (with or without notice or lapse of time, or both) a default (or give rise to a right of termination, cancellation or acceleration of any obligation or loss of any material benefit) under, require a consent or waiver under, constitute a change in control under, require the payment of a penalty under or result in the imposition of any Encumbrances on Saffron's or any of its Subsidiaries' assets under, any of the terms, conditions or provisions of any Saffron Material Contract or other agreement, instrument or obligation to which Saffron or any of its Subsidiaries is a party or by which any of them or any of their properties or assets may be bound, or (iii) subject to obtaining Saffron Stockholder Approval and subject to the consents, approvals and authorizations specified in clauses (i) through (v) of Section 3.4(b) having been obtained prior to the Effective Time and all filings and notifications described in Section 3.4(b) having been made, conflict with or violate any Law applicable to Saffron or any of its Subsidiaries or any of its or their properties or assets, except in the case of clauses (ii) and (iii) of this Section 3.4(a) for any such conflicts, violations, breaches, rights of termination, Encumbrances, penalties, defaults, terminations, cancellations, accelerations or losses that have not had, and would not reasonably be expected to result in, a Saffron Material Adverse Effect.

        (b)   No consent, approval, license, permit, order or authorization of, or registration, declaration, notice or filing with, any Governmental Authority is required by or with respect to Saffron or any of its Subsidiaries in connection with the execution and delivery of this Agreement by Saffron and Merger Sub or the consummation by Saffron and Merger Sub of the Contemplated Transactions, except for (i) obtaining the Saffron Stockholder Approval, (ii) the filing of the Certificate of Merger with the Delaware Secretary of State and appropriate corresponding documents with the appropriate authorities of other states in which Saffron is qualified as a foreign corporation to transact business, (iii) any filings required to be made with the SEC in connection with Saffron Stockholder Meeting, this Agreement and the Contemplated Transactions (including (A) the filing of the Proxy Statement with the SEC in accordance with the Exchange Act and (B) the filing of a Form D Notice of Exempt Offering of Securities or other related filings in reliance on an exemption provided in Regulation D of the Securities Act), (iv) such consents, approvals, orders, authorizations, registrations, declarations, notices and filings as may be required under applicable state securities Laws, the rules and regulations of the NASDAQ Global Market, and (v) such other consents, licenses, permits, orders, authorizations, filings, approvals and registrations which, if not obtained or made, have not had, and would not reasonably be expected to result in, a Saffron Material Adverse Effect.

        3.5    SEC Filings; Financial Statements.

        (a)   Saffron has filed or furnished, as applicable, on a timely basis all forms, statements, certifications, reports and documents required to be filed or furnished by it with the SEC under the Exchange Act or the Securities Act since January 1, 2012 (the forms, statements, reports and documents filed or furnished since January 1, 2012 and those filed or furnished subsequent to the date hereof, including any amendments thereto, the "Saffron SEC Reports"). Each of the Saffron SEC Reports, at the time of its filing or being furnished complied in all material respects with the applicable requirements of the Securities Act, the Exchange Act and the Sarbanes-Oxley Act, and any rules and regulations promulgated thereunder applicable to the Saffron SEC Reports, or, if not yet filed or furnished, will to the Knowledge of Saffron comply in all material respects with the applicable requirements of the Securities Act, the Exchange Act and the Sarbanes-Oxley Act, and any rules and regulations promulgated thereunder applicable to the Saffron SEC Reports. As of their respective dates (or, if amended prior to the date hereof, as of the date of such amendment), the Saffron SEC Reports did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances in which they were made, not misleading, and any Saffron SEC Reports filed or furnished with the SEC subsequent to the date hereof will not to Saffron's knowledge, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances in which they were made, not misleading.

        (b)   As of the date of this Agreement, Saffron has timely responded to all comment letters of the staff of the SEC relating to the Saffron SEC Reports, and the SEC has not advised Saffron that any final responses are inadequate, insufficient or otherwise non-responsive. Saffron has made available to the Company true, correct and complete copies of all comment letters, written inquiries and enforcement correspondence between the SEC, on the one hand, and Saffron and any of its Subsidiaries, on the other hand, occurring since January 1, 2015 and will, reasonably promptly following the receipt thereof, make available to the Company any such correspondence sent or received after the date hereof. To the Knowledge of Saffron, as of the date of this Agreement, none of the Saffron SEC Reports is the subject of ongoing SEC review or outstanding SEC comment.

        (c)   (i) Each of the consolidated financial statements (including, in each case, any notes or schedules thereto) included in or incorporated by reference into the Saffron SEC Reports fairly present, in all material respects, the consolidated financial position of Saffron and its consolidated Subsidiaries as of its date, or, in the case of the Saffron SEC Reports filed after the date hereof, will fairly present, in all material respects, the consolidated financial position of Saffron and its consolidated Subsidiaries as of its date and each of the consolidated statements of income, changes in stockholders' equity (deficit) and cash flows included in or incorporated by reference into the Saffron SEC Reports (including any related notes and schedules) fairly presents in all material respects, the results of operations, retained earnings (loss) and changes in financial position, as the case may be, of such companies for the periods set forth therein (except as indicated in the notes thereto, and in the case of unaudited statements, as may be permitted by the rules of the SEC, and subject to normal year-end audit adjustments that will not be material in amount or effect), in each case in accordance with GAAP consistently applied during the periods involved, except as may be noted therein, or in the case of Saffron SEC Reports filed after the date hereof, will fairly present, in all material respects, the results of operations, retained earnings (loss) and changes in financial position, as the case may be, of such companies for the periods set forth therein (except as indicated in the notes thereto, and in the case of unaudited statements, as may be permitted by the rules of the SEC, and subject to normal year-end audit adjustments that will not be material in amount or effect), in each case in accordance with GAAP consistently applied during the periods involved, except as may be noted therein (the "Saffron Financial Statements").

        (d)   Saffron has designed and maintains a system of internal control over financial reporting (as defined in Rules 13a-15(f) and 15d-15(f) of the Exchange Act) sufficient to provide reasonable assurance regarding the reliability of financial reporting, and, to the Knowledge of Saffron, such system is effective in providing such assurance. Saffron (i) maintains disclosure controls and procedures (as defined in Rules 13a-15(e) and 15d-15(e) of the Exchange Act) designed to ensure that information required to be disclosed by Saffron in the reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported within the time periods specified by the SEC's rules and forms and, to the Knowledge of Saffron, such disclosure controls and procedures are effective (ii) has disclosed, based on the most recent evaluation of its chief executive officer and its chief financial officer prior to the date hereof, to Saffron's auditors and the Audit Committee of the Board of Directors of Saffron (and made summaries of such disclosures available to the Company) (A) (i) any significant deficiencies in the design or operation of internal control over financial reporting that would adversely affect in any material respect Saffron's ability to record, process, summarize and report financial information and (ii) any material weakness in internal control over financial reporting, and (B) any fraud, whether or not material, that involves management or other employees who have a significant role in Saffron's internal controls over financial reporting. Each of Saffron and its Subsidiaries have materially complied with or substantially addressed such deficiencies, material weaknesses or fraud. Saffron is in compliance in all material respects with all effective provisions of the Sarbanes-Oxley Act.

        (e)   Each of the principal executive officer of Saffron and the principal financial officer of Saffron (or each former principal executive officer of Saffron and each former principal financial officer of Saffron, as applicable) has made all certifications required by Rule 13a-14 or 15d-14 under the Exchange Act or Sections 302 and 906 of the Sarbanes-Oxley Act and the rules and regulations of the SEC promulgated thereunder with respect to the Saffron SEC Reports, and the statements contained in such certifications were true and correct on the date such certifications were made. For purposes of this Section 3.5(e), "principal executive officer" and "principal financial officer" has the meanings given to such terms in the Sarbanes-Oxley Act. None of Saffron or any of its Subsidiaries has outstanding, or has arranged any outstanding, "extensions of credit" to directors or executive officers in violation of Section 402 of the Sarbanes-Oxley Act.

        (f)    Neither Saffron or any of its Subsidiaries nor, to the Knowledge of Saffron, any director, officer, employee, or internal or external auditor of Saffron or any of its Subsidiaries has received or otherwise had or obtained actual Knowledge of any substantive material complaint, allegation, assertion or claim, whether written or oral, that Saffron or any of its Subsidiaries has engaged in questionable accounting or auditing practices.

        3.6    Absence of Changes.     Since December 31, 2015, Saffron and each of its Subsidiaries have conducted their respective businesses in all material respects in the Ordinary Course of Business consistent with their past practices. Except as set forth (x) in Saffron SEC Reports and (y) on Section 3.6 of the Saffron Disclosure Schedule, after December 31, 2015 and on or before the date hereof:

        (a)   there has not been any change, event, circumstance or condition to the Knowledge of Saffron that, individually or in the aggregate, has had, or would reasonably be expected to have, a Saffron Material Adverse Effect;

        (b)   there has been no split, combination or reclassification of any of the outstanding shares of Saffron's capital stock, and Saffron has not declared or paid any dividends on or made any other distributions (in either case, in stock or property) on or in respect of the outstanding shares of Saffron's capital stock;

        (c)   Saffron has not allotted, reserved, set aside or issued, authorized or proposed the allotment, reservation, setting aside or issuance of, or purchased or redeemed or proposed the purchase or redemption of, any shares in its capital stock or any class of securities convertible or exchangeable into, or rights, warrants or options to acquire, any such shares or other convertible or exchangeable securities;

        (d)   except as required as a result of a change in applicable Laws or GAAP, there has not been any material change in any method of accounting or accounting practice by Saffron or any of its Subsidiaries;

        (e)   neither Saffron nor any of its Subsidiaries has (i) acquired or sold, pledged, leased, encumbered or otherwise disposed of any material property or assets or agreed to do any of the foregoing or (ii) incurred or committed to incur capital expenditures in excess of $100,000, in the aggregate;

        (f)    there has been no transfer (by way of a license or otherwise) of, or agreement to transfer to, any Person's rights to any Saffron Intellectual Property;

        (g)   there has been no notice delivered to Saffron or any of its Subsidiaries of any claim of ownership by a third party of any Saffron Intellectual Property owned or developed by Saffron or any of its Subsidiaries, or of infringement by Saffron or any of its Subsidiaries of any third party's Intellectual Property;

        (h)   there has not been any (i) grant of any severance or termination pay to any employee of Saffron; (ii) entry into any employment, deferred compensation, severance or other similar plan or agreement (or any amendment to any such existing agreement) with any new or current employee of Saffron or any of its Subsidiaries; (iii) change in the compensation, bonus or other benefits payable or to become payable to its directors, officers, employees or consultants, except in the Ordinary Course of Business consistent with past practice, or as required by any pre-existing plan or arrangement set forth in Section 3.6(h) of the Saffron Disclosure Schedule; or (iv) termination of any officers or key employees of Saffron or any of its Subsidiaries; or

        (i)    there has not been any agreement to do any of the foregoing.

        3.7    Title to Assets.     Each of Saffron and its Subsidiaries owns, and has good and valid title to, or, in the case of leased properties and assets, valid leasehold interests in, all tangible properties or assets and equipment used or held for use in its business or operations or purported to be owned by it. All of said assets are owned by Saffron or a Saffron Subsidiary free and clear of any Encumbrances, except for: (i) any lien for current Taxes not yet due and payable or for Taxes that are being contested in good faith and for which adequate reserves have been made on Saffron's audited consolidated balance sheet at December 31, 2015; (ii) minor liens that have arisen in the Ordinary Course of Business and that do not (in any case or in the aggregate) materially detract from the value of the assets subject thereto or materially impair the operations of Saffron and its Subsidiaries, taken as a whole; and (iii) Encumbrances described in Section 3.7 of the Saffron Disclosure Schedule.

        3.8    Properties.

        (a)   Section 3.8(a) of the Saffron Disclosure Schedule identifies (x) the street address of each parcel of Saffron Leased Real Property, (y) the identification of the Saffron Lease and the Saffron Ancillary Lease Documents and (z) the identity of the lessor, lessee and current occupant (if different than the lessee) of each such parcel of Saffron Leased Real Property. With respect to each Saffron Lease, except as would not, individually or in the aggregate, have a Saffron Material Adverse Effect:

            (i)  the Saffron Leases and the Saffron Ancillary Lease Documents are valid, binding and, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other similar Laws relating to creditors' rights and general principles of equity, enforceable and in full force and effect and have not been modified or amended, and Saffron or a Subsidiary of the Saffron, as applicable, holds a valid and existing leasehold interest under such Saffron Leases free and clear of any Encumbrances except Permitted Encumbrances. The Saffron and its Subsidiaries have delivered to Saffron full, complete and accurate copies of each of the Saffron Leases and all Saffron Ancillary Lease Documents described in Section 3.8(a)(i) of the Saffron Disclosure Schedule;

           (ii)  none of the Saffron Leased Real Property is subject to any Encumbrance other than a Permitted Encumbrance;

          (iii)  the Saffron Leases and all Saffron Ancillary Lease Documents shall continue to be legal, valid, binding, enforceable and in full force and effect on identical terms following the Closing;

          (iv)  with respect to each of the Saffron Leases, none of Saffron or its Subsidiaries has exercised or given any notice of exercise, nor has any lessor or landlord exercised or received any notice of exercise, of any option, right of first offer or right of first refusal contained in any such Saffron Lease or Saffron Ancillary Lease Document, including any such option or right pertaining to purchase, expansion, renewal, extension or relocation;

           (v)  none of Saffron or its Subsidiaries, nor, to the Knowledge of Saffron, any other party to any Saffron Leases or Saffron Ancillary Lease Documents is in breach or default, and, to the Knowledge of Saffron, no event has occurred which, with notice or lapse of time, would constitute such a breach or default or permit termination, modification or acceleration under the Saffron Leases or any Saffron Ancillary Lease Documents;

          (vi)  no party to the Saffron Leases has repudiated any provision thereof and there are no disputes, oral agreements or forbearance programs in effect as to the Saffron Leases; and

         (vii)  none of Saffron or its Subsidiaries has assigned, transferred, conveyed, mortgaged, deeded in trust or encumbered any of its rights and interest in the leasehold or subleasehold under any of the Saffron Leases or any Saffron Ancillary Lease Documents.

        (b)   Saffron and its Subsidiaries own good title, free and clear of all Encumbrances, to all personal property and other non-real estate assets, in all cases excluding the Saffron Intellectual Property, necessary to conduct the Saffron Business, except for Permitted Encumbrances. Saffron and its Subsidiaries, as lessees, have the right under valid and subsisting leases to use, possess and control all personal property leased by Saffron and its Subsidiaries as now used, possessed and controlled by Saffron or its Subsidiaries, as applicable.

        (c)   The Saffron Leased Real Property constitutes all of the real property used or occupied by Saffron and its Subsidiaries in connection with the conduct of the Saffron Business.

        (d)   None of Saffron or its Subsidiaries has any Saffron Owned Real Property, nor is Saffron or any of its Subsidiaries a party to or bound by or subject to any agreement, contract or commitment, or any option to purchase, any real or immovable property.

        3.9    Intellectual Property.

        (a)   Section 3.9(a) of the Saffron Disclosure Schedule contains a complete and accurate list of all (i) Patents owned by Saffron or any of its Subsidiaries or used or held for use by Saffron or any of its Subsidiaries in the Saffron Business ("Saffron Patents"), registered and material unregistered Marks owned by Saffron or any of its Subsidiaries or used or held for use by Saffron or any of its Subsidiaries in the Saffron Business ("Saffron Marks") and registered and material unregistered Copyrights owned by Saffron or any of its Subsidiaries or used or held for use by Saffron or any of its Subsidiaries in the Saffron Business ("Saffron Copyrights"), (ii) licenses, sublicenses or other agreements under which Saffron or any of its Subsidiaries is granted rights by others in the Saffron Intellectual Property ("Saffron Licenses-In") (other than commercial off the shelf software or materials transfer agreements), and (iii) licenses, sublicenses or other agreements under which Saffron or any of its Subsidiaries has granted rights to others in the Saffron Intellectual Property ("Saffron Licenses-Out").

        (b)   With respect to the Saffron Intellectual Property (i) purported to be owned by Saffron or any of its Subsidiaries, Saffron or one of its Subsidiaries exclusively owns such Saffron Intellectual Property and (ii) licensed to Saffron or any of its Subsidiaries by a third party (other than commercial off the shelf software or materials transfer agreements), such Saffron Intellectual Property are the subject of a written license or other agreement; in the case of the foregoing clauses (i) and (ii) above, free and clear of all Encumbrances, other than Encumbrances resulting from the express terms of a Saffron License-In or Saffron License-Out or Permitted Encumbrances granted by Saffron or one of its Subsidiaries.

        (c)   All Saffron Intellectual Property owned by and, to the Knowledge of Saffron, all Saffron Intellectual Property owned by or exclusively licensed to Saffron or any of its Subsidiaries that have been issued by, or registered with, or are the subject of an application filed with, as applicable, the U.S. Patent and Trademark Office, the U.S. Copyright Office or any similar office or agency anywhere in the world are currently in compliance with formal legal requirements (including without limitation, as applicable, payment of filing, examination and maintenance fees, inventor declarations, proofs of working or use, timely post-registration filing of affidavits of use and renewal applications), and, to the Knowledge of Saffron, all Saffron Patents, Saffron Marks and Saffron Copyrights, and all intellectual property rights and/or proprietary rights relating to any of the foregoing, that are owned by or exclusively licensed to Saffron or any of its Subsidiaries are valid and enforceable.

        (d)   To the Knowledge of Saffron, each Saffron Patent that has been issued by, or registered with, or is the subject of an application filed with, as applicable, the U.S. Patent and Trademark Office or any similar office or agency anywhere in the world was issued, registered, or filed, as applicable, with the correct inventorship and there has been no known misjoinder or nonjoinder of inventors.

        (e)   No Saffron Patent is now involved in any interference, reissue, re-examination or opposition proceeding; to the Knowledge of Saffron, there is no patent or patent application of any third party that potentially interferes with a Saffron Patent; all products made, used or sold under the Saffron Patents have been marked with the proper patent notice.

        (f)    There are no pending or, to the Knowledge of Saffron, threatened claims against Saffron or any of its Subsidiaries or any of their employees alleging that any of the operation of the Saffron Business or any activity by Saffron or its Subsidiaries, or the manufacture, sale, offer for sale, importation, and/or use of any Saffron Product infringes or violates (or in the past infringed or violated) any Third Party Intellectual Property or constitutes a misappropriation of (or in the past constituted a misappropriation of) any subject matter of any Intellectual Property of any person or entity or that any Saffron Intellectual Property is invalid or unenforceable.

        (g)   To the Knowledge of Saffron, neither the operation of the Saffron Business, nor any activity by Saffron or any of its Subsidiaries, nor manufacture, use, importation, offer for sale and/or sale of any Saffron Product infringes or violates (or in the past infringed or violated) any Third Party Intellectual Property or constitutes a misappropriation of (or in the past constituted a misappropriation of) any subject matter of any Third Party Intellectual Property.

        (h)   None of Saffron or any of its Subsidiaries has any obligation to compensate any person for the use of any Intellectual Property; neither Saffron nor any of its Subsidiaries has entered into any agreement to indemnify any other person against any claim of infringement or misappropriation of any Intellectual Property; there are no settlements, covenants not to sue, consents, judgments, or orders or similar obligations that: (i) restrict Saffron's or any of its Subsidiaries' rights to use any Intellectual Property, (ii) restrict the Saffron Business, in order to accommodate a third party's Intellectual Property, or (iii) permit third parties to use any Saffron Intellectual Property.

        (i)    All former and current employees, consultants and contractors of Saffron and its Subsidiaries have executed written instruments with Saffron or one or more of its Subsidiaries that assign to Saffron all rights, title and interest in and to any and all (i) inventions, improvements, discoveries, writings and other works of authorship, and information relating to the Saffron Business or any of the products or services being researched, developed, manufactured or sold by Saffron or any of its Subsidiaries or that may be used with any such products or services and (ii) Intellectual Property relating thereto; in each case where a Saffron Patent is held by Saffron or any of its Subsidiaries by assignment, the assignment has been duly recorded with the U.S. Patent and Trademark Office and all similar offices and agencies anywhere in the world in which foreign counterparts are registered or issued.

        (j)    To the Knowledge of Saffron, (i) there is no, nor has there been any, infringement or violation by any person or entity of any Saffron Intellectual Property or the rights of Saffron or any of its Subsidiaries therein or thereto and (ii) there is no, nor has there been any, misappropriation by any person or entity of any Saffron Intellectual Property or the subject matter thereof.

        (k)   Saffron and each of its Subsidiaries has taken reasonable security measures to protect the secrecy, confidentiality and value of all Trade Secrets owned by Saffron or any of its Subsidiaries or used or held for use by Saffron or any of its Subsidiaries in the Saffron Business (the "Saffron Trade Secrets"), including, without limitation, requiring each employee of Saffron and its Subsidiaries and each consultant of Saffron and its Subsidiaries and any other person with access to Saffron Trade Secrets to execute a binding confidentiality agreement, copies or forms of which have been provided to the Company and, to Saffron's knowledge, there has not been any breach by any party to such confidentiality agreements.

        (l)    Following the Effective Time, the Surviving Corporation will have the same rights and privileges in the Saffron Intellectual Property as Saffron had in the Saffron Intellectual Property immediately prior to the Effective Time.

        3.10    Material Contracts.     Section 3.10 of the Saffron Disclosure Schedule is a correct and complete list of each currently effective Saffron Contract:

        (a)   relating to the lease of real property by Saffron or any of its Subsidiaries;

        (b)   for the purchase of materials, supplies, goods, services, equipment or other assets for annual payments by Saffron or any of its Subsidiaries of, or pursuant to which in the last year Saffron or any of its Subsidiaries paid, in the aggregate, $100,000 or more;

        (c)   for the sale of materials, supplies, goods, services, equipment or other assets for annual payments to Saffron or any of its Subsidiaries of, or pursuant to which in the last year Saffron or any of its Subsidiaries received, in the aggregate, $100,000 or more;

        (d)   that relates to any partnership, joint venture, strategic alliance or other similar Contract;

        (e)   relating to Indebtedness for borrowed money or the deferred purchase price of property (whether incurred, assumed, guaranteed or secured by any asset), except for Contracts relating to Indebtedness in an amount not exceeding $100,000 in the aggregate;

        (f)    severance or change-in-control Contracts;

        (g)   which by its terms limits in any material respect (i) the localities in which all or any significant portion of the business and operations of Saffron or its Subsidiaries or, following the consummation of the Contemplated Transactions, the business and operations of Surviving Corporation, Saffron or any Affiliate of Saffron, is or would be conducted, or (ii) the scope of the business and operations of Saffron and its Subsidiaries, taken as a whole;

        (h)   in respect of any Saffron Intellectual Property that provides for annual payments of, or pursuant to which in the last year Saffron or any of its Subsidiaries paid or received, in the aggregate, $100,000 or more;

        (i)    containing any royalty, dividend or similar arrangement based on the revenues or profits of Saffron or any of its Subsidiaries;

        (j)    with any Governmental Authority;

        (k)   any Contract with (a) an executive officer or director of Saffron or any of its Subsidiaries or any of such executive officer's or director's immediate family members, (b) an owner of more than five percent (5%) of the voting power of the outstanding capital stock of Saffron or (c) to the Knowledge of Saffron, any "related person" (within the meaning of Item 404 of Regulation S-K under the Securities Act) of any such officer, director or owner (other than Saffron or its Subsidiaries);

        (l)    any agreement that gives rise to any material payment or benefit as a result of the performance of this Agreement or any of the other Contemplated Transactions;

        (m)  relating to the acquisition or disposition of any material interest in, or any material amount of, property or assets of Saffron or any of its Subsidiaries or for the grant to any Person of any preferential rights to purchase any of their assets, other than in the Ordinary Course of Business; or

        (n)   any other agreement (or group of related agreements) the performance of which requires aggregate payments to or from Saffron or any of its Subsidiaries in excess of $100,000.

        Saffron has delivered or made available to the Company accurate and complete (except for applicable redactions thereto) copies of all material written Saffron Contracts, including all amendments thereto. There are no material Saffron Contracts that are not in written form. Except as set forth on Section 3.10 of the Saffron Disclosure Schedule, neither Saffron nor any Subsidiary of Saffron has, nor to the Knowledge of Saffron, has any other party to a Saffron Material Contract (as defined below), breached, violated or defaulted under, or received notice that it has breached, violated or defaulted under, any of the terms or conditions of any of the agreements, contracts or commitments to which Saffron or its Subsidiaries is a party or by which it is bound of the type described in clauses (a) through (n) above or any Saffron Contract listed in Section 3.14 or Section 3.15 of the Saffron Disclosure Schedule (any such agreement, contract or commitment, a "Saffron Material Contract") in such manner as would permit any other party to cancel or terminate any such Saffron Material Contract, which has had or would reasonably be expected to have a Saffron Material Adverse Effect. As to Saffron and its Subsidiaries, as of the date of this Agreement, each Saffron Material Contract is valid, binding, enforceable and in full force and effect, subject to: (i) Laws of general application relating to bankruptcy, insolvency and the relief of debtors; and (ii) rules of Law governing specific performance, injunctive relief and other equitable remedies. The consummation of the Contemplated Transactions will not (either alone or upon the occurrence of additional acts or events) result in any material payment or payments becoming due from Saffron, any Subsidiary of Saffron, or the Surviving Corporation to any Person under any Saffron Material Contract or give any Person the right to terminate or alter the provisions of any Saffron Material Contract. No Person is renegotiating any material amount paid or payable to Saffron or any of its Subsidiaries under any Saffron Material Contract or any other material term or provision of any Saffron Material Contract.

        3.11    Absence of Undisclosed Liabilities.     As of the date hereof, neither Saffron nor any Subsidiary of Saffron has any Liability, individually or in the aggregate, except for: (a) Liabilities identified as such in the "liabilities" column of Saffron's audited consolidated balance sheet at December 31, 2015; (b) normal and recurring current Liabilities that have been incurred by Saffron since the date of Saffron's audited consolidated balance sheet at December 31, 2015 in the Ordinary Course of Business; (c) Liabilities for performance of obligations of Saffron or any Subsidiary of Saffron under Contracts (other than for breach thereof), (d) Liabilities described in Section 3.11 of the Saffron Disclosure Schedule and (e) Liabilities incurred in connection with the Contemplated Transactions.

        3.12    Compliance with Laws; Regulatory Compliance.

        (a)   Each of Saffron and each of its Subsidiaries is in compliance with all Laws or Orders, except where any such failure to be in compliance has not had, or would not reasonably be expected to have, individually or in the aggregate, a Saffron Material Adverse Effect. No investigation, inquiry, proceeding or similar action by any Governmental Authority with respect to Saffron or any of its Subsidiaries is pending or, to the Knowledge of Saffron, threatened in writing, nor has any Governmental Authority indicated in writing an intention to conduct the same which, in each case, would reasonably be expected to have a material and adverse impact on Saffron or any of its Subsidiaries.

        (b)   Except as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Saffron Material Adverse Effect, each of Saffron and its Subsidiaries and their respective employees and agents hold all permits, licenses, variances, registrations, authorizations, exemptions, Orders, consents and approvals from the FDA and any other Governmental Authority that is concerned with the quality, identity, strength, purity, safety, efficacy or manufacturing of Saffron Products (any such Governmental Authority, a "Saffron Regulatory Agency") necessary for the lawful operating of the businesses of Saffron and each of its Subsidiaries as currently conducted (the "Saffron Permits"), including all authorizations required under the FDCA and the regulations of the FDA promulgated thereunder, and the PHSA and the regulations of the FDA promulgated thereunder. Notwithstanding the foregoing, it is acknowledged that no Saffron Product is a marketed product or has received marketing approval and, therefore, that further permits, licenses, variances, registrations, authorizations, exemptions, Orders, consents and/or approvals will be required before any Saffron Product may be marketed. Except as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Saffron Material Adverse Effect, all such Saffron Permits are valid, and in full force and effect. Since January 1, 2015, there has not occurred any violation of, default (with or without notice or lapse of time or both) under, or event giving to others any right of termination, amendment or cancellation of, with or without notice or lapse of time or both, any Saffron Permit except as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Saffron Material Adverse Effect. Each of Saffron and each of its Subsidiaries is in compliance in all material respects with the terms of all Saffron Permits, and no event has occurred that, to the Knowledge of Saffron, would reasonably be expected to result in the revocation, cancellation, non-renewal or adverse modification of any Saffron Permit, except as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Saffron Material Adverse Effect.

        (c)   None of Saffron or its Subsidiaries nor, to the Knowledge of Saffron, any director, officer, employee, agent or Representative thereof, has committed any act, made any statement or failed to make any statement that would reasonably be expected to provide a basis for the FDA or any other Saffron Regulatory Agency to invoke its policy with respect to "Fraud, Untrue Statements of Material Facts, Bribery, and Illegal Gratuities," as set forth in 56 Fed. Reg. 46191 (Sept. 10, 1991) and any amendments thereto. None of Saffron or its Subsidiaries nor, to the Knowledge of Saffron, any director, officer, employee, agent or Representative thereof, has engaged in any activity prohibited under any Health Care Law. There is no civil, criminal, administrative or other proceeding, notice or demand pending, received or, to the Knowledge of Saffron, threatened in writing against Saffron or any of its Subsidiaries that relates to an alleged violation of any Health Care Law. None of Saffron or any of its Subsidiaries nor, to the Knowledge of Saffron, any director, officer, employee, agent or Representative thereof, has been convicted of any crime or engaged in any conduct for which debarment is mandated by 21 U.S.C. sec. 335a(a) or any similar Law or authorized by 21 U.S.C. sec. 335a(b) or any similar Law. There are no consent decrees (including plea agreements) or similar actions to which Saffron or any of its Subsidiaries or, to the Knowledge of Saffron, any director, officer, employee, agent or Representative thereof, are bound or which relate to Saffron Products.

        (d)   Each of Saffron and each of its Subsidiaries is and has been in compliance in all material respects with all applicable statutes, rules, regulations, decrees, writs and orders of the FDA and any other Saffron Regulatory Agency with respect to the labeling, storing, testing, development, manufacture, packaging and distribution of the Saffron Products. All required pre-clinical toxicology studies conducted by or, to the Knowledge of Saffron, on behalf of Saffron or its Subsidiaries and Saffron-sponsored clinical trials (or clinical trials sponsored by Saffron or any other Subsidiary) conducted or, to the Knowledge of Saffron, being conducted with respect thereto, have been and are being conducted in compliance in all material respects with applicable licenses and Laws, including, without limitation, the applicable requirements of the FDCA and the regulations of the FDA promulgated thereunder, including, but not limited to, 21 C.F.R. Parts 50, 54, 56, 58, 210, 211, and 312. The results of any such studies, tests and trials, and all other material information related to such studies, tests and trials, have been made available to the Company. Each clinical trial conducted by or, to the Knowledge of Saffron, on behalf of Saffron or any of its Subsidiaries with respect to Saffron Products has been conducted in accordance with its clinical trial protocol, and in compliance in all material respects with all applicable Laws, including FDCA and the regulations of the FDA promulgated thereunder, including, but not limited to, 21 C.F.R. Parts 50, 54, 56, 58, 210, 211, and 312. Each of Saffron and its Subsidiaries has filed all required notices (and made available to the Company copies thereof) of serious adverse drug experiences, injuries or deaths relating to clinical trials conducted by or on behalf of Saffron or any of its Subsidiaries with respect to such Saffron Products.

        (e)   All applications, submissions, information and data utilized by any Saffron or any of its Subsidiaries as the basis for, or submitted by or on behalf of Saffron or any of its Subsidiaries in connection with any and all requests for a Saffron Permit relating to Saffron or any of its Subsidiaries, when submitted to the FDA or other Saffron Regulatory Agency, were true, correct and complete in all material respects as of the date of submission, and any updates, changes, corrections or modification to such applications, submissions, information and data required under applicable Laws have been submitted to the FDA or other Saffron Regulatory Agency.

        (f)    None of Saffron or its Subsidiaries nor, to the Knowledge of Saffron, any of the Representatives, licensors, licensees, assignors or assignees thereof has received any written notice that the FDA or any other Saffron Regulatory Agency has initiated, or threatened to initiate, any action to suspend any clinical trial, suspend or terminate any Investigational New Drug Application sponsored by Saffron or any of its Subsidiaries or otherwise restrict the pre-clinical research or clinical study of any Saffron Product or any drug product being developed by any licensee or assignee of the Saffron Intellectual Property based on such intellectual property, or to recall, suspend or otherwise materially restrict the development or manufacture of any Saffron Product. None of Saffron or any of its Subsidiaries is in receipt of written notice of, or is subject to, any adverse inspection, finding of deficiency, finding of non-compliance, investigation, civil or criminal proceeding, hearing, suit, demand, claim, complaint, inquiry, proceeding, or other compliance or enforcement action relating to any Saffron Products. To the Knowledge of Saffron, there is no act, omission, event or circumstance that would reasonably be expected to give rise to any such action.

        (g)   Saffron and its Subsidiaries have made available to the Company true, correct and complete copies of any and all applications, approvals, licenses, written notices of inspectional observations, establishment inspection reports and any other documents received from the FDA or other Saffron Regulatory Agency, including documents that indicate or suggest lack of compliance with the Laws of the FDA or other Saffron Regulatory Agency. Saffron and its Subsidiaries have made available to the Company for review all correspondence to or from the FDA or other Saffron Regulatory Agency, minutes of meetings, written reports of phone conversations, visits or other contact with the FDA or other Saffron Regulatory Agency, notices of inspectional observations, establishment inspection reports, and all other documents concerning communications to or from the FDA or other Saffron Regulatory Agency, or prepared by the FDA or other Saffron Regulatory Agency or which bear in any way on

Saffron's or any of its Subsidiaries' compliance with the Laws of the FDA or any other Saffron Regulatory Agency, or on the likelihood or timing of approval of any Saffron Products.

        3.13    Taxes and Tax Returns.

        (a)   Each material Tax Return required to be filed by, or on behalf of, Saffron or any of its Subsidiaries, and each material Tax Return in which Saffron or any of its Subsidiaries was required to be included, has been timely filed (taking into account any valid extensions). Each such Tax Return is true, correct and complete in all material respects.

        (b)   Saffron and each of its Subsidiaries (i) has paid (or has had paid on its behalf) all material Taxes due and owing, whether or not shown as due on any Tax Return, except to the extent that any such Taxes are being contested in good faith and for which adequate reserves have been made on the condensed balance sheet dated as of December 31, 2015 included in the Saffron Financial Statements (the "Saffron Balance Sheet"), and (ii) has withheld and remitted to the appropriate Taxing Authority, or properly set aside, all material Taxes required to be withheld and paid in connection with any amounts paid or owing to or collected from any employee, independent contractor, supplier, creditor, stockholder, partner, member or other third party, and all Forms W-2 and 1099 required with respect thereto have been properly completed and timely filed.

        (c)   The unpaid Taxes of Saffron and its Subsidiaries (A) did not, as of December 31, 2015, exceed the reserve for Tax liability (rather than any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the face of the Saffron Balance Sheet (rather than in any notes thereto) and (B) will not exceed that reserve as adjusted for operations and transactions through the Closing Date in accordance with the past custom and practice of Saffron and its Subsidiaries in filing their Tax Returns.

        (d)   Section 3.13(d) of the Saffron Disclosure Schedule lists all federal, state, local, and foreign Tax Returns filed with respect to Saffron or any of its Subsidiaries for taxable periods ending prior to the Closing Date that are still open to examination under all applicable statutes of limitations, indicates those Tax Returns that have been audited, and indicates those Tax Returns that currently are the subject of audit. Saffron has delivered to the Company correct and complete copies of all U.S. federal income Tax Returns, examination reports, and statements of deficiencies assessed against, or agreed to by Saffron or any of its Subsidiaries for all taxable periods ending prior to the Closing Date that are still open to examination under all applicable statutes of limitations.

        (e)   There are no liens for Taxes (other than Taxes not yet due and payable) upon any of the assets of Saffron or any of its Subsidiaries.

        (f)    None of Saffron or any of its Subsidiaries is currently the beneficiary of any extension of time within which to file any material Tax Return or with respect to any material Tax assessment or deficiency.

        (g)   None of Saffron or any of its Subsidiaries has waived any statute of limitations with respect to any material Taxes or agreed to any extension of the period for assessment or collection of any Taxes.

        (h)   There is no material Tax claim, audit, suit, or administrative or judicial Tax proceeding now pending or presently in progress or threatened in writing with respect to a material Tax Return of Saffron or any of its Subsidiaries.

        (i)    None of Saffron or any of its Subsidiaries has received notice in writing of any proposed material deficiencies from any Taxing Authority.

        (j)    None of Saffron or any of its Subsidiaries has distributed stock of a corporation, or has had its stock distributed, in a transaction purported or intended to be governed in whole or in part by Sections 355 or 361 of the Code.

        (k)   None of Saffron or any of its Subsidiaries is party to or has any obligation under any Tax sharing agreement (whether written or not) or any Tax indemnity or other Tax allocation agreement or arrangement (other than any such agreement entered into in the Ordinary Course of Business and the primary purpose of which does not relate to Taxes).

        (l)    None of Saffron or any of its Subsidiaries (A) is or has ever been a member of a group of corporations that files or has filed (or has been required to file) consolidated, combined, or unitary Tax Returns, other than a group the common parent of which was Saffron or (B) has any liability for the Taxes of any person (other than Saffron or any of its Subsidiaries) under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local or foreign Law), as a transferee or successor, by contract or otherwise.

        (m)  The taxable year of Saffron and each of its Subsidiaries for all income Tax purposes is the fiscal year ended December 31, and Saffron and each of its Subsidiaries uses the accrual method of accounting for income Tax purposes.

        (n)   None of Saffron or any of its Subsidiaries has been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code at any time during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code.

        (o)   No Subsidiary of Saffron which is a foreign corporation (i) shall have recognized a material amount of "subpart F income" as defined in Section 952 of the Code during a taxable year of such Subsidiary that includes but does not end on the Closing Date, (ii) is a resident of any jurisdiction other than that of its incorporation, or (iii) is engaged in a U.S. trade or business.

        (p)   None of Saffron or any of its Subsidiaries has participated in a listed transaction within the meaning of Treasury Regulations Section 1.6011-4 (or any predecessor provision).

        (q)   None of Saffron or any of its Subsidiaries will be required to include any material item of income in, or exclude any material item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any:

            (i)  change in method of accounting or use of an improper method of accounting for a taxable period ending on or prior to the Closing Date;

           (ii)  "closing agreement" as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or foreign income Tax Law) executed prior to the Closing;

          (iii)  installment sale or open transaction disposition made prior to the Closing;

          (iv)  prepaid amount received prior to the Closing Date;

           (v)  election with respect to income from the discharge of indebtedness under Section 108(i) of the Code; or

          (vi)  any similar election, action, or agreement that would have the effect of deferring any Liability for income Taxes of Saffron or any of its Subsidiaries from any taxable period ending on or before the Closing Date to any taxable period ending after such period.

        (r)   No written claim has been made by any Taxing Authority that Saffron or any of its Subsidiaries is or may be subject to Tax or required to file a Tax Return in a jurisdiction where it does not file Tax Returns, which could reasonably be expected to have, individually or in the aggregate, a Saffron Material Adverse Effect.

        3.14    Employee Benefit Programs.

        (a)   Section 3.14(a) of the Saffron Disclosure Schedule sets forth a list of every Employee Program maintained by Saffron or any of its Subsidiaries (the "Saffron Employee Programs").

        (b)   Each Saffron Employee Program which is intended to qualify under Section 401(a) of the Code has received a favorable determination or approval letter from the IRS with respect to such qualification, or may rely on an opinion letter issued by the IRS with respect to a prototype plan adopted in accordance with the requirements for such reliance, or has time remaining for application to the IRS for a determination of the qualified status of such Saffron Employee Program for any period for which such Saffron Employee Program would not otherwise be covered by an IRS determination. To the Knowledge of Saffron no event or omission has occurred which would reasonably be expected to cause any Saffron Employee Program to lose its qualification or otherwise fail to satisfy the relevant requirements to provide tax-favored benefits under the applicable Code Section (including without limitation Code Sections 105, 125, 401(a) and 501(c)(9)).

        (c)   Neither Saffron nor any Subsidiary of Saffron knows, nor should any of them reasonably know, of any material failure of any party to comply with any Laws applicable with respect to the Saffron Employee Programs. Except as would not, individually or in the aggregate, have a Saffron Material Adverse Effect, with respect to any Saffron Employee Program, there has been no (i) "prohibited transaction," as defined in Section 406 of ERISA or Code Section 4975, (ii) failure to comply with any provision of ERISA, other applicable Laws, or any agreement, or (iii) non-deductible contribution. No litigation or governmental administrative proceeding (or investigation) or other proceeding (other than those relating to routine claims for benefits) is pending or, to the Knowledge of Saffron, threatened with respect to any Saffron Employee Program. All payments and/or contributions required to have been made (under the provisions of any agreements or other governing documents or applicable Laws) with respect to all Saffron Employee Programs, for all periods prior to the Closing Date, either have been made or have been accrued.

        (d)   No Saffron Employee Program is subject to Title IV of ERISA and/or Code Section 412, including a Multiemployer Plan and Saffron does not have any liability for any Employee Program maintained, contributed to, or required to be contributed to by an ERISA Affiliate that is subject to Title IV of ERISA. None of the Saffron Employee Programs provides health care or any other non-pension benefits to any employees after their employment is terminated (other than as required by part 6 of subtitle B of title I of ERISA or state continuation Laws (whether or not Saffron subsidizes the premiums for such legally-required coverage) or to which the former employee pays all required premiums).

        (e)   Each Saffron Employee Program may be amended, terminated, or otherwise discontinued by Saffron after the Effective Time in accordance with its terms without material liability to Saffron, the Company or any of their respective Subsidiaries.

        (f)    Neither Saffron nor any of its Subsidiaries is a party to any written (i) agreement with any stockholders, director, or employee of Saffron or any of its Subsidiaries (A) the benefits of which are contingent, or the terms of which are materially altered, upon the occurrence of a transaction involving Saffron or any of its Subsidiaries of the nature of any of the Contemplated Transactions, (B) providing any guaranteed period of employment or compensation guarantee, or (C) providing severance benefits after the termination of employment of such director or employee; or (ii) agreement or plan binding Saffron or any of its Subsidiaries, including any stock option plan, stock appreciation right plan, restricted stock plan, stock purchase plan, or severance benefit plan, any of the benefits of which shall be increased, or the vesting of the benefits of which shall be accelerated, by the occurrence of any of the Contemplated Transactions or the value of any of the benefits of which shall be calculated on the basis of any of the Contemplated Transactions.

        (g)   There is no contract, agreement, plan or arrangement covering any individual that, by itself or collectively, would give rise to any parachute payment subject to Section 280G of the Code, nor has Saffron made any such payment, and the consummation of the transactions contemplated herein shall not obligate Saffron or any other entity to make any parachute payment that would be subject to Section 280G of the Code.

        (h)   Each Saffron Employee Program that is a "nonqualified deferred compensation plan" within the meaning of Section 409A of the Code has been operated and maintained in compliance with Section 409A of the Code in all material respects. No stock option granted under any Saffron Stock Option Plan has any exercise price that was less than the fair market value of the underlying stock as of the date the option was granted, or has any feature for the deferral of compensation other than the deferral of recognition of income until the later of exercise or disposition of such option.

        (i)    For purposes of this Section 3.14:

            (i)  An entity "maintains" an Employee Program if such entity sponsors, contributes to, or provides benefits under or through such Employee Program, or has any obligation (by agreement or under applicable Laws) to contribute to or provide benefits under or through such Employee Program, or if such Employee Program provides benefits to or otherwise covers or has covered employees of such entity (or their spouses, dependents, or beneficiaries).

           (ii)  An entity is an "ERISA Affiliate" of Saffron if it would have ever been considered a single employer with Saffron under ERISA Section 4001(b) or part of the same "controlled group" as Saffron for purposes of ERISA Section 302(d)(3).

        3.15    Labor and Employment Matters.

        (a)   None of Saffron or any of its Subsidiaries is a party to, or otherwise bound by, any collective bargaining agreement, contract, or other written agreement with a labor union or labor organization. To the Knowledge of Saffron, neither Saffron nor any of its Subsidiaries is subject to, and during the past three (3) years there has not been, any charge, demand, petition, organizational campaign, or representation proceeding seeking to compel, require, or demand it to bargain with any labor union or labor organization nor is there pending or threatened any labor strike or lockout involving Saffron or any of its Subsidiaries.

        (b)   Except as would not, individually or in the aggregate, have a Saffron Material Adverse Effect, (i) Saffron and its Subsidiaries are in compliance in all material respects with all applicable Laws respecting labor, employment, fair employment practices, work safety and health, terms and conditions of employment, wages and hours, including, but not limited to Title VII of the Civil Rights Act of 1964, as amended, the Equal Pay Act of 1967, as amended, the Age Discrimination in Employment Act of 1967, as amended, the Americans with Disabilities Act, as amended, the Fair Labor Standards Act, as amended, and its state law equivalents, and the related rules and regulations adopted by those federal agencies responsible for the administration of such Laws, and other than normal accruals of wages during regular payroll cycles, there are no arrearages in the payment of wages; (ii) neither Saffron nor any of its Subsidiaries is delinquent in any payments to any employee or to any independent contractors, consultants, temporary employees, leased employees or other servants or agents employed or used with respect to the operation of the Saffron Business and classified by Saffron or any of its Subsidiaries as other than an employee or compensated other than through wages paid by Saffron or any of its Subsidiaries through its respective payroll department ("Saffron Contingent Workers"), for any wages, salaries, commissions, bonuses, fees or other direct compensation due with respect to any services performed for it to the date hereof or amounts required to be reimbursed to such employees or Saffron Contingent Workers; (iii) there are no grievances, complaints or charges with respect to employment or labor matters (including, without limitation, allegations of employment discrimination, retaliation or unfair labor practices) pending or, to the Knowledge of Saffron, threatened against Saffron or any of its Subsidiaries in any judicial, regulatory or administrative forum, under any private dispute resolution procedure; (iv) none of the employment policies or practices of Saffron or any of its Subsidiaries is currently being audited or investigated, or to the Knowledge of Saffron, subject to imminent audit or investigation by any Governmental Authority; (v) neither Saffron nor any of its Subsidiaries is, or within the last three (3) years has been, subject to any order, decree, injunction or judgment by any Governmental Authority or private settlement contract in respect of any labor or employment matters; (vi) Saffron and each of its Subsidiaries is in material compliance with the requirements of the Immigration Reform Control Act of 1986 and any similar Laws regarding employment of workers who are not citizens of the country in which services are performed; (vii) all employees of Saffron and each of its Subsidiaries are employed at-will and no such employees are subject to any contract with Saffron or any of its Subsidiaries or any policy or practice of Saffron or any of its Subsidiaries providing for right of notice of termination of employment or the right to receive severance payments or similar benefits upon the termination of employment by Saffron or any of its Subsidiaries; (viii) to the extent that any Saffron Contingent Workers are employed, Saffron and each of its Subsidiaries has properly classified and treated them in accordance with applicable Laws and for purposes of all employee benefit plans and perquisites; (ix) neither Saffron nor any of its Subsidiaries has experienced a "plant closing," "business closing," or "mass layoff" as defined in the WARN Act or any similar Law affecting any site of employment of Saffron or any of its Subsidiaries or one or more facilities or operating units within any site of employment or facility of Saffron or any of its Subsidiaries, and, during the ninety (90)-day period preceding the date hereof, no employee has suffered an "employment loss," as defined in the WARN Act, with respect to Saffron or any of its Subsidiaries; and (x) there are no pending or, to the Knowledge of Saffron, threatened or reasonably anticipated claims or actions against Saffron or its Subsidiaries under any workers' compensation policy or long-term disability policy.

        3.16    Environmental Matters.     Except as would not, individually or in the aggregate, have a Saffron Material Adverse Effect:

        (a)   Saffron and its Subsidiaries are in compliance with all Environmental Laws applicable to their operations and use of the Saffron Leased Real Property;

        (b)   none of Saffron or any of its Subsidiaries has generated, transported, treated, stored, or disposed of any Hazardous Material, except in material compliance with all applicable Environmental Laws, and there has been no Release or threat of Release of any Hazardous Material by Saffron or its Subsidiaries at or on the Saffron Leased Real Property that requires reporting, investigation or remediation by Saffron or its Subsidiaries pursuant to any Environmental Law;

        (c)   none of Saffron or any of its Subsidiaries has (i) received written notice under the citizen suit provisions of any Environmental Law or (ii) been subject to or, to the Knowledge of Saffron, threatened with any governmental or citizen enforcement action with respect to any Environmental Law; and

        (d)   to the Knowledge of Saffron, there are no underground storage tanks, landfills, current or former waste disposal areas or polychlorinated biphenyls at or on the Saffron Leased Real Property that require reporting, investigation, cleanup, remediation or any other type of response action by Saffron or its Subsidiaries pursuant to any Environmental Law.

        3.17    Insurance.    Saffron has made available to the Company accurate and complete copies of all material insurance policies and all material self-insurance programs and arrangements relating to the business, assets, liabilities and operations of Saffron and each Subsidiary of Saffron. Each of such insurance policies is in full force and effect and Saffron and each Subsidiary of Saffron are in compliance with the terms thereof. Other than customary end of policy notifications from insurance carriers, since January 1, 2015, neither Saffron nor any Subsidiary of Saffron has received any notice or other communication regarding any actual or possible: (i) cancellation or invalidation of any insurance policy; (ii) refusal or denial of any coverage, reservation of rights or rejection of any material claim under any insurance policy; or (iii) material adjustment in the amount of the premiums payable with respect to any insurance policy. There is no pending workers' compensation or other claim under or based upon any insurance policy of Saffron or any Subsidiary of Saffron. All information provided to insurance carriers (in applications and otherwise) on behalf of Saffron and each of its Subsidiaries was, as of the date of such provision, accurate and complete. Saffron and each of its Subsidiaries has provided timely written notice to the appropriate insurance carrier(s) of each Legal Proceeding pending or threatened in writing against Saffron or any Subsidiary of Saffron, and no such carrier has issued a denial of coverage or a reservation of rights with respect to any such Legal Proceeding, or informed Saffron or any Subsidiary of Saffron of its intent to do so.

        3.18    Books and Records.     Each of the minute and record books of Saffron contains complete and accurate minutes of all meetings of, and copies of all bylaws and resolutions passed by, or consented to in writing by, the directors (and any committees thereof) and stockholders of Saffron, since January 1, 2012 and which are required to be maintained in such books under applicable Laws; all such meetings were duly called and held and all such bylaws and resolutions were duly passed or enacted. Each of the stock certificate books, registers of stockholders and other corporate registers of Saffron comply in all material respects with the provisions of all applicable Laws and are complete and accurate in all material respects.

        3.19    Government Programs.     No agreements, loans, funding arrangements or assistance programs are outstanding in favor of Saffron or any of its Subsidiaries from any Governmental Authority, and, to the Knowledge of Saffron, no basis exists for any Governmental Authority to seek payment or repayment from Saffron or any of its Subsidiaries of any amount or benefit received, or to seek performance of any obligation of Saffron or any of its Subsidiaries, under any such program.

        3.20    Transactions with Affiliates.     Except as set forth in the Saffron SEC Reports filed prior to the date of this Agreement, since the date of Saffron's last proxy statement filed in 2015 with the SEC, no event has occurred that would be required to be reported by Saffron pursuant to Item 404 of Regulation S-K promulgated by the SEC. Section 3.20 of the Saffron Disclosure Schedule identifies each Person who is (or who may be deemed to be) an "affiliate" (as that term is used in Rule 12b-2 under the Exchange Act) of Saffron as of the date of this Agreement.

        3.21    Legal Proceedings; Orders.

        (a)   Except as set forth in Section 3.21 of the Saffron Disclosure Schedule, there is no pending in writing Legal Proceeding, and (to the Knowledge of Saffron) no Person has threatened in writing to commence any Legal Proceeding: (i) that involves Saffron, any Subsidiary of Saffron or any director or officer of Saffron (in his or her capacity as such) or any of the material assets owned or used by Saffron and/or any Subsidiary; or (ii) that challenges, or that may have the effect of preventing, delaying, making illegal or otherwise interfering with, the Merger or any of the other Contemplated Transactions. To the Knowledge of Saffron, no event has occurred, and no claim, dispute or other condition or circumstance exists, that will, or that would reasonably be expected to, give rise to or serve as a basis for the commencement of any such Legal Proceeding. With regard to any Legal Proceeding set forth on Section 3.21 of the Saffron Disclosure Schedule, Saffron has provided the Company or its counsel all pleadings and material written correspondence related to such Legal Proceeding, all insurance policies and material written correspondence with brokers and insurers related to such Legal Proceedings and other information material to an assessment of such Legal Proceeding. Saffron has an insurance policy or policies that is expected to cover such Legal Proceeding and has complied with the requirements of such insurance policy or policies to obtain coverage with respect to such Legal Proceeding under such insurance policy or policies.

        (b)   There is no order, writ, injunction, judgment or decree to which Saffron or any Subsidiary of Saffron, or any of the assets owned or used by Saffron or any Subsidiary of Saffron, is subject. To the Knowledge of Saffron, no officer or other key employee of Saffron or any Subsidiary of Saffron is subject to any order, writ, injunction, judgment or decree that prohibits such officer or other employee from engaging in or continuing any conduct, activity or practice relating to the Saffron Business or to any material assets owned or used by Saffron or any Subsidiary of Saffron.

        3.22    Illegal Payments.     None of Saffron or any of its Subsidiaries (including any of its respective officers or directors) has taken or failed to take any action which would cause it to be in material violation of the Foreign Corrupt Practices Act of 1977, the U.K. Anti-Bribery Act of 2010, the Unfair Competition Prevention Act of Japan or any similar anti-bribery or anti-corruption Law of any similar Law of any other jurisdiction, in each case as amended, or any rules or regulations thereunder. None of Saffron or any of its Subsidiaries or, to the Knowledge of Saffron, any third party acting on behalf of Saffron or any of its Subsidiaries, has offered, paid, promised to pay, or authorized, or will offer, pay, promise to pay, or authorize, directly or indirectly, the giving of money or anything of value to any Official, or to any other Person while knowing or being aware of a high probability that all or a portion of such money or thing of value will be offered, given or promised, directly or indirectly, to any Official, for the purpose of: (i) influencing any act or decision of such Official in his, her or its official capacity, including a decision to fail to perform his, her or its official duties or functions; or (ii) inducing such Official to use his, her or its influence with any Governmental Authority to affect or influence any act or decision of such Governmental Authority, or to obtain an improper advantage in order to assist Saffron, any of its Subsidiaries or any other Person in obtaining or retaining business for or with, or directing business to, Saffron or any of its Subsidiaries.

        3.23    Inapplicability of Anti-takeover Statutes.     The Boards of Directors of Saffron and Merger Sub have taken and will take all actions necessary to ensure that the restrictions applicable to business combinations contained in Section 203 of the DGCL are, and will be, inapplicable to the execution, delivery and performance of this Agreement and the Saffron Voting Agreements and to the consummation of the Merger and the other Contemplated Transactions. No other state takeover statute or similar Law applies or purports to apply to the Merger, this Agreement, the Saffron Voting Agreements or any of the other Contemplated Transactions.

        3.24    Vote Required.     The affirmative vote of (i) the holders of a majority of the shares of Saffron Common Stock having voting power representing a majority of the outstanding Common Stock and (ii) the holders of a majority of the votes properly cast at the Saffron Stockholder Meeting are the only votes of the holders of any class or series of Saffron's capital stock necessary to approve the Saffron Stockholder Proposals (the "Saffron Stockholder Approval").

        3.25    No Financial Advisor.     Except as set forth on Section 3.25 of the Saffron Disclosure Schedule, no broker, finder or investment banker is entitled to any brokerage fee, finder's fee, opinion fee, success fee, transaction fee or other fee or commission in connection with the Merger or any of the other Contemplated Transactions based upon arrangements made by or on behalf of Saffron or any Subsidiary of Saffron.

        3.26    Disclosure; Saffron Information.     The information relating to Saffron or its Subsidiaries to be contained in the Proxy Statement will not, on the date the Proxy Statement is first mailed to Saffron Stockholders or at the time of the Saffron Stockholder Meeting, contain any untrue statement of any material fact, or omit to state any material fact required to be stated therein or necessary in order to make the statements therein not false or misleading at the time and in light of the circumstances under which such statement is made. The Proxy Statement will comply in all material respects as to form with the requirements of the Exchange Act and the rules and regulations thereunder. Notwithstanding the foregoing, no representation is made by Saffron or Merger Sub with respect to the information that has been or will be supplied by the Company, any of its Subsidiaries or any of their respective Representatives for inclusion in the Proxy Statement.

        Section 4.    CERTAIN COVENANTS OF THE PARTIES

        4.1    Access and Investigation.     Subject to the terms of the Confidentiality Agreement which the Parties agree will continue in full force following the date of this Agreement, during the period commencing on the date of this Agreement and ending at the earlier of the date of termination of this Agreement and the Effective Time (the "Pre-Closing Period"), upon reasonable notice, each Party shall, and shall use commercially reasonable efforts to cause such Party's Representatives to: (a) provide the other Party and such other Party's Representatives with reasonable access during normal business hours to such Party's Representatives, personnel and assets and to all existing books, records, Tax Returns, work papers and other documents and information relating to such Party and its Subsidiaries; (b) provide the other Party and such other Party's Representatives with such copies of the existing books, records, Tax Returns, work papers, product data, and other documents and information relating to such Party and its Subsidiaries, and with such additional financial, operating and other data and information regarding such Party and its Subsidiaries as the other Party may reasonably request; and (c) permit the other Party's officers and other employees to meet, upon reasonable notice and during normal business hours, with the chief financial officer and other officers and managers of such Party responsible for such Party's financial statements and the internal controls of such Party to discuss such matters as the other Party may deem necessary or appropriate in order to enable the other Party to satisfy its obligations under the Sarbanes-Oxley Act and the rules and regulations relating thereto. Without limiting the generality of any of the foregoing, during the Pre-Closing Period, each Party shall promptly make available to the other Party with copies of:

            (i)  the unaudited monthly consolidated balance sheets of such Party as of the end of each calendar month and the related unaudited monthly consolidated statements of operations, statements of stockholders' equity and statements of cash flows for such calendar month, which shall be delivered within thirty (30) days after the end of such calendar month, or such longer periods as the Parties may agree to in writing;

           (ii)  all material operating and financial reports prepared by such Party for its senior management, including sales forecasts, marketing plans, development plans, discount reports, write-off reports, hiring reports and capital expenditure reports prepared for its management;

          (iii)  any written materials or communications sent by or on behalf of a Party to all of its stockholders;

          (iv)  any material notice, document or other communication sent by or on behalf of a Party to any party to any Saffron Material Contract or Company Material Contract, as applicable, or sent to a Party by any party to any Saffron Material Contract or Company Material Contract, as applicable (other than any communication that relates solely to routine commercial transactions between such Party and the other party to any such Saffron Material Contract or Company Material Contract, as applicable, and that is of the type sent in the Ordinary Course of Business);

           (v)  any notice, report or other document filed with or otherwise furnished, submitted or sent to any Governmental Authority on behalf of a Party in connection with the Merger or any of the Contemplated Transactions;

          (vi)  any non-privileged notice, document or other communication sent by or on behalf of, or sent to, a Party relating to any pending or threatened Legal Proceeding involving or affecting such Party; and

         (vii)  any material notice, report or other document received by a Party from any Governmental Authority.

        Notwithstanding the foregoing, any Party may restrict the foregoing access (A) to the extent that any Law applicable to such party requires such Party to restrict or prohibit access to any such properties or information or as may be necessary to preserve the attorney-client privilege under any circumstances in which such privilege may be jeopardized by such disclosure or access or (B) to the extent that such Party reasonably believes that allowing such access or furnishing such information would otherwise result in the disclosure of any trade secrets of third parties or violate any obligations existing on the date hereof with respect to confidentiality to any third party or otherwise breach, contravene or violate any effective Contract existing on the date hereof.

        4.2    Operation of Saffron's Business.

        (a)   Except as set forth on Section 4.2 of the Saffron Disclosure Schedule, during the Pre-Closing Period: (i) Saffron shall conduct its business and operations: (A) in the Ordinary Course of Business; and (B) in compliance with all applicable Laws and the requirements of all Contracts that constitute Saffron Material Contracts; and (ii) Saffron shall promptly notify the Company of: (A) any notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with any of the Contemplated Transactions; and (B) any Legal Proceeding against, relating to, involving or otherwise affecting Saffron that is commenced, or, to the Knowledge of Saffron, threatened in writing against, Saffron after the date of this Agreement.

        (b)   During the Pre-Closing Period, Saffron shall promptly notify the Company in writing, by delivering an updated Saffron Disclosure Schedule, of: (i) the discovery by Saffron of any event, condition, fact or circumstance that occurred or existed on or prior to the date of this Agreement and that caused or constitutes a material inaccuracy in any representation or warranty made by Saffron in this Agreement; (ii) any event, condition, fact or circumstance that occurs, arises or exists after the date of this Agreement and that would cause or constitute a material inaccuracy in any representation or warranty made by Saffron in this Agreement if: (A) such representation or warranty had been made as of the time of the occurrence, existence or discovery of such event, condition, fact or circumstance; or (B) such event, condition, fact or circumstance had occurred, arisen or existed on or prior to the date of this Agreement; (iii) any material breach of any covenant or obligation of Saffron; and (iv) any event, condition, fact or circumstance that could reasonably be expected to make the timely satisfaction of any of the conditions set forth in Section 6, Section 7 and Section 8 impossible or materially less likely. Without limiting the generality of the foregoing, Saffron shall promptly advise the Company in writing of any Legal Proceeding or material, written claim threatened with respect Saffron. No notification given to the Company pursuant to this Section 4.2(b) shall change, limit or otherwise affect any of the representations, warranties, covenants or obligations of Saffron contained in this Agreement or the Saffron Disclosure Schedule for purposes of Section 8.1.

        4.3    Operation of the Company's Business.

        (a)   Except as set forth on Section 4.3 of the Company Disclosure Schedule, during the Pre-Closing Period: (i) the Company shall conduct its business and operations: (A) in the Ordinary Course of Business; and (B) in compliance with all applicable Laws and the requirements of all Contracts that constitute Company Material Contracts; (ii) the Company shall use commercially reasonable efforts preserve intact its current business organization, keep available the services of its current key employees, officers and other employees and maintain its relations and goodwill with all suppliers, customers, landlords, creditors, licensors, licensees, employees and other Persons having business relationships with the Company; and (iii) the Company shall promptly notify Saffron of: (A) any notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with any of the Contemplated Transactions; and (B) any Legal Proceeding against, relating to, involving or otherwise affecting the Company that is commenced, or, to the Knowledge of the Company, threatened against, the Company.

        (b)   During the Pre-Closing Period, the Company shall promptly notify Saffron in writing, by delivery of an updated Company Disclosure Schedule, of: (i) the discovery by the Company of any event, condition, fact or circumstance that occurred or existed on or prior to the date of this Agreement and that caused or constitutes a material inaccuracy in any representation or warranty made by the Company in this Agreement; (ii) any event, condition, fact or circumstance that occurs, arises or exists after the date of this Agreement and that would cause or constitute a material inaccuracy in any representation or warranty made by the Company in this Agreement if: (A) such representation or warranty had been made as of the time of the occurrence, existence or discovery of such event, condition, fact or circumstance; or (B) such event, condition, fact or circumstance had occurred, arisen or existed on or prior to the date of this Agreement; (iii) any material breach of any covenant or obligation of the Company; and (iv) any event, condition, fact or circumstance that could reasonably be expected to make the timely satisfaction of any of the conditions set forth in Section 6, Section 7 and Section 8 impossible or materially less likely. Without limiting the generality of the foregoing, the Company shall promptly advise Saffron in writing of any Legal Proceeding or material, written claim threatened in writing with respect to the Company. No notification given to Saffron pursuant to this Section 4.3(b) shall change, limit or otherwise affect any of the representations, warranties, covenants or obligations of the Company contained in this Agreement or the Company Disclosure Schedule for purposes of Section 7.1.

        (c)   Section 4.3(c) of the Company Disclosure Schedule sets forth a high-level operating budget for the Company for the Pre-Closing Period. The Company shall use commercially reasonable efforts to apply the proceeds of the Company Private Placement as specified therein.

        4.4    Negative Obligations.

        (a)   Except (i) as expressly required by this Agreement, (ii) as set forth in Section 4.4(a) of the Saffron Disclosure Schedule or (iii) with the prior written consent of the Company, at all times during the Pre-Closing Period, Saffron shall not, nor shall it cause or permit any Subsidiary of Saffron to, do any of the following:

            (i)  declare, accrue, set aside or pay any dividend or make any other distribution in respect of any shares of capital stock; or repurchase, redeem or otherwise reacquire any shares of capital stock or other securities (except for shares of Saffron Common Stock from terminated employees of Saffron);

           (ii)  except for contractual commitments in place at the time of this Agreement and disclosed in Section 4.4(a)(ii) of the Saffron Disclosure Schedule, and other than as contemplated by the Contemplated Transactions, sell, issue or grant, or authorize the issuance of: (i) any capital stock or other security (except for Saffron Common Stock issued upon the valid exercise of outstanding Saffron Stock Options); (ii) any option, warrant or right to acquire any capital stock or any other security; or (iii) any instrument convertible into or exchangeable for any capital stock or other security;

          (iii)  amend the certificate of incorporation, bylaws or other charter or organizational documents of Saffron or any Subsidiary of Saffron, or effect or be a party to any merger, consolidation, share exchange, business combination, recapitalization, reclassification of shares, stock split, reverse stock split or similar transaction except as related to the Contemplated Transactions;

          (iv)  form any new Subsidiary or acquire any equity interest or other interest in any other Person;

           (v)  other than in the Ordinary Course of Business, lend money to any Person; incur or guarantee any Indebtedness for borrowed money; issue or sell any debt securities or options, warrants, calls or other rights to acquire any debt securities; or guarantee any debt securities of others;

          (vi)  other than in the Ordinary Course of Business, (A) adopt, establish or enter into any Saffron Employee Program; (B) cause or permit any Saffron Employee Program to be amended other than as required by Law or in order to make amendments for the purposes of Section 409A of the Code, subject to prior review and approval (with such approval not to be unreasonably withheld) by the Company; (C) hire any new employee or consultant, (D) grant, make or pay any severance, bonus or profit-sharing or similar payment to, or increase the amount of the wages, salary, commissions, fringe benefits or other compensation or remuneration payable to, any of its directors, employees or consultants;

         (vii)  acquire any material asset nor sell, lease or otherwise irrevocably dispose of any of its material assets or properties, nor grant any Encumbrance with respect to such assets or properties, except in the Ordinary Course of Business;

        (viii)  make, change or revoke any material Tax election; file any material amendment to any Tax Return; adopt or change any accounting method in respect of Taxes; change any annual Tax accounting period; enter into any Tax allocation agreement, Tax sharing agreement or Tax indemnity agreement, other than commercial contracts entered into in the Ordinary Course of Business and the primary purpose of which does not relate to Taxes; enter into any closing agreement with respect to any material Tax Liability; settle or compromise any claim, notice, audit report or assessment in respect of any material Tax Liability; apply for or enter into any ruling from any Tax authority with respect to Taxes; surrender any right to claim a refund of a material amount of Taxes; or consent to any extension or waiver of the statute of limitations period applicable to any material Tax claim or assessment;

          (ix)  enter into, amend or terminate any Saffron Material Contract;

           (x)  commence a lawsuit other than (A) for routine collection of bills, (B) in such cases as Saffron in good faith determines that failure to commence such lawsuit would result in the material impairment of a valuable aspect of Saffron's and/or any Subsidiary of Saffron's business or (C) for a breach of this Agreement;

          (xi)  fail to make any material payment with respect to any of Saffron's accounts payable or Indebtedness in a timely manner in accordance with the terms thereof and consistent with past practices;

         (xii)  except as permitted by Section 4.5(b), participate in negotiations for, or initiate, solicit, seek or knowingly encourage or support, any inquiries, proposals or offers relating to, any potential transaction or series of transactions involving any acquisition of an equity interest in any Person, or the purchase or license of any assets or properties; or

        (xiii)  agree to take, take or permit any Subsidiary of Saffron to take or agree to take, any of the actions specified in clauses (i) through (xii) of this Section 4.4(a).

        (b)   Except (i) as expressly required by this Agreement, (ii) as set forth in Section 4.4(b) of the Company Disclosure Schedule or (iii) with the prior written consent of Saffron, at all times during the Pre-Closing Period, the Company shall not do any of the following:

            (i)  declare, accrue, set aside or pay any dividend or make any other distribution in respect of any shares of capital stock; or repurchase, redeem or otherwise reacquire any shares of capital stock or other securities (except for shares of Company Common Stock from terminated employees of the Company);

           (ii)  amend the Company Charter, Company Bylaws or other charter or organizational documents of the Company, or effect or be a party to any merger, consolidation, share exchange, business combination, recapitalization, reclassification of shares, stock split, reverse stock split or similar transaction except as related to the Contemplated Transactions or the Company Private Placement;

          (iii)  except for contractual commitments in place at the time of this Agreement and disclosed in Section 4.4(b)(iii) of the Company Disclosure Schedule, sell, issue or grant, or authorize the issuance of, or make any commitments to do any of the foregoing, other than as contemplated by the Contemplated Transactions: (i) any capital stock or other security; (ii) any option, warrant or right to acquire any capital stock or any other security; or (iii) any instrument convertible into or exchangeable for any capital stock or other security;

          (iv)  form any Subsidiary or acquire any equity interest or other interest in any other Person;

           (v)  other than in the Ordinary Course of Business, lend money to any Person; incur or guarantee any Indebtedness for borrowed money; issue or sell any debt securities or options, warrants, calls or other rights to acquire any debt securities; guarantee any debt securities of others; or make any capital expenditure or commitment in excess of $100,000;

          (vi)  other than in the Ordinary Course of Business, and in observance of common practice for a similarly-situated company: (i) adopt, establish or enter into any Company Employee Program; (ii) cause or permit any Company Employee Program to be amended other than as required by Law; or (iii) pay any bonus or made any profit-sharing or similar payment to, or increase the amount of the wages, salary, commissions, fringe benefits or other compensation or remuneration payable to, any of its directors, officers or employees;

         (vii)  acquire any material asset nor sell, lease or otherwise irrevocably dispose of any of its assets or properties, nor grant any Encumbrance with respect to such assets or properties, except in the Ordinary Course of Business;

        (viii)  make, change or revoke any material Tax election; file any material amendment to any Tax Return; adopt or change any accounting method in respect of Taxes; change any annual Tax accounting period; enter into any Tax allocation agreement, Tax sharing agreement or Tax indemnity agreement, other than commercial contracts entered into in the Ordinary Course of Business and the primary purpose of which does not relate to Taxes; enter into any closing agreement with respect to any material Tax Liability; settle or compromise any claim, notice, audit report or assessment in respect of any material Tax Liability; apply for or enter into any ruling from any Tax authority with respect to Taxes; surrender any right to claim a refund of a material amount of Taxes; or consent to any extension or waiver of the statute of limitations period applicable to any material Tax claim or assessment;

          (ix)  enter into, amend or terminate any Company Material Contract;

           (x)  commence a lawsuit other than (A) for routine collection of bills, (B) in such cases as the Company in good faith determines that failure to commence such lawsuit would result in the material impairment of a valuable aspect of the Company's business or (C) for a breach of this Agreement;

          (xi)  fail to make any material payment with respect to any of the Company's accounts payable or Indebtedness in a timely manner in accordance with the terms thereof and consistent with past practices; or

         (xii)  agree to take or take any of the actions specified in clauses (i) through (xi) of this Section 4.4(b).

        4.5    Mutual Non-Solicitation.

        (a)   No Solicitation by the Company.

            (i)  Except as permitted by this Section 4.5(a), during the Pre-Closing Period, none of the Company or any Representative of the Company shall directly or indirectly (A) initiate, solicit, seek or knowingly encourage or support any inquiries, proposals or offers that constitute or may reasonably be expected to lead to, a Company Acquisition Proposal (as defined below), (B) engage or participate in, or knowingly facilitate, any discussions or negotiations regarding, or furnish any nonpublic information to any Person in connection with, any inquiries, proposals or offers that constitute, or may reasonably be expected to lead to, a Company Acquisition Proposal (other than, solely in response to an unsolicited inquiry, to refer the inquiring person to this Section 4.5 and to limit its conversation or other communication exclusively to such referral), or (C) enter into any letter of intent, agreement in principle or other similar type of agreement relating to a Company Acquisition Proposal, or enter into any agreement or agreement in principle requiring Company to abandon, terminate or fail to consummate the transactions contemplated hereby or resolve, propose or agree to do any of the foregoing; provided, however, that prior to the earlier of the time that the Company Stockholders adopt and approve this Agreement pursuant to the Company Stockholder Written Consent or the termination of this Agreement in accordance with Section 9, the Company may take the following actions in response to an unsolicited bona fide written Company Acquisition Proposal received after the date hereof that the Board of Directors of the Company has determined, in good faith, after consultation with its outside counsel and financial advisors, constitutes, or would reasonably be expected to lead to, a Company Superior Offer: (1) furnish nonpublic information regarding Company to the third party making the Company Acquisition Proposal (a "Company Qualified Bidder") and (2) engage in discussions or negotiations with the Company Qualified Bidder and its representatives with respect to such Company Acquisition Proposal; provided that (w) the Company receives from the Company Qualified Bidder an executed confidentiality agreement the terms of which are not less restrictive to such Person than those contained in the Confidentiality Agreement, and containing additional provisions that expressly permit the Company to comply with the terms of this Section 4.5 (a "Company Acceptable Confidentiality Agreement") (a copy of such Company Acceptable Confidentiality Agreement shall promptly, and in any event within twenty-four (24) hours, be provided to Saffron for informational purposes only), (x) the Company contemporaneously supplies to Saffron any such nonpublic information or access to any such nonpublic information to the extent it has not been previously provided or made available to Saffron, (y) the Company has not breached this Section 4.5, and (z) the Board of Directors of the Company determines in good faith, after consultation with its outside legal counsel and financial advisors, that taking such actions would be required to comply with the fiduciary duties of the Board of Directors of the Company under applicable Laws.

           (ii)  For purposes of this Agreement,

            (A)  "Company Acquisition Proposal" means any proposal, indication of interest or offer for (i) a merger, tender offer, recapitalization, reorganization, business combination, share exchange, arrangement or consolidation, or any similar transaction involving the Company, (ii) a sale, lease, exchange, mortgage, pledge, transfer or other acquisition of fifteen percent (15%) or more of the assets of the Company in one or a series of related transactions, or (iii) a purchase, tender offer or other acquisition (including by way of merger, consolidation, share exchange, arrangement, consolidation or otherwise) of beneficial ownership (the term "beneficial ownership" for purposes of this Agreement having the meaning assigned thereto in Section 13(d) of the Exchange Act and the rules and regulations thereunder) of securities representing fifteen percent (15%) or more of the voting power of the Company (including securities of the Company currently beneficially owned by such Person); provided, however, that the term "Company Acquisition Proposal" shall not include the Merger or the other transactions contemplated by this Agreement; and

            (B)  "Company Superior Offer" shall mean an unsolicited bona fide Company Acquisition Proposal (with all references to "fifteen percent (15%)" in the definition of Company Acquisition Proposal being treated as references to "one hundred percent (100%)" for these purposes) made by a third party that the Board of Directors of the Company determines in good faith, after consultation with its outside legal counsel and financial advisor, and after taking into account all financial, legal, regulatory, and other aspects of such Company Acquisition Proposal, (1) is more favorable from a financial point of view to the Company

    Stockholders than as provided hereunder (including any changes to the terms of this Agreement proposed by Saffron in response to such Company Superior Offer pursuant to and in accordance with Section 4.5(a)(iv), or otherwise), (2) is not subject to any financing condition (and if financing is required, such financing is then fully committed to the third party), (3) is reasonably capable of being completed on the terms proposed without unreasonable delay and (4) includes termination rights exercisable by the Company on terms no less favorable to the Company than the terms set forth in this Agreement, all from a third party capable of performing such terms.

          (iii)  Except as otherwise provided in Section 4.5(a)(iv), neither the Board of Directors of the Company nor any committee of the Board of Directors of the Company shall fail to make, withhold, withdraw, amend, change or publicly propose to withhold, withdraw, amend or change in a manner adverse to Saffron, the Company Board Recommendation, knowingly make any public statement inconsistent with such recommendation, fail to recommend against acceptance of a tender offer within ten (10) Business Days after commencement, propose publicly to approve, adopt or recommend any Company Acquisition Proposal, or make any public statement inconsistent with its recommendation (any action described in this sentence being referred to as a "Company Change of Recommendation").

          (iv)  Nothing in this Section 4.5 shall prohibit the Board of Directors of the Company from making any disclosure to the Company Stockholders, if, in the good faith judgment of the Board of Directors of the Company, after consultation with its outside legal counsel, such disclosure would be required to comply with its fiduciary duties under applicable Law.

        (b)   No Solicitation by Saffron.

            (i)  Except as permitted by this Section 4.5(b), during the Pre-Closing Period, none of Saffron, its Subsidiaries or any Representative of Saffron or any of its Subsidiaries shall directly or indirectly (A) initiate, solicit, seek or knowingly encourage or support any inquiries, proposals or offers that constitute or may reasonably be expected to lead to, a Saffron Acquisition Proposal (as defined below), (B) engage or participate in, or knowingly facilitate, any discussions or negotiations regarding, or furnish any nonpublic information to any Person in connection with, any inquiries, proposals or offers that constitute, or may reasonably be expected to lead to, a Saffron Acquisition Proposal, or (C) enter into any letter of intent, agreement in principle or other similar type of agreement relating to a Saffron Acquisition Proposal, or enter into any agreement or agreement in principle requiring Saffron to abandon, terminate or fail to consummate the transactions contemplated hereby or resolve, propose or agree to do any of the foregoing (other than, solely in response to an unsolicited inquiry, to refer the inquiring person to this Section 4.5 and to limit its conversation or other communication exclusively to such referral); provided, however, that prior to the earlier of the approval of the Saffron Stockholder Proposals at the Saffron Stockholder Meeting or the termination of this Agreement in accordance with Section 9, Saffron may take the following actions in response to an unsolicited bona fide written Saffron Acquisition Proposal received after the date hereof that the Board of Directors of Saffron has determined, in good faith, after consultation with its outside counsel and financial advisors, constitutes, or would reasonably be expected to lead to, a Saffron Superior Offer: (1) furnish nonpublic information regarding Saffron to the third party making the Saffron Acquisition Proposal (a "Saffron Qualified Bidder"); and (2) engage in discussions or negotiations with the Saffron Qualified Bidder and its representatives with respect to such Saffron Acquisition Proposal; provided that (w) Saffron receives from the Saffron Qualified Bidder an executed confidentiality agreement the terms of which are not less restrictive to such Person than those contained in the Confidentiality Agreement, and containing additional provisions that expressly permit Saffron to comply with the terms of this Section 4.5 (a "Saffron Acceptable Confidentiality Agreement") (a copy of such Saffron Acceptable Confidentiality Agreement shall promptly, and in any event within twenty-four

  (24) hours, be provided to the Company for informational purposes only), (x) Saffron contemporaneously supplies to the Company any such nonpublic information or access to any such nonpublic information to the extent it has not been previously provided or made available to the Company, (y) Saffron has not breached this Section 4.5, and (z) the Board of Directors of Saffron determines in good faith, after consultation with its outside legal counsel, that taking such actions would be required to comply with the fiduciary duties of the Board of Directors of Saffron under applicable Laws.

           (ii)  For purposes of this Agreement,

            (A)  "Saffron Acquisition Proposal" means any proposal, indication of interest or offer for (i) a merger, tender offer, recapitalization, reorganization, business combination, share exchange, arrangement or consolidation, or any similar transaction involving Saffron or its Subsidiaries, (ii) a sale, lease, exchange, mortgage, pledge, transfer or other acquisition of fifteen percent (15%) or more of the assets of Saffron and its Subsidiaries, taken as a whole, in one or a series of related transactions, or (iii) a purchase, tender offer or other acquisition (including by way of merger, consolidation, share exchange, arrangement, consolidation or otherwise) of beneficial ownership (the term "beneficial ownership" for purposes of this Agreement having the meaning assigned thereto in Section 13(d) of the Exchange Act and the rules and regulations thereunder) of securities representing fifteen percent (15%) or more of the voting power of Saffron (including securities of Saffron currently beneficially owned by such Person); provided, however, that the term "Saffron Acquisition Proposal" shall not include the Merger or the other transactions contemplated by this Agreement, the transactions set forth on Schedule 4.5(b)(ii); and

            (B)  "Saffron Superior Offer" shall mean an unsolicited bona fide Saffron Acquisition Proposal (with all references to "fifteen percent (15%)" in the definition of Saffron Acquisition Proposal being treated as references to "one hundred (100%)" for these purposes) made by a third party that the Board of Directors of Saffron determines in good faith, after consultation with its outside legal counsel and financial advisor, and after taking into account all financial, legal, regulatory, and other aspects of such Saffron Acquisition Proposal, (1) is more favorable from a financial point of view to the Saffron Stockholders than as provided hereunder (including any changes to the terms of this Agreement proposed by Company in response to such Saffron Superior Offer pursuant to and in accordance with Section 4.5(b)(v) or otherwise), (2) is not subject to any financing condition (and if financing is required, such financing is then fully committed to the third party), (3) is reasonably capable of being completed on the terms proposed without unreasonable delay and (4) includes termination rights exercisable by Saffron on terms no less favorable to Saffron than the terms set forth in this Agreement, all from a third party capable of performing such terms.

          (iii)  Except as otherwise provided in Section 4.5(b)(iv), neither the Board of Directors of Saffron nor any committee of the Board of Directors of Saffron shall fail to make, withhold, withdraw, amend, change or publicly propose to withhold, withdraw, amend or change in a manner adverse to Company, the Saffron Recommendation, knowingly make any public statement inconsistent with such recommendation, fail to recommend against acceptance of a tender offer within ten (10) Business Days after commencement, propose publicly to approve, adopt or recommend any Saffron Acquisition Proposal, or make any public statement inconsistent with its recommendation (any action described in this sentence being referred to as a "Saffron Change of Recommendation").

          (iv)  Notwithstanding the foregoing, provided that Saffron shall not have breached in a material respect its obligations under Section 4.5(b), the Board of Directors of Saffron may effect a Saffron Change of Recommendation if:

            (A)  the Board of Directors of Saffron determines in good faith, after consultation with outside legal counsel and financial advisors, that a Saffron Change of Recommendation is required in order to comply with its fiduciary duties under applicable Laws either based upon (1) an Intervening Event or (2) receipt of a Saffron Acquisition Proposal that the Board of Directors of Saffron determines in good faith, after consultation with outside legal counsel and financial advisors, constitutes a Saffron Superior Offer, but in each case only at a time that is prior to the approval of the Saffron Stockholder Proposals at the Saffron Stockholder Meeting and is after 11:59 pm, New York City time, on the third Business Day following the Company's receipt of written notice (a "Saffron Change of Recommendation Notice") advising the Company that the Board of Directors of Saffron desires to effect a Saffron Change of Recommendation (and the manner and timing in which it intends to do so, and in the case of an Intervening Event, specifying the reasons therefor in reasonable detail) (such three Business Day period, the "Notice Period"); and

            (B)  Saffron provides the Company with a reasonable opportunity to make adjustments in the terms and conditions of this Agreement and negotiates in good faith with the Company with respect thereto during the Notice Period, in each case as would enable the Board of Directors of Saffron or committee thereof to conclude that (1) the Intervening Event is no longer a basis for any Saffron Change of Recommendation or (2) the Saffron Acquisition Proposal that was determined to be a Saffron Superior Offer is no longer a Saffron Superior Offer.

        Any material changes to the financial terms or any material change to other material terms of such Saffron Superior Offer occurring prior to the Board of Directors of Saffron's effecting a Saffron Change of Recommendation pursuant to this Section 4.5(b)(iv) shall require Saffron to provide to the Company a new Saffron Change of Recommendation Notice and a new Notice Period and to comply with the requirements of this Section 4.5(b)(iv) with respect to each such Saffron Change of Recommendation Notice, except that the references to the "third Business Day" shall be deemed to be the "second Business Day." Any Saffron Change of Recommendation shall not change the approval of this Agreement or any other approval of the Board of Directors of Saffron, including in any respect that would have the effect of causing any state (including Delaware) corporate takeover statute or other similar statute to be applicable to the transactions contemplated hereby or thereby, including the Merger.

           (v)  Nothing in this Section 4.5 shall prohibit Saffron from complying with Rule 14e-2 or Rule 14d-9 promulgated under the Exchange Act with regard to a Saffron Acquisition Proposal, respectively, or from the Board of Directors of Saffron making any disclosure to the Saffron Stockholders if, in the good faith judgment of the Board of Directors of Saffron, after consultation with its outside legal counsel, that taking such action or making such disclosure would be required to comply with its fiduciary duties under applicable Laws.

        (c)   Both the Company and Saffron shall notify the other no later than twenty-four (24) hours after receipt of any inquiries, discussions, negotiations, proposals or expressions of interest with respect to a Company Acquisition Proposal or Saffron Acquisition Proposal, respectively, and any such notice shall be made orally and in writing and shall indicate in reasonable detail the terms and conditions of such proposal, inquiry or contact, including price, and the identity of the offeror. Both the Company and Saffron shall keep the other informed, on a current basis, of the status and material developments (including any changes to the terms) of such Company Acquisition Proposal or Saffron Acquisition Proposal, respectively.

        (d)   The Company and Saffron shall, and shall cause each of their respective Subsidiaries and their respective Representatives to, immediately cease and cause to be terminated any and all existing activities, discussions or negotiations with any Person conducted heretofore with respect to, or that may reasonably be expected to lead to, a Company Acquisition Proposal or Saffron Acquisition Proposal.

        Section 5.    ADDITIONAL AGREEMENTS OF THE PARTIES

        5.1    Disclosure Documents.

        (a)   As promptly as practicable after the date of this Agreement, Saffron shall prepare and file with the SEC a proxy statement relating to the Saffron Stockholder Meeting to be held in connection with the Merger (together with any amendments thereof or supplements thereto, the "Proxy Statement"). Each of Saffron and the Company shall use their commercially reasonable efforts: (i) to cause the Proxy Statement to comply with the applicable rules and regulations promulgated by the SEC; and (ii) to promptly notify the other of, cooperate with each other with respect to and respond promptly to any comments of the SEC or its staff. Each of Saffron, Merger Sub and the Company shall furnish all information concerning itself and their Subsidiaries, as applicable, to the other parties as the other parties may reasonably request in connection with such actions and the preparation of the Proxy Statement. As promptly as practicable after the date of this Agreement, and in no event later than thirty (30) days after the date of this Agreement, the Company shall (i) furnish to Saffron all such information concerning the Company to be included in the Proxy Statement, and (ii) cooperate with Saffron to file the Proxy Statement with the SEC within such thirty (30) day period. Saffron shall use commercially reasonable efforts to cause the Proxy Statement to be mailed to its stockholders as promptly as practicable, and in no event later than five (5) Business Days, following clearance of the Proxy Statement by the SEC. Each of the Company and Saffron shall use commercially reasonable efforts to cause all information that it is responsible for providing for inclusion in documents filed with the SEC in connection with the Contemplated Transactions to comply as to form and substance in all material respects with the applicable requirements of the Securities Act and the Exchange Act. If Saffron, Merger Sub or the Company become aware of any event or information that, pursuant to the Securities Act or the Exchange Act, should be disclosed in an amendment or supplement to the Proxy Statement, as the case may be, then such party, as the case may be, shall promptly inform the other parties thereof and shall cooperate with such other parties in filing such amendment or supplement with the SEC and, if appropriate, in mailing such amendment or supplement to the Saffron stockholders.

        (b)   Notwithstanding anything to the contrary stated above, prior to filing and mailing, as applicable, the Proxy Statement (or any amendment or supplement thereto) or responding to any comments of the SEC with respect thereto, or making or disseminating any other communication to its stockholders regarding the Contemplated Transactions, Saffron shall provide the Company a reasonable opportunity to review and comment on such document or response and shall discuss with the Company and include in such document or response, comments reasonably and promptly proposed by the Company. Saffron will advise the Company, promptly after Saffron receives notice thereof, of the clearance of the Proxy Statement by the SEC or any supplement or amendment has been filed, of the issuance of any stop order or the suspension of the qualification of Saffron Common Stock for offering or sale in any jurisdiction, of the initiation or threat of any proceeding for any such purpose, or of any request by the SEC for the amendment or supplement of the Proxy Statement or for additional information.

        (c)   Within sixty (60) days following the Closing Date, Saffron will prepare and file with the SEC a registration statement on Form S-3 (or if Form S-3 is not available, such other form as may provide for a resale of the shares of Saffron Common Stock issued pursuant to Section 1.5(a) but with such registration obligations otherwise consistent with the requirements of this Section 5.1(c)), covering the resale of the shares of Saffron Common Stock issued pursuant to Section 1.5(a) (together with all amendments and supplements thereto, including post-effective amendments, all exhibits thereto and all material incorporated by reference therein, the "Registration Statement"). Saffron will use commercially reasonable efforts to cause the Registration Statement to be declared effective as soon as possible following the filing of the Registration Statement and be maintained effective until the earliest to occur of: (i) the second anniversary of the date the Registration Statement is first declared effective, or (ii) the date that all of the shares of Saffron Common Stock issued pursuant to Section 1.5 have actually been sold. For not more than sixty (60) consecutive days or for a total of not more than one hundred twenty (120) days in any twelve (12) month period, Saffron may suspend the use of any prospectus included in the Registration Statement if Saffron's Board of Directors determines in good faith that such suspension is necessary to (x) delay the disclosure of material non-public information concerning Saffron, the disclosure of which at the time is not, in the good faith opinion of Saffron's Board of Directors, in the best interests of Saffron and its stockholders, or (y) amend or supplement the Registration Statement or the related prospectus so that the Registration Statement or prospectus will not include an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in the case of the prospectus in light of the circumstances under which they were made, not misleading.

        5.2    Stockholder Approval.

        (a)   Stockholders' Consent.

            (i)  During the Pre-Closing Period, the Company shall take all action necessary in accordance with this Agreement, the DGCL, the Company Charter and the Company Bylaws to obtain, within twenty-four (24) hours after this Agreement is executed by the Parties, the Company Stockholder Written Consent executed by the Company Minimum Holders and sufficient for the Company Stockholder Approval in lieu of a meeting pursuant to Section 228 of the DGCL, for purposes of (A) adopting this Agreement and approving the Merger and all other transactions contemplated hereby, including the conversion of the Company Preferred Stock into Company Common Stock, (B) acknowledging that such adoption and approval of the Merger and the conversion of the Company Preferred Stock into Company Common Stock given thereby is irrevocable and that such stockholder is aware it may have the right to demand appraisal for its shares pursuant to Section 262 of the DGCL, a copy of which was attached thereto, and that such stockholder has received and read a copy of Section 262 of the DGCL, and (C) acknowledging that by its approval of the Merger it is not entitled to appraisal or dissenters' rights with respect to its shares in connection with the Merger and thereby waives any rights to receive payment of the fair value of its capital stock under the DGCL. Under no circumstances shall the Company assert that any other approval or consent is necessary by its stockholders to approve the Merger or the conversion of the Company Preferred Stock into Company Common Stock or this Agreement. The Company shall use its commercially reasonable efforts to obtain the Company Stockholder Written Consent executed by the Company Minimum Holders, sufficient for the Company Stockholder Approval and in compliance with all applicable Laws, and shall use commercially reasonable efforts to cause such Company Stockholder Written Consent not to be waived or revoked.

           (ii)  The Company agrees that (A) the Company's Board of Directors shall unanimously recommend that the holders of Company Common Stock and Company Preferred Stock take action by written consent to approve the Merger and shall use commercially reasonable efforts to solicit such approval within the timeframe set forth in Section 5.2(a)(i) above, (B) the statement or information provided to the holders of Company Common Stock and Company Preferred Stock shall include a statement to the effect that the Board of Directors of the Company recommends that the Company's stockholders take action by written consent to approve the Merger (the recommendation of the Company's Board of Directors that the Company's stockholders approve the Merger being referred to as the "Company Board Recommendation"); and (C) the Company Board Recommendation shall not be withdrawn or modified in a manner adverse to Saffron, and no resolution by the Board of Directors of the Company or any committee thereof to withdraw or modify the Company Board Recommendation in a manner adverse to Saffron shall be adopted or proposed.

          (iii)  The Company's obligation to solicit the consent of its stockholders to sign the Company Stockholders Written Consent in accordance with Section 5.2(a) shall not be limited or otherwise affected by the commencement, disclosure, announcement or submission of any Company Superior Offer or other Company Acquisition Proposal.

          (iv)  In connection with the solicitation of the Company Stockholder Written Consent from its stockholders to adopt this Agreement and approve the Merger, the Company shall furnish to Saffron, as promptly as possible, and in any event within twenty-four (24) hours after this Agreement is executed by the Parties, a copy of such executed Company Stockholder Written Consent.

           (v)  Promptly after the date hereof, and in no case later than ten (10) days after obtaining the Company Stockholder Approval, the Company shall deliver (in any manner permitted by applicable Laws to each Company Stockholder notice of the Company Stockholders' approval and adoption of this Agreement and the consummation of the Contemplated Transactions, in compliance with Sections 228(e) and 262 of the DGCL. Thereafter, the Company shall provide to its stockholders who did not execute a Company Stockholders Written Consent applicable and appropriate notices regarding their appraisal or dissenters' rights under Section 262 of the DGCL, which notice shall comply with all applicable Laws.

        (b)   Saffron Stockholder Meeting.

            (i)  Saffron shall take all action necessary in accordance with applicable Laws and the Saffron Charter and Saffron Bylaws to call, give notice of, convene and hold a meeting of the Saffron Stockholders (the "Saffron Stockholder Meeting") to consider and vote on proposals to adopt this Agreement, the issuance of the shares of Saffron Common Stock by virtue of the Merger and an amendment to the Saffron Charter to effect the Reverse Stock Split (collectively, the "Saffron Stockholder Proposals"). The Saffron Stockholder Meeting shall be held (on a date selected by Saffron in consultation with the Company) as promptly as practicable, and in any event not later than forty-five (45) days after the date that the definitive Proxy Statement is filed with the SEC. If on the scheduled date of the Saffron Stockholder meeting Saffron has not obtained the Saffron Stockholder Approvals, Saffron shall have the right to adjourn or postpone the Saffron Stockholder Meeting to a later date or dates, such later date or dates not to exceed thirty (30) days from the original date that the Saffron Stockholder Meeting was scheduled for the approval of the Saffron Stockholder Proposals.

           (ii)  Subject to the provisions of Section 4.5 hereof, the Board of Directors of Saffron shall recommend that the Saffron Stockholders approve the Saffron Stockholder Proposals (the "Saffron Recommendation") and Saffron shall include such Saffron Recommendation in the Proxy Statement.

        (c)   Saffron shall use its commercially reasonable efforts to solicit from the Saffron Stockholders proxies in favor of the Saffron Stockholder Proposals and shall take all other action necessary or advisable to secure the Saffron Stockholder Approvals.

        5.3    Regulatory Approvals.     Each Party shall use commercially reasonable efforts to file or otherwise submit, as soon as practicable after the date of this Agreement, all applications, notices, reports and other documents reasonably required to be filed by such Party with or otherwise submitted by such Party to any Governmental Authority with respect to the Merger and the other Contemplated Transactions, and to submit promptly any additional information requested by any such Governmental Authority. Without limiting the generality of the foregoing, the Parties shall, promptly after the date of this Agreement, prepare and file any notification or other document required to be filed in connection with the Merger under any applicable foreign Law relating to antitrust or competition matters. The Company and Saffron shall respond as promptly as is practicable to respond in compliance with: (i) any inquiries or requests received from the Federal Trade Commission or the Department of Justice for information or documentation; and (ii) any inquiries or requests received from any state attorney general, foreign antitrust or competition authority or other Governmental Authority in connection with antitrust or competition matters.

        5.4    Net Cash Schedule.     Saffron shall prepare and deliver to the Company three (3) Business Days prior to the Closing, a schedule (the "Net Cash Schedule") setting forth, in reasonable detail, Saffron's good faith estimate of Net Cash to be held by Saffron as of the Closing, together with the work papers and back-up materials used in preparing such Net Cash Schedule. After delivery of the Net Cash Schedule by Saffron, the Company shall have an opportunity to review the Net Cash Schedule and Saffron shall provide the Company and its Representatives with access to the books and records, books of account, accountant's work papers, and personnel and accountants of Saffron and its Subsidiaries and shall cause the employees and accountants of Saffron and its Subsidiaries to cooperate with the Company and its Representatives at reasonable times and upon reasonable notice in connection with their review of such documents and information.

        5.5    Indemnification of Officers and Directors.

        (a)   Saffron and Merger Sub agree that all rights to indemnification, exculpation or advancement of expenses now existing in favor of, and all limitations on the personal liability of each present and former director, officer, employee, fiduciary, or agent of Saffron or the Company provided for in the respective organizational documents in effect as of the date hereof, shall continue to be honored and in full force and effect for a period of six (6) years after the Effective Time; provided, however, that all rights to indemnification in respect of any claims asserted or made within such period shall continue until the disposition of such claim. The certificate of incorporation of the Surviving Corporation will contain provisions with respect to indemnification, exculpation from liability and advancement of expenses that are at least as favorable as those currently in the Company Charter and Company Bylaws and during such six (6) year period following the Effective Time, Saffron shall not and shall cause the Surviving Corporation not to amend, repeal or otherwise modify such provisions in any manner that would materially and adversely affect the rights thereunder of individuals who at any time prior to the Effective Time was a director, officer, employee, fiduciary, or agent of the Company in respect of actions or omissions occurring at or prior to the Effective Time, unless such modification is required by applicable Laws. From and after the Effective Time, Saffron and the Surviving Corporation also agree, jointly and severally, to indemnify and hold harmless the present and former officers, directors, employees, fiduciaries and agents of the Company in respect of acts or omissions occurring prior to the Effective Time to the extent (i) provided in any written indemnification agreements listed in Section 5.5(a) of the Company Disclosure Schedule between the Company and such individuals or (ii) required by the Company Charter or the Company Bylaws, in each case as in effect immediately prior to the Effective Time.

        (b)   The Company shall purchase a six-year "tail" policy under the Company's existing directors' and officers' liability insurance policy, with an effective date as of the Closing.

        (c)   The provisions of this Section 5.5 are intended to be for the benefit of, and shall be enforceable by, each of the Persons indemnified hereby, and his or her heirs and Representatives, and may not be amended, altered or repealed without the written consent of any such Person affected by such amendment, alteration or repeal. The provisions in this Section 5.5 are intended to be in addition to the rights otherwise available to the current directors, officers, employees, fiduciaries and/or agents of the Company by Laws, charters, bylaws or agreements.

        (d)   If Saffron or the Surviving Corporation or any of the successors or assigns of Saffron or the Surviving Corporation (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers or conveys all or substantially all of its properties and assets to any Person, then, and in each such case, to the extent necessary, proper provision shall be made so that the successors and assigns of Saffron or the Surviving Corporation, as the case may be, shall assume the obligations set forth in this Section 5.5.

        5.6    Additional Agreements.

        (a)   Subject to Section 5.6(b), the Parties shall use commercially reasonable efforts to cause to be taken all actions necessary to consummate the Merger and make effective the other Contemplated Transactions. Without limiting the generality of the foregoing, but subject to Section 5.6(b), each Party to this Agreement: (i) shall make all filings and other submissions (if any) and give all notices (if any) required to be made and given by such Party in connection with the Merger and the other Contemplated Transactions; (ii) shall use commercially reasonable efforts to obtain each consent (if any) reasonably required to be obtained (pursuant to any applicable Law or Contract, or otherwise) by such Party in connection with the Merger or any of the other Contemplated Transactions or for such Contract to remain in full force and effect; (iii) shall use commercially reasonable efforts to lift any injunction prohibiting, or any other legal bar to, the Merger or any of the other Contemplated Transactions; and (iv) shall use commercially reasonable efforts to satisfy the conditions precedent to the consummation of this Agreement.

        (b)   Notwithstanding anything to the contrary contained in this Agreement, no Party shall have any obligation under this Agreement: (i) to dispose of or transfer or cause any of its Subsidiaries to dispose of or transfer any assets; (ii) to discontinue or cause any of its Subsidiaries to discontinue offering any product or service; (iii) to license or otherwise make available, or cause any of its Subsidiaries to license or otherwise make available to any Person any Intellectual Property; (iv) to hold separate or cause any of its Subsidiaries to hold separate any assets or operations (either before or after the Closing Date); (v) to make or cause any of its Subsidiaries to make any commitment (to any Governmental Authority or otherwise) regarding its future operations; or (vi) to contest any Legal Proceeding or any order, writ, injunction or decree relating to the Merger or any of the other Contemplated Transactions if such Party determines in good faith that contesting such Legal Proceeding or order, writ, injunction or decree might not be advisable.

        5.7    Disclosure.    Without limiting any of either Party's obligations under the Confidentiality Agreement, each Party shall not, and shall not permit any of its Subsidiaries or any Representative of such Party to, issue any press release or make any disclosure (to any customers or employees of such Party, to the public or otherwise) regarding the Merger or any of the other Contemplated Transactions unless: (a) the other Party shall have approved such press release or disclosure in writing; or (b) such Party shall have determined in good faith, upon the advice of outside legal counsel, that such disclosure is required by applicable Laws and, to the extent practicable, before such press release or disclosure is issued or made, such Party advises the other Party of, and consults with the other Party regarding, the text of such press release or disclosure; provided, however, that each of the Company and Saffron may make any public statement in response to specific questions by the press, analysts, investors or those attending industry conferences or financial analyst conference calls, so long as any such statements are consistent with previous press releases, public disclosures or public statements made by the Company or Saffron in compliance with this Section 5.7.

        5.8    Listing.    At or prior to the Effective Time, Saffron shall use its commercially reasonable efforts to cause the shares of Saffron Common Stock being issued in the Merger to be approved for listing (subject to notice of issuance) on the NASDAQ Global Market (or such other NASDAQ market which the Saffron Common Stock then trades) at or prior to the Effective Time and the Company shall use its commercially reasonable efforts to provide the information required for an initial listing application pursuant to NASDAQ Rule 5110 and to fully cooperate and participate in preparing such application and obtaining such listing.

        5.9    Tax Matters.

        (a)   Saffron, Merger Sub and the Company shall use their respective commercially reasonable efforts to cause the Merger, together with the issuance of shares of Saffron Common Stock to the stockholders of the Company, to qualify, and agree not to, and not to permit or cause any affiliate or any subsidiary to, take any actions or cause any action to be taken that would or could reasonably be expected to prevent or impede the Merger, together with the issuance of shares of Saffron Common Stock to the stockholders of the Company, from qualifying as a "reorganization" under Section 368(a) of the Code.

        (b)   This Agreement is intended to constitute, and the parties hereto hereby adopt this Agreement as, a "plan of reorganization" within the meaning Treasury Regulation Sections 1.368-2(g) and 1.368-3(a). Saffron, Merger Sub and the Company shall treat, and shall not take any tax reporting position inconsistent with the treatment of, the Merger, together with the issuance of shares of Saffron Common Stock to the stockholders of the Company, as a "reorganization" within the meaning of Section 368(a) of the Code for U.S. federal, state and other relevant Tax purposes, unless otherwise required pursuant to a "determination" within the meaning of Section 1313(a) of the Code.

        5.10    Cooperation.    Each Party shall cooperate reasonably with the other Party and shall provide the other Party with such assistance as may be reasonably requested for the purpose of facilitating the performance by each Party of their obligations under this Agreement and to enable the combined entity to continue to meet its obligations following the Closing.

        5.11    Directors.

        (a)   Subject to any legal requirement, at and immediately after the Effective Time, the initial size of the Board of Directors of Saffron shall be seven (7) and the initial directors to serve on the Board of Directors of Saffron shall be Paul A. Friedman, M.D., who shall be the Chairman, and Fred Craves, Ph.D., who shall be the lead director, Rebecca Taub, M.D., Keith Gollust, two additional individuals to be selected by the Company, and one additional individual to be mutually agreed upon by Saffron and the Company, each until their respective successors are duly elected or appointed and qualified or their earlier death, resignation or removal. At and immediately after the Effective Time, the officers of Saffron and the director classification shall be specified in Schedule 5.11.

        (b)   Effective immediately following the Effective Time, Saffron and the Surviving Corporation shall cause the size and composition of the board of directors of the Surviving Corporation to be identical in size and composition to the board of directors of Saffron after taking into account the requirements and actions set forth in Section 5.11(a), except that the board of directors of the Surviving Corporation shall not be classified.

        5.12    Stockholder Litigation.     Until the earlier of the termination of this Agreement in accordance with its terms or the Effective Time, Saffron, on the one hand, and the Company, on the other hand, shall give the other Party the opportunity to participate in the defense or settlement of any stockholder litigation relating to this Agreement or any of the Contemplated Transactions, and shall not settle any such litigation without the other Party's written consent, which will not be unreasonably withheld, conditioned or delayed. Prior to or as promptly as practicable following the date hereof, Saffron and its Board of Directors shall amend the Saffron Bylaws to include a provision requiring that the Court of Chancery of the State of Delaware shall be the exclusive forum for any disputes involving Saffron stockholders' rights with respect to Saffron.

        5.13    Section 16 Matters.     Prior to the Closing, the Board of Directors of Saffron shall use all reasonable efforts to approve in advance in accordance with the procedures set forth in Rule 16b-3 promulgated under the Exchange Act and the Skadden, Arps, Slate, Meagher & Flom LLP SEC No-Action Letter (January 12, 1999) any acquisitions and/or dispositions of equity securities of Saffron resulting from the Contemplated Transactions by each Person who is subject to Section 16 of the Exchange Act (or who will become subject to Section 16 of the Exchange Act as a result of the Contemplated Transactions) with respect to equity securities of Saffron.

        5.14    Securityholder List.     At least two (2) Business Days prior to the Effective Time, the Company shall deliver to Saffron a true, correct and complete list, as of that date, of all issued and outstanding shares of the capital stock of the Company on a holder-by-holder basis.

        5.15    Reverse Split.     Saffron shall submit to the Saffron Stockholders at the Saffron Stockholder Meeting a proposal to approve and adopt an amendment to the Saffron Charter to authorize the Board of Directors of Saffron to effect a reverse stock split of all outstanding shares of Saffron Common Stock at a reverse stock split ratio in the range mutually agreed to by the Company and Saffron (the "Reverse Stock Split"), and shall take such other actions as shall be reasonably necessary to effectuate the Reverse Stock Split.

        5.16    Preferred Stock and Convertible Debt.     The Company shall take all action required to effect the conversion of all outstanding Company Preferred Stock and Convertible Debt into no more than the number of shares of Company Common Stock set forth in Section 5.16 of the Company Disclosure Schedule pursuant to the Company Stockholder Written Consent effective immediately prior to the Effective Time, and the Company will provide Saffron with evidence of such conversion to the sole satisfaction of Saffron. The Company shall not prepay any Convertible Debt.

        5.17    Validity of Private Placement for Merger Shares.     In connection with the solicitation of the Company Stockholder Approval, the Company shall deliver to each holder of Company Capital Stock or any securities convertible into, exchangeable for, or representing the right to subscribe for, purchase, or otherwise receive any shares of Company Capital Stock or any other equity security of the Company, a standard form of accredited investor questionnaire. In reliance on such accredited investor questionnaires, Saffron and the Company shall take such action as reasonably necessary to ensure that the issuance of shares of Saffron Common Stock in the Merger shall validly qualify for an exemption from the registration and prospectus delivery requirements of the Securities Act and the equivalent state "blue-sky" laws.

        5.18    Forfeiture of Restricted Shares.     The Company shall take all action required to ensure that the restricted shares of Company Common Stock set forth in Section 5.18 of the Company Disclosure Schedule are forfeited to the Company and are no longer outstanding immediately prior to the Effective Time, and the Company will provide Saffron with evidence of such conversion to the sole satisfaction of Saffron.

        5.19    Company Final Financial Statements.     The Company shall use reasonable best efforts to deliver to Saffron, (i) no later than April 15, 2016, true and complete copies of the Company's audited consolidated balance sheet as of December 31, 2015 and December 31, 2014, and the related consolidated statements of operations, cash flows and stockholders equity for the twelve months ended December 31, 2015 and December 31, 2014, together with the notes thereto and the reports and opinions of Friedman LLP relating thereto (the "Company Audited Financial Statements"), and (ii) as soon as practicable but no later than April 29, 2016, true and complete copies of the Company's unaudited consolidated balance sheet as of March 31, 2016 and the related unaudited consolidated statements of operations, cash flows and stockholders equity for the three months ended March 31, 2016, together with the notes thereto (the "Company Interim Financial Statements", and together with the Company Audited Financial Statements, the "Company Final Financial Statements"). The Company represents and warrants that (A) the Company Audited Financial Statements will not materially differ from the Company Preliminary Financial Statements, and (B) the Company Final Financial Statements (i) will comply as to form in all material respects prior to the filing of the Proxy Statement, with the published rules and regulations of the SEC with respect thereto, (ii) will be prepared in accordance with GAAP applied on a consistent basis (unless otherwise noted therein) throughout the periods indicated and (iii) will fairly present, in all material respects, the financial condition and operating results of the Company as of the dates and for the periods indicated therein.

        Section 6.    CONDITIONS PRECEDENT TO OBLIGATIONS OF EACH PARTY

        The obligations of each Party to effect the Merger and otherwise consummate the transactions to be consummated at the Closing are subject to the satisfaction or, to the extent permitted by applicable Law, the written waiver by each of the Parties, at or prior to the Closing, of each of the following conditions:

        6.1    No Restraints.     No temporary restraining order, preliminary or permanent injunction or other order preventing the consummation of the Merger shall have been issued by any court of competent jurisdiction or other Governmental Authority and remain in effect, and there shall not be any Law which has the effect of making the consummation of the Merger illegal.

        6.2    Stockholder Approval.     This Agreement, the Merger, the conversion of the Company Preferred Stock into Company Common Stock and the other Contemplated Transaction shall have been duly adopted and approved by the Company Stockholder Approval, and the Saffron Stockholder Proposals shall have been duly approved by the Saffron Stockholder Approval.

        6.3    No Governmental Proceedings Relating to Contemplated Transactions or Right to Operate Business.     There shall not be any Legal Proceeding pending, or overtly threatened in writing, by an official of a Governmental Authority in which such Governmental Authority indicates that it intends to conduct any Legal Proceeding or taking any other action: (a) challenging or seeking to restrain or prohibit the consummation of the Merger; (b) relating to the Merger and seeking to obtain from Saffron, Merger Sub or the Company any damages or other relief that may be material to Saffron or the Company; or (c) seeking to prohibit or limit in any material and adverse respect a Party's ability to vote, transfer, receive dividends with respect to or otherwise exercise ownership rights with respect to the stock of Saffron.

        6.4    Proxy Statement.     No stop order prohibiting the issuance of the Merger Shares shall have been issued and no proceedings for that purpose shall have been initiated or threatened by the SEC or any other Governmental Authority and no similar proceeding in respect of the Proxy Statement shall have been initiated or threatened by the SEC or any Governmental Authority.

        6.5    Blue Sky Laws.     The actions set forth on Schedule 6.6 (relating to the state securities laws that must be complied with in connection with the Merger) will have been complied with and any approval, consent, ratification, permission, waiver or authorization issued by any Governmental Authority related thereto will be in full force and effect.

        Section 7.    ADDITIONAL CONDITIONS PRECEDENT TO OBLIGATIONS OF SAFFRON AND MERGER SUB

        The obligations of Saffron and Merger Sub to effect the Merger and otherwise consummate the transactions to be consummated at the Closing are subject to the satisfaction or the written waiver by Saffron, at or prior to the Closing, of each of the following conditions:

        7.1    Accuracy of Representations.     The representations and warranties of the Company contained in this Agreement (X) (a) shall have been true and correct as of the date of this Agreement, except for those representations and warranties which address matters only as of a particular date (which representations shall have been true and correct as of such particular date) and (b) shall be true and correct on and as of the Closing Date with the same force and effect as if made on the Closing Date, except in each case where the failure to be true and correct has not had, and would not reasonably be expected to have, a Company Material Adverse Effect, and (Y) the representation and warranties of the Company contained in Section 2.2 hereof shall be true and correct as of the date hereof and as of the Closing Date, except (a) to the extent such representations and warranties are specifically made as of a particular date, in which case such representations and warranties shall be true and correct as of such date and (b) for de minimis inaccuracies. For purposes of determining the accuracy of such representations and warranties, any update of or modification to the Company Disclosure Schedule made or purported to have been made after the date of this Agreement shall be disregarded.

        7.2    Performance of Covenants.     Each of the covenants and obligations in this Agreement that the Company is required to comply with or to perform at or prior to the Closing shall have been complied with and performed by the Company in all material respects.

        7.3    Consents.

        (a)   All of the consents set forth on Section 7.3(a) of the Company Disclosure Schedule shall have been obtained and shall be in full force and effect.

        (b)   Any Permit or other consent required to be obtained by the Company under any applicable antitrust or competition Law or regulation or other Law shall have been obtained and shall remain in full force and effect.

        7.4    Officers' Certificate.     Saffron shall have received a certificate executed by the Chief Executive Officer and Chief Financial Officer of the Company confirming that the conditions set forth in Sections 7.1, 7.2, and 7.3 have been duly satisfied.

        7.5    No Company Material Adverse Effect.     Since the date of this Agreement, there shall not have occurred any Company Material Adverse Effect.

        7.6    Preferred Stock and Convertible Debt Conversion.     The Company Preferred Stock and Convertible Debt shall cease to be outstanding and shall have been converted into no more than the number of shares of Company Common Stock set forth in Section 5.16 of the Company Disclosure Schedule and the Company shall have provided Saffron with evidence of such conversion to the sole satisfaction of Saffron.

        7.7    Employment Agreements.     Employment agreements shall have been executed with Paul A. Friedman, M.D. and Rebecca Taub, M.D., to the sole satisfaction of Saffron.

        7.8    Company Private Placement.     The Company Private Placement shall have been consummated and the Company shall have received an aggregate of $9,000,000 of gross proceeds, including a tranche of $750,000 of gross proceeds received by the Company on March 1, 2016 and a tranche of $2,625,000 of gross proceeds to be received by the Company concurrently with or prior to the signing of this Agreement, on the terms and conditions thereof.

        7.9    Restricted Shares.     The restricted shares of Company Common Stock set forth in Section 5.18 of the Company Disclosure Schedule shall have been forfeited to the Company and shall no longer be outstanding, and the Company shall have provided evidence of such forfeiture to the sole satisfaction of Saffron.

        7.10    Company Indebtedness.     All Indebtedness of the Company, including without limitation the Indebtedness set forth in Section 7.10 of the Company Disclosure Schedule, shall have been repaid, settled or extinguished, and the Company shall have provided evidence of the repayment, settlement or extinguishment of such Indebtedness to the sole satisfaction of Saffron.

        Section 8.    ADDITIONAL CONDITIONS PRECEDENT TO OBLIGATION OF THE COMPANY

        The obligations of the Company to effect the Merger and otherwise consummate the transactions to be consummated at the Closing are subject to the satisfaction or the written waiver by the Company, at or prior to the Closing, of each of the following conditions:

        8.1    Accuracy of Representations.     The representations and warranties of Saffron and Merger Sub contained in this Agreement (a) shall have been true and correct as of the date of this Agreement except for those representations and warranties which address matters only as of a particular date (which representations shall have been true and correct as of such particular date) and (b) shall be true and correct on and as of the Closing Date with the same force and effect as if made on the Closing Date, except in each case where the failure to be true and correct has not had, and would not reasonably be expected to have, a Saffron Material Adverse Effect, it being understood that, for purposes of determining the accuracy of such representations and warranties, any update of or modification to the Saffron Disclosure Schedule made or purported to have been made after the date of this Agreement shall be disregarded.

        8.2    Performance of Covenants.     All of the covenants and obligations in this Agreement that Saffron or Merger Sub is required to comply with or to perform at or prior to the Closing shall have been complied with and performed in all material respects.

        8.3    Consents.

        (a)   All the consents set forth on Section 8.3 of the Saffron Disclosure Schedule shall have been obtained and shall be in full force and effect.

        (b)   Any Permit or other consent required to be obtained by Saffron under any applicable antitrust or competition Law or regulation or other Law shall have been obtained and shall remain in full force and effect.

        8.4    Officers' Certificates.     The Company shall have received (a) a certificate executed by the Chief Executive Officer of Saffron confirming that the conditions set forth in Sections 8.1, 8.2 and 8.3 have been duly satisfied and (b) three (3) days prior to the Closing, a certificate executed by the Chief Financial Officer of Saffron certifying that the contents of the Net Cash Schedule, as well as the work papers and back-up materials provided therewith, are true and correct in all material respects and that the Net Cash Condition has been satisfied.

        8.5    No Saffron Material Adverse Effect.     Since the date of this Agreement, there shall not have occurred any Saffron Material Adverse Effect.

        8.6    Minimum Net Cash.     The Net Cash of Saffron at the Closing shall not be less than $28,500,000 (the "Net Cash Condition").

        Section 9.    TERMINATION

        9.1    Termination.    This Agreement may be terminated prior to the Effective Time (whether before or after adoption of this Agreement by the Company's stockholders and whether before or after approval of the Merger and issuance of Saffron Common Stock in the Merger by Saffron's stockholders, unless otherwise specified below):

        (a)   by mutual written consent of Saffron and the Company duly authorized by the Boards of Directors of Saffron and the Company;

        (b)   by either Saffron or the Company if the Merger shall not have been consummated by September 30, 2016; provided, however, that the right to terminate this Agreement under this Section 9.1(b) shall not be available to any Party whose action or failure to act has been a principal cause of the failure of the Merger to occur on or before such date and such action or failure to act constitutes a breach of this Agreement;

        (c)   by either Saffron or the Company if a court of competent jurisdiction or other Governmental Authority shall have issued a final and nonappealable order, decree or ruling, or shall have taken any other action, having the effect of permanently restraining, enjoining or otherwise prohibiting the Merger;

        (d)   by Saffron if the Company Stockholder Approval shall not have been obtained within twenty-four (24) hours after this Agreement is executed by the Parties;

        (e)   by either Saffron or the Company if (i) the Saffron Stockholder Meeting (including any adjournments and postponements thereof) shall have been held and completed and Saffron's stockholders shall have taken a final vote on the Merger, the Contemplated Transactions and the issuance of shares of Saffron Common Stock in the Merger and (ii) the Merger, such transactions or any of the issuance of Saffron Common Stock in the Merger and Reverse Stock Split shall not have been approved at the Saffron Stockholder Meeting (and shall not have been approved at any adjournment or postponement thereof) by the Saffron Stockholder Approval; provided, however, that the right to terminate this Agreement under this Section 9.1(e) shall not be available to Saffron where the failure to obtain the Saffron Stockholder Approval shall have been caused by the action or failure to act of Saffron and such action or failure to act constitutes a material breach by Saffron of this Agreement;

        (f)    by the Company (at any time prior to the approval of the issuance of Saffron Common Stock in the Merger by the Saffron Stockholder Approval) if a Saffron Change of Recommendation shall have occurred or Saffron fails to include the Saffron Recommendation in the Proxy Statement;

        (g)   by the Company, upon a breach of any representation, warranty, covenant or agreement on the part of Saffron or Merger Sub set forth in this Agreement, or if any representation or warranty of Saffron or Merger Sub shall have become inaccurate, in either case such that the conditions set forth in Section 8.1 or Section 8.2 would not be satisfied as of the time of such breach or as of the time such representation or warranty shall have become inaccurate, provided that if such inaccuracy in Saffron's or Merger Sub's representations and warranties or breach by Saffron or Merger Sub is curable by Saffron or Merger Sub, then this Agreement shall not terminate pursuant to this Section 9.1(g) as a result of such particular breach or inaccuracy until the earlier of (i) the expiration of a 30 day period commencing upon delivery of written notice from Saffron or Merger Sub to the Company of such breach or inaccuracy and (ii) Saffron or Merger Sub (as applicable) ceasing to exercise commercially reasonable efforts to cure such breach (it being understood that this Agreement shall not terminate pursuant to this Section 9.1(g) as a result of such particular breach or inaccuracy if such breach by Saffron or Merger Sub is cured prior to such termination becoming effective);

        (h)   by Saffron, upon a breach of any representation, warranty, covenant or agreement on the part of the Company set forth in this Agreement, or if any representation or warranty of the Company shall have become inaccurate, in either case such that the conditions set forth in Section 7.1 or Section 7.2 would not be satisfied as of the time of such breach or as of the time such representation or warranty shall have become inaccurate, provided that if such inaccuracy in the Company's representations and warranties or breach by the Company is curable by the Company then this Agreement shall not terminate pursuant to this Section 9.1(h) as a result of such particular breach or inaccuracy until the earlier of (i) the expiration of a 30 day period commencing upon delivery of written notice from the Company to Saffron of such breach or inaccuracy and (ii) the Company ceasing to exercise commercially reasonable efforts to cure such breach (it being understood that this Agreement shall not terminate pursuant to this Section 9.1(h) as a result of such particular breach or inaccuracy if such breach by the Company is cured prior to such termination becoming effective);

        (i)    by Saffron in connection with Saffron entering into a definitive agreement to effect a Saffron Superior Offer; or

        (j)    by the Company if, at any time after the date hereof and prior to the Closing, Saffron's Net Cash has fallen below $28,500,000 such that the Net Cash Condition would not be satisfied as of such time, and such deficiency is not likely to be cured prior to the Closing Date.

        9.2    Effect of Termination.     In the event of the termination of this Agreement as provided in Section 9.1, this Agreement shall be of no further force or effect; provided, however, that (i) this Section 9.2, Section 9.3, and Section 10 shall survive the termination of this Agreement and shall remain in full force and effect, and (ii) the termination of this Agreement shall not relieve any Party from any liability for any material breach of any representation, warranty, covenant, obligation or other provision contained in this Agreement.

        9.3    Expenses; Termination Fees.

        (a)   Except as set forth in this Section 9.3, all fees and expenses incurred in connection with this Agreement and the Contemplated Transactions shall be paid by the Party incurring such expenses, whether or not the Merger is consummated.

        (b)   If this Agreement is terminated by Saffron or the Company, as applicable, pursuant to Section 9.1(e) or Section 9.1(j), Saffron shall pay to the Company within two (2) Business Days after termination of the Agreement an amount equal to the total documented expenses incurred by the Company or the Company's stockholders in connection with the negotiation and execution of this Agreement and the Contemplated Transactions, not to exceed $250,000 in the aggregate.

        (c)   (i)    If this Agreement is terminated by Saffron or the Company pursuant to Section 9.1(f) or 9.1(i), Saffron shall pay to the Company, within ten (10) Business Days after termination of the Agreement, a nonrefundable fee in an amount equal to $1,250,000.

           (ii)  If this Agreement is terminated by Saffron pursuant to Section 9.1(d), the Company shall pay to Saffron, within ten (10) Business Days after termination of the Agreement, a nonrefundable fee in an amount equal to $1,000,000.

        (d)   If either Party fails to pay when due any amount payable by such Party under Section 9.3(a), 9.3(b), or 9.3(c) then (i) such Party shall reimburse the other Party for reasonable costs and expenses (including reasonable fees and disbursements of counsel) incurred in connection with the collection of such overdue amount and the enforcement by the other Party of its rights under this Section 9.3, and (ii) such Party shall pay to the other Party interest on such overdue amount (for the period commencing as of the date such overdue amount was originally required to be paid and ending on the date such overdue amount is actually paid to the other Party in full) at a rate per annum equal to the "prime rate" (as announced by Bank of America or any successor thereto) in effect on the date such overdue amount was originally required to be paid.

        Section 10.    MISCELLANEOUS PROVISIONS

        10.1    Non-Survival of Representations and Warranties.     The representations and warranties of the Company, Merger Sub and Saffron contained in this Agreement or any certificate or instrument delivered pursuant to this Agreement shall terminate at the Effective Time, and only the covenants that by their terms survive the Effective Time and this Section 10 shall survive the Effective Time.

        10.2    Amendment.    This Agreement may be amended with the approval of the respective Boards of Directors of the Company and Saffron at any time (whether before or after the adoption and approval of this Agreement by the Company's stockholders or before or after the approval of the Merger or issuance of shares of Saffron Common Stock in the Merger); provided, however, that after any such adoption and approval of this Agreement by a Party's stockholders, no amendment shall be made which by Law requires further approval of the stockholders of such Party without the further approval of such stockholders. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the Company and Saffron.

        10.3    Waiver.

        (a)   No failure on the part of any Party to exercise any power, right, privilege or remedy under this Agreement, and no delay on the part of any Party in exercising any power, right, privilege or remedy under this Agreement, shall operate as a waiver of such power, right, privilege or remedy; and no single or partial exercise of any such power, right, privilege or remedy shall preclude any other or further exercise thereof or of any other power, right, privilege or remedy.

        (b)   No Party shall be deemed to have waived any claim arising out of this Agreement, or any power, right, privilege or remedy under this Agreement, unless the waiver of such claim, power, right, privilege or remedy is expressly set forth in a written instrument duly executed and delivered on behalf of such Party; and any such waiver shall not be applicable or have any effect except in the specific instance in which it is given.

        10.4    Entire Agreement; Counterparts; Exchanges by Facsimile.     This Agreement and the other agreements referred to in this Agreement constitute the entire agreement and supersede all prior agreements and understandings, both written and oral, among or between any of the Parties with respect to the subject matter hereof and thereof; provided, however, that the Confidentiality Agreement shall not be superseded and shall remain in full force and effect in accordance with its terms. This Agreement may be executed in several counterparts, each of which shall be deemed an original and all of which shall constitute one and the same instrument. The exchange of a fully executed Agreement (in counterparts or otherwise) by all Parties by facsimile or electronic transmission via ".pdf" shall be sufficient to bind the Parties to the terms and conditions of this Agreement.

        10.5    Applicable Law; Jurisdiction.     This Agreement shall be governed by, and construed in accordance with, the Laws of the State of Delaware, regardless of the Laws that might otherwise govern under applicable principles of conflicts of Laws. In any action or proceeding between any of the parties arising out of or relating to this Agreement or any of the Contemplated Transactions, each of the parties: (i) irrevocably and unconditionally consents and submits to the exclusive jurisdiction and venue of the Court of Chancery of the State of Delaware or to the extent such court does not have subject matter jurisdiction, the Superior Court of the State of Delaware or the United States District Court for the District of Delaware, (ii) agrees that all claims in respect of such action or proceeding shall be heard and determined exclusively in accordance with clause (i) of this Section 10.5, (iii) waives any objection to laying venue in any such action or proceeding in such courts, (iv) waives any objection that such courts are an inconvenient forum or do not have jurisdiction over any party, and (v) agrees that service of process upon such party in any such action or proceeding shall be effective if notice is given in accordance with Section 10.8 of this Agreement.

        10.6    Attorneys' Fees.     In any action at Law or suit in equity to enforce this Agreement or the rights of any of the parties under this Agreement, the prevailing Party in such action or suit shall be entitled to receive a reasonable sum for its attorneys' fees and all other reasonable costs and expenses incurred in such action or suit.

        10.7    Assignability.    This Agreement shall be binding upon, and shall be enforceable by and inure solely to the benefit of, the parties hereto and their respective successors and assigns; provided, however, that neither this Agreement nor any of a Party's rights or obligations hereunder may be assigned or delegated by such Party without the prior written consent of the other Party, and any attempted assignment or delegation of this Agreement or any of such rights or obligations by such Party without the other Party's prior written consent shall be void and of no effect. Nothing in this Agreement, express or implied, is intended to or shall confer upon any Person (other than: (a) the parties hereto;

and (b) the directors and officers of the Company referred to in Section 5.5(a) to the extent of their respective rights pursuant to Section 5.5) any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

        10.8    Notices.    Any notice or other communication required or permitted to be delivered to any Party under this Agreement shall be in writing and shall be deemed properly delivered, given and received when delivered by hand, by registered mail, by courier or express delivery service or by facsimile to the address or facsimile telephone number set forth beneath the name of such Party below (or to such other address or facsimile telephone number as such Party shall have specified in a written notice given to the other parties hereto):

  if to Saffron or Merger Sub:

    Synta Pharmaceuticals Corp.
    45 Hartwell Avenue
    Lexington, MA 02421
    Telephone:    (781) 274-8200
    Fax:    (781) 274-8228
    Attention:    Chief Executive Officer

  with a copy to:

    Mintz, Levin, Cohn, Ferris, Glovsky & Popeo, P.C.
    One Financial Center
    Boston, Massachusetts 02111
    Fax:    (617) 542-2241
    Attention:    Matthew J. Gardella, Esq.

  if to the Company:

    Madrigal Pharmaceuticals, Inc.
    500 Office Center Drive, Suite 400
    Fort Washington, PA 19034
    Telephone:    (267) 327-4424
    Fax:    (949) 725-4100
    Attention:    Chief Executive Officer

  with a copy to:

    Stradling Yocca Carlson & Rauth, P.C.
    660 Newport Center Drive, Suite 1600
    Newport Beach, CA 92660
    Telephone:    (949) 725-4000
    Fax:    (949) 725-4100
    Attention:    Lawrence B. Cohn, Esq.
                          Michael L. Lawhead, Esq.

        10.9    Cooperation.    Each Party agrees to cooperate fully with the other Party and to execute and deliver such further documents, certificates, agreements and instruments and to take such other actions as may be reasonably requested by the other Party to evidence or reflect the Contemplated Transactions and to carry out the intent and purposes of this Agreement.

        10.10    Severability.    Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions of this Agreement or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction. If a final judgment of a court of competent jurisdiction declares that any term or provision of this Agreement is invalid or unenforceable, the Parties hereto agree that the court making such determination shall have the power to limit such term or provision, to delete specific words or phrases or to replace such term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be valid and enforceable as so modified. In the event such court does not exercise the power granted to it in the prior sentence, the Parties hereto agree to replace such invalid or unenforceable term or provision with a valid and enforceable term or provision that will achieve, to the extent possible, the economic, business and other purposes of such invalid or unenforceable term or provision.

        10.11    Other Remedies; Specific Performance.     Except as otherwise provided herein, any and all remedies herein expressly conferred upon a Party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by Law or equity upon such Party, and the exercise by a Party of any one remedy will not preclude the exercise of any other remedy. The Parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the Parties shall be entitled to seek an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, this being the addition to any other remedy to which they are entitled at Law or in equity.

        10.12    Construction.

        (a)   For purposes of this Agreement, whenever the context requires: the singular number shall include the plural, and vice versa; the masculine gender shall include the feminine and neuter genders; the feminine gender shall include the masculine and neuter genders; and the neuter gender shall include masculine and feminine genders.

        (b)   The Parties hereto agree that any rule of construction to the effect that ambiguities are to be resolved against the drafting Party shall not be applied in the construction or interpretation of this Agreement.

        (c)   As used in this Agreement, the words "include" and "including," and variations thereof, shall not be deemed to be terms of limitation, but rather shall be deemed to be followed by the words "without limitation."

        (d)   Except as otherwise indicated, all references in this Agreement to "Sections," "Exhibits" and "Schedules" are intended to refer to Sections of this Agreement and Exhibits and Schedules to this Agreement, respectively.

        (e)   The bold-faced headings contained in this Agreement are for convenience of reference only, shall not be deemed to be a part of this Agreement and shall not be referred to in connection with the construction or interpretation of this Agreement.

[Remainder of page intentionally left blank]

        IN WITNESS WHEREOF, the parties have caused this Agreement to be executed as of the date first above written.

SYNTA PHARMACEUTICALS CORP.
By:	/s/ CHEN SCHOR
	Name:	Chen Schor
	Title:	President and Chief Executive Officer
SAFFRON MERGER SUB, INC.
By:	/s/ CHEN SCHOR
	Name:	Chen Schor
	Title:	President
MADRIGAL PHARMACEUTICALS, INC.
By:	/s/ REBECCA TAUB
	Name:	Rebecca Taub, M.D.
	Title:	Acting Chief Executive Officer

[Signature Page to Agreement and Plan of Merger and Reorganization]

EXHIBIT A

Definitions

        "Affiliate" means with respect to any Person, any other Person controlling, controlled by, or under common control with such Person. As used in this definition, "control" (including, with its correlative meanings, "controlled by" and "under common control with") means the possession, directly or indirectly, of power to direct or cause the direction of the management and policies of a Person whether through the ownership of voting securities, by contract or otherwise.

        "Agreement" has the meaning set forth in the Preamble and shall include the Exhibits and Schedules annexed hereto or referred to herein.

        "Business Day" means any day other than (a) a Saturday or Sunday, or (b) a day on which banking and savings and loan institutions are authorized or required by Laws to be closed in the Commonwealth of Massachusetts.

        "Certificate of Merger" has the meaning set forth in Section 1.3

        "Closing" has the meaning set forth in Section 1.3.

        "Closing Date" has the meaning set forth in Section 1.3.

        "Code" means the Internal Revenue Code of 1986, as amended.

        "Company" has the meaning set forth in the Preamble.

        "Company Acceptable Confidentiality Agreement" has the meaning set forth in Section 4.5(a).

        "Company Acquisition Proposal" has the meaning set forth in Section 4.5(a)(ii)(A).

        "Company Ancillary Lease Documents" means all subleases, overleases and other ancillary agreements or documents pertaining to the tenancy at each such parcel of the Company Leased Real Property that materially affect or may materially affect the tenancy at any Company Leased Real Property.

        "Company Balance Sheet" has the meaning set forth in Section 2.5(a).

        "Company Board Recommendation" has the meaning set forth in Section 5.2(a)(ii).

        "Company Business" means the business of the Company as currently conducted.

        "Company Bylaws" has the meaning set forth in Section 2.1(a).

        "Company Capital Stock" means the Common Stock and Preferred Stock of the Company.

        "Company Change of Recommendation" has the meaning set forth in Section 4.5(a).

        "Company Charter" has the meaning set forth in Section 2.1(a).

        "Company Common Stock" means the common stock, $0.0001 par value per share, of the Company.

        "Company Contingent Workers" has the meaning set forth in Section 2.15(b).

        "Company Contract" means any Contract together with any amendments, waivers or other modifications thereto, to which the Company is a party.

        "Company Copyrights" has the meaning set forth in Section 2.9(a).

        "Company Disclosure Schedule" has the meaning set forth in Section 2.

        "Company Employee Program" has the meaning set forth in Section 2.14(a).

        "Company Audited Financial Statements" has the meaning set forth in Section 5.19.

        "Company Final Financial Statements" has the meaning set forth in Section 5.19.

        "Company Interim Financial Statements" has the meaning set forth in Section 5.19.

        "Company Preliminary Financial Statements" has the meaning set forth in Section 2.5(a).

        "Company Intellectual Property" means all Intellectual Property owned by the Company or used or held for use by the Company in the Company Business and all Company Products. "Company Intellectual Property" includes, without limitation, Company Products, Company Patents, Company Marks, Company Copyrights and Company Trade Secrets.

        "Company Lease" means the lease, license, sublease or other occupancy agreements and all amendments, modifications, supplements, and assignments thereto, together with all exhibits, addenda, riders and other documents constituting a part thereof for each parcel of the Company Leased Real Property.

        "Company Leased Real Property" means the real property leased, subleased or licensed by the Company that is related to or used in connection with the Company Business, and the real property leased, subleased or licensed by the Company as tenant, subtenant, licensee or other similar party, together with, to the extent leased, licensed or owned by the Company, all buildings and other structures, facilities or leasehold improvements, currently or hereafter located thereon.

        "Company Licenses-In" has the meaning set forth in Section 2.9(a).

        "Company Licenses-Out" has the meaning set forth in Section 2.9(a).

        "Company Marks" has the meaning set forth in Section 2.9(a).

        "Company Material Adverse Effect" means any change, circumstance, condition, development, effect, event, occurrence, result or state of facts that, individually or when taken together with any other such change, circumstance, condition, development, effect, event, occurrence, result or state of facts, has or would reasonably be expected to (a) have a material adverse effect on the business, financial condition, assets, liabilities or results of operations of the Company, except that none of the following shall be taken into account in determining whether there has been a Company Material Adverse Effect: (i) changes in general economic or political conditions or the securities market in general (whether as a result of acts of terrorism, war (whether or not declared), armed conflicts or otherwise) to the extent they do not disproportionately affect the Company; (ii) changes in or affecting the industries in which the Company operates to the extent they do not disproportionately affect the Company in any material respect; (iii) changes, effects or circumstances resulting from the announcement or pendency of this Agreement or the consummation of the Contemplated Transactions or compliance with the terms of this Agreement; (iv) any specific action taken at the written request of Saffron or Merger Sub or expressly required by this Agreement; and (v) continued losses from operations or decreases in cash balances of the Company; or (b) prevent or materially delay the ability of Company to consummate the Contemplated Transactions.

        "Company Material Contract" has the meaning set forth in Section 2.10.

        "Company Minimum Holders" means the holders of at least a majority of the outstanding shares of Company Capital Stock voting together as a single class and on an as-converted basis.

        "Company Owned Real Property" means the real property in which the Company has any fee title (or equivalent).

        "Company Patents" has the meaning set forth in Section 2.9(a).

        "Company Permits" has the meaning set forth in Section 2.12(b).

        "Company Preferred Stock" means the preferred stock, $0.0001 par value per share, of the Company.

        "Company Private Placement" has the meaning set forth in the Recitals.

        "Company Products" means MGL-3196, MGL-3745 and the other products described in (i) the Company Patents, (ii) that certain Research, Development and Commercialization Agreement, dated December 18, 2008, by and between Hoffman-La Roche, Inc. and F. Hoffman-La Roche Ltd, on the one hand, and the VIA Pharmaceuticals, Inc., on the other hand (pertaining to R04923659-000) and (iii) that certain Research, Development and Commercialization Agreement, dated December 18, 2008, by and between Hoffman-La Roche, Inc. and F. Hoffman-La Roche Ltd, on the one hand, and the VIA Pharmaceuticals, Inc., on the other hand (pertaining to R05131723).

        "Company Qualified Bidder" has the meaning set forth in Section 4.5(a)(i).

        "Company Regulatory Agency" has the meaning set forth in Section 2.12(b).

        "Company Stock Certificate" has the meaning set forth in Section 1.6.

        "Company Stockholder Approval" has the meaning set forth in Section 2.24.

        "Company Stockholder Written Consent" means (a) the irrevocable adoption of this Agreement and approval of the Merger and (b) specified undertakings, representations, warranties, releases and waivers, pursuant to a written consent in substantially the form attached hereto as Exhibit F and otherwise reasonably acceptable to Saffron, signed by the Company Minimum Stockholders, pursuant to and in accordance with the applicable provisions of the DGCL and the Company Charter..

        "Company Stockholders" shall mean the holders of the capital stock of the Company immediately prior to the Effective Time.

        "Company Superior Offer" has the meaning set forth in Section 4.5(a)(ii)(B).

        "Company Trade Secrets" has the meaning set forth in Section 2.9(k).

        "Company Voting Agreements" has the meaning set forth in the Recitals.

        "Confidentiality Agreement" means that certain confidential disclosure agreement, dated as of October 23, 2015, by and between the Company and Saffron.

        "Contemplated Transactions" means the transactions proposed under this Agreement, including the Merger and Reverse Stock Split.

        "Contract" means any loan or credit agreement, bond, debenture, note, mortgage, indenture, lease, supply agreement, license agreement, development agreement or other contract, agreement, arrangement, understanding, obligation, commitment or instrument that is legally binding, whether written or oral.

        "Convertible Debt" means outstanding convertible promissory notes issued by the Company to certain lenders pursuant to the Company Private Placement, that certain Note Purchase Agreement, dated as of September 16, 2011, as amended, and that certain Assignment and Issuance Agreement, dated as of September 14, 2011.

        "DGCL" means the Delaware General Corporation Law.

        "Dissenting Shares" has the meaning set forth in Section 1.8(a).

        "Effective Time" has the meaning set forth in Section 1.3.

        "Employee Program" means (A) all employee benefit plans within the meaning of ERISA Section 3(3), including, but not limited to, multiple employer welfare arrangements (within the meaning of ERISA Section 3(40)), plans to which more than one unaffiliated employer contributes and employee benefit plans (such as foreign or excess benefit plans) which are not subject to ERISA; and (B) all equity compensation, retention, bonus, incentive, severance, deferred compensation, supplemental income, vacation, profit sharing, executive compensation, change in control, material fringe benefit, vacation, retiree benefit, health or other medical, dental, life, disability or other insurance plan, program, agreement or arrangement and all other written employee benefit plans, agreements, and arrangements not described in (A) above, including without limitation, any arrangement intended to comply with Code Section 120, 125, 127, 129 or 137. In the case of an Employee Program funded through a trust described in Code Section 401(a) or an organization described in Code Section 501(c)(9), or any other funding vehicle, each reference to such Employee Program shall include a reference to such trust, organization or other vehicle.

        "Encumbrance" means any mortgage, deed of trust, pledge, security interest, attachment, hypothecation, lien (statutory or otherwise), violation, charge, lease, license, option, right of first offer, right of first refusal, encumbrance, servient easement, deed restriction, adverse claim, reversion, reverter, preferential arrangement, restrictive covenant, condition or restriction of any kind or charge of any kind (including, without limitation, any conditional sale or title retention agreement or lease in the nature thereof) or any agreement to file any of the foregoing, any sale of receivables with recourse against either the Company or Saffron, as the case may be, or any subsidiary, stockholder or Affiliate thereof, and any filing or agreement to file any financing statement as debtor under the Uniform Commercial Code or any similar statute.

        "Environment" means soil, surface waters, groundwater, land, stream sediments, surface or subsurface strata and ambient air and biota living in or on such media.

        "Environmental Laws" means Laws relating to protection of the Environment or the protection of human health as it relates to the Environment, including, without limitation, the federal Comprehensive Environmental Response, Compensation and Liability Act, the Resource Conservation and Recovery Act, the Clean Air Act, the Clean Water Act, the Toxic Substances Control Act, the Endangered Species Act and similar foreign, federal, state and local Laws as in effect on the Closing Date.

        "ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

        "ERISA Affiliate" has the meaning ascribed thereto in Sections 2.14(h)(ii) and 3.14(h)(ii) hereof, as applicable.

        "Exchange Act" means the Securities Exchange Act of 1934, as amended.

        "Exchange Ratio" shall be equal to 5.5740.

        "FDA" has the meaning set forth in Section 2.12(b).

        "FDCA" has the meaning set forth in Section 2.12(b).

        "Fractional Share Cash Amount" has the meaning set forth in Section 1.5(c).

        "GAAP" means generally accepted accounting principles and practices in effect from time to time within the United States applied consistently throughout the period involved.

        "Governmental Authority" means any U.S. or foreign, federal, state, or local governmental commission, board, body, bureau, or other regulatory authority, agency, including courts and other judicial bodies, or any self-regulatory body or authority, including any instrumentality or entity designed to act for or on behalf of the foregoing.

        "Hazardous Material" means any pollutant, toxic substance, hazardous waste, hazardous materials, hazardous substances, petroleum or petroleum-containing products as defined in, or listed under, any Environmental Law.

        "Health Care Law" has the meaning set forth in Section 2.12(c).

        "HSP Assets" means any and all assets relating to Saffron's development of oncology medicines, including, but not limited to, any and all assets relating to the ganetespib, STA-12-8666 and HSP90 compounds.

        "Indebtedness" means Liabilities (a) for borrowed money, (b) evidenced by bonds, debentures, notes or similar instruments, (c) upon which interest charges are customarily paid (other than obligations accepted in connection with the purchase of products or services in the ordinary course of business), (d) of others secured by (or which the holder of such Liabilities has an existing right, contingent or otherwise, to be secured by) any Encumbrance or security interest on property owned or acquired by the Person in question whether or not the obligations secured thereby have been assumed, (e) under leases required to be accounted for as capital leases under GAAP, or (f) guarantees relating to any such Liabilities.

        "Intellectual Property" means any and all of the following, as they exist throughout the world: (A) patents, patent applications of any kind, patent rights, inventions, discoveries and invention disclosures (whether or not patented) (collectively, "Patents"); (B) rights in registered and unregistered trademarks, service marks, trade names, trade dress, logos, packaging design, slogans and Internet domain names, and registrations and applications for registration of any of the foregoing (collectively, "Marks"); (C) copyrights in both published and unpublished works, including without limitation all compilations, databases and computer programs, manuals and other documentation and all copyright registrations and applications, and all derivatives, translations, adaptations and combinations of the above (collectively, "Copyrights"); (D) rights in know-how, trade secrets, confidential or proprietary information, research in progress, algorithms, data, designs, processes, formulae, drawings, schematics, blueprints, flow charts, models, strategies, prototypes, techniques, Beta testing procedures and Beta testing results (collectively, "Trade Secrets"); (E) any and all other intellectual property rights and/or proprietary rights relating to any of the foregoing; and (F) goodwill, franchises, licenses, permits, consents, approvals, and claims of infringement and misappropriation against third parties.

        "Intervening Event" means any event, change, effect, development, condition or occurrence that (a) does not relate to any Saffron Acquisition Proposal and (b) is not known and was not reasonably foreseeable to the Board of Directors of Saffron as of the date hereof.

        "IRS" means the Internal Revenue Service of the United States.

        "Knowledge of Saffron" means the actual knowledge of the chief executive officer and chief financial officer of Saffron, after due inquiry by each such individual of each such individual's direct reports.

        "Knowledge of the Company" means the actual knowledge of Fred Craves, Ph.D. and Rebecca Taub, M.D. after due inquiry by each such individual of each such individual's direct reports.

        "Law" or "Laws" means any federal, state, local, municipal, foreign (including foreign political subdivisions) or other law, Order, statute, constitution, principle of common law or equity, resolution, ordinance, code, writ, edict, decree, consent, approval, concession, franchise, permit, rule, regulation, judicial or administrative ruling, franchise, license, judgment, injunction, treaty, convention or other governmental certification, authorization or requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Authority, and the term "applicable" with respect to such Laws and in the context that refers to one or more Persons means that such Laws apply to such Person or Persons or its or their business, undertaking, property or security and put into effect by or under the authority of a Governmental Authority having jurisdiction over the Person or Persons or its or their business, undertaking, property or security.

        "Legal Proceeding" means any action, arbitration, cause of action, claim, complaint, criminal prosecution, demand letter, governmental or other examination or investigation, hearing, inquiry, administrative or other proceeding, or notice by any Person alleging potential liability.

        "Liability" has the meaning set forth in Section 2.11.

        "Merger" has the meaning set forth in the Recitals.

        "Merger Shares" has the meaning set forth in Section 1.5.

        "Merger Sub" has the meaning set forth in the Preamble.

        "Multiemployer Plan" means an employee pension benefit plan or welfare benefit plan described in Section 4001(a)(3) of ERISA.

        "Net Cash" means, as of any particular time, (x) Saffron's cash and cash equivalents, short-term investments, net and restricted cash, plus (y) accounts receivable, minus (z) the aggregate of the following obligations and liabilities of Saffron, calculated without duplication:

            (i)  All accounts payable and severance payments;

           (ii)  All Indebtedness of Saffron for borrowed money or in respect of capitalized leases or the purchase of assets of Saffron (including all principal, accrued interest thereon (and if such Indebtedness is not prepayable, all remaining interest to be paid or accrued through maturity thereof)), and any other amounts payable to the holders of such Indebtedness as a result of or in connection with, the consummation of the Contemplated Transactions);

          (iii)  All out-of-pocket closing or transactional costs in connection with the Contemplated Transactions (excluding any stockholder litigation relating to this Agreement or any of the Contemplated Transactions and excluding the Fractional Share Cash Amount), including amounts payable to financial advisors (including investment banks), attorneys, accountants or proxy solicitors that are paid, incurred or expected to be incurred, payable or subject to reimbursement by Saffron; and

          (iv)  Only those accrued expenses not already contemplated by clauses (i), (ii) and (iii) above, resulting from any incurred but yet unbilled professional fees, clinical costs, preclinical costs or operational costs pertaining to goods or services previously provided to Saffron as of the month end date prior to the Closing.

        "Net Cash Condition" has the meaning set forth in Section 8.6.

        "Net Cash Schedule" has the meaning set forth in Section 5.4.

        "Notice Period" has the meaning set forth in Section 4.5(b)(iv).

        "Official" has the meaning set forth in Section 2.22.

        "Ordinary Course of Business" means with respect to a Party, the ordinary and usual course of normal day-to-day operations of such Party, except that with respect to Saffron and its Subsidiaries, "Ordinary Course of Business" means the ordinary and usual course of normal day-to-day operations of Saffron and its Subsidiaries from and after March 1, 2016 and/or consistent with the operating plans delivered to the Company.

        "Order" means any judgment, order, writ, injunction, ruling, decision or decree of, or any settlement under the jurisdiction of, any Court or Governmental Authority.

        "Party" or "Parties" means Saffron, Merger Sub and the Company.

        "Permit" means any franchise, authorization, approval, Order, consent, license, certificate, permit, registration, qualification or other right or privilege.

        "Permitted Encumbrances" means (i) Encumbrances for Taxes or other governmental charges, assessments or levies that are not yet due and payable or being contested in good faith by appropriate proceedings, (ii) statutory landlord's, mechanic's, carrier's, workmen's, repairmen's or other similar Encumbrances arising or incurred in the ordinary course of business, the existence of which does not, and would not reasonably be expected to, materially impair the marketability, value or use and enjoyment of the asset subject to such Encumbrances, and (iii) Encumbrances and other conditions, easements and reservations of rights, including rights of way, for sewers, electric lines, telegraph and telephone lines and other similar purposes, and affecting the fee title to any real property leased by the Company and being transferred to Saffron or Merger Sub at Closing which are of record as of the date of this Agreement and the existence of which does not, and would not reasonably be expected to, materially impair use and enjoyment of such real property, and (iv) with respect to Leased Real Property only, Encumbrances (including Indebtedness) encumbering the fee title interested in any Leased Real Property which are not attributable to the Company. Notwithstanding the foregoing, any Encumbrances for Indebtedness of the Company as of the Closing will not be a Permitted Encumbrance.

        "Person" means any individual, corporation, firm, partnership, joint venture, association, trust, company, Governmental Authority, syndicate, body corporate, unincorporated organization, or other legal entity, or any governmental agency or political subdivision thereof.

        "PHSA" has the meaning set forth in Section 2.12(b).

        "Pre-Closing Period" has the meaning set forth in Section 4.1.

        "Proxy Statement" has the meaning set forth in Section 5.1(a).

        "Registration Statement" has the meaning set forth in Section 5.1.

        "Release" means any releasing, disposing, discharging, injecting, spilling, leaking, pumping, dumping, emitting, escaping or emptying of a Hazardous Material into the Environment.

        "Representatives" means the directors, officers, employees, Affiliates, investment bankers, financial advisors, attorneys, accountants, brokers, finders or representatives of the Company, Merger Sub, Saffron or any of their respective Subsidiaries, as the case may be.

        "Reverse Stock Split" has the meaning set forth in Section 5.15.

        "Saffron" has the meaning set forth in the Preamble.

        "Saffron Acceptable Confidentiality Agreement" has the meaning set forth in Section 4.5(b).

        "Saffron Acquisition Proposal" has the meaning set forth in Section 4.5(b)(ii)(A).

        "Saffron Ancillary Lease Documents" means all subleases, overleases and other ancillary agreements or documents pertaining to the tenancy at each such parcel of the Saffron Leased Real Property that materially affect or may materially affect the tenancy at any Saffron Leased Real Property.

        "Saffron Balance Sheet" has the meaning set forth in Section 3.13(b).

        "Saffron Business" means the business of Saffron and any Subsidiary as currently conducted and currently proposed to be conducted.

        "Saffron Bylaws" means the Restated By-laws of Saffron, as amended and in effect on the date hereof.

        "Saffron Change of Recommendation" has the meaning set forth in Section 4.5(b)(iii).

        "Saffron Change of Recommendation Notice" has the meaning set forth in Section 4.5(b)(iv).

        "Saffron Charter" means the Restated Certificate of Incorporation of Saffron, as amended and in effect on the date hereof.

        "Saffron Common Stock" means the common stock, par value $0.001 per share, of Saffron.

        "Saffron Contract" means any Contract together with any amendments, waivers or other modifications thereto, to which Saffron is a party.

        "Saffron Copyrights" has the meaning set forth in Section 3.9(a).

        "Saffron Contingent Workers" has the meaning set forth in Section 3.15(b).

        "Saffron Disclosure Schedule" has the meaning set forth in Section 3.

        "Saffron Employee Programs" has the meaning set forth in Section 3.14(a).

        "Saffron Financial Statements" has the meaning set forth in Section 3.5(c).

        "Saffron Intellectual Property" means all Intellectual Property owned by Saffron or any of its Subsidiaries or used or held for use by Saffron or any of its Subsidiaries in the Saffron Business and all Saffron Products. "Saffron Intellectual Property" includes, without limitation, Saffron Products, Saffron Patents, Saffron Marks, Saffron Copyrights and Saffron Trade Secrets.

        "Saffron Leased Real Property" means the real property leased, subleased or licensed by Saffron, or any Subsidiary thereof, that is related to or used in connection with the Saffron Business, and the real property leased, subleased or licensed by Saffron or any Subsidiary thereof, in each case, as tenant, subtenant, licensee or other similar party, together with, to the extent leased, licensed or owned by Saffron or any Subsidiary thereof, all buildings and other structures, facilities or leasehold improvements, currently or hereafter located thereon.

        "Saffron Leases" means the lease, license, sublease or other occupancy agreements and all amendments, modifications, supplements, and assignments thereto, together with all exhibits, addenda, riders and other documents constituting a part thereof for each parcel of Saffron Leased Real Property.

        "Saffron Licenses-In" has the meaning set forth in Section 3.9(a).

        "Saffron Licenses-Out" has the meaning set forth in Section 3.9(a).

        "Saffron Marks" has the meaning set forth in Section 3.9(a).

        "Saffron Material Adverse Effect" means any change, circumstance, condition, development, effect, event, occurrence, result or state of facts that, individually or when taken together with any other such change, circumstance, condition, development, effect, event, occurrence, result or state of facts, has or would reasonably be expected to (a) have a material adverse effect on the business, financial condition, assets, liabilities or results of operations of Saffron and its Subsidiaries, taken as a whole, except that none of the following shall be taken into account in determining whether there has been a Saffron Material Adverse Effect: (i) changes in general economic or political conditions or the securities market in general (whether as a result of acts of terrorism, war (whether or not declared), armed conflicts or otherwise) to the extent they do not disproportionately affect Saffron and its Subsidiaries, taken as a whole; (ii) changes in or affecting the industries in which Saffron operates to the extent they do not disproportionately affect Saffron and its Subsidiaries, taken as a whole, in any material respect; (iii) changes, effects or circumstances resulting from the announcement or pendency of this Agreement or the consummation of the Contemplated Transactions or compliance with the terms of this Agreement; (iv) any specific action taken at the written request of the Company or expressly required by this Agreement; (v) any changes in or affecting research and development, clinical trials or other drug development activities conducted by or on behalf of Saffron or its Subsidiaries in respect of Saffron Products or any other product candidates; (vi) continued losses from operations or decreases in cash balances of Saffron or any of its Subsidiaries or on a consolidated basis among Saffron and its

Subsidiaries; and (vii) any reductions, either voluntary or involuntary, in Saffron's workforce; or (b) prevent or materially delay the ability of Saffron and Merger Sub to consummate the Contemplated Transactions, in each case when viewed on a long-term or short-term basis. No change, circumstance, condition, development, effect, event, occurrence, result or state of facts relating to the HSP Assets shall be taken into account in determining whether there has been a Saffron Material Adverse Effect.

        "Saffron Material Contract" has the meaning set forth in Section 3.10.

        "Saffron Owned Real Property" means the real property in which Saffron or any of its Subsidiaries has any fee title (or equivalent).

        "Saffron Patents" has the meaning set forth in Section 3.9(a).

        "Saffron Permits" has the meaning set forth in Section 3.12(b).

        "Saffron Preferred Stock" means the preferred stock, par value $0.001 per share, of Saffron.

        "Saffron Products" means ganetespib, STA-12-8666 and the other products described in the Saffron Patents.

        "Saffron Qualified Bidder" has the meaning set forth in Section 4.5(b)(i).

        "Saffron Recommendation" has the meaning set forth in Section 5.2(b)(ii).

        "Saffron Regulatory Agency" has the meaning set forth in Section 3.12(b).

        "Saffron Restricted Stock Award" or "Saffron Restricted Stock Awards" means awards of restricted stock issued under any of the Saffron Stock Option Plans.

        "Saffron Restricted Stock Unit Award" or "Saffron Restricted Stock Unit Awards" means awards of restricted stock units issued under any of the Saffron Stock Option Plans.

        "Saffron SEC Reports" has the meaning set forth in Section 3.5(a).

        "Saffron Stock Option Plans" means Saffron's 2015 Stock Plan, Amended and Restated 2006 Stock Plan and 2001 Stock Plan.

        "Saffron Stock Options" means options to purchase Saffron Common Stock issued under any of the Saffron Stock Option Plans.

        "Saffron Stockholder Approval" has the meaning set forth in Section 3.24.

        "Saffron Stockholder Meeting" has the meaning set forth in Section 5.2(b)(i).

        "Saffron Stockholder Proposals" has the meaning set forth in Section 5.2(b)(i).

        "Saffron Stockholders" shall mean the holders of the capital stock of Saffron immediately prior to the Effective Time.

        "Saffron Superior Offer" has the meaning set forth in Section 4.5(b)(ii)(B).

        "Saffron Trade Secrets" has the meaning set forth in Section 3.9(k).

        "Saffron Voting Agreements" has the meaning set forth in the Recitals.

        "Sarbanes-Oxley Act" means the Sarbanes-Oxley Act of 2002.

        "SEC" means the Securities and Exchange Commission.

        "Securities Act" means the Securities Act of 1933, as amended.

        "Subsidiary" or "Subsidiaries" means, when used with reference to a party, any corporation or other organization, whether incorporated or unincorporated, of which such party or any other subsidiary of such party is a general partner (excluding partnerships the general partnership interests of which held by such party or any subsidiary of such party do not have a majority of the voting interests in such partnership) or serves in a similar capacity, or, with respect to such corporation or other organization, at least 50% of the securities or other interests having by their terms ordinary voting power to elect a majority of the board of directors or others performing similar functions is directly or indirectly owned or controlled by such party or by any one or more of its subsidiaries, or by such party and one or more of its subsidiaries.

        "Surviving Corporation" has the meaning set forth in Section 1.1.

        "Tax" or "Taxes" means any and all taxes, customs, duties, tariffs, deficiencies, assessments, levies, or other like governmental charges, including, without limitation, taxes based upon or measured by income, gross receipts, excise, real or personal property, ad valorem, value added, estimated, alternative minimum, stamp, sales, withholding, social security (or similar), unemployment, disability, occupation, premium, windfall, use, service, service use, license, net worth, payroll, pension, franchise, environmental (including taxes under Section 59A of the Code), severance, transfer, capital stock and recording taxes and charges, imposed by the IRS or any other taxing authority (whether domestic or foreign including, without limitation, any state, county, local, or foreign government or any subdivision or taxing agency thereof (including a United States possession)), whether computed on a separate, consolidated, unitary, combined, or any other basis; and such term shall include any interest, fines, penalties, or additional amounts attributable to, or imposed upon, or with respect to, any such amounts, whether disputed or not, and shall also include any obligations to indemnify or otherwise assume or succeed to the tax liability of any other Person.

        "Taxing Authority" means any Governmental Authority responsible for the imposition of any Tax.

        "Tax Return" means any report, return, document, declaration, election, schedule or other information or filing, or any amendment thereto, required to be supplied to any taxing authority or jurisdiction (foreign or domestic) with respect to Taxes, including, without limitation, information returns and any documents with respect to or accompanying payments of estimated Taxes or requests for the extension of time in which to file any such report, return, document, declaration, or other information.

        "Third Party Intellectual Property" has the meaning set forth in Section 2.9(f).

        "Voting Agreements" has the meaning set forth in the Recitals.

        "WARN Act" has the meaning set forth in Section 2.15(b).

EXHIBIT B

VOTING AGREEMENT

among:

SYNTA PHARMACEUTICALS CORP.,
a Delaware corporation;

MADRIGAL PHARMACEUTICALS, INC.,
a Delaware corporation; and

the undersigned Stockholder

Dated as of [•], April 2016

AB-i

VOTING AGREEMENT

        THIS VOTING AGREEMENT ("Agreement"), dated as of [•], 2016, is made by and among Synta Pharmaceuticals Corp., a Delaware corporation ("Synta"), Madrigal Pharmaceuticals, Inc., a Delaware corporation (the "Company"), and the undersigned holder ("Stockholder") of shares of capital stock (the "Shares") of Synta.

        WHEREAS, Synta, Saffron Merger Sub, Inc., a Delaware corporation and a wholly owned subsidiary of Synta ("Merger Sub"), and the Company, have entered into an Agreement and Plan of Merger and Reorganization, dated of even date herewith (in the form in effect on the date hereof and attached hereto as Exhibit A or as amended pursuant to Section 24, the "Merger Agreement"), providing for the merger of Merger Sub with and into the Company (the "Merger");

        WHEREAS, Stockholder beneficially owns and has sole or shared voting power with respect to the number of Shares, and holds stock options or other rights to acquire the number of Shares indicated opposite Stockholder's name on Schedule 1 attached hereto;

        WHEREAS, as an inducement and a condition to the willingness of Synta, Merger Sub and the Company to enter into the Merger Agreement, and in consideration of the substantial expenses incurred and to be incurred by them in connection therewith, Stockholder has agreed to enter into and perform this Agreement; and

        WHEREAS, all capitalized terms used in this Agreement without definition herein shall have the meanings ascribed to them in the Merger Agreement.

        NOW, THEREFORE, in consideration of, and as a condition to, Synta's, Merger Sub's and the Company's entering into the Merger Agreement and proceeding with the transactions contemplated thereby, and in consideration of the expenses incurred and to be incurred by them in connection therewith, Stockholder, Synta and the Company agree as follows:

        1.    Agreement to Vote Shares.    Stockholder agrees that, prior to the Expiration Date (as defined in Section 2 below), at any meeting of the stockholders of Synta or any adjournment or postponement thereof, or in connection with any written consent of the stockholders of Synta, with respect to approval of the Merger as contemplated by the Merger Agreement and adoption of the Merger Agreement or any Saffron Acquisition Proposal, Stockholder shall:

          (a)   appear at such meeting or otherwise cause the Shares and any New Shares (as defined in Section 3 below) to be counted as present thereat for purposes of calculating a quorum; and

          (b)   vote (or cause to be voted), or deliver a written consent (or cause a written consent to be delivered) covering all of the Shares and any New Shares that such Stockholder shall be entitled to so vote: (i) in favor of (A) the adoption of the Merger Agreement and the approval of the Merger, including without limitation the issuance of the shares of Saffron Common Stock by virtue of the Merger as contemplated by the Merger Agreement, and (B) an amendment to the Saffron Charter to effect the Reverse Stock Split; (ii) against any action, proposal, transaction or agreement that, to the knowledge of Stockholder, would reasonably be expected to result in a breach in any material respect of any covenant, representation or warranty or any other obligation or agreement of Synta under the Merger Agreement or that would reasonably be expected to result in any of the conditions to Synta's, Merger Sub's or the Company's obligations under the Merger Agreement not being fulfilled; and (iii) against any Saffron Acquisition Proposal, or any agreement, transaction or other matter that is intended to, or would reasonably be expected to, impede, interfere with, delay, postpone, discourage or materially and adversely affect the consummation of the Merger and all other transactions contemplated by the Merger Agreement. Stockholder shall not take or commit or agree to take any action inconsistent with the foregoing.

        2.    Expiration Date.    As used in this Agreement, the term "Expiration Date" shall mean the earlier to occur of (a) the Effective Time, (b) such date and time as the Merger Agreement shall be terminated pursuant to Section 9 thereof or otherwise, or (c) upon mutual written agreement of the parties to terminate this Agreement. Upon termination or expiration of this Agreement, no party shall have any further obligations or liabilities under this Agreement; provided, however, such termination or expiration shall not relieve any party from liability for any willful breach of this Agreement or acts of bad faith prior to termination hereof.

        3.    Additional Purchases.    Stockholder agrees that any shares of capital stock or other equity securities of Synta that Stockholder purchases or with respect to which Stockholder otherwise acquires sole or shared voting power after the execution of this Agreement and prior to the Expiration Date, whether by the exercise of any stock options or otherwise ("New Shares"), shall be subject to the terms and conditions of this Agreement to the same extent as if they constituted the Shares.

        4.    Agreement to Retain Shares.    From and after the date hereof until the Expiration Date, Stockholder shall not, directly or indirectly, (a) sell, assign, transfer, tender, offer, exchange, assign, pledge or otherwise dispose of (including, without limitation, by the creation of any Liens (as defined in Section 5(c) below) on) any Shares, (b) deposit any Shares into a voting trust or enter into a voting agreement or similar arrangement with respect to such Shares or grant any proxy or power of attorney with respect thereto (other than this Agreement), (c) enter into any contract, option, commitment or other arrangement or understanding with respect to the direct or indirect sale, transfer, assignment or other disposition of (including, without limitation, by the creation of any Liens on) any Shares, or (d) take any action that would make any representation or warranty of Stockholder contained herein untrue or incorrect or have the effect of preventing or disabling Stockholder from performing Stockholder's obligations under this Agreement. Notwithstanding the foregoing, Stockholder may make (a) transfers by will or by operation of law or other transfers for estate-planning purposes, in which case this Agreement shall bind the transferee and transferee shall sign a voting agreement in substantially the form hereof, (b) with respect to such Stockholder's Saffron Stock Options which expire on or prior to the Expiration Date, transfers, sale, or other disposition of Shares to Synta as payment for the (i) exercise price of such Stockholder's Saffron Stock Options and (ii) taxes applicable to the exercise of such Stockholder's Saffron Stock Options, (c) if Stockholder is a partnership or limited liability company, a transfer to one or more partners or members of Stockholder or to an affiliated corporation, trust or other business entity under common control with Stockholder, or if Stockholder is a trust, a transfer to a beneficiary, provided that in each such case the applicable transferee has signed a voting agreement in substantially the form hereof relating to the transferred Shares, (d) any transfer to another holder of the capital stock of the Company that has signed a voting agreement in substantially the form hereof relating to the transferred Shares, (e) any transfer to a person if, as a condition precedent to the transfer, such person executes and delivers to the Company an agreement containing voting and transfer provisions with respect to the Shares so transferred that are substantially identical in all material respects to those set forth in this Agreement; and (f) as the Company may otherwise agree in writing in its sole discretion.

        5.    Representations and Warranties of Stockholder.    Stockholder hereby represents and warrants to Synta and the Company as follows:

          (a)   Stockholder has the full power and authority to execute and deliver this Agreement and to perform Stockholder's obligations hereunder;

          (b)   this Agreement has been duly executed and delivered by or on behalf of Stockholder and assuming this Agreement constitutes a valid and binding agreement of the Company and Synta, constitutes a valid and binding agreement with respect to Stockholder, enforceable against Stockholder in accordance with its terms, except as enforcement may be limited by general principles of equity whether applied in a court of law or a court of equity and by bankruptcy, insolvency and similar laws affecting creditors' rights and remedies generally;

          (c)   except as set forth on Schedule 1, Stockholder beneficially owns the number of Shares indicated opposite such Stockholder's name on Schedule 1, and will own any New Shares, free and clear of any liens, claims, charges or other encumbrances or restrictions of any kind whatsoever other than repurchase rights of the Company with respect to Saffron Restricted Stock Awards and Saffron Restricted Stock Unit Awards ("Liens"), and has sole or shared, and otherwise unrestricted, voting power with respect to such Shares and none of the Shares is subject to any voting trust or other agreement, arrangement or restriction with respect to the voting of the Shares, except as contemplated by this Agreement;

          (d)   the execution and delivery of this Agreement by Stockholder does not, and the performance by Stockholder of his or her obligations hereunder and the compliance by Stockholder with any provisions hereof will not, violate or conflict with, result in a material breach of or constitute a default (or an event that with notice or lapse of time or both would become a material default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of any Liens on any Shares pursuant to, any agreement, instrument, note, bond, mortgage, contract, lease, license, permit or other obligation or any order, arbitration award, judgment or decree to which Stockholder is a party or by which Stockholder is bound, or any law, statute, rule or regulation to which Stockholder is subject or, in the event that Stockholder is a corporation, partnership, trust or other entity, any bylaw or other organizational document of Stockholder; and

          (e)   the execution and delivery of this Agreement by Stockholder does not, and the performance of this Agreement by Stockholder does not and will not, require any consent, approval, authorization or permit of, or filing with or notification to, any governmental or regulatory authority by Stockholder except for applicable requirements, if any, of the Exchange Act, and except where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not prevent or delay the performance by Stockholder of his or her obligations under this Agreement in any material respect.

        6.    Irrevocable Proxy.    Subject to the penultimate sentence of this Section 6, by execution of this Agreement, Stockholder does hereby appoint the Company with full power of substitution and resubstitution, as Stockholder's true and lawful attorney and irrevocable proxy, to the fullest extent of the undersigned's rights with respect to the Shares, to vote, or give consent with respect to, each of such Shares solely with respect to the matters set forth in Section 1 hereof until the earlier of (a) the Expiration Date or (b) the date on which any term or provision of the Merger Agreement described in Section 24(a) hereof is amended, waived or otherwise modified (the "Proxy Termination Date"). Stockholder intends this proxy to be irrevocable and coupled with an interest hereunder until the Proxy Termination Date and hereby revokes any proxy previously granted by Stockholder with respect to the Shares. Stockholder shall take such further action or execute such other instruments as may be necessary to effectuate the intent of this proxy. Notwithstanding anything contained herein to the contrary, this irrevocable proxy shall automatically terminate upon the Proxy Termination Date. The Stockholder hereby revokes any proxies previously granted and represents that none of such previously-granted proxies are irrevocable.

        7.    No Solicitation.    From and after the date hereof until the Expiration Date, Stockholder shall not (a) initiate, solicit, seek or knowingly encourage or support any inquiries, proposals or offers that constitute or may reasonably be expected to lead to, a Saffron Acquisition Proposal, (b) engage or participate in, or knowingly facilitate, any discussions or negotiations regarding any inquiries, proposals or offers that constitute, or may reasonably be expected to lead to, a Saffron Acquisition Proposal, (c) furnish to any Person other than the Company any non-public information that could reasonably be expected to be used for the purposes of formulating any Saffron Acquisition Proposal, (d) enter into any letter of intent, agreement in principle or other similar type of agreement relating to a Saffron Acquisition Proposal, or enter into any agreement or agreement in principle requiring Synta to abandon, terminate or fail to consummate the transactions contemplated hereby, (e) initiate a stockholders' vote or action by consent of the Synta's stockholders with respect to a Saffron Acquisition Proposal, (f) except by reason of this Agreement, become a member of a "group" (as such term is defined in Section 13(d) of the Exchange Act) with respect to any voting securities of Synta that takes any action in support of a Saffron Acquisition Proposal or (g) propose or agree to do any of the foregoing. In the event that Stockholder is a corporation, partnership, trust or other entity, it shall not permit any of its Subsidiaries or Affiliates to, nor shall it authorize any officer, director or representative of Stockholder, or any of its Subsidiaries or Affiliates to, undertake any of the actions contemplated by this Section 7.

        8.    Release; No Legal Actions.    The undersigned Stockholder acknowledges that the release of certain claims by stockholders of Synta against the Company, Synta, Merger Sub and their respective affiliates constitutes a material inducement for the completion of the transactions contemplated by the Merger Agreement and that the Company, Synta and Merger Sub would not enter into the Merger Agreement without being released from such claims by the undersigned Stockholder. Effective as of the Effective Time, the undersigned Stockholder, and, to the extent within the undersigned's control, each of the undersigned's equity holders and each of their respective subsidiaries, affiliates, employees, agents, advisors, heirs, legal representatives, successors and assigns (each, a "Releasor"), hereby completely releases, acquits and forever discharges, to the fullest extent permitted by law Synta and its respective affiliates (including the Company, as the surviving company) and each of its current, former and future officers, directors, employees, agents, advisors, successors and assigns (each, a "Releasee"), from any and all losses, liabilities, suits, actions, debts or rights, whether fixed or contingent, known or unknown, matured or unmatured (collectively, "Losses"), arising out of, relating to, or in any manner connected with any facts, events or circumstances, or any actions taken, at or prior to the Effective Time (the "Release Date") that any Releasor ever had or now has against the Releasees ("Released Matters"), excluding any Losses arising out of, relating to, or in any manner connected with the Merger Agreement and the transactions contemplated thereby. Notwithstanding anything to the contrary in this Agreement, nothing herein shall release the Company or any of its Affiliates of obligations to the undersigned Stockholder with respect to (A) any employment or consulting agreement, (B) any other employment-related obligations of the Company or any of its Affiliates, (C) vested retirement benefits, (D) any rights that cannot be waived as a matter of law, (E) any indemnification obligations to the undersigned Stockholder under the Company's or any of its Affiliates' bylaws, certificate of incorporation, or other organizational documents, or under Delaware law or otherwise, or (F) any rights relating to the undersigned's relationship with the Company or any of its Affiliates (other than as a stockholder). The undersigned hereby waives the provisions of section 1542 of the California Civil Code, or any successor thereto, which currently states: "A general release does not extend to claims which the creditor does not know or suspect to exist in his or her favor at the time of executing the release, which if known by him or her must have materially affected his or her settlement with the debtor." Effective as of the Release Date, the undersigned Stockholder shall not, and, to the extent within the undersigned's control, shall not cause or permit its equity holders or any of their respective Subsidiaries, Affiliates, employees, agents, advisors, heirs, legal representatives, successors and assigns, to assert any claims against the Releasees in respect of any Released Matters. The undersigned Stockholder acknowledges that it would be difficult to fully compensate Synta or any of its Affiliates (including the Surviving Company) for damages resulting from any breach by him/her/it of the provisions of this release. Accordingly, in the event of any actual or threatened breach of such provisions, Synta and its Affiliates (including the Surviving Company) shall (in addition to any other remedies which it may have) be entitled to seek temporary and/or permanent injunctive relief to enforce such provisions and recover attorneys' fees and costs for same. The undersigned Stockholder further acknowledges that this release constitutes a material inducement to Synta to complete the transactions contemplated by the Merger Agreement and Synta will be relying on the enforceability of this release in completing such transactions contemplated by the Merger Agreement.

        9.    Other Remedies; Specific Performance.    Except as otherwise provided herein, any and all remedies herein expressly conferred upon a party will be deemed cumulative with, and not exclusive of, any other remedy conferred hereby, or by Law or equity upon such party, and the exercise by a party of any one remedy will not preclude the exercise of any other remedy. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, this being the addition to any other remedy to which they are entitled at Law or in equity.

        10.    Directors and Officers.    This Agreement shall apply to Stockholder solely in Stockholder's capacity as a stockholder of Synta and/or holder of options to purchase shares of Saffron Common Stock and not in such Stockholder's capacity as a director, officer or employee of Synta or any of its Subsidiaries or in such Stockholder's capacity as a trustee or fiduciary of any employee benefit plan or trust. Notwithstanding any provision of this Agreement to the contrary, nothing in this Agreement shall (or require Stockholder to attempt to) prohibit, limit, prevent, preclude or restrict a director and/or officer of Synta in the exercise of his or her fiduciary duties consistent with the terms of the Merger Agreement as a director and/or officer of Synta or in his or her capacity as a trustee or fiduciary of any employee benefit plan or trust or prevent or be construed to create any obligation on the part of any director and/or officer of Synta or any trustee or fiduciary of any employee benefit plan or trust from taking any action in his or her capacity as such director, officer, trustee and/or fiduciary.

        11.    No Ownership Interest.    Nothing contained in this Agreement shall be deemed to vest in the Company any direct or indirect ownership or incidence of ownership of or with respect to any Shares. All rights, ownership and economic benefits of and relating to the Shares shall remain vested in and belong to Stockholder, and the Company does not have authority to manage, direct, superintend, restrict, regulate, govern, or administer any of the policies or operations of Synta or exercise any power or authority to direct Stockholder in the voting of any of the Shares, except as otherwise provided herein.

        12.    Termination.    This Agreement shall terminate and shall have no further force or effect as of the Expiration Date. Notwithstanding the foregoing, nothing set forth in this Section 12 or elsewhere in this Agreement shall relieve either party hereto from any liability, or otherwise limit the liability of either party from any liability for any intentional breach of any obligation or other provision contained in this Agreement.

        13.    Further Assurances.    Stockholder shall, from time to time, execute and deliver, or cause to be executed and delivered, such additional or further consents, documents and other instruments as the Company or Synta may reasonably request for the purpose of effectively carrying out the transactions contemplated by this Agreement and the Merger Agreement.

        14.    Disclosure.    Stockholder hereby agrees that Synta and the Company may publish and disclose in the Proxy Statement, any prospectus filed with any regulatory authority in connection with the Merger and any related documents filed with such regulatory authority and as otherwise required by Law, such Stockholder's identity and ownership of Shares and the nature of such Stockholder's commitments, arrangements and understandings under this Agreement and may further file this Agreement as an exhibit to the Proxy or prospectus or in any other filing made by Synta or the Company as required by Law or the terms of the Merger Agreement, including with the SEC or other regulatory authority, relating to the Merger.

        15.    Notice.    All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally or sent by overnight courier (providing proof of delivery) or by facsimile transmission (providing confirmation of transmission) to the Company or Synta, as the case may be, in accordance with Section 10.8 of the Merger Agreement and to each Stockholder at its address set forth on Schedule 1 attached hereto (or at such other address for a party as shall be specified by like notice).

        16.    Severability.    Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions of this Agreement or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction. If a final judgment of a court of competent jurisdiction declares that any term or provision of this Agreement is invalid or unenforceable, the parties hereto agree that the court making such determination shall have the power to limit such term or provision, to delete specific words or phrases or to replace such term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be valid and enforceable as so modified. In the event such court does not exercise the power granted to it in the prior sentence, the parties hereto agree to replace such invalid or unenforceable term or provision with a valid and enforceable term or provision that will achieve, to the extent possible, the economic, business and other purposes of such invalid or unenforceable term or provision.

        17.    Assignability.    This Agreement shall be binding upon, and shall be enforceable by and inure solely to the benefit of, the parties hereto and their respective successors and assigns; provided, however, that neither this Agreement nor any of a party's rights or obligations hereunder may be assigned or delegated by such party without the prior written consent of the other parties hereto, and any attempted assignment or delegation of this Agreement or any of such rights or obligations by such party without the other party's prior written consent shall be void and of no effect. Nothing in this Agreement, express or implied, is intended to or shall confer upon any Person (other than the parties hereto) any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

        18.    No Waivers.    No waivers of any breach of this Agreement extended by the Company or Synta to Stockholder shall be construed as a waiver of any rights or remedies of the Company or Synta, as applicable, with respect to any other stockholder of Synta who has executed an agreement substantially in the form of this Agreement with respect to Shares held or subsequently held by such stockholder or with respect to any subsequent breach of the Stockholder or any other such stockholder of Synta. No waiver of any provisions hereof by any party shall be deemed a waiver of any other provisions hereof by any such party, nor shall any such waiver be deemed a continuing waiver of any provision hereof by such party.

        19.    Applicable Law; Jurisdiction.    This Agreement shall be governed by, and construed in accordance with, the Laws of the State of Delaware, regardless of the Laws that might otherwise govern under applicable principles of conflicts of Laws. In any action or proceeding between any of the parties arising out of or relating to this Agreement, each of the parties: (i) irrevocably and unconditionally consents and submits to the exclusive jurisdiction and venue of the Court of Chancery of the State of Delaware or to the extent such court does not have subject matter jurisdiction, the Superior Court of the State of Delaware or the United States District Court for the District of Delaware, (ii) agrees that all claims in respect of such action or proceeding shall be heard and determined exclusively in accordance with clause (i) of this Section 19, (iii) waives any objection to laying venue in any such action or proceeding in such courts, (iv) waives any objection that such courts are an inconvenient forum or do not have jurisdiction over any party, and (v) agrees that service of process upon such party in any such action or proceeding shall be effective if notice is given in accordance with Section 15 of this Agreement.

        20.    Waiver of Jury Trial.    The parties hereto hereby waive any right to trial by jury with respect to any action or proceeding related to or arising out of this Agreement, any document executed in connection herewith and the matters contemplated hereby and thereby.

        21.    No Agreement Until Executed.    Irrespective of negotiations among the parties or the exchanging of drafts of this Agreement, this Agreement shall not constitute or be deemed to evidence a contract, agreement, arrangement or understanding between the parties hereto unless and until (a) the Synta Board has approved, for purposes of any applicable anti-takeover laws and regulations and any applicable provision of the Saffron Charter, the transactions contemplated by the Merger Agreement, (b) the Merger Agreement is executed by all parties thereto, and (c) this Agreement is executed by all parties hereto.

        22.    Entire Agreement; Counterparts; Exchanges by Facsimile.    This Agreement and the other agreements referred to in this Agreement constitute the entire agreement and supersede all prior agreements and understandings, both written and oral, among or between any of the parties with respect to the subject matter hereof and thereof. This Agreement may be executed in several counterparts, each of which shall be deemed an original and all of which shall constitute one and the same instrument. The exchange of a fully executed Agreement (in counterparts or otherwise) by all parties by facsimile or electronic transmission via ".pdf" shall be sufficient to bind the parties to the terms and conditions of this Agreement.

        23.    Amendment.    This Agreement may not be amended, supplemented or modified, and no provisions hereof may be modified or waived, except by an instrument in writing signed on behalf of each party hereto.

        24.    Definition of Merger Agreement.    For purposes of this Agreement, the term "Merger Agreement" may include such agreement as amended or modified as long as such amendments or modifications (a) do not constitute an amendment, waiver or modification of Section 1.5 (Conversion of Shares), or otherwise to the form of consideration, Exchange Ratio, whether or not such sections are actually amended, waived or modified; or (b) have been agreed to in writing by Stockholder.

        25.    Construction.

          (a)   For purposes of this Agreement, whenever the context requires: the singular number shall include the plural, and vice versa; the masculine gender shall include the feminine and neuter genders; the feminine gender shall include the masculine and neuter genders; and the neuter gender shall include masculine and feminine genders.

          (b)   The parties hereto agree that any rule of construction to the effect that ambiguities are to be resolved against the drafting party shall not be applied in the construction or interpretation of this Agreement.

          (c)   As used in this Agreement, the words "include" and "including," and variations thereof, shall not be deemed to be terms of limitation, but rather shall be deemed to be followed by the words "without limitation."

          (d)   Except as otherwise indicated, all references in this Agreement to "Sections," "Exhibits" and "Schedules" are intended to refer to Sections of this Agreement and Exhibits and Schedules to this Agreement, respectively.

          (e)   The bold-faced headings contained in this Agreement are for convenience of reference only, shall not be deemed to be a part of this Agreement and shall not be referred to in connection with the construction or interpretation of this Agreement.

[Remainder of Page has Intentionally Been Left Blank]

EXECUTED as of the date first above written.

STOCKHOLDER
By:
Name:
Title:

[Signature Page to Voting Agreement]

EXECUTED as of the date first above written.

SYNTA PHARMACEUTICALS CORP.
By:
Name:
Title:

MADRIGAL PHARMACEUTICALS, INC.
By:
Name:
Title:

[Signature Page to Voting Agreement]

SCHEDULE 1

Name and Address of Stockholder	Shares	Options	Restricted Stock Units

List of Signatories

Chen Schor
Marc Schneebaum
Wendy Rieder
Keith R. Gollust
Keith R. Gollust IRA
Wyandanch Partners, L.P.
Bruce Kovner
OB Select Opportunities
SK2 Holdings, LLC
SFK Master GRAT
KFO Holding LLC
Kovner 2015-A Investment Trust
Kovner 2012 Family Trust B
Donald W. Kufe, M.D.
Scott Morenstein
William S. Reardon, C.P.A.
Robert N. Wilson

EXHIBIT C

VOTING AGREEMENT

among:

MADRIGAL PHARMACEUTICALS, INC.,
a Delaware corporation;

SYNTA PHARMACEUTICALS CORP.,
a Delaware corporation; and

the undersigned Stockholder

Dated as of April [•], 2016

ACi

VOTING AGREEMENT

        THIS VOTING AGREEMENT ("Agreement"), dated as of April [•], 2016, is made by and among Synta Pharmaceuticals Corp., a Delaware corporation ("Synta"), Madrigal Pharmaceuticals, Inc., a Delaware corporation (the "Company"), and the undersigned holder ("Stockholder") of shares of capital stock (the "Shares") of the Company.

        WHEREAS, Synta, Saffron Merger Sub, Inc., a Delaware corporation and a wholly owned subsidiary of Synta ("Merger Sub"), and the Company, have entered into an Agreement and Plan of Merger and Reorganization, dated of even date herewith (the "Merger Agreement"), providing for the merger of Merger Sub with and into the Company (the "Merger");

        WHEREAS, Stockholder beneficially owns and has sole or shared voting power with respect to the number of Shares, and holds stock options or other rights to acquire the number of Shares indicated opposite Stockholder's name on Schedule 1 attached hereto;

        WHEREAS, as an inducement and a condition to the willingness of Synta, Merger Sub and the Company to enter into the Merger Agreement, and in consideration of the substantial expenses incurred and to be incurred by them in connection therewith, Stockholder has agreed to enter into and perform this Agreement; and

        WHEREAS, all capitalized terms used in this Agreement without definition herein shall have the meanings ascribed to them in the Merger Agreement.

        NOW, THEREFORE, in consideration of, and as a condition to, Synta's, Merger Sub's and the Company's entering into the Merger Agreement and proceeding with the transactions contemplated thereby, and in consideration of the expenses incurred and to be incurred by them in connection therewith, Stockholder, Synta and the Company agree as follows:

        1.    Agreement to Vote Shares.    Stockholder agrees that, prior to the Expiration Date (as defined in Section 2 below), at any meeting of the stockholders of the Company or any adjournment or postponement thereof, or in connection with any written consent of the stockholders of the Company, with respect to the Merger, the Merger Agreement or any Company Acquisition Proposal, Stockholder shall:

          (a)   appear at such meeting or otherwise cause the Shares and any New Shares (as defined in Section 3 below) to be counted as present thereat for purposes of calculating a quorum; and

          (b)   vote (or cause to be voted), or deliver a written consent (or cause a written consent to be delivered) covering all of the Shares and any New Shares that such Stockholder shall be entitled to so vote: (i) in favor of adoption of the Merger Agreement and the approval of the Merger; (ii) against any action, proposal, transaction or agreement that, to the knowledge of Stockholder, would reasonably be expected to result in a breach in any material respect of any covenant, representation or warranty or any other obligation or agreement of the Company under the Merger Agreement or that would reasonably be expected to result in any of the conditions to Synta's, Merger Sub's or the Company's obligations under the Merger Agreement not being fulfilled; and (iii) against any Company Acquisition Proposal, or any agreement, transaction or other matter that is intended to, or would reasonably be expected to, impede, interfere with, delay, postpone, discourage or materially and adversely affect the consummation of the Merger and all other transactions contemplated by the Merger Agreement. The Stockholder shall not take or commit or agree to take any action inconsistent with the foregoing.

        2.    Expiration Date.    As used in this Agreement, the term "Expiration Date" shall mean the earlier to occur of (a) the Effective Time, (b) such date and time as the Merger Agreement shall be terminated pursuant to Section 9 thereof or otherwise, or (c) upon mutual written agreement of the parties to terminate this Agreement. Upon termination or expiration of this Agreement, no party shall have any further obligations or liabilities under this Agreement; provided, however, such termination or expiration shall not relieve any party from liability for any willful breach of this Agreement or acts of bad faith prior to termination hereof.

        3.    Additional Purchases.    Stockholder agrees that any shares of capital stock or other equity securities of the Company that Stockholder purchases or with respect to which Stockholder otherwise acquires sole or shared voting power after the execution of this Agreement and prior to the Expiration Date, whether by the exercise of any stock options or otherwise ("New Shares"), shall be subject to the terms and conditions of this Agreement to the same extent as if they constituted the Shares.

        4.    Agreement to Retain Shares.    From and after the date hereof until the Expiration Date, Stockholder shall not, directly or indirectly, (a) sell, assign, transfer, tender, offer, exchange, assign, pledge or otherwise dispose of (including, without limitation, by the creation of any Liens (as defined in Section 5(c) below) on) any Shares, (b) deposit any Shares into a voting trust or enter into a voting agreement or similar arrangement with respect to such Shares or grant any proxy or power of attorney with respect thereto (other than this Agreement), (c) enter into any contract, option, commitment or other arrangement or understanding with respect to the direct or indirect sale, transfer, assignment or other disposition of (including, without limitation, by the creation of any Liens on) any Shares, or (d) take any action that would make any representation or warranty of Stockholder contained herein untrue or incorrect or have the effect of preventing or disabling Stockholder from performing Stockholder's obligations under this Agreement. Notwithstanding the foregoing, Stockholder may make (a) transfers by will or by operation of law or other transfers for estate-planning purposes, in which case this Agreement shall bind the transferee and transferee shall sign a voting agreement in substantially the form hereof, (b) with respect to such Stockholder's Company Options which expire on or prior to the Expiration Date, transfers, sale, or other disposition of Shares to the Company as payment for the (i) exercise price of such Stockholder's Company Options and (ii) taxes applicable to the exercise of such Stockholder's Company Options, (c) if Stockholder is a partnership or limited liability company, a transfer to one or more partners or members of Stockholder or to an affiliated corporation, trust or other business entity under common control with Stockholder, or if Stockholder is a trust, a transfer to a beneficiary, provided that in each such case the applicable transferee has signed a voting agreement in substantially the form hereof relating to the transferred Shares, (d) any transfer to another holder of the capital stock of the Company that has signed a voting agreement in substantially the form hereof relating to the transferred Shares, and (e) as Synta may otherwise agree in writing in its sole discretion.

        5.    Representations and Warranties of Stockholder.    Stockholder hereby represents and warrants to Synta and the Company as follows:

          (a)   Stockholder has the full power and authority to execute and deliver this Agreement and to perform Stockholder's obligations hereunder;

          (b)   this Agreement has been duly executed and delivered by or on behalf of Stockholder and, assuming this Agreement constitutes a valid and binding agreement of the Company and Synta, constitutes a valid and binding agreement with respect to Stockholder, enforceable against Stockholder in accordance with its terms, except as enforcement may be limited by general principles of equity whether applied in a court of law or a court of equity and by bankruptcy, insolvency and similar laws affecting creditors' rights and remedies generally;

          (c)   except as set forth on Schedule 1, Stockholder beneficially owns the number of Shares indicated opposite such Stockholder's name on Schedule 1, and will own any New Shares, free and clear of any liens, claims, charges or other encumbrances or restrictions of any kind whatsoever ("Liens"), and has sole or shared, and otherwise unrestricted, voting power with respect to such Shares and none of the Shares is subject to any voting trust or other agreement, arrangement or restriction with respect to the voting of the Shares, except as contemplated by this Agreement;

          (d)   the execution and delivery of this Agreement by Stockholder does not, and the performance by Stockholder of his or her obligations hereunder and the compliance by Stockholder with any provisions hereof will not, violate or conflict with, result in a material breach of or constitute a default (or an event that with notice or lapse of time or both would become a material default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of any Liens on any Shares pursuant to, any agreement, instrument, note, bond, mortgage, contract, lease, license, permit or other obligation or any order, arbitration award, judgment or decree to which Stockholder is a party or by which Stockholder is bound, or any law, statute, rule or regulation to which Stockholder is subject or, in the event that Stockholder is a corporation, partnership, trust or other entity, any bylaw or other organizational document of Stockholder; and

          (e)   the execution and delivery of this Agreement by Stockholder does not, and the performance of this Agreement by Stockholder does not and will not, require any consent, approval, authorization or permit of, or filing with or notification to, any governmental or regulatory authority by Stockholder except for applicable requirements, if any, of the Exchange Act, and except where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not prevent or delay the performance by Stockholder of his or her obligations under this Agreement in any material respect.

        6.    Irrevocable Proxy.    Subject to the penultimate sentence of this Section 6, by execution of this Agreement, Stockholder does hereby appoint Synta with full power of substitution and resubstitution, as Stockholder's true and lawful attorney and irrevocable proxy, to the fullest extent of the undersigned's rights with respect to the Shares, to vote, or give consent with respect to, each of such Shares solely with respect to the matters set forth in Section 1 hereof. Stockholder intends this proxy to be irrevocable and coupled with an interest hereunder until the Expiration Date and hereby revokes any proxy previously granted by Stockholder with respect to the Shares. Stockholder shall take such further action or execute such other instruments as may be necessary to effectuate the intent of this proxy. Notwithstanding anything contained herein to the contrary, this irrevocable proxy shall automatically terminate upon the Expiration Date of this Agreement. The Stockholder hereby revokes any proxies previously granted and represents that none of such previously-granted proxies are irrevocable.

        7.    No Solicitation.    From and after the date hereof until the Expiration Date, Stockholder shall not (a) initiate, solicit, seek or knowingly encourage or support any inquiries, proposals or offers that constitute or may reasonably be expected to lead to, a Company Acquisition Proposal, (b) engage or participate in, or knowingly facilitate, any discussions or negotiations regarding any inquiries, proposals or offers that constitute, or may reasonably be expected to lead to, a Company Acquisition Proposal, (c) furnish to any Person other than the Company any non-public information that could reasonably be expected to be used for the purposes of formulating any Company Acquisition Proposal, (d) enter into any letter of intent, agreement in principle or other similar type of agreement relating to a Company Acquisition Proposal, or enter into any agreement or agreement in principle requiring the Company to abandon, terminate or fail to consummate the transactions contemplated hereby, (e) initiate a stockholders' vote or action by consent of the Company's stockholders with respect to a Company Acquisition Proposal, (f) except by reason of this Agreement, become a member of a "group" (as such term is defined in Section 13(d) of the Exchange Act) with respect to any voting securities of the Company that takes any action in support of a Company Acquisition Proposal or (g) propose or agree to do any of the foregoing. In the event that Stockholder is a corporation, partnership, trust or other entity, it shall not permit any of its Subsidiaries or Affiliates to, nor shall it authorize any officer, director or representative of Stockholder, or any of its Subsidiaries or Affiliates to, undertake any of the actions contemplated by this Section 7.

        8.    Waiver of Appraisal Rights; Release; No Legal Actions.

          (a)   The Stockholder hereby waives, and agrees not to exercise or assert, any appraisal rights under applicable law, including Section 262 of the DGCL in connection with the Merger.

          (b)   The undersigned Stockholder acknowledges that the release of certain claims by stockholders of the Company against the Company, Synta, Merger Sub and their respective affiliates constitutes a material inducement for the completion of the transactions contemplated by the Merger Agreement and that the Company, Synta and Merger Sub would not enter into the Merger Agreement without being released from such claims by the undersigned Stockholder. The undersigned Stockholder, and, to the extent within the undersigned's control, each of the undersigned's equity holders and each of their respective subsidiaries, affiliates, employees, agents, advisors, heirs, legal representatives, successors and assigns (each, a "Releasor"), hereby completely releases, acquits and forever discharges, to the fullest extent permitted by law, the Company, Synta, Merger Sub, the Surviving Corporation and their respective affiliates and each of their respective current, former and future officers, directors, employees, agents, advisors, successors and assigns (each, a "Releasee"), from any and all losses, liabilities, suits, actions, debts or rights, whether fixed or contingent, known or unknown, matured or unmatured, arising out of, relating to, or in any manner connected with any facts, events or circumstances, or any actions taken, at or prior to the effective time of the Merger (the "Effective Time") that any Releasor ever had or now has against the Releasees ("Released Matters"), excluding any rights of the Releasor under the Merger Agreement. Notwithstanding anything to the contrary in this Agreement, nothing herein shall release the Company or any of its Affiliates of obligations to the undersigned Stockholder with respect to (A) any employment or consulting agreement, (B) any other employment-related obligations of the Company or any of its Affiliates, (C) vested retirement benefits, (D) any rights that cannot be waived as a matter of law, (E) any indemnification obligations to the undersigned Stockholder under the Company's or any of its Affiliates' bylaws, certificate of incorporation, or other organizational documents, or under Delaware law or otherwise, or (F) any rights relating to the undersigned's relationship with the Company or any of its Affiliates (other than as a stockholder). The undersigned hereby waives the provisions of section 1542 of the California Civil Code, or any successor thereto, which currently states: "A general release does not extend to claims which the creditor does not know or suspect to exist in his or her favor at the time of executing the release, which if known by him or her must have materially affected his or her settlement with the debtor." Effective as of the Effective Time, the undersigned Stockholder shall not, and, to the extent within the undersigned's control, shall not cause or permit its equity holders or any of their respective Subsidiaries, Affiliates, employees, agents, advisors, heirs, legal representatives, successors and assigns, to assert any claims against the Releasees in respect of any Released Matters. The undersigned Stockholder acknowledges that it would be difficult to fully compensate Synta or any of its Affiliates (including the Surviving Corporation) for damages resulting from any breach by him/her/it of the provisions of this release. Accordingly, in the event of any actual or threatened breach of such provisions, Synta and its Affiliates (including the Surviving Corporation) shall (in addition to any other remedies which it may have) be entitled to seek temporary and/or permanent injunctive relief to enforce such provisions and recover attorneys' fees and costs for same. The undersigned Stockholder further acknowledges that this release constitutes a material inducement to Synta to complete the transactions contemplated by the Merger Agreement and Synta will be relying on the enforceability of this release in completing such transactions contemplated by the Merger Agreement.

          (c)   The Stockholder will not in its capacity as a stockholder of the Company bring, commence, institute, maintain, prosecute or voluntarily aid any Legal Proceeding which (i) challenges the validity or seeks to enjoin the operation of any provision of this Agreement or (ii) alleges that the execution and delivery of this agreement by the Stockholder, either alone or together with the other voting agreements and proxies to be delivered in connection with the execution of the Merger Agreement, or the approval of the Merger Agreement by the Board of Directors of the Company, constitutes a breach of any fiduciary duty of the Board of Directors of the Company or any member thereof.

        9.    Other Remedies; Specific Performance.    Except as otherwise provided herein, any and all remedies herein expressly conferred upon a party will be deemed cumulative with, and not exclusive of, any other remedy conferred hereby, or by Law or equity upon such party, and the exercise by a party of any one remedy will not preclude the exercise of any other remedy. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, this being the addition to any other remedy to which they are entitled at Law or in equity.

        10.    Directors and Officers.    This Agreement shall apply to Stockholder solely in Stockholder's capacity as a stockholder of the Company and/or holder of options to purchase shares of Company Common Stock and/or holder of securities convertible into shares of Company Common Stock and not in such Stockholder's capacity as a director, officer or employee of the Company or any of its Subsidiaries or in such Stockholder's capacity as a trustee or fiduciary of any employee benefit plan or trust. Notwithstanding any provision of this Agreement to the contrary, nothing in this Agreement shall (or require Stockholder to attempt to) limit or restrict a director and/or officer of the Company in the exercise of his or her fiduciary duties consistent with the terms of the Merger Agreement as a director and/or officer of the Company or in his or her capacity as a trustee or fiduciary of any employee benefit plan or trust or prevent or be construed to create any obligation on the part of any director and/or officer of the Company or any trustee or fiduciary of any employee benefit plan or trust from taking any action in his or her capacity as such director, officer, trustee and/or fiduciary.

        11.    No Ownership Interest.    Nothing contained in this Agreement shall be deemed to vest in Synta any direct or indirect ownership or incidence of ownership of or with respect to any Shares. All rights, ownership and economic benefits of and relating to the Shares shall remain vested in and belong to Stockholder, and Synta does not have authority to manage, direct, superintend, restrict, regulate, govern, or administer any of the policies or operations of the Company or exercise any power or authority to direct Stockholder in the voting of any of the Shares, except as otherwise provided herein.

        12.    Termination.    This Agreement shall terminate and shall have no further force or effect as of the Expiration Date. Notwithstanding the foregoing, nothing set forth in this Section 12 or elsewhere in this Agreement shall relieve either party hereto from any liability, or otherwise limit the liability of either party from any liability for any intentional breach of any obligation or other provision contained in this Agreement.

        13.    Further Assurances.    Stockholder shall, from time to time, execute and deliver, or cause to be executed and delivered, such additional or further consents, documents and other instruments as the Company or Synta may reasonably request for the purpose of effectively carrying out the transactions contemplated by this Agreement and the Merger Agreement.

        14.    Disclosure.    Stockholder hereby agrees that Synta and the Company may publish and disclose in the Proxy Statement, any prospectus filed with any regulatory authority in connection with the Merger and any related documents filed with such regulatory authority and as otherwise required by Law, such Stockholder's identity and ownership of Shares and the nature of such Stockholder's commitments, arrangements and understandings under this Agreement and may further file this Agreement as an exhibit to the Proxy or prospectus or in any other filing made by Synta or the Company as required by Law or the terms of the Merger Agreement, including with the SEC or other regulatory authority, relating to the Merger.

        15.    Notice.    All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally or sent by overnight courier (providing proof of delivery) or by facsimile transmission (providing confirmation of transmission) to the Company or Synta, as the case may be, in accordance with Section 10.8 of the Merger Agreement and to each Stockholder at its address set forth on Schedule 1 attached hereto (or at such other address for a party as shall be specified by like notice).

        16.    Severability.    Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions of this Agreement or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction. If a final judgment of a court of competent jurisdiction declares that any term or provision of this Agreement is invalid or unenforceable, the parties hereto agree that the court making such determination shall have the power to limit such term or provision, to delete specific words or phrases or to replace such term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be valid and enforceable as so modified. In the event such court does not exercise the power granted to it in the prior sentence, the parties hereto agree to replace such invalid or unenforceable term or provision with a valid and enforceable term or provision that will achieve, to the extent possible, the economic, business and other purposes of such invalid or unenforceable term or provision.

        17.    Assignability.    This Agreement shall be binding upon, and shall be enforceable by and inure solely to the benefit of, the parties hereto and their respective successors and assigns; provided, however, that neither this Agreement nor any of a party's rights or obligations hereunder may be assigned or delegated by such party without the prior written consent of the other parties hereto, and any attempted assignment or delegation of this Agreement or any of such rights or obligations by such party without the other party's prior written consent shall be void and of no effect. Nothing in this Agreement, express or implied, is intended to or shall confer upon any Person (other than the parties hereto) any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

        18.    No Waivers.    Except as set forth in Section 23, no waivers of any breach of this Agreement extended by the Company or Synta to Stockholder shall be construed as a waiver of any rights or remedies of the Company or Synta, as applicable, with respect to any other stockholder of the Company who has executed an agreement substantially in the form of this Agreement with respect to Shares held or subsequently held by such stockholder or with respect to any subsequent breach of the Stockholder or any other such stockholder of the Company. No waiver of any provisions hereof by any party shall be deemed a waiver of any other provisions hereof by any such party, nor shall any such waiver be deemed a continuing waiver of any provision hereof by such party.

        19.    Applicable Law; Jurisdiction.    This Agreement shall be governed by, and construed in accordance with, the Laws of the State of Delaware, regardless of the Laws that might otherwise govern under applicable principles of conflicts of Laws. In any action or proceeding between any of the parties arising out of or relating to this Agreement, each of the parties: (i) irrevocably and unconditionally consents and submits to the exclusive jurisdiction and venue of the Court of Chancery of the State of Delaware or to the extent such court does not have subject matter jurisdiction, the Superior Court of the State of Delaware or the United States District Court for the District of Delaware, (ii) agrees that all claims in respect of such action or proceeding shall be heard and determined exclusively in accordance with clause (i) of this Section 19, (iii) waives any objection to laying venue in any such action or proceeding in such courts, (iv) waives any objection that such courts are an inconvenient forum or do not have jurisdiction over any party, and (v) agrees that service of process upon such party in any such action or proceeding shall be effective if notice is given in accordance with Section 15 of this Agreement.

        20.    Waiver of Jury Trial.    The parties hereto hereby waive any right to trial by jury with respect to any action or proceeding related to or arising out of this Agreement, any document executed in connection herewith and the matters contemplated hereby and thereby.

        21.    No Agreement Until Executed.    Irrespective of negotiations among the parties or the exchanging of drafts of this Agreement, this Agreement shall not constitute or be deemed to evidence a contract, agreement, arrangement or understanding between the parties hereto unless and until (a) the Board of Directors of the Company has approved, for purposes of any applicable anti-takeover laws and regulations and any applicable provision of the Company Charter, the transactions contemplated by the Merger Agreement, (b) the Merger Agreement is executed by all parties thereto, and (c) this Agreement is executed by all parties hereto.

        22.    Entire Agreement; Counterparts; Exchanges by Facsimile.    This Agreement and the other agreements referred to in this Agreement constitute the entire agreement and supersede all prior agreements and understandings, both written and oral, among or between any of the parties with respect to the subject matter hereof and thereof. This Agreement may be executed in several counterparts, each of which shall be deemed an original and all of which shall constitute one and the same instrument. The exchange of a fully executed Agreement (in counterparts or otherwise) by all parties by facsimile or electronic transmission via ".pdf' shall be sufficient to bind the parties to the terms and conditions of this Agreement.

        23.    Amendment.    This Agreement may not be amended, supplemented or modified, and no provisions hereof may be modified or waived, except by an instrument in writing signed on behalf of each party hereto. In the event that securities held by any other holder (the "Other Holder") subject to a similar voting agreement in connection with the Merger is released from the restrictions of such voting agreement, the Shares held by the Stockholder shall likewise automatically be released from the restrictions contained herein in the same proportion as those securities released for the Other Holder.

        24.    Definition of Merger Agreement.    For purposes of this Agreement, the term "Merger Agreement" may include such agreement as amended or modified as long as such amendments or modifications (a) do not (i) change the form of consideration or (ii) change the Exchange Ratio in a manner adverse to Stockholder, or (b) have been agreed to in writing by Stockholder.

        25.    Construction.

          (a)   For purposes of this Agreement, whenever the context requires: the singular number shall include the plural, and vice versa; the masculine gender shall include the feminine and neuter genders; the feminine gender shall include the masculine and neuter genders; and the neuter gender shall include masculine and feminine genders.

          (b)   The parties hereto agree that any rule of construction to the effect that ambiguities are to be resolved against the drafting party shall not be applied in the construction or interpretation of this Agreement.

          (c)   As used in this Agreement, the words "include" and "including," and variations thereof, shall not be deemed to be terms of limitation, but rather shall be deemed to be followed by the words "without limitation."

          (d)   Except as otherwise indicated, all references in this Agreement to "Sections," "Exhibits" and "Schedules" are intended to refer to Sections of this Agreement and Exhibits and Schedules to this Agreement, respectively.

          (e)   The bold-faced headings contained in this Agreement are for convenience of reference only, shall not be deemed to be a part of this Agreement and shall not be referred to in connection with the construction or interpretation of this Agreement.

[Remainder of Page has Intentionally Been Left Blank]

EXECUTED as of the date first above written.

STOCKHOLDER
By:
Name:
Title:

[Signature Page to Company Voting Agreement]

EXECUTED as of the date first above written.

SYNTA PHARMACEUTICALS CORP.
By:
Name:
Title:
MADRIGAL PHARMACEUTICALS, INC.
By:
Name:
Title:

[Signature Page to Company Voting Agreement]

SCHEDULE 1

Name and Address of Stockholder	Shares	Options	Other Rights

List of Signatories

Fred Craves, Ph.D.
Rebecca Taub, M.D.
Bay City Capital Fund IV, L.P.
Bay City Capital Fund IV Co-Investment Fund, L.P.

EXHIBIT D

LOCK-UP AGREEMENT

Synta Pharmaceuticals Corp.
45 Hartwell Avenue
Lexington, MA 02421

Madrigal Pharmaceuticals, Inc.
500 Office Center Drive, Suite 400
Fort Washington, PA 19034

Ladies and Gentlemen:

        In connection with the proposed acquisition of Madrigal Pharmaceuticals, Inc. (the "Company") by Synta Pharmaceuticals Corp. ("Synta") whereby Saffron Merger Sub, Inc. ("Merger Sub"), a wholly-owned subsidiary of Synta, will merge with and into the Company (the "Merger"), and in consideration of Synta, Merger Sub and the Company entering into the Agreement and Plan of Merger and Reorganization dated on or about April [•], 2016 (the "Merger Agreement;" all capitalized terms used in this Lock-Up Agreement without definition herein shall have the meanings ascribed to them in the Merger Agreement), the receipt and sufficiency of such consideration being hereby acknowledged and accepted, and in order to induce Synta and the Company each to close the Merger, the undersigned ("Securityholder"), a holder of shares of Company Capital Stock and/or Convertible Debt (the "Company Securities") who will receive shares of Saffron Common Stock in exchange for his, her or its shares of Company Securities hereby agrees with Synta and the Company as follows:

          1.     During the Lock-Up Period (as defined below), Securityholder shall not, directly or indirectly, (a) sell, assign, transfer, tender, or otherwise dispose of (whether by actual disposition or effective economic disposition due to cash settlement or otherwise, including, without limitation, by the creation of any liens, claims, charges or other encumbrances or restrictions of any kind whatsoever ("Liens") on) any (i) Company Securities and (ii) shares of Saffron Common Stock and any securities convertible into, exchangeable for or that represent the right to receive shares of Saffron Common Stock, in each case whether now owned or hereinafter acquired, owned directly by the Securityholder (including holding as a custodian) or with respect to which the Securityholder has beneficial ownership within the rules and regulations of the Securities and Exchange Commission (collectively, the "Locked-Up Securities"), (b) effect any short sale or enter into any contract, option, commitment or other arrangement or understanding with respect to the direct or indirect sale, transfer, assignment or other disposition of (including, without limitation, by the creation of any Liens or by establishing or increasing a put equivalent position or liquidating or decreasing a call equivalent position within the meaning of Section 16 of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and the rules and regulations of the Securities and Exchange Commission promulgated thereunder with respect to, any Locked-Up Securities, or publicly announce an intention to effect any such transaction, during the Lock-Up Period) any Locked-Up Securities, or (c) take any action that would make any representation or warranty of Securityholder contained herein untrue or incorrect or have the effect of preventing or disabling Securityholder from performing Securityholder's obligations under this Lock-Up Agreement. Notwithstanding the foregoing, and provided that transfers described in (a) through (f) of this sentence are not required to be reported in any public report or filing with the Securities and Exchange Commission (other than (i) a filing at any time on a Form 5 or (ii) a filing after the expiration of the Lock-Up Period on a Schedule 13D or Schedule 13G (or Schedule 13D/A or Schedule 13G/A), Securityholder may make (a) transfers as a bona fide gift or gifts (b) transfers by will or by operation of law or other transfers for estate-planning purposes, in which case this Lock-Up Agreement shall bind the transferee, (c) with respect to such Securityholder's Company Options which expire on or prior to the Expiration Date, transfers, sale, or other disposition of

  Locked-Up Securities to the Company as payment for the (i) exercise price of such Securityholder's Company Options and (ii) taxes applicable to the exercise of such Securityholder's Company Options or (d) if Securityholder is a partnership or limited liability company, a transfer to one or more partners or members of Securityholder or to an affiliated corporation, trust or other business entity under common control with Securityholder, or if Securityholder is a trust, a transfer to a beneficiary, provided that in each such case the applicable transferee has signed a lock-up agreement in substantially the form hereof, (e) any transfer to another holder of the capital stock of the Company that has signed a lock-up agreement in substantially the form hereof relating to the transferred Shares and (f) transfers of shares acquired on the open market following the Closing Date. In the event that any securities held by any other holder (the "Other Holder") subject to a similar lock-up agreement in connection with the Merger are released from the restrictions of such lock-up agreement, the Locked-Up Securities held by the undersigned Securityholder shall likewise automatically be released from the restrictions contained herein in the same proportion as those securities released for the Other Holder.

          2.     As used in this Lock-Up Agreement, the term "Lock-Up Period" shall mean from and after the date hereof until the earlier to occur of (a) 180 days after the Closing Date or (b) such date and time as the Merger Agreement shall be terminated pursuant to Section 9 thereof or otherwise. Upon termination or expiration of this Lock-Up Agreement, no party shall have any further obligations or liabilities under this Lock-Up Agreement; provided, however, such termination or expiration shall not relieve any party from liability for any willful breach of this Lock-Up Agreement or acts of bad faith prior to termination hereof.

          3.     Securityholder also agrees and consents to the entry of stop transfer instructions with Synta's transfer agent and registrar against the transfer of Securityholders' Locked-Up Securities, except in compliance with this Lock-Up Agreement. In furtherance of the foregoing, Synta and its transfer agent are hereby authorized to decline to make any transfer of securities if such transfer would constitute a violation or breach of this Lock-Up Agreement.

          4.     Securityholder understands that Synta, the Company and Merger Sub will proceed with the Merger in reliance on this Lock-Up Agreement. Moreover, Securityholder understands and agrees that Synta, Merger Sub and the Company are relying upon the accuracy, completeness, and truth of Securityholder's representations, warranties, agreements, and certifications contained in this Lock-Up Agreement.

[Remainder of Page has Intentionally Been Left Blank; Signature Page Follows]

Date:                    , 2016

Very truly yours,

If an individual, please sign here:

Signature:
Print Name:

If a corporation, a limited partnership or other legal entity, please sign here:

Legal Name:
By:
Name:
Title:

Date:                    , 2016

SYNTA PHARMACEUTICALS CORP.
By:
Name:
Title:

MADRIGAL PHARMACEUTICALS, INC.
By:
Name:
Title:

EXHIBIT E

RESTATED CERTIFICATE OF INCORPORATION

OF

[SURVIVING CORPORATION]

        FIRST:    The name of the corporation (hereinafter called the "Corporation") is

[SURVIVING CORPORATION]

        SECOND:    The address, including street, number, city, and county, of the registered office of the Corporation in the State of Delaware is 2711 Centerville Road, Suite 400, City of Wilmington, County of New Castle, Delaware 19808; and the name of the registered agent of the Corporation in the State of Delaware is Corporation Service Company.

        THIRD:    The nature of the business to be conducted and the purposes of the Corporation are to engage in any lawful act or activity or carry on any business for which corporations may be organized under the Delaware General Corporation Law or any successor statute.

        FOURTH:    The total number of shares of all classes of stock which the Corporation shall have authority to issue is One Thousand (1,000), consisting of 1,000 shares of Common Stock, $.0001 Par Value per share (the "Common Stock").

        FIFTH:    The Corporation is to have perpetual existence.

        SIXTH:    For the management of the business and for the conduct of the affairs of the Corporation, and in further definition and not in limitation of the powers of the Corporation and of its directors and of its stockholders or any class thereof, as the case may be, conferred by the State of Delaware, it is further provided that:

          A.    The management of the business and the conduct of the affairs of the Corporation shall be vested in its Board of Directors. The number of directors which shall constitute the whole Board of Directors shall be fixed by, or in the manner provided in, the By-Laws. The phrase "whole Board" and the phrase "total number of directors" shall be deemed to have the same meaning, to wit, the total number of directors which the Corporation would have if there were no vacancies. No election of directors need be by written ballot.

          B.    After the original or other By-Laws of the Corporation have been adopted, amended or repealed, as the case may be, in accordance with the provisions of Section 109 of the General Corporation Law of the State of Delaware, and, after the Corporation has received any payment for any of its stock, the power to adopt, amend, or repeal the By-Laws of the Corporation may be exercised by the Board of Directors of the Corporation.

          C.    The books of the Corporation may be kept at such place within or without the State of Delaware as the By-Laws of the Corporation may provide or as may be designated from time to time by the Board of Directors of the Corporation.

        SEVENTH:    The Corporation shall, to the fullest extent permitted by Section 145 of the General Corporation Law of the State of Delaware, as the same may be amended and supplemented from time to time, indemnify and advance expenses to, (i) its directors and officers, and (ii) any person who at the request of the Corporation is or was serving as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, from and against any and all of the expenses, liabilities, or other matters referred to in or covered by said section as amended or supplemented (or any successor), provided, however, that except with respect to proceedings to enforce rights to indemnification, the By-Laws of the Corporation may provide that the Corporation shall

AE-1

indemnify any director, officer or such person in connection with a proceeding (or part thereof) initiated by such director, officer or such person only if such proceeding (or part thereof) was authorized by the Board of Directors of the Corporation. The Corporation, by action of its Board of Directors, may provide indemnification or advance expenses to employees and agents of the Corporation or other persons only on such terms and conditions and to the extent determined by the Board of Directors in its sole and absolute discretion. The indemnification provided for herein shall not be deemed exclusive of any other rights to which those indemnified may be entitled under any By-Law, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in their official capacity and as to action in another capacity while holding such office, and shall continue as to a person who has ceased to be a director, officer, employee, or agent and shall inure to the benefit of the heirs, executors and administrators of such a person.

        EIGHTH:    No director of this Corporation shall be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director except to the extent that exemption from liability or limitation thereof is not permitted under the General Corporation Law of the State of Delaware as in effect at the time such liability or limitation thereof is determined. No amendment, modification or repeal of this Article shall apply to or have any effect on the liability or alleged liability of any director of the Corporation for or with respect to any acts or omissions of such director occurring prior to such amendment, modification or repeal. If the General Corporation Law of the State of Delaware is amended after approval by the stockholders of this Article to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the General Corporation Law of the State of Delaware, as so amended.

        NINTH:    Whenever a compromise or arrangement is proposed between this Corporation and its creditors or any class of them and/or between this Corporation and its stockholders or any class of them, any court of equitable jurisdiction within the State of Delaware may, on the application in a summary way of this Corporation or of any creditor or stockholder thereof or on the application of any receiver or receivers appointed for this Corporation under the provisions of Section 291 of Title 8 of the Delaware Code or on the application of trustees in dissolution or of any receiver or receivers appointed for this Corporation under the provisions of Section 279 of Title 8 of the Delaware Code, order a meeting of the creditors or class of creditors, and/or of the stockholders or class of stockholders of this Corporation, as the case may be, to be summoned in such manner as the said court directs. If a majority in number representing three-fourths (3/4) in value of the creditors or class of creditors, and/or of the stockholders or class of stockholders of this Corporation, as the case may be, agree to any compromise or arrangement and to any reorganization of this Corporation as consequence of such compromise or arrangement, the said compromise or arrangement and the said reorganization shall, if sanctioned by the court to which the said application has been made, be binding on all the creditors or class of creditors, and/or on all the stockholders or class of stockholders, of this Corporation, as the case may be, and also on this Corporation.

        TENTH:    From time to time any of the provisions of this Restated Certificate of Incorporation may be amended, altered or repealed, and other provisions authorized by the laws of the State of Delaware at the time in force may be added or inserted in the manner and at the time prescribed by said laws, and all rights at any time conferred upon the stockholders of the Corporation by this Restated Certificate of Incorporation are granted subject to the provisions of this Article.

AE-2

EXHIBIT F

ACTION BY WRITTEN CONSENT
OF THE STOCKHOLDERS OF
MADRIGAL PHARMACEUTICALS, INC.,
a Delaware corporation

April 13, 2016

        In accordance with Section 228(a) and Section 251(c) of the Delaware General Corporation Law (the "DGCL"), the Certificate of Incorporation and the Bylaws of Madrigal Pharmaceuticals, Inc., a Delaware corporation (the "Corporation"), the undersigned, constituting the holders (the "Stockholders") of all of the outstanding shares of capital stock of the Corporation ("Common Stock"), do hereby adopt the following recitals and resolutions by written consent, which action shall be as valid and legal and of the same force and effect as though taken at a meeting duly and validly noticed and held.

Adoption of the Merger Agreement and Approval of the Merger

        WHEREAS, the Corporation has entered into an Agreement and Plan of Merger and Reorganization, dated April 13, 2016 attached hereto as Exhibit A (the "Merger Agreement"), by and among Synta Pharmaceuticals, Inc., a Delaware corporation ("Synta"), Merger Sub, a Delaware corporation and wholly owned subsidiary of Synta ("Merger Sub"), and the Corporation, under which Merger Sub will merge with and into the Corporation, with the Corporation surviving as a wholly-owned subsidiary of Synta (the "Merger"), upon the terms and subject to the conditions set forth in the Merger Agreement (each capitalized term used but not otherwise defined herein having the meaning ascribed to such term in the Merger Agreement);

        WHEREAS, subject to the terms of the Merger Agreement, each share of capital stock of the Corporation (other than dissenting shares) shall be cancelled and automatically converted into the right to receive a number of shares of Synta common stock equal to the Exchange Ratio (the "Merger Shares");

        WHEREAS, the board of directors of the Corporation (the "Board") has unanimously resolved that the Merger is fair to, advisable and in the best interests of the Corporation and its Stockholders and, as such, has adopted the Merger Agreement (including all such other agreements, exhibits, schedules, documents and certificates proposed to be delivered in connection therewith, including the ancillary agreements to which the Corporation is a party, if any (the "Ancillary Agreements" and together with the Merger Agreement, the "Transaction Documents") and has approved the Merger and recommended that the Stockholders adopt and approve the same;

        WHEREAS, each of the undersigned has (i) been furnished with, or provided access, to all information requested by such Stockholder relating to the Merger Agreement, the Merger and the other transactions contemplated therein and had the opportunity to ask questions and obtain answers from the Corporation and (ii) reviewed the terms of the Merger Agreement and such other information as such Stockholder believes to be necessary to make an informed decision in connection therewith, and has had the opportunity to consult withhis, her or its own legal, tax and financial advisors regarding the consequences to such Stockholder of the Merger, the Merger Agreement, the execution of these resolutions, and the consummation of the transactions contemplated thereby and hereby; and

        WHEREAS, after carefully considering all of the foregoing factors (including the interests of the officers, directors, and their affiliates in the transactions contemplated by the Merger Agreement), each of the undersigned Stockholders believes it to be in the best interests of the Corporation and its

Stockholders to adopt the Merger Agreement and approve the Merger and the other transactions contemplated by the Merger Agreement.

        NOW, THEREFORE, BE IT RESOLVED, that the undersigned Stockholders hereby consent to, ratify and adopt the form, terms and provisions of the Merger Agreement and such other Transaction Documents;

        RESOLVED FURTHER, that the undersigned Stockholders hereby consent to and ratify the execution, delivery and performance of the Merger Agreement and such other Transaction Documents; and

        RESOLVED FURTHER, that the undersigned Stockholders hereby approve the Merger and the other transactions contemplated by the Merger Agreement and the other Transaction Documents.

Approval of Certificate of Amendment of Amended and Restated Certificate of Incorporation

        WHEREAS, the Board has recommended to the undersigned that the Corporation adopt a Certificate of Amendment of Amended and Restated Certificate of Incorporation, in substantially the form attached hereto as Exhibit B and incorporated herein by reference (the "Certificate of Amendment"), which provides for an increase in the authorized number of shares of Common Stock from an aggregate of 35,000,000 to 50,000,000, all as more fully set forth in the Certificate of Amendment; and

        WHEREAS, the Board has approved the Certificate of Amendment and deems it to be advisable and in the best interests of the Corporation and its Stockholders that the Stockholders approve the Certificate of Amendment.

        NOW THEREFORE, BE IT RESOLVED, that the form, terms and provisions of the Certificate of Amendment, and any other documents to be executed and delivered in connection therewith, be, and the same hereby are, approved and adopted.

Release of Claims Relating to Information Statement

        WHEREAS, in connection with the Merger, and pursuant to the DGCL, the undersigned are entitled to an information statement setting forth certain items relating to the Merger; and

        WHEREAS, each of the undersigned acknowledge that approval of this Written Consent will constitute a waiver of his, her, or its rights to receive such an information statement.

        NOW, THEREFORE, BE IT RESOLVED, that the undersigned hereby irrevocably waives his, her, or its rights to receive an information statement in connection with the Merger;

        RESOLVED FURTHER, that the undersigned agrees to release all claims against the Corporation of every nature and kind, known or unknown, suspected or unsuspected, arising from or attributable to the omission of receiving an information statement.

Ratification of Interested Party Transaction

        WHEREAS, each of the undersigned is aware that (i) Rebecca Taub ("Dr. Taub"), a director and officer of the Corporation, currently holds shares of the Corporation's capital stock and Notes (as defined below) that may convert into shares of the Corporation's capital stock and will be receiving a portion of the Merger Shares in connection with the Merger and a bonus payment payable upon the successful consummation of the Merger; (ii) Fred Craves ("Dr. Craves"), a director of the Corporation, is affiliated with and has a material financial interest in Bay City Capital Fund IV, L.P. and Bay City Capital Fund IV Co-Investment Fund, L.P., which currently hold shares of the Corporation's capital stock and Notes that may convert into shares of the Corporation's capital stock and such entities will be receiving a portion of the Merger Shares in connection with the Merger; and (iii) Lionel Carnot ("Mr. Carnot"), a director of the Corporation, is affiliated with and has a material financial interest in Bay City Capital Fund IV, L.P. and Bay City Capital Fund IV Co-Investment Fund, L.P., which currently hold shares of the Corporation's capital stock and Notes that may convert into shares of the Corporation's capital stock and such entities will be receiving a portion of the Merger Shares in connection with the Merger, in each case upon the successful consummation of the Merger (any such contract or transaction in clauses (i) - (iii) is referred to herein as an "Interested Directors' and Officer's Transaction") and that, accordingly, Dr. Taub, Dr. Craves, and Mr. Carnot are "interested directors" and Dr. Taub is an "interested officer" as described in Subdivision (a) of Section 144 of the DGCL;

        WHEREAS, Section 144 of the DGCL provides that a transaction between a corporation and one or more of its directors or officers or a corporation and another entity in which one or more of its directors or officers has a financial interest or is an officer or director shall not be void or voidable provided that either: (i) the material facts of that transaction are disclosed or known to the board of directors and the board of directors authorizes the transaction by a majority of the disinterested directors of the board; (ii) the material facts of that transaction are disclosed or known to the stockholders and the stockholders authorize the transaction by a vote of the stockholders; or (iii) the transaction is fair to the corporation as of the time it is authorized, approved or ratified by the board of directors, a committee thereof or the stockholders of a corporation;

        WHEREAS, the undersigned have been fully apprised of all of the material facts relevant to the Interested Directors' and Officer's Transaction; and

        WHEREAS, the undersigned Stockholders have reviewed the terms and conditions of the Merger Agreement and deem the Merger Agreement and the Merger to be fair to, advisable and in the best interests of the Corporation and all of its Stockholders.

        NOW, THEREFORE, BE IT RESOLVED, that the undersigned Stockholders have been fully apprised of all of the material facts of the Interested Directors' and Officer's Transaction and upon thorough review and consideration of the terms and conditions of the Merger, the Merger Agreement, and the transactions contemplated thereby, and the relationship between the Corporation and each of the interested directors and the interested officer, has determined that the Interested Directors' and Officer's Transactions are advisable, fair to and in the best interests of the Corporation and its Stockholders and as such, ratifies the same.

General Authority and Ratification of Past Actions

        RESOLVED, that the officers of the Corporation be, and each of them hereby is, authorized, empowered and directed, in the name and on behalf of the Corporation, to prepare, execute, deliver and file or cause to be prepared, executed, delivered and filed such further agreements, certificates, instruments and documents, to pay all expenses and to take such actions as contemplated by the Merger Agreement and the other Transaction Documents or as such officer or officers deem necessary, appropriate or advisable to carry out the intent of the foregoing resolutions, including, but not limited to, to effect the Merger;

        RESOLVED FURTHER, that the officers of the Corporation be, and each of them hereby is, authorized to approve such changes or modifications to any of the documents and agreements authorized or approved in the foregoing resolutions, as such officer or officers may deem necessary or advisable, such approval to be conclusively evidenced by the execution or delivery thereof;

        RESOLVED FURTHER, that any and all actions taken by any director or officer of the Corporation prior to the adoption of the foregoing resolutions intended to carry out the intent or accomplish the purposes of the foregoing resolutions be, and hereby are, ratified, confirmed, approved and adopted in all respects;

        RESOLVED FURTHER, that the officers of the Corporation be, and each of them hereby is, authorized to certify and deliver a copy of these resolutions, or any one or more of them, to such persons, firms or corporations as may be deemed necessary or advisable;

        RESOLVED FURTHER, that any officer of the Corporation be, and hereby is, authorized and directed to file these resolutions with the minutes of the proceedings of the Stockholders of the Corporation and to file it with the Corporation's corporate records; and

        RESOLVED FURTHER, that these resolutions adopted by the undersigned may be executed in counterparts, including electronically transmitted counterparts, and each such counterpart shall be deemed an original, and all of which, when taken together, shall constitute but one and the same instrument.

        IN WITNESS WHEREOF, the undersigned Stockholders of the Corporation hereby consent, with respect to all shares of the Corporation's capital stock held by the undersigned, to the foregoing resolutions and actions and direct that this Action by Written Consent be filed with the minutes of the Corporation. Said resolutions and actions shall have the same force and effect as if they were adopted at a meeting at which the undersigned were personally present.

Rebecca Taub, M.D.
By:
BAY CITY CAPITAL FUND IV, L.P.
By:	Bay City Capital Management IV LLC
Its:	General Partner
By:	Bay City Capital LLC
Its:	Manager
By:
	Name:	Fred Craves
	Title:	Managing Director
BAY CITY CAPITAL FUND IV CO-INVESTMENT FUND, L.P.
By:	Bay City Capital Management IV LLC
Its:	General Partner
By:	Bay City Capital LLC
Its:	Manager
By:
	Name:	Fred Craves
	Title:	Managing Director

Annex B

April 13, 2016

Board of Directors
Synta Pharmaceuticals Corp.
45 Hartwell Avenue
Lexington, Massachusetts 02421

Dear Sirs:

        You have requested our opinion as to the fairness, from a financial point of view, to Synta Pharmaceuticals Corp. ("Synta") of the Consideration (as defined below) to be paid by Synta pursuant to the terms of the proposed Agreement and Plan of Merger and Reorganization (the "Merger Agreement") to be entered into by and among Synta, Saffron Merger Sub, Inc. ("Merger Sub") and Madrigal Pharmaceuticals, Inc. (the "Company").

        As more specifically set forth in the Merger Agreement, and subject to the terms, conditions and adjustments set forth therein, the Merger Agreement provides for the acquisition of the Company through the merger of Merger Sub with and into the Company with Synta as the surviving entity thereof (the "Merger"). By virtue of the Merger, each share of common stock, par value $0.0001 per share, of the Company issued and outstanding immediately prior to the effective time of the Merger (other than shares held in the Company's treasury and any Dissenting Shares (as defined in the Merger Agreement)) will be converted into the right to receive a number of shares of common stock, par value $0.001 per share, of Synta ("Synta Common Stock") equal to the exchange ratio set forth in the Merger Agreement. The total number of shares of Synta Common Stock issued by Synta in the Merger is referred to herein as (the "Consideration").

        In connection with our review of the proposed Merger, and in arriving at our opinion, we have: (i) reviewed a draft of the Merger Agreement dated April 8, 2016 (the "Draft Merger Agreement"); (ii) reviewed the proposed terms of the concurrent Company Private Placement described in the Merger Agreement; (iii) reviewed certain information, including financial forecasts, relating to the business, earnings, cash flow, assets, liabilities and prospects of Synta and the Company that were furnished to us by Synta; (iv) conducted discussions with members of senior management and representatives of Synta and the Company concerning the matters described in clauses (ii) and (iii); (v) discussed the past and current operations and financial condition and the prospects of Synta and the Company with members of senior management of Synta and of the Company, respectively; (vi) reviewed the financial terms, to the extent publicly available, of certain acquisition and financing transactions that we deemed relevant; and (vii) performed such other analyses and considered such other factors as we deemed appropriate for the purpose of rendering our opinion.

        We have relied upon and assumed, without assuming liability or responsibility for independent verification, the accuracy and completeness of all information that was publicly available or was furnished, or otherwise made available, to us or discussed with or reviewed by or for us. We have further assumed that the financial information provided has been prepared on a reasonable basis in accordance with industry practice, and that management of Synta is not aware of any information or facts that would make any information provided to us incomplete or misleading. Without limiting the generality of the foregoing, for the purpose of this opinion, we have assumed that with respect to financial forecasts, estimates and other forward-looking information reviewed by us, that such information has been reasonably prepared based on assumptions reflecting the best currently available estimates and judgments of the management of Synta as to the expected future combined results of operations and financial condition of the Synta and the Company after giving effect to the Merger. We express no opinion as to any such financial forecasts, estimates or forward-looking information or the assumptions on which they were based.

        In connection with our opinion, we have assumed and relied upon, without independent verification, the accuracy and completeness of all of the financial, legal, regulatory, tax, accounting and other information provided to, discussed with or reviewed by us. Our opinion does not address any legal, regulatory, tax or accounting issues.

        In arriving at our opinion, we have assumed that the executed Merger Agreement will be in all material respects identical to the Draft Merger Agreement reviewed by us, including the terms of the concurrent Company Private Placement. We have relied upon and assumed, without independent verification, that (i) the representations and warranties of all parties set forth in the Merger Agreement and all related documents and instruments that are referred to therein are true and correct, (ii) each party to the Merger Agreement will fully and timely perform all of the covenants and agreements required to be performed by such party, (iii) the Merger will be consummated pursuant to the terms of the Merger Agreement without amendments thereto, and (iv) all conditions to the consummation of the Merger will be satisfied without waiver by any party of any conditions or obligations thereunder. Additionally, we have assumed that all the necessary regulatory approvals and consents required for the Merger, including the approval of the stockholders of Synta and the Company, will be obtained in a manner that will not adversely affect Synta or the Company or the contemplated benefits of the Merger.

        In arriving at our opinion, we have not performed any appraisals or valuations of any specific assets or liabilities (fixed, contingent or other) of Synta or the Company, and have not been furnished or provided with any such appraisals or valuations. Without limiting the generality of the foregoing, we have undertaken no independent analysis of any pending or threatened litigation, regulatory action, possible unasserted claims or other contingent liabilities, to which Synta, the Company or any of their respective affiliates is a party or may be subject, and at the direction of Synta and with its consent, our opinion makes no assumption concerning, and therefore does not consider, the possible assertion of claims, outcomes or damages arising out of any such matters.

        This opinion is necessarily based upon the information available to us and facts and circumstances as they exist and are subject to evaluation on the date hereof; events occurring after the date hereof could materially affect the assumptions used in preparing this opinion. We are not expressing any opinion herein as to the price at which shares of Synta Common Stock may trade following announcement of the Merger or at any future time. We have not undertaken to reaffirm or revise this opinion or otherwise comment upon any events occurring after the date hereof and do not have any obligation to update, revise or reaffirm this opinion.

        We have been engaged by Synta to act as its financial advisor and we will receive a fee from Synta for providing such services, including the provision of this opinion. Our fee is not contingent upon the consummation of the Merger. Synta has also agreed to indemnify us against certain liabilities and reimburse us for certain expenses in connection with our services. In March 2015, we acted as a co-manager of a public offering by Synta of shares of its common stock and received substantial fees in connection therewith. In the future, we may also provide other financial advisory and investment banking services to Synta and its affiliates for which we would expect to receive compensation. In addition, in the ordinary course of our business, we and our affiliates may actively trade securities of Synta for our own account or the account of our customers and, accordingly, may at any time hold a long or short position in such securities.

        Consistent with applicable legal and regulatory requirements, Roth Capital Partners, LLC has adopted policies and procedures to establish and maintain the independence of our research departments and personnel. As a result, our research analysts may hold views, make statements or investment recommendations and/or publish research reports with respect to Synta, the Company and/or the Merger that differ from the views of our investment banking personnel.

        This opinion has been prepared solely for the information of the Board of Directors of Synta for its use in connection with its consideration of the Merger and is not intended to be and does not constitute a recommendation to any stockholder of Synta as to how such stockholder should vote on any matter relating to the Merger or any other matter. Except with respect to the inclusion of this opinion in Synta's proxy statement relating to the Merger in accordance with our engagement letter with Synta, this opinion shall not be disclosed, referred to, published or otherwise used (in whole or in part), nor shall any public references to us be made, without our prior written approval. This opinion has been approved for issuance by the Roth Capital Partners, LLC Fairness Opinion Committee.

        This opinion addresses only the fairness, from a financial point of view, to Synta of the proposed Consideration to be paid by Synta in the Merger and does not address the relative merits of the Merger or any alternatives to the Merger, Synta's underlying decision to proceed with or effect the Merger, or any other aspect of the Merger. This opinion does not address the fairness of the Merger to the holders of any class of securities, creditors or other constituencies of Synta. This opinion is not a valuation of Synta or the Company or their respective assets or any class of their securities. We are not experts in, nor do we express an opinion on, legal, tax, accounting or regulatory issues. We do not express an opinion about the fairness of the amount or nature of any compensation payable or to be paid to any of the officers, directors or employees, of the Company, whether or not relative to the Merger.

        Based upon and subject to the foregoing, it is our opinion that, as of the date hereof, the Consideration to be paid by Synta in the Merger is fair, from a financial point of view, to Synta.

Sincerely,

Roth Capital Partners, LLC

Annex C

CERTIFICATE OF AMENDMENT OF
RESTATED CERTIFICATE OF INCORPORATION
OF
SYNTA PHARMACEUTICAL CORP.
(Pursuant to Section 242 of the
General Corporation Law of the State of Delaware)

        It is hereby certified that:

  1.
  The name of the corporation (hereinafter called the "Corporation") is Synta Pharmaceuticals Corp.

  2.
  The Restated Certificate of Incorporation filed on February 9, 2007, as amended, is hereby further amended as follows:

  A.
  To change the capitalization of the Corporation by adding the following paragraph to Article FOURTH, Section A of the Restated Certificate of Incorporation immediately following the paragraph set forth in Article FOURTH, Section A of the Restated Certificate of Incorporation:

        "Upon the effectiveness of the Certificate of Amendment of Restated Certificate of Incorporation, to effect a plan of recapitalization of the Common Stock by effecting a [      ]-for-1 reverse stock split with respect to the issued and outstanding shares of the Common Stock (the "Reverse Stock Split"), without any change in the powers, preferences and rights or qualifications, limitations or restrictions thereof, such that, without further action of any kind on the part of the Corporation or its stockholders, every [        ] ([        ]) shares of Common Stock outstanding or held by the Corporation in its treasury on the date of the filing of the Certificate of Amendment (the "Effective Date") shall be changed and reclassified into one (1) share of Common Stock, $0.0001 par value per share, which shares shall be fully paid and nonassessable shares of Common Stock. There shall be no fractional shares issued. A holder of record of Common Stock on the Effective Date who would otherwise be entitled to a fraction of a share shall, in lieu thereof, be entitled to receive a cash payment in an amount equal to the fraction to which the stockholder would otherwise be entitled multiplied by the closing price of the Common Stock, as reported in the Wall Street Journal, on the last trading day prior to the Effective Date (or if such price is not available, the average of the last bid and asked prices of the Common Stock on such day or other price determined by the Corporation's board of directors)."

  3.
  The Amendment of the Restated Certificate of Incorporation, as amended, herein certified has been duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

        EXECUTED, this            day of [    ] 2016.

Synta Pharmaceuticals Corp.
By:	Chen Schor President and Chief Executive Officer

C-1

Annex D

SYNTA PHARMACEUTICALS CORP.

AMENDED 2015 STOCK PLAN

1.
DEFINITIONS.

        Unless otherwise specified or unless the context otherwise requires, the following terms, as used in this Synta Pharmaceuticals Corp. Amended 2015 Stock Plan, have the following meanings:

    Administrator means the Board of Directors, unless it has delegated power to act on its behalf to the Committee, in which case the Administrator means the Committee.

    Affiliate means a corporation which, for purposes of Section 424 of the Code, is a parent or subsidiary of the Company, direct or indirect.

    Agreement means an agreement between the Company and a Participant pertaining to a Stock Right delivered pursuant to the Plan, in such form as the Administrator shall approve.

    Board of Directors means the Board of Directors of the Company.

    Cause means, with respect to a Participant (a) dishonesty with respect to the Company or any Affiliate, (b) insubordination, substantial malfeasance or non-feasance of duty, (c) unauthorized disclosure of confidential information, (d) breach by a Participant of any provision of any employment, consulting, advisory, nondisclosure, non-competition or similar agreement between the Participant and the Company or any Affiliate, and (e) conduct substantially prejudicial to the business of the Company or any Affiliate; provided, however, that any provision in an agreement between a Participant and the Company or an Affiliate, which contains a conflicting definition of Cause for termination and which is in effect at the time of such termination, shall supersede this definition with respect to that Participant. The determination of the Administrator as to the existence of Cause will be conclusive on the Participant and the Company.

    Change of Control means the occurrence of any of the following events:

    (i)
    Ownership. Any "Person" (as such term is used in Sections 13(d) and 14(d) of the Exchange Act) becomes the "Beneficial Owner" (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing 50% or more of the total voting power represented by the Company's then outstanding voting securities (excluding for this purpose any such voting securities held by the Company or its Affiliates or by any employee benefit plan of the Company) pursuant to a transaction or a series of related transactions which the Board of Directors does not approve; or

    (ii)
    Merger/Sale of Assets. (A) A merger or consolidation of the Company whether or not approved by the Board of Directors, other than a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity or the parent of such corporation) more than 50% of the total voting power represented by the voting securities of the Company or such surviving entity or parent of such corporation, as the case may be, outstanding immediately after such merger or consolidation; or (B) the sale or disposition by the Company of all or substantially all of the Company's assets in a transaction requiring shareholder approval; or

    (iii)
    Change in Board Composition. A change in the composition of the Board of Directors, as a result of which fewer than a majority of the directors are Incumbent Directors.

      "Incumbent Directors" shall mean directors who either (A) are directors of the Company as of the date of adoption of the Plan, or (B) are elected, or nominated for election, to the Board of Directors with the affirmative votes of at least a majority of the Incumbent Directors at the time of such election or nomination (but shall not include an individual whose election or nomination is in connection with an actual or threatened proxy contest relating to the election of directors to the Company).

      provided, that if any payment or benefit payable hereunder upon or following a Change of Control would be required to comply with the limitations of Section 409A(a)(2)(A)(v) of the Code in order to avoid an additional tax under Section 409A of the Code, such payment or benefit shall be made only if such Change in Control constitutes a change in ownership or control of the Company, or a change in ownership of the Company's assets in accordance with Section 409A of the Code

    Code means the United States Internal Revenue Code of 1986, as amended including any successor statute, regulation and guidance thereto.

    Committee means the committee of the Board of Directors to which the Board of Directors has delegated power to act under or pursuant to the provisions of the Plan, the composition of which shall at all times satisfy the provisions of Section 162(m) of the Code.

    Common Stock means shares of the Company's common stock, $.0001 par value per share.

    Company means Synta Pharmaceuticals Corp., a Delaware corporation.

    Consultant means any natural person who is an advisor or consultant that provides bona fide services to the Company or its Affiliates, provided that such services are not in connection with the offer or sale of securities in a capital raising transaction, and do not directly or indirectly promote or maintain a market for the Company's or its Affiliates' securities.

    Disability or Disabled means permanent and total disability as defined in Section 22(e)(3) of the Code.

    Employee means any employee of the Company or of an Affiliate (including, without limitation, an employee who is also serving as an officer or director of the Company or of an Affiliate), designated by the Administrator to be eligible to be granted one or more Stock Rights under the Plan.

    Exchange Act means the Securities Exchange Act of 1934, as amended.

    Fair Market Value of a Share of Common Stock means:

            (1)   If the Common Stock is listed on a national securities exchange or traded in the over-the-counter market and sales prices are regularly reported for the Common Stock, the closing or, if not applicable, the last price of the Common Stock on the composite tape or other comparable reporting system for the trading day on the applicable date and if such applicable date is not a trading day, the last market trading day prior to such date;

            (2)   If the Common Stock is not traded on a national securities exchange but is traded on the over-the-counter market, if sales prices are not regularly reported for the Common Stock for the trading day referred to in clause (1), and if bid and asked prices for the Common Stock are regularly reported, the mean between the bid and the asked price for the Common Stock at the close of trading in the over-the-counter market for the trading day on which Common Stock was traded on the applicable date and if such applicable date is not a trading day, the last market trading day prior to such date; and

            (3)   If the Common Stock is neither listed on a national securities exchange nor traded in the over-the-counter market, such value as the Administrator, in good faith, shall determine in compliance with applicable laws.

    ISO means an option intended to qualify as an incentive stock option under Section 422 of the Code.

    Non-Qualified Option means an option which is not intended to qualify as an ISO.

    Option means an ISO or Non-Qualified Option granted under the Plan.

    Participant means an Employee, director or Consultant of the Company or an Affiliate to whom one or more Stock Rights are granted under the Plan. As used herein, "Participant" shall include "Participant's Survivors" where the context requires.

    Performance-Based Award means a Stock Grant or Stock-Based Award which vests based on the attainment of written Performance Goals as set forth in Paragraph 9 hereof.

    Performance Goals means performance goals based on one or more of the following criteria: (i) pre-tax income or after-tax income; (ii) income or earnings including operating income, earnings before or after taxes, interest, depreciation, amortization, and/or extraordinary or special items; (iii) net income excluding amortization of intangible assets, depreciation and impairment of goodwill and intangible assets and/or excluding charges attributable to the adoption of new accounting pronouncements; (iv) earnings or book value per share (basic or diluted); (v) return on assets (gross or net), return on investment, return on capital, return on invested capital or return on equity; (vi) return on revenues; (vii) cash flow, free cash flow, cash flow return on investment (discounted or otherwise), net cash provided by operations, or cash flow in excess of cost of capital; (viii) economic value created; (ix) operating margin or profit margin; (x) stock price or total shareholder return; (xi) income or earnings from continuing operations; (xii) cost targets, reductions and savings, expense management, productivity and efficiencies; (xiii) operational objectives, consisting of one or more objectives based on achieving progress in research and development programs or achieving regulatory milestones related to development and/or approval of products; and (xiv) strategic business criteria, consisting of one or more objectives based on meeting specified market penetration or market share of one or more products or customers, geographic business expansion, customer satisfaction, employee satisfaction, human resources management, supervision of litigation, information technology, and goals relating to acquisitions, divestitures, joint ventures and similar transactions. Where applicable, the Performance Goals may be expressed in terms of a relative measure against a set of identified peer group companies, attaining a specified level of the particular criterion or the attainment of a percentage increase or decrease in the particular criterion, and may be applied to one or more of the Company or an Affiliate of the Company, or a division or strategic business unit of the Company, all as determined by the Committee. The Performance Goals may include a threshold level of performance below which no Performance-Based Award will be issued or no vesting will occur, levels of performance at which Performance-Based Awards will be issued or specified vesting will occur, and a maximum level of performance above which no additional issuances will be made or at which full vesting will occur. Each of the foregoing Performance Goals shall be evaluated in an objectively determinable manner in accordance with Section 162(m) of the Code and in accordance with generally accepted accounting principles, where applicable, unless otherwise specified by the Committee, and shall be subject to certification by the Committee. The Committee shall have the authority to make equitable adjustments to the Performance Goals in recognition of unusual or non-recurring events affecting the Company or any Affiliate or the financial statements of the Company or any Affiliate, in response to changes in applicable laws or regulations, or to account for items of gain, loss or expense determined to be extraordinary or unusual in nature or infrequent in occurrence or related to the disposal of a segment of a business or related to a change in accounting principles provided that any such change shall at all times satisfy the provisions of Section 162(m) of the Code.

    Plan means this Synta Pharmaceuticals Corp. Amended 2015 Stock Plan.

    Securities Act means the Securities Act of 1933, as amended.

    Shares means shares of the Common Stock as to which Stock Rights have been or may be granted under the Plan or any shares of capital stock into which the Shares are changed or for which they are exchanged within the provisions of Paragraph 3 of the Plan. The Shares issued under the Plan may be authorized and unissued shares or shares held by the Company in its treasury, or both.

    Stock-Based Award means a grant by the Company under the Plan of an equity award or an equity based award which is not an Option or a Stock Grant, which the Committee may, in its sole discretion, structure to qualify in whole or in part as "performance-based compensation" under Section 162(m) of the Code.

    Stock Grant means a grant by the Company of Shares under the Plan, which the Committee may, in its sole discretion, structure to qualify in whole or in part as "performance-based compensation" under Section 162(m) of the Code.

    Stock Right means a right to Shares or the value of Shares of the Company granted pursuant to the Plan—an ISO, a Non-Qualified Option, a Stock Grant or a Stock-Based Award.

    Survivor means a deceased Participant's legal representatives and/or any person or persons who acquired the Participant's rights to a Stock Right by will or by the laws of descent and distribution.

2.
PURPOSES OF THE PLAN.

        The Plan is intended to encourage ownership of Shares by Employees and directors of and certain Consultants to the Company and its Affiliates in order to attract and retain such people, to induce them to work for the benefit of the Company or of an Affiliate and to provide additional incentive for them to promote the success of the Company or of an Affiliate. The Plan provides for the granting of ISOs, Non-Qualified Options, Stock Grants and Stock-Based Awards.

3.
SHARES SUBJECT TO THE PLAN.

        (a)   The number of Shares which may be issued from time to time pursuant to this Plan shall be the sum of: (i) 48,741,000 shares of Common Stock or the equivalent of such number of Shares after the Administrator, in its sole discretion, has interpreted the effect of any stock split, stock dividend, combination, recapitalization or similar transaction in accordance with Paragraph 25 of this Plan and (ii) any shares of Common Stock that are represented by awards granted under the Company's 2006 Amended and Restated Stock Plan that are forfeited, expire or are cancelled without delivery of shares of Common Stock or which result in the forfeiture of shares of Common Stock back to the Company on or after the date of adoption of the Plan; provided, however, that no more than 8,995,000 Shares shall be added to the Plan pursuant to this subsection (ii).

        (b)   If an Option ceases to be outstanding, in whole or in part (other than by exercise), or if the Company shall reacquire (at not more than its original issuance price) any Shares issued pursuant to a Stock Grant or Stock-Based Award, or if any Stock Right expires or is forfeited, cancelled, or otherwise terminated or results in any Shares not being issued, the unissued or reacquired Shares which were subject to such Stock Right shall again be available for issuance from time to time pursuant to this Plan. Notwithstanding the foregoing, if a Stock Right is exercised, in whole or in part, by tender of

Shares or if the Company or an Affiliate's tax withholding obligation is satisfied by withholding Shares, the number of Shares deemed to have been issued under the Plan for purposes of the limitation set forth in Paragraph 3(a) above shall be the number of Shares that were subject to the Stock Right or portion thereof, and not the net number of Shares actually issued. However, in the case of ISOs, the foregoing provisions shall be subject to any limitations under the Code.

4.
ADMINISTRATION OF THE PLAN.

        The Administrator of the Plan will be the Board of Directors, except to the extent the Board of Directors delegates its authority to the Committee, in which case the Committee shall be the Administrator. Notwithstanding the foregoing, the Board of Directors may not take any action that would cause any outstanding Stock Right that would otherwise qualify as performance-based compensation under Section 162(m) of the Code to fail to so qualify.

        Subject to the provisions of the Plan, the Administrator is authorized to:

  a.
  Interpret the provisions of the Plan and all Stock Rights and to make all rules and determinations which it deems necessary or advisable for the administration of the Plan;

  b.
  Determine which Employees, directors and Consultants shall be granted Stock Rights;

  c.
  Determine the number of Shares for which a Stock Right or Stock Rights shall be granted; provided, however, that in no event shall Stock Rights with respect to more than 20,000,000 Shares be granted to any Participant in any fiscal year;

  d.
  Specify the terms and conditions upon which a Stock Right or Stock Rights may be granted;

  e.
  Determine Performance Goals no later than such time as required to ensure that a Performance-Based Award which is intended to comply with the requirements of Section 162(m) of the Code so complies;

  f.
  Amend any term or condition of any outstanding Stock Right, other than reducing the exercise price or purchase price, provided that (i) such term or condition as amended is not prohibited by the Plan; (ii) any such amendment shall not impair the rights of a Participant under any Stock Right previously granted without such Participant's consent or in the event of death of the Participant the Participant's Survivors; and (iii) any such amendment shall be made only after the Administrator determines whether such amendment would cause any adverse tax consequences to the Participant, including, but not limited to, the annual vesting limitation contained in Section 422(d) of the Code and described in Paragraph 6(b)(iv) below with respect to ISOs and pursuant to Section 409A of the Code;

  g.
  Make any adjustments in the Performance Goals included in any Performance-Based Awards provided that such adjustments comply with the requirements of Section 162(m) of the Code; and

  h.
  Adopt any sub-plans applicable to residents of any specified jurisdiction as it deems necessary or appropriate in order to comply with or take advantage of any tax or other laws applicable to the Company, any Affiliate or to Participants or to otherwise facilitate the administration of the Plan, which sub-plans may include additional restrictions or conditions applicable to Stock Rights or Shares issuable pursuant to a Stock Right;

        provided, however, that all such interpretations, rules, determinations, terms and conditions shall be made and prescribed in the context of not causing any adverse tax consequences under Section 409A of the Code and preserving the tax status under Section 422 of the Code of those Options which are designated as ISOs and in accordance with Section 162(m) of the Code for all other Stock Rights to which the Committee has determined Section 162(m) is applicable. Subject to the foregoing, the interpretation and construction by the Administrator of any provisions of the Plan or of any Stock Right granted under it shall be final, unless otherwise determined by the Board of Directors, if the Administrator is the Committee. In addition, if the Administrator is the Committee, the Board of Directors may take any action under the Plan that would otherwise be the responsibility of the Committee.

        To the extent permitted under applicable law, the Board of Directors or the Committee may allocate all or any portion of its responsibilities and powers to any one or more of its members and may delegate all or any portion of its responsibilities and powers to any other person selected by it. The Board of Directors or the Committee may revoke any such allocation or delegation at any time. Notwithstanding the foregoing, only the Board of Directors or the Committee shall be authorized to grant a Stock Right to any director of the Company or to any "officer" of the Company as defined by Rule 16a-1 under the Exchange Act.

5.
ELIGIBILITY FOR PARTICIPATION.

        The Administrator will, in its sole discretion, name the Participants in the Plan, provided, however, that each Participant must be an Employee, director or Consultant of the Company or of an Affiliate at the time a Stock Right is granted. Notwithstanding the foregoing, the Administrator may authorize the grant of a Stock Right to a person not then an Employee, director or Consultant of the Company or of an Affiliate; provided, however, that the actual grant of such Stock Right shall be conditioned upon such person becoming eligible to become a Participant at or prior to the time of the execution of the Agreement evidencing such Stock Right. ISOs may be granted only to Employees who are deemed to be residents of the United States for tax purposes. Non-Qualified Options, Stock Grants and Stock-Based Awards may be granted to any Employee, director or Consultant of the Company or an Affiliate. The granting of any Stock Right to any individual shall neither entitle that individual to, nor disqualify him or her from, participation in any other grant of Stock Rights or any grant under any other benefit plan established by the Company or any Affiliate for Employees, directors or Consultants.

6.
TERMS AND CONDITIONS OF OPTIONS.

        Each Option shall be set forth in writing in an Option Agreement, duly executed by the Company and, to the extent required by law or requested by the Company, by the Participant. The Administrator may provide that Options be granted subject to such terms and conditions, consistent with the terms and conditions specifically required under this Plan, as the Administrator may deem appropriate including, without limitation, subsequent approval by the shareholders of the Company of this Plan or any amendments thereto. The Option Agreements shall be subject to at least the following terms and conditions:

  A.
  Non-Qualified Options:    Each Option intended to be a Non-Qualified Option shall be subject to the terms and conditions which the Administrator determines to be appropriate and in the best interest of the Company, subject to the following minimum standards for any such Non-Qualified Option:

  a.
  Exercise Price:    Each Option Agreement shall state the exercise price (per share) of the Shares covered by each Option, which exercise price shall be determined by the Administrator and shall be at least equal to the Fair Market Value per share of Common Stock on the date of the grant of the Option.

  b.
  Number of Shares:    Each Option Agreement shall state the number of Shares to which it pertains.

  c.
  Vesting:    Each Option Agreement shall state the date or dates on which it first is exercisable and the date after which it may no longer be exercised, and may provide that the Option rights accrue or become exercisable in installments over a period of months or years, or upon the occurrence of certain performance conditions or the attainment of stated goals or events.

    d.
    Additional Conditions:    Exercise of any Option may be conditioned upon the Participant's execution of a Share purchase agreement in form satisfactory to the Administrator providing for certain protections for the Company and its other shareholders, including requirements that:

    i.
    The Participant's or the Participant's Survivors' right to sell or transfer the Shares may be restricted; and

    ii.
    The Participant or the Participant's Survivors may be required to execute letters of investment intent and must also acknowledge that the Shares will bear legends noting any applicable restrictions.

    e.
    Term of Option:    Each Option shall terminate not more than ten years from the date of the grant or at such earlier time as the Option Agreement may provide.

  B.
  ISOs:    Each Option intended to be an ISO shall be issued only to an Employee who is deemed to be a resident of the United States for tax purposes, and shall be subject to the following terms and conditions, with such additional restrictions or changes as the Administrator determines are appropriate but not in conflict with Section 422 of the Code and relevant regulations and rulings of the Internal Revenue Service:

  a.
  Minimum standards:    The ISO shall meet the minimum standards required of Non-Qualified Options, as described in Paragraph 6(A) above, except clause (a) and (e) thereunder.

  b.
  Exercise Price:    Immediately before the ISO is granted, if the Participant owns, directly or by reason of the applicable attribution rules in Section 424(d) of the Code:

  i.
  Ten percent (10%) or less of the total combined voting power of all classes of stock of the Company or an Affiliate, the exercise price per share of the Shares covered by each ISO shall not be less than the Fair Market Value per share of the Common Stock on the date of grant of the Option; or

  ii.
  More than ten percent (10%) of the total combined voting power of all classes of stock of the Company or an Affiliate, the exercise price per share of the Shares covered by each ISO shall not be less than 110% of the Fair Market Value per share of the Common Stock on the date of grant of the Option.

  c.
  Term of Option:    For Participants who own:

  i.
  Ten percent (10%) or less of the total combined voting power of all classes of stock of the Company or an Affiliate, each ISO shall terminate not more than ten (10) years from the date of the grant or at such earlier time as the Option Agreement may provide; or

  ii.
  More than ten percent (10%) of the total combined voting power of all classes of stock of the Company or an Affiliate, each ISO shall terminate not more than five (5) years from the date of the grant or at such earlier time as the Option Agreement may provide.

  d.
  Limitation on Yearly Exercise:    The Option Agreements shall restrict the amount of ISOs which may become exercisable in any calendar year (under this or any other ISO plan of the Company or an Affiliate) so that the aggregate Fair Market Value (determined on the date each ISO is granted) of the stock with respect to which ISOs are exercisable for the first time by the Participant in any calendar year does not exceed $100,000.

7.
TERMS AND CONDITIONS OF STOCK GRANTS.

        Each Stock Grant to a Participant shall state the principal terms in an Agreement, duly executed by the Company and, to the extent required by law or requested by the Company, by the Participant. The Agreement shall be in a form approved by the Administrator and shall contain terms and conditions which the Administrator determines to be appropriate and in the best interest of the Company, subject to the following minimum standards:

  (a)
  Each Agreement shall state the purchase price (per share), if any, of the Shares covered by each Stock Grant, which purchase price shall be determined by the Administrator but shall not be less than the minimum consideration required by the Delaware General Corporation Law, if any, on the date of the grant of the Stock Grant;

  (b)
  Each Agreement shall state the number of Shares to which the Stock Grant pertains; and

  (c)
  Each Agreement shall include the terms of any right of the Company to restrict or reacquire the Shares subject to the Stock Grant, including the time period or attainment of Performance Goals or such other performance criteria upon which such rights shall accrue and the purchase price therefor, if any.

8.
TERMS AND CONDITIONS OF OTHER STOCK-BASED AWARDS.

        The Administrator shall have the right to grant other Stock-Based Awards based upon the Common Stock having such terms and conditions as the Administrator may determine, including, without limitation, the grant of Shares based upon certain conditions, the grant of securities convertible into Shares and the grant of stock appreciation rights, phantom stock awards or stock units. The principal terms of each Stock-Based Award shall be set forth in an Agreement, duly executed by the Company and, to the extent required by law or requested by the Company, by the Participant. The Agreement shall be in a form approved by the Administrator and shall contain terms and conditions which the Administrator determines to be appropriate and in the best interest of the Company. Each Agreement shall include the terms of any right of the Company including the right to terminate the Stock-Based Award without the issuance of Shares, the terms of any vesting conditions, Performance Goals or events upon which Shares shall be issued. Under no circumstances may the Agreement covering stock appreciation rights (a) have an exercise price (per share) that is less than the Fair Market Value per share of Common Stock on the date of grant or (b) expire more than ten years following the date of grant.

        The Company intends that the Plan and any Stock-Based Awards granted hereunder be exempt from the application of Section 409A of the Code or meet the requirements of paragraphs (2), (3) and (4) of subsection (a) of Section 409A of the Code, to the extent applicable, and be operated in accordance with Section 409A so that any compensation deferred under any Stock-Based Award (and applicable investment earnings) shall not be included in income under Section 409A of the Code. Any ambiguities in the Plan shall be construed to effect the intent as described in this Paragraph 8.

9.
PERFORMANCE-BASED AWARDS.

        Notwithstanding anything to the contrary herein, during any period when Section 162(m) of the Code is applicable to the Company and the Plan, Stock Rights granted under Paragraph 7 and Paragraph 8 may be granted by the Committee in a manner which is deductible by the Company under Section 162(m) of the Code ("Performance-Based Awards"). A Participant's Performance-Based Award shall be determined based on the attainment of written Performance Goals, which must be objective and approved by the Committee for a performance period of between one and five years established by the Committee (I) while the outcome for that performance period is substantially uncertain and (II) no more than 90 days after the commencement of the performance period to which the Performance Goal relates or, if less, the number of days which is equal to 25% of the relevant performance period. The Committee shall determine whether, with respect to a performance period, the applicable Performance Goals have been met with respect to a given Participant and, if they have, to so certify and ascertain the amount of the applicable Performance-Based Award. No Performance-Based Awards will be issued for such performance period until such certification is made by the Committee. The number of shares issued in respect of a Performance-Based Award to a given Participant may be less than the amount determined by the applicable Performance Goal formula, at the discretion of the Committee. The number of shares issued in respect of a Performance-Based Award determined by the Committee for a performance period shall be paid to the Participant at such time as determined by the Committee in its sole discretion after the end of such performance period. Nothing in this Section shall prohibit the Company from granting Stock-Based Awards subject to performance criteria that do not comply with this Paragraph.

10.
EXERCISE OF OPTIONS AND ISSUE OF SHARES.

        An Option (or any part or installment thereof) shall be exercised by giving written notice to the Company or its designee (in a form acceptable to the Administrator, which may include electronic notice), together with provision for payment of the aggregate exercise price in accordance with this Paragraph for the Shares as to which the Option is being exercised, and upon compliance with any other condition(s) set forth in the Option Agreement. Such notice shall be signed by the person exercising the Option (which signature may be provided electronically in a form acceptable to the Administrator), shall state the number of Shares with respect to which the Option is being exercised and shall contain any representation required by the Plan or the Option Agreement. Payment of the exercise price for the Shares as to which such Option is being exercised shall be made (a) in United States dollars in cash or by check; or (b) at the discretion of the Administrator, through delivery of shares of Common Stock held for at least six months (if required to avoid negative accounting treatment) having a Fair Market Value equal as of the date of the exercise to the aggregate cash exercise price for the number of Shares as to which the Option is being exercised; or (c) at the discretion of the Administrator, by having the Company retain from the Shares otherwise issuable upon exercise of the Option, a number of Shares having a Fair Market Value equal as of the date of exercise to the aggregate exercise price for the number of Shares as to which the Option is being exercised; or (d) at the discretion of the Administrator, in accordance with a cashless exercise program established with a securities brokerage firm, and approved by the Administrator; or (e) at the discretion of the Administrator, by any combination of (a), (b), (c) and (d) above or (f) at the discretion of the Administrator, by payment of such other lawful consideration as the Administrator may determine. Notwithstanding the foregoing, the Administrator shall accept only such payment on exercise of an ISO as is permitted by Section 422 of the Code.

        The Company shall then reasonably promptly deliver the Shares as to which such Option was exercised to the Participant (or to the Participant's Survivors, as the case may be). In determining what constitutes "reasonably promptly," it is expressly understood that the issuance and delivery of the Shares may be delayed by the Company in order to comply with any law or regulation (including, without limitation, state securities or "blue sky" laws) which requires the Company to take any action with respect to the Shares prior to their issuance. The Shares shall, upon delivery, be fully paid, non-assessable Shares.

11.
ACCEPTANCE OF STOCK GRANTS AND STOCK-BASED AWARDS AND ISSUE OF SHARES.

        Any Stock Grant or Stock-Based Award requiring payment of a purchase price for the Shares as to which such Stock Grant or Stock-Based Award is being granted shall be made (a) in United States dollars in cash or by check; or (b) at the discretion of the Administrator, through delivery of shares of Common Stock held for at least six months (if required to avoid negative accounting treatment) and having a Fair Market Value equal as of the date of payment to the purchase price of the Stock Grant or Stock-Based Award; or (c) at the discretion of the Administrator, by any combination of (a) and (b) above; or (d) at the discretion of the Administrator, by payment of such other lawful consideration as the Administrator may determine.

        The Company shall when required by the applicable Agreement, reasonably promptly deliver the Shares as to which such Stock Grant or Stock-Based Award was made to the Participant (or to the Participant's Survivors, as the case may be), subject to any escrow provision set forth in the applicable Agreement. In determining what constitutes "reasonably promptly," it is expressly understood that the issuance and delivery of the Shares may be delayed by the Company in order to comply with any law or regulation (including, without limitation, state securities or "blue sky" laws) which requires the Company to take any action with respect to the Shares prior to their issuance.

12.
RIGHTS AS A SHAREHOLDER.

        No Participant to whom a Stock Right has been granted shall have rights as a shareholder with respect to any Shares covered by such Stock Right, except after due exercise of an Option or issuance of Shares as set forth in any Agreement, tender of the aggregate exercise or purchase price, if any, for the Shares being purchased and registration of the Shares in the Company's share register in the name of the Participant.

13.
ASSIGNABILITY AND TRANSFERABILITY OF STOCK RIGHTS.

        By its terms, a Stock Right granted to a Participant shall not be transferable by the Participant other than (i) by will or by the laws of descent and distribution, or (ii) as approved by the Administrator in its discretion and set forth in the applicable Agreement provided that no Stock Right may be transferred by a Participant for value. Notwithstanding the foregoing, an ISO transferred except in compliance with clause (i) above shall no longer qualify as an ISO. The designation of a beneficiary of a Stock Right by a Participant, with the prior approval of the Administrator and in such form as the Administrator shall prescribe, shall not be deemed a transfer prohibited by this Paragraph. Except as provided above, during the Participant's lifetime a Stock Right shall only be exercisable by or issued to such Participant (or his or her legal representative) and shall not be assigned, pledged or hypothecated in any way (whether by operation of law or otherwise) and shall not be subject to execution, attachment or similar process. Any attempted transfer, assignment, pledge, hypothecation or other disposition of any Stock Right or of any rights granted thereunder contrary to the provisions of this Plan, or the levy of any attachment or similar process upon a Stock Right, shall be null and void.

14.
EFFECT ON OPTIONS OF TERMINATION OF SERVICE OTHER THAN FOR CAUSE OR DEATH OR DISABILITY.

        Except as otherwise provided in a Participant's Option Agreement in the event of a termination of service (whether as an Employee, director or Consultant) with the Company or an Affiliate before the Participant has exercised an Option, the following rules apply:

  a.
  A Participant who ceases to be an Employee, director or Consultant of the Company or of an Affiliate (for any reason other than termination for Cause, Disability, or death for which events there are special rules in Paragraphs 15, 16, and 17, respectively), may exercise any

    Option granted to him or her to the extent that the Option is exercisable on the date of such termination of service, but only within such term as the Administrator has designated in a Participant's Option Agreement.

  b.
  Except as provided in Subparagraph (c) below, or Paragraph 16 or 17, in no event may an Option intended to be an ISO, be exercised later than three (3) months after the Participant's termination of employment.

  c.
  The provisions of this Paragraph, and not the provisions of Paragraph 16 or 17, shall apply to a Participant who subsequently becomes Disabled or dies after the termination of employment, director status or consultancy; provided, however, in the case of a Participant's Disability or death within three (3) months after the termination of employment, director status or consultancy, the Participant or the Participant's Survivors may exercise the Option within one (1) year after the date of the Participant's termination of service, but in no event after the date of expiration of the term of the Option.

  d.
  Notwithstanding anything herein to the contrary, if subsequent to a Participant's termination of employment, termination of director status or termination of consultancy, but prior to the exercise of an Option, the Administrator determines that, either prior or subsequent to the Participant's termination, the Participant engaged in conduct which would constitute Cause, then such Participant shall forthwith cease to have any right to exercise any Option.

  e.
  A Participant to whom an Option has been granted under the Plan who is absent from the Company or an Affiliate because of temporary disability (any disability other than a Disability as defined in Paragraph 1 hereof), or who is on leave of absence for any purpose, shall not, during the period of any such absence, be deemed, by virtue of such absence alone, to have terminated such Participant's employment, director status or consultancy with the Company or with an Affiliate, except as the Administrator may otherwise expressly provide; provided, however, that for ISOs, any leave of absence granted by the Administrator of greater than ninety (90) days, unless pursuant to a contract or statute that guarantees the right to reemployment, shall cause such ISO to become a Non-Qualified Option on the 181st day following such leave of absence.

  f.
  Except as required by law or as set forth in a Participant's Option Agreement, Options granted under the Plan shall not be affected by any change of a Participant's status within or among the Company and any Affiliates, so long as the Participant continues to be an Employee, director or Consultant of the Company or any Affiliate.

15.
EFFECT ON OPTIONS OF TERMINATION OF SERVICE FOR CAUSE.

        Except as otherwise provided in a Participant's Option Agreement, the following rules apply if the Participant's service (whether as an Employee, director or Consultant) with the Company or an Affiliate is terminated for Cause prior to the time that all his or her outstanding Options have been exercised:

  a.
  All outstanding and unexercised Options as of the time the Participant is notified his or her service is terminated for Cause will immediately be forfeited.

  b.
  Cause is not limited to events which have occurred prior to a Participant's termination of service, nor is it necessary that the Administrator's finding of Cause occur prior to termination. If the Administrator determines, subsequent to a Participant's termination of service but prior to the exercise of an Option, that either prior or subsequent to the Participant's termination the Participant engaged in conduct which would constitute Cause, then the right to exercise any Option is forfeited.

16.
EFFECT ON OPTIONS OF TERMINATION OF SERVICE FOR DISABILITY.

        Except as otherwise provided in a Participant's Option Agreement:

  a.
  A Participant who ceases to be an Employee, director or Consultant of the Company or of an Affiliate by reason of Disability may exercise any Option granted to such Participant to the extent that the Option has become exercisable but has not been exercised on the date of the Participant's termination of service due to Disability;

  b.
  In the event rights to exercise the Option accrue periodically, to the extent of a pro rata portion through the date of the Participant's termination of service due to Disability of any additional vesting rights that would have accrued on the next vesting date had the Participant not become Disabled. The proration shall be based upon the number of days accrued in the current vesting period prior to the date of the Participant's termination of service due to Disability;

  c.
  A Disabled Participant may exercise the Option only within the period ending one year after the date of the Participant's termination of service due to Disability, notwithstanding that the Participant might have been able to exercise the Option as to some or all of the Shares on a later date if the Participant had not been terminated due to Disability and had continued to be an Employee, director or Consultant or, if earlier, within the originally prescribed term of the Option; and

  d.
  The Administrator shall make the determination both of whether Disability has occurred and the date of its occurrence (unless a procedure for such determination is set forth in another agreement between the Company and such Participant, in which case such procedure shall be used for such determination). If requested, the Participant shall be examined by a physician selected or approved by the Administrator, the cost of which examination shall be paid for by the Company.

17.
EFFECT ON OPTIONS OF DEATH WHILE AN EMPLOYEE, DIRECTOR OR CONSULTANT.

        Except as otherwise provided in a Participant's Option Agreement:

  a.
  In the event of the death of a Participant while the Participant is an Employee, director or Consultant of the Company or of an Affiliate, such Option may be exercised by the Participant's Survivors to the extent that the Option has become exercisable but has not been exercised on the date of death;

  b.
  In the event rights to exercise the Option accrue periodically, to the extent of a pro rata portion through the date of death of any additional vesting rights that would have accrued on the next vesting date had the Participant not died. The proration shall be based upon the number of days accrued in the current vesting period prior to the Participant's date of death; and

  c.
  If the Participant's Survivors wish to exercise the Option, they must take all necessary steps to exercise the Option within one year after the date of death of such Participant, notwithstanding that the decedent might have been able to exercise the Option as to some or all of the Shares on a later date if he or she had not died and had continued to be an Employee, director or Consultant or, if earlier, within the originally prescribed term of the Option.

18.
EFFECT OF TERMINATION OF SERVICE ON STOCK GRANTS AND STOCK-BASED AWARDS.

        In the event of a termination of service (whether as an Employee, director or Consultant) with the Company or an Affiliate for any reason before the Participant has accepted a Stock Grant, or Stock-Based Award and paid the purchase price, if required, such grant shall terminate.

        For purposes of this Paragraph 18 and Paragraph 19 below, a Participant to whom a Stock Grant or a Stock-Based Award has been issued under the Plan who is absent from work with the Company or with an Affiliate because of temporary disability (any disability other than a Disability as defined in Paragraph 1 hereof), or who is on leave of absence for any purpose, shall not, during the period of any such absence, be deemed, by virtue of such absence alone, to have terminated such Participant's employment, director status or consultancy with the Company or with an Affiliate, except as the Administrator may otherwise expressly provide.

        In addition, for purposes of this Paragraph 18 and Paragraph 19 below, any change of employment or other service within or among the Company and any Affiliates shall not be treated as a termination of employment, director status or consultancy so long as the Participant continues to be an Employee, director or Consultant of the Company or any Affiliate.

19.
EFFECT ON STOCK GRANTS AND STOCK-BASED AWARDS OF TERMINATION OF SERVICE OTHER THAN FOR CAUSE, DEATH OR DISABILITY.

        Except as otherwise provided in a Participant's Agreement, in the event of a termination of service for any reason (whether as an Employee, director or Consultant), other than termination for Cause, death or Disability for which there are special rules in Paragraphs 20, 21, and 22 below, before all forfeiture provisions or Company rights of repurchase shall have lapsed, then the Company shall have the right to cancel or repurchase that number of Shares subject to a Stock Grant or Stock-Based Award as to which the Company's forfeiture or repurchase rights have not lapsed.

20.
EFFECT ON STOCK GRANTS AND STOCK-BASED AWARDS OF TERMINATION OF SERVICE "FOR CAUSE".

        Except as otherwise provided in a Participant's Agreement, the following rules apply if the Participant's service (whether as an Employee, director or Consultant) with the Company or an Affiliate is terminated for Cause:

  a.
  All Shares subject to any Stock Grant or Stock-Based Award that remain subject to forfeiture provisions or as to which the Company shall have a repurchase right shall be immediately forfeited to the Company as of the time the Participant is notified his or her service is terminated for Cause.

  b.
  Cause is not limited to events which have occurred prior to a Participant's termination of service, nor is it necessary that the Administrator's finding of Cause occur prior to termination. If the Administrator determines, subsequent to a Participant's termination of service, that either prior or subsequent to the Participant's termination the Participant engaged in conduct which would constitute Cause, then all Shares subject to any Stock Grant or Stock-Based Award that remained subject to forfeiture provisions or as to which the Company had a repurchase right on the date of termination shall be immediately forfeited to the Company.

21.
EFFECT ON STOCK GRANTS AND STOCK-BASED AWARDS OF TERMINATION OF SERVICE FOR DISABILITY.

        Except as otherwise provided in a Participant's Agreement, the following rules apply if a Participant ceases to be an Employee, director or Consultant of the Company or of an Affiliate by reason of Disability: to the extent the forfeiture provisions or the Company's rights of repurchase have not lapsed on the date of Disability, they shall be exercisable; provided, however, that in the event such forfeiture provisions or rights of repurchase lapse periodically, such provisions or rights shall lapse to the extent of a pro rata portion of the Shares subject to such Stock Grant or Stock-Based Award through the date of Disability as would have lapsed had the Participant not become Disabled. The proration shall be based upon the number of days accrued prior to the date of Disability.

        The Administrator shall make the determination both as to whether Disability has occurred and the date of its occurrence (unless a procedure for such determination is set forth in another agreement between the Company and such Participant, in which case such procedure shall be used for such determination). If requested, the Participant shall be examined by a physician selected or approved by the Administrator, the cost of which examination shall be paid for by the Company.

22.
EFFECT ON STOCK GRANTS AND STOCK-BASED AWARDS OF DEATH WHILE AN EMPLOYEE, DIRECTOR OR CONSULTANT.

        Except as otherwise provided in a Participant's Agreement, the following rules apply in the event of the death of a Participant while the Participant is an Employee, director or Consultant of the Company or of an Affiliate: to the extent the forfeiture provisions or the Company's rights of repurchase have not lapsed on the date of death, they shall be exercisable; provided, however, that in the event such forfeiture provisions or rights of repurchase lapse periodically, such provisions or rights shall lapse to the extent of a pro rata portion of the Shares subject to such Stock Grant or Stock-Based Award through the date of death as would have lapsed had the Participant not died. The proration shall be based upon the number of days accrued prior to the Participant's date of death.

23.
PURCHASE FOR INVESTMENT.

        Unless the offering and sale of the Shares shall have been effectively registered under the Securities Act, the Company shall be under no obligation to issue Shares under the Plan unless and until the following conditions have been fulfilled:

  a.
  The person who receives a Stock Right shall warrant to the Company, prior to the receipt of Shares, that such person is acquiring such Shares for his or her own account, for investment, and not with a view to, or for sale in connection with, the distribution of any such Shares, in which event the person acquiring such Shares shall be bound by the provisions of the following legend (or a legend in substantially similar form) which shall be endorsed upon the certificate evidencing the Shares issued pursuant to such exercise or such grant:

      "The shares represented by this certificate have been taken for investment and they may not be sold or otherwise transferred by any person, including a pledgee, unless (1) either (a) a Registration Statement with respect to such shares shall be effective under the Securities Act of 1933, as amended, or (b) the Company shall have received an opinion of counsel satisfactory to it that an exemption from registration under such Act is then available, and (2) there shall have been compliance with all applicable state securities laws."

  b.
  At the discretion of the Administrator, the Company shall have received an opinion of its counsel that the Shares may be issued in compliance with the Securities Act without registration thereunder.

24.
DISSOLUTION OR LIQUIDATION OF THE COMPANY.

        Upon the dissolution or liquidation of the Company, all Options granted under this Plan which as of such date shall not have been exercised and all Stock Grants and Stock-Based Awards which have not been accepted, to the extent required under the applicable Agreement, will terminate and become null and void; provided, however, that if the rights of a Participant or a Participant's Survivors have not otherwise terminated and expired, the Participant or the Participant's Survivors will have the right immediately prior to such dissolution or liquidation to exercise or accept any Stock Right to the extent that the Stock Right is exercisable or subject to acceptance as of the date immediately prior to such dissolution or liquidation. Upon the dissolution or liquidation of the Company, any outstanding Stock-Based Awards shall immediately terminate unless otherwise determined by the Administrator or specifically provided in the applicable Agreement.

25.
ADJUSTMENTS.

        Upon the occurrence of any of the following events, a Participant's rights with respect to any Stock Right granted to him or her hereunder shall be adjusted as hereinafter provided, unless otherwise specifically provided in a Participant's Agreement:

        A.    Stock Dividends and Stock Splits.     If (i) the shares of Common Stock shall be subdivided or combined into a greater or smaller number of shares or if the Company shall issue any shares of Common Stock as a stock dividend on its outstanding Common Stock, or (ii) additional shares or new or different shares or other securities of the Company or other non-cash assets are distributed with respect to such shares of Common Stock, each Stock Right and the number of shares of Common Stock deliverable thereunder shall be appropriately increased or decreased proportionately, and appropriate adjustments shall be made including, in the exercise or purchase price per share to reflect such events. The number of Shares subject to the limitations in Paragraphs 3(a) and 4(c) shall also be proportionately adjusted upon the occurrence of such events and the Performance Goals applicable to outstanding Performance-Based Awards.

        B.    Corporate Transactions.     If the Company is to be consolidated with or acquired by another entity in a merger, consolidation, or sale of all or substantially all of the Company's assets other than a transaction to merely change the state of incorporation (a "Corporate Transaction"), the Administrator or the board of directors of any entity assuming the obligations of the Company hereunder (the "Successor Board"), shall, as to outstanding Options, either (i) make appropriate provision for the continuation of such Options by substituting on an equitable basis for the Shares then subject to such Options either the consideration payable with respect to the outstanding shares of Common Stock in connection with the Corporate Transaction or securities of any successor or acquiring entity; or (ii) upon written notice to the Participants, provide that such Options must be exercised within a specified number of days of the date of such notice, at the end of which period such Options which have not yet been exercised shall terminate (all Options shall for purposes of this clause (ii) be made fully vested and exercisable immediately prior to their termination); or (iii) terminate such Options in exchange for payment of an amount equal to the consideration payable upon consummation of such Corporate Transaction to a holder of the number of shares of Common Stock into which such Option would have been exercisable (all Options shall for purposes of this clause (iii) be made fully vested and immediately exercisable immediately prior to their termination) less the aggregate exercise price thereof. For purposes of determining the payments to be made pursuant to Subclause (iii) above, in the case of a Corporate Transaction the consideration for which, in whole or in part, is other than cash, the consideration other than cash shall be valued at the fair value thereof as determined in good faith by the Board of Directors.

        With respect to outstanding Stock Grants, the Administrator or the Successor Board, shall either (i) make appropriate provision for the continuation of such Stock Grants on the same terms and conditions by substituting on an equitable basis for the Shares then subject to such Stock Grants the securities of any successor or acquiring entity in the Corporate Transaction or (ii)provide that, upon consummation of the Corporate Transaction, each outstanding Stock Grant shall be terminated in exchange for payment of an amount equal to the consideration payable upon consummation of such Corporate Transaction to a holder of the number of shares of Common Stock comprising such Stock Grant (all forfeiture and repurchase rights being waived upon such Corporate Transaction).

        In taking any of the actions permitted under this Paragraph 25(B), the Administrator shall not be obligated by the Plan to treat all Stock Rights, all Stock Rights held by a Participant, or all Stock Rights of the same type, identically.

        C.    Recapitalization or Reorganization.     In the event of a recapitalization or reorganization of the Company, other than a Corporate Transaction, pursuant to which securities of the Company or of another corporation are issued with respect to the outstanding shares of Common Stock, a Participant upon exercising an Option or accepting a Stock Grant after the recapitalization or reorganization shall be entitled to receive for the price paid upon such exercise or acceptance, if any, the number of replacement securities which would have been received if such Option had been exercised or Stock Grant accepted prior to such recapitalization or reorganization.

        D.    Adjustments to Stock-Based Awards.     Upon the happening of any of the events described in Subparagraphs A, B or C above, any outstanding Stock-Based Award shall be appropriately adjusted to reflect the events described in such Subparagraphs. The Administrator or the Successor Board shall determine the specific adjustments to be made under this Paragraph 25, including, but not limited to the effect of any Corporate Transaction and Change of Control and, subject to Paragraph 4, its determination shall be conclusive.

        E.    Modification of Options.     Notwithstanding the foregoing, any adjustments made pursuant to Subparagraph A, B or C above with respect to Options shall be made only after the Administrator determines whether such adjustments would (i) constitute a "modification" of any ISOs (as that term is defined in Section 424(h) of the Code) or (ii) cause any adverse tax consequences for the holders of Options, including, but not limited to, pursuant to Section 409A of the Code. If the Administrator determines that such adjustments made with respect to Options would constitute a modification or other adverse tax consequence, it may refrain from making such adjustments, unless the holder of an Option specifically agrees in writing that such adjustment be made and such writing indicates that the holder has full knowledge of the consequences of such "modification" on his or her income tax treatment with respect to the Option. This paragraph shall not apply to the acceleration of the vesting of any ISO that would cause any portion of the ISO to violate the annual vesting limitation contained in Section 422(d) of the Code, as described in Paragraph 6(B)(d).

        F.    Modification of Performance-Based Awards.     Notwithstanding the foregoing, with respect to any Performance-Based Award that is intended to comply as "performance based compensation" under Section 162(m) of the Code, the Committee may adjust downwards, but not upwards, the number of Shares payable pursuant to a Performance-Based Award, and the Committee may not waive the achievement of the applicable Performance Goals except in the case of death or disability of the Participant.

        G.    Change of Control.     In the event of either

          (A)  a Corporate Transaction that also constitutes a Change of Control, where outstanding Options are assumed or substituted in accordance with the first paragraph of Subparagraph B clause (i) above and, with respect to Stock Grants, in accordance with the second paragraph of Subparagraph B clause (i); or

          (B)  a Change of Control that does not also constitute a Corporate Transaction,

if within six months after the date of such Change of Control, (i) a Participant's service is terminated by the Company or an Affiliate for any reason other than Cause; or (ii) a Participant terminates his or her service as a result of being required to change the principal location where he or she renders services to a location more than 50 miles from his or her location of employment or consultancy immediately prior to the Change of Control; or (iii) the Participant terminates his or her service after there occurs a material adverse change in a Participant's duties, authority or responsibilities which causes such Participant's position with the Company to become of significantly less responsibility or authority than such Participant's position was immediately prior to the Change of Control, then all of such Participant's (i) Options outstanding under the Plan shall become fully vested and immediately exercisable as of the date of termination of such Participant, unless in any such case the Option has otherwise expired or been terminated pursuant to its terms or the terms of the Plan and (ii) any forfeiture or repurchase rights of the Company with respect to outstanding Stock Grants that have not lapsed or expired prior to such Change of Control shall terminate as of the date of termination of such Participant.

26.
ISSUANCES OF SECURITIES.

        Except as expressly provided herein, no issuance by the Company of shares of stock of any class, or securities convertible into shares of stock of any class, shall affect, and no adjustment by reason thereof shall be made with respect to, the number or price of shares subject to Stock Rights. Except as expressly provided herein, no adjustments shall be made for dividends paid in cash or in property (including without limitation, securities) of the Company prior to any issuance of Shares pursuant to a Stock Right.

27.
FRACTIONAL SHARES.

        No fractional shares shall be issued under the Plan and the person exercising a Stock Right shall receive from the Company cash in lieu of such fractional shares equal to the Fair Market Value thereof.

28.
CONVERSION OF ISOs INTO NON-QUALIFIED OPTIONS; TERMINATION OF ISOs.

        The Administrator, at the written request of any Participant, may in its discretion take such actions as may be necessary to convert such Participant's ISOs (or any portions thereof) that have not been exercised on the date of conversion into Non-Qualified Options at any time prior to the expiration of such ISOs, regardless of whether the Participant is an Employee of the Company or an Affiliate at the time of such conversion. At the time of such conversion, the Administrator (with the consent of the Participant) may impose such conditions on the exercise of the resulting Non-Qualified Options as the Administrator in its discretion may determine, provided that such conditions shall not be inconsistent with this Plan. Nothing in the Plan shall be deemed to give any Participant the right to have such Participant's ISOs converted into Non-Qualified Options, and no such conversion shall occur until and unless the Administrator takes appropriate action. The Administrator, with the consent of the Participant, may also terminate any portion of any ISO that has not been exercised at the time of such conversion.

29.
WITHHOLDING.

        In the event that any federal, state, or local income taxes, employment taxes, Federal Insurance Contributions Act ("F.I.C.A.") withholdings or other amounts are required by applicable law or governmental regulation to be withheld from the Participant's salary, wages or other remuneration in connection with the issuance of a Stock Right or Shares under the Plan or for any other reason required by law, the Company may withhold from the Participant's compensation, if any, or may require that the Participant advance in cash to the Company, or to any Affiliate of the Company which employs or employed the Participant, the statutory minimum amount of such withholdings unless a different withholding arrangement, including the use of shares of the Company's Common Stock or a promissory note, is authorized by the Administrator (and permitted by law). For purposes hereof, the fair market value of the shares withheld for purposes of payroll withholding shall be determined in the manner set forth under the definition of Fair Market Value provided in Paragraph 1 above, as of the most recent practicable date prior to the date of exercise. If the Fair Market Value of the shares withheld is less than the amount of payroll withholdings required, the Participant may be required to advance the difference in cash to the Company or the Affiliate employer. The Administrator in its discretion may condition the exercise of an Option for less than the then Fair Market Value on the Participant's payment of such additional withholding.

30.
NOTICE TO COMPANY OF DISQUALIFYING DISPOSITION.

        Each Employee who receives an ISO must agree to notify the Company in writing immediately after the Employee makes a "Disqualifying Disposition" of any Shares acquired pursuant to the exercise of an ISO. A Disqualifying Disposition is defined in Section 424(c) of the Code and includes any disposition (including any sale or gift) of such Shares before the later of (a) two years after the date the Employee was granted the ISO, or (b) one year after the date the Employee acquired Shares by exercising the ISO, except as otherwise provided in Section 424(c) of the Code. If the Employee has died before such Shares are sold, these holding period requirements do not apply and no Disqualifying Disposition can occur thereafter.

31.
TERMINATION OF THE PLAN.

        The Plan will terminate on April 23, 2025 the date which is ten (10) years from the earlier of the date of its adoption by the Board of Directors and the date of its approval by the shareholders of the Company. The Plan may be terminated at an earlier date by vote of the shareholders or the Board of Directors of the Company; provided, however, that any such earlier termination shall not affect any Agreements executed prior to the effective date of such termination. Termination of the Plan shall not effect any Stock Rights theretofore granted.

32.
AMENDMENT OF THE PLAN AND AGREEMENTS.

        The Plan may be amended by the shareholders of the Company. The Plan may also be amended by the Administrator, including, without limitation, to the extent necessary to qualify any or all outstanding Stock Rights granted under the Plan or Stock Rights to be granted under the Plan for favorable federal income tax treatment as may be afforded incentive stock options under Section 422 of the Code (including deferral of taxation upon exercise), and to the extent necessary to qualify the Shares issuable under the Plan for listing on any national securities exchange or quotation in any national automated quotation system of securities dealers; and in order to continue to comply with Section 162(m) of the Code; provided that any amendment approved by the Administrator which the Administrator determines is of a scope that requires shareholder approval shall be subject to obtaining such shareholder approval. Other than as set forth in Paragraph 25 of the Plan, the Administrator may not without shareholder approval reduce the exercise price of an Option or cancel any outstanding Option in exchange for a replacement option having a lower exercise price, any Stock Grant, any other

Stock-Based Award or for cash. In addition, the Administrator not take any other action that is considered a direct or indirect "repricing" for purposes of the shareholder approval rules of the applicable securities exchange or inter-dealer quotation system on which the Shares are listed, including any other action that is treated as a repricing under generally accepted accounting principles. Any modification or amendment of the Plan shall not, without the consent of a Participant, adversely affect his or her rights under a Stock Right previously granted to him or her. With the consent of the Participant affected, the Administrator may amend outstanding Agreements in a manner which may be adverse to the Participant but which is not inconsistent with the Plan. In the discretion of the Administrator, outstanding Agreements may be amended by the Administrator in a manner which is not adverse to the Participant. Nothing in this Paragraph 32 shall limit the Administrator's authority to take any action permitted pursuant to Paragraph 25.

33.
EMPLOYMENT OR OTHER RELATIONSHIP.

        Nothing in this Plan or any Agreement shall be deemed to prevent the Company or an Affiliate from terminating the employment, consultancy or director status of a Participant, nor to prevent a Participant from terminating his or her own employment, consultancy or director status or to give any Participant a right to be retained in employment or other service by the Company or any Affiliate for any period of time.

34.
SECTION 409A.

        If a Participant is a "specified employee" as defined in Section 409A of the Code (and as applied according to procedures of the Company and its Affiliates) as of his separation from service, to the extent any payment under this Plan or pursuant to the grant of a Stock-Based Award constitutes deferred compensation (after taking into account any applicable exemptions from Section 409A of the Code), and to the extent required by Section 409A of the Code, no payments due under this Plan or pursuant to a Stock-Based Award may be made until the earlier of: (i) the first day of the seventh month following the Participant's separation from service, or (ii) the Participant's date of death; provided, however, that any payments delayed during this six-month period shall be paid in the aggregate in a lump sum, without interest, on the first day of the seventh month following the Participant's separation from service.

        The Administrator shall administer the Plan with a view toward ensuring that Stock Rights under the Plan that are subject to Section 409A of the Code comply with the requirements thereof and that Options under the Plan be exempt from the requirements of Section 409A of the Code, but neither the Administrator nor any member of the Board, nor the Company nor any of its Affiliates, nor any other person acting hereunder on behalf of the Company, the Administrator or the Board shall be liable to a Participant or any Survivor by reason of the acceleration of any income, or the imposition of any additional tax or penalty, with respect to a Stock Right, whether by reason of a failure to satisfy the requirements of Section 409A of the Code or otherwise.

35.
INDEMNITY.

        Neither the Board nor the Administrator, nor any members of either, nor any employees of the Company or any parent, subsidiary, or other Affiliate, shall be liable for any act, omission, interpretation, construction or determination made in good faith in connection with their responsibilities with respect to this Plan, and the Company hereby agrees to indemnify the members of the Board, the members of the Committee, and the employees of the Company and its parent or subsidiaries in respect of any claim, loss, damage, or expense (including reasonable counsel fees) arising from any such act, omission, interpretation, construction or determination to the full extent permitted by law.

36.
CLAWBACK

        Notwithstanding anything to the contrary contained in this Plan, the Company may recover from a Participant any compensation received from any Stock Right (whether or not settled) or cause a Participant to forfeit any Stock Right (whether or not vested) in the event that the Company's Clawback Policy then in effect is triggered.

37.
GOVERNING LAW.

        This Plan shall be construed and enforced in accordance with the law of the State of Delaware.

IMPORTANT ANNUAL MEETING INFORMATION

Electronic Voting Instructions
You can vote by Internet or telephone!
Available 24 hours a day, 7 days a week!

        Instead of mailing your proxy, you may choose one of the two voting methods outlined below to vote your proxy.

VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.

Proxies submitted by the Internet or telephone must be received by 1:00 a.m., Central Time, on [•], 2016.

Vote by Internet

  •
  Go to www.investorvote.com/SNTA

  •
  Or scan the QR code with your smartphone

  •
  Follow the steps outlined on the secure website

Vote by telephone

  •
  Call toll free 1-800-652-VOTE (8683) within the USA, US territories & Canada on a touch tone telephone

  •
  Follow the instructions provided by the recorded message

        Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas. ☒

Annual Meeting Proxy Card

IF YOU HAVE NOT VOTED VIA THE INTERNET OR

A.
Proposals—The Board of Directors recommends a vote FOR each of the nominees listed and FOR proposals 1, 2, 3, 5, 6, 7 and 8.

1.
Proposal to approve the Agreement and Plan of Merger and Reorganization, dated April 13, 2016, by and among Synta, Saffron Merger Sub, Inc. and Madrigal Pharmaceuticals, Inc., and the issuance of shares of Synta common stock to Madrigal stockholders by virtue of the merger contemplated by the Merger Agreement:

For	Against	Abstain
☐	☐	☐
2.
Proposal to approve a certificate of amendment to Synta's restated certificate of incorporation to effect a reverse stock split of Synta's issued and outstanding shares of common stock, pursuant to which any whole number of outstanding shares between and including twenty (20) and thirty-five (35), such number to be determined by the Synta board of directors, would be combined and reclassified into one share of Synta common stock.

For	Against	Abstain
☐	☐	☐

3.
Proposal to approve an amendment to the 2015 Stock Plan that would, among other things, the aggregate number of shares for which share awards may be granted under the 2015 Stock Plan by 40,000,000 shares.

For	Against	Abstain
☐	☐	☐
4.
Election of Director (or if nominee is not available for election, such substitute as the Board of Directors may designate).

	For	Withhold
Bruce Kovner	☐	☐
5.
Proposal to approve, on an advisory basis, the compensation of the Company's named executive officers, as disclosed pursuant to the compensation disclosure rules of the Securities and Exchange Commission.

For	Against	Abstain
☐	☐	☐
6.
Proposal to approve, on an advisory basis, the golden parachute compensation that may be paid or become payable to Synta's executive officers in connection with the merger identified in Proposal No. 1.

For	Against	Abstain
☐	☐	☐
7.
Proposal to ratify the election of Ernst & Young LLP as Synta's independent registered public accounting firm for the fiscal year ending December 31, 2016 .

For	Against	Abstain
☐	☐	☐
8.
Proposal to approve an adjournment of the Annual Meeting, if necessary, if a quorum is present, to solicit additional proxies if there are not sufficient votes in favor of Synta Proposal Nos. 1, 2 and 3.

For	Against	Abstain
☐	☐	☐
C
Authorized Signatures—This section must be completed for your vote to be counted.—Date and Sign Below

        Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title as such.

Date (mm/dd/yyyy)—Please print date below.
Signature 1—Please keep signature within the box.
Signature 2—Please keep signature within the box.

IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.

Proxy—SYNTA PHARMACEUTICALS CORP.

125 HARTWELL AVENUE
LEXINGTON, MA 02421
PROXY FOR ANNUAL MEETING OF STOCKHOLDERS—[•], 2015

SYNTA PHARMACEUTICALS CORP. BOARD OF DIRECTORS SOLICITS THIS PROXY

        The undersigned, revoking any previous proxies relating to these shares, hereby acknowledges receipt of the Notice and Proxy Statement in connection with the Annual Meeting of Stockholders to be held at 9:00 a.m. ET on [•],[•], 2016 at the offices of Synta Pharmaceuticals Corp. at 125 Hartwell Avenue, Lexington, MA 02421 and hereby appoints Chen Schor and Marc Schneebaum (with full power to act alone) the attorneys and proxies of the undersigned, with power of substitution, to vote all shares of the Common Stock of Synta Pharmaceuticals Corp. registered in the name provided in this Proxy which the undersigned is entitled to vote at the 2016 Annual Meeting of Stockholders, and at any adjournments of the meeting, with all the powers the undersigned would have if personally present at the meeting. Without limiting the general authorization given by this Proxy, the proxy is instructed to vote or act as follows on the proposals set forth in the Proxy.

        This Proxy, when executed, will be voted in the manner directed herein. If you do not specify below how you want your shares to be voted, this Proxy will be voted FOR the election of the Director and FOR Proposals 1, 2, 3, 5, 6, 7 and 8.

        In his discretion, the proxy is authorized to vote upon such other business as may properly come before the meeting.

        If you wish to vote in accordance with the Board of Directors' recommendations, just sign on the reverse side. You need not mark any boxes.

        Mark, sign and date your proxy card and return it promptly in the enclosed envelope.

        PLEASE CAST YOUR VOTE AS SOON AS POSSIBLE!